Form 10-K, Exhibit 13
HARLEYSVILLE NATIONAL CORP
filed 1995-03-29
CIK 702902

HARLEYSVILLE NATIONAL CORPORATION

Our mission is to maintain and enhance our image as a respected, independent, community oriented financial institution providing needed services to our customers, a fair return to our shareholders and a rewarding working experience for our employees. We will commit our resources to the achievement of growth and economic stability of our communities.

Contents:

Financial Highlights                                    1

Shareholders' Letter                                    3

Team Profiles                                           6

Independent Auditors' Report                           18

Consolidated Financial Statements                      19

Management's Discussion and Analysis of Financial
 Condition and Results of Operation                    33

Financial Ratios and Summary of Key Information        46

Corporate Directory                                    47


FINANCIAL HIGHLIGHTS:

December 31,                  1994           1993 %           Increase

For the Year
     Total interest income    $  54,614,016  $  50,349,533     8.5%
     Total interest expense      19,438,695     19,530,553    (0.5)
     Net interest income         35,175,321     30,818,980    14.1
     Net income                  10,744,969      9,238,054    16.3

Per Share
     Primary                  $        1.84     $     1.64    12.2%
     Fully diluted                     1.84           1.59    15.7
     Cash dividends paid               0.61           0.49    24.5
     Shareholders' equity             11.57          11.58    (0.1)

Average Balances
     Loans                    $515,101,000    $451,057,000    14.2%
     Total earning assets      721,880,000     670,667,000     7.6
     Total assets              765,037,000     714,719,000     7.0
     Total deposits            682,112,000     643,847,000     5.9
     Shareholders' equity       66,716,000      59,597,000    11.9

Return on Average
     Assets                           1.40%           1.29%    8.5%
     Shareholders' equity            16.11           15.50     3.9

TO OUR SHAREHOLDERS:

Strongest earnings ever:

   In a financial marketplace where the competition has never been tougher, Harleysville National Corporation once again posted the strongest earnings in the history of our company. Our financial goals for 1994 were aggressive and demanding, but we believe that by drafting a plan, communicating it, and empowering our people to implement it, we get results.
   Net income for the year was $10,744,969, an increase of 16.3% over the $9,238,054 earned in 1993. Primary earnings per share for the year increased to $1.84 from $1.64 the previous year, while fully diluted increased to $1.84 compared with $1.59 a year ago.
   Fourth quarter primary earnings per share at $.43 were up 16.2% from $.37 in the comparable period last year. Fully diluted earnings for the final quarter were $.43, a 19.4% increase over the previous year's $.36.

Improving key performance ratios:

   As reported to you last year, our longer range plans-building a larger asset base on which to generate earnings-impacted short-term financial performance. While our 1993 return on assets (ROA) and return on equity (ROE) had been somewhat less than what we achieved in the past, I am particularly pleased to report healthy jumps in these two benchmarks for performance during 1994. Our ROA of 1.40% and ROE of 16.11% are achievements unrivaled by many in our peer group and distinguish HNC as a manager of opportunities with a penchant for performance. As planned, we have grown the bank, controlled expenses, and increased earnings.


Significant loan growth benefits the bottom line:

   As you are aware, most of our revenue comes from interest on loans and investments. In 1994, our loan volumes exceeded our best expectations. Our goal was to profitably leverage our excess deposit liquidity, i.e., we needed to grow the loan portfolio. And we were successful in our efforts. While budgeting a 12.6% increase in loan footings, we actually grew total loans by $90.1 million, an 18.4% increase. Consumer loans were up 21.0%; commercial loans increased 20.2%; and lease financing grew 27.6%. Our loan to deposit ratio grew to 82.5% from 70.1% at the end of 1993.
   Total interest income for 1994 was $54,614,016, an 8.5% increase over the 1993 level of $50,349,533. The net interest income improved to $35,175,321 from $30,818,980 a year ago.

Asset quality and growth:

   Total assets for 1994 increased 6.1% to $799,778,484 from $753,940,699 at December 31, 1993. While loan volumes and the resulting interest income are a large part of our total revenues, it is the quality of these loans that really impacts the bottom line. In 1994, we saw significant improvements in loan quality. Net charge offs for the year were $602,000 compared to $1,574,000 in 1993. The provision for loan losses for 1994 was $2,650,000 compared to $3,073,000 for 1993. The allowance for loan losses at December 31,1994 was $7,934,385, or 1.40% of loans, an improvement over last year's allowance of $5,886,427, or 1.23% of loans. This resulted in a ratio of allowance to non-performing assets of 141.8% for 1994, compared to a ratio of 118.9% the previous year.

Making HNC the brand of choice:

   Exceeding our loan goal in 1994 speaks to the ability of our people to implement our strategic goals. Let's face it:
Bank products have become homogenized over the last several years. When a consumer needs an installment loan or a corporate customer needs a commercial loan, they can often find competitive rates and terms at a number of institutions. Why then did so many choose one of "our" banks? We believe it is because we have successfully built
HNC as a "local brand" in banking-a brand that breeds confidence in the consumers that use it and one managed by people intent on building relationships.

Seeking ways to improve noninterest income:

   We hope to further benefit from our good name as we try to bolster the noninterest income portion of our income statement. We fall below peer averages in this area, which is both a challenge and an opportunity to diversify our product line and post an even healthier bottom line.
   Our best resource for additional fee income continues to be the Financial and Trust Services Division of our company. As you will see in the graphs on page 11, they have achieved significant growth, recording a 10.8% increase in fee income for 1994 and a 40.2% increase in funds under management.
   According to the Securities Industry Association, the fastest growing household asset is mutual funds, which made up 16.0% of household investments in 1994 compared with 4.0% in 1980. Considering these statistics and the solid reputation of our Financial and Trust Services Division, we have begun to carefully plan our involvement in this growing market. If more of our customers are seeking alternative forms of investment, then we want to be the one to provide it. We feel strongly that our customers would prefer to deal with their local HNC banker.
   When we commit to this product, our initial efforts will be spent building the infrastructure-implementing new technology, adding and training staff-so that the expansion of our investment services is marked with competency and quality. As always, our primary goal will be to build relationships, not just account volumes.

Our campaign to cut costs:

   Equally important as finding new sources of fee income is containing costs wherever possible. Noninterest expense for the year was $21,757,415 compared with $20,122,341 in 1993-a modest increase considering the growth we have experienced.
Our efficiency ratio in 1994 was 54.0%, an improvement from the 1993 ratio of 55.9%. The efficiency ratio measures operating expenses (excludes interest expense, loan loss provision, and amortization of core deposit intangible) as a percentage of operating income (includes net interest income and recurring noninterest income).
   We ask our employees to keep a watchful eye on expenses.
In fact, we devote a monthly column in our employee newsletter to this issue alone. Through job sharing, flexible work hours, and an emphasis on cost effective staffing, our Human Resources Department has helped contain benefit expenses while creating opportunities for our employees and meeting the needs of their demanding lifestyles.

Growing purposefully:

   Harleysville National's style of growth is more controlled than that of some of our larger competitors.
Three acquisitions in the past four years, our plans for four new offices in 1995, and our relentless drive to expand our customer base have not led to unwieldy layers of bureaucracy. While many of our competitors have been forced to trim the fat, we have remained lean, building muscle, not mass.
   Our acquisitions-Citizens National Bank of Lansford
(February 1991), Summit Hill Trust Company (June 1992, now operating as a branch of Citizens National Bank), and Security National Bank of Pottstown (July 1994) have brought many fine people to the Harleysville National Corporation family. This growth in manpower has broadened, not heightened, our organizational chart. By encouraging our subsidiaries to act independently, we have localized decision making and kept these fine community bankers in touch with their customers.
   And this philosophy is working. Citizens National's success has spurred the construction of a third office in the Lehighton area, and the potential for growth at Security
National has prompted the construction of a new office in the highly acclaimed Pottstown Center, which is predicted to become Pottstown's premier shopping hub. Harleysville National will also expand its branch network in 1995 with the opening of offices in Red Hill and Spring House, which will extend the bank's reach into many new communities.
   All of our new offices will be challenged to build a solid base of core relationships in their new communities.
And while we will continue to scout expansion opportunities for each of our subsidiaries in 1995 and beyond, our strategy must ultimately complement our vision-to enhance
HNC's position as a high performing, quality, and customer-driven financial entity.

Sharing our profits:

   This year marked the 20th consecutive year of increased dividends, which rose 24.5% to $.61 per share in 1994. This included two special cash dividends declared in the second and fourth quarters-the result of our strong earnings-and a five percent stock dividend at year end. We are quite pleased with the 32.0% gain our stock managed in 1994, closing the year at $28.00 per share. As always, our actions-market expansion, product development, technological advancement-are aimed at building shareholder value.

Economic outlook:

   The specter of inflation initiated a half-dozen rate hikes by the Federal Reserve in 1994, resulting in short-term rates increasing 250 basis points. Amid a volatile stock and bond market, the economy expanded nicely in 1994, growing about 4.0% while inflation remained in check. Stability seems to be the word for 1995, with interest rates expected to go just a bit higher; inflation to pick up, but not significantly; and economic growth slowing, but not a lot.

Focused on the future:

   Our company is fast approaching an exciting, but challenging phase in our history-the $1 billion mark. While the strength of our past is quite satisfying, we must focus on the future and the opportunities before us. We have used the next few pages to highlight some of the fine teams at HNC whose accomplishments show you how committed we are to not just meet, but to exceed the expectations of our customers, the community, and you, our valued shareholders. You will read about how we have embraced technology to improve operating efficiencies and customer service; how our customers' needs and lifestyles drive our product mix; and how our relationship with the community is indeed a competitive edge.
   In closing, I wish to extend my sincere thanks to our board of directors whose vision and leadership talents have guided us through another successful year. I want to commend every employee of Harleysville National Corporation for making our achievements possible. Our company and our business are all about people and the rewards that come when mutually beneficial relationships are nurtured.

Sincerely,

Walter E. Daller, Jr.
President and Chief Executive Officer

CORPORATE SERVICES:
Technology, sales, and service:

     The Corporate Services Depart-ment of Harleysville
National melds together professionals with diverse backgrounds, yet each shares a common goal: to do what's best for the customer. The strength of this team is its synergy in supporting HNC's three banks. The decisions team members make and the programs they initiate are based on a combined thought process which blends technology, creativity, and common sense.

Managing technology for efficiency and service:

     A major undertaking begun in 1994 and spearheaded by members of this team was the installation of a platform automation system at all of our subsidiaries. This technology has eliminated the shuffle of paperwork in the opening of deposit and loan accounts, giving our customer service staff more time to simply talk with their customers.

     HNC's bank by phone service is the perfect marriage of technology with marketing. Usage volumes are soaring at each bank, and our Corporate Services Department is exploring how we can enable our customers to do more banking with the touch of a few buttons.
     As reflected on the graph to the left, our productivity ratio reflects the strategic use of human and technological resources. Growth management is always a challenge for our Corporate Services Team as we are determined to maintain a lean, but effective organization. By lean, we do not mean replacing people with technology, but rather, using technology to empower people.

Aligning sales with service:

     Harleysville National Bank was a pioneer in implementing an effective Sales and Incentive program. Its success can be attributed to the fact that our sales and service culture is one and the same. Our marketing professionals in Corporate Services do not teach our people to just sell, but to listen to their customers' needs and pair them with the benefits of our products.
     Our Sales/Service and Incentive program works for all parties: our customers are served professionally; our employees receive the guidance and motivation they need to excel; and our corporate position is strengthened by the interest and fee income generated.
     Corporate Services is now laying the foundation for what we hope to be equally successful programs at Citizens and Security National. In terms of building market share, we don't believe there's a mightier tool.

Service to the community:

     The community relations arm of Corporate Services furthered the educational theme of HNC's Kids Banking program with the creation of "Books for Bucks." Rewarding kids with $1 for every book they read, the program motivated children to read over 11,000 books last summer. The positive feedback we received from parents, educators, and kids assured us that the program was a wise investment.

Service to our employees:

     HNC is fortunate to have the kinds of employees who view their relationship with our company not just as a job, but a genuine commitment to the community. And while they are rewarded with an attractive salary and benefits package, training may be the single most important asset we provide.
     The personnel, training, and branch administration professionals in Corporate Services focus on giving our employees the opportunity to advance within the company and to develop personally and professionally. From stress management to writing techniques to computer skills and product knowledge, HNC's training is far from textbook.

The challenges ahead:

     The Corporate Services Department sees communication as one of the most critical issues of the next few years - critical to maintaining excellent service and informed employees and customers. The challenge lies in building a high-tech, high-touch environment without sacrificing the personal, flexible nature of our company. Corporate Services is committed to attaining this balance.

    "The success of HNC and the departments I supervise is derived from listening to what our customers want and need. Short and long-term, I see us continuing to take advantage of all that technology has to offer so that we can serve customers in all the ways they want to do their banking. We are aggressively exploring new products, seeking input from our customers, and supporting our employees with the training to excel in what they do. HNC listens to the pulse of its communities. And through open communication, a vision, and just plain old grit, anything is possible."

Deb Takes
Executive Vice President and Chief Operating Officer

PICTURE:  Corporate Services Team: From left to right:
Bob Reilly, vice president, human resources; Regina Stark, banking officer and Our Gang manager; Dennis Detwiler, vice president, information services; Debbie Sweet, assistant vice president, customer support; Cathy Heckler, assistant vice president, marketing; Kathleen Nugent, public relations and advertising officer; Fred Reim, senior vice president, branch administration; Deb Takes, executive vice president and chief operating officer.

BUSINESS DEVELOPMENT:

Making small business big business:

     Since the boom and bust of the 80's, much attention has been paid to the small business market, which experts say is the key to economic growth. Now, banks of all sizes are aggressively courting this market, heating up the competition, but also magnifying HNC's strongest business banking qualities.
     Our biggest advantage, of course, is our 85-year history of service to small and medium size businesses. And the establishment of our Business Development Department in 1992 reaffirmed our commitment to this burgeoning market. Comprised of four of our most seasoned commercial lenders, the Department's full-time job is helping our business partners.
     "Beating the streets" may seem like the old- fashioned way of doing things, but our reputation gets our foot in the door, and the knowledge and experience of our Business Developers "sell" the bank. In fact, the Department has exceeded its annual goals since its establishment.
     This team spearheaded Harleysville National's increased involvement in Small Business Administration (SBA) Lending, booking over $2 million in SBA loans. Harleysville National is now considered one of the top SBA lenders in Eastern Pennsylvania, according to research conducted by the Eastern Pennsylvania Business Journal.

Sharing knowledge and experience:

     In addition to prospecting for new customers, our Business Developers support HNC's branch managers in their calling efforts. Their expertise in specialized lending and extensive knowledge of specific industries augment the strength of our local managers.
     It didn't surprise us when an American Banker poll of larger banks reported that community bankers are their toughest competitors. The most common complaints from business owners about their large bank relationships are lack of service and poor response time from their account officers. Our customers and prospects see HNC's size, decentralized decision making, and flexibility as tremendous benefits.
     We foresee growth in the size and reach of our Business Development effort. Our commitment to nurturing the local economy by funding its needs ensures the strength of our own future. When businesses in our market thrive, we thrive.

     "Harleysville National has always recognized the impact that the small to mid-size business market has on the regional economy. And we have successfully carved a niche for ourselves as bankers qualified and prepared to become true business partners. I see HNC as growing to serve all the financial needs of Eastern Pennsylvania with Business Development in the forefront of this growth, building new relationships and setting the standards for which successful business/bank partnerships are measured."

David R. Crews
Vice President

PICTURE: From left to right: Anita Brown, assistant vice president; Bob Kreamer, assistant vice president; Greg
Poehlmann, business development officer; and Dave Crews, vice president.

FINANCIAL & TRUST SERVICES:

     The financial industry's changing landscape, sheer
demand in our marketplace, and our local reputation have
fostered rapid growth in HNC's Financial and Trust Services
Department. To ensure that our standards of quality and
performance are maintained, the Department has focused on
strengthening its services and fine operation:
.    The size of the Department has nearly doubled over the
last five years and will continue to escalate as we
build HNC's team of financial planners, investment
managers, and administrative staff.
.    The implementation of new software and hardware has
dramatically improved the Department's response time, enhanced its product offerings, and paved the way for more diversified services and convenient delivery systems.

.    Knowledge sells, and our trust professionals have
committed themselves to furthering their education
through certification programs in financial planning.
They are continually sharpening their skills in the three
most crucial aspects of a family's or individual's
financial needs: educational, retirement, and estate
planning.
.    Our trust and investment specialists have dramatically
increased their visibility throughout our entire office
network, sharing their specialized knowledge with HNC's
sales staff and making customers more aware of the scope
and variety of our services.
.    Their skills and performance record in managing 401K
and other qualified employee retirement packages have helped build HNC's portfolio of commercial accounts.

Exploring new opportunities:

     Today, 3,300 of the nation's 13,000 plus banks and thrifts sell mutual funds, and analysts anticipate that number will double over the next five years. Our decision, however, to gradually expand our line of alternative investments is not a "me too" approach. Our excellent track record as money managers, our intimate knowledge of our customers, and our marketing goal to maintain life-long relationships ideally position HNC to secure a share of this market. Our customers will benefit from our experience, and our bottom line will be bolstered by additional sources of fee income.
     We expect technology to play a major role in shaping the delivery of our alternative investment services. While the hallmark of our business will always be personal relationships, we want to give our customers the conveniences they seek- building investments through automatic deduction from existing accounts and conducting business by phone, fax, and computer.

What's ahead:
     There is much talk about banks evolving into one-stop financial supermarkets where consumers could purchase everything from certificates of deposit to mutual funds and insurance. Whether or not that is in the future of HNC, growth is never a goal in and of itself. Our decision to diversify product offerings will be guided by asking ourselves the following questions: Will it help us serve our customers better? Will it strengthen our bottom line?
     The most important ingredient in the marketing mix is the people. And our people understand and respect our customers' attitudes toward risk and investments That is how we have earned their trust and that is how we will keep it.

    "HNC is uniquely qualified to provide investment services because of how intimately we know our customers.
It's not unusual for us to serve families from one generation to the next. We earn their trust by listening to their needs and earn their confidence with the performance we have always delivered. Continued improvements in our software, advancements in the education of our employees, and a gradual build-up of our staff and product line will allow the Financial and Trust Services Division of HNC to outperform our competitors and fuel corporate earnings through fee income."

     Larry E. Nolt
     Vice President & Trust Officer

PICTURE: From left to right: Jan Sloat, financial services officer; Sandy Hurst, trust officer; Jim Hamilton, senior vice president and senior trust officer; and Larry Nolt, vice president and trust officer.

LEASING:

A growing profit center:

     The success of Harleysville National's Leasing Department is a perfect example of the benefits of strategic planning. When the Department was established in 1986, auto leasing had not yet caught on with the average consumer, and not many banks, especially our size, were delving into this product. Longer term, however, we saw tremendous potential in terms of satisfying customers' needs and diversifying our income stream.
     Today, our Leasing Department manages thousands of auto leases, representing about $41 million in outstandings. Interest and fee income have risen significantly while charge offs are negligible. A solid credit policy, strong relationships with dealers in our markets, heightened demand for the product, and a committed team of employees are all factors in the Department's phenomenal achievements.

Market positioning:

     While the competition in this market is steep, the size and responsiveness of our Leasing Department and our reputation for superior customer service have given HNC a powerful edge. Most applications are processed within a few hours, and many of our dealers tell us they prefer to do business with a small team of professionals.
     The Department has mapped out a creative marketing plan for 1995 to further strengthen its relationship with the dealers in our marketplace. Monthly volume discounts, lease renewal discounts, and a special one-hour approval guarantee are just a few of the programs the Department is implementing.
     In 1990, the Department expanded its services to include equipment leasing, now a valuable tool to a growing number of our business customers. While our portfolio is still modest, we see an increased demand and expect the product to play a larger role in our corporate calling efforts.
     We foresee continued success within this division of our company. Our creativity and flexibility in product delivery should facilitate our efforts to expand our customer base and fuel net income.

      "The continued success of the Leasing Department will be achieved by providing a growing profit center to the Corporation and a rewarding work experience for Department employees. Our two focuses for the future are research and education, which will ultimately translate into better, more creative products for our customers and increased profitability for the Corporation. HNC's vision is communicated from top to bottom. Management's role is to make all employees see how their functions are key to the Corporation's performance and reputation, and I think this is why our company is so successful."

      Kenneth R.  Stoudt
      Assistant Vice President

PICTURE: From left to right: Judi Sassaman, leasing administrator; Donna Bender, asistant manager; Lori Smith, leasing clerk; and Ken Stoudt, assistant vice president.

CITIZENS NATIONAL BANK:
A "Main Street" performer:

     Some may have questioned HNC's foray into the Carbon County market when we acquired Citizens National in February 1991. After all, the bank was quite a distance from our existing service area, and the projections for growth in Carbon County were moderate. But we saw an institution reminiscent of Harleysville National years ago, managed by people who valued the traditions of community banking. CNB's track record since joining the HNC family certainly justifies our decision.
.    Citizens' commercial loan portfolio has grown 187% to
     $12.1 million.*
.    Consumer loans have increased 413% to $16.9 million.*
.    Deposits increased 37.3% to $59 million.*
.    Net income reached a healthy $1.3 million at December
     31, 1994.

While Citizens' growth over the years (and the merger of the Summit Hill Trust Company into CNB) necessitated the addition of several new staff members, CNB's overhead expense as a percentage of average assets is well below peer averages. Ninety-three percent of the banks in its peer group have higher overhead expenses.

Peer comparison based on figures reported by the Federal
Reserve as of 9/30/94 for banks with assets under $300 million.

Citizens' tight hold on expenses can be attributed in part to the resourcefulness of its staff. Many have been part of CNB for more than a decade and have lived in Lansford or the surrounding communities all of their lives. They know their customers, are visible members of the community, and have functioned in every banker's role - from teller to bookkeeper to lender.

Hometown advantage:

     A round of mergers and consolidations in 1994 caused much flux in Carbon County's banking market, but solidified
CNB's positioning as the hometown bank. Citizens will capitalize on its reputation as it expands its Lansford facility in early 1995, making it more customer and sales oriented. The bank will also begin renovations on a neighboring property (the building of a former competitor), which will centralize the bank's operations and support areas.

Branching out:

     CNB is now well-equipped to spread its winning philosophy of community banking into new areas. In December 1994, the bank announced plans to build an office on a 1.47 acre property in Lehighton, Mahoning Township. Adjacent to a popular supermarket and about a quarter mile from a Wal-Mart, the site should produce healthy traffic, giving Citizens the opportunity to build market share quickly.
     We believe our success in Carbon County is a result of a strategic combination-the deep roots of a hometown bank fortified by the support of a holding company sharing the same ideals. With Citizens National forging HNC's growth in the North, we expect continued prosperity.

*Growth measured from 12/31/90 through 12/31/94. All figures were restated to reflect the merger of the Summit Hill Trust
Company with Citizens National Bank in September 1992.

        "With the support of HNC and our local reputation as a solid, high performing bank, Citizens National is poised for growth. We have mounted a campaign to build market share through an aggressive calling program, creative marketing and advertising, a sales incentive program for our employees, and of course, the addition of our third office in Lehighton, Mahoning Township. Citizens National is proud to be affiliated with HNC because we play an integral part in carrying out the company's vision - building relationships with customers and the community based on trust, quality, and knowledge."

       Thomas D. Oleksa
       President and Chief Executive Officer

PICTURE: From left to right: Monica Coccio, manager, Summit Hill office; Joe O'Gurek, assistant vice president and assistant trust officer; Maurice Infante, vice president; Martha Rex, vice president, trust officer, and cashier; and Thom Oleksa, president and chief executive officer.

SECURITY NATIONAL BANK:
A new tradition in banking:

     Security National officially joined the HNC family in July 1994 and has already positioned itself to become a major player in its market, melding nicely with HNC's philosophy while maintaining a personality all its own.

Banking on kids:

     To teach children the importance of saving for the future, Security National launched the B.E.A.R. Club (Banking Early Assures Rewards) in November 1994. Club members receive a free statement savings account with no minimum balance required, an official B.E.A.R. Club card, which entitles them to discounts at local merchants, and the chance to earn $1 for every "A" they receive on their report cards. Combining banking, education, and pure fun, this program has been warmly embraced by the community.

Relationship marketing:

     Security National's size and its emphasis on personal relationships have allowed the bank to do something its larger competitors envy- establish real customer dialogue. This "closeness to the customer" and the support of HNC, have fueled the expansion and enhancement of SNB's product line:
.    A new bank by phone service provides customers with
account access  24 hours a day, seven days a week from
their home or office.
.    A flexible CD gives customers the option to change the
rate once during the term and has given SNB a valuable
edge in the fierce competition for time deposits.
.    A new custom VISA card offers customers a competitive
rate and valuable benefits while giving the bank another source for interest and fee income.
.    Additional residential mortgage options have positioned
SNB to take advantage of the housing boom in the
surrounding Pottstown market.
.    A small business package, which combines benefits to
owners and their employees, has reinforced SNB's
position as a creative, responsive corporate banker.
.    During the first quarter, SNB will launch two
innovative financial packages targeting the highly profitable 50+ market.

Strategic positioning:

     What is predicted to become Pottstown's premier shopping hub will be the site of SNB's third office, expected to open in Fall 1995. Anchored by Wal-Mart and supported by several other well-known retailers, the new
Pottstown Center should be a magnet for the consumers SNB is so eager to serve.

      "My vision for Security National Bank is to work with my team of professionals to become the premier bank in our market and to be a leader within HNC in earnings contribution, personnel development, franchise enhancement, and market leadership. At Security National, we are focused on staff training, customer satisfaction measurement, and employee empowerment so that we meet our goal of 100 percent customer satisfaction. Being a community banker at Security National gives me the opportunity to apply every day, with every customer, on every transaction, my passion for fulfilling people's financial needs with unmatched flexibility, sensitivity, and speed."

Raymond H. Melcher, Jr.
President and Chief Executive Officer

PICTURE: From left to right: Roxanne Selwyn, assistant vice president; Pat Hohl-Kuechler, senior customer service representative; Kristin Williams, assistant manager; and Ray
Melcher, president and chief executive officer.

Description of Business:

     Harleysville National Corporation, a Pennsylvania corporation ("Corporation"), was incorporated in June 1982.
On January 1, 1983, the Corporation acquired all of the outstanding common stock of Harleysville National Bank and Trust Company ("Harleysville") at which time Harleysville became a wholly-owned subsidiary of the Corporation. On
February 13, 1991, the Corporation acquired all of the outstanding common stock of The Citizens National Bank of Lansford ("Citizens"). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust
Company ("Summit Hill"). On September 25, 1992, Summit Hill merged into Citizens and is now operating as a branch office of Citizens. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank
("Security"). The Corporation is a three-bank holding company providing financial services through its bank subsidiaries.
     Harleysville, which was established in 1909, Citizens, which was established in 1903, and Security, which was established in 1988, (collectively the "Banks"), are national banking associations under the supervision of the Office of the Comptroller of the Currency. The
Corporation's and Harleysville's legal headquarters is located at 483 Main Street, Harleysville, Pennsylvania
19438.  Citizens' legal headquarters is located at 13-15
West Ridge Street, Lansford, Pennsylvania 18232. Security's legal headquarters is located at One Security Plaza, Pottstown, Pennsylvania 19464.
     As of December 31, 1994, the Banks had total assets of $799,778,484, total shareholders' equity of $66,575,382 and total deposits of $688,577,599.
     The Banks engage in full-service commercial banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation
(FDIC) to the extent provided by law. The Banks have nineteen (19) offices located in Montgomery, Bucks and Carbon Counties.
     On December 31, 1994, the Banks had 318 full-time equivalent employees.

Competition:
     The Banks compete actively with other Philadelphia area and Carbon County financial institutions, many larger than the Banks, as well as with financial and non-financial institutions headquartered elsewhere. The Banks are generally competitive with all competing institutions in their service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

Supervision and Regulation:
     The operations of the Banks are subject to federal, state and local statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The Banks' operations are also subject to the regulations of the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (who regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations).
     Harleysville National Corporation is subject to certain rules and regulations of the Securities and Exchange Commission and to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board.

Market Information:
     The following table sets forth the quarterly dividend information and high and low prices for Harleysville
National Corporation common stock for 1994 and 1993.
Harleysville National Corporation stock is traded in the Over-the-Counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

Price of Common Stock:
1994                     Low Price*          High Price*
Dividend*
__________________________________________________________
First Quarter       $20.00         $31.43         $.133
Second Quarter       28.57          31.43          .153
Third Quarter        26.07          30.95          .153
Fourth Quarter       24.76          28.10          .171

* Adjusted for a five percent stock dividend effective
12/31/94.

1993                         Low Price*       High Price*
Dividend*
__________________________________________________________
First Quarter         $16.67         $18.10        $.119
Second Quarter         16.67          18.57        . 119
Third Quarter          16.90          19.05         .124
Fourth Quarter         18.10          21.19         .128

*Adjusted for a two-for-one stock split in the form of a 100 percent stock dividend effective 12/31/93, and a five percent stock dividend effective 12/30/94.

INDEPENDENT AUDITORS' REPORT:

To the Board of Directors and Shareholders
Harleysville National Corporation:

     We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville National Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994.
     As discussed in note 1 to the consolidated financial statements, the Corporation has changed its method of accounting for investments in 1994 and income taxes in 1993.

                                          KPMG PEAT MARWICK
                                          Philadelphia,
                                          Pennsylvania
                                          January 31, 1995

CONSOLIDATED BALANCE SHEETS:
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

                                                  December 31,
                                        _______________________________
                                             1994                1993
                                         ___________        ___________
Assets
Cash and due from banks             $    35,390,357        $  31,598,518
Federal Funds sold                                0           13,886,000
Interest-bearing deposits in banks          205,719            1,581,381

Securities available for sale
     (1994, at market value, cost
     $107,307,249; 1993, at cost,
     market value $123,075,880)         102,211,333          121,567,905

Investment securities
     (market value $79,896,560 in
     1994 and $100,047,986 in 1993)      82,867,003           96,603,878

Loans                                   578,063,239          488,047,899
Less: Unearned income                    (9,804,357)         (11,326,849)
     Allowance for loan losses           (7,934,385)          (5,886,427)
                                         ___________          ___________

          Net loans                     560,324,497          470,834,623
                                         ___________          ___________

Bank premises and equipment, net          8,794,530            8,661,366
Accrued income receivable                 4,726,117            3,976,199
Other real estate owned                   1,242,887            1,505,526
Intangible assets, net                    2,315,000            2,932,500
Other assets                              1,701,041              792,803
                                        ___________          ___________

          Total assets                 $799,778,484         $753,940,699
                                        ___________          ___________
                                        ___________          ___________

Liabilities and Shareholders' Equity
Deposits:
     Noninterest-bearing                $110,502,583         $105,133,873
     Interest-bearing:
        NOW accounts                      83,828,901           84,816,865
        Money market accounts            162,219,289          175,853,411
        Savings                           88,200,527           85,337,630
        Time under $100,000              224,598,588          218,776,562
        Time $100,000 or greater          19,227,711           10,546,537
                                         ___________          ___________

          Total deposits                 688,577,599          680,464,878

Accrued interest payable                   8,058,926            6,685,667
U.S. Treasury demand note                  2,392,975            1,999,541
Federal Funds purchased                   12,716,000              415,000
Federal Home Loan Bank (FHLB) borrowings   5,000,000                    0
Securities sold under agreements to
     repurchase                           15,212,755                    0
Other liabilities                          1,244,847            1,904,324
                                         ___________          ___________

          Total liabilities              733,203,102          691,469,410
                                         ___________          ___________

Shareholders' equity:
     Series preferred stock, par
       value $1 per share; authorized
       3,000,000 shares, none issued               0                    0
     Common stock, par value $1 per
       share; authorized 30,000,000
       shares; issued and outstanding
       5,753,294 shares in 1994 and
       5,396,120 shares in 1993             5,753,294           5,396,120
     Surplus                               24,415,932          15,009,007
     Undivided profits                     39,718,501          42,066,162
     Net unrealized losses on securities
        available for sale, net of taxes   (3,312,345)                  0
                                           ___________        ___________

          Total shareholders' equity        66,575,382         62,471,289
                                           ___________        ___________
          Total liabilities and
           shareholders' equity           $799,778,484       $753,940,699
                                           ___________        ___________
                                           ___________        ___________



See accompanying notes to consolidated financial statements.

 CONSOLIDATED STATEMENTS OF INCOME

                              Years Ended December 31,

                                  _________________________________________
                                        1994          1993         1992
                                    __________    __________    __________
Interest Income:
Loans, including fees               $40,502,191   $35,749,479   $34,015,607
Lease financing                       2,737,357     2,390,767     2,218,781
Investment securities:
     Taxable                          8,611,300     9,302,765     9,055,163
     Exempt from federal taxes        2,434,697     2,292,144     2,258,390
Federal Funds sold                      247,094       490,975       839,315
Deposits in banks                        81,377       123,403       160,147
                                     __________    __________    __________
     Total interest income           54,614,016    50,349,533    48,547,403
                                     __________    __________    __________
Interest Expense:
Savings deposits                      8,707,831     9,223,689     9,184,161
Time under $100,000                   9,666,034     9,809,193    11,845,483
Time $100,000 or greater                664,197       440,101       758,727
Borrowed funds                          400,633        57,570        61,918
                                     __________    __________    __________
     Total interest expense          19,438,695    19,530,553    21,850,289
                                     __________    __________    __________
     Net interest income             35,175,321    30,818,980    26,697,114
Provision for loan losses             2,650,226     3,072,775     2,299,000
                                     __________    __________    __________
     Net interest income
       after provision for
       loan losses                   32,525,095    27,746,205    24,398,114
                                     __________    __________    __________

Other Operating Income:
Service charges                       2,313,799     2,346,799     2,096,896
Securities gains, net                   530,286       397,315        55,776
Trust income                            719,233       648,834       423,740
Other income                            962,052     1,474,687       833,289
                                     __________    __________    __________

     Total other income               4,525,370     4,867,635     3,409,701
                                     __________    __________    __________
     Net interest income after
      provision for loan losses
      and other income               37,050,465    32,613,840    27,807,815
                                     __________    __________    __________

Other Operating Expenses:
Salaries, wages and employee
 benefits                            10,982,434     9,938,701     8,613,138
Net occupancy                         1,354,692     1,210,599     1,007,391
Furniture and equipment               1,487,443     1,224,712     1,090,997
FDIC premium                          1,518,291     1,425,088     1,189,838
Other expenses                        6,414,555     6,323,241     5,139,074
                                     __________    __________    __________
     Total other expenses            21,757,415    20,122,341    17,040,438
                                     __________    __________    __________
     Income before income
      taxes and the cumulative
      effect of a change in
      accounting for income
      taxes                          15,293,050    12,491,499    10,767,377
Income tax expense                    4,548,081     3,553,445     2,897,261
                                     __________    __________    __________
     Income before the cumulative
      effect of a change in
      accounting for income
      taxes                           10,744,969     8,938,054    7,870,116
                                      __________    __________   __________
Cumulative effect of a change
in accounting for income taxes                 0       300,000       91,903
                                      __________    __________   __________
Net income                           $10,744,969  $  9,238,054  $ 7,962,019
                                      __________    __________   __________
                                      __________    __________   __________
Weighted average number of common shares
     Primary                           5,847,473     5,642,790    5,566,155
     Fully diluted                     5,847,473     5,824,099    5,737,115
                                      __________    __________   __________
                                      __________    __________   __________
Net income per share information:
     Primary:
       Before cumulative effect
       of a change in accounting
       for income taxes                    $1.84         $1.58        $1.41
       Cumulative effect of a
       change in accounting for
       income taxes                            0          $0.06       $0.02
     Net income                            $1.84          $1.64       $1.43
     Fully diluted:
        Before cumulative effect
        of a change in accounting
        for income taxes                   $1.84          $1.53       $1.37
        Cumulative effect of a
        change in accounting for
        income taxes                           0          $0.06       $0.02
                                        __________     __________   ________
     Net income                            $1.84          $1.59       $1.39
                                        __________     __________   _________
                                        __________     __________   _________
Cash dividends per share                    $0.61         $0.49       $0.43
                                        __________     __________   _________
                                        __________     __________   _________

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Years Ended December 31,
                                                            _______________________________________________
                                                               1994                  1993            1992
                                                            ___________         ___________      ___________
Operating Activities:
     Net income                                             $ 10,744,969        $ 9,238,054      $ 7,962,019
     Adjustments to
         provided by operating activities:
          Provision for loan losses                            2,650,226          3,072,775        2,299,000
          Depreciation and amortization                          980,319          1,117,128          984,384
          Net (accretion) amortization of investment
              securities' discount/premiums                      611,135            421,493         (308,014)
          Deferred income taxes                                  143,717           (374,485)        (209,128)
          Cumulative effect of a change in accounting
              for income taxes                                         0           (300,000)         (91,903)
          Net realized securities gains                         (530,286)          (447,315)         (55,776)
          Write down on investment                                     0             50,000                0
          Realized gain on sale of loans                               0           (469,091)               0
          (Increase) decrease in accrued income receivable      (749,918)           613,531         (590,193)
          Increase (decrease) in accrued interest payable       1,373,259          (359,458)      (1,694,768)
          Net (increase) decrease in other assets                (908,238)          341,516          124,890
          Net increase (decrease) in other liabilities            980,377        (1,215,748)       1,742,274
          Decrease in unearned income                          (1,522,492)       (4,672,324)      (4,579,302)
          Write down of other real estate owned                    61,268            111,670         197,000
          (Increase) decrease in intangible assets                617,500            345,000      (3,277,500)
                                                              ___________        ___________      ___________
              Net cash provided by operating activities        14,451,836          7,472,746       2,502,983
                                                              ___________        ___________      ___________

Investing Activities:
     Proceeds from sales of investment securities                       0            742,295      13,914,696
     Proceeds from sales of securities available for sale      41,674,091         26,765,477      23,922,084
     Proceeds from maturity or calls of investment
       securities                                              22,724,787         63,039,778      61,487,628
     Proceeds from maturity or calls of securities
        available for sale                                     13,141,815                  0               0
     Purchases of investment securities                       (15,997,904)      (25,397,611)    (173,296,584)
     Purchases of securities available for sale               (33,626,107)      (77,353,055)               0
     Net decrease (increase) in short-term investments          1,375,662           (44,746)       1,417,183
     Proceeds from sales of loans                                       0         15,360,878               0
     Net increase in loans                                    (91,476,770)       (64,645,601)    (64,633,778)
     Purchases of premises and equipment                       (1,113,483)          (741,058)     (3,183,946)
     Purchases of other real estate owned                               0                  0        (365,480)
     Proceeds from sales of other real estate                   1,060,533          2,120,614               0
     Loan disbursements on in-substance foreclosed real
        estate                                                          0           (103,656)              0
                                                              ___________        ___________      ___________
              Net cash used in investing activities           (62,237,376)       (60,256,685)   (140,738,197)
                                                              ___________        ___________      ___________

Financing Activities:
     Net increase in deposits                                    8,112,721        40,225,654     155,315,085
     Increase (decrease) in U.S. Treasury demand note              393,434            72,002        (124,680)
     Increase in Federal Funds purchased                        12,301,000           415,000               0
     Increase in FHLB borrowings                                 5,000,000                 0               0
     Increase in securities sold under agreement                15,212,755                 0               0
     Cash dividends and fractional shares                       (3,435,440)       (2,664,788)     (2,308,200)
     Dividend reinvestment                                         691,196           337,366               0
     Net proceeds from stock sale                                        0         1,001,321               0
     Stock options                                                (584,287)                0        (187,911)
                                                               ___________        ___________      ___________
     Net cash provided by financing activities                  37,691,379         39,386,555     152,694,294
                                                               ___________        ___________      ___________
     Increase (decrease) in cash                               (10,094,161)       (13,397,384)     14,459,080
     Cash and cash equivalents at beginning of year             45,484,518         58,881,902      44,422,822
                                                               ___________        ___________      ___________
     Cash and cash equivalents at end of year                  $35,390,357        $45,484,518     $58,881,902
                                                               ___________        ___________      ___________
                                                               ___________        ___________      ___________
     Cash paid during the year for:
          Interest                                             $18,065,436         $19,890,011    $23,545,057
          Income taxes                                           4,086,921           4,709,613      2,357,013
                                                               ___________         ___________      ___________
                                                               ___________         ___________      ___________
     Supplemental disclosure of noncash investing and
          financing activities:
          Transfer of assets from loans to foreclosed and
              repossessed property                                $859,162           $1,165,114     $3,084,905
                                                               ___________         ___________       ___________
                                                               ___________         ___________       ___________
          Net unrealized losses on securities available
               for sale,
          net of taxes of $1,783,571                            $3,312,345          $         0     $        0
                                                               ___________         ___________        ___________
                                                               ___________         ___________        ___________
     Transfer of securities from investment securities
       to securities available for sale                         $6,029,113          $         0      $       0
                                                               ___________         ___________        ___________
                                                               ___________         ___________        ___________

 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    Common Stock
                                 __________________
                                                                                    Unrealized
                                 Number of       Par                        Undivided      Losses on
                                  Shares        Value       Surplus          Profits       Securities       Total
                                 __________  __________     __________      __________     __________     __________
Balance, January 1, 1992,
     previously reported          2,453,846  $2,453,846     $8,882,005    $35,144,408        $(65,892)    $46,414,367
Acquisition of Security
     National Bank                  140,094     140,094      2,846,900       (373,825)              0       2,613,169
Balance, January 1, 1992,          _________  _________     __________     __________         _______     __________
     restated                     2,593,940   2,593,940     11,728,905     34,770,583         (65,892)     49,027,536
Stock dividends                     122,298     122,298      4,449,201     (4,586,234)              0         (14,735)
Stock options                         4,905       4,905         81,423       (274,239)              0        (187,911)
Net income for 1992                       0           0              0      7,962,019               0       7,962,019
Cash dividends                            0           0              0     (2,293,465)              0      (2,293,465)
Less: valuation allowance on
 securities available for sale            0           0              0              0         65,8923          65,892
                                 _________   __________     __________      __________     __________     __________

Balance, December 31, 1992         2,721,143  2,721,143     16,259,529      35,578,664              0     54,559,336
Stock options                          2,248      2,248         81,490         (83,738)             0              0
Proceeds of stock offering            71,362     71,362        929,959               0              0      1,001,321
Stock awards                              58         58          1,972          (2,030)             0              0
Dividend reinvestment                  8,977      8,977        328,389               0              0        337,366
Stock split                        2,592,332  2,592,332     (2,592,332)              0              0              0
Net income for 1993                        0          0              0       9,238,054              0       9,238,054
Cash dividends                             0          0              0      (2,664,788)             0      (2,664,788)
                              __________     __________     __________     __________     __________     __________

Balance, December 31, 1993         5,396,120  5,396,120      15,009,007     42,066,162              0      62,471,289
Stock options                         58,264     58,264       1,653,328     (2,295,879)             0        (584,287)
Stock dividends                      273,535    273,535       7,084,576     (7,369,331)             0         (11,220)
Stock awards                             128        128           3,072         (3,200)             0               0
Dividend reinvestment                 25,247     25,247         665,949              0              0         691,196
Net income for 1994                        0          0               0     10,744,969              0      10,744,969
Cash dividends                             0          0               0     (3,424,220)             0      (3,424,220)
Unrealized losses on securities
     available for sale, net of taxes      0          0               0              0     (3,312,345)      (3,312,345)
                                  __________     __________     __________   __________     __________      __________
Balance, December 31, 1994         5,753,294  $5,753,294     $24,415,932   $39,718,501    $(3,312,345)     $66,575,382
                                  __________     __________     __________   __________     __________     __________
                                  __________     __________     __________   __________     __________     __________

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1-Summary of Significant Accounting Policies

Business:
     The Harleysville National Corporation ("Corporation") through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank of Lansford, and Security National Bank ("Banks"), provides a full range of banking services to individual and corporate customers through its branch banking systems located in eastern Pennsylvania. In addition to being subject to competition from other financial institutions, the Banks are subject to regulations of certain federal agencies, and accordingly, they are periodically examined by those regulatory authorities.

Basis of Financial Statement Presentation:

     The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles. All significant intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary to the previous year's financial statements to conform with the current year's presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and revenues and expenditures for the periods. Therefore, actual results could differ significantly from those estimates.
     The principal estimate that is particularly susceptible to significant change in the near-term relates to the allowance for loan losses. In connection with this estimate, when circumstances warrant, management obtains independent appraisals for significant properties. However, future changes in real estate market conditions and the economy could affect the Banks' allowance for loan losses.

Securities:

     Securities held for investment, which the Banks have the ability and intent to hold to maturity, are carried at cost, adjusted for amortization of premiums and accretion of discounts.
     Securities expected to be held for an indefinite period of time are classified as available for sale and are stated at the lower of aggregate cost or market value. Securities expected to be held for an indefinite period of time include securities that management intends to use as part of its asset/liability strategy (other than securities that are intended to be held to maturity because they offset core deposits that have demonstrated stability) or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. The adjusted cost of a specific investment sold is the basis for determining gains or losses under the completed transaction method on the sale of securities available for sale which are shown on the consolidated statements of income.
     On January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders" equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed rate securities to fluctuate. As of December 31, 1994, the Corporation's securities classified as available for sale had a market value less than cost of $3,312,345.

Loans:

     Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses. Interest on commercial and industrial, real estate, consumer loans and direct installment loans originated after March 1993 is credited to income based on the principal amount outstanding. Interest on direct installment loans originated prior to April 1993 is credited to income using the actuarial method which approximates the level yield method. Interest on indirect installment loans is credited to income using the actuarial method.
     Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, and payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future.
     In May 1993, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" ("SFAS 118"), which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or, as a practical expedient, at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. Based upon a preliminary analysis, the Corporation does not expect that the adoption of SFAS 114 and SFAS 118, which are required for fiscal years beginning after December 15, 1994, will have a material effect on its net income, capital or liquidity.

Lease Financing:

     Lease financing represents automobile and equipment leasing. The lease financing receivable included in loans is stated at the gross amount of lease payments receivable, plus the residual value, less income to be earned over the life of the leases. Such income is recognized over the term of the leases using the level yield method.

Allowance for Loan Losses:

     The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowance for loan losses is based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowance for loan losses is based on fair value, less selling costs.
Management's periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

Loan Fees:

     Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.

Bank Premises and Equipment:

     Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line and accelerated depreciation methods over the estimated useful life of the assets. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.
     The cost of maintenance and repairs is charged to operating expenses as incurred, and the cost of major additions and improvements is capitalized. Gains or losses on disposition of premises and equipment are reflected in operations.

Other Real Estate Owned:

     Other real estate owned includes foreclosed and in-substance foreclosed real estate which are carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down at, or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other expenses.

Intangible Assets:

     Intangible assets consists of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and a covenant not to compete. The intangibles are being amortized over a ten-year life on an accelerated basis. The amortization charged to income was $617,500, $345,000 and $172,500 for the years ended
December 31, 1994, 1993 and 1992.

Income Taxes:

     In 1992, except for Security National Bank ("Security") as discussed below, the provision for income taxes was based on income as reported in the consolidated statements of income after appropriate elimination of tax-free income and nondeductible expenses. Deferred income taxes were provided on significant timing differences between income as determined for financial reporting and for federal income tax purposes.
     In February 1992, FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires a change from the deferred method under APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. SFAS 109 was adopted on January 1, 1993, except for Security, as discussed below. The provisions of the Statement were applied without restating prior years' financial statements. Adoption of SFAS 109 resulted in a reduction of the net deferred tax liability in the amount of $300,000 in 1993.
     In 1992, a net deferred tax liability of $91,903 resulted from Security adopting SFAS 109. These deferred tax liabilities are reported separately as the cumulative effect of a change in the method of accounting for income taxes in the consolidated statements of income for the years ending December 31, 1993 and 1992.

Pension Plan:

     The Corporation funds accrued pension costs on its noncontributory pension plan covering substantially all employees. Prior service costs are amortized over fifteen years.

Net Income Per Share:

     Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, including the effects of dilutive stock options, and after giving retroactive effect to the following events: the shares issued when Summit Hill Trust Company (1992) and Security National Bank (1994) were merged into the Corporation and accounted for on a pooling-of-interests basis, the five percent stock dividends issued in 1992 and 1994 and the two-for-one stock split in the form of a 100 percent stock dividend paid on December 31, 1993.

Statements of Cash Flows:

     For purposes of the consolidated statements of cash flows, the Corporation considers cash, amounts due from banks and Federal Funds sold to be cash equivalents.
Generally, Federal Funds are sold for one-day periods.

2-Acquisitions:

     On April 28, 1994, the shareholders of Security
approved the merger of Security with the Corporation.  For
each share of Security common stock outstanding, 0.7483
shares of the Corporation's common stock were issued on the
closing date of July 1, 1994.  As a result of the
transaction, 211,456 new shares were issued.   The
combination was accounted for on a pooling-of-interests basis, and all prior periods have been restated to reflect the combination as follows:

                                                        Net
                                             Revenue   Income
                                             _______   _______
Year Ended December 31, 1994
_________________________
Harleysville National Corporation            $57,783   $11,023
Security National Bank, as of June 30, 1994    1,356      (278)
                                             _______   _______
     Total                                   $59,139   $10,745
                                             _______   _______
                                             _______   _______

Year Ended December 31, 1993
_________________________
Harleysville National Corporation            $52,734    $9,280
Security National Bank                         2,483       (42)
                                             _______   _______
     Total                                   $55,217    $9,238
                                             _______   _______
                                             _______   _______

Year Ended  December 31, 1992
_________________________
Harleysville National Corporation            $49,495    $7,809
Security National Bank                         2,462       153
                                             _______   _______
     Total                                   $51,957   $ 7,962
                                             _______   _______
                                             _______   _______


3-Restricted Cash Balances:

     Aggregate reserves (in the form of deposits with the Federal Reserve Bank) of $7,572,000 were maintained to satisfy federal regulatory requirements at December 31, 1994.

4-Securities:

     The amortized cost and estimated market values of investment securities are as follows:

                                          December 31, 1994

                          _________________________________________________
                                       Gross        Gross       Estimated
                            Amortized  Unrealized   Unrealized  Market
                            Cost       Gains        Losses      Value
                          __________    _________   _________   __________
U.S. Treasury Notes      $ 2,562,102   $      0     $(74,287)   $2,487,815
Obligations of other
     U.S. Government
     agencies and
     corporations         16,992,226     11,570     (828,838)   16,174,958
Obligations of states
     and political
     subdivisions         44,539,484    191,430   (1,891,508)   42,839,406
Mortgage-backed
     securities              617,285          0      (22,420)      594,865
Other securities          18,155,906     17,588     (373,978)   17,799,516
                          __________  __________   __________   __________
                         $82,867,003  $ 220,588    (3,191,031) $79,896,560
                          __________  __________   __________   __________
                          __________  __________   __________   __________

                                       December 31, 1993

                        __________________________________________________
                                      Gross          Gross        Estimated
                         Amortized    Unrealized     Unrealized   Market
                         Cost         Gains          Losses       Value
                       ___________    ___________   ___________  ___________
U.S. Treasury Notes      $2,299,511     $  4,415     $ (2,872)    $2,301,054
Obligations of other
     U.S. Government
     agencies and
     corporations        23,862,550      219,335      (51,063)    24,030,822
Obligations of states
     and political
     subdivisions        44,982,803    1,593,267     (182,602)    46,393,468
Other securities         25,459,014    1,921,461      (57,833)    27,322,642
                       ___________    ___________  __________   ___________
         Totals         $96,603,878   $3,738,478    $(294,370)  $100,047,986
                       ___________    ___________  ___________  ___________
                       ___________    ___________  ___________  ___________



     The amortized cost and estimated market values ofsecurities available for sale are as follows:

                                          December 31, 1994

                         __________________________________________________
                                   Gross          Gross          Estimated
                    Amortized      Unrealized     Unrealized     Market
                    Cost           Gains          Losses         Value
                    ___________    ___________   ___________    ___________
U.S. Treasury     $ 32,320,868     $    7,351    $(1,282,778)   $31,045,441
Mortgage-backed
     securities     70,773,466         53,992     (3,992,676)    66,834,782
Other securities     4,212,915        136,384        (18,189)     4,331,110
                    ___________    ___________    ___________   ___________
         Totals   $107,307,249     $  197,727    ($5,293,643)  $102,211,333
                    ___________    ___________    ___________   ___________
                    ___________    ___________    ___________   ___________



                                        December 31, 1993

                        __________________________________________________
                                   Gross          Gross          Estimated
                    Amortized      Unrealized     Unrealized     Market
                    Cost           Gains          Losses         Value
                    ___________    ___________    ___________    ___________
U.S. Treasury  $    40,529,766     $  531,424     $  (11,654)  $ 41,049,536
Mortgage-backed
     securities     81,038,139      1,241,950       (253,745)    82,026,344
                    ___________    ___________    ___________    ___________
     Totals    $    121,567,905    $1,773,374     $ (265,399)  $123,075,880
                    ___________    ___________    ___________    ___________
                    ___________    ___________    ___________    ___________


     There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.
     Securities with a carrying value of $32,925,000 at December 31, 1994 were pledged to secure public funds and government deposits.
     The amortized cost and estimated market value of investment securities, by contractual maturity, are shown on the following page. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                December 31,

                           __________________________________________________
                                       1994                1993
                           ________________________________________________
                                     Estimated           Estimated
                       Amortized    Market       Amortized     Market
                       Cost         Value        Cost          Value
                        ___________  ___________   ___________    ___________
Due in one year or
     less               $20,873,138  $20,510,230   $23,086,401   $23,401,872
Due after one year
     through five years  50,681,107   48,656,718    54,531,348    56,284,094
Due after five years
     through ten years    9,497,374    8,928,680    12,045,428    12,347,859
Due after ten years       1,198,099    1,206,067     3,964,706     5,036,332
                        ___________  ___________   ___________   ___________
                         82,249,718   79,301,695    93,627,883    97,070,157
Mortgage-backed
     securities             617,285      594,865     2,975,995     2,977,829
                        ___________  ___________  ___________    ___________
         Totals         $82,867,003  $79,896,560    96,603,878  $100,047,986
                        ___________  __________   ___________    ___________
                        ___________  __________   ___________    ___________

     The amortized cost and estimated market value of securities available for sale, by contractual maturity, are shown below.
Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   December 31,

                          __________________________________________________
                          1994                     1993
                          _______________________________________________
                                 Estimated                   Estimated
                      Amortized  Market        Amortized     Market
                      Cost       Value          Cost         Value
                    ___________    ___________  ___________    ___________
Due in one year or
     less      $       3,498,257   $3,404,914     $10,252,017   $10,366,402
Due after one year
  through five years  29,413,966   28,213,694      29,281,614    29,539,697
Due after five years
  through ten years            0            0         996,135     1,143,437
Due after ten years    3,621,560    3,757,943               0             0
                     ___________   ___________    ___________    ___________
                      36,533,783   35,376,551      40,529,766     41,049,536
Mortgage-backed
     securities       70,773,466   66,834,782      81,038,139     82,026,344
                    ___________    ___________    ___________    ___________
         Totals     $107,307,249  $102,211,333   $121,567,905   $123,075,880
                    ___________    ___________    ___________    ___________
                    ___________    ___________    ___________    ___________

     There were no sales of investment securities during 1994. Proceeds from sales of investments available for sale during 1994 were $41,674,091. Gross gains of $1,227,628 and gross losses of $725,039 were realized on these sales. Proceeds from sales of investment securities during 1993 were $742,295. Gross gains of $1,517 were realized on these sales. Proceeds from sales of investments available for sale during 1993 were $26,765,477. Gross gains of $459,891 and
gross losses of $34,284 were realized on these sales.   In
addition, a security for $100,000 had been downgraded to doubtful, and it was written down to $50,000 during 1993. Proceeds from sales of investment securities during 1992 were $13,914,696. Gross gains of $119,836 and gross losses of $118,676 were realized on these sales. Proceeds from sales of securities available for sale during 1992 were $23,922,084. Gross gains of $285,070 and gross losses of $94,364 were realized on these sales. Proceeds from sales of mutual funds during 1992 were $2,196,904. Gross losses of $89,059 were realized on these sales.

5-Loans:

     Major classifications of loans are as follows:
                              December 31,
                             ___________________________
                                 1994           1993
                              ___________    ___________
Real estate                   $200,139,092   $175,530,041
Commercial and industrial      154,319,013    128,387,767
Installment                    143,782,888    118,869,138
Student loans                    5,879,578      3,878,952
Consumer loans                  27,501,295     25,054,303
Lease financing                 41,232,967     32,303,905
Other                            5,208,406      4,023,793
                               ___________    ___________
     Total loans               578,063,239    488,047,899
Less:
     Unearned income            9,804,357      11,326,849
     Allowance for loan losses  7,934,385       5,886,427
                              ___________     ___________
Net loans                    $560,324,497    $470,834,623
                              ___________     ___________
                              ___________     ___________

     On December 31, 1994, nonaccrual loans were $2,457,526, loans ninety days or more past due were $2,145,109 and troubled debt restructured loans were $1,867,587. On December 31, 1993, nonaccrual loans were $1,875,749, loans ninety days or more past due were $1,729,000 and troubled debt restructured loans were $1,548,483.
     The Banks have no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1994. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery County, but also includes Bucks, Carbon, Chester and Berks Counties.
     Loans to directors, executive officers and their associates, which are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, amounted to $11,618,389 at December 31, 1994. Activity of these loans is as follows:

                                   Years Ended December 31,

                           _________________________________________
                             1994           1993           1992
                           _________     __________      __________
Balance, January 1    $    8,893,780   $  9,281,111    $  8,867,295
     New loans             9,756,903      7,657,256       7,990,455
     Repayments           (7,032,294)    (8,044,587)     (7,576,639)
                          __________     __________      __________
Balance, December 31   $  11,618,389   $  8,893,780    $  9,281,111
                         __________      __________      __________
                         __________      __________      __________

6-Allowance for Loan Losses:

     Transactions in the allowance for loan losses are as follows:

                                         Years Ended December 31,
                               ________________________________________
                                  1994             1993          1992
                                _________        _________     _________
Balance, beginning of year    $ 5,886,427     $  4,386,893   $ 3,915,525
                                _________        _________     _________
    Provision charged to
     operating expenses         2,650,226        3,072,775     2,299,000
    Loans charged off:
     Commercial and industrial   (490,589)      (1,211,088)   (1,010,267)
     Installment                 (386,477)        (401,155)     (689,927)
     Real estate                  (84,927)        (211,708)      (90,403)
     Lease financing              (44,426)         (92,186)     (161,954)
                                _________        _________     _________
         Total charged off     (1,006,419)      (1,916,137)   (1,952,551)
                                _________        _________     _________

    Recoveries:
     Commercial and industrial     169,626          85,760          8,716
     Installment                   152,267          155,911        96,973
     Real estate                    55,735           76,530             0
     Lease financing                26,523           24,695        19,230
                                 _________        _________     _________
         Total recoveries          404,151          342,896       124,919
                                 _________        _________     _________
Balance, end of year            $7,934,385       $5,886,427    $4,386,893
                                 _________        _________     _________
                                 _________        _________     _________

7-Bank Premises and Equipment:

     Bank premises and equipment consist of:

                               Estimated
                                Useful             December 31,
                                Lives           1994          1993
                               __________     _________     _________
Land                                         $1,687,083    $1,432,083
Buildings                        15-30 years  8,101,621     7,867,680
Furniture, fixtures and equipment 3-10 years  7,098,635     7,124,596
                                              _________     _________
     Total cost                              16,887,339    16,424,359
Less accumulated depreciation and
     amortization                             8,092,809     7,762,993
                                              _________     _________
Bank premises and equipment, net             $8,794,530    $8,661,366
                                              _________     _________
                                              _________     _________

8-Long-Term Debt:

     A three-year Federal Home Loan Bank (FHLB) advance of
$5,000,000, maturing December 15, 1997, was outstanding at December 31, 1994. Pursuant to the terms of the agreement with the FHLB, the advance was borrowed at an adjustable rate, based on the United States Dollar Prime less 2.05%.
At a subsidiary bank, this borrowing is collateralized by mortgage loans and FHLB stock. There were no outstanding
FHLB advances at December 31, 1993 and 1992. Advances are made pursuant to several different credit programs offered from time to time by the FHLB.

9-Federal Income Taxes:

     Income tax expense from current operations is composed of the following:

                              Years Ended December 31,

                         ______________________________________
                            1994          1993          1992
                         _________      _________     _________
Current tax payable      $4,404,364     $3,927,930    $3,106,389
Deferred income tax         143,717       (374,485)     (209,128)
                         _________      _________     _________
Tax expense              $4,548,081     $3,553,445    $2,897,261
                         _________       _________     _________
                         _________       _________     _________

     As previously reported, the source of timing differences and the resulting net deferred income tax effect are as follows:

                                Year Ended December 31,
                                ______________________
                                          1992
                                        ________
Provision for loan losses               $(64,835)
Other deferred items                      (7,596)
Deferred loan fees                      (213,990)
Lease financing                          168,032
Start-up cost                             11,226
Alternative minimum tax                   61,482
                                        ________
     Total                              $(45,681)
Valuation allowance                     $(39,224)
                                        ________
     Total                              $(84,905)
                                        ________
                                        ________

     The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

                                1994                      1993
                         _____________________      _____________________
                          Asset       Liability     Asset       Liability
                         _________    _________    _________    _________
Allowance for possible
  credit losses         $2,700,807     $      0   $1,892,799   $        0
Lease assets                     0    5,404,702            0    4,134,828
Deferred loan fees       1,013,072            0      961,790            0
Deferred compensation      413,308            0      298,897            0
Other                      244,112            0      136,331            0
                         _________    _________    _________    _________
Gross deferred taxes     4,371,299    5,404,702    3,289,817    4,134,828
Valuation allowance              0            0      (44,674)           0
                         _________    _________    _________    _________
Net deferred taxes      $4,371,299   $5,404,702   $3,245,143   $4,134,828
                         _________    _________    _________    _________
                         _________    _________    _________    _________


The effective income tax rates of 29.7% for 1994, 28.4% for 1993 and 26.9% for 1992 were less than the applicable federal income tax rates of 35% for 1994 and 1993 and 34% for 1992. The reason for these differences follows:

                                   Years Ended December 31,

                               _____________________________________
                                  1994          1993         1992
                               _________     __________    _________
Expected tax expense          $5,352,568     $4,372,505    $3,660,909
Tax-exempt income net of
     interest disallowance      (898,234)      (882,016)     (916,880)
Other                             93,747         62,956       153,232
                               _________     __________     _________
     Actual tax expense       $4,548,081     $3,553,445     $2,897,261
                               _________     __________     _________
                               _________     __________     _________

10-Pension Plan:

     The Corporation has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's average compensation during any five consecutive years within the ten-year period preceding retirement. The Board of Directors of the Corporation has voted to terminate and liquidate the defined benefit plan and replace it with a money purchase plan. The defined benefit plan will be terminated at December 31, 1994 after benefits for the year have been paid; benefit accruals will be frozen before any employee works 1,000 hours in 1995; and 60 days notice of the termination will be given to employees prior to freezing accruals. Management has evaluated the termination of the plan and believes it will not have an adverse impact on earnings.
     Net pension cost for the years ended December 31, 1994, 1993 and 1992 included the following components:

                                  1994      1993      1992
                                 ________  ________  ________
Service cost                     $266,907  $232,652  $206,393
Interest cost                     137,329   122,950   125,299
Actual return on plan assets      (84,426) (171,996) (177,658)
Net amortization and deferral     (61,198)   45,318    38,622
                                 ________  ________  ________
     Net periodic pension cost   $258,612  $228,924  $192,656
                                 ________  ________  ________
                                 ________  ________  ________

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 5.0% for 1994, 6.75% and 3.0% for 1993 and
6.75% and 5.0% for 1992, respectively; the expected long-term rate of return on assets was 7.5% for all years.
     The following table sets forth the plan's funded status and amounts recognized in Harleysville's financial statements at December 31, 1994 and 1993:

                                                1994          1993
                                              _________     _________
Plan assets at fair value                    $2,435,204    $1,977,257
Projected benefit obligation
     (including an accumulated benefit
     obligation of $1,808,907 in 1994,
     $1,628,011 in 1993, and a vested
     benefit obligation of $1,704,112
     in 1994, and $1,312,000 in 1993)         2,392,143     2,034,502
                                              _________     _________
Plan assets in excess (deficit) of
     projected benefit obligation                43,061       (57,245)
Unrecognized net gain from past
     experience being different from
     that which was assumed                     496,504       449,006
Unrecognized prior service cost                  36,665        40,332
Unrecognized net assets at January 1, 1987,
     being recognized over 15 years            (121,568)     (138,935)
                                               _________     _________
Prepaid pension cost                         $  454,662    $  293,158
                                               _________     _________
                                               _________     _________

      The Banks have a profit sharing plan for eligible employees. The continuation of the profit sharing plan is voluntary on the part of the Banks. The Banks expressly reserve the right to amend or terminate the plan and to reduce, suspend or discontinue contributions at any time. Contributions charged to earnings were $971,640, $801,104 and $716,308 for 1994, 1993 and 1992, respectively.
     The Corporation has a Supplemental Executive Retirement Plan ("SERP") for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of ten years after retirement. As of December 31, 1994, the Corporation has accrued a liability of $565,562 for the SERP.
     In November 1992, FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires employers to recognize any obligation to provide postemployment (as differentiated from postretirement) benefits (salary continuation, outplacement services, etc.) by accruing the estimated liability through a charge to expense. SFAS 112 was adopted as of January 1,1994. The Corporation does not currently provide postemployment benefits other than through the pension plan previously noted, and accordingly, the adoption of SFAS 112 did not have any impact on the Corporation's financial position.

11-Shareholders' Equity:

     On December 30, 1994, the Corporation granted a five percent stock dividend on its common stock, which was distributed to shareholders of record as of December 16, 1994.
     On December 31, 1993, the Corporation granted a two-for-one stock split on its common stock in the form of a 100 percent stock dividend, which was distributed to shareholders of record as of December 17, 1993.
     On December 31, 1992, the Corporation granted a five percent stock dividend on its common stock, which was distributed to shareholders of record as of December 18, 1992.

12-Stock Options:

     Under the Corporation's Equity Incentive Plan, 386,738 shares of common stock were reserved for issuance upon exercise of options granted to officers and key employees. The plan provides that the option price and exercise date will be set by a disinterested committee of the Board of Directors, but the option price will not be less than 100% of the fair value of the stock at date of grant. The plan also provides for stock appreciation rights, which enable the recipient on exercise to receive payment in cash of increases in the market value of the stock from the date of grant.
     Options previously granted to directors and a former officer of Security were converted into options to acquire 22,086 shares (included in the 386,738 shares mentioned above) of the common stock of the Corporation, at $21.38, as a result of the merger. These options are currently exercisable and expire on September 28, 1998.
     Under the Corporation's stock option plan, the exercisable option prices ranged from $8.38 to $21.38 at December 31, 1994. An analysis of the activity in this plan for the last three years follows:

                                     1994      1993      1992
                                    _______   _______   _______
Number of Common Shares:
     Outstanding, January 1         337,018  351,028   386,738
     Granted                              0        0         0
     Exercised*                    (117,479) (14,010)  (35,710)
     Lapsed                               0        0         0
                                    _______   _______   _______
     Outstanding, December 31       219,539  337,018   351,028
                                    _______   _______   _______
                                    _______   _______   _______

     Exercisable, December 31       219,539  337,018   351,028
                                    _______   _______   _______
                                    _______   _______   _______

*Adjusted for stock splits and stock dividends.

     On April 13, 1993, the shareholders of the Corporation approved the 1993 Stock Incentive Plan. There are 168,000 shares of the Corporation's common stock available for issuance under the Plan. Currently, no shares have been granted under the 1993 Stock Incentive Plan.

13-Commitments and Contingent Liabilities:

     Management, based on consultation with the Corporation's legal counsel, is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Corporation. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Corporation and its subsidiaries - Harleysville National Bank and Trust Company, Citizens National Bank of Lansford and Security National Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Banks by government authorities.
     Lease commitments for equipment and banking locations expire intermittently over the years through 2012. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes. Total lease expense amounted to $531,415 in 1994, $313,505 in 1993 and $247,727 in 1992. Security is committed to enter into a $475,000 ground lease for their Pottstown Center branch scheduled to open during 1995. This prepaid ground lease will be amortized over a thirty-year period. The amortization for this lease will be approximately $8,000 during 1995.
     Minimum rental commitments for existing operating leases are as follows:

                                 Total
                               Operating
                                Leases
                               _________
          1995                $  738,463
          1996                   351,664
          1997                   266,160
          1998                   190,635
          1999                   146,151
          2000-2004              499,074
          2005-2012              256,663
                               _________
          Total               $2,448,810
                               _________
                               _________

14-Financial Instruments:

          The Banks have not entered into any interest rate swaps, caps, floors, or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1994 which are not included in the consolidated financial statements but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions which include standby letters of credit of $7,133,000 and commitments to extend credit of $18,412,000 for revolving home equity lines, $54,030,000 for commercial and real estate loans and $16,537,000 for consumer loans.

     The Banks use the same stringent credit policies in extending these commitments as they do for recorded financial instruments and control their exposure to loss through credit approval and monitoring procedures. These commitments are generally issued for one year or less, often expire without being drawn upon, and often are secured with appropriate collateral.

      The Banks offer commercial, mortgage and consumer credit products to their customers in the normal course of business which are detailed in Note 5. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credits is, to some extent, dependent upon the economy in the Banks' market areas.

15-Regulatory Restrictions:

     The National Banking Laws require the approval of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 1995 of approximately $13,800,000 plus an amount equal to the net profits of the Banks in 1995 up to the date of any such dividend declaration.

          Additionally, banking regulations limit the amount of investments, loans, extensions of credit, and advances that one subsidiary Bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit, or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1994, there were no investments, loans, extensions of credit, or advances from any of the subsidiary banks to the Corporation.

16-Fair Value of Financial Instruments:

     The Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 107,
"Disclosures about Fair Value of Financial Instruments"
("SFAS 107"), which requires the estimation of fair values of financial instruments, as defined in SFAS 107.
     Limitations: Estimates of fair value are made at a specific point in time, based upon, where available, relevant market prices and information about the financial instrument. Such estimates do not include any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. For a substantial portion of the Corporation's financial instruments, no quoted market exists. Therefore, estimates of fair value are necessarily based on a number of significant assumptions (many of which involve events outside the control of management). Such assumptions include assessments of current economic conditions, perceived risks associated with these financial instruments and their counterparties, future expected loss experience and other factors. Given the uncertainties surrounding these assumptions, the reported fair values represent estimates only and therefore, cannot be compared to the historical accounting model. Use of different assumptions or methodologies are likely to result in significantly different fair value estimates.

     The estimated fair values presented neither include nor give effect to the values associated with the Corporation's banking, trust or other businesses, existing customer relationships, extensive branch banking network, property, equipment, goodwill or certain tax implications related to the realization of unrealized gains or losses. Also, under SFAS 107, the fair value of non-interest bearing demand deposits, savings and NOW accounts, and money market deposit accounts is equal to the carrying amount because these deposits have no stated maturity. Obviously, this approach to estimating fair value excludes the significant benefit that results from the low-cost funding provided by such deposit liabilities, as compared to alternative sources of funding. As a consequence, SFAS 107 may distort the actual fair value of a banking organization that is a going concern.

     The following methods and assumptions were used to estimate the fair value of each major classification of financial instruments at December 31, 1994:

     Cash and short term investments: Current carrying amounts approximate estimated fair value.

     Securities: For securities at amortized cost and securities at lower of cost or market, current quoted market prices were used to determine fair value.

     Loans: Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type and each loan category was further segmented by fixed and adjustable rate interest terms. The estimated fair value of the segregated portfolios was calculated by discounting cash flows through the estimated maturity and prepayment speeds while using estimated market discount rates that reflected credit and interest risk inherent in the loans. The estimate of the maturities and prepayment speeds was based on the Bank's historical experience. Cash flows were discounted using market rates adjusted for portfolio differences.

     Deposits with no stated maturity and short-term time deposits: Current carrying amounts approximate estimated fair value.

     Time deposits: Fair value was estimated by discounting the contractual cash flows using current market rates offered in the Corporation's market area for deposits with comparable terms and maturities.

     Short-term borrowing: Current carrying amounts approximate estimated fair value.

     Commitments to extend credit and letters of credit:
The majority of the Corporation's commitments to extend credit and letters of credit carry current market interest rates if converted to loans. Because commitments to extend credit and letters of credit are generally unassignable by either the Corporation or the borrower, they only have value to the Corporation and the borrower. The estimated fair value approximates the recorded deferred fee amounts.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                              December 31, 1994
                                         _____________________________
                                             Carrying         Estimated
                                             Amount           Fair
                                                              Value
                                             ___________      ___________
Financial assets:
    Cash and short-term investments     $     35,596,076  $     35,596,076
    Securities                               185,078,336       182,107,893
    Loans:
     Commercial and industrial               154,319,013
     Real estate                             200,139,092
     Consumer and other loans                172,567,810
     Less:  Allowance for loan losses         (7,795,385)
                                             ___________
           Net loans                        $519,230,530      $523,884,913
Financial liabilities:
    Deposits with no stated maturities      $444,751,300      $444,751,300
    Time deposits                            243,826,299       241,421,593
    Short-term borrowings                     35,321,730        35,321,730
                                               Notional
Unrecognized financial instruments:             Amount
                                             ___________
    Commitments to extend credit        $     88,978,852   $        66,423
    Letters of credit                          7,133,188            55,736

     In accordance with SFAS 107, disclosure of lease financing receivables is not required and has not been included above. The category of consumer and other loans at December 31, 1994 excludes $41,232,967 in lease financing receivables. The allowance for loan losses excludes $139,000 allocated for the lease financing receivables. The reserve for lease financing receivables has been allocated only to present the information above on a comparable basis.

                                                 December 31, 1993
                                            _____________________________
                                               Carrying       Estimated
                                               Amount         Fair
                                                              Value
                                             ___________       ___________
Financial assets:
    Cash and short-term investments     $     47,065,899  $     47,065,899
    Securities                               218,171,783       223,123,866
    Loans:
     Commercial and industrial               128,387,767
     Real estate                             175,530,041
     Consumer and other loans                140,499,337
     Less:  Allowance for loan losses         (5,661,427)
                                             ___________
         Net loans                      $    438,755,718    $  454,763,245
Financial liabilities:
    Deposits with no stated maturities  $    451,141,779    $  451,141,779
    Time deposits                            229,323,099       231,974,710
    Short-term borrowings                      2,414,541         2,414,541
                                               Notional
Unrecognized financial instruments:             Amount
                                             ___________
    Commitments to extend credit        $     72,127,950    $       52,732
    Letters of credit                          5,047,896            27,978

     In accordance with SFAS 107, disclosure of lease financing receivables is not required and has not been included above. The category of consumer and other loans at December 31, 1993 excludes $32,303,905 in lease financing receivables. The allowance for loan losses excludes $225,000 allocated for the lease financing receivables. The reserve for lease financing receivables has been allocated only to present the information above on a comparable basis.

17-Condensed Financial Information - Parent Company Only:

               HARLEYSVILLE NATIONAL CORPORATION
                     (PARENT COMPANY ONLY)
                    CONDENSED BALANCE SHEETS

                                                December 31,

                                        ____________________________
                                           1994           1993
                                        __________         __________
Assets:
    Cash                           $     1,121,457     $        4,347
    Investment in subsidiaries          65,107,347         61,813,433
    Investments                            764,895            653,509
                                        __________         __________
                                   $    66,993,699     $   62,471,289
                                        __________         __________
                                        __________         __________

Liabilities and shareholders' equity:
    Other liabilities              $        418,317    $            0
                                         __________        __________
     Total liabilities                      418,317                 0
                                         __________        __________

Shareholders' equity:
    Common stock                         5,753,294          5,396,120
    Capital surplus                     24,415,932         15,009,007
    Undivided profits                   36,317,506         42,066,162
    Unrealized gains on securities
     available for sale, net of taxes       88,650                  0
                                        __________         __________
     Total shareholders' equity         66,575,382         62,471,289
                                        __________         __________
     Total liabilities and
         shareholders' equity      $    66,993,699     $   62,471,289
                                        __________         __________
                                        __________         __________


CONDENSED STATEMENTS OF INCOME AND UNDIVIDED PROFITS

                                      Years Ended December 31,

                               _________________________________________
                                     1994        1993         1992
                                __________    __________    __________
Revenue:
    Dividend from subsidiaries  $  3,463,133  $ 2,689,786  $ 2,582,704
    Equity in undistributed net
     income from subsidiaries      6,694,909    6,885,786    5,379,315
    Dividend reinvestment           (691,196)    (337,366)           0
    Stock options                    590,153            0            0
    Securities gain, net of taxes    688,226            0            0
    Other                               (256)        (152)           0
                                  __________   __________  __________
     Net income                   10,744,969    9,238,054    7,962,019
Undivided profits:
    Beginning of year             42,066,162   35,578,664   34,704,691
    Cash and stock dividends     (10,793,551)  (2,664,788)  (6,879,699)
    Stock options and awards      (2,299,079)     (85,768)    (274,239)
    Valuation allowance for
     investment securities        (3,312,345)           0       65,892
                                  __________   __________   __________
    End of year                  $36,406,156  $42,066,162  $35,578,664
                                  __________   __________   __________
                                  __________   __________   __________


CONDENSED STATEMENTS OF CASH FLOWS

                                             Years Ended December 31,

                                 _________________________________________
                                     1994          1993          1992
                                 __________     __________     __________
Operating activities:
    Net income                   $10,744,969     $9,238,054     $7,962,019
    Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
     Increase in investment in
         subsidiaries              (6,694,909)   (6,885,786)    (5,379,315)
     Dividend reinvestment            691,196       337,366              0
     Realized gain on sale
         of securities             (1,058,809)            0              0
     Net increase in
         other liabilities            370,583             0              0
                                   __________     __________    __________
Net cash provided by
     operating activities:          4,053,030      2,689,634     2,582,704
                                   __________     __________    __________
Cash used in investing activities:
    Proceeds from sales of
     securities                     1,083,807              0             0
    Purchase of securities
     available for sale                     0        (24,998)            0
                                   __________      __________   __________
Net cash provided by (used in)
     investing activities           1,083,807        (24,998)            0
                                   __________      __________   __________
Cash used in financing activities:
    Cash dividends and
     fractional shares             (3,435,440)    (2,664,788)   (2,308,200)
    Stock options and awards         (584,287)             0      (274,239)
                                   __________     __________    __________
Net cash provided by (used
    in) financing activities       (4,019,727)    (2,664,788)   (2,582,439)
                                   __________     __________    __________
Increase (decrease) in cash         1,117,110           (152)          265
Cash at beginning of year               4,347          4,499         4,234
                                   __________     __________    __________
Cash at end of year           $     1,121,457     $    4,347    $    4,499
                                   __________     __________    __________
                                   __________     __________    __________
Supplemental disclosure of
    noncash investing and
    financing activities:
Unrealized gain on
    securities available for
    sale, net of taxes of $47,734    $ 88,650     $        0     $       0
                                   __________     __________    __________
                                   __________     __________    __________

18-Quarterly Financial Data (Unaudited):

     Summarized (unaudited) quarterly financial data for 1994 and 1993 follows:

                                       Three Months Ended

                         _________________________________________________
                         March 31      June 30      Sept. 30       Dec. 31
                         __________    __________    __________    __________
1994:
    Interest income     $12,632,649   $13,237,218   $14,017,329   $14,726,818
    Net interest income   8,073,771     8,654,790     9,180,871     9,265,888
    Provision for losses    534,326       945,900       527,500       642,500
    Noninterest income    1,073,273     1,926,636       947,601       577,860
    Operating expenses    4,885,929     5,398,769     5,803,114     5,669,602
    Income before income
     tax expense          3,726,789     4,236,757     3,797,858     3,531,646
    Income tax expense    1,095,190     1,307,682     1,119,780     1,025,429
                         __________    __________    __________    __________
    Net income          $ 2,631,599   $ 2,929,075   $ 2,678,078   $ 2,506,217
                         __________    __________    __________    __________
                         __________    __________    __________    __________
    Net income per share  $    0.43   $      0.51    $     0.47   $      0.43
                         __________    __________    __________    __________
                         __________    __________    __________    __________

1993:
    Interest income     $12,372,573   $12,698,589   $12,637,149   $12,641,222
    Net interest income   7,451,681     7,760,898     7,723,254     7,883,147
    Provision for losses    895,275       727,500       732,500       717,500
    Noninterest income    1,023,847     1,092,547     1,621,989     1,129,252
    Operating expenses    4,466,902     4,790,515     5,388,183     5,476,741
    Income before income
     tax expense          3,113,351     3,335,430     3,224,560     2,818,158
    Income tax expense      880,078       961,145     1,013,357       698,865
                         __________    __________    __________    __________
    Income before the
     cumulative effect of
     a change in
     accounting for
     income taxes         2,233,273     2,374,285     2,211,203     2,119,293
                         __________    __________    __________    __________
    Cumulative effect of a
     change in accounting
     for income taxes       300,000             0             0             0
                         __________    __________    __________    __________
    Net income          $ 2,533,273   $ 2,374,285    $2,211,203   $ 2,119,293
                         __________    __________    __________    __________
                         __________    __________    __________    __________
    Net income per share  $    0.46   $      0.42     $    0.40   $      0.36
                         __________    __________    __________    __________
                         __________    __________    __________    __________

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS:

CONSOLIDATED SUMMARY OF OPERATIONS:

                                             Years Ended December 31,

                          ___________________________________________________________
(Dollars in thousands, except per share data)
                               1994           1993           1992           1991            1990
                            _________      _________      _________      _________        _________
INCOME AND EXPENSE:
Interest income          $     54,614   $     50,350   $     48,547   $     46,667         44,617
Interest expense               19,439         19,531         21,850         24,703         24,854
                            _________      _________      _________      _________       _________
Net interest income            35,175         30,819         26,697         21,964         19,763
Loan loss provision             2,650          3,073          2,299          1,306            921
                            _________      _________      _________      _________        _________
Net interest income after
 loan loss provision          32,525         27,746         24,398          20,658         18,842
Noninterest income             4,525          4,868          3,410          2,932           2,154
Noninterest expense           21,757         20,122         17,040         13,807          12,285
                           _________      _________      _________      _________         _________
Income before income taxes
 and the cumulative effect
 of a change in accounting
 for income taxes             15,293         12,492         10,768         9,783             8,711
Income taxes                   4,548          3,554          2,898          2,485            2,075
                           _________      _________      _________      _________         _________
Income before the cumulative
 effect of a change in
 accounting for income taxes  10,745          8,938          7,870          7,298            6,636
Cumulative effect of a change
 in accounting for income taxes    0            300             92              0                0
                           _________      _________      _________      _________         _________

Net income              $     10,745    $      9,238   $      7,962   $     7,298      $     6,636
                           _________      _________      _________      _________         _________
                           _________      _________      _________      _________         _________



PER SHARE*:
Primary.                $       1.84    $       1.64    $      1.43    $     1.31       $      1.19
Fully diluted                   1.84            1.59           1.39          1.29              1.18
Cash dividends paid             0.61            0.49           0.43          0.37              0.31
Primary average shares
 outstanding               5,847,473       5,642,790      5,566,155     5,566,129         5,566,129
Diluted average shares
 outstanding               5,847,473       5,824,099      5,737,115     5,675,345         5,607,079

*Adjusted for a five percent stock dividend effective 12/30/94, a two-for-one stock split effective 12/31/93 and a five percent stock dividend effective
12/31/92.



AVERAGE BALANCE SHEET:
Loans                    $   515,101     $   451,057    $   393,323   $   333,389       $   303,351
Investments                  199,335         202,015        174,352       126,680            96,590
Other earning assets           7,444          17,595         25,997        30,399            32,634
Total assets                 765,037         714,719        632,490       520,103           461,215
Deposits                     682,112         643,847        568,100       460,276           406,751
Other interest-bearing
 liabilities                   8,145           2,014          1,608         1,608             1,520
Shareholders' equity          66,716          59,597         52,635        46,845            41,602



BALANCE SHEET AT YEAR-END:
Loans                    $   568,259     $  476,721      $   425,034  $   359,948       $   323,518
Investments                  185,078        218,172          206,037      131,653           106,312
Other earning assets             206         15,467           30,327       23,795            30,811
Total assets                 799,779        753,941          707,559      546,988           490,176
Deposits                     688,578        680,465          640,239      484,924           433,010
Other interest-bearing
 liabilities                  35,322          2,415            2,828        2,052              2,022
Shareholders' equity          66,575         62,471           54,560       49,027             43,670

          The following discussion and analysis should be read in conjunction with the detailed information and financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Corporation are essentially those of its subsidiaries, the Banks.
Therefore, the analysis that follows is directed to the performance of the Banks. Such financial condition and results of operations are not intended to be indicative of future performance.
       Page 34 & 35
Balance Sheet Analysis:

     The table below presents the major asset and liability categories on an average basis for the past three years, along with interest income and expense, and key rates and yields. The assets showing the greatest increase were loans. On the liability side, the most significant source of new funds was savings.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY, INTEREST RATES AND
INTEREST DIFFERENTIAL:

                              Year Ended December 31, 1994       Year Ended December 31, 1993        Year Ended December 31, 1992

____________________________________________________________________________________________________________________________________
                              Average   Annual    Total          Average   Annual    Total          Average   Annual    Total
(Dollars in thousands)        Balance   Rate      Income/        Balance   Rate      Income/        Balance   Rate      Income/
                                                  Expense                            Expense                            Expense
                              _________ _________ _________    _________ _________   _________      _________ _________ _______
ASSETS
Securities:
     Taxable investments      $156,944    5.49%      $8,611      $161,637    5.76%    $ 9,303     $138,918    6.52%     $ 9,055
     Non-taxable investments*   45,080    8.31        3,746        40,378    8.73       3,526       35,434    9.66        3,422
                             _________   _________ _________    _________   _________ _________    _________ _________  _______

       Total securities*       202,024    6.12       12,357       202,015    6.35      12,829      174,352    7.16       12,477
Money market instruments         7,444    4.41          328        17,640    3.48         614       25,997    3.85        1,000
Loans*                         515,101    8.44       43,456       451,057    8.51      38,414      393,323    9.31       36,643
                            _________   _________ _________      _________  _________ _________ _________    _________  _______

       Total earning assets*   724,569    7.75       56,141       670,712    7.73      51,857      593,672    8.44       50,120
Noninterest earning assets      40,468       0           0         44,007       0           0       38,818       0            0
                            _________   _________ _________      _________  _________ _________ _________ _________     _______

          Total assets*       $765,037    7.34%     $56,141      $714,719    7.26%    $51,857     $632,490    7.92%     $50,120
                            _________   _________ _________     _________   _________  _________ _________ _________    _______
                            _________   _________ _________     _________   _________  _________ _________ _________    _______

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Demand deposits           $101,065    --  %    $     0      $ 88,436    --  %    $     0     $ 73,824    --   %    $    0
     Savings deposits           346,413    2.51       8,708       325,675    2.83       9,224      259,562    3.54       9,184
     Time deposits and
       certificates of
       deposit                  234,634    4.40      10,330       229,736    4.46      10,249      234,714    5.37      12,605
                              _________ _________ _________     _________    _________ _______ _________ _________      _________

          Total deposits        682,112    2.79      19,038       643,847    3.02      19,473     568,100     3.84      21,789
Other borrowings                  8,145    4.92         401         2,014    2.88          58       1,608     3.79          61
Other liabilities                 8,064       0           0         9,261       0           0      10,147        0           0
                              _________ _________ _________     _________    _________ _________ _________ _________    _______

           Total liabilities    698,321    2.78      19,439       655,122    2.98      19,531     579,855     3.77      21,850
Shareholders' equity             66,716       0           0        59,597     0             0      52,635        0           0
                              _________ _________ _________     _________    _________ _________ _________ _________    _______

          Total liabilities
   and shareholders' equity    $765,037   2.54%    $ 19,439      $714,719    2.73%    $ 19,531  $632,490      3.45%    $21,850
                              _________ _________ _________     _________    _________ _________ _________ _________     _______
                              _________ _________ _________     _________    _________ _________ _________ _________     _______


Average effective rate on
interest-bearing liabilities    $589,192   3.30%   $ 19,439      $557,425    3.50%    $ 19,531  $495,884      4.41%    $21,850
                              _________ _________ _________      _________   _________ _________ _________ _________    _______
                              _________ _________ _________      _________   _________ _________ _________ _________    _______
_______________________________________________________________________________________________________________________________
_______________________________________________________________________________________________________________________________
Interest Income/Earning Assets   $724,569    7.75%  $ 56,141     $670,712    7.73%    $ 51,857  $593,672      8.44%    $50,120
Interest Expense/Earning Assets  $724,569    2.68   $ 19,439     $670,712    2.91     $ 19,531  $593,672      3.68     $21,850
                                          _________                       _________                        _________

Effective Interest Differential              5.07%                           4.82%                            4.76%
                                          _________                       _________                        _________
                                          _________                       _________                        _________

*Tax Equivalent Basis

Investment Portfolio:

     The following shows the carrying value of the Corporation's investment securities:

                                           December 31,

                             _________________________________________
(Dollars in thousands)                 1994      1993      1992
                                   ________    ________   ________
U.S. Treasury                  $      2,562 $     2,300 $    2,753
Obligations of other U.S.
 Government agencies and
 corporations                        16,992      23,863     25,388
Obligations of states and
 political subdivisions              44,540      44,983     39,181
Mortgage-backed securities              617           0          0
Other securities                     18,156      25,458     28,241
                                   ________    ________   ________
     Total                      $    82,867 $    96,604 $   95,563
                                   ________    ________   ________
                                   ________    ________   ________

     The following shows the carrying value of the Corporation's securities available for sale:

                                          December 31,

                             _________________________________________
(Dollars in thousands)               1994       1993      1992
                                  ________    ________   ________
U.S. Treasury                  $    31,045 $    40,530 $   41,796
Mortgage-backed securities          66,835      81,038     68,678
Other securities                     4,331           0          0
                                  ________    ________   ________
     Total                     $   102,211    $121,568   $110,474
                                  ________    ________   ________
                                  ________    ________   ________

       On  January 1, 1994, the Corporation adopted
Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed rate securities to fluctuate. As of December 31, 1994, the adoption of SFAS 115 resulted in an unrealized loss on securities available for sale, net of taxes, of $3,312,345.
     The reduction in both the Corporation's investment security portfolio and the securities available for sale portfolio during 1994 is the result of the Corporation using the proceeds from security sales, calls and
maturities, to fund loan growth. The investment security portfolio decreased $13,737,000 in 1994, primarily due to reductions to U.S. Government agencies and corporations and other securities, of $6,871,000 and $7,302,000 respectively. Equity securities totalling $3,642,121 included in the other securities section of the investment portfolio and obligations of states and political subdivisions totalling $2,386,992 were reclassified as securities available for
sale as of January 1, 1994.   As a result of management's
decision to take advantage of its tax position and buy relatively short-term securities that have tax equivalent yields above that of U.S. Treasury obligations, the obligations of states and political subdivisions securities remained relatively unchanged during 1994. The securities available for sale portfolio decreased $19,357,000 during 1994. From December 31, 1992 to the same date in 1993, the investment security portfolio increased $1,041,000, and the securities available for sale portfolio increased $11,094,000.

       There are no significant concentrations of securities
(greater than 10% of shareholders' equity) in any individual security issuer.
     The maturity analysis of investment securities, including the weighted average for each category as of December 31, 1994, is as follows:


                             Under     1 - 5    5 - 10   Over
(Dollars in thousands)       1 year    years     years   10 years   Total
                             ______    ______   _______  _______    ______
U.S. Treasury:
  Carrying value              $1,005   $1,557    $  0     $    0   $ 2,562
  Weighted average yield        3.96%   4.39%       0%         0%     4.22%
  Weighted average maturity                                     1 yr 0 mos
Obligations of other U.S.
  Government agencies and
  corporations:
  Carrying value               8,236    6,757    1,999         0    16,992
  Weighted average yield        6.19%    5.34%    7.61%        0%     6.02%
  Weighted average maturity                                    2 yrs 0 mos
Obligations of states and
  political subdivisions:
  Carrying value               5,125   32,265    6,450       700    44,540
  Weighted average yield       10.06%    8.05%    8.15%     9.95%     8.31%
  Weighted average maturity                                    3 yrs 7 mos
Mortgage-backed securities:
  Carrying value                   0        0      231       386       617
  Weighted average yield           0%       0%    6.60%     5.72%     6.05%
  Weighted average maturity                                  10 yrs 10 mos
Other securities:
  Carrying value               6,507   10,103     1,048      498    18,156
  Weighted average yield        6.48%    7.07%     7.16%    7.36%     6.87%
  Weighted average maturity                                    2 yrs 4 mos
Total:
  Carrying value              20,873   50,682     9,728    1,584    82,867
  Weighted average yield        7.12%    7.38%     7.89%    8.10%     7.21%
  Weighted average maturity                                    3 yrs 0 mos


     The maturity analysis of securities available for sale, including the weighted average for each category as of December 31, 1994, is as follows:

                               Under   1 - 5   5 - 10      Over
(Dollars in thousands)        1 year   years    years    10 years   Total
                              ______   _____   ______     _______  _______
U.S. Treasury:
  Carrying value              $3,498   $28,823  $     0   $    0   $32,321
  Weighted average yield        3.96%     5.35%       0%       0%     5.20%
  Weighted average maturity                                    1 yr 11 mos
Mortgage-backed securities:
  Carrying value                   0     6,300    3,810   60,663    70,773
  Weighted average yield           0%     6.58%    6.31%    5.81%     5.63%
  Weighted average maturity                                   23 yrs 1 mos
Other securities:
  Carrying value                   0       591        0    3,622     4,213
  Weighted average yield           0%     4.59%       0%    4.24%     4.29%
  Weighted average maturity                                    9 yrs 1 mos
Total:
  Carrying value                3,498    35,714    3,810  64,285   107,307
  Weighted average yield         3.96%     5.55%    6.31%   5.73%     5.63%
  Weighted average maturity                                   16 yrs 2 mos


       Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums, by the carrying value. Tax exempt securities were adjusted to a tax equivalent basis and are based on the federal statutory tax rate of 35%.

Loans:

     The following table shows the composition of the Banks' loans:

                                       December 31,

                        __________________________________________
(Dollars in thousands)
                     1994        1993       1992      1991       1990
                    ________    _______    _______    _______    ________
Real estate         $200,139   $175,530   $161,171   $117,438    $100,357
Commercial and
 industrial          154,319    128,388    112,539    115,851      88,311
Installment          143,783    118,869    111,349     95,574     101,175
Lease financing       41,233     32,304     27,399     21,511      24,318
Other                 38,589     32,957     28,574     30,153      29,510
                    ________    _______     ______      _____     _______
   Total            $578,063   $488,048   $441,032   $380,527    $343,671
                    ________    _______     ______     ______     _______
                    ________    _______     ______     ______     _______

     Total loans grew $90,015,000 from $488,048,000 at
December 31, 1993 to $578,063,000 at December 31, 1994.  The
loan growth during 1994 was spread proportionately among the three major loan groups. Real estate loans increased $24,609,000, commercial and industrial loans grew $25,931,000 and installment loans rose $24,914,000.
     At December 31, 1994, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.
     Management does not believe there are any trends or uncertainties which are reasonably expected to materially impact future operating results, liquidity or capital resources, and management is not aware of any information not previously disclosed which causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.
     The following table details maturities and interest sensitivity of real estate, commercial and industrial, installment loans and lease financing at December 31, 1994:

                    Within       1 - 5       Over
(In thousands)      1 year       years       5 years      Total
                    ________   ________      ________   ________
Real estate         $    341    $ 4,071      $195,727   $200,139
Commercial and
    industrial        31,872     70,539        51,908    154,319
Installment            2,520     80,661        60,602    143,783
Lease financing        2,827     38,406             0     41,233
                    ________   ________      ________   ________
     Total          $ 37,560   $193,677      $308,237   $539,474
                    ________   ________      ________   ________
                    ________   ________      ________   ________


Loans with variable
    or floating
    interest rates  $ 25,358  $  59,062      $107,064   $191,484
Loans with fixed
    predetermined
    interest rates    12,202    134,615       201,173    347,990
                    ________   ________      ________   ________
     Total          $ 37,560  $ 193,677      $308,237   $539,474
                    ________   ________      ________   ________
                    ________   ________      ________   ________

A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent by 90 days or more:

                                       December 31,
                         __________________________________________
(Dollars in thousands)   1994      1993     1992      1991      1990
                        ______   ______    ______     ______   ______
Nonaccrual loans        $2,458    $1,876    $1,385    $3,688     $405
Troubled debt
 restructurings          1,867     1,548       315         0        0
Delinquent loans         2,145     1,729     1,192     2,086    1,412
                        ______    ______    ______    ______   ______
     Total              $6,470    $5,153    $2,892    $5,774   $1,817
                        ______    ______    ______    ______   ______
                        ______    ______    ______    ______   ______

Allowance for Loan Losses:

     A summary of the allowance for loan losses is as follows:

                                                December 31,

                             ________________________________________________
(Dollars in thousands)          1994      1993      1992      1991    1990
                              ________  ________  ________  ________ ________
Average loans                 $515,101  $451,057  $393,323  $333,389 $303,351
                              ________  ________  ________  _______  ________
                              ________  ________  ________  _______  ________
Allowance, beginning of
   period                     $  5,886  $  4,387  $  3,916  $  3,199 $  2,770
                              ________  ________  ________  ________ ________
Loans charged off:
     Commercial and industrial     491     1,211     1,010        11       27
     Installment                   387       401       690       495      469
     Real estate                    84       212        90         0        0
     Lease financing                44       92        162       165       47
                              ________  ________  ________  ________ ________
     Total loans charged off     1,006     1,916     1,952       671      543
                              ________  ________  ________  ________ ________
Recoveries:
     Commercial and industrial     170        86         8         0        0
     Installment                   152       155        97        68       45
     Real estate                    56        76         0         0        0
     Lease financing                26        25        19        13        6
                              ________  ________  ________  ________ ________
     Total recoveries              404       342       124        81       51
                              ________  ________  ________  ________ ________
Net loans charged off              602     1,574     1,828       590      492
                              ________  ________  ________  ________ ________
Provision for loan losses        2,650     3,073     2,299     1,307      921
                              ________  ________  ________  ________ ________
Allowance, end of period      $  7,934  $  5,886  $  4,387  $  3,916 $  3,199
                              ________  ________  ________  ________ ________
                              ________  ________  ________  ________ ________
Ratio of net charge offs to
     average loans outstanding   0.12%     0.35%     0.46%    0.18%    0.16%
                              ________  ________  ________  ________ ________
                              ________  ________  ________  ________ ________

     The following table sets forth an allocation of the allowance for loan losses by category. In retrospect, the specific allocations in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.
     The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses. Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. Following a regulatory examination during the second quarter of 1992, Harleysville wrote off approximately $835,000, primarily in commercial and installment loans. Regulatory examinations performed during 1994 and 1993 found the allowance for loan losses to
be adequate.   Because of the Corporation's earnings during
1994, 1993 and 1992, the Corporation was able to absorb the additional allowance and write-offs and still post increases in net income over the prior years. The ratio of net charge offs to average loans dropped from .35% in 1993 to .12% in 1994, as a result of lower net charge offs along with increased loans outstanding. The 1993 ratio decreased from the 1992 ratio of .46%, due to the $835,000 in write-offs mentioned above and management's decisions to charge off other nonperforming assets throughout the year. Management believes that the ratio of .12% compares favorably with peer group ratios.

                                                     December 31,

_________________________________________________________________________________________________________
(Dollars in thousands)  1994           1993             1992               1991              1990
                  _______________ ______________  _________________  _________________   ________________
                          Percent        Percent            Percent            Percent            Percent
                            of             of                of                  of                 of
                  Amount   Loans  Amount  Loans    Amount    Loans    Amount    Loans    Amount    Loans
                  ______  ______  ______ ______    ______    ______   ______   ______    ______   ______
Commercial
 and industrial     $ 2,967   27%  $ 2,821   26%      $1,786     26%   $1,177    30%     $ 287      26%
Installment
 and other            1,063   32       990   31         895      31     1,198    33       1,508     38
Real estate           1,010   34       879   36        1,163     37     1,167    31         750     29
Lease financing         139    7       225    7          81       6       109     6         345      7
Unallocated           2,755   N/A      971   N/A        462      N/A      265    N/A        309     N/A
               ______    ______   ______     ______    ______    ______  _____  _____    ______    ______
     Total          $ 7,934   100% $ 5,886   100%     $4,387     100%   $3,916   100%     $3,199    100%
               ______    ______   ______     ______    ______    ______  _____  ____      ______    ______
               ______    ______   ______     ______    ______    ______  _____  ____      ______    ______

     The allowance and the provision for loan losses are based on management's judgment after considering charge-off history, nonperforming loans and reserve levels relative to total loans in determining the allowance and the provision for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
     In May 1993, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," ("SFAS 118"), which requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loans' observable market price or the fair value of the collateral if the loan is collateral dependent. Based upon a preliminary analysis, the Corporation does not expect that the adoption of SFAS 114 and SFAS 118, which are required for fiscal years beginning after December 15, 1994, will have a material effect on its net income, capital or liquidity.

Deposit Structure:

     The following table is a distribution of average balances and average rates paid on the deposit categories for the last three years:


                                             December 31,
                         ___________________________________________________
                                  1994           1993           1992
                            _______________  ______________  _______________
(Dollars in thousands)        Amount   Rate   Amount  Rate   Amount  Rate
                             ________  ____ ________  ____ ________  ____
Demand -
    noninterest-bearing       $101,065  - %  $ 88,436  - %  $ 73,824  - %
Demand -
    interest-bearing            82,747  2.06   76,962  2.59   64,543  3.40
Savings and
    money market               263,666  2.66  248,713  2.90  195,019  3.58
Time                           218,233  4.43  216,587  4.54  217,085  5.46
Time - $100,000
    and  over                   16,401  4.05   13,149  3.22  17,629   4.31
                              ________       ________       ________
               Total          $682,112       $643,847      $568,100
                              ________       ________       ________
                              ________       ________       ________

     A maturity distribution of certificates of deposit of $100,000 and over is as follows:

                                         December 31,
                           _________________________________________
(Dollars in thousands)                1994      1993      1992
                                    _______   _______   _______
Three months or less               $  7,274   $ 5,598   $ 8,217
Over three months to six months       7,809     1,623     2,692
Over six months to twelve months      1,943       901     2,672
Over twelve months                    2,202     2,425     1,045
                                    _______   _______   _______
     Total                          $19,228   $10,547   $14,626
                                    _______   _______   _______
                                    _______   _______   _______
INCOME STATEMENT ANALYSIS:

Results of Operations:

     Prior to the cumulative effect of a change in accounting for income taxes, consolidated net income for 1994 was $10,745,000, an increase of $1,807,000, or 20.2%, over 1993. On a per share basis, primary and fully diluted earnings were $1.84 in 1994, compared to primary earnings per share of $1.58 and fully diluted earnings per share of $1.53 in 1993, prior to the cumulative effect of a change in accounting for income taxes. The change in accounting for income taxes increased the 1993 net income by $300,000 to a total of $9,238,000. This change increased 1993 primary earnings per share to $1.64 and the fully diluted earnings per share to $1.59. Consolidated net income increased in 1993 by $1,276,000, a 16.0% increase over 1992. Primary earnings per share in 1992 were $1.43, and fully diluted earnings per share were $1.39.
     Return on average assets was 1.40% for 1994, compared to 1.29% for 1993 and 1.26% for 1992, and return on average shareholders' equity was 16.11% for 1994, compared to 15.50% for 1993 and 15.13% for 1992.
     Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; other operating income, which is made up primarily of certain fees and gains and losses from sales of securities; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

Net Interest Income:

     Net interest income for 1994 increased by $4,356,000, or 14.1%, to $35,175,000. Net interest income was $30,819,000 during 1993, which was 15.4% above the $26,697,000 reported in 1992.
     For analytical purposes, the following table reflects tax equivalent net interest income in recognition of the income tax savings on tax exempt items such as interest on municipal securities and tax exempt loans. Adjustments are made using a statutory federal tax rate of 35% for 1994 and 1993, and 34% for 1992.

                           Years Ended December 31,
                   ______________________________________
(Dollars in thousands)      1994      1993      1992
                          _______   _______   _______
Interest income          $ 54,614  $ 50,350  $ 48,547
Interest expense           19,439    19,531    21,850
                          _______   _______   _______
Net interest income        35,175    30,819    26,697
Tax equivalent adjustment   1,527     1,507     1,573
                          _______   _______   _______
Net interest income
     (fully taxable
         equivalent)     $ 36,702  $ 32,326  $ 28,270
                          _______   _______   _______
                          _______   _______   _______

Changes in Net Interest Income:

     The rate-volume analysis set forth in the following table, which is computed on a tax equivalent basis (tax rate of 35% for 1994 and 1993, and 34% for 1992), analyzes changes in net interest income for the last three years by their rate and volume components.
     The overall favorable change for the year ended December 31, 1994 was primarily caused by the increase in the volume of loans. Total loan interest income increased $5,043,000, or 13.1%, in 1994, compared to 1993, primarily as a result of total average loans increasing $64,044,000, or 14.2%. The increase in loans was primarily the result of management's efforts to increase the loan portfolio. Interest income earned on commercial loans contributed $2,703,000 of this increase, and installment loans and real estate loans contributed $1,096,000 and $554,000, respectively. This increase in loans was funded by a decrease in money market instruments and an increase in other borrowings. The reduction in the money market instruments volume caused a $449,000 decrease in interest income, and the increase in the volume of other borrowings increased interest expense by $302,000. Other borrowings include Federal Funds purchased, Federal Home Loan Bank
(FHLB) borrowings, securities sold under agreements to repurchase and U.S. Treasury demand notes. The overall favorable change for the year ended December 31, 1993 primarily resulted from management's efforts to increase the volume of the U.S. Agency portfolio and the mortgage loan portfolio. Interest income on U.S. Government Agency securities increased $1,548,000 over 1992, and income on mortgage loans increased $1,534,000 over 1992. Nonaccruing loans are included in the average balance yield calculations, but the average nonaccruals were insignificant and had no material effect on the results. Variances attributable to both rate and volume are included in the volume column.
     The increase in interest rates did not have a material effect on net interest income during 1994, as a result of management's ability to properly price earning assets and deposits. Net interest income was positively affected by the downward trend in market interest rates during 1992, and such rates tended to stabilize at relatively low levels in 1993.

                                 1994 over/(under) 1993       1993 over/(under) 1992
                              ____________________________________________________________
                                          caused by                   caused by
                                      ___________________           __________________
(Dollars in thousands)        Total                         Total
                              Change    Rate      Volume    Change    Rate       Volume
                              ______    ______    ______    ______    ______     ______
Interest Income:
    Securities*                $(472)    $(473)    $   1     $ 354   $(1,612)   $1,966
    Money market instruments    (286)      163       (449)    (388)      (82)     (306)
    Loans*                     5,042      (352)     5,394     1,771   (3,604)    5,375
                              ______    ______    ______    ______    ______     ______
     Total                     4,284      (662)     4,946     1,737   (5,298)    7,035
                              ______    ______    ______    ______    ______     ______

Interest Expense:
    Savings deposits            (516)   (1,037)       521        40   (2,304)    2,344
    Time deposits and
     certificates of deposit      81      (135)       216    (2,357)  (2,081)     (276)
    Other borrowings             343        41        302        (2)     (15)       13
                               ______    ______    ______    ______    ______    ______
     Total                       (92)   (1,131)     1,039    (2,319)  (4,400)    2,081
                               ______    ______    ______    ______    ______    ______
Net interest income           $4,376    $  469     $3,907    $4,056  $  (898)   $4,954
                               ______    ______    ______    ______    ______    ______
                               ______    ______    ______    ______    ______    ______

*Tax Equivalent Basis

Interest Rate Sensitivity:

     The Banks actively manage their interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee (ALCO), using policies and procedures set by senior management, is responsible for managing the Banks' rate sensitivity position. The Banks utilize two principal reports to measure interest rate risk
- gap analysis report and net interest margin report. The table below shows the interest rate sensitivity gap position. The table presents data at a single point of time. Savings and NOW accounts have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. The 0 to 365 day gap was (6.40)% of earning assets at December 31, 1994 as compared to (0.07)% at December 31, 1993.


                                             December 31, 1994

                          ___________________________________________________
                          0 to 90   91 to 180   181 to 365  1 - 5   Over 5
(Dollars in thousands)      days       days       days      years   years
                           ________  ________  ________   ________  ________
ASSETS
Money market
   instruments             $     16   $     0   $     0  $     90  $    100
Loans                       209,826    19,434    41,517   179,848   127,438
Securities                   17,927    10,274    27,847    78,007    51,023
                           ________  ________  ________  ________  ________
Total rate sensitive
   assets                 $ 227,769 $ 29,708  $ 69,364  $ 257,945 $ 178,561
                           ________  ________  ________  ________  ________
                           ________  ________  ________  ________  ________

LIABILITIES
Certificates of deposit,
    $100,000 and over     $   7,274 $  7,809  $  1,943  $   2,202  $      0
All other certificates
    of deposit               35,818   34,963    45,158    108,152       507
Money market
   savings funds             64,888        0         0          0    97,331
NOW accounts                 29,340        0         0          0    54,489
Savings accounts             26,460        0         0          0    61,741
U.S. Treasury demand note     2,393        0         0          0         0
Other borrowings             32,929        0         0          0         0
                           ________  ________  ________  ________  ________
Total rate sensitive
    liabilities           $ 199,102 $ 42,772  $ 47,101  $ 110,354 $ 214,068
                          ________  ________  ________   ________  ________
                          ________  ________  ________   ________  ________
Incremental gap           $  28,667 $(13,064) $ 22,263  $ 147,591 $ (35,507)
                          ________  ________  ________   ________  ________
                          ________  ________  ________   ________  ________
Cumulative gap            $  28,667 $ 15,603  $ 37,866  $ 185,457 $ 149,950
                           ________  ________  ________  ________  ________
                           ________  ________  ________  ________  ________
% of earning assets            3.76%    2.04%    4.96%     24.30%    19.64%
                           ________  ________  ________  ________  ________
                           ________  ________  ________  ________  ________

Net Interest Margin:

     The 1994 net interest margin of 5.07% increased over 1993 and 1992 net interest margins of 4.84% and 4.76%, respectively. The net interest margin increase during 1994 was attributed to an increase in the volume of the lower rate core deposits. The Banks have been able to effectively match assets and liabilities and maintain a consistent percentage of earning assets to total assets.

Provision for Loan Losses:

     The provision is based on management's analysis of the adequacy of the allowance for loan losses. In its evaluation, management considers past loan experience, overall characteristics of the loan portfolio, current economic conditions and other relevant factors. Based on the latest monthly evaluation of potential loan losses, the allowance is adequate to absorb known and inherent losses in the loan portfolio. Ultimately however, the adequacy of the allowance is largely dependent upon the economy, a factor beyond the Corporation's control. With this in mind, additions to the allowance for loan losses may be required in future periods especially if economic trends worsen or certain borrowers' abilities to repay decline. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.
     The provision in 1994 was $2,650,000, a decrease of $423,000, or 13.8%, compared to the 1993 provision of
$3,073,000.   Net loans charged off of $602,000 in 1994 were
lower than the net charged off loans of  $1,574,000 in 1993.
Net charge offs in 1992 were $1,828,000.   During 1994, it
was management's intention to increase loan volumes in order
to increase net interest income.   The Corporation has made
an allocation of its reserve giving consideration to
management's evaluation of risk in the portfolio.   The
ratio of the allowance for loan losses to loans of 1.40% at December 31, 1994 increased from the December 31, 1993 ratio of 1.23%. The 1992 provision of $2,299,000 included the effect of the charge off of $835,000 loans following the regulatory examination discussed under "Allowance for Loan Losses". The ratio of the allowance for loan losses to loans was 1.0% at December 31, 1992.
     Included in the charge offs of 1993 was a commercial loan for $633,000 charged off on March 31, 1993 and a commercial loan for $274,000 charged off on September 9, 1993. These two charged off commercial loans were to two unrelated borrowers.
     Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans) were 0.97% of total loans and net assets acquired in foreclosure at December 31, 1994 compared to 1.01% at December 31, 1993 and 0.96% at December 31, 1992. The ratio of the allowance to nonperforming assets was 141.8% at December 31, 1994 compared to 118.9% at December 31, 1993 and 103.3% at December 31, 1992.
     Nonaccruing loans increased $582,000, or 31.0%, during 1994 to their current level of $2,458,000. Efforts to liquidate or work-out individual accounts are proceeding as quickly as potential buyers can be located and legal constraints permit.
     Net assets in foreclosure totalled $1,269,000 as of December 31, 1994, a decrease of $258,000, or 16.9%, from the December 31, 1993 balance. Sales of foreclosed properties during 1994 totalled $1,061,000. Net assets in foreclosure consist primarily of real estate from five unrelated existing or former loan customers. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit.
     As of December 31, 1994, there were three unrelated commercial borrowers with troubled debt restructured loans totalling $1,868,000. All three customers were complying with the restructured terms as of December 31, 1994.
     Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value less selling costs.
Accordingly, the Corporation charged off $109,000 during 1994 and $40,000 during 1993 against the allowance for loan losses, previously established for that purpose, and $61,000 during 1994 and $112,000 during 1993 against current earnings for selected assets previously acquired to reflect a permanent decline in fair value. From the 1994 sales of foreclosed assets, the Corporation was able to recover $22,000 that was previously charged against the allowance for loan losses.

Other Operating Income:
                              Years Ended December 31,
                       _____________________________________
(Dollars in thousands)          1994      1993      1992
                               ______    ______    ______
Service charges               $ 2,314   $ 2,347   $ 2,097
Securities gains, net             530       398        56
Trust income                      719       649       424
Other.                            962     1,474       833
                               ______    ______    ______
Total other operating income  $ 4,525   $ 4,868   $ 3,410
                               ______    ______    ______
                               ______    ______    ______

     Other operating income for 1994 decreased $343,000, or 7.0%, compared to 1993, while other operating income for 1993 increased $1,458,000, or 42.8%, over 1992.
     Income from service charges on deposit accounts decreased 1.4% in 1994 and increased 11.9% in 1993, over 1992 levels. The decrease in service charges during 1994 is attributed to lower business service charges. The lower business service charges are a result of the increase in the earnings credit, resulting from the rise in interest rates, which is used to offset service charges.
     Net securities gains rose $132,000 to $530,000 in 1994, compared to net securities gains of $398,000 in 1993.
During 1994, the Corporation realized a securities gain of approximately $1,058,000 as a result of the Corporation selling over 40,000 shares of First Eastern Bank stock which was purchased by PNC Corporation on June 24, 1994. Securities that were held in the available for sale account were sold during 1994 to help fund growth in loans and resulted in a net loss of approximately $556,000. Eighteen mortgage-backed securities that were held in the available for sale account were sold during 1993 due to the faster than expected repayments. This resulted in a gain of $388,000, or 97.5%, of the total net securities gains for 1993. In addition, a security for $100,000 was downgraded to doubtful and written down to $50,000 during 1993.
     Income from the Trust Department in 1994 increased $70,000, or 10.8%, over 1993 Trust Department income of $649,000. The 1993 Trust Department income increased $225,000, or 53.1%, over 1992. This growth in Trust Department income was primarily due to the Corporation's recent emphasis on marketing the Trust Department's products and the results of such efforts.
     Other income decreased $512,000 during 1994, from $1,474,000 in 1993 to $962,000 in 1994. This decrease was primarily a result of a $469,000 gain realized in 1993, when management decided to sell fixed rate mortgages totalling approximately $15,000,000 on the secondary market.

Other Operating Expenses:
                                       Years Ended December 31,

                                ______________________________________
(Dollars in thousands)              1994           1993          1992
                                 _______         _______        _______
Salaries                 $         8,048     $     7,238     $    6,395
Employee benefits                  2,934           2,701          2,218
Net occupancy expense              1,355           1,210          1,008
Equipment expense                  1,487           1,225          1,091
FDIC premiums                      1,518           1,425          1,190
Other expenses                     6,415           6,323          5,138
                                 _______         _______        _______
Total other operating expenses   $21,757        $ 20,122        $17,040
                                 _______         _______        _______
                                 _______         _______        _______

     Other operating expenses rose to $21,757,000 for 1994, a 5.0% increase over the $20,122,000 for 1993. The 1993 amount was 18.1% above the $17,040,000 for 1992. The rise in operating expenses has largely been due to the Banks' growth which resulted in higher personnel costs and also because of "other expenses" detailed below.
     Salaries rose 11.2% in 1994 and 13.2% in 1993. The increases reflect cost of living increases, merit increases and additional staff necessitated by an increase in average assets of 7.0% in 1994 and 13.0% in 1993.
     Employee benefits increased by $233,000, or 8.6%, during 1994, compared with an increase of $483,000, or 21.8%, during 1993. In 1994, profit sharing expenses represented $171,000 of the increase in employee benefits, as a result of the Citizens' and Security's employees becoming eligible to participate in profit sharing. The remaining increase in 1994 was attributed to an increase in medical expenses of $68,000, or 10.3%. Contributing to the rise in 1993, compared to 1992, were increases in medical insurance, pension plan expenses, profit sharing expenses and FICA of $168,000, $88,000, $85,000 and $64,000, respectively.
     In November 1992, FASB issued Statement of Financial
Accounting Standards No. 112, "Employers' Accounting for
Postemployment Benefits" ("SFAS 112"). That statement requires employers to recognize any obligation to provide postemployment (as differentiated from postretirement) benefits (salary continuation, outplacement services, etc.)
by accruing the estimated liability through a charge to expense. SFAS 112 was adopted as of January 1, 1994. The
Corporation does not currently provide postemployment benefits other than through the pension plan, and accordingly, the adoption of SFAS 112 did not have any impact on the Corporation's financial position.
     Net occupancy costs increased by $145,000, or 12.0%, in 1994, compared with a $202,000, or 20.0%, increase in 1993.
Approximately $50,000 of the 1994 increase is the rent on a new branch that was opened in August 1993, and the increase in 1993 is related to a full year of costs associated with the four branches purchased in May 1992. Equipment expenses increased by $262,000, or 21.4%, during 1994, and $134,000, or 12.3%, in 1993. Approximately $144,000 of the increase in 1994 is the result of Harleysville selling its existing
IBM AS/400 computer system in the first quarter of 1994 and signing a two- year lease for a more powerful IBM AS/400 computer system.
     Federal Deposit Insurance Corporation (FDIC) premiums increased in 1994 and 1993, by 6.5% and 19.7%, respectively.
These increases were the result of an increase in the deposits of the Corporation.
     Other expenses increased by $92,000, or 1.5%, during 1994, compared with an $1,185,000, or 23.1%, increase during 1993. A

$273,000 rise in intangible asset expense during 1994 was offset by a $162,000 reduction in cost associated with the liquidation of the assets in foreclosure and the collection of past due loans. Major increases in 1993 included amortization of core deposit intangible, up $172,000, funding the Supplemental Executive Retirement Plan and the Directors Fee Deferral Plan, up $400,000, and costs associated with the liquidation of the assets in foreclosure and the collection of past due loans, up $279,000.

Income Taxes:
                                  Years Ended December 31,

                            _____________________________________
(Dollars in thousands)             1994      1993      1992
                                   ______    ______    ______
Expected tax expense               $5,353    $4,373    $3,661
Tax exempt income net of
    interest disallowance            (898)     (882)     (917)
Other                                  93        63       153
                                   ______    ______    ______
Actual tax expense                 $4,548    $3,554    $2,897
                                   ______    ______    ______
                                   ______    ______    ______

     Early in 1992, FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach in accounting for the effect of income taxes for financial reporting purposes. This pronouncement is effective for tax years beginning after December 15, 1992.
     SFAS 109 was adopted on January 1, 1993, except for Security National Bank, as discussed below. The provisions of the Statement were applied without restating prior years' financial statements. Adoption of SFAS 109 resulted in a reduction of the net deferred tax liability in the amount of $300,000 in 1993.
     In 1992, a net deferred tax liability of $91,903 resulted from Security National Bank adopting SFAS 109. These deferred tax liabilities are reported separately as the cumulative effect of a change in the method of accounting for income taxes in the consolidated statements of income for the years ending December 31, 1993 and 1992.

CAPITAL:

     Capital formation is critical to the Corporation's well-being and future growth. Capital at the end of 1994 was $66,575,000, an increase of $4,104,000, or 6.57%, over the end of 1993. The increase came as a result of the retention of the Corporation's earnings and from the dividend reinvestment plan. Capital was also adjusted for the net unrealized holding losses on the available for sale securities. Management believes that the Corporation's current capital positions and liquidity positions are strong and that their capital positions are adequate to support their operations. Management is not aware of any recommendation by any regulatory authority which, if it were to be implemented, would have a material effect on the Corporation's capital.
     The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.5% for primary capital and 6.0% for total capital. The primary capital ratio was 8.96% at December
31, 1994 compared with 8.64% at December 31, 1993. Because the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.
     Federal regulators have adopted risk-based capital adequacy guidelines. The components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is the shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments.
     Required minimum levels of risk-adjusted capital are being phased in. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%.
At December 31, 1994, the Corporation's Tier 1 risk-adjusted capital ratio was 11.25%, and the total risk-adjusted capital ratio was 12.40%, both well above the 1994 requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 1994. The following table presents a summary of the components of risk-based capital at December 31, 1994 and the changes in capital that occurred during 1994.
     To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (the "FRB") established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings, and in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 8.59% at December 31, 1994 and 8.11% at December 31, 1993.

Risk-Based Capital:

(Dollars in thousands)                            Amount
                                                  _______
Risk-based capital at
     January 1, 1994                              $65,425
     Net income for the year                       10,745
     Common stock dividends declared               (3,424)
     Stock options                                   (585)
     Stock dividends                                  (11)
     Increase in allowance for loan losses, net     2,048
     Purchase of stock under dividend
         reinvestment plan                            691
     Decrease in intangible assets and
         other transactions, net                      618
                                                  _______
Risk-based capital
     at December 31, 1994                         $75,507
(1)
                                                  _______
                                                  _______

(1)  Composed of:
Tier 1 capital
     Common stock                                  $5,753
     Surplus                                       24,416
     Undivided profits                             39,719
     Less intangible assets not allowed            (2,315)
                                                  _______
          Total                                   $67,573
                                                  _______

Tier 2 capital
     Allowance for loan losses                      7,934
                                                  _______
          Total                                     7,934
                                                  _______
Total risk-based capital                          $75,507
                                                  _______
                                                  _______
Capital in excess of
     regulatory requirement
     at December 31, 1994                         $26,801
                                                  _______
                                                  _______

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA included significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.
     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.
     Under the regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions at December 31, 1994.

Liquidity:

     Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal Funds sold averaged $6,512,000 during 1994, and securities available for sale averaged $110,013,000 during 1994, more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by Federal Fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members and from the FHLB, of which Harleysville is a member and to which Citizens has applied for membership.
     There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

Other Items:

     The Riegle-Neal Community Development and Regulatory Improvement Act was signed into law on September 23, 1994. This law included a reduction in the regulatory burden of the banking industry. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was signed into law. The legislation permits interstate banking twelve months after its enactment into law.
     Management believes that the effect of the provisions of this legislation on liquidity, capital resources and the results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if it were implemented, would have a material adverse effect upon the liquidity, capital resources or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have and in the future may have a negative impact on the Corporation's results of operations.

FINANCIAL RATIOS AND SUMMARY OF KEY INFORMATION:

                                      Years Ended December 31,

                               __________________________________________
(Dollars in thousands, except per share data)
                                      1994        1993       1992
                                  __________   __________  __________
Per Share Information*:
Primary . .                         $  1.84     $  1.64    $  1.43
Fully diluted                          1.84        1.59       1.39
Cash dividends paid                    0.61        0.49       0.43
Book value (at year-end)              11.57       11.58       9.66

Market Value*:
Bid price of common stock  (high)     31.43       21.19       18.14
Bid price of common stock  (low)      20.00       16.67       12.25
Average shares outstanding        5,847,473   5,642,790   5,566,155

Average Balance Sheet:
Loans . . . . .                 $   515,101  $  451,057   $ 393,323
Earning assets                      721,880     670,667     593,672
Total assets                        765,037     714,719     632,490
Deposits                            682,112     643,847     568,100
Interest-bearing liabilities
 plus demand deposits.              690,257     645,861     569,708
Shareholders' equity                 66,716      59,597      52,635

Selected Operating Ratios:
Return on average assets               1.40%       1.29%       1.26%
Return on average shareholders'
 equity                                16.11%     15.50%      15.13%
Leverage  (assets divided by
 shareholders' equity)                  11.47X     11.99X      12.02X
Average shareholders' equity
 as a percentage of:
     Average loans                     12.95%     13.21%      13.38%
     Average deposits                   9.78       9.26        9.27
     Average assets                     8.72       8.34        8.32
     Average earning assets             9.24       8.89        8.87
Dividend payout ratio                  31.87      28.84       28.79
Average total loans as a
 percentage of average
 deposits and borrowed funds           74.62      69.84       69.04

Net interest margin on average
 earning assets:
     Interest income**                  7.75%      7.73%       8.44%
     Interest expense                  (2.68)     (2.91)      (3.68)
     Net interest margin                5.07       4.82        4.76
     Noninterest margin                (2.39)     (2.27)      (2.30)

*Adjusted for a five percent stock dividend effective
12/30/94, a two-for-one stock split effective 12/31/93 and a five percent stock dividend effective 12/31/92.

**Tax Equivalent Basis

CORPORATE DIRECTORY:
HARLEYSVILLE NATIONAL CORPORATION
483 MAIN STREET, P.O. BOX 195
HARLEYSVILLE, PA 19438
PHONE (215) 256-8851

THE BOARD OF DIRECTORS OF HARLEYSVILLE NATIONAL CORPORATION*
John W. Clemens
Walter E. Daller, Jr.
Richard M. Markley
Bradford W. Mitchell
Martin E. Fossler
William M. Yocum
Harold A. Herr
Walter F. Vilsmeier
Howard E. Kalis, III

THE BOARD OF DIRECTORS OF THE CITIZENS NATIONAL BANK OF LANSFORD
Thomas S. McCready
John J. Trojan
Joseph M. Porvaznik
William H. Fegley, Sr.
Walter E. Kruczek
Joseph J. Velitsky
James D. McMahon
Walter E. Daller, Jr.
D.M. Takes
Frank J. Lochetto
Thomas D. Oleksa

THE BOARD OF DIRECTORS OF THE SECURITY NATIONAL BANK
Howard E. Kalis, III
Robert K. Hartenstine
Joseph M. Wheeler, Jr.
James F. Meade
Ronald A. Dinnocenti
S. Albert Kutz
John L. McGowan
Henry M. Pollak
Robert C. Smith
James J. Lennon, Consultant to the Board
Walter E. Daller, Jr.
Bruce D. Fellman
D. M. Takes
Raymond H. Melcher, Jr.

THE OFFICERS OF THE HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY
Walter E. Daller, Jr.**       President and Chief Executive
Officer
D. M. Takes**                 Executive Vice President and Chief
                                Operating Officer
James W. Hamilton             Senior Vice President and
                                Senior Trust Officer
Vernon L. Hunsberger**        Senior Vice President and
                                Chief Financial Officer
Frank J. Lochetto             Senior Vice President
Fred C. Reim, Jr.             Senior Vice President
David R. Crews                Vice President
Dennis L. Detwiler            Vice President
Bruce D. Fellman              Vice President
Henry R. Gehman               Administrative Vice President
                                and Compliance Officer
Larry E. Nolt                 Vice President and Trust Officer
Robert L. Reilly              Vice President
Thomas L. Spence              Vice President
Gregg J. Wagner               Vice President and Comptroller
Mikkalya W. Walton            Vice President
Ruth A. Dietterich            Assistant Vice President
Mary K. Eckart                Assistant Vice President
Tamra T. Garber               Assistant Vice President
Cathy Peifer Heckler          Assistant Vice President
Robert H. Kreamer             Assistant Vice President
Blair T. Reiley               Assistant Vice President
Kenneth R. Stoudt             Assistant Vice President
Deborah L. Sweet              Assistant Vice President
Harry T. Weierbach            Assistant Vice President
Tina K. Borrelli              Consumer Loan Officer
James R. Caldwell             Banking Officer
Jennifer G. Erb               Consumer Loan Officer
Faye Frederick                Banking Officer
Pamela L. Hartenstine**       Banking Officer and Corporate Secretary
John E. Hartle                Audit Director
Elaine H. Hegh                Banking Officer
Chris L. Holzer               Banking Officer
Sandra M. Hurst               Trust Officer
Patricia A. Longcoy           Banking Officer
Sue Ellen Nolan               Banking Officer
Kathleen Hibbard Nugent       Banking Officer
Gregory F. Poehlmann          Business Development Officer
Aileen Rolin                  Mortgage Officer
Patricia H. Rosenberger       Trust Officer
Jan Marie Sloat               Financial Services Officer
Regina A. Stark               Banking Officer
Joan F. Whiteley              Commercial Loan Review Officer
Ann P. Wilson                 Banking Officer
Betty Ruth Yerger             Trust Officer
Tracie Young                  Senior Audit Manager

HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY OFFICE MANAGERS
Harleysville Office      Antoinette M. Smith
                         Assistant Vice President and Manager
Skippack Office          H. Steen Woodland
                         Banking Officer and Manager
Limerick Office          Joseph A. Giunta
                         Assistant Vice President and Manager
North Penn Office   (North Wales)
                         Lee-ann Kovac
                         Banking Officer and Manager
Gilbertsville Office     Christine Schondelmaier
                         Banking Officer and Manager
Hatfield Office          Craig E. Morrow
                         Banking Officer and Manager
North Broad Office (Lansdale) Geoffrey D. Brandon
                         Banking Officer and Manager
Marketplace Office (Lansdale) Christine M. Matsinko
                         Banking Officer and Manager
Horsham Office           Joseph Chirik, Jr.
                         Assistant Vice President and Manager
Normandy Farms/Meadowood Offices (Blue Bell and Worcester)
                         Kay A. Gordon
                         Banking Officer and Manager
Collegeville Office      Timothy B. Canfield
                         Banking Officer and Manager
Sellersville Office      Grace H. Myers
                         Banking Officer and Manager
Quakertown Offices       Nancy F. Kistler
                         Banking Officer and Manager

THE OFFICERS OF THE CITIZENS NATIONAL BANK OF LANSFORD
Thomas D. Oleksa              President and Chief Executive Officer
Martha A. Rex                 Vice President, Trust Officer, and Cashier
Maurice Infante               Vice President and Manager, Consumer Lending
Joseph J. O'Gurek             Assistant Vice President and Assistant
                                 Trust Officer


THE OFFICERS OF THE SECURITY NATIONAL BANK
Raymond H. Melcher, Jr.       President and Chief Executive Officer
Nicholas Lozorak, Jr.         Assistant Vice President
Roxanne S. Selwyn             Assistant Vice President
Shirley A. Yost               Branch Manager


*Also members of the Board of Directors of Harleysville
    National Bank and Trust Company.
**Also an Officer of Harleysville National Corporation.

MEMBER FDIC

Corporate Information:
Copies of the Corporation's Annual Report to the Securities and Exchange Commission (Form 10-K) are available, without charge to shareholders, by writing:
Pamela L. Hartenstine, Corporate Secretary
483 Main Street, PO Box 195
Harleysville, PA 19438

Annual Meeting:
The 1995 Annual Meeting of Shareholders of Harleysville
National Corporation will be held at the Presidential
Caterers, Norristown, PA on Tuesday, April 11, 1995 at 9:30 a.m.

NASDAQ Market Makers:
As of December 31, 1994, the following firms made a market in the Corporation's common stock:
F.J. Morrissey & Co., Inc.
Fahnestock & Co., Inc.
Legg Mason Wood Walker, Inc.
Janney Montgomery Scott, Inc.
Herzog, Heine, Geduld, Inc.
Ryan Beck & Co., Inc.

Common Stock:
Harleysville National Corporation common stock is traded over the counter under the symbol HNBC. The stock is commonly quoted under NASDAQ National Market Issues. At the close of business on December 31, 1994, there were 2,001 shareholders of record.

Dividend Reinvestment Plan:
The Corporation has a Dividend Reinvestment and Stock
Purchase Plan. Interested stockholders can obtain more information regarding the Plan by contacting the Plan
Administrator at (215) 256-8851, or 800 423-3955.

Transfer Agent and Shareholder Services:
Harleysville National Bank & Trust Company
483 Main Street, PO Box 195
Harleysville, PA 19438
(215) 256-8851, or 800 423-3955.


HARLEYSVILLE NATIONAL CORPORATION GRAPHS:

Page - 7.  Total Overhead Expense as a Percentage of Average
Assets:
                     HNC              Peer
                    ------            ------
                     2.92%            3.48%
            Peer comparison based on figures reported by the Federal Reserve as of 9/30/94 for bank holding companies with assets between $500 million -
            $1 billion.

Page - 9.   Commercial Loans (scale in millions):
            1990      1991      1992      1993      1994
            -----     ----      ----      ----      ----
            $88.3     $115.9    $112.5    $128.4    $154.3

Page - 11.  Trust Assets (scale in millions):
            1990       1991       1992      1993      1994
            -----      ----       ----      ----      ----
            $42.3     $67.2      $99.4      $139.2    $195.1

Page - 11.  Trust Income (scale in millions):
            1990      1991       1992      1993      1994
            ----      ----       ----      ----      ----
            $.21      $.30       $.42    $.65        $.72

Page - 12.  Lease Volume (scale in millions):
            1990     1991       1992       1993     1994
            ----      ----      ----       ----     ----
            $24.3     $21.5     $27.4      $32.3    $41.2

Page - 13.  Lease Interest Income (scale in millions):
            1990      1991      1992       1993     1994
            ----      ----      ----       ----     ----
            $2.3      $2.2      $2.2       $2.4     $2.7

Page - 15 . Citizens National Bank  (CNB) Net Income (scale
in                  millions):
            1990      1991      1992       1993     1994
            ----      ----      ----       ----     ----
            $.88      $.89      $1.07      $1.18    $1.30

Page - 15.  Citizens National Bank (CNB) Total Overhead
            Expense as a Percentage of Average Assets (scale in
            millions):
                         CNB                Peer
                         -----              ------
                         2.27%              3.48%
             Peer comparison based on figures reported by the Federal Reserve as of 9/30/94 for banks with assets under $300 million.


Printed on Recycled Paper

Design: Shirley Epps Artwork, Inc.

Photography: Studio 103

Printing: Taggart Printing