Form 10-K, Exhibit 13
period 1995-12-31
HARLEYSVILLE NATIONAL CORP
filed 1996-03-29
CIK 702902

HARLEYSVILLE NATIONAL CORPORATION

Our mission is to maintain and enhance our image as a respected, independent, community-oriented financial institution providing needed services to our customers, a fair return to our shareholders and a rewarding working experience for our employees. We will commit our resources to the achievement of growth and economic stability of our communities.


CONTENTS

Financial Highlights                                               1

Shareholders' Letter                                               2

Snapshots of an Exciting  and Busy Year                            4

Report of Independent Certified Public Accountants                 8

Consolidated Financial Statements                                  9

Management's Discussion and Analysis of Financial Condition
    and Results of Operations                                     23

Financial Ratios and Summary of Key Information                   37

Corporate Directory                                               38


FINANCIAL HIGHLIGHTS:

                                   December 31,
                                1995          1994     % INCREASE

FOR THE YEAR

   Total interest income   $ 64,322,000   $ 54,614,000   17.8%
   Total interest expense    26,827,000     19,439,000   38.0
   Net interest income       37,495,000     35,175,000    6.6
   Net income                11,776,000     10,745,000    9.6

PER SHARE
   Primary                 $       2.00   $       1.84    8.7%
   Fully diluted                   2.00           1.84    8.7
   Cash dividends paid             0.79           0.61   29.5
   Shareholders' equity           13.19          11.57   14.0

AVERAGE BALANCES
   Loans                   $580,612,000   $515,101,000   12.7%
   Total earning assets     786,732,000    721,880,000    9.0
   Total assets             830,465,000    765,037,000    8.6
   Total deposits           706,357,000    682,112,000    3.6
   Shareholders' equity      73,537,000     66,716,000   10.2

RETURN ON AVERAGE
   Assets                          1.42%          1.40%   1.4%
    Shareholders' equity          16.01          16.11   (0.6)

                                Page 1

TO OUR SHAREHOLDERS


        The past year was another one of good growth for Harleysville National Corporation as we continued to build our community bank franchise.

STRONGEST EARNINGS EVER
     Net income for 1995 was $11,776,000, an increase of 9.6% over the $10,745,000 earned in 1994. Earnings per share for the year increased to $2.00 from $1.84 the previous year. Fourth-quarter primary and fully diluted earnings per share at $.50 were up 16.3% from $.43 in the comparable period last year.
Dividends on Harleysville National Corporation's common stock increased 29.5% over 1994 to $.79 per share. The graphs on page one, highlighting our history of dividend and earnings increases, represent our commitment to building shareholder value.

KEY PERFORMANCE RATIOS
     Our return on assets (ROA) for 1995 improved from 1.40% to 1.42%, and our return on equity (ROE) experienced a slight decline from 16.11% to 16.01%. These ratios continue to place HNC in an enviable position among our peers and in the industry as a whole.
     As HNC's growth continues, so does our progress in lowering overhead expense. As the graph below illustrates, our overhead expense decreased to 2.77% of average assets, well below our peer banks. In addition, our rate of improvement in this key ratio also exceeds that of our peer group.

ASSET QUALITY AND GROWTH
       Total assets for 1995 increased 9.3% to $874,146,000, from $799,778,000 at December 31, 1994. Nonperforming assets, including nonaccrual loans, restructured loans, and other real estate owned, were $11,191,000 at year end, or 1.3% of total assets. At December 31, 1994, the nonperforming asset total was $5,594,000, or .7% of total assets. While nonaccruing loans increased from $2,458,000 at December 31, 1994 to $8,993,000 at December 31, 1995, 77.5% of
these funds, or approximately $6,972,000, are attributable to just two unrelated borrowers. Both these loans are in workout and are being resolved as promptly as legal constraints permit. However, they are well-secured with real estate and are being managed closely.
         Net charge-offs for the year were $420,000, down from $602,000 a year ago. The provision for loan losses at December 31, 1995 was $2,160,000 compared to $2,650,000 for 1994. The allowance for loan losses for 1995 totaled $9,674,000 compared to $7,934,000 at December 31, 1994. This results in a ratio of allowance to total loans outstanding of 1.61% compared to a ratio of 1.40% at December 31, 1994.


BUILDING THE FRANCHISE
      Despite pundits' predictions that banking will be entirely electronic in the future, our customers have told us that they want a local branch office through which to do their banking. As a result of this continuing dialog with our customers, each of our subsidiary banks added a new location to their delivery system during 1995:

  * In May, Harleysville National Bank opened a new office in Red Hill, Montgomery County.

  * In September, Citizens National Bank opened a new office in Lehighton, Carbon County.

  * In November, Security National Bank opened a new office at the North End Shopping Center in Pottstown, Montgomery County.

     January of 1996 saw a continuation of branch office growth for our company when Security National opened an additional new office in the premier Pottstown Center Shopping Complex on Route 100 in Pottstown.
     Harleysville National Bank is continuing to pursue locations in Doylestown, Spring House, and Audubon, all of which are in various stages of municipal approval and construction bidding. All are expected to open during 1996.
      Capping an exciting and profitable year of growth, Harleysville National Corporation announced its fifth acquisition in September. Located in Honesdale, Wayne County, PA, Farmers & Merchants Bank is a $65 million community bank with a rich heritage of serving its constituents.

      While Farmers & Merchants will retain its name, we will integrate its operations and charter into our Citizens National Bank subsidiary. This will accomplish two key objectives: maintaining Farmers & Merchants' hometown, personalized image, while achieving operating efficiencies. In addition, a regional board, composed of F&M's directors, will continue to offer input and guidance so that a local touch is maintained. The merger will quickly impact Citizens' bottom line, giving the bank a larger asset base on which to build earnings.

BUILDING OUR GREATEST RESOURCE
       The caliber of our people is one of the few distinguishing factors left in an industry where products are virtually homogenized. We sincerely believe we have built one of the strongest core of banking and service professionals in our marketplace, and it is because of their commitment that we continue to build customer and shareholder value. In an environment of bank consolidations and massive industry layoffs, we are proud to say that Harleysville National Corporation is expanding and hiring. We are pleased to see specialized career paths developing in each of our banks. The members of the HNC team are a great resource, and we are proud to watch many of them progress into various levels of management.

BOLSTERING NONINTEREST INCOME
        Increasing noninterest income is a major objective of our corporation, and 1995 saw an important milestone: our Trust and Financial Services Division passed the million dollar mark in gross income. The Division has shown tremendous growth over the past five years, and we look forward to their continued success. A new money management program, Mutual Choice, which offers a variety of mutual fund investment options for customers, is now part of their product line.
     Leasing is another one of our successful corporate divisions, and continues to add bottom-line strength. Lease financing grew by $2,709,000 in 1995, to total $43,942,000. A popular financing alternative, leasing will remain a viable source of fee income.
      1995 saw the introduction, at all subsidiaries, of a new banking package called "Rewards." Aimed at those 49 years of age or better, this attractive group of financial services showed solid growth with a significant number of new depositors. In addition to an interest checking account, the majority of customers were cross-sold savings and money market accounts. As the competition for core deposits continues at a frenetic pace, it is our intention to heavily market "Rewards" so that all three of our banks maintain their market share.

STOCK PERFORMANCE
      It is always gratifying to report positive news about our stock price to our loyal shareholders. I thought you might be interested to see the closing prices over the past ten years:

        Between 1985 and 1995, the percentage increase equaled 856%! While we make no assertions that level of performance will continue, it validates, from the market's perspective, what we have done and are doing here at HNC.

     On a personal note, I was very honored to be selected by the Federal Reserve Bank of Philadelphia to represent Pennsylvania, New Jersey, and Delaware on the Federal Advisory Council of the Board of Governors. The Federal Advisory Council comprises 12 bankers, one from each Federal Reserve District, and meets with the Board of Governors quarterly. What makes the appointment particularly satisfying is the fact that I am one of the first community bank presidents chosen to serve in this capacity.

         Our industry is rife with mergers and consolidations, presenting both challenges and opportunities. Megabanks are being put together, and customers and prospects from many of them tell us that they don't like being treated as a number. They want to do business with people, and they want to be viewed, not as a statistic, but as an individual, with flexibility and understanding. We like that, because we are committed to growing our banks, as always, one satisfied customer at a time.

     Thanks for your continued loyalty and support.

     Sincerely,


     Walter E. Daller, Jr.
     President and Chief Executive Officer

"We are committed to growing our community bank franchise in areas that complement our existing markets. Each new office we build will feature the latest in retail banking, but more importantly, will be staffed by quality bankers focused on building relationships."


  Fred C. Reim, Jr.
  Senior Vice President,
  Branch Administration,
  Harleysville National Bank and Trust Company


PICTURE:  Red Hill office building, teller stations and CSR station
PICTURE:  Teller automation terminal
PICTURE:  Architectural renderings of Audubon, Doylestown and Spring House
PICTURE:  Customer transaction receipt from new teller automation terminal
PICTURE:  Bucks County: site of our future Doylestown office

RED HILL OPENS
Harleysville National Bank successfully filled a gap in the Upper Perkiomen region of its service area with the opening of its Red Hill office in May. The office links the bank's Harleysville, Quakertown and Gilbertsville locations and has quickly become a highly visible member of the Red Hill business community.

Two new elements were introduced to the office's design - a sawtooth-style teller line and a multipurpose customer station. The jagged shape of the teller line gives the customer more privacy while conducting transactions and creates a more suitable atmosphere for sales opportunities. Combining the teller and customer service functions, we created a multipurpose customer area at the end of the teller line, where customers can be seated while opening new accounts and/or conducting routine transactions.

GROWING WITH TECHNOLOGY
New teller technology was introduced to all of our banks in 1995, transforming the way we process all transactions. Transactions are now captured on-line, allowing us to operate more efficiently and accurately. Customers receive detailed receipts of their transactions, which list time, date, summary, reference number, and even a customized marketing message.

While individual teller transactions are taking somewhat longer as our people "learn the ropes," there are immediate benefits from the system:

 * tellers can now balance in half the time;
 * descriptive receipts provide a better customer record of each transaction;
 * many customer transaction questions can be answered in minutes and on the spot; and
 * the system enables us to track and schedule tellers when they are most needed, for better customer service.

Our goal, of course, is to utilize technology to increase efficiency, reduce cost and to deliver our products to our customers faster, in a better format.

LOOKING TO THE FUTURE AUDUBON, SPRING HOUSE AND DOYLESTOWN TO OPEN IN '96 Three new HNB branch sites will be built in 1996 - Audubon (Audubon Square Shopping Center, Egypt and Trooper Rds.), Spring House (Bethlehem and Pennlyn Blue Bell Pike), and Doylestown (Rte. 202 and Progress Dr.).

All three represent new communities for Harleysville National, but are natural extensions of the bank's marketplace and represent enormous opportunities for growth. The Audubon site will link the bank to the booming Rte. 422 corridor, opening up the King of Prussia and Valley Forge markets. The Spring House site, to be constructed on 1.75 acres, will be the largest HNB facility to date and will include a separate service area for trust and investment business. Opposite Doylestown Hospital, our Doylestown site sits in a high traffic area, and the community itself is ripe with residential and business development.

"With the flurry of consolidations, mergers, and bank closings, the people of Lansford were pleased to see a locally managed bank investing in the community and digging its roots even deeper."


  Thomas D. Oleksa
  President and CEO,
  Citizens National Bank of Lansford

PICTURE:  Citizens National Bank, Lansford Office
PICTURE:  Citizens National Bank, Lehighton Office

RIBBON CUTTING IN LANSFORD
Citizens National Bank of Lansford spent a good portion of 1995 under construction. In March, a major renovation to its main office lobby was begun, and the bank's teller and customer service areas were temporarily housed in a building purchased by CNB from a former competitor just two doors down. With ribbon cutting scissors in one hand and a groundbreaking shovel in another, President & CEO Thomas D. Oleksa unveiled the new Lansford office and turned over the first pile of dirt on CNB's new Lehighton office within days of one another. The renovated Lansford office features a traditional, yet innovative decor, an expanded teller line, and larger, more private customer service areas. The response from customers and the community has been overwhelmingly positive. The temporary quarters next door have been converted into a centralized operations center for data processing and mortgage operations.

LEHIGHTON OPENS IN RECORD BREAKING TIME
CNB's Lehighton office (Rte. 443) opened with much fanfare in late September. Customers lined the parking lot on opening day-a sign of successful marketing, but also the strength of CNB's reputation. Literally hundreds of new accounts were opened the first week, validating CNB's decision to locate in the exciting Lehighton market.

It was during this opening that we tested a new Grand Opening promotion-Charter checking- offering free checking for life to the first 250 customers. The program was so well received that it is now a major marketing tool in HNC Grand Opening celebrations.

NORTH END OPENS
Capitalizing on the banking consolidation taking place in its market, Security National Bank seized the opportunity to quickly and economically open a third office when a competitor abandoned a prime shopping center location in the north end of Pottstown. The office, in the North End Shopping Center, opened in early November and fulfilled management's expectations of attracting the area's retail interest.

GRAND OPENING AT POTTSTOWN CENTER
Security National celebrated the new year with the Grand Opening of its fourth office in the new 40-acre Pottstown Center Shopping Complex, Rte.100 and Shoemaker Rd. Traffic is heavy in the Wal-Mart-anchored shopping center, and Security National's people and products are drawing new customers in every day.

"People recognize our commitment to the Pottstown community and value the opportunity to build a long-term relationship with a locally managed institution."


  Raymond H. Melcher, Jr.
  President and CEO,
  Security National Bank

PICTURE:  Security National Bank, North End Office
PICTURE:  Security National Bank, Pottstown Center


GRAPHS ON PAGE 1:               1990    1992    1994    1995
                               ------  ------  ------  ------
Capital in Millions             43.7    54.6    66.6    77.5

Assets in Millions             490.2   707.6   799.8   874.1

Deposits in Millions           433.0   640.2   688.6   741.2

Loans in Millions              323.5   425.0   568.3   602.4

Net Income in Millions          6.6     8.0     10.7    11.8

Cash Dividends per share        0.31    0.43    0.61    0.79

Earnings Per Share              1.19    1.43    1.84    2.00

GRAPHS ON PAGE 2:               1990    1992    1994    1995
                               ------  ------  ------  ------

Allowance/Year-End Loans       0.99%   1.03%   1.40%   1.61%

                                 HNC    PEER
                               ------  ------
Total Overhead Expense
as of 9/30/95                   2.77    3.45
Total Overhead Expense
as of 9/30/94                   2.92    3.49


GRAPHS ON PAGE 3:               1985    1987    1989    1991    1993   1995
                               ------  ------  ------  ------  -----  -----

10-Year Stock Price per share   2.98    8.42   11.22   13.15   21.19  28.50


DESCRIPTION OF BUSINESS

     Harleysville National Corporation, a Pennsylvania corporation (the "Corporation"), was incorporated in June 1982. On January 1, 1983, the Corporation acquired all of the outstanding common stock of Harleysville National Bank and Trust Company ("Harleysville") at which time Harleysville became a wholly-owned subsidiary of the Corporation. On February 13, 1991, the Corporation acquired all of the outstanding common stock of The Citizens National Bank of Lansford ("Citizens"). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust Company ("Summit Hill"). On September 25, 1992, Summit Hill merged into Citizens and is now operating as a branch office of Citizens. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank ("Security"). The Corporation is a three-bank holding company providing financial services through its bank subsidiaries.
     Harleysville, which was established in 1909, Citizens, which was established in 1903, and Security, which was established in 1988, (collectively the "Banks"), are national banking associations under the supervision of the Office of the Comptroller of the Currency. The Corporation's and Harleysville's legal headquarters are located at 483 Main Street, Harleysville, Pennsylvania 19438. Citizens' legal headquarters is located at 13-15 West Ridge Street, Lansford, Pennsylvania 18232. Security's legal headquarters is located at One Security Plaza, Pottstown, Pennsylvania 19464.
     As of December 31, 1995, the Banks had total assets of $874,146,000, total shareholders' equity of $77,516,000 and total deposits of $741,218,000.
       The Banks engage in full-service commercial banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to the extent provided by law. The Banks have 22 offices located in Montgomery, Bucks and Carbon counties.
     On December 31, 1995, the Banks had 350 full-time equivalent employees.

COMPETITION
     The Banks compete actively with other eastern Pennsylvania financial institutions, many larger than the Banks, as well as with financial and non-financial institutions headquartered elsewhere. The Banks are generally competitive with all competing institutions in their service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

SUPERVISION AND REGULATION
     The operations of the Banks are subject to federal, state and local statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The Banks' operations are also subject to the regulations of the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (who regularly examines the Banks' areas such as reserves, loans, investments, management practices and other aspects of bank operations).
     The Corporation is subject to certain rules and regulations of the Securities and Exchange Commission and to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board.

MARKET INFORMATION
         The following table sets forth quarterly dividend information and the high and low prices for the Corporation's common stock for 1995 and 1994. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.



PRICE OF COMMON STOCK


1995            Low Price    High Price    Dividend
First Quarter   $     25.00  $      28.00  $     .180
Second Quarter        25.00         28.00        .180
Third Quarter         25.00         28.50        .190
Fourth Quarter        26.25         28.50        .240

1994            Low Price*   High Price*   Dividend*
 First Quarter  $     20.00  $      31.43  $     .133
Second Quarter        28.57         31.43        .153
Third Quarter         26.07         30.95        .153
Fourth Quarter        24.76         28.10        .171


*Adjusted for a five percent stock dividend effective 12/31/94.




REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Harleysville National Corporation and Subsidiaries

To the Board of Directors and Shareholders
Harleysville National Corporation:

     We have audited the accompanying consolidated balance sheet of Harleysville National Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Harleysville National Corporation and subsidiaries as of and for the years ended December 31, 1994 and 1993 were audited by other auditors whose report, dated January 31, 1995, expressed an unqualified opinion on those consolidated financial statements.
         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.
       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harleysville National Corporation and subsidiaries at December 31, 1995, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, Harleysville National Corporation and subsidiaries changed their method of accounting for certain investments in debt and equity securities in 1994 and income taxes in 1993.

Grant Thornton LLP

Philadelphia, Pennsylvania
January 12, 1996

                                 Page 8

CONSOLIDATED BALANCE SHEETS
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES



                                                                             December 31, 1995    December 31, 1994
                                                                            -------------------  -------------------
ASSETS
Cash and due from banks.                                                    $       33,886,739   $       35,390,357
Federal funds sold                                                                  12,900,000                    -
                                                                            -------------------  -------------------
       Total cash and cash equivalents                                              46,786,739           35,390,357
                                                                            -------------------  -------------------
Interest-bearing deposits in banks                                                     347,755              205,719
Investment securities available for sale.                                          146,082,135          102,211,333
Investment securities held to maturity
(market value $68,711,915 and $79,896,560, respectively)                            66,850,063           82,867,003
Loans                                                                              611,625,480          578,063,239
Less: Unearned income                                                               (9,204,942)          (9,804,357)
         Allowance for loan losses                                                  (9,673,948)          (7,934,385)
                                                                            -------------------  -------------------
             Net loans.                                                            592,746,590          560,324,497
                                                                            -------------------  -------------------
Bank premises and equipment, net                                                    11,088,288            8,794,530
Accrued income receivable                                                            5,558,735            4,726,117
Other real estate owned                                                                981,084            1,242,887
Intangible assets, net                                                               1,959,860            2,315,000
Other assets.                                                                        1,744,743            1,701,041
                                                                            -------------------  -------------------
         Total assets.                                                      $      874,145,992   $      799,778,484
                                                                            ===================  ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                      $      113,522,849   $      110,502,583
   Interest-bearing:.
     NOW accounts.                                                                  86,941,025           83,828,901
     Money market accounts.                                                        151,496,159          162,219,289
     Savings.                                                                       85,909,556           88,200,527
     Time, under $100,000                                                          275,157,113          224,598,588
     Time, $100,000 or greater                                                      28,191,693           19,227,711
                                                                            -------------------  -------------------
          Total deposits                                                           741,218,395          688,577,599
Accrued interest payable.                                                           11,742,832            8,058,926
U.S. Treasury demand notes.                                                          1,837,396            2,392,975
Federal funds purchased.                                                                     -           12,716,000
FHLB borrowings                                                                     21,200,000            5,000,000
Securities sold under agreements to repurchase                                      16,713,629           15,212,755
Other liabilities.                                                                   3,917,564            1,244,847
                                                                            -------------------  -------------------
          Total liabilities                                                        796,629,816          733,203,102
Shareholders' equity:
    Series preferred stock,  par value $1 per share;
       authorized 3,000,000 shares, none issued                                              -                    -
    Common stock, par value $1 per share; authorized 30,000,000 shares; issued and outstanding 5,878,082 shares in 1995
       and 5,753,294 shares in 1994                                                  5,878,082            5,753,294
    Additional-paid-in-capital                                                      27,601,451           24,415,932
    Retained earnings                                                               43,965,589           39,718,501
    Net unrealized gain (losses) on investment securities available for sale            71,054           (3,312,345)
                                                                            -------------------  -------------------
          Total shareholders' equity                                                77,516,176           66,575,382
                                                                            -------------------  -------------------
          Total liabilities and shareholders' equity                        $      874,145,992   $      799,778,484
                                                                            ===================  ===================


See accompanying notes to consolidated financial statements.


                               Page 9

CONSOLIDATED STATEMENTS OF INCOME
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES



                                                                                Years Ended December 31,
                                                                               --------------------------
                                                                                          1995                1994
                                                                               --------------------------  -----------
INTEREST INCOME:
Loans, including fees                                                          $              48,631,458   $40,502,191
Lease financing                                                                                3,141,491     2,737,357
Investment securities:
   Taxable                                                                                     9,344,857     8,611,300
   Exempt from federal taxes                                                                   2,575,537     2,434,697
Federal funds sold                                                                               605,199       247,094
Deposits in banks                                                                                 23,381        81,377
                                                                               --------------------------  -----------
      Total interest income                                                                   64,321,923    54,614,016
                                                                               --------------------------  -----------

INTEREST EXPENSE:
Savings deposits                                                                               8,828,010     8,707,831
Time, under $100,000                                                                          14,253,682     9,666,034
Time, $100,000 or greater                                                                      1,576,508       664,197
Borrowed funds                                                                                 2,168,470       400,633
                                                                               --------------------------  -----------
      Total interest expense                                                                  26,826,670    19,438,695
                                                                               --------------------------  -----------
      Net interest income                                                                     37,495,253    35,175,321
Provision for loan losses                                                                      2,160,000     2,650,226
                                                                               --------------------------  -----------
      Net interest income after provision for loan losses.                                    35,335,253    32,525,095
                                                                               --------------------------  -----------

OTHER OPERATING INCOME:
Service charges                                                                                2,312,855     2,313,799
Security (losses) gains, net                                                                    (172,316)      530,286
Trust income                                                                                   1,055,220       719,233
Other Income                                                                                   1,132,815       962,052
                                                                               --------------------------  -----------
      Total other operating income                                                             4,328,574     4,525,370
                                                                               --------------------------  -----------
      Net interest income after provision for loan losses
         and other operating income                                                           39,663,827    37,050,465
                                                                               --------------------------  -----------

OTHER OPERATING EXPENSES:
Salaries, wages and employee benefits                                                         12,433,961    10,982,434
Occupancy.                                                                                     1,431,779     1,354,692
Furniture and equipment                                                                        1,847,051     1,487,443
FDIC premium                                                                                     798,141     1,518,291
Other expenses                                                                                 6,374,077     6,414,555
                                                                               --------------------------  -----------
      Total other operating expenses                                                          22,885,009    21,757,415
                                                                               --------------------------  -----------
      Income before income taxes and the cumulative effect of a
             change in accounting for income taxes                                            16,778,818    15,293,050
Income tax expense                                                                             5,003,097     4,548,081
                                                                               --------------------------  -----------
      Income before the cumulative effect of a change in
             accounting for income taxes                                                      11,775,721    10,744,969
                                                                               --------------------------  -----------
Cumulative effect of a change in accounting for income taxes                                           -             -
                                                                               --------------------------  -----------
Net income                                                                     $              11,775,721   $10,744,969
                                                                               ==========================  ===========
Weighted average number of common shares:
     Primary                                                                                   5,893,334     5,847,473
     Fully diluted                                                                             5,895,353     5,847,473
                                                                               ==========================  ===========
Net income per share information:
     Primary:
          Before cumulative effect of a change in accounting for income taxes  $                    2.00   $      1.84
          Cumulative effect of a change in accounting for income taxes.                                -             -
                                                                               --------------------------  -----------
          Net income                                                           $                    2.00   $      1.84
                                                                               ==========================  ===========
     Fully diluted:
          Before cumulative effect of a change in accounting for income taxes  $                    2.00   $      1.84
          Cumulative effect of a change in accounting for income taxes.                                -             -
                                                                               --------------------------  -----------
          Net income                                                           $                    2.00   $      1.84
                                                                               ==========================  ===========
Cash dividends per share                                                       $                    0.79   $      0.61
                                                                               ==========================  ===========



                                                                                  1993
                                                                               -----------
INTEREST INCOME:
Loans, including fees                                                          $35,749,479
Lease financing                                                                  2,390,767
Investment securities:
   Taxable                                                                       9,302,765
   Exempt from federal taxes                                                     2,292,144
Federal funds sold                                                                 490,975
Deposits in banks                                                                  123,403
                                                                               -----------
      Total interest income                                                     50,349,533
                                                                               -----------

INTEREST EXPENSE:
Savings deposits                                                                 9,223,689
Time under $100,000                                                              9,809,193
Time $100,000 or greater                                                           440,101
Borrowed funds                                                                      57,570
                                                                               -----------
      Total interest expense                                                    19,530,553
                                                                               -----------
      Net interest income                                                       30,818,980
Provision for loan losses                                                        3,072,775
                                                                               -----------
      Net interest income after provision for loan losses.                      27,746,205
                                                                               -----------

OTHER OPERATING INCOME:
Service charges                                                                  2,346,799
Security (losses) gains, net                                                       397,315
Trust income                                                                       648,834
Other Income                                                                     1,474,687
                                                                               -----------
      Total other operating income                                               4,867,635
                                                                               -----------
      Net interest income after provision for loan losses
         and other operating income                                             32,613,840
                                                                               -----------

OTHER OPERATING EXPENSES:
Salaries, wages and employee benefits                                            9,938,701
Occupancy.                                                                       1,210,599
Furniture and equipment                                                          1,224,712
FDIC premium                                                                     1,425,088
Other expenses                                                                   6,323,241
                                                                               -----------
      Total other operating expenses                                            20,122,341
                                                                               -----------
      Income before income taxes and the cumulative effect of a
             change in accounting for income taxes                              12,491,499
Income tax expense                                                               3,553,445
                                                                               -----------
      Income before the cumulative effect of a change in
             accounting for income taxes                                         8,938,054
                                                                               -----------
Cumulative effect of a change in accounting for income taxes                       300,000
                                                                               -----------
Net income                                                                     $ 9,238,054
                                                                               ===========
Weighted average number of common shares:
     Primary                                                                     5,642,790
     Fully diluted                                                               5,824,099
                                                                               ===========
Net income per share information:
     Primary:
          Before cumulative effect of a change in accounting for income taxes  $      1.58
          Cumulative effect of a change in accounting for income taxes.               0.06
                                                                               -----------
          Net income                                                           $      1.64
                                                                               ===========
     Fully diluted:
          Before cumulative effect of a change in accounting for income taxes  $      1.53
          Cumulative effect of a change in accounting for income taxes.               0.06
                                                                               -----------
          Net income                                                           $      1.59
                                                                               ===========
Cash dividends per share                                                       $      0.49
                                                                               ===========


See accompanying notes to consolidated financial statements.


                                Page 10


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES


                                                                                                 Net Unrealized
                                                                                                 Gains (Losses)
                                                                                                 on Investment
                                         Common Stock                                             Securities
                                         -------------
                                     Number of        Par         Additional        Retained       Available
                                      Shares         Value      Paid-in-Capital     Earnings        For Sale         Total
                                   -------------  -----------  -----------------  ------------  ----------------  ------------
Balance, January 1, 1993              2,721,143   $2,721,143   $     16,259,529   $35,578,664   $             -   $54,559,336
Stock options                             2,248        2,248             81,490       (83,738)                -             -
Proceeds of stock offering               71,362       71,362            929,959             -                 -     1,001,321
Stock awards                                 58           58              1,972        (2,030)                -             -
Dividends reinvestment                    8,977        8,977            328,389             -                 -       337,366
Stock split                           2,592,332    2,592,332         (2,592,332)            -                 -             -
Net income for 1993                           -            -                  -     9,238,054                 -     9,238,054
Cash dividends                                -            -                  -    (2,664,788)                -    (2,664,788)
                                   -------------  -----------  -----------------  ------------  ----------------  ------------
Balance, December 31, 1993            5,396,120    5,396,120         15,009,007    42,066,162                 -    62,471,289
Stock options                            58,264       58,264          1,653,328    (2,295,879)                -      (584,287)
Stock dividends                         273,535      273,535          7,084,576    (7,369,331)                -       (11,220)
Stock awards                                128          128              3,072        (3,200)                -             -
Dividends reinvestment                   25,247       25,247            665,949             -                 -       691,196
Net income for 1994                           -            -                  -    10,744,969                 -    10,744,969
Cash dividends                                -            -                  -    (3,424,220)                -    (3,424,220)
Net unrealized losses on
  investment securities available
  for sale                                    -            -                  -             -        (3,312,345)   (3,312,345)
                                   -------------  -----------  -----------------  ------------  ----------------  ------------
Balance, December 31, 1994            5,753,294    5,753,294         24,415,932    39,718,501        (3,312,345)   66,575,382
Stock options                           124,672      124,672          3,182,739    (2,884,191)                -       423,220
Stock awards                                127          127              3,048        (3,175)                -             -
Dividends reinvestment                      (11)         (11)              (268)            -                 -          (279)
Net income for 1995                           -            -                  -    11,775,721                 -    11,775,721
Cash dividends                                -            -                  -    (4,641,267)                -    (4,641,267)
Net unrealized gains
  on investment securities
  available for sale                          -            -                  -             -         3,383,399     3,383,399
                                   -------------  -----------  -----------------  ------------  ----------------  ------------
Balance, December 31, 1995            5,878,082   $5,878,082   $     27,601,451   $43,965,589   $        71,054   $77,516,176
                                   =============  ===========  =================  ============  ================  ============


See accompanying notes to consolidated financial statements.

                                Page 11

CONSOLIDATED STATEMENTS OF CASH FLOWS
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES



                                                                                            Years Ended December 31,
                                                                                            --------------------------
OPERATING ACTIVITIES:                                                                            1995           1994
                                                                            --------------------------  -------------
  Net Income.                                                               $              11,775,721   $ 10,744,969
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for loan losses.                                                              2,160,000      2,650,226
    Depreciation and amortization                                                           1,160,742        980,319
    Net amortization of investment
      securities' discounts/premiums                                                          442,343        611,135
     Deferred income taxes                                                                    423,930        143,717
    Cumulative effect of a change in accounting for income taxes.                                   -              -
    Net realized securities loss (gain)                                                       172,316       (530,286)
    Write-down on investment                                                                        -              -
    Realized gain on sale of loans                                                                  -              -
(Increase) decrease in accrued income receivable                                             (832,618)      (749,918)
    Increase (decrease) in accrued interest payable                                         3,683,906      1,373,259
    Net (increase) decrease in other assets                                                   (43,702)      (908,238)
    Net increase (decrease) in other liabilities                                              426,957        980,377
    Decrease in unearned income                                                              (599,415)    (1,522,492)
    Write-down of other real estate owned.                                                    190,500         61,268
    Decrease in intangible assets                                                             355,140        617,500
                                                                            --------------------------  -------------
       Net cash provided by operating activities                                           19,315,820     14,451,836
                                                                            --------------------------  -------------
INVESTING ACTIVITIES:
  Proceeds from sale of investment securities held to maturity.                                     -              -
  Proceeds from sales of investment securities available for sale.                         10,886,479     41,674,091
  Proceeds from maturity or calls of investment securities held to maturity                23,578,233     22,724,787
  Proceeds from maturity or calls of investment securities available for sale               8,052,745     13,141,815
  Purchases of investment securities held to maturity.                                    (47,629,707)   (15,997,904)
  Purchases of investment securities available for sale                                   (18,151,042)   (33,626,107)
  Net (increase) decrease in short-term investments.                                         (142,036)     1,375,662
  Proceeds from sales of loans                                                                      -              -
  Net increase in loans.                                                                  (34,986,245)   (91,476,770)
  Net increase in premises and equipment                                                   (3,454,500)    (1,113,483)
  Proceeds from sales of other real estate                                                  1,074,870      1,060,533
                                                                            --------------------------  -------------
       Net cash used in investing activities.                                             (60,771,203)   (62,237,376)
                                                                            --------------------------  -------------
FINANCING ACTIVITIES:
  Net increase in deposits.                                                                52,640,796      8,112,721
(Decrease) increase in U.S. Treasury notes                                                   (555,579)       393,434
(Decrease) increase in federal funds purchased.                                           (12,716,000)    12,301,000
  Increase in FHLB borrowings                                                              16,200,000      5,000,000
  Increase in securities sold under agreement                                               1,500,874     15,212,755
  Cash dividends and fractional shares.                                                    (4,641,267)    (3,435,440)
  Dividends reinvestment.                                                                        (279)       691,196
  Net proceeds from stock sale                                                                      -              -
  Stock options.                                                                              423,220       (584,287)
                                                                            --------------------------  -------------
    Net cash provided by financing activities                                              52,851,765     37,691,379
                                                                            --------------------------  -------------
   Increase (decrease) in cash and cash equivalents                                        11,396,382    (10,094,161)
Cash and cash equivalents at beginning of year.                                            35,390,357     45,484,518
                                                                            --------------------------  -------------
Cash and cash equivalents at end of the year                                $              46,786,739   $ 35,390,357
                                                                            ==========================  =============
  Cash paid during the year for:
     Interest.                                                              $              23,142,764   $ 18,065,436
     Income taxes                                                                           4,119,188      4,086,921
                                                                            ==========================  =============
   Supplemental disclosure of noncash investing
     and financing activities:
       Transfer of assets from loans to
         foreclosed and repossessed property                                $               1,003,567   $    859,162
                                                                            ==========================  =============
      Transfer of securities from investment securities held  to
        maturity to investment securities available for sale                $              39,946,783   $  6,029,113
                                                                            ==========================  =============



OPERATING ACTIVITIES:                                                               1993
                                                                            -------------
  Net Income.                                                               $  9,238,054
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for loan losses.                                                 3,072,775
    Depreciation and amortization                                              1,117,128
    Net amortization of investment
      securities' discounts/premiums                                             421,493
     Deferred income taxes                                                      (374,485)
    Cumulative effect of a change in accounting for income taxes.               (300,000)
    Net realized securities loss (gain)                                         (447,315)
    Write-down on investment                                                      50,000
    Realized gain on sale of loans                                              (469,091)
(Increase) decrease in accrued income receivable                                 613,531
    Increase (decrease) in accrued interest payable                             (359,458)
    Net (increase) decrease in other assets                                      341,516
    Net increase (decrease) in other liabilities                              (1,215,748)
    Decrease in unearned income                                               (4,672,324)
    Write down of other real estate owned.                                       111,670
    Decrease in intangible assets                                                345,000
                                                                            -------------
       Net cash provided by operating activities                               7,472,746
                                                                            -------------
INVESTING ACTIVITIES:
  Proceeds from sale of investment securities held to maturity.                  742,295
  Proceeds from sales of investment securities available for sale.            26,765,477
  Proceeds from maturity or calls of investment securities held to maturity   63,039,778
  Proceeds from maturity or calls of investment securities available for sale          -
  Purchases of investment securities held to maturity.                       (25,397,611)
  Purchases of investment securities available for sale                      (77,353,055)
  Net (increase) decrease in short-term investments.                             (44,746)
  Proceeds from sales of loans                                                15,360,878
  Net increase in loans.                                                     (64,749,257)
  Net increase in premises and equipment                                        (741,058)
  Proceeds from sales of other real estate                                     2,120,614
                                                                            -------------
       Net cash used in investing activities.                                (60,256,685)
                                                                            -------------
FINANCING ACTIVITIES:
  Net increase in deposits.                                                   40,225,654
(Decrease) increase in U.S. Treasury notes                                        72,002
(Decrease) increase in federal funds purchased.                                  415,000
  Increase in FHLB borrowings                                                          -
  Increase in securities sold under agreement                                          -
  Cash dividends and fractional shares.                                       (2,664,788)
  Dividends reinvestment.                                                        337,366
  Net proceeds from stock sale                                                 1,001,321
  Stock options.                                                                       -
                                                                            -------------
    Net cash provided by financing activities                                 39,386,555
                                                                            -------------
   Increase (decrease) in cash and cash equivalents                          (13,397,384)
Cash and cash equivalents at beginning of year.                               58,881,902
                                                                            -------------
Cash and cash equivalents at end of the year                                $ 45,484,518
                                                                            =============
  Cash paid during the year for:
     Interest.                                                              $ 19,890,011
     Income taxes                                                              4,709,613
                                                                            =============
   Supplemental disclosure of noncash investing
     and financing activities:
       Transfer of assets from loans to
         foreclosed and repossessed property                                $  1,165,114
                                                                            =============
      Transfer of securities from investment securities held  to
        maturity to investment securities available for sale                $          -
                                                                            =============


See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Harleysville National Corporation (the "Corporation") through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank of Lansford, and Security National Bank (collectively the "Banks"), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. In addition to being subject to competition from other financial institutions, the Banks are subject to regulations of certain federal agencies and, accordingly, they are periodically examined by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles. All significant intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary to the previous year's financial statements to conform with the current year's presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenditures for the periods. Therefore, actual results could differ significantly from those estimates.
        The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. In connection with this estimate, when circumstances warrant, management obtains independent appraisals for significant properties. However, future changes in real estate market conditions and the economy could affect the Banks' allowance for loan losses.

SECURITIES

     The Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, which requires, among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available-for-sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
       Investment securities are classified as held to maturity when the Banks have the ability and intent to hold those securities to maturity. These investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.
         Investment securities expected to be held for an indefinite period of time are classified as available for sale and are stated at the lower of aggregate cost or market value. Investment securities expected to be held for an indefinite period of time include securities that management intends to use as part of its asset/liability strategy (other than securities that are intended to be held to maturity because they offset core deposits that have demonstrated stability) or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. The adjusted cost of a specific investment sold is the basis for determining gains or losses under the completed transaction method on the sale of investment securities available for sale. These gains and losses are shown on the consolidated statements of income.


LOANS

     Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses. Interest on commercial and industrial, real estate, consumer loans and direct installment loans originated after March 1993 is credited to income based on the principal amount outstanding.
Interest on direct installment loans originated prior to April 1993 is credited to income using the actuarial method, which approximates the level yield method. Interest on indirect installment loans is credited to income using the actuarial method.
     Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.
        Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, and payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future.
     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995 did not have a material impact on the Corporation's liquidity, results of operations and capital resources.
      In May 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," an amendment of SFAS No. 65, which requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others. This statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. SFAS No. 122 is to be applied prospectively for financial statements for fiscal years beginning after December 15, 1995, to transactions with retained servicing rights and to impairment evaluations of capitalized amounts. Once adopted, this statement will not have a material effect on the Corporation's liquidity, results of operations or capital resources. The Corporation is required to adopt this new statement on January 1, 1996.

LEASE FINANCING

       Lease financing represents automobile and equipment leasing. The lease financing receivable included in loans is stated at the gross amount of lease payments receivable plus the residual value less income to be earned over the life of the leases. Such income is recognized over the term of the leases using the level yield method.

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowance for loan losses is based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowance for loan losses is based on fair value less selling costs. Management's periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line and accelerated depreciation methods over the estimated useful life of the assets.
  Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.


OTHER REAL ESTATE OWNED

      Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other expenses.

INTANGIBLE ASSETS

      Intangible assets consists of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and a covenant not to compete. The intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income was $355,140, $617,500 and $345,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The FASB issued a new standard, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of this new statement is not expected to have a material impact on the Corporation's liquidity, results of operations or capital resources. The Corporation is required to adopt this new standard on January 31, 1996.

INCOME TAXES

        The Corporation adopted SFAS No. 109, "Accounting for Income Taxes" on January 1, 1993. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts, resulting in differences between assets and liabilities for financial statement and tax return purposes, are the allowance for possible credit losses, leased assets, deferred loan fees and compensation. The provisions of the statement were applied without restating prior years' financial statements. Adoption of SFAS No. 109 resulted in a reduction of the net deferred tax liability in the amount of $300,000 in 1993.
      The deferred method used in years prior to 1993 requires the Corporation to provide deferred tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax return as measured by the tax rate in effect for the year the difference occurred.

PENSION PLAN

     The Corporation has certain employee benefit plans covering substantially all employees. The Corporation accrues service cost as incurred.

RESTRICTIONS ON CASH AND DUE FROM BANKS

     Aggregate reserves (in the form of deposits with the Federal Reserve
Bank) of $8,406,000 were maintained to satisfy federal regulatory requirements at December 31, 1995.

NET INCOME PER SHARE

      Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, including the effects of dilutive stock options, and after giving retroactive effect to the following events: the shares issued when Security National Bank
(1994) was merged into the Corporation and accounted for on a pooling-of-interests basis, the 5% stock dividend issued in 1994 and the two-for-one stock split in the form of a 100% stock dividend paid on December 31, 1993.

STATEMENTS OF CASH FLOWS

     For purposes of the consolidated statements of cash flows, the Corporation considers cash, amounts due from banks and federal funds sold to be cash equivalents. Generally, federal funds are sold for one-day periods.

  2-ACQUISITIONS

         On September 7, 1995, the Corporation, Citizens National Bank of Lansford ("Citizens") and Farmers and Merchants Bank ("Farmers") executed an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the Agreement). The Corporation wishes to acquire Farmers, and Farmers wishes to merge with and into Citizens. Under the terms of the agreement, each share of Farmers common stock will be converted into between 0.5915 and 0.6915 shares of the Corporation's common stock, subject to proportional adjustments; as specified in the agreement, resulting in the issuance of between 418,791 and 489,593 shares of the Corporation's Common Stock.

        This transaction is expected to be accounted for under the
pooling-of-interests method of accounting.    A summary of unaudited restated
condensed consolidated financial information of the Corporation and Farmers follows:




                                                      Years Ended December 31,
                                                      -------------------------
                                                   1995               1994          1993
                                    -------------------------  ------------  ------------
Operating results (unaudited):
   Net interest income              $              39,706,000  $ 37,279,000  $ 32,748,000
   Noninterest income                               4,437,000     4,747,000     4,964,000
   Net income applicable to
     common stock                                  12,428,000    11,280,000     9,738,000
   Per common share                                      1.96          1.79          1.60
   Average number of common
     shares outstanding                             6,347,526     6,301,665     6,097,444

                                                       Years Ended December 31,
                                                       -------------------------
                                                     1995              1994          1993
                                    -------------------------  ------------  ------------
Balance sheet at year-end
(unaudited):
  Assets                                          937,345,000  $862,668,000  $816,314,000
  Loans, net of unearned discounts                628,738,000   594,755,000   498,139,000
  Deposits                                        794,499,000   743,326,000   735,328,000
  Common shareholders' equity                      86,362,000    74,182,000    69,357,000
  Book value per common share                           13.64         11.95         11.85




             On July 1, 1994, the Corporation completed a merger with Security National Bank ("Security"). Under the terms of the merger, each share of Security common stock was converted into 0.7483 shares of the Corporation's common stock, resulting in the issuance of 211,456 shares of the Corporation's common stock. This transaction was accounted for under the pooling-of-interests method of accounting and all prior periods have been restated to reflect the combination as follows:





                                                       Net
(Dollars in thousands)                       Revenue  Income (Loss)
                                             -------  -------------
Year Ended December 31, 1994
Harleysville National Corporation             57,783  11,023
Security National Bank, as of June 30, 1994    1,356    (278)
                                             -------  -------

Total                                         59,139  10,745
                                             =======  =======

Year Ended December 31, 1993
Harleysville National Corporation             52,734   9,280
Security National Bank                         2,483     (42)
                                             -------  -------

Total                                         55,217   9,238
                                             =======  =======





3-SECURITIES
     The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:



                                                       December 31, 1995
                                                       ------------------
Held to Maturity
--------------------------
                                         Gross               Gross         Estimated
                            Amortized    Unrealized          Unrealized    Market
                            Cost         Gains               Losses        Value
                            -----------  ------------------  ------------  -----------
Obligations of other U.S.
   Government agencies
    and corporations        $34,494,123           $926,117       $(7,181)  $35,413,059
Obligations of states and
    political subdivisions   25,466,163             756,129      (23,356)   26,198,936
Mortgage-backed securities      377,955              10,242            -       388,197
Other securities              6,511,822             199,901            -     6,711,723
                            -----------  ------------------  ------------  -----------
    Totals                  $66,850,063  $        1,892,389  $   (30,537)  $68,711,915
                            ===========  ==================  ============  ===========





                                          December 31, 1995
                                          ------------------
Available for Sale
--------------------------
                                              Gross            Gross           Estimated
                             Amortized        Unrealized       Unrealized      Market
                                Cost            Gains           Losses         Value
                            ------------  ------------------  ------------  ------------
U.S. Treasury Notes         $ 32,670,977  $          248,483  $   (54,740)  $ 32,864,720
Obligations of other U.S.
   Government agencies
    and corporations           6,253,928                   -      (65,567)     6,188,361
Obligations of states and
    political subdivisions    30,904,969             266,653     (567,052)    30,604,570
Mortgage-backed securities    67,336,406             521,041     (486,630)    67,370,817
Other securities               8,806,542             261,603      (14,478)     9,053,667
                            ------------  ------------------  ------------  ------------
    Totals                  $145,972,822  $        1,297,780  $(1,188,467)  $146,082,135
                            ============  ==================  ============  ============





                                                        December 31, 1994
                                                        ------------------
Held to Maturity
----------------                             Gross            Gross          Estimated
                             Amortized       Unrealized       Unrealized     Market
                               Cost            Gains           Losses        Value
                            -----------  ------------------  ------------  -----------
U.S. Treasury Notes         $ 2,562,102  $                -  $   (74,287)  $ 2,487,815
Obligations of other U.S.
   Government agencies
    and corporations         16,992,226              11,570     (828,838)   16,174,958
Obligations of states and
    political subdivisions   44,539,484             191,430   (1,891,508)   42,839,406
Mortgage-backed securities      617,285                   -      (22,420)      594,865
Other securities             18,155,906              17,588     (373,978)   17,799,516
                            -----------  ------------------  ------------  -----------
    Totals                  $82,867,003  $          220,588  $(3,191,031)  $79,896,560
                            ===========  ==================  ============  ===========










                                                      December 31, 1994
                                                      ------------------
Available for Sale
------------------                            Gross            Gross           Estimated
                             Amortized        Unrealized       Unrealized      Market
                                Cost          Gains             Losses         Value
                            ------------  ------------------  ------------  ------------
U.S. Treasury Notes         $ 32,320,868  $            7,351  $(1,282,778)  $ 31,045,441
Mortgage-backed securities    70,773,466              53,992   (3,992,676)    66,834,782
Other securities               4,212,915             136,384      (18,189)     4,331,110
                            ------------  ------------------  ------------  ------------
    Totals                  $107,307,249  $          197,727  $(5,293,643)  $102,211,333
                            ============  ==================  ============  ============

                                Page 15


    There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.
    Securities with a carrying value of $44,541,000 and $32,925,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds and government deposits.
        The amortized cost and estimated market value of investment securities held to maturity and available for sale at December 31, 1995 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                               Held To Maturity                  Available For Sale
                              -----------------                 -------------------
                                              Estimated                           Estimated
                             Amortized         Market           Amortized          Market
                                Cost            Value              Cost             Value
                         -----------------  -------------  -------------------  -------------
Due in one year or
     less                $       8,282,639  $   8,349,291  $        23,697,746  $  23,682,091
Due through one year
     through five years         53,708,109     55,291,257           44,100,000     42,731,375
Due through five years
     through ten years           4,231,360      4,431,490            7,086,958      7,108,827
Due after ten years                250,000        251,680            3,751,711      3,976,525
                         -----------------  -------------  -------------------  -------------
                                66,472,108     68,323,718           78,636,415     77,498,818
Mortgage-backed
     securities                    377,955        388,197           67,336,407     68,583,317
                         -----------------  -------------  -------------------  -------------
     Totals              $      66,850,063  $  68,711,915  $       145,972,822  $ 146,082,135
                         =================  =============  ===================  =============



     There were no sales of investment securities held to maturity during 1995. Proceeds from sales of investment securities available for sale during 1995 were $10,886,479. Gross gains of $26,943 and gross losses of $199,259 were realized on these sales. There were no sales of investment securities held to maturity during 1994. Proceeds from sales of investment securities available for sale during 1994 were $41,674,091. Gross gains of $1,227,628 and gross losses of $725,039 were realized on these sales. Proceeds from sales of investment securities during 1993 were $742,295. Gross gains of $1,517 were realized on these sales. Proceeds from sales of investment securities available for sale during 1993 were $26,765,477. Gross gains of $459,891 and gross losses of $34,284 were realized on these sales.



4-LOANS
Major classifications of loans are as follows:


                                           December 31,
                                          -------------
                                       1995           1994
                                   -------------  ------------
Real estate                        $ 207,818,780  $200,139,092
Commercial and industrial            163,677,259   154,319,013
Installment                          155,012,074   143,782,888
Student Loans                          6,263,904     5,879,578
Consumer loans                        28,284,451    27,501,295
Lease financing                       43,941,811    41,232,967
Other                                  6,627,201     5,208,406
                                   -------------  ------------
        Total loans                  611,625,480   578,063,239
Less:
        Unearned income                9,204,942     9,804,357
        Allowance for loan losses      9,673,948     7,934,385
                                   -------------  ------------
Net Loans                          $ 592,746,590  $560,324,497
                                   =============  ============


      On December 31, 1995, nonaccrual loans were $8,992,715, loans 90 days or more past due were $1,459,763 and troubled debt restructured loans were $1,183,016. On December 31, 1994, nonaccrual loans were $2,457,526, loans 90 days or more past due were $2,145,109 and troubled debt restructured loans were $1,867,587.
       The balance of impaired loans was $9,278,000 at December 31, 1995. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The impaired loan balance included $8,095,000 of nonaccrual loans and $1,183,000 of troubled debt restructured loans. The allowance for loan loss associated with the $9,278,000 of impaired loans was $1,122,000 at December 31, 1995. The average impaired loan balance was $3,906,000 in 1995 and the income recognized on impaired loans during 1995 was $231,000. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

      The Banks have no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1995. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery County, but also includes Bucks, Carbon, Chester and Berks counties.
      Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable
transactions with others.   Activity of these loans is as follows:




                                         Years Ended December 31,
                                  1995                 1994          1993
                       --------------------------  ------------  ------------
Balance, January 1     $              11,618,389   $ 8,893,780   $ 9,281,111
        New Loans                      8,592,251     9,756,903     7,657,256
        Repayments                    (7,624,928)   (7,032,294)   (8,044,587)
                       --------------------------  ------------  ------------
 Balance, December 31  $              12,585,712   $11,618,389   $ 8,893,780
                       ==========================  ============  ============

                                     Page 16


 5-ALLOWANCE FOR LOAN LOSSES

    Transactions in the allowance for loan losses are as follows:





                                               Years Ended December 31,
                                             --------------------------
                                         1995                 1994          1993
                              --------------------------  ------------  ------------
Balance, beginning of year    $               7,934,385   $ 5,886,427   $ 4,386,893
                              --------------------------  ------------  ------------

  Provision charged to
   operating expenses                         2,160,000     2,650,226     3,072,775
                              --------------------------  ------------  ------------
  Loans charged off:
   Commercial and industrial                   (239,945)     (490,589)   (1,211,088)
   Installment                                 (276,966)     (386,477)     (401,155)
   Real estate                                 (116,639)      (84,927)     (211,708)
   Lease financing                              (38,775)      (44,426)      (92,186)
                              --------------------------  ------------  ------------
     Total charged off                         (672,325)   (1,006,419)   (1,916,137)
                              --------------------------  ------------  ------------

  Recoveries:
   Commercial and industrial                    142,930       169,626        85,760
   Installment                                   71,867       152,267       155,911
   Real estate                                    1,211        55,735        76,530
   Lease financing                               35,880        26,523        24,695
                              --------------------------  ------------  ------------
     Total recoveries                           251,888       404,151       342,896
                              --------------------------  ------------  ------------
Balance, end of year          $               9,673,948   $ 7,934,385   $ 5,886,427
                              ==========================  ============  ============




6-BANK PREMISES AND EQUIPMENT

Bank premises and equipment consist of the following:



                                    Estimated
                                     Useful            December 31,
                                      Lives         1995          1994
                                   -----------  -------------  -----------
Land                                            $   2,223,583  $ 1,687,083
Buildings                          15-30 years      9,535,868    8,101,621
Furniture, fixtures and equipment   3-10 years      8,556,736    7,098,635
                                                -------------  -----------
         Total cost                                20,316,187   16,887,339
Less accumulated depreciation and
         amortization                               9,227,899    8,092,809
                                                -------------  -----------
Bank premises and equipment, net                $  11,088,288  $ 8,794,530
                                                =============  ===========




7-LONG-TERM DEBT

Long-term debt consisted of the following:



                                        December 31,
Description                              1995        1994  Maturity       Interest Rate
------------------------------  -------------  ----------  -------------  --------------
FHLB                            $   2,000,000  $        -  August 1997             6.12%
FHLB                                5,000,000   5,000,000  December 1997           6.45%
FHLB                                1,500,000           -  October 1998            5.82%
FHLB                                  500,000           -  August 2000             6.49%
                                -------------  ----------
                                $   9,000,000  $5,000,000
                                =============  ==========

Advances are made pursuant to several different credit programs offered from time to time by the Federal Home Loan Bank (FHLB).




8-FEDERAL INCOME TAXES

    Income tax expense from current operations is composed of the following:



                                     Years Ended December 31,
                             --------------------------------------
                                  1995         1994        1993
                             -------------  ----------  -----------
Current tax payable           $  3,652,334  $4,404,364  $3,927,930
Deferred income tax                423,930     143,717    (374,485)
Charge in lieu of income tax       926,833           -           -
                              ------------  ----------  -----------
Tax expense                   $  5,003,097  $4,548,081  $3,553,445
                              ============  ==========  ===========




          The effective income tax rates of 29.8% for 1995, 29.7% for 1994 and 28.4% for 1993 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:





                                        Years Ended December 31,
                                        --------------------------
                                     1995            1994         1993
                                 ---------------  -----------  -----------
Expected tax expense            $     5,704,795   $5,352,568   $4,372,505
Tax-exempt income net of
         interest disallowance         (944,217)    (898,234)    (882,016)
Other                                   242,519       93,747       62,956
                               -----------------  -----------  -----------
         Actual tax expense     $     5,003,097   $4,548,081   $3,553,445
                               =================  ===========  ===========




        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:





                                       1995                    1994
                                   ----------              ----------
                                Asset     Liability     Asset     Liability
                              ----------  ----------  ----------  ----------
Allowance for possible
        credit losses         $3,374,483  $        -  $2,700,807  $        -
Lease assets                           -   6,382,556           -   5,404,702
Deferred loan fees               868,347           -   1,013,072           -
Deferred compensation            459,563           -     413,308           -
Other                            222,830           -     244,112           -
                              ----------  ----------  ----------  ----------
        Total deferred taxes  $4,925,223  $6,382,556  $4,371,299  $5,404,702
                              ==========  ==========  ==========  ==========

9-PENSION PLAN

     The Corporation has a noncontributory defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement.

    The plan's funded status and amounts recognized in the financial statements are as follows:



                                                                    1995         1994
                                                                 -----------  -----------
Plan assets at fair value                                        $2,721,007   $2,435,204
Projected benefit obligation
(including an accumulated benefit obligation of
$2,296,276 in 1995, $1,808,907 in 1994, and
a vested benefit obligation of $2,169,256 in
1995, and $1,704,112 in 1994)                                     2,974,259    2,392,143
                                                                 -----------  -----------

Plan assets in (deficit) excess of
projected benefit obligation                                      (253,252)     43,061

Unrecognized net gain from past
experience being different from
that which was assumed                                             449,619      496,504
Unrecognized prior service cost                                    32,998       36,665
Unrecognized net assets at January 1, 1987,
being recognized over 15 years                                    (104,201)    (121,568)
                                                                 -----------  -----------
Prepaid pension cost                                              $125,164     $454,662
                                                                 ===========  ===========

Net pension cost for the years ended December 31, 1995, 1994 and 1993 included the following components:

                                                          1995         1994         1993
                                                     ----------  -----------  -----------
Service cost                                         $ 333,099   $  266,907   $  232,652
Interest cost                                          168,943      137,329      122,950
Actual return on plan assets                          (316,452)     (84,426)    (171,996)
Net amortization and deferral                          143,908      (61,198)      45,318
                                                     ----------  -----------  -----------
        Net periodic pension cost                    $ 329,498   $  258,612   $  228,924
                                                     ==========  ===========  ===========




     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6.75% and 5.0% for 1995 and 1994, and 6.75% and 3.0% for 1993, respectively; the expected long-term rate of return on assets was 7.5% for all years.
     The Banks have a profit-sharing plan for eligible employees. The continuation of the profit-sharing plan is voluntary on the part of the Banks.
  The Banks expressly reserve the right to amend or terminate the plan and to reduce, suspend or discontinue contributions at any time. Contributions charged to earnings were $1,081,068, $971,640 and $801,104 for 1995, 1994 and
1993, respectively.
       The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 1995 and 1994, the Corporation had accrued a liability of $634,882 and $565,562, respectively, for the SERP.

10-SHAREHOLDERS' EQUITY

         On December 30, 1994, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of December 16, 1994.
       On December 31, 1993, the Corporation paid a two-for-one stock split on its common stock in the form of a 100% stock dividend, to shareholders of record as of December 17, 1993.

11-STOCK OPTIONS

       Under the Corporation's Equity Incentive Plan, 386,738 shares of common stock were reserved for issuance upon exercise of options granted to officers and key employees. The plan provides that the option price and exercise date will be set by a disinterested committee of the Board of Directors, but the option price will not be less than 100% of the fair value of the stock at date of grant. The plan also provides for stock appreciation rights, which enable the recipient on exercise to receive payment in cash of increases in the market value of the stock from the date of grant.
      Under the Corporation's stock option plan, the exercisable option prices ranged from $8.38 to $21.38 at December 31, 1995. The 1995 stock options granted are exercisable in February 1996, at $26.875 per share. An analysis of the activity in this plan for the last three years is as follows:





                                                    1995       1994       1993
                                                  ---------  ---------  --------
Number of Common Shares:
        Outstanding, January 1*                    219,539    337,018   351,028
        Granted                                      4,575          -         -
        Exercised                                 (158,942)  (117,479)  (14,010)
                                                  ---------  ---------  --------
        Outstanding, December 31                    65,172    219,539   337,018
                                                  =========  =========  ========
        Exercisable, December 31                    60,597    219,539   337,018
                                                  =========  =========  ========

* Adjusted for stock splits and stock dividends.




      On April 13, 1993, the shareholders of the Corporation approved the 1993 Stock Incentive Plan. There are 163,425 shares of the Corporation's common stock available for issuance under the Plan. During 1995, 4,575 shares were granted under the 1993 Stock Incentive Plan at a price of $26.875 per share.

12-COMMITMENTS AND CONTINGENT LIABILITIES

       Management, based on consultation with the Corporation's legal counsel, is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Corporation. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Corporation and its subsidiaries - Harleysville National Bank and Trust Company, Citizens National Bank of Lansford and Security National Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Banks by government authorities.
     Lease commitments for equipment and banking locations expire intermittently over the years through 2036. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes.
       Approximate minimum rental commitments for existing operating leases at December 31, are as follows:





               Total
             Operating
               Leases

1996         $  749,000
1997            459,000
1998            364,000
1999            300,000
2000            182,000
Thereafter    2,261,000
             ----------
Total        $4,315,000




        Total lease expense amounted to $764,714 in 1995, $531,415 in 1994 and $313,505 in 1993. Security is committed to enter into a $475,000 ground lease for their Pottstown Center branch scheduled to open during 1996. This prepaid ground lease will be amortized over a 30-year period. The amortization for this lease will be approximately $12,000 during 1996.

13-FINANCIAL INSTRUMENTS

      The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1995 and 1994 which are not included in the consolidated financial statements but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit of $5,629,000 and $7,133,000, respectively; commitments to extend credit of $19,819,000 and $18,412,000, respectively, for revolving home equity lines; $57,387,000 and $54,030,000, respectively, for commercial and real estate loans; and $17,462,000 and $16,537,000, respectively, for consumer loans.

     The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Banks use the same stringent credit policies in extending these commitments as they do for recorded financial instruments and control their exposure to loss through credit approval and monitoring procedures. These commitments are generally issued for one year or less, often expire without being drawn upon, and often are secured with appropriate collateral.

     The Banks offer commercial, mortgage and consumer credit products to their customers in the normal course of business, which are detailed in note
4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credits is, to some extent, dependent upon the economy in the Banks' market areas.

14-REGULATORY RESTRICTIONS

     The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceeds the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 1996 of approximately $14,400,000 plus an amount equal to the net profits of the Banks in 1996 up to the date of any such dividend declaration.

     Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1995, there were no investments, loans, extensions of credit or advances from any of the subsidiary banks to the Corporation.

15-FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans. Therefore, the Corporation had to use significant estimates and present value calculations to prepare this disclosure.

      Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

       Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 1995 and 1994 are outlined below.

     For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $47,134,000 and $35,596,000 at December 31, 1995 and 1994, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The net loan portfolio at December 31, 1995 and 1994 has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.


                                1995                            1994
                        -------------------------     -----------------------------
                        Carrying      Estimated         Carrying       Estimated
                         Amount       Fair Value         Amount        Fair Value
Investment securities  $212,932,000   $214,794,000     $185,078,000    $182,107,000
Loans,  net            $592,747,000   $599,646,000     $560,324,000    $523,885,000

     The estimated fair values of demand deposits (i.e., interest and noninterest-bearing checking accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The carrying amount of accrued interest payable approximates its fair value.

                                 1995                        1994
                       -------------------------        -------------------------
                       Carrying        Estimated        Carrying       Estimated
                        Amount         Fair Value        Amount        Fair Value
Time  deposits         $303,349,000   $305,431,000      $243,826,000   $241,422,000

       The fair values of short-term borrowings of $30,751,000 and $30,322,000 at December 31, 1995 and 1994, respectively, approximate their recorded book balances.

     There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $100,297,000 and $96,112,000 at December 31, 1995 and 1994, respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

16-CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY


    Condensed financial statements of Harleysville National Corporation,
                     (parent company only) follow:

CONDENSED BALANCE SHEETS


                                                      December 31,
                                                     -------------
                                                  1995           1994
                                              -------------  ------------
Assets:
   Cash                                       $   1,544,398  $ 1,121,457
    Investment in subsidiaries                   75,567,583   65,107,347
    Investment securities available for sale        853,539      764,895
                                              -------------  ------------
       Total assets                           $  77,965,520  $66,993,699
                                              =============  ============

Liabilities and shareholders' equity:
Other liabilities                             $     449,343  $   418,317
                                              -------------  ------------
       Total liabilities                            449,343      418,317
                                              -------------  ------------

Shareholders' equity:
    Common Stock                                  5,878,082    5,753,294
    Additional-paid-in-capital                   27,601,451   24,415,932
    Retained earnings                            43,965,590   39,718,501
    Net unrealized gains on investment
     securities available for sale                   71,054   (3,312,345)
                                              -------------  ------------
         Total shareholders' equity              77,516,177   66,575,382
                                              -------------  ------------
         Total liabilities and
            shareholders'  equity             $  77,965,520  $66,993,699
                                              =============  ============


CONDENSED STATEMENTS OF INCOME




                                                               Years Ended December 31,
                                                               -------------------------
                                                           1995                1994         1993
                                                 -------------------------  -----------  ----------
    Dividends from banks                         $               4,816,267  $ 3,463,133  $2,689,786
    Other income                                                         -    1,058,809           -
                                                 -------------------------  -----------  ----------
        Total operating income                                   4,816,267    4,521,942   2,689,786

    Operating expense                                                    -            -           -
                                                 -------------------------  -----------  ----------

    Income before income taxes and equity
       in undistributed net income of banks                      4,816,267    4,521,942   2,689,786
    Income taxes                                                         -      370,583           -
                                                 -------------------------  -----------  ----------
    Income before equity in undistributed net                    4,816,267    4,151,359   2,689,786
       income of banks
    Equity in undistributed net income of banks                  6,959,454    6,593,610   6,548,268
                                                 -------------------------  -----------  ----------

    Net income                                   $              11,775,721  $10,744,969  $9,238,054
                                                 =========================  ===========  ==========


CONDENSED STATEMENTS OF CASH FLOWS



                                                                  Years Ended December 31,
                                                                  --------------------------
                                                              1995                 1994          1993
                                                   --------------------------  ------------  ------------
Operating activities:
    Net income                                     $              11,775,721   $10,744,969   $ 9,238,054
    Adjustments to reconcile net income
    to net cash provided by operating
    activities:
          Equity in undistributed net income
             of banks                                             (6,959,454)   (6,694,909)   (6,885,786)
          Dividends reinvestment                                        (279)      691,196       337,366
          Realized gain on sale of securities                              -    (1,058,809)            -
          Net increase in other liabilities                                -       370,583             -
                                                   --------------------------  ------------  ------------
Net cash provided by
           operating activities                                    4,815,988     4,053,030     2,689,634
                                                   --------------------------  ------------  ------------
Investing activities:
          Capital contributions made to banks                       (175,000)            -             -
          Proceeds from sales of securities                                -     1,083,807             -
          Purchase of securities
            available for sale                                             -             -       (24,998)
                                                   --------------------------  ------------  ------------
Net cash (used in) provided by
           investing activities                                     (175,000)    1,083,807       (24,998)
                                                   --------------------------  ------------  ------------
Financing activities:
         Cash dividends and fractional shares                     (4,641,267)   (3,435,440)   (2,664,788)
         Stock options and awards                                    423,220      (584,287)            -
                                                   --------------------------  ------------  ------------
Net cash used in financing activities:                            (4,218,047)   (4,019,727)   (2,664,788)
                                                   --------------------------  ------------  ------------
Increase (decrease) in cash                                          422,941     1,117,110          (152)
Cash at beginning of year                                          1,121,457         4,347         4,499
                                                   --------------------------  ------------  ------------
Cash at end of year                                $               1,544,398   $ 1,121,457   $     4,347
                                                   ==========================  ============  ============

17-QUARTERLY FINANCIAL DATA (UNAUDITED)

The following summarized (unaudited) quarterly financial data of the Corporation which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporation's results of operations:



                                          Three Months Ended
                                          -------------------

1995:                           March 31        June 30      Sept. 30     Dec. 31
                        -------------------  -----------  -----------  -----------
  Interest income       $        15,309,577  $16,142,656  $16,327,964  $16,541,726
  Net interest income             9,215,441    9,485,980    9,385,469    9,408,363
  Provision for loan losses         532,500      515,000      595,000      517,500
  Noninterest income                884,802    1,062,488    1,142,511    1,238,773
  Operating expenses              5,531,203    5,693,685    5,829,839    5,830,282
  Income before income
     taxes                        4,036,540    4,339,783    4,103,141    4,299,354
  Income taxes                    1,190,211    1,293,562    1,194,749    1,324,575
                        -------------------  -----------  -----------  -----------
  Net income            $         2,846,329  $ 3,046,221  $ 2,908,392  $ 2,974,779
                        ===================  ===========  ===========  ===========

  Net income per share  $              0.49  $      0.52  $      0.49  $      0.50
                        ===================  ===========  ===========  ===========


1994:



  Interest income       $12,632,649  $13,237,218  $14,017,329   14,726,818
  Net interest income     8,073,771    8,654,790    9,180,871    9,265,888
  Provision for loan
     losses                 534,326      945,900      527,500      642,500
  Noninterest income      1,073,273    1,926,636      947,601      577,860
  Operating expenses      4,885,929    5,398,769    5,803,114    5,669,602
  Income before income
     taxes                3,726,789    4,236,757    3,797,858    3,531,646
  Income taxes            1,095,190    1,307,682    1,119,780    1,025,429
                        -----------  -----------  -----------  -----------
  Net income              2,631,599    2,929,075    2,678,078    2,506,217
                        ===========  ===========  ===========  ===========

  Net income per share  $      0.43  $      0.51  $      0.47  $      0.43
                        ===========  ===========  ===========  ===========

MANAGEMENT'S  DISCUSSION  AND  ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS
            HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES


CONSOLIDATED SUMMARY OF OPERATIONS

(Dollars in thousands, except per share data)

                                                                        Years Ended December 31,

                                                            1995        1994        1993        1992        1991
                                                         ----------  ----------  ----------  ----------  ----------
INCOME AND EXPENSE:
Interest income                                          $   64,322  $   54,614  $   50,350  $   48,547  $   46,667
Interest expense                                             26,827      19,439      19,531      21,850      24,703
                                                         ----------  ----------  ----------  ----------  ----------
Net interest income                                          37,495      35,175      30,819      26,697      21,964
Provision for loan losses                                     2,160       2,650       3,073       2,299       1,306
                                                         ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan losses          35,335      32,525      27,746      24,398      20,658
Noninterest income                                            4,329       4,525       4,868       3,410       2,932
Noninterest expense                                          22,885      21,757      20,122      17,040      13,807
                                                         ----------  ----------  ----------  ----------  ----------
Income before income taxes and the cumulative
  effect of a change in accounting for income taxes          16,779      15,293      12,492      10,768       9,783
Income taxes                                                  5,003       4,548       3,554       2,898       2,485
                                                         ----------  ----------  ----------  ----------  ----------
Income before the cumulative effect of a change
  in accounting for income taxes                             11,776      10,745       8,938       7,870       7,298
Cumulative effect of a change in accounting for
  income taxes                                                    -           -         300          92           -
                                                         ----------  ----------  ----------  ----------  ----------
Net income                                               $   11,776  $   10,745  $    9,238  $    7,962  $    7,298
                                                         ==========  ==========  ==========  ==========  ==========

PER SHARE*:
Primary                                                  $     2.00  $     1.84  $     1.64  $     1.43  $     1.31
Fully diluted                                                  2.00        1.84        1.59        1.39        1.29
Cash dividends paid                                            0.79        0.61        0.49        0.43        0.37
Primary average shares outstanding                        5,893,334   5,847,473   5,642,790   5,566,155   5,566,129
Diluted average shares outstanding                        5,895,353   5,847,473   5,824,099   5,737,115   5,675,345

*Adjusted for a 5% percent stock dividend effective 12/30/94, a two-for-one stock split effective 12/31/93, and a 5% stock dividend effective 12/31/92.

AVERAGE BALANCE SHEET:
Loans                                                    $  580,612  $  515,101  $  451,057  $  393,323  $  333,389
Investments                                                 195,579     199,335     202,015     174,352     126,680
Other earning assets                                         10,541       7,444      17,595      25,997      30,399
Total assets                                                830,465     765,037     714,719     632,490     520,103
Deposits                                                    706,357     682,112     643,847     568,100     460,276
Other interest-bearing liabilities                           37,067       8,145       2,014       1,608       1,608
Shareholders' equity                                         73,537      66,716      59,597      52,635      46,845

BALANCE SHEET AT YEAR-END:
Loans                                                    $  602,421  $  568,259  $  476,721  $  425,034  $  359,948
Investments                                                 212,932     185,078     218,172     206,037     131,653
Other earning assets                                         13,248         206      15,467      30,327      23,795
Total assets                                                874,146     799,779     753,941     707,559     546,988
Deposits                                                    741,218     688,578     680,465     640,239     484,924
Other interest-bearing liabilities                           39,751      35,322       2,415       2,828       2,052
Shareholders' equity                                         77,516      66,575      62,471      54,560      49,027




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

BALANCE SHEET ANALYSIS:

       The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields. The assets showing the greatest increase
were loans.   On the liability side, the most significant source of new funds was time deposits.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL:

                                                                             Year Ended December 31,


(Dollars in thousands)                                               1995                           1994
                                                                   --------                       --------
                                                         Average   Average              Average   Average              Average
ASSETS                                                   Balance   Rate      Interest   Balance   Rate      Interest   Balance
                                                         --------  --------  ---------  --------  --------  ---------  --------
Investment securities:
  Taxable investments                                    $147,759     6.32%  $   9,345  $156,944     5.49%  $   8,611  $161,637
  Nontaxable investments(1)                                47,820     8.29       3,963    45,080     8.31       3,746    40,378
                                                         --------  --------  ---------  --------  --------  ---------  --------
      Total securities                                    195,579     6.80      13,308   202,024     6.12      12,357   202,015

Money market instruments                                   10,541     5.97         629     7,444     4.41         328    17,640
Loans(2)                                                  580,612     8.96      52,047   515,101     8.44      43,456   451,057
                                                         --------  --------  ---------  --------  --------  ---------  --------
       Total earning assets                               786,732     8.39      65,984   724,569     7.75      56,141   670,712

Noninterest-earning assets                                 43,733        -           -    40,468        -           -    44,007
                                                         --------  --------  ---------  --------  --------  ---------  --------
        Total assets                                     $830,465     7.95%  $  65,984  $765,037     7.34%  $  56,141  $714,719
                                                         ========  ========  =========  ========  ========  =========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand                                                $104,709       - %  $       -  $101,065       - %  $       -  $ 88,436
   Savings                                                315,284     2.80       8,828   346,413     2.51       8,708   325,675
   Time                                                   286,364     5.53      15,830   234,634     4.40      10,330   229,736
                                                         --------  --------  ---------  --------  --------  ---------  --------
         Total                                            706,357     3.49      24,658   682,112     2.79      19,038   643,847

Other borrowings                                           37,067     5.85       2,169     8,145     4.92         401     2,014
Other liabilities                                          13,504        -           -     8,064        -           -     9,261
                                                         --------  --------  ---------  --------  --------  ---------  --------
          Total liabilities                               756,928     3.54      26,827   698,321     2.78      19,439   655,122

Shareholders' equity                                       73,537        -           -    66,716        -           -    59,597
                                                         --------  --------  ---------  --------  --------  ---------  --------
           Total liabilities and shareholders' equity    $830,465     3.23%  $  26,827  $765,037     2.54%  $  19,439  $714,719
                                                         ========  ========  =========  ========  ========  =========  ========

Average effective rate on interest-bearing liabilities   $638,715     4.20%  $  26,827  $589,192     3.30%  $  19,439  $557,425
                                                         ========  ========  =========  ========  ========  =========  ========

Interest Income/Earning Assets                           $786,732     8.39%  $  65,984  $724,569     7.75%  $  56,141  $670,712
Interest Expense/Earning Assets                          $786,732     3.41   $  26,827  $724,569     2.68   $  19,439  $670,712
                                                                   --------                       --------
Effective Interest Differential                                       4.98%                          5.07%
                                                                   ========                       ========

(Dollars in thousands)                                     1993
                                                         --------
                                                         Average
ASSETS                                                   Rate      Interest
                                                         --------  ---------
Investment securities:
  Taxable investments                                       5.76%  $   9,303
  Nontaxable investments(1)                                 8.73       3,526
                                                         --------  ---------
      Total securities                                      6.35      12,829

Money market instruments                                    3.48         614
Loans(2)                                                    8.51      38,414
                                                         --------  ---------
       Total earning assets                                 7.73      51,857

Noninterest-earning assets                                     -           -
                                                         --------  ---------
        Total assets                                        7.26%  $  51,857
                                                         ========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand                                                     - %  $       -
   Savings                                                  2.83       9,224
   Time                                                     4.46      10,249
                                                         --------  ---------
         Total                                              3.02      19,473

Other borrowings                                            2.88          58
Other liabilities                                              -           -
                                                         --------  ---------
          Total liabilities                                 2.98      19,531

Shareholders' equity                                           -           -
                                                         --------  ---------
           Total liabilities and shareholders' equity       2.73%  $  19,531
                                                         ========  =========

Average effective rate on interest-bearing liabilities      3.50%  $  19,531
                                                         ========  =========

Interest Income/Earning Assets                              7.73%  $  51,857
Interest Expense/Earning Assets                             2.91   $  19,531
                                                         --------
Effective Interest Differential                             4.82%
                                                         ========


(1) The interest earned on nontaxable investment securities is shown on a tax equivalent basis.
(2)  Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.


                              Page 24 and 25

INVESTMENT PORTFOLIO

  The following shows the carrying value of the Corporation's investment securities held to maturity:




                                                           December 31,
(Dollars in Thousands)                                1995     1994     1993
                                                   -------  -------  -------
U. S. Treasury notes                               $     -  $ 2,562  $ 2,300
Obligations of other U.S. Government agencies
     and corporations                               34,494   16,992   23,863
Obligations of states and political subdivisions    25,466   44,540   44,983
Mortgage-backed securities                             378      617        -
Other securities                                     6,512   18,156   25,458
                                                   -------  -------  -------
    Total                                          $66,850  $82,867  $96,604
                                                   =======  =======  =======


  The following shows the carrying value of the Corporation's investment securities available for sale:




                                                            December 31,
(Dollars in Thousands)                                 1995      1994      1993
                                                   --------  --------  --------
U. S. Treasury notes                               $ 32,865  $ 31,045  $ 40,530
Obligations of other U.S. Government agencies
     and corporations                                 6,188         -         -
Obligations of states and political subdivisions     30,604         -         -
Mortgage-backed securities                           67,371    66,835    81,038
Other securities                                      9,054     4,331         -
                                                   --------  --------  --------
     Total                                         $146,082  $102,211  $121,568
                                                   ========  ========  ========




       The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities,"
(SFAS No. 115) on January 1, 1994, which requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available-for-sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
         The Financial Accounting Standards Board gave banks an opportunity to reassess the appropriateness of the classifications of all securities held and account for any resulting reclassifications at fair value no later than December 31, 1995. Reclassifications from the held-to-maturity category that result from this one-time reassessment will not call into question the intent of an enterprise to hold other debt securities to maturity in the future. After reassessing the investment security portfolio, the Corporation transferred $39,947,000 from investment securities held to maturity to investment securities available for sale on December 21, 1995. This transfer was the primary reason for both the decrease in the balance of investment securities held to maturity of $16,017,000 and the increase in investment securities available for sale of $43,871,000 from December 31, 1994 to December 31, 1995. Total investment securities at December 31, 1995 of $212,932,000 grew $27,854,000 over the December 31, 1994 balance of
$185,078,000. This growth was funded primarily by the increase in time deposit balances during this period. From December 31, 1993 to the same date in 1994, the investment securities held to maturity decreased $13,737,000 and the investment securities available for sale decreased $19,357,000.

    There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer. The maturity analysis of investment securities held to maturity, including the weighted average for each category as of December 31, 1995, is as follows:


                                        Under     1 - 5     5 - 10      Over
                                        1 year    years     years     10 years       Total
                                       --------  --------  --------  ----------  --------------
(Dollars in thousands)
Obligations of other U.S. Government
        agencies and corporations:
        Carrying value                 $ 3,999   $30,495   $     -   $       -   $      34,494
        Weighted average yield.           7.93%     7.37%       - %         - %           7.44%
        Weighted average maturity                                                  2 yrs 2 mos
Obligations of states and
        political subdivisions:
        Carrying value                   1,871    19,612     3,733         250          25,466
        Weighted average yield.           9.98%     8.89%     9.24%      13.46%           9.07%
        Weighted average maturity                                                  4 yrs 1 mos
Mortgage-backed securities:
        Carrying value                       -         -         -         378             378
        Weighted average yield.             - %       - %       - %       7.42%           7.42%
        Weighted average maturity                                                 12 yrs 8 mos
 Other securities:
        Carrying value                   2,412     3,602       498           -           6,512
        Weighted average yield.           6.73%     7.26%     6.81%         - %           7.03%
        Weighted average maturity                                                  2 yrs 8 mos
Total:
        Carrying value                   8,282    53,709     4,231         628          66,850
        Weighted average yield.           8.04%     7.92%     8.96%       9.83%           8.02%
         Weighted average maturity                                                 3 yrs 0 mos




    The maturity analysis of securities available for sale, including the weighted average for each category as of December 31, 1995, is as follows:



                                      Under     1 - 5     5 - 10      Over
(Dollars in thousands)                1 year   years     years      10 years   Total
                                     --------  --------  --------  ----------  --------------
U.S. Treasury notes:
        Amortized cost               $14,178   $18,493   $     -   $       -   $      32,671
        Weighted average yield.         4.72%     5.67%       - %         - %           5.42%
        Weighted average maturity                                                1 yr  5 mos
Obligations of other U.S.
        Government agencies and
        corporations:
        Amortized cost                 4,000     2,254         -           -           6,254
        Weighted average yield.         5.64%     3.84%       - %         - %           4.99%
        Weighted average maturity                                                     11 mos
 Obligations of states and
        political subdivisions:
        Amortized cost                 2,268    20,232     5,480       2,925          30,905
        Weighted average yield.         7.32%     7.53%     7.73%       7.97%           7.59%
        Weighted average maturity                                                3 yrs 4 mos
Mortgage-backed securities:
        Amortized cost                     -     3,518    10,811      53,007          67,336
        Weighted average yield.           - %     6.35%     6.43%       6.81%           6.72%
         Weighted average maturity                                              21 yrs 2 mos
Other securities:
        Amortized cost                 2,507     2,248       300       3,752           8,807
        Weighted average yield.         7.30%     6.33%     6.13%       5.26%           6.14%
        Weighted average maturity                                                4 yrs 3 mos
Total:
        Amortized Cost                22,953    46,745    16,591      59,684         145,973
        Weighted average yield.         5.42%     6.47%     6.85%       6.77%           6.47%
        Weighted average maturity                                                11 yrs 1mos





        Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums, by the carrying value. Tax-exempt securities were adjusted to a tax equivalent basis and are based on the federal statutory tax rate of 35%.

LOANS
       The following table shows the composition of the Banks' loans:




                                                   December 31,
                                                   -------------
(Dollars in thousands)                1995      1994      1993      1992      1991
                             -------------  --------  --------  --------  --------
Real estate                  $     207,819  $200,139  $175,530  $161,171  $117,438
Commercial and industrial.         163,677   154,319   128,388   112,539   115,851
Installment.                       155,012   143,783   118,869   111,349    95,574
Lease financing                     43,942    41,233    32,304    27,399    21,511
Other                               41,176    38,589    32,957    28,574    30,153
                             -------------  --------  --------  --------  --------
      Total                  $     611,626  $578,063  $488,048  $441,032  $380,527
                             =============  ========  ========  ========  ========




        Total loans grew $33,563,000 from $578,063,000 at December 31, 1994 to $611,626,000 at December 31, 1995. The loan growth was distributed over all loan categories. Real estate loans increased $7,680,000, commercial and industrial loans grew $9,358,000 and installment loans rose $11,229,000.
Lease financing and other loans grew $2,709,000 and $2,587,000, respectively.
     At December 31, 1995, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.
       Except as previously disclosed and discussed herein, management does not believe there are any trends or uncertainties which are reasonably expected to materially impact future operating results, liquidity or capital resources, and management is not aware of any information not previously disclosed or not disclosed herein which causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.
       The following table details maturities and interest sensitivity of real estate, commercial and industrial, installment loans and lease financing at December 31, 1995:




                                  Within    1 -  5     Over
(Dollars in thousands)             1 year  years      5 years  Total
                                 --------  --------  --------  --------
Real estate                      $ 15,152  $ 42,876  $149,791  $207,819
Commercial and industrial.         44,377    56,037    63,263   163,677
Installment.                       32,540    80,329    42,143   155,012
Lease financing                    11,169    32,773         -    43,942
                                 --------  --------  --------  --------
     Total                       $103,238  $212,015  $255,197  $570,450
                                 ========  ========  ========  ========

Loans with variable or
    floating interest rates      $ 82,881  $ 72,927  $ 80,543  $236,351
Loans with fixed predetermined
    interest rates.                20,357   139,088   174,654   334,099
                                 --------  --------  --------  --------
     Total                       $103,238  $212,015  $255,197  $570,450
                                 ========  ========  ========  ========




       A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower or payment in full of principal or interest is not expected. Delinquent loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent by 90 days or more:



                                               December 31,
                                               -------------
(Dollars in thousands)                 1995    1994    1993    1992    1991
                              -------------  ------  ------  ------  ------
Nonaccrual loans              $       8,993  $2,458  $1,876  $1,385  $3,688
Trouble debt restructurings           1,183   1,867   1,548     315       -
Delinquent loans                      1,459   2,145   1,729   1,192   2,086
                              -------------  ------  ------  ------  ------
     Total                    $      11,635  $6,470  $5,153  $2,892  $5,774
                              =============  ======  ======  ======  ======

ALLOWANCE FOR LOAN LOSSES
       A summary of the allowance for loan losses is as follows:



                                                        December 31,
                                                        --------------
(Dollars in thousands)                       1995       1994       1993       1992       1991
                                    --------------  ---------  ---------  ---------  ---------
Average loans                       $     580,612   $515,101   $451,057   $393,323   $333,389
                                    ==============  =========  =========  =========  =========

Allowance, beginning of period      $       7,934   $  5,886   $  4,387   $  3,916   $  3,199
                                    --------------  ---------  ---------  ---------  ---------
Loans charged off:
       Commercial and industrial              240        491      1,211      1,010         11
       Installment and other.                 277        387        401        690        495
       Real estate                            116         84        212         90          -
       Lease financing                         39         44         92        162        165
                                    --------------  ---------  ---------  ---------  ---------
       Total loans charged off                672      1,006      1,916      1,952        671
                                    --------------  ---------  ---------  ---------  ---------
Recoveries:
       Commercial and industrial              143        170         86          8          -
       Installment and other.                  72        152        155         97         68
       Real estate                              1         56         76          -          -
       Lease financing                         36         26         25         19         13
                                    --------------  ---------  ---------  ---------  ---------
       Total recoveries                       252        404        342        124         81
                                    --------------  ---------  ---------  ---------  ---------
Net loans charged off                         420        602      1,574      1,828        590
                                    --------------  ---------  ---------  ---------  ---------
Provision for loan losses                   2,160      2,650      3,073      2,299      1,307
                                    --------------  ---------  ---------  ---------  ---------
Allowance, end of period            $       9,674   $  7,934   $  5,886   $  4,387   $  3,916
                                    ==============  =========  =========  =========  =========
Ratio of net charge offs to
        average loans outstanding            0.07%      0.12%      0.35%      0.46%      0.18%
                                    ==============  =========  =========  =========  =========




        The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses.
Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions, and other factors deemed relevant. Additions to the allowances are charged to operations. The ratio of net charge- offs to average loans dropped from .12% in 1994 to .07% in 1995, as a result of lower net charge- offs along with increased loans outstanding. The 1994 ratio decreased from the 1993 ratio of 0.35%. Management believes that the ratio of 0.07% compares favorably with peer group ratios.
        The following table sets forth an allocation of the allowance for loan losses by category. In retrospect, the specific allocations in any particular category may prove excessive or inadequate and, consequently, may be reallocated in the future to reflect then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.




                                                                         December 31,
                                                                         -------------
                            1995                    1994                 1993                 1992                 1991
                        -------------              -------              -------              -------              ------
(Dollars in thousands)                 Percent              Percent              Percent              Percent
                        Amount         of Loans    Amount   of Loans    Amount   of Loans    Amount   of Loans    Amount
                        -------------  ----------  -------  ----------  -------  ----------  -------  ----------  ------
Commercial
      and industrial    $       3,952         28%  $ 2,967         27%  $ 2,821         26%  $ 1,786         26%  $ 1,177
Installment and other             885         31%    1,063         32%      990         31%      895         31%    1,198
Real estate                     1,292         34%    1,010         34%      879         36%    1,163         37%    1,167
Lease financing                   127          7%      139          7%      225          7%       81          6%      109
Unallocated                     3,418        N/A     2,755        N/A       971        N/A       462        N/A       265
                        -------------  ----------  -------  ----------  -------  ----------  -------  ----------  -------
       Total            $       9,674        100%  $ 7,934        100%  $ 5,886        100%  $ 4,387        100%  $ 3,916
                        =============  ==========  =======  ==========  =======  ==========  =======  ==========  =======





(Dollars in thousands)  Percent
                        of Loans
                        ----------
Commercial
  and industrial               30%
Installment and other          33%
Real estate                    31%
Lease financing                 6%
Unallocated                   N/A
                        ----------
       Total                  100%
                        ==========

     The allowance and the provision for loan losses are based on management's judgment after considering charge-off history, nonperforming loans and reserve levels relative to total loans in determining the allowance and the provision for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995 did not have a material impact on the Corporation's liquidity, results of operations or capital resources.


DEPOSIT STRUCTURE
         The following table is a distribution of average balances and average rates paid on the deposit categories for the last three years:



                                                     December 31,
                                                    -------------
                                      1995                1994             1993
                                  -------------         --------         --------
(Dollars in thousands)          Amount         Rate   Amount    Rate   Amount    Rate
                                -------------  -----  --------  -----  --------  -----

Demand -- noninterest-bearing   $     104,709    --%  $101,065    --%  $ 88,436    --%
Demand -- NOW                          80,115   1.97    82,747   2.06    76,962   2.59
Money market and savings              235,169   3.08   263,666   2.66   248,713   2.90
Time -- under $100,000                258,170   5.52   218,233   4.43   216,587   4.54
Time -- $100,000 or greater            28,194   5.59    16,401   4.05    13,149   3.22
                                -------------         --------         --------
         Total                  $     706,357         $682,112         $643,847
                                =============         ========         ========


         A maturity distribution of certificates of deposit of $100,000 and over is as follows:





                                               December 31,
                                              -------------
(Dollars in thousands)                      1995     1994     1993
                                   -------------  -------  -------
Three months or less               $      14,095  $ 7,274  $ 5,598
Over three months to six months            3,848    7,809    1,623
Over six months to twelve months           7,619    1,943      901
Over twelve months                         2,630    2,202    2,425
                                   -------------  -------  -------
       Total                       $      28,192  $19,228  $10,547
                                   =============  =======  =======



INCOME STATEMENT ANALYSIS:

RESULTS OF OPERATIONS

     Consolidated net income for 1995 was $11,776,000, an increase of $1,031,000, or 9.6%, over 1994. On a per share basis, primary and fully diluted earnings were $2.00 in 1995, compared to primary and fully diluted earnings per share of $1.84 in 1994. Consolidated net income increased in 1994 by $1,507,000, a 16.3% increase over 1993. A change in accounting for income taxes increased the 1993 net income by $300,000 to a total of $9,238,000. Primary earnings per share in 1993 were $1.64, and fully diluted earnings per share were $1.59.
       Return on average assets was 1.42% for 1995, compared to 1.40% for 1994 and 1.29% for 1993, and return on average shareholders' equity was 16.01% for 1995, compared to 16.11% for 1994 and 15.50% for 1993.
       Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; other operating income, which is made up primarily of certain fees and gains and losses from sales of securities; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

NET INTEREST INCOME

     Net interest income for 1995 increased by $2,320,000, or 6.6%, to $37,495,000. Net interest income was $35,175,000 during 1994, which was 14.1% above the $30,819,000 reported in 1993.
      For analytical purposes, the following table reflects tax equivalent net interest income in recognition of the income tax savings on tax-exempt items such as interest on municipal securities and tax-exempt loans. Adjustments are made using a statutory federal tax rate of 35%.




                                Years ended December 31,
                                -----------------------
(Dollars in thousands)               1995     1994     1993
                            -------------  -------  -------
Interest income             $      64,322  $54,614  $50,350
Interest expense                   26,827   19,439   19,531
                            -------------  -------  -------
Net interest income                37,495   35,175   30,819
Tax equivalent adjustment           1,662    1,527    1,507
                            -------------  -------  -------
Net interest income
(fully taxable equivalent)  $      39,157  $36,702  $32,326
                            =============  =======  =======

CHANGES IN NET INTEREST INCOME

     The rate-volume analysis set forth in the following table, which is computed on a tax equivalent basis (tax rate of 35%), analyzes changes in net interest income for the last three years by their rate and volume components.
     Taxable-equivalent net interest income was $39,157,000 for 1995, compared to $36,702,000 for 1994, a 6.7% or $2,455,000 increase. This increase in taxable-equivalent net interest income was due to a $1,939,000 increase related to volume and a $516,000 increase related to interest rates. Total interest income grew $9,843,000, primarily the result of a rise in loan volumes. Total loan interest income increased $8,591,000, or 19.8%, in 1995, compared to 1994, primarily as a result of total average loans increasing $65,511,000, or 12.7%. The increase in loans was primarily the result of management's efforts to increase the loan portfolio. Interest income earned on commercial loans contributed $3,397,000 of this increase, and installment loans and real estate loans contributed $2,476,000 and $1,497,000,
respectively.   Total interest expense rose $7,388,000, principally as a
result of higher time deposit rates and volumes. The volume of average time deposits increased $51,730,000, or 22.0% during 1995, compared to 1994. Other borrowings also contributed to the rise in interest expense by increasing $28,922,000, during this same period. Other borrowings include federal funds purchased, Federal Home Loans Bank borrowings, securities sold under agreements to repurchase and U.S. Treasury notes.
     For the year ended December 31, 1994 net interest income increased $4,376,000, primarily due to an increase in the volume of loans. Total loan interest income increased $5,042,000, or 13.1%, in 1994, compared to 1993, primarily as a result of total average loans increasing $64,044,000, or 14.2%.
  This increase in loans was funded by a decrease in money market instruments and an increase in other borrowings. The reduction in money market instruments volume caused a $449,000 decrease in interest income, and growth in the volume of other borrowings increased interest expense by $302,000. Nonaccruing loans are included in the average balance yield calculations, but the average nonaccruals were insignificant and had no material effect on the results. Variances attributable to both rate and volume are included in the volume column.
     The increase in interest rates did not have a material effect on net interest income during 1995 and 1994, as a result of management's ability to properly price earning assets and deposits. Interest rates tended to be stable during 1993.





                                          1995 over/(under) 1994                             1994 over/(under) 1993
                                          -----------------------                            ----------------------
                                                          due to changes in
                                                          -------------------
(Dollars in thousands)                        Net                                                     Net
                                            Change                        Rate     Volume           Change
                                    -----------------------  -------------------  --------  ------------------------
INTEREST INCOME:
   Securities(1)                    $                   951  $             1,390  $  (439)  $                  (472)
   Money market instruments                             301                  116      185                      (286)
   Loans                                              8,591                2,718    5,873                     5,042
                                    -----------------------  -------------------  --------  ------------------------
       Total                                          9,843                4,224    5,619                     4,284
                                    -----------------------  -------------------  --------  ------------------------

INTEREST EXPENSE:
   Savings deposits                                     120                  992     (872)                     (516)
   Time deposits and certificates
       of deposit                                     5,500                2,640    2,860                        81
   Other borrowings                                   1,768                   76    1,692                       343
                                    -----------------------  -------------------  --------  ------------------------
       Total                                          7,388                3,708    3,680                       (92)
                                    -----------------------  -------------------  --------  ------------------------
Changes in net interest income      $                 2,455  $               516  $ 1,939   $                 4,376
                                    =======================  ===================  ========  ========================



                                          due to changes in
                                         --------------------
(Dollars in thousands)
                                                 Rate       Volume
                                    --------------------  --------
INTEREST INCOME:
   Securities(1)                    $              (473)  $     1
   Money market instruments                         163      (449)
   Loans                                           (352)    5,394
                                    --------------------  --------
       Total                                       (662)    4,946
                                    --------------------  --------

INTEREST EXPENSE:
   Savings deposits                              (1,037)      521
   Time deposits and certificates
       of deposit                                  (135)      216
   Other borrowings                                  41       302
                                    --------------------  --------
       Total                                     (1,131)    1,039
                                    --------------------  --------
Changes in net interest income      $               469   $ 3,907
                                    ====================  ========


(1) The interest earned on nontaxable investment securities is shown on a tax equivalent basis.


INTEREST RATE SENSITIVITY

      The Banks actively manage their interest rate sensitivity position. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures set by senior management, is responsible for managing the Banks' rate sensitivity position. The Banks manage interest rate sensitivity by changing mix and repricing characteristics of their assets and liabilities through their investment securities portfolios and their offering of loan and deposit terms. The Banks utilize three principal reports to measure interest rate risk - gap analysis reports, net interest margin reports and asset/liability simulation reports. The table below shows the interest rate sensitivity gap position, as of December 31, 1995. The table presents data at a single point of time. Savings and NOW accounts have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. The 0 to 365 day gap was 7.01% of earning assets at December 31, 1995, compared to 4.96% at December 31, 1994.




                                                     December 31, 1995
                                                    -------------------
                                  0 to 90         91 to 180    181 to 365     1 - 5     Over 5
(Dollars in thousands)              days             days         days        years      years
                            -------------------  -----------  ------------  ---------  ---------
ASSETS
Money market
   instruments              $           13,058   $        -   $         -   $     90   $    100
Loans                                  204,981       25,167        58,918    187,690    134,869
Investment securities                   21,946       28,974        26,594    111,317     23,992
                            -------------------  -----------  ------------  ---------  ---------
Total rate sensitive
   assets                   $          239,985   $   54,141   $    85,512   $299,097   $158,961
                            ===================  ===========  ============  =========  =========

LIABILITIES
Certificates of deposit,
$100,000 or greater         $           14,095   $    3,348   $     7,619   $  2,630   $    500
All other certificates
    of deposit                          47,192       37,007        60,923    129,683        352
Money market
    savings funds                       58,797            -             -          -     92,699
NOW accounts                            26,887            -             -          -     60,054
Savings accounts                        29,108            -             -          -     56,802
U.S. Treasury notes                      1,837            -             -          -          -
Other borrowings                        30,914        3,000             -      4,000          -
                            -------------------  -----------  ------------  ---------  ---------
Total rate sensitive
    liabilities             $          208,830   $   43,355   $    68,542   $136,313   $210,407
                            ===================  ===========  ============  =========  =========

Incremental gap             $           31,155   $   10,786   $    16,970   $162,784   $(51,446)

Cumulative gap              $           31,155   $   41,941   $    58,911   $221,695   $170,249

                                         3.72%        5.01%         7.03%     26.46%     20.32%




NET INTEREST MARGIN

     The 1995 net interest margin of 4.98% decreased from the 1994 net interest margin of 5.07%. The decrease in the net interest margin is primarily the result of higher rates paid on time deposits during 1995, compared to 1994. The net interest margin in 1994 was higher than the 4.82% net interest margin in 1993. The Banks have been able to effectively match assets and liabilities and maintain a consistent percentage of earning assets to total assets.

PROVISION FOR LOAN LOSSES

        The provision is based on management's analysis of the adequacy of the allowance for loan losses. In its evaluation, management considers past loan experience, overall characteristics of the loan portfolio, current economic conditions and other relevant factors. Based on the latest monthly evaluation of potential loan losses, the allowance is adequate to absorb known and inherent losses in the loan portfolio. Ultimately however, the adequacy of the allowance is largely dependent upon the economy, a factor beyond the Corporation's control. With this in mind, additions to the allowance for loan losses may be required in future periods, especially if economic trends worsen or certain borrowers' abilities to repay decline.
       The provision in 1995 was $2,160,000, a decrease of $490,000, or 18.5%, compared to the 1994 provision of $2,650,000. The growth in the loan loss reserve from December 31, 1994 to December 31, 1995 of 21.9% was greater than the 6.0% growth of loans during this period. Net loans charged-off of $420,000 in 1995 were lower than the net loans charged-off of $602,000 in 1994. Net charge-offs in 1993 were $1,574,000. The Corporation has made an allocation of its reserve giving consideration to management's evaluation of risk in the portfolio. The ratio of the allowance for loan losses to loans of 1.61% at December 31, 1995 increased from the December 31, 1994 ratio of 1.40%. The 1993 provision was $3,073,000 and the ratio of the allowance for loan losses to loans was 1.23% at December 31, 1993. Included in the charge-offs in 1993 were two commercial loans totaling $907,000. These two charged-off commercial loans were to two unrelated borrowers.
        Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans), were 1.85% of total loans and net assets acquired in foreclosure at December 31, 1995 compared to 0.97% at December 31, 1994 and 1.01% at December 31, 1993. The ratio of the allowance to nonperforming assets was 86.4% at December 31, 1995, compared to 141.8% at December 31, 1994 and 118.9% at December 31, 1993.
     Nonaccruing loans of $8,993,000 at December 31, 1995, increased $6,535,000 from the December 31, 1994 balance of $2,458,000. Approximately $6,972,000, or 77.5%, of total nonaccruing loans are attributable to two unrelated borrowers at December 31, 1995. One borrower has four loans in the aggregate principal amount of $5,070,000. These four loans are well-secured principally by real estate. These loans relate to a real estate development project. The other borrower has two loans in the aggregate principal amount of $1,902,000. These two loans are well-secured principally by real estate. These two loans are associated with a restaurant. Management is proceeding as quickly as administrative and legal constraints permit to work out each of these loans.
       Net assets in foreclosure totaled $1,016,000 as of December 31, 1995, a decrease of $253,000, or 19.9%, from the December 31, 1994 balance. During 1995, sales of foreclosed properties totaled $1,307,000, transfers from loans to assets in foreclosure were $1,247,000 and write-downs of assets in foreclosure equaled $193,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value.

     Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future. As of December 31, 1995, loans past due 90 days or more and still accruing interest were $1,460,000, compared to $2,145,000 as of December 31, 1994.
      As of December 31, 1995, there were three unrelated commercial borrowers with troubled debt restructured loans totaling $1,183,000. All three customers were complying with the restructured terms as of December 31, 1995.
     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.
       The balance of impaired loans was $9,278,000 at December 31, 1995. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The impaired loan balance included $8,095,000 of nonaccrual loans and $1,183,000 of troubled debt restructured loans. The allowance for loan loss associated with the $9,278,000 of impaired loans was $1,122,000 at December 31, 1995. The average impaired loan balance was $3,906,000 in 1995 and the income recognized on impaired loans during 1995 was $231,000. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

OTHER OPERATING INCOME



                                    Years ended December 31,
                                   -------------------------
(Dollars in thousands)                    1995     1994    1993
                                 --------------  ------  ------
Service charges                  $       2,313   $2,314  $2,347
Securities (losses) gains, net            (172)     530     398
Trust income                             1,055      719     649
Other                                    1,133      962   1,474
                                 --------------  ------  ------
Total other operating income     $       4,329   $4,525  $4,868
                                 ==============  ======  ======




      Other operating income for 1995 decreased $196,000, or 4.3%, compared to 1994, and other operating income for 1994 decreased $343,000, or 7.0%, over 1993.
     Income from service charges on deposit accounts of $2,313,000 in 1995 was almost even with the $2,314,000 of service charges on deposit accounts earned in 1994 and lower than the $2,347,000 earned in 1993. The decrease in service charges during 1995 and 1994 is attributed to lower service charges on business accounts. This was the result of an increase in the earnings credit, attributable to the rise in interest rates, which is used to offset service charges.
       The Corporation recorded a $172,000 net security loss in 1995, compared to a net security gain of $530,000 in 1994. The $172,000 net security loss in 1995 is the result of selling low yielding investment securities available-for-sale. From time to time, the Corporation sells securities to fund the purchase of other securities in an effort to enhance the overall return on the portfolio and to fund loan demand. During 1994, the Corporation realized a securities gain of approximately $1,058,000 as a result of the Corporation selling over 40,000 shares of First Eastern Bank stock which was purchased by PNC Corporation on June 24, 1994. Investment securities available for sale were sold during 1994 to help fund growth in loans and resulted in a net loss of approximately $556,000. Eighteen mortgage-backed securities that were held in the available for sale account were sold during 1993 due to the faster-than-expected repayments. This resulted in a gain of $388,000, or 97.5%, of the total net securities gains for 1993.
     Income from the Trust and Financial Services Department in 1995 of $1,055,000 increased $336,000, or 46.7%, in 1995, compared to the $719,000 recorded in 1994. This increase was the result of both an increase in the book value of trust assets of 25.7% from December 31, 1994 to December 31, 1995 and the Corporation's continuing emphasis on marketing the Trust and Financial Services Department's products and services. The 1993 Trust and Financial Services Department income was $649,000.
         Other income increased $171,000 during 1995, from $962,000 in 1994 to $1,133,000 in 1995. This increase is due to higher fees earned on credit cards and a rise in fees associated with the sale of insurance policies on new loans. Other income in 1993 of $1,474,000, included a $469,000 gain realized when management decided to sell fixed-rate mortgages totaling approximately $15,000,000 on the secondary market.


OTHER OPERATING EXPENSES



                                    Years ended December 31,
                                    ------------------------
(Dollars in thousands)                    1995     1994     1993
                                 -------------  -------  -------
Salaries                         $       9,294  $ 8,048  $ 7,238
Employee benefits                        3,140    2,934    2,701
Occupancy                                1,432    1,355    1,210
Equipment expense                        1,847    1,487    1,225
FDIC premiums                              798    1,518    1,425
Other expenses                           6,374    6,415    6,323
                                 -------------  -------  -------
Total other operating expenses   $      22,885  $21,757  $20,122
                                 =============  =======  =======




        Other operating expenses rose to $22,885,000 for 1995, a 5.2% increase over the $21,757,000 for 1994. The 1994 amount was 8.1% above the $20,122,000 for 1993. The rise in operating expenses was largely due to both higher salary and employee benefits costs directly related to the Corporation's growth and planned salary increases. These increases were generally offset by a reduction in the Federal Deposit Insurance Corporation (FDIC) premium.
     Employee salaries increased $1,246,000, or 15.5%, from $8,048,000 in 1994 to $9,294,000 in 1995. This increase reflects cost-of-living increases, merit increases and additional staff necessitated by current and planned future growth. Employee benefits grew $206,000, or 7.0%, to $3,140,000 in 1995, from the $2,934,000 in employee benefits during 1994. The rise in employee benefits is directly related to the increase in salary expenses. The 1994 salary expenses and fringe benefits expenses increased 11.2% and 8.6%, respectively, compared to 1993 expenses.

     Net occupancy costs increased by $77,000, or 5.7%, in 1995, compared with a $145,000, or 12.0%, increase in 1994. The increase in 1995 is related to the cost of the three new branches opened during 1995. Approximately $50,000 of the 1994 increase is the rent on a new branch that was opened in August 1993. Equipment expenses increased by $360,000, or 24.2%, during 1995, and $262,000, or 21.4%, in 1994. The majority of the rise in 1995 is due to depreciation, maintenance and equipment rental expenses associated with planned increased data processing capabilities. The increased data processing capabilities include modernizing our branches through platform automation and teller terminals, and the ongoing updating of data processing equipment to manage the rise in volume related to the growth of the Corporation. Approximately $144,000 of the increase in 1994 is the result of Harleysville selling its existing IBM AS/400 computer system in the first quarter of 1994 and signing a two-year lease for a more powerful IBM AS/400 computer system.
     During the third quarter of 1995, the FDIC confirmed that the Bank Insurance Fund was fully recapitalized at the end of May 1995. As a result, the new lower premium rates were made retroactive to June 1, 1995. In the month of September, the FDIC refunded insurance premium overpayments for the four months of June through September. The FDIC-reduced premiums resulted in a $720,000, or 47.4%, reduction in FDIC premiums during 1995, compared to 1994. The 1994 FDIC premium was $93,000 higher than the 1993 FDIC premium due to an increase in deposits of the Corporation.
      Other expenses decreased $41,000, from $6,415,000 in 1994 to $6,374,000 in 1995. The reduction in other expenses included a decrease in intangible asset expense of $262,000 and a $134,000 reduction in legal expenses. The reduction in legal expenses is related to both the 1994 legal expenses associated with the Security National Bank merger and to the recovery of legal expenses in 1995 related to nonperforming assets that were expensed in prior periods. These reductions in other expenses were partially offset by an increase in printing and stationery supply expenses related to bank automation, increases in paper costs and the opening of the three new branches during 1995 and the normal increases in expenses related to the overall growth of the Corporation. Other expenses increased by $92,000, or 1.5%, during 1994, compared to 1993. A $273,000 rise in intangible asset expense during 1994 was offset by a $162,000 reduction in costs associated with the liquidation of the assets in foreclosure and the collection of past due loans.


INCOME TAXES



                             Years ended December 31,
                            ------------------------
(Dollars in thousands)               1995     1994     1993
                            --------------  -------  -------
Expected tax expense        $       5,705   $5,353   $4,373
Tax-exempt income net of
    interest disallowance            (944)    (898)    (882)
Other                                 242       93       63
                            --------------  -------  -------
Actual tax expense          $       5,003   $4,548   $3,554
                            ==============  =======  =======




       The Corporation adopted SFAS No. 109, "Accounting for Income Taxes," on January 1, 1993. Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, leased assets, deferred loan fees and compensation. The provisions of the statement were applied without restating prior years' financial statements. Adoption of SFAS No. 109 resulted in a reduction of the net deferred tax liability in the amount of $300,000 in 1993.
      The deferred method used in years prior to 1993 required the Corporation to provide deferred tax expense based on certain items of income and expense which were reported in different years in the financial statements and the tax return as measured by the tax rate in effect for the year the difference occurred.
     The effective income tax rates of 29.8% for 1995, 29.7% for 1994 and 28.4% for 1993 were less than the applicable federal income tax rate of 35.0%, as a result of tax-exempt income.

CAPITAL

      Capital formation is critical to the Corporation's well-being and future growth. Capital at the end of 1995 was $77,516,000, an increase of $10,941,000, or 16.4%, over the end of 1994. The increase came as a result of the retention of the Corporation's earnings and from the adjustment for the net unrealized gains (losses) on the investment securities available for sale.
 Management believes that the Corporation's current capital positions and liquidity positions are strong and that their capital positions are adequate to support their operations. Management is not aware of any recommendation by any regulatory authority which, if it were to be implemented, would have a material effect on the Corporation's capital.
     The Corporation's capital ratios exceed regulatory requirements.
Existing minimum regulatory capital ratio requirements are 5.5% for primary capital and 6.0% for total capital. The primary capital ratio was 9.66% at December 31, 1995, compared with 8.96% at December 31, 1994. Because the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.
     Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is the shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighing factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1995, the Corporation's Tier 1 risk-adjusted capital ratio was 11.80%, and the total risk-adjusted capital ratio was 13.05%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 1995.
         To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations.
Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 8.79% and 8.59% at December 31, 1995 and 1994, respectively.


                                                                                 Tier 1 Capital to
                                          Leverage Ratio (1)                 Risk-Weighted Assets Ratio
                                          ------------------                 ---------------------------
                                    December 31,     December 31,          December 31,          December 31,
                                        1995             1994                  1995                  1994
                                 ------------------  -------------  ---------------------------  -------------
ENTITY:
Corporation                                   8.79%          8.59%                       11.80%         11.25%
Harleysville National Bank                    7.99           7.65                        10.53           9.79
Citizens National Bank                       14.15          15.00                        21.20          22.64
Security National Bank                        8.32           8.70                        11.89          12.76
"Well Capitalized" institution
(under FDIC regulations)                      5.00           5.00                         6.00           6.00

                                           Total Capital to Risk-
                                            Weighted Asset Ratio
                                           -----------------------
                                      December 31,        December 31,
                                          1995                1994
                                 -----------------------  -------------
ENTITY:
Corporation                                       13.05%         12.40%
Harleysville National Bank                        11.78          11.09
Citizens National Bank                            22.45          24.08
Security National Bank                            13.14          14.28
"Well Capitalized" institution
(under FDIC regulations)                          10.00          10.00


   (1) Accordingly, at December 31, 1995, both the Corporation and its subsidiary banks were "well capitalized" under FDIC regulations.




      Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), the FRB, the Office of the Comptroller of the Currency and the FDIC adopted regulations setting forth prompt corrective action requirements. In addition to the prompt corrective action requirements, FDICIA included significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.
     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution either by its primary federal regulator or by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.
     Under the regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. The Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions at December 31, 1995.

LIQUIDITY

        Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal funds sold averaged $10,200,000 during 1995, and investment securities available for sale averaged $96,933,000 during 1995, more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by federal fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members, and from the Federal Home Loan Bank of Pittsburgh, of which Harleysville and Citizens are members.
        There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

OTHER ITEMS

     The passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Riegle Community Development and Regulatory Improvement Act may have a significant impact upon the Corporation. The key provisions pertain to interstate banking and interstate branching as well as a reduction in the regulatory burden on the banking industry. Since September 1995, bank holding companies may acquire banks in other states without regard to state law. In addition, banks can merge with other banks in another state beginning in June 1997. States may adopt laws preventing interstate branching but, if so, no out-of-state bank can establish a branch in such state and no bank in such state may branch outside the state. Pennsylvania recently amended the provisions of its banking code to authorize full interstate banking and branching under Pennsylvania law and to facilitate the operations of interstate banks in Pennsylvania. As a result of legal and industry changes, management predicts that consolidation will continue as the financial services industry strives for greater cost efficiencies and market share. Management believes that such consolidation may enhance its competitive position as a community bank. There are numerous proposals before Congress to modify the financial services industry and the way commercial banks operate. However, it is difficult to determine at this time what effect such provisions may have until they are enacted into law. Except as specifically described on page 35, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation which, if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.

     In September 1995, the Corporation announced its fifth acquisition. Located in Honesdale, Wayne County, Pennsylvania, Farmers & Merchants Bank ("Farmers") is a $65 million community bank. While Farmers will retain its name, its operations and charter will be integrated into Citizens National Bank. This will accomplish two key objectives: maintaining Farmers' hometown, personalized image, while achieving operating efficiencies. The merger should
be completed during the first quarter of 1996.   A summary of unaudited
restated consolidated financial information of the Corporation and Farmers is located in note number 2 of the notes to consolidated financial statements.

         The Corporation plans to open four new branches during 1996. Security National Bank plans to open an additional new office in the premier Pottstown Center Shopping Complex on Route 100 in Pottstown. Harleysville National Bank is pursuing locations in Doylestown, Spring House, and Audubon. These new branch sites are contiguous to our current service area and were chosen due to the demand for additional delivery locations by our customers. These new branches should not adversely impact capital, however, they may adversely impact short term results of operations.

FINANCIAL RATIOS AND SUMMARY OF KEY INFORMATION
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES



                                                             Years Ended December 31,
                                                             -------------------------
(Dollars in thousands, except per share data)               1995         1994         1993
                                                    -------------  -----------  -----------
PER SHARE INFORMATION*:
Primary                                             $       2.00   $     1.84   $     1.64
Fully diluted                                               2.00         1.84         1.59
Cash dividends paid                                         0.79         0.61         0.49
Book value (at year-end)                                   13.19        11.57        11.58

MARKET VALUE*:
Bid price of common stock (high)                           28.50        31.43        21.19
Bid price of common stock (low)                            25.00        20.00        16.67
Average shares outstanding                             5,893,334    5,847,473    5,642,790

AVERAGE BALANCE SHEET:
Loans                                               $    580,612   $  515,101   $  451,057
Earning assets                                           786,732      721,880      670,667
Total assets                                             830,465      765,037      714,719
Deposits                                                 706,357      682,112      643,847
Interest-bearing liabilities plus demand deposits        743,424      690,257      645,861
Shareholders' equity                                      73,537       66,716       59,597

SELECTED OPERATING RATIOS:
Return on average assets                                    1.42%        1.40%        1.29%
Return on average shareholders' equity                     16.01%       16.11%       15.50%
Leverage (assets divided by shareholders' equity)         11.29X       11.47X       11.99X
Average shareholders' equity as a percentage of:
  Average loans                                            12.67%       12.95%       13.21%
  Average deposits                                         10.41         9.78         9.26
  Average assets                                            8.85         8.72         8.34
  Average earning assets                                    9.35         9.24         8.89
Dividend payout ratio                                      39.41        31.87        28.84
Average total loans as a percentage of
  average deposits and borrowed funds                      78.10        74.62        69.84

Net interest margin on average earning assets:
  Interest income**                                         8.39%        7.75%        7.73%
  Interest expense                                         (3.41)       (2.68)       (2.91)
  Net interest margin                                       4.98         5.07         4.82
  Noninterest margin                                       (2.36)       (2.39)       (2.27)


*Adjusted for a 5% stock dividend effective 12/30/94, and a two-for-one stock split in the form of a 100% stock dividend effective 12/31/93.

**Tax Equivalent Basis.

                                Page 37

THE BOARD OF DIRECTORS OF HARLEYSVILLE NATIONAL CORPORATION*
John W. Clemens
Walter E. Daller, Jr., Chairman
Bradford W. Mitchell
Martin E. Fossler
William M. Yocum
Harold A. Herr
Walter F. Vilsmeier
Howard E. Kalis, III

THE BOARD OF DIRECTORS OF CITIZENS NATIONAL BANK OF LANSFORD
Thomas S. McCready, Chairman
John J. Trojan
Joseph M. Porvaznik
William H. Fegley, Sr.
Walter E. Kruczek
Joseph J. Velitsky
James D. McMahon
Walter E. Daller, Jr.
D. M. Takes
Frank J. Lochetto
Thomas D. Oleksa

THE BOARD OF DIRECTORS OF SECURITY NATIONAL BANK
Howard E. Kalis, III, Chairman
Robert K. Hartenstine
Joseph M. Wheeler, Jr.
James F. Meade
Ronald A. Dinnocenti
S. Albert Kutz
John L. McGowan
Henry M. Pollak
Robert C. Smith
James J. Lennon,
Consultant to the Board
Walter E. Daller, Jr.
Bruce D. Fellman
D. M. Takes
Raymond H. Melcher, Jr.

THE OFFICERS OF HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY
Walter E. Daller, Jr.**
President and Chief Executive Officer
D. M. Takes**
Executive Vice President and
Chief Operating Officer
Vernon L. Hunsberger**
Senior Vice President and
Chief Financial Officer
James W. Hamilton
Senior Vice President and Senior Trust Officer
Frank J. Lochetto
Senior Vice President and Senior Lender
Fred C. Reim, Jr.
Senior Vice President and Branch Administrator

Jo Ann M. Bynon**
Corporate Secretary
John E. Hartle
Audit Director
David R. Crews
Vice President
Dennis L. Detwiler
Vice President
Bruce D. Fellman
Vice President
Henry R. Gehman
Vice President
Larry E. Nolt
Vice President
Robert L. Reilly
Vice President
Thomas L. Spence
Vice President
Gregg J. Wagner
Vice President
Mikkalya W. Walton
Vice President
Harry T. Weierbach
Vice President
Tina K. Borrelli
Assistant Vice President
Ruth A. Dietterich
Assistant Vice President
Mary K. Eckart
Assistant Vice President
Tamra T. Garber
Assistant Vice President
Cathy Peifer Heckler
Assistant Vice President

Robert H. Kreamer
Assistant Vice President
Nicholas Lozorak
Assistant Vice President
Jennifer G. Morris
Assistant Vice President
Sue Ellen Nolan
Assistant Vice President
Dale O. Smith
Assistant Vice President
Kenneth R. Stoudt
Assistant Vice President
Deborah L. Sweet
Assistant Vice President
Ann M. Dreyer
Banking Officer
Faye Frederick
Banking Officer
Arlene M. Gregory
Banking Officer
Elaine H. Hegh
Banking Officer
Dianne C. Herron
Banking Officer
Chris L. Holzer
Banking Officer
Sandra M. Hurst
Banking Officer
Patricia A. Longcoy
Banking Officer
Aileen E. Rolin
Banking Officer
Patricia H. Rosenberger
Banking Officer
Jan Marie Sloat
Banking Officer
Regina A. Stark
Banking Officer
Joan F. Whiteley
Banking Officer
Ann P. Wilson
Banking Officer
Betty Ruth Yerger
Banking Officer
Tracie A. Young
Banking Officer


THE OFFICE MANAGERS
Antoinette M. Smith
Assistant Vice President, Harleysville
H. Steen Woodland
Assistant Vice President, Skippack
Joseph A. Giunta
Assistant Vice President, Limerick
Lee-ann C. Kovac
Assistant Vice President, North Penn
Christine Schondelmaier
Banking Officer, Gilbertsville
Craig E. Morrow
Banking Officer, Hatfield
Geoffrey D. Brandon
Assistant Vice President, North Broad
Christine M. Matsinko
Banking Officer, Marketplace
Joseph Chirik, Jr.
Assistant Vice President, Horsham
Kay A. Gordon
Banking Officer, Normandy Farms/Meadowood
James R. Caldwell
Banking Officer, Collegeville
Grace H. Myers
Banking Officer, Sellersville
Nancy F. Kistler
Banking Officer, Quakertown/Trainers
Robert S. Jones
Banking Officer, Red Hill

THE OFFICERS OF CITIZENS NATIONAL BANK OF LANSFORD
Thomas D. Oleksa
President and Chief Executive Officer
Martha A. Rex
Vice President
Maurice J. Infante
Vice President
Joseph J. O 'Gurek
Assistant Vice President
Kay A. Bock
Banking Officer, Lehighton

THE OFFICERS OF SECURITY NATIONAL BANK
Raymond H. Melcher, Jr.
President and Chief Executive Officer
Allen R. Loeb
Vice President
Roxanne S. Selwyn
Assistant Vice President
Timothy B. Canfield
Assistant Vice President, Train Station
Linda L. Neiman
Assistant Vice President, Pottstown Center/
East End
Angela M. Spotts
Banking Officer, North End


*Also members of the Board of Directors of Harleysville National Bank and Trust Company.
**Also an Officer of Harleysville National Corporation.
MEMBER FDIC

CORPORATE INFORMATION
Copies of the Corporation 's Annual Report to the Securities and Exchange Commission (Form 10-K) are available, without charge to shareholders, by writing:
Jo Ann M. Bynon, Corporate Secretary
483 Main Street, P. O. Box 195
Harleysville, PA 19438

ANNUAL MEETING
The 1996 Annual Meeting of Shareholders of Harleysville National Corporation will be held at the Presidential Caterers, Norristown, PA on April 9, 1996 at 9:30 a.m.

NASDAQ MARKET MAKERS
As of December 31 ,1995, the following firms made a market in the Corpora-tion's common stock:
F.J. Morrissey & Co., Inc.
Fahnestock & Co., Inc.
Legg Mason Wood Walker, Inc.
Janney Montgomery Scott, Inc.
Herzog, Heine, Geduld, Inc.
Ryan Beck & Co., Inc.

COMMON STOCK
Harleysville National Corporation common stock is traded over the counter under the symbol HNBC. The stock is commonly quoted under NASDAQ National Market Issues. At the close of business on December 31, 1995, there were 2,172 shareholders of record.

DIVIDEND REINVESTMENT PLAN
The Corporation has a Dividend Reinvestment and Stock Purchase Plan. Interested stockholders can obtain more information regarding the Plan by contacting the Plan Administrator at (215) 256-8851, or 800 423-3955.

TRANSFER AGENT AND SHAREHOLDER SERVICES
Harleysville National Bank & Trust Company
483 Main Street, P. O. Box 195
Harleysville, PA 19438
(215) 256-8851, or 800 423-3955.


Printed on Recycled Paper
Design:  Shirley Epps Artwork, Inc.
Photography:  Dave Plank
Printing:  Taggart Printing