Form 10-K, Exhibit 13
period 1996-12-31
HARLEYSVILLE NATIONAL CORP
filed 1997-03-26
CIK 702902

DESCRIPTION  OF  BUSINESS

     Harleysville National Corporation, a Pennsylvania corporation (the "Corporation"), was incorporated in June 1982. On January 1, 1983, the Corporation became the parent bank holding company of Harleysville National Bank and Trust Company ("Harleysville"), a wholly-owned subsidiary of the Corporation. On February 13, 1991, the Corporation acquired all of the
outstanding  common  stock  of    The  Citizens  National  Bank  of  Lansford
("Citizens"). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust Company ("Summit Hill"). On September 25, 1992, Summit Hill merged into Citizens and is now operating as a branch office of Citizens. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank ("Security"). On March 1, 1996, the Corporation acquired all of the outstanding common stock of Farmers & Merchants Bank ("Farmers"). Farmers was merged into Citizens and is now operating as a branch office of Citizens. The Corporation is a bank holding company which provides financial services through its three bank subsidiaries.
     Harleysville, which was established in 1909, Citizens, which was established in 1903, and Security, which was established in 1988, (collectively the "Banks"), are national banking associations under the
supervision  of  the  Office  of  the  Comptroller  of  the  Currency.    The
Corporation's and Harleysville's legal headquarters are located at 483 Main Street, Harleysville, Pennsylvania 19438. Citizens' legal headquarters is located at 13-15 West Ridge Street, Lansford, Pennsylvania 18232. Security's legal headquarters is located at One Security Plaza, Pottstown, Pennsylvania 19464.
     As of December 31, 1996, the Banks had total assets of $1,026,128,000, total shareholders' equity of $97,631,000 and total deposits of $847,699,000.
     The Banks engage in full-service commercial banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund to the extent provided by law. The Banks have 25 branch offices located in Montgomery, Bucks, Carbon and Wayne counties.
     On  December  31, 1996, the Banks had 401 full-time equivalent employees.

COMPETITION
     The Banks compete actively with other eastern Pennsylvania financial institutions, many larger than the Banks, as well as with financial and nonfinancial institutions headquartered elsewhere. The Banks are generally competitive with all competing institutions in their service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans, and fees and charges for trust services.

SUPERVISION  AND  REGULATION
     The  operations  of  the  Banks  are  subject to federal, state and local statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The Banks' operations are also subject to the regulations of the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (who regularly examines the Banks areas such as asset quality, investments, management practices and other aspects of bank operations).
     The Corporation is subject to federal and state securities laws, certain rules and regulations of the Securities and Exchange Commission, to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board.

MARKET  INFORMATION
     The following table sets forth quarterly dividend information and the high and low prices for the Corporation's Common Stock for 1996 and 1995. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

PRICE  OF  COMMON  STOCK


1996             Low Price    High Price    Dividend
First Quarter *  $   24.76 *  $    27.14 *  $   .190 *
Second Quarter         24.50         26.50        .190
Third Quarter          23.50         26.50        .210
Fourth Quarter         23.50         26.00        .250

1995             Low Price*   High Price*   Dividend*
First Quarter    $     23.81  $      26.67  $     .171
Second Quarter         23.81         26.67        .171
Third Quarter          23.81         27.14        .181
Fourth Quarter         25.00         27.14        .229

*Adjusted  for  a  5%  stock  dividend  effective  6/28/96.


REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS
Harleysville  National  Corporation  and  Subsidiaries

To the Board of Directors and Shareholders, Harleysville National Corporation:

     We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Harleysville National Corporation and Subsidiaries for the year ended December 31, 1994 were audited by other auditors whose report, dated January 31, 1995, expressed an unqualified opinion on those consolidated financial statements.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.
     As discussed in note 1 to the consolidated financial statements, Harleysville National Corporation and Subsidiaries changed their method of accounting for certain investments in debt and equity securities in 1994.

Grant  Thornton  LLP

Philadelphia,  Pennsylvania
January  8,  1997

CONSOLIDATED  BALANCE  SHEETS
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES


(Dollars in thousands)                                                           December 31,
                                                                                 --------------
ASSETS                                                                           1996       1995
                                                                        --------------  ---------
Cash and due from banks                                                 $      39,407   $ 34,312
Federal funds sold                                                              6,000     16,295
                                                                        --------------  ---------
       Total cash and cash equivalents                                         45,407     50,607
                                                                        --------------  ---------
Interest-bearing deposits in banks                                              8,475      1,703
Investment securities available for sale                                      209,795    159,326
Investment securities held to maturity
 (market value $66,680 and $85,652, respectively)                              65,226     83,669
Loans                                                                         689,203    638,220
Less: Unearned income                                                          (7,793)    (9,482)
         Allowance for loan losses                                            (10,710)    (9,891)
                                                                        --------------  ---------
             Net loans                                                        670,700    618,847
                                                                        --------------  ---------
Bank premises and equipment, net                                               14,810     11,995
Accrued interest receivable                                                     6,653      6,150
Other real estate owned                                                           972      1,220
Intangible assets, net                                                          1,658      1,960
Other assets                                                                    2,432      1,868
                                                                        --------------  ---------
         Total assets                                                   $   1,026,128   $937,345
                                                                        ==============  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                        139,723    117,698
   Interest-bearing:
     NOW accounts                                                             102,270     91,616
     Money market accounts                                                    155,516    155,641
     Savings                                                                  104,329    101,993
     Time under $100,000                                                      294,501    297,923
     Time $100,000 or greater                                                  51,360     29,628
                                                                        --------------  ---------
          Total deposits                                                      847,699    794,499
Accrued interest payable                                                       13,927     12,082
U.S. Treasury demand notes                                                      2,572      1,837
Federal Home Loan Bank (FHLB) borrowings                                       35,000     21,200
Securities sold under agreements to repurchase                                 21,949     16,714
Other liabilities                                                               7,350      4,651
                                                                        --------------  ---------
          Total liabilities                                                   928,497    850,983
                                                                        --------------  ---------
Shareholders' equity:
    Series preferred stock,  par value $1 per share;
       authorized 3,000,000 shares, none issued                                     -          -
    Common stock, par value $1 per share; authorized 30,000,000 shares; issued and outstanding 6,656,770 shares in 1996
       and 6,316,208 shares in 1995                                             6,657      6,316
    Additional paid in capital                                                 40,316     30,883
    Retained earnings                                                          47,849     47,780
    Net unrealized gain on investment securities available for sale             2,809      1,383
                                                                        --------------  ---------
          Total shareholders' equity                                           97,631     86,362
                                                                        --------------  ---------
          Total liabilities and shareholders' equity                    $   1,026,128   $937,345
                                                                        ==============  =========

See  accompanying  notes  to  consolidated  financial  statements.


CONSOLIDATED  STATEMENTS  OF  INCOME
Harleysville  National  Corporation  and  Subsidiaries

(Dollars in thousands except weighted average number of common shares and per share information)


                                                                            Year Ended December 31,
                                                                            -------------------------
                                                                     1996                1995         1994
                                                           -------------------------  -----------  ----------
Interest Income:
Loans, including fees                                      $                 52,873   $   50,868   $   42,509
Lease financing                                                               3,811        3,141        2,737
Investment securities:
   Taxable                                                                   12,110       10,923       10,117
   Exempt from federal taxes                                                  4,020        2,671        2,538
Federal Funds sold                                                              622          784          329
Deposits in banks                                                               282          104          151
                                                           -------------------------  -----------  ----------
      Total interest income                                                  73,718       68,491       58,381
                                                           -------------------------  -----------  ----------

Interest Expense:
Savings deposits                                                              9,616        9,571        9,468
Time, under $100,000                                                         16,830       15,397       10,512
Time, $100,000 or greater                                                     2,024        1,648          717
Borrowed funds                                                                2,406        2,168          404
                                                           -------------------------  -----------  ----------
      Total interest expense                                                 30,876       28,784       21,101
                                                           -------------------------  -----------  ----------
      Net interest income                                                    42,842       39,707       37,280
Provision for loan losses                                                     2,082        2,172        2,665
                                                           -------------------------  -----------  ----------
      Net interest income after provision for loan losses                    40,760       37,535       34,615
                                                           -------------------------  -----------  ----------

Other Operating Income:
Service charges                                                               2,587        2,337        2,341
Security (losses) gains, net                                                    (39)        (172)         668
Trust income                                                                  1,293        1,094          741
Other Income                                                                  1,274        1,178          996
                                                           -------------------------  -----------  ----------
      Total other operating income                                            5,115        4,437        4,746
                                                           -------------------------  -----------  ----------
      Net interest income after provision for loan losses
         and other operating income                                          45,875       41,972       39,361
                                                           -------------------------  -----------  ----------

Other Operating Expenses:
Salaries, wages and employee benefits                                        14,398       13,112       11,626
Occupancy                                                                     1,873        1,541        1,474
Furniture and equipment                                                       2,083        1,913        1,572
FDIC premium                                                                      6          861        1,648
Other expenses                                                                7,514        6,840        6,994
                                                           -------------------------  -----------  ----------
      Total other operating expenses                                         25,874       24,267       23,314
                                                           -------------------------  -----------  ----------
      Income before income tax expense                                       20,001       17,705       16,047
Income tax expense                                                            5,593        5,277        4,767
                                                           -------------------------  -----------  ----------
Net income                                                 $                 14,408   $   12,428   $   11,280
                                                           =========================  ===========  ==========
Weighted average number of common shares:
     Primary                                                              6,660,530    6,646,957    6,602,678
     Fully diluted                                                        6,660,530    6,648,976    6,602,678
                                                           =========================  ===========  ==========
Net income per share information:
     Primary                                               $                   2.16   $     1.87   $     1.71
                                                           =========================  ===========  ==========
     Fully diluted                                         $                   2.16   $     1.87   $     1.71
                                                           =========================  ===========  ==========
Cash dividends per share                                   $                   0.84   $     0.75   $     0.58
                                                           =========================  ===========  ==========

See  accompanying  notes  to  consolidated  financial  statements.


CONSOLIDATED  STATEMENTS  OF  SHAREHOLDERS'  EQUITY
Harleysville  National  Corporation  and  Subsidiaries


                                                                                     Net Unrealized
                                                                                       Gain (Loss)
(Dollars in thousands)                                                                on Investment
                                    Common Stock                                       Securities
                                    ------------
                                     Number of     Par     Additional     Retained   Available
                                     Shares        Value  Paid in Capital  Earnings   For Sale         Total
                                    ------------  -----  ---------------  ---------  ---------------  -------
Balance, January 1, 1994                   5,396  5,396           15,009    42,066                -   62,471
Acquisition of Farmers &
  Merchants Bank                             438    438            3,281     3,159                -    6,878
Stock options                                 58     58            1,653    (2,296)               -     (585)
Stock dividends                              274    274            7,085    (7,369)               -      (10)
Stock awards                                   -      -                3        (3)               -        -
Dividends reinvestment                        25     25              666         -                -      691
Net income for 1994                            -      -                -    11,280                -   11,280
Cash dividends                                 -      -                -    (3,686)               -   (3,686)
Net unrealized loss on
  investment securities available
  for sale                                     -      -                -         -           (2,856)  (2,856)
                                    ------------  -----  ---------------  ---------  ---------------  -------
Balance, December 31, 1994                 6,191  6,191           27,697    43,151           (2,856)  74,183
Stock options                                125    125            3,183    (2,886)               -      422
Stock awards                                   -      -                3        (3)               -        -
Net income for 1995                            -      -                -    12,428                -   12,428
Cash dividends                                 -      -                -    (4,910)               -   (4,910)
Net unrealized gain
  on investment securities
  available for sale                           -      -                -         -            4,239    4,239
                                    ------------  -----  ---------------  ---------  ---------------  -------
Balance, December 31, 1995                 6,316  6,316           30,883    47,780            1,383   86,362
Stock options                                 14     14              335      (237)               -      112
Stock dividends                              316    316            8,171    (8,502)               -      (15)
Stock awards                                  11     11                -       (16)               -       (5)
Stock compensation tax benefit                 -      -              927         -                -      927
Net income for 1996                            -      -                -    14,408                -   14,408
Cash dividends                                 -      -                -    (5,584)               -   (5,584)
Net unrealized gain
  on investment securities
  available for sale                           -      -                -         -            1,426    1,426
                                    ------------  -----  ---------------  ---------  ---------------  -------
Balance, December 31, 1996                 6,657  6,657           40,316    47,849            2,809   97,631
                                    ============  =====  ===============  =========  ===============  =======

See  accompanying  notes  to  consolidated  financial  statements.


CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
Harleysville  National  Corporation  and  Subsidiaries


(Dollars in thousands)                                                                   Year Ended December 31,
                                                                                        -------------------------
OPERATING ACTIVITIES:                                                                           1996       1995       1994
                                                                            -------------------------  ---------  ---------
  Net Income                                                                $                 14,408   $ 12,428   $ 11,280
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Provision for loan losses                                                                  2,082      2,172      2,665
    Depreciation and amortization                                                              1,412      1,220      1,060
    Net amortization of investment
      securities discount/premiums                                                               403        481        696
    Deferred income taxes                                                                        844        445        104
    Net realized securities (loss) gain                                                           39        172       (668)
    Increase in accrued income receivable                                                       (503)      (908)      (806)
    Increase in accrued interest payable                                                       1,845      3,764      1,376
    Net increase in other assets                                                                (564)       (28)      (877)
    Net increase in other liabilities                                                          1,984        423      1,043
    Decrease in unearned income                                                               (1,689)      (599)    (1,522)
    Write-down of other real estate owned                                                        144        190        148
    Amortization of intangible assets                                                            302        355        617
                                                                            -------------------------  ---------  ---------
       Net cash provided by operating activities                                              20,707     20,115     15,116
                                                                            -------------------------  ---------  ---------
INVESTING ACTIVITIES:
  Proceeds from sales of investment securities available for sale                             64,327     10,887     41,941
  Proceeds, maturity or calls of investment securities held to maturity                        9,078     26,843     23,725
  Proceeds, maturity or calls of investment securities available for sale                     29,789     23,304     26,136
  Purchases of investment securities held to maturity                                         (5,847)   (60,207)   (22,105)
  Purchases of investment securities available for sale                                     (127,591)   (21,155)   (40,339)
  Net (increase) decrease in interest-bearing deposits in banks                               (6,772)       301      1,051
  Net increase in loans                                                                      (53,491)   (35,023)   (96,555)
  Net increase in premises and equipment                                                      (4,227)    (3,469)    (1,273)
  Proceeds from sales of other real estate                                                     1,348      1,075      1,207
                                                                            -------------------------  ---------  ---------
       Net cash used in investing activities                                                 (93,386)   (57,444)   (66,212)
                                                                            -------------------------  ---------  ---------
FINANCING ACTIVITIES:
  Net increase in deposits                                                                    53,200     51,175      7,998
  (Decrease) increase in U.S. Treasury demand notes                                              735       (556)        67
  (Decrease) increase in federal funds purchased                                                   -    (12,716)    12,301
  Increase in FHLB borrowings                                                                 13,800     16,200      5,000
  Increase in securities sold under agreement                                                  5,236      1,501     15,213
  Cash dividends and fractional shares                                                        (5,584)    (4,910)    (3,705)
  Dividends reinvestment                                                                         (20)         -        691
  Stock options                                                                                  112        422       (585)
                                                                            -------------------------  ---------  ---------
    Net cash provided by financing activities                                                 67,479     51,116     36,980
                                                                            -------------------------  ---------  ---------
Net (decrease) increase in cash and cash equivalents                                          (5,200)    13,787    (14,116)
Cash and cash equivalents at beginning of year                                                50,607     36,820     50,936
                                                                            -------------------------  ---------  ---------
Cash and cash equivalents at end of the year                                $                 45,407   $ 50,607   $ 36,820
                                                                            =========================  =========  =========
Cash paid during the year for:
     Interest                                                               $                 29,030   $ 25,021   $ 19,725
     Income taxes                                                                              3,710      4,398      4,315

                                                                            =========================  =========  =========
Supplemental disclosure of noncash investing
     and financing activities:
       Transfer of assets from loans to
         other real estate owned                                            $                  1,243   $  1,208   $    859
                                                                            =========================  =========  =========
       Transfer of securities from investment securities held  to
        maturity to investment securities available for sale                $                      -   $ 39,947   $  6,029
                                                                            =========================  =========  =========

See  accompanying  notes  to  consolidated  financial  statements.


NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

1-SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

BUSINESS

     Harleysville National Corporation (the "Corporation") through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank of Lansford, and Security National Bank (collectively the "Banks"), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. The Banks compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Banks with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Banks are subject to federal and state laws and to regulations of certain federal agencies, and, accordingly, they are periodically examined by those regulatory authorities.

BASIS  OF  FINANCIAL  STATEMENT  PRESENTATION

     The accounting and reporting policies of the Corporation and its Subsidiaries conform with generally accepted accounting principles. All significant intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform with the previous years' financial statements to the current year's presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ significantly from those estimates.

INVESTMENT  SECURITIES

     The  Corporation  adopted  Statement  of  Financial  Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available-for-sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
     Investment securities are classified as held to maturity when the Corporation and its Subsidiaries have the ability and intent to hold those securities to maturity. These investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.
     Investment securities expected to be held for an indefinite period of time are classified as available for sale and are stated at the lower of aggregate cost or market value. Investment securities expected to be held for an indefinite period of time include securities that management intends to use as part of its asset/liability strategy (other than securities that are intended to be held to maturity because they offset core deposits that have demonstrated stability) or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. Realized gains and losses on the sale of investment securities are recognized using the specific identification method and are included in the consolidated statements of income.

LOANS

     Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses. Interest on commercial and industrial, real estate, consumer loans and direct installment loans is credited to income based on the principal amount outstanding. Interest on indirect installment loans  is  credited  to  income  using  the  actuarial  method.
     Lease financing represents automobile and equipment leasing. The lease financing receivable included in loans is stated at the gross amount of lease payments receivable plus the residual value less income to be earned over the life of the leases. Such income is recognized over the term of the leases using the level yield method.
     Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.
     Income recognition of interest is discontinued when, in the opinion of management, the collectibility of such interest becomes doubtful. A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, and payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future.
     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995, did not have a material impact on the Corporation's consolidated financial position or results of operations.
     On January 1, 1996, the Corporation adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the enterprise intends to sell such loans. The adoptions of SFAS No. 122 did not have a material impact on the Corporation's consolidated financial position or results of operations.

     The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities. This statement is effective for transfers of financial assets, servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement is not expected to have a material impact on the Corporation's consolidated financial position or results of operations.

ALLOWANCE  FOR  LOAN  LOSSES

     The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowance for loan losses is based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowance for loan losses is based on fair value less selling costs. Management's periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

BANK  PREMISES  AND  EQUIPMENT

     Bank  premises  and  equipment  are  stated  at  cost  less  accumulated
depreciation.    Depreciation  is  recorded  using  the  straight-line  and accelerated depreciation methods over the estimated useful life of the assets. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.
     On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of SFAS No. 121 did not have a material impact on the Corporation's consolidated financial position or results of operations.

OTHER  REAL  ESTATE  OWNED

     Other real estate owned includes foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses.

INTANGIBLE  ASSETS

     Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and a covenant not to compete. The intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income was $301,560, $355,140 and $617,500 for the years ended December 31, 1996, 1995 and 1994, respectively.

STOCK  OPTIONS

     On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plan is accounted for under APB Opinion No. 25. Accordingly, the adoption of SFAS No. 123 did not have an impact on the Corporation's consolidated financial position or results of operations.

INCOME  TAXES

     The Corporation accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts, resulting in differences between assets and liabilities for financial statement and tax return purposes, are the allowance for possible loan losses, leased assets, deferred loan fees and compensation.

PENSION  PLANS

     The Corporation has certain employee benefit plans covering substantially
all  employees.    The  Corporation  accrues  service  cost  as  incurred.

ADVERTISING  COSTS

     The  Corporation  expenses  advertising  costs  as  incurred.

RESTRICTIONS  ON  CASH  AND  DUE  FROM  BANKS

     Aggregate  reserves  (in  the  form  of deposits with the Federal Reserve
Bank) of $8,678,000 were maintained to satisfy federal regulatory requirements at December 31, 1996.

NET  INCOME  PER  SHARE

     Net income per share was computed by dividing net income by the weighted average number of shares of common stock outstanding during the year, including the effects of dilutive stock options, and after giving retroactive effect to the following events: the shares issued when Security National Bank
(1994) and Farmers & Merchants Bank (1996) were acquired by the Corporation and accounted for on a pooling-of-interests basis and the 5% stock dividends issued in 1996 and 1994.

STATEMENTS  OF  CASH  FLOWS

     For purposes of the consolidated statements of cash flows, the Corporation considers cash, amounts due from banks and federal funds sold to be cash equivalents. Generally, federal funds are sold for one-day periods.

2-ACQUISITIONS

            On  March  1, 1996, the Corporation consummated the acquisition of
Farmers & Merchants Bank (Honesdale, PA) ("Farmers"). The acquisition was pursuant to an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the "Agreements") which were executed on September 7, 1995. The Agreements delineate the terms of the combination. The shareholders of Farmers approved the acquisition at a meeting of shareholders on January 31, 1996. For each share of Farmers common stock outstanding, 0.6190 shares of the Corporation's Common Stock were issued at the effective date on March 1, 1996. As a result of the transaction, 438,126 new shares of the Corporation's Common Stock, par value $1.00 per share, were issued on March 1, 1996 pursuant to the Agreements. Farmers' banking operations were merged into those of Citizens. The Farmers acquisition was accounted for on a pooling-of-interest basis, and all prior periods have been restated to reflect the combination as follows:

(Dollars  in  thousands)

                                                   Revenue  Net Income
                                                   -------  ----------
Year Ended December 31, 1996
-------------------------------------------------
Harleysville National Corporation                   78,115      14,282
Farmers & Merchants Bank, as of February 29, 1996      718         126
                                                   -------  ----------
       Total                                        78,833      14,408
                                                   =======  ==========

Year Ended December 31, 1995
-------------------------------------------------
Harleysville National Corporation                   68,650      11,776
Farmers & Merchants Bank                             4,278         652
                                                   -------  ----------
       Total                                        72,928      12,428
                                                   =======  ==========

Year Ended December 31, 1994
-------------------------------------------------
Harleysville National Corporation                   59,139      10,745
Farmers & Merchants Bank                             3,988         535
                                                   -------  ----------
       Total                                        63,127      11,280
                                                   =======  ==========

     On July 1, 1994, the Corporation completed the acquisition of Security National Bank ("Security"). Under the terms of the merger, each share of Security Common Stock was converted into 0.7483 shares of the Corporation's Common Stock, par value $1.00 per share, resulting in the issuance of 211,456 shares of the Corporation's Common Stock. Security operates as a wholly-owned subsidiary of the Corporation. This transaction was accounted for under the pooling-of-interests method of accounting and all prior periods have been restated to reflect the combination as follows:


(Dollars in thousands)                        Revenue  Net Income
                                              -------  -----------
Year Ended December 31, 1994
--------------------------------------------
Harleysville National Corporation              61,771      11,558
Security National Bank, as of June 30, 1994     1,356        (278)
                                              -------  -----------
       Total                                   63,127      11,280
                                              =======  ===========

3-INVESTMENT  SECURITIES
          The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:


(Dollars in thousands)                   December 31, 1996
                                         ------------------
Held to Maturity
---------------------------
                                         Gross               Gross         Estimated
                             Amortized   Unrealized          Unrealized    Market
                             Cost        Gains               (Losses)      Value
                             ----------  ------------------  ------------  ----------
Obligations of other U.S.
   Government agencies
    and corporations         $   33,129  $              481         ($39)  $   33,571
Obligations of states and
    political subdivisions       26,701                 962          (38)      27,625
Mortgage-backed securities        1,499                   -           (9)       1,490
Other securities                  3,897                 100           (3)       3,994
                             ----------  ------------------  ------------  ----------
    Totals                   $   65,226  $            1,543  $       (89)  $   66,680
                             ==========  ==================  ============  ==========

Available  for  Sale
--------------------

U.S. Treasury notes          $34,964  $  293  $(130)  $ 35,127
Obligations of other U.S.
   Government  agencies
    and corporations          43,656     349   (120)    43,885
Obligations of states and
    political subdivisions    61,432   1,154   (163)    62,423
Mortgage-backed securities    55,468     478   (435)    55,511
Other securities               9,954   2,956    (61)    12,849
                            --------  ------  ------  --------
    Totals                  $205,474  $5,230  $(909)  $209,795
                            ========  ======  ======  ========

                                 December  31,  1995
                                 -------------------
Held  to  Maturity
------------------

U.S. Treasury notes          $1,494  $   16  $ -    $ 1,510
Obligations of other U.S.
   Government  agencies
    and corporations         49,038   1,008    (7)   50,039
Obligations of states and
    political subdivisions   26,246     782   (25)   27,003
Mortgage-backed securities      378      10     -       388
Other securities              6,513     199     -     6,712
                            -------  ------  -----  -------
    Totals                  $83,669  $2,015  $(32)  $85,652
                            =======  ======  =====  =======

Available  for  Sale
--------------------

U.S. Treasury notes         $ 36,181  $  248  $   (56)  $ 36,373
Obligations of other U.S.
   Government  agencies
    and corporations          10,256      10     (122)    10,144
Obligations of states and
    political subdivisions    31,820     270     (568)    31,522
Mortgage-backed securities    69,088     547     (497)    69,138
Other securities               9,884   2,282      (17)    12,149
                            --------  ------  --------  --------
    Totals                  $157,229  $3,357  $(1,260)  $159,326
                            ========  ======  ========  ========

PAGE 14

          There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.
          Securities with a carrying value of $91,506,000 and $50,743,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds, government deposits and repurchase agreements.
          The amortized cost and estimated market value of investment securities, at December 31, 1996, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


(Dollars in thousands)    Held To Maturity               Available For Sale
                          -----------------              -------------------

                                             Estimated                        Estimated
                          Amortized          Market      Amortized            Market
                          Cost               Value       Cost                 Value
                          -----------------  ----------  -------------------  ----------
Due in one year or
     less                 $           5,410  $    5,422  $             6,342  $    6,344
Due after one year
     through five years              23,156      23,638               44,739      44,909
Due after five years
     through ten years               19,206      19,493               43,989      44,261
Due after ten years                  15,955      16,637               54,936      58,770
                          -----------------  ----------  -------------------  ----------
                                     63,727      65,190              150,006     154,284
Mortgage-backed
     securities                       1,499       1,490               55,468      55,511
                          -----------------  ----------  -------------------  ----------
     Totals               $          65,226  $   66,680  $           205,474  $  209,795
                          =================  ==========  ===================  ==========

     Proceeds from sales of investment securities available for sale during 1996 were $64,327,000. Gross gains of $168,000 and gross losses of $207,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1995 were $10,887,000. Gross gains of $27,000 and gross losses of $199,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1994 were $41,941,000. Gross gains of $1,366,000 and gross losses of $725,000 were realized on these sales.

4-LOANS
Major  classifications  of  loans  are  as  follows:


                                    December 31,
                                    -------------
(Dollars in thousands)                       1996      1995
                                    -------------  --------
Real estate                         $     237,155  $227,458
Commercial and industrial                 164,327   165,491
Installment                               190,745   157,806
Student loans                              11,999     7,680
Consumer loans                             29,527    29,212
Lease financing                            49,623    43,942
Other                                       5,827     6,631
                                    -------------  --------
        Total loans                       689,203   638,220
Less:
        Unearned income                     7,793     9,482
        Allowance for loan losses          10,710     9,891
                                    -------------  --------
        Net Loans                   $     670,700  $618,847
                                    =============  ========

     On December 31, 1996, nonaccrual loans were $2,983,000, loans 90 days or more past due and still accruing interest were $1,848,000 and troubled debt restructured loans were $1,717,000. On December 31, 1995, nonaccrual loans were $9,054,000, loans 90 days or more past due and still accruing interest were $1,553,000 and troubled debt restructured loans were $1,183,000. The $6,071,000 reduction in nonaccrual loans from December 31, 1995 to December 31, 1996, is primarily due to one loan being upgraded to accrual status during 1996. This loan achieved accrual status after meeting appropriate standards.
     The balance of impaired loans was $4,159,000 at December 31, 1996, compared to $9,278,000 at December 31, 1995. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The December 31, 1996 impaired loan balance included $2,442,000 of nonaccrual loans and $1,717,000 of troubled debt restructured loans. The December 31, 1995 impaired loan balance included $8,095,000 of nonaccrual loans and $1,183,000 of troubled debt restructured loans. The allowance for loan loss associated with the impaired loans was $533,000 at December 31, 1996 and
$1,122,000 at December 31, 1995. The average impaired loan balance was $9,333,000 in 1996, compared to $3,906,000 in 1995. The income recognized on impaired loans during 1996 and 1995 was $814,000 and $231,000, respectively. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.
     The Banks have no concentration of loans to borrowers engaged in similar activities which exceeded 10% of total loans at December 31, 1996 and 1995. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks and Wayne counties, but also includes Chester and Berks counties.
     Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable
transactions  with  others.      Activity  of  these  loans  is  as  follows:


(Dollars in thousands)                   Year Ended December 31,
                                            1996      1995      1994
                                      ----------  --------  --------
Balance, January 1                       $12,586   $11,618   $ 8,893
        New loans                          7,721     8,592     9,757
        Repayments                       (12,584)   (7,624)   (7,032)
                                      ----------  --------  --------
Balance, December 31                     $ 7,723   $12,586   $11,618
                                     ===========  ========  ========

PAGE 15

 5-ALLOWANCE  FOR  LOAN  LOSSES

 Transactions in the allowance for loan losses  are  as  follows:


(Dollars in thousands)                        Year Ended December 31,
                                             -------------------------
                                                   1996     1995      1994
                               -------------------------  -------  --------
Balance, beginning of year     $                  9,891   $8,150   $ 6,087
                               -------------------------  -------  --------

  Provision charged to
   operating expenses                             2,082    2,172     2,665
                               -------------------------  -------  --------
  Loans charged off:
   Commercial and industrial                       (392)    (240)     (491)
   Installment                                     (614)    (277)     (387)
   Real estate                                     (412)    (127)      (84)
   Lease financing                                  (33)     (39)      (44)
                               -------------------------  -------  --------
     Total charged off                           (1,451)    (683)   (1,006)
                               -------------------------  -------  --------

  Recoveries:
   Commercial and industrial                         84      143       170
   Installment                                       56       72       152
   Real estate                                       30        1        56
   Lease financing                                   18       36        26
                               -------------------------  -------  --------
     Total recoveries                               188      252       404
                               -------------------------  -------  --------
Balance, end of year           $                 10,710   $9,891   $ 8,150
                               =========================  =======  ========

6-BANK  PREMISES  AND  EQUIPMENT

Bank  premises  and  equipment  consist of  the  following:

(Dollars  in  thousands)
                                    Estimated
                                     Useful            December 31,
                                      Lives         1996        1995
                                   -----------  -------------  -------
Land                                            $       2,539  $ 2,439
Building                           15-30 years         13,443   10,490
Furniture, fixtures and equipment   3-10 years         10,308    9,148
                                                -------------  -------
         Total cost                                    26,290   22,077
Less accumulated depreciation and
         amortization                                  11,480   10,082
                                                -------------  -------
                                                $      14,810  $11,995
                                                =============  =======

7-DEPOSITS  AND  BORROWINGS

     At December 31, 1996, scheduled maturities of certificates of deposit are as follows:


(Dollars in thousands)                Year Ended December 31,
                                      ----------------------
                  1997    1998     1999     2000     2001   Thereafter    Total
                 ------  -------  -------  -------  ------  -----------  --------
Amount          $209,642  $87,668  $25,835  $16,874  $5,456  $      386  $345,861
                ========  =======  =======  =======  ======  ===========  ========

Borrowings,  primarily  advances  from  the  FHLB,  consist  of the following:


(Dollars in thousands)                                       December 31,
                                                             ------------
Description                                                   1996     1995
---------------------------------------------------  -------------  -------
Notes payable to FHLB, with fixed rates payable
    between 4.97% and 6.57%                          $      21,500  $ 8,200
Notes payable to FHLB, with variable rates payable
    at 3 month Libor                                         5,500        -
Notes payable to FHLB, with variable rates payable
   at 3 month Libor plus 5 basis points                          -    8,000
Notes payable to FHLB, with variable rates payable
   at 3 month Libor plus 3 basis points                      3,000        -
Notes payable to FHLB, with variable rates payable
   at prime less 205 basis points                            5,000    5,000
                                                     -------------  -------
                                                     $      35,000  $21,200
                                                     =============  =======

Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $181,417,000 at December 31, 1996 and $216,344,000 at December 31, 1995.

Outstanding  borrowings  mature  as  follows  (in  thousands):


1997        $33,000
1998          1,500
1999            -
2000            500
            -------
            $35,000
            =======

8-FEDERAL  INCOME  TAXES

     Income tax expense from current operations is composed of the following:


(Dollars in thousands)          Year Ended December 31,
                                ------------------------
                                     1996    1995    1994
                               ----------  ------  ------
Current tax payable            $    4,699  $3,905  $4,663
Deferred income tax                   894     445     104
Charge in lieu of income tax            -     927       -
                               ----------  ------  ------
Tax expense                    $    5,593  $5,277  $4,767
                               ==========  ======  ======

          The effective income tax rates of 28.0% for 1996, 29.8% for 1995 and 29.7% for 1994 were less than the applicable federal income tax rate of 35%
for  each  year.    The  reason  for  these  differences  follows:


(Dollars in thousands)           Year Ended December 31,
                                -------------------------
                                      1996     1995     1994
                                ----------  -------  -------
Expected tax expense            $    6,800   $6,020   $5,608
Tax-exempt income (net of
 expense disallowance)              (1,414)    (999)    (943)
Other                                  207      256      102
                                ----------  -------  -------
         Actual tax expense     $    5,593   $5,277   $4,767
                                ==========  =======  =======

          The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:


(Dollars in thousands)            1996                1995
                                 ------              ------
                                 Asset   Liability   Asset   Liability
                                 ------  ----------  ------  ----------
Allowance for possible
        credit losses            $3,742  $        -  $3,378  $        -
Lease assets                          -       7,509       -       6,383
Deferred loan fees                  739           -     962           -
Deferred compensation               527           -     460           -
Unrealized gains on securities        -       1,512       -         714
Other                               227           -     223          20
                                 ------  ----------  ------  ----------
        Total deferred taxes     $5,235  $    9,021  $5,023  $    7,117
                                 ======  ==========  ======  ==========

           The exercise of stock options which have been granted under the Corporation's various stock option plans gives rise to compensation, which is includable in the taxable income of the applicable employees and deductible by the Corporation for income tax purposes. Compensation resulting from increases in the fair market value of the Corporation's Common Stock subsequent to the date of grant of the applicable exercised stock options is not recognized, in accordance with APB Opinion No. 25, as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid in Capital. For the year ended December 31, 1995, such deductions resulted in $926,833 of income tax benefits which increased the Additional Paid in Capital.

9-PENSION  PLANS

     The Corporation has noncontributory defined benefit pension plans covering substantially all employees. Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement.
            The plans' funded status and amounts recognized in the financial statements follow:


(Dollars in thousands)                                      1996     1995
                                                          -------  -------
Plans' assets at fair value                               $5,436   $4,187
Projected benefit obligation
        (including an accumulated benefit obligation of
         $3,577 in 1996, $3,220 in 1995, and
         a vested benefit obligation of $3,430 in
         1996, and $3,083 in 1995)                         5,034    4,134
                                                          -------   -----
Plans' assets in excess (deficit) of
         projected benefit obligation                        402       53

Unrecognized net gain from past
         experience being different from
         that which was assumed                              801      408
Unrecognized prior service cost                               29       33
Unrecognized net assets at January 1, 1987,
         being recognized over 15 years                     (241)    (271)
                                                          -------  -------
Prepaid pension cost                                      $  991   $  223
                                                          =======  =======

    Net pension cost for the years ended December 31, 1996, 1995 and 1994 included the following components:


                                    1996    1995    1994
                                   ------  ------  ------
Service cost                       $ 242   $ 280   $ 225
Interest cost                        147      93      64
Actual return on plans' assets       (30)   (204)     37
Net amortization and deferral        (38)    156     (47)
                                   ------  ------  ------
        Net periodic pension cost  $ 321   $ 325   $ 279
                                   ======  ======  ======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.15%, 7.0% and 7.05% in
1996,  1995  and  1994,  respectively.    The  rate  of  increase  in  future
compensation levels was 5.35% for all years. The expected long-term rate of return on assets was 7.50%, 7.85% and 7.90% in 1996, 1995 and 1994, respectively.
     The Banks had a profit sharing plan for eligible employees. The continuation of the profit sharing plan was voluntary on the part of the Banks. The Banks expressly reserved the right to amend or terminate the plan and to reduce, suspend or discontinue contributions at any time. In 1996, the profit sharing plan was modified to a 401 (K) plan. All employees may contribute up to a maximum of 15% of salary on a pre-tax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $699,282, $1,081,068, and $971,640 for 1996, 1995 and 1994,
respectively.
     The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 1996 and 1995, the Corporation had accrued a liability of $759,950 and $634,882, respectively, for the SERP.

10-SHAREHOLDERS'  EQUITY

     On June 28, 1996, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 14, 1996.
     On December 30, 1994, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of December 16, 1994.

11-STOCK  OPTIONS

     The Corporation has fixed stock option plans accounted for under APB Opinion No. 25 and related Interpretations. The plans allow the Corporation to grant options to employees for up to 577,671 shares of common stock. The options have a term of 10 years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Corporation's 1996 and 1995 net income and earnings per share would not be materially different from amounts reported.
     Under the Corporation's stock option plans, the exercisable option prices ranged from $7.98 to $25.60 at December 31, 1996. A summary of the status of the Corporation's fixed stock option plans as of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented below.


                                    1996      1995       1994
                                  --------  ---------  ---------
Number of Common Shares:
        Outstanding, January 1*    68,431    230,516    353,869
        Granted                         -      4,804          -
        Exercised                 (15,977)  (166,889)  (123,353)
                                  --------  ---------  ---------
        Outstanding, December 31   52,454     68,431    230,516
                                  ========  =========  =========
        Exercisable, December 31   52,454     63,627    230,516
                                  ========  =========  =========

*  Adjusted  for  stock  splits  and  stock  dividends.


12-COMMITMENTS  AND  CONTINGENT  LIABILITIES

     Based on consultation with the Corporation's legal counsel, management is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Corporation. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Corporation and its Subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation or its Subsidiaries by government authorities.
     Lease commitments for equipment and banking locations expire intermittently over the years through 2036. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes.
     Approximate minimum rental commitments for existing operating leases at December 31, are as follows:


                   Total
                 Operating
                  Leases
                ----------

1997            $1,065,000
1998            $  976,000
1999            $  684,000
2000               502,000
2001               443,000
Thereafter       2,061,000
                ----------
Total           $5,731,000
                ==========

     Total lease expense amounted to $895,000 in 1996, $770,000 in 1995 and $537,000 in 1994.

13-FINANCIAL  INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1996 and 1995 which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest
rates.    Management  does  not  expect  any  material  losses  from  these transactions, which include standby letters of credit at December 31, 1996 and 1995 of $6,568,000 and $5,698,000, respectively; commitments to extend credit of $22,243,000 and $20,516,000, respectively, for revolving home equity lines; $74,482,000 and $59,540,000, respectively, for commercial and real estate loans; and $17,931,000 and $17,462,000, respectively, for consumer loans.
     The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Banks use the same stringent credit policies in extending these commitments as they do for recorded financial instruments and control their exposure to loss through credit approval and monitoring procedures. These commitments are generally issued for one year or less, often expire without being drawn upon, and often are secured with appropriate collateral.
     The Banks offer commercial, mortgage and consumer credit products to their customers in the normal course of business, which are detailed in note
4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credits is, to some extent, dependent upon the economy in the Banks' market areas.

14-REGULATORY  CAPITAL

     The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 1996, that the Banks meet all capital adequacy requirements to which they are subject.
     As of December 31, 1996, the Banks met all regulatory requirements for classification as "well-capitalized" institutions. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events which have occurred that management believes have changed the institutions' category.

(Dollars in thousands)                            Leverage Ratio
                                               ------------------
                                 December 31, 1996           December 31, 1995
                                ------------------          ------------------
                                 Amount        Ratio         Amount      Ratio
                              ----------      ------       ---------    ------
Entity:
Corporation                      $93,164       9.21%       $83,019       8.99%
Subsidiaries:
Harleysville National Bank        67,253       8.34         58,330       7.99
Citizens National Bank            20,031      13.08         19,193      13.10
Security National Bank             3,885       6.81          3,693       8.32
"Well Capitalized" institution
 (under FDIC regulations)                      5.00                      5.00


(Dollars in thousands)             Tier 1 Capital to Risk-Weighted Assets
                                   --------------------------------------
                                December 31, 1996           December 31, 1995
                               -------------------         ------------------
                                    Amount    Ratio       Amount        Ratio
                                   --------   ------      -------      ------
Entity:
Corporation                        $93,164    13.12%       $83,019     12.47%
Subsidiaries:
Harleysville National Bank          67,253    11.59         58,330     10.53
Citizens National Bank              20,031    22.60         19,193     23.71
Security National Bank               3,885     9.57          3,693     11.89
"Well Capitalized" institution
 (under FDIC regulations)                      6.00                     6.00


(Dollars in thousands)              Total Capital to Risk-Weighted Asset Ratio
                                    ------------------------------------------
                                    December 31, 1996      December 31, 1995
                                    -----------------      -----------------
                                    Amount      Ratio      Amount      Ratio
                                    ------      -----      ------      -----
Entity:
Corporation                         $102,061    14.38%     $91,340     13.72%
Subsidiaries:
Harleysville National Bank            74,528    12.85       65,253     11.78
Citizens National Bank                20,993    23.69       20,205     24.96
Security National Bank                 4,394    10.83        4,081     13.14
  "Well Capitalized" institution
  (under FDIC regulations)                      10.00                  10.00

     The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 1997 of approximately $16,300,000 plus an amount equal to the net profits of the Banks in 1997 up to the date of any such dividend declaration.
     Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1996, there were no investments, loans, extensions of credit or advances from any of the subsidiary banks to the Corporation.

15-FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

     SFAS No. 107 "Disclosures about Fair Values of Financial Instruments," requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans. Therefore, the Corporation had to use significant estimates and present value calculations to prepare this disclosure.
     Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.
     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 1996 and 1995 are outlined on the next page.
     For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $45,407,000 and $50,607,000 at December 31, 1996 and 1995, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The loan portfolio, net of unearned income, at December 31, 1996 and 1995 has been valued using a present value discounted cash flow analysis where
market  prices  were  not  available.    The  discount  rate  used  in  these
calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                                 1996                       1995
                        ------------------------    -----------------------
                        Carrying      Estimated     Carrying     Estimated
                        Amount        Fair Value    Amount       Fair Value
                        ----------------------------------------------------
Investment securities   $275,021,000  $276,475,000  $242,995,000 $244,978,000
Loans,  net             $681,410,000  $689,695,000  $628,738,000 $625,495,000

     The estimated fair values of demand deposits (i.e., interest and noninterest bearing checking accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The carrying amount of accrued interest receivable and payable approximates fair value.

                          1996                          1995
                  --------------------------   ---------------------------
                  Carrying      Estimated      Carrying       Estimated
                  Amount        Fair  Value    Amount         Fair  Value
                  --------------------------------------------------------
Time  deposits   $345,861,000   $347,382,000   $327,551,000   $329,562,000

     The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $59,521,000 and $39,751,000 at December 31, 1996 and 1995, respectively, approximate their recorded book balances.
     There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $121,224,000 and $103,216,000 at December 31, 1996 and 1995, respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

16-CONDENSED  FINANCIAL  INFORMATION  -  PARENT  COMPANY  ONLY

     Condensed financial statements of Harleysville National Corporation follow:

CONDENSED  BALANCE  SHEETS

(Dollars in thousands)                             December 31,
                                                  -------------
                                                        1996     1995
                                               -------------  -------
Assets:
    Cash                                       $         553  $ 1,544
    Investments in subsidiaries                       93,724   84,413
    Investment securities available for sale           4,809      854
                                               -------------  -------
       Total assets                            $      99,086  $86,811
                                               =============  =======

Liabilities and shareholders' equity:
Other liabilities                              $       1,455  $   449
                                               -------------  -------
       Total liabilities                               1,455      449
                                               -------------  -------

Shareholders' equity:
    Common Stock                                       6,657    6,316
    Additional paid in capital                        40,316   30,883
    Retained earnings                                 47,849   47,780
    Net unrealized gain on investment
     securities available for sale                     2,809    1,383
                                               -------------  -------
         Total shareholders' equity                   97,631   86,362
                                               -------------  -------
         Total liabilities and
            shareholders'  equity              $      99,086  $86,811
                                               =============  =======

CONDENSED  STATEMENTS  OF  INCOME

(Dollars in thousands)                                          Year Ended December 31,
                                                                ------------------------
                                                                         1996     1995     1994
                                                     ------------------------  -------  -------
    Dividends from banks                             $                  5,584  $ 5,085  $ 3,725
    Other income                                                          156        -    1,059
                                                     ------------------------  -------  -------
        Total operating income                                          5,740    5,085    4,784
                                                     ------------------------  -------  -------

    Operating expense                                                       -        -        -
                                                     ------------------------  -------  -------

    Income before income tax expense and
       equity in undistributed net income of banks                      5,740    5,085    4,784
    Income tax expense                                                     55        -      371
                                                     ------------------------  -------  -------
    Income before equity in undistributed net                           5,685    5,085    4,413
       income of banks
    Equity in undistributed net income of    banks                      8,723    7,343    6,867
                                                     ------------------------  -------  -------

    Net income                                       $                 14,408  $12,428  $11,280
                                                     ========================  =======  =======

CONDENSED  STATEMENTS  OF  CASH  FLOWS


(Dollars in thousands)                                             Year Ended December 31,
                                                                   -------------------------
                                                                        1996      1995      1994
                                                    -------------------------  --------  --------
Operating activities:
    Net income                                      $                 14,408   $12,428   $11,280
    Adjustments to reconcile net income
    to net cash provided by operating
    activities:
          Equity in undistributed net income
             of banks                                                 (8,723)   (7,343)   (6,967)
          Dividends reinvestment                                           -         -       691
          Realized gain on sale of securities                            (68)        -    (1,059)
          Net increase in other liabilities                               55         -       370
                                                    -------------------------  --------  --------
Net cash provided by
           operating activities                                        5,672     5,085     4,315
                                                    -------------------------  --------  --------
Investing activities:
          Capital contributions made to the banks                          -      (175)        -
          Proceeds from sales of securities                              405         -     1,084
          Purchase of securities
            available for sale                                        (1,576)        -         -
                                                    -------------------------  --------  --------
Net cash (used in) provided by
           investing activities                                       (1,171)     (175)    1,084
                                                    -------------------------  --------  --------
Financing activities:
         Cash dividends and fractional shares                         (5,604)   (4,909)   (3,697)
         Stock options and awards                                        112       422      (585)
                                                    -------------------------  --------  --------
Net cash used in financing activities:                                (5,492)   (4,487)   (4,282)
                                                    -------------------------  --------  --------
Net (decrease) increase in cash                                         (991)      423     1,117
Cash and cash equivalents at beginning of year                         1,544     1,121         4
                                                    -------------------------  --------  --------
Cash and cash equivalents at end of year            $                    553   $ 1,544   $ 1,121
                                                    =========================  ========  ========

17-QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

  The following is the summarized (unaudited) consolidated quarterly financial data of the Corporation which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporation's results of operations:

(Dollars  in  thousands,  except  per  share  information)


                                     Three Months Ended
                                     -------------------

1996:                   March 31             June 30   Sept. 30   Dec. 31
                        -------------------  --------  ---------  --------
  Interest income       $            17,967  $ 17,994  $  18,612  $ 19,145
  Net interest income                10,391    10,444     10,840    11,167
  Provision for losses                  526       529        517       510
  Noninterest income                  1,229     1,186      1,364     1,336
  Operating expenses                  6,322     6,076      6,690     6,786
  Income before income
     tax expense                      4,772     5,025      4,997     5,207
  Income tax expense                  1,388     1,380      1,482     1,343
                        -------------------  --------  ---------  --------
  Net income            $             3,384  $  3,645  $   3,515  $  3,864
                        ===================  ========  =========  ========

  Net income per share  $              0.50  $   0.55  $    0.53  $   0.58
                        ===================  ========  =========  ========


1995:                   March 31             June 30   Sept. 30   Dec. 31
                        -------------------  --------  ---------  --------
  Interest income       $            16,311  $ 17,180  $  17,389  $ 17,611
  Net interest income                 9,765    10,035      9,938     9,969
  Provision for losses                  536       518        598       520
  Noninterest income                    912     1,099      1,169     1,257
  Operating expenses                  5,898     6,055      6,197     6,117
  Income before income
     tax expense                      4,243     4,561      4,312     4,589
  Income tax expense                  1,248     1,355      1,253     1,421
                        -------------------  --------  ---------  --------
  Net income            $             2,995  $  3,206  $   3,059  $  3,168
                        ===================  ========  =========  ========

  Net income per share  $              0.45  $   0.48  $    0.46  $   0.48
                        ===================  ========  =========  ========
PAGE 21


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED  SUMMARY  OF  OPERATIONS

(Dollars in thousands, except per share data and average shares outstanding)


                                                                       Year Ended December 31,
                                                                       -----------------------
                                                           1996        1995        1994        1993        1992
                                                     ----------  ----------  ----------  ----------  ----------
INCOME AND EXPENSE:
Interest income                                      $   73,718  $   68,491  $   58,381  $   53,980  $   52,584
Interest expense                                         30,876      28,784      21,101      21,232      24,036
                                                     ----------  ----------  ----------  ----------  ----------
Net interest income                                      42,842      39,707      37,280      32,748      28,548
Provision for loan losses                                 2,082       2,172       2,665       3,085       2,299
                                                     ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan losses      40,760      37,535      34,615      29,663      26,249
Noninterest income                                        5,115       4,437       4,746       4,963       3,552
Noninterest expense                                      25,874      24,267      23,314      21,436      18,358
                                                     ----------  ----------  ----------  ----------  ----------
Income before income tax expense and the
  cumulative effect of a change in accounting for        20,001      17,705      16,047      13,190      11,443
  income taxes
Income tax expense                                        5,593       5,277       4,767       3,753       3,092
                                                     ----------  ----------  ----------  ----------  ----------
Income before the cumulative effect of a change
  in accounting for income taxes                         14,408      12,428      11,280       9,437       8,351
Cumulative effect of a change in accounting for
  income taxes                                                -           -           -         300          92
                                                     ----------  ----------  ----------  ----------  ----------
Net income                                           $   14,408  $   12,428  $   11,280  $    9,737  $    8,443
                                                     ==========  ==========  ==========  ==========  ==========

PER SHARE*:
Primary                                              $     2.16  $     1.87  $     1.71  $     1.52  $     1.34
Fully diluted                                              2.16        1.87        1.71        1.48        1.30
Cash dividends paid                                        0.84        0.75        0.58        0.47        0.41
Primary average shares outstanding                    6,660,530   6,646,957   6,602,678   6,397,995   6,321,360
Diluted average shares outstanding                    6,660,530   6,648,976   6,602,678   6,579,304   6,492,320


*Adjusted for 5% stock dividends effective 6/28/96 and 12/30/94, a two-for-one stock split effective 12/31/93, and a 5% stock dividend effective 12/31/92.

AVERAGE  BALANCE  SHEET:


Loans                               $  652,157  $607,335  $540,030  $472,319  $414,230
Investments                            260,483   226,747   236,319   236,612   207,298
Other interest-earning assets           16,949    14,605    10,351    21,312    30,183
Total assets                           978,899   894,350   829,241   776,419   692,912
Deposits                               821,387   761,089   738,029   697,993   620,977
Other interest-bearing liabilities      46,813    37,067     8,348     2,372     1,988
Shareholders' equity                    91,687    81,788    74,234    66,355    59,246

BALANCE SHEET AT YEAR-END:
Loans                               $  681,410  $628,738  $594,754  $498,139  $446,528
Investments                            275,021   242,995   216,816   250,608   237,480
Other earning assets                    14,475    17,998     2,980    20,351    36,064
Total assets                         1,026,128   937,345   862,669   816,314   768,234
Deposits                               847,699   794,499   743,326   735,328   693,377
Other interest-bearing liabilities      59,521    39,751    35,322     2,742     3,269
Shareholders' equity                    97,631    86,362    74,182    69,357    61,201


     The following discussion and analysis should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included elsewhere in this report. The consolidated financial condition and results of operations of the Corporation are essentially those of the Banks. Therefore, the analysis that follows is directed to the performance of the Banks. Such financial condition and results of operations are not intended to be indicative of future performance.

     In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

INTRODUCTION

     The Corporation's performance for 1996 was highlighted by record earnings, continued asset growth and improved asset quality. The Corporation earnings for 1996 were 15.9% higher than 1995 earnings. On March 1, 1996, the Corporation consummated the acquisition of Farmers & Merchants Bank ("Farmers") and during the third quarter of 1996 the Corporation achieved one billion dollars in assets. The Farmers acquisition was accounted for on a pooling-of-interest basis and all prior periods have been restated to reflect the combination.
     Net income amounted to $14,408,000 in 1996, compared to the $12,428,000 reported in 1995. Earnings per share increased 15.5% to $2.16, from $1.87 earned in 1995. Earnings were enhanced by the growth in earning assets, increase in income from the Trust and Financial Services Department and a reduction in the FDIC premium expense. Earning assets increased $81,175,000, or 9.1%, from a year ago.
     Continued progress in asset quality was reflected in a decline in nonperforming assets. During 1996, nonperforming assets excluding loans over 90 days past due, and still accruing interest were reduced by $5,785,000, or 50.5%, to $5,672,000. Nonperforming assets as a percentage of total loans and net assets acquired in foreclosure at December 31, 1996 declined to 0.83%, from 1.82% at December 31, 1995.

INTEREST-EARNING  ASSETS  AND  INTEREST-BEARING  LIABILITIES

     Average interest-earning assets totaled $929,589,000 in 1996, an increase of $80,902,000, or 9.5%, compared to 1995. Most of the increase occurred in the loan and investment portfolios. During 1996, the average balance of the loan portfolio increased $44,822,000, or 7.4%, while the average balance of investment securities increased $33,736,000 or 14.9%. Average interest earning assets were $786,700,000 in 1994.
     Average  interest-bearing  liabilities  totaled  $745,741,000 in 1996, an
increase  of  $57,234,000,  or  8.3%,  compared  to  1995.   This increase was
attributable to an increase in time, savings and other borrowings of $27,327,000, $20,161,000 and $9,746,000, respectively. Average interest bearing  liabilities  were  $640,423,000  in  1994.
     The tax-equivalent yield on total interest earning assets amounted to 8.20%, a decline of 7 basis points from 8.27% earned in 1995. The cost of interest-bearing liabilities decreased 4 basis points from 4.18% in 1995 to 4.14% in 1996. The net interest margin earned of 4.88% was the same in 1996 as it was in 1995. The 1994 tax-equivalent yield on total interest-earning assets, cost of interest-bearing liabilities and net interest margin were 7.62%, 3.29% and 4.94%, respectively.

BALANCE  SHEET  ANALYSIS

        The  table  below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields. The assets showing the
greatest  increase  were  loans.   On the liability side, the most significant
source  of  new  funds  was  time  deposits.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY, INTEREST RATES AND INTEREST DIFFERENTIAL:

                                                    Year  Ended  December  31,
                                                    -------------------------


(Dollars in thousands)                                               1996                           1995
                                                                   --------                       --------
                                                         Average   Average              Average   Average              Average
ASSETS                                                   Balance   Rate      Interest   Balance   Rate      Interest   Balance
                                                         --------  --------  ---------  --------  --------  ---------  --------
Investment securities:
  Taxable investments                                    $186,213     6.50%  $  12,110  $177,583     6.18%  $  10,977  $189,215
  Nontaxable investments (1)                               74,270     8.33       6,185    49,164     8.36       4,110    47,104
                                                         --------  --------  ---------  --------  --------  ---------  --------
      Total investment securities                         260,483     7.02      18,295   226,747     6.65      15,087   236,319

Loans (1) (2)                                             652,157     8.74      57,008   607,335     8.94      54,305   540,030
Other rate-sensitive assets                                16,949     5.33         904    14,605     5.72         835    10,351
                                                         --------    -----    --------   -------     ----    --------   -------
       Total earning assets                               929,589     8.20      76,207   848,687     8.27      70,227   786,700

Noninterest-earning assets                                 49,310        -           -    45,663        -           -    42,541
                                                         --------  --------  ---------  --------  --------  ---------  --------
        Total assets                                     $978,899     7.78%  $  76,207  $894,350     7.85%  $  70,227  $829,241
                                                         ========  ========  =========  ========  ========  =========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand                                                $122,459       - %  $       -  $109,649       - %  $       -  $105,954
   Savings                                                361,890     2.66       9,616   341,729     2.80       9,571   374,976
   Time                                                   337,038     5.59      18,854   309,711     5.50      17,045   257,099
                                                         --------  --------  ---------  --------  --------  ---------  --------
         Total                                            821,387     3.47      28,470   761,089     3.50      26,616   738,029

Borrowings and other interest-bearing liabilities          46,813     5.14       2,406    37,067     5.85       2,168     8,348
Other liabilities                                          19,012        -           -    14,406        -           -     8,630
                                                         --------  --------  ---------  --------  --------  ---------  --------
          Total liabilities                               887,212     3.48      30,876   812,562     3.54      28,784   755,007

Shareholders' equity                                       91,687        -           -    81,788        -           -    74,234
                                                         --------  --------  ---------  --------  --------  ---------  --------
           Total liabilities and shareholders' equity    $978,899     3.15%  $  30,876  $894,350     3.22%  $  28,784  $829,241
                                                         ========  ========  =========  ========  ========  =========  ========

Average effective rate on interest-bearing liabilities   $745,741     4.14%  $  30,876  $688,507     4.18%  $  28,784  $640,423
                                                         ========  ========  =========  ========  ========  =========  ========

Interest Income/Earning Assets                           $929,589     8.20%  $  76,207  $848,687     8.27%  $  70,227  $786,700
Interest Expense/Earning Assets                          $929,589     3.32   $  30,876  $848,687     3.39   $  28,784  $786,700
                                                                   --------                       --------
Effective Interest Differential                                       4.88%                          4.88%
                                                                   ========                       ========

(Dollars in thousands)                                     1994
                                                         --------
                                                         Average
ASSETS                                                   Rate      Interest
                                                         --------  ---------
Investment securities:
  Taxable investments                                       5.37%  $  10,168
  Nontaxable investments (1)                                8.29       3,904
                                                         --------  ---------
      Total investment securities                           5.95      14,072

Loans (1) (2)                                               8.42      45,473
Other rate-sensitive assets                                 4.12         426
                                                         --------  ---------
       Total earning assets                                 7.62      59,971

Noninterest-earning assets                                     -           -
                                                         --------  ---------
        Total assets                                        7.23%  $  59,971
                                                         ========  =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Demand                                                     - %  $       -
   Savings                                                  2.52       9,468
   Time                                                     4.37      11,229
                                                         --------  ---------
         Total                                              2.80      20,697

Borrowings and other interest-bearing liabilities           4.84         404
Other liabilities                                              -           -
                                                         --------  ---------
          Total liabilities                                 2.79      21,101

Shareholders' equity                                           -           -
                                                         --------  ---------
           Total liabilities and shareholders' equity       2.54%  $  21,101
                                                         ========  =========

Average effective rate on interest-bearing liabilities      3.29%  $  21,101
                                                         ========  =========

Interest Income/Earning Assets                              7.62%  $  59,971
Interest Expense/Earning Assets                             2.68   $  21,101
                                                         --------
Effective Interest Differential                             4.94%
                                                         ========

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.


(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

INVESTMENT  PORTFOLIO

       The following shows the carrying value of the Corporation's investment securities held to maturity:

                                                         December 31,
                                                         -----------
(Dollars in Thousands)                                1996     1995     1994
                                                   -------  -------  -------
U. S. Treasury notes                               $     -  $ 1,494  $ 4,040
Obligations of other U.S. Government agencies
     and corporations                               33,129   49,038   21,470
Obligations of states and political subdivisions    26,701   26,246   45,585
Mortgage-backed securities                           1,499      378      617
Other securities                                     3,897    6,513   18,657
                                                   -------  -------  -------
    Total                                          $65,226  $83,669  $90,369
                                                   =======  =======  =======

The following shows the carrying value of the Corporation's investment securities available for sale:

                                                           December 31,
                                                           -----------
(Dollars in Thousands)                                 1996      1995      1994
                                                   --------  --------  --------
U. S. Treasury notes                               $ 35,127  $ 36,373  $ 45,832
Obligations of other U.S. Government agencies
     and corporations                                43,885    10,144     3,810
Obligations of states and political subdivisions     62,423    31,522       974
Mortgage-backed securities                           55,511    69,138    69,060
Other securities                                     12,849    12,149     6,771
                                                   --------  --------  --------
    Total                                          $209,795  $159,326  $126,447
                                                   ========  ========  ========

     The Corporation adopted Statement of Financial Accounting (SFAS) Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994, which requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
     Total investment securities at December 31, 1996 of $275,021,000 grew $32,026,000 over the December 31, 1995 balance of $242,995,000. This growth was funded by the increase in deposit balances and borrowings during this period. The investment securities held to maturity decreased $18,443,000 during 1996, as a result of maturities and calls. The investment securities available for sale increased $50,469,000. The increase in the investments available for sale were funded by proceeds from the maturities and calls in the held-to-maturity portfolio and through the increase in deposits and borrowings during 1996.
     In 1995, the Financial Accounting Standards Board gave banks an opportunity to reassess the appropriateness of the classifications of all securities held to maturity and account for any resulting reclassifications at fair value. Reclassifications from the held to maturity category that result from this one-time reassessment did not call into question the intent of an enterprise to hold other debt securities to maturity in the future. After reassessing the investment security portfolio, the Corporation transferred $39,947,000 from investment securities held to maturity to the investment securities available for sale on December 21, 1995. This transfer was the primary reason for the decrease in the balance of investment securities held to maturity of $6,700,000 from December 31, 1994 to December 31, 1995. The transfer also contributed to the increase in investment securities available for sale of $32,879,000 from December 31, 1994 to December 31, 1995.

There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer. The maturity analysis of investment securities held to maturity, including the weighted average yield for each category, as of December 31, 1996 is as follows:





                                        Under     1 - 5     5 - 10      Over
                                        1 year    years     years     10 years       Total
                                       --------  --------  --------  ----------  -------------
(Dollars in thousands)
Obligations of other U.S. Government
        agencies and corporations:
        Carrying value                 $ 1,200   $13,993   $17,434   $     502   $     33,129
        Weighted average yield            5.97%     7.25%     7.52%       8.18%          7.36%
        Weighted average maturity                                                  6 yrs, 1 mo
Obligations of states and
        political subdivisions:
        Carrying value                   3,210     6,764     1,274      15,453         26,701
        Weighted average yield            7.67%     8.53%     8.74%       8.91%          8.65%
        Weighted average maturity                                                 9 yrs, 6 mos
Mortgage-backed securities:
        Carrying value                       -         -     1,188         311          1,499
        Weighted average yield              - %       - %     6.94%       7.41%          7.39%
        Weighted average maturity                                                 7 yrs, 7 mos
Other securities:
        Carrying value                   1,000     2,399       498           -          3,897
        Weighted average yield            6.81%     7.64%     6.81%         - %          7.32%
        Weighted average maturity                                                 3 yrs, 4 mos
Total:
        Carrying value                  $5,410   $23,156   $20,394     $16,266        $65,226
        Weighted average yield            7.13%     7.67%     7.55%       8.85%          7.85%
        Weighted average maturity                                                 7 yrs, 4 mos

The maturity analysis of securities available for sale, including the weighted average yield for each category, as of December 31, 1996 is as follows:


                                      Under     1 - 5     5 - 10      Over
(Dollars in thousands)                1 year   years     years      10 years   Total
                                     --------  --------  --------  ----------  --------------
U.S. Treasury notes:
        Amortized cost               $ 6,007   $28,957   $     -   $       -   $      34,964
        Weighted average yield          5.50%     6.10%       - %         - %           5.42%
        Weighted average maturity                                               2 yrs, 5 mos
Obligations of other U.S.
        Government agencies and
        corporations:
        Amortized cost                     -     3,000    39,655       1,001          43,656
        Weighted average yield            - %     7.16%     7.22%       7.35%           7.21%
        Weighted average maturity                                                8 yrs, 6 mos
Obligations of states and
        political subdivisions:
        Amortized cost                   335     9,777     4,034      47,286          61,432
        Weighted average yield          7.68%     7.33%     7.74%       8.40%           8.18%
        Weighted average maturity                                               12 yrs, 6 mos
Mortgage-backed securities:
        Amortized cost                   119    11,501       585      43,263          55,468
        Weighted average yield          6.86%     6.61%     6.06%       6.77%           6.73%
        Weighted average maturity                                               20 yrs, 0 mos
Other securities:
        Amortized cost                     -     3,005       300       6,649           9,954
        Weighted average yield            - %     6.00%     6.12%       6.66%           6.44%
        Weighted average maturity                                               5 yrs, 10 mos
Total:
        Amortized Cost                $6,461   $56,240    $44,574     $98,199        $205,474
        Weighted average yield          5.64%     6.47%     7.24%       7.56%           7.13%
        Weighted average maturity                                                11 yrs, 8 mos

     Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums,
by  the  carrying  value.    Tax-exempt  securities  were  adjusted  to  a
tax equivalent  basis  and are based on the federal statutory tax rate of 35%.

LOANS
     The  following  table  shows  the  composition  of  the Banks' loans:

                                                  December 31,
                                                 -------------
(Dollars in thousands)                1996      1995      1994      1993      1992
                             -------------  --------  --------  --------  --------
Real estate                  $     237,155  $227,458  $220,091  $190,684  $176,209
Commercial and industrial          164,327   165,491   156,387   130,525   114,966
Installment                        190,745   157,806   148,580   123,076   114,876
Lease financing                     49,623    43,942    41,233    32,304    27,399
Other                               47,353    43,523    38,590    32,960    28,579
                             -------------  --------  --------  --------  --------
     Total                   $     689,203  $638,220  $604,881  $509,549  $462,029
                             =============  ========  ========  ========  ========

     Total  loans  grew $50,983,000, from $638,220,000 at December 31, 1995 to
$689,203,000 at December 31, 1996. The loan growth included increases in installment, real estate, lease financing and other loans of $32,939,000, $9,697,000, $5,681,000 and $3,830,000, respectively. The increase in installment loans included a $16,023,000 increase in indirect installment loans during 1996. Indirect loans primarily consist of vehicle loans that are generated through respective dealers.
     At December 31, 1996, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.
     Management does not believe that there are any trends or uncertainties which are reasonably expected to materially impact future operating results, liquidity or capital resources, and management is not aware of any information not previously disclosed which causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.
     The following table details maturities and interest sensitivity of real estate, commercial and industrial, installment loans and lease financing at December 31, 1996:


                                  Within    1 - 5    Over
(Dollars in thousands)            1 year    years    5 years  Total
                                 -------  --------  --------  --------
Real estate                      $   378  $ 10,547  $226,230  $237,155
Commercial and industrial         25,196    71,726    67,405   164,327
Installment                        3,205   114,179    73,361   190,745
Lease financing                    7,328    42,295         -    49,623
                                 -------  --------  --------  --------
     Total                       $36,107  $238,747  $366,996  $641,850
                                 =======  ========  ========  ========

Loans with variable or
    floating interest rates      $21,122  $ 56,419  $142,673  $220,214
Loans with fixed predetermined
    interest rates                14,985   182,328   224,323   421,636
                                 -------  --------  --------  --------
     Total                       $36,107  $238,747  $366,996  $641,850
                                 =======  ========  ========  ========

     A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower or payment in full of principal or interest is not expected. Delinquent loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent by 90 days or more and still accruing interest.

                                                December 31,
                                               -------------
(Dollars in thousands)                 1996     1995    1994    1993    1992
                              -------------  -------  ------  ------  ------
Nonaccrual loans              $       2,983  $ 9,055  $2,521  $1,876  $1,385
Trouble debt restructurings           1,717    1,183   1,867   1,548     315
Delinquent loans                      1,848    1,553   2,234   2,063   1,408
                              -------------  -------  ------  ------  ------
     Total                    $       6,548  $11,791  $6,622  $5,487  $3,108
                              =============  =======  ======  ======  ======

ALLOWANCE  FOR  LOAN  LOSSES
     A  summary  of  the  allowance  for  loan  losses  is  as  follows:

                                                        December 31,
                                                       --------------
(Dollars in thousands)                       1996       1995       1994       1993       1992
                                    --------------  ---------  ---------  ---------  ---------
Average loans                       $     652,157   $607,335   $540,030   $472,319   $414,230
                                    ==============  =========  =========  =========  =========

Allowance, beginning of period      $       9,891   $  8,150   $  6,087   $  4,597   $  4,131
                                    --------------  ---------  ---------  ---------  ---------
Loans charged off:
       Commercial and industrial              392        240        491      1,211      1,010
       Installment and other                  614        277        387        401        695
       Real estate                            412        127         84        238         90
       Lease financing                         33         39         44         92        162
                                    --------------  ---------  ---------  ---------  ---------
       Total loans charged off              1,451        683      1,006      1,942      1,957
                                    --------------  ---------  ---------  ---------  ---------
Recoveries:
       Commercial and industrial               84        143        170         86          8
       Installment and other                   56         72        152        160         97
       Real estate                             30          1         56         76          -
       Lease financing                         18         36         26         25         19
                                    --------------  ---------  ---------  ---------  ---------
       Total recoveries                       188        252        404        347        124
                                    --------------  ---------  ---------  ---------  ---------
Net loans charged off                       1,263        431        602      1,595      1,833
                                    --------------  ---------  ---------  ---------  ---------
Provision for loan losses                   2,082      2,172      2,665      3,085      2,299
                                    --------------  ---------  ---------  ---------  ---------
Allowance, end of period            $      10,710   $  9,891   $  8,150   $  6,087   $  4,597
                                    ==============  =========  =========  =========  =========
Ratio of net charge offs to
        average loans outstanding            0.19%      0.07%      0.11%      0.34%      0.44%
                                    ==============  =========  =========  =========  =========

     The  Banks'  policy  is to maintain allowances for loan losses at a level believed  by  management  to  be  adequate  to  absorb  potential  losses.
Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. The ratio of net charge-offs to average loans increased from 0.07% in 1995 to
0.19% in 1996, as a result of an increase in charge-offs associated with commercial and mortgage loans and an overall increase in installment loan charge-offs. The charge-offs associated with the commercial and mortgage loans were done to write down the loan balances to their net
realizable  value.    The  $337,000  rise  in the installment loan
charge-offs is due to the overall growth in the installment portfolio as well as an increased level of nonperforming installment loans. Management has responded to the increase in the level of installment loan charge-offs by increasing the amount of the allowance for loan losses allocated to installment loans. The allowance for loan losses allocated to installment loans at December 31, 1996 grew $366,000, or 41.4%, compared to December 31, 1995. The amount of the unallocated allowance for loan losses at December 31, 1996 of $5,024,000 represented 46.9% of the total allowance for loan losses, compared to $3,635,000, or 36.8%, at December 31, 1995. The 1995 ratio of net charge-offs to average loans of 0.07% decreased from the 1994 ratio of 0.11%. Management believes that the 1996 ratio of 0.19% compares favorably with peer group ratios.
     The following table sets forth an allocation of the allowance for loan losses by category. The specific allocations in any particular category may be reallocated in the future to reflect current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.


                                                                  December 31,
                                                                  -------------
                            1996                   1995                1994                1993                1992
                        -------------             -------             -------             -------             -------
(Dollars in thousands)                 Percent             Percent             Percent             Percent             Percent
                        Amount         of Loans   Amount   of Loans   Amount   of Loans   Amount   of Loans   Amount   of Loans
                        -------------  ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------
Commercial
      and industrial    $       2,897        24%  $ 3,952        26%  $ 2,967        26%  $ 2,821        26%  $ 1,786        25%
Installment and other           1,251        35%      885        32%    1,063        31%      990        31%      895        31%
Real estate                     1,434        34%    1,292        35%    1,010        36%      879        37%    1,163        38%
Lease financing                   104         7%      127         7%      139         7%      225         6%       81         6%
Unallocated                     5,024        N/A    3,635        N/A    2,971        N/A    1,172        N/A      672        N/A
                        -------------  ---------  -------  ---------  -------  ---------  -------  ---------  -------  ---------
       Total            $      10,710       100%  $ 9,891       100%  $ 8,150       100%  $ 6,087       100%  $ 4,597       100%
                        =============  =========  =======  =========  =======  =========  =======  =========  =======  =========

     The allowance and the provision for loan losses are based on management's judgment after considering charge-off history, nonperforming loans and reserve levels relative to total loans in determining the allowance and the provision for loan losses. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.
     The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995 did not have a material impact on the Corporation's liquidity, results of operations or capital resources.

DEPOSIT  STRUCTURE
    The following table is a distribution of average balances and average rates paid on the deposit categories for the last three years:

                                                     December 31,
                                                    -------------
                                    1996                1995             1994
                                -------------         --------         --------
(Dollars in thousands)          Amount         Rate   Amount    Rate   Amount    Rate
                                -------------  -----  --------  -----  --------  -----

Demand -- noninterest-bearing   $     122,459    --%  $109,649    --%  $105,954    --%
Demand -- NOW                          91,856  1.57%    85,101   1.97    87,566   2.06
Money market and savings              270,034  3.03%   256,628   3.08   287,410   2.67
Time -- under $100,000                298,777  5.63%   280,168   5.50   239,238   4.39
Time -- $100,000 or greater            38,261  5.29%    29,543   5.58    17,861   4.01
                                -------------         --------         --------
         Total                  $     821,387         $761,089         $738,029
                                =============         ========         ========

The maturity distribution of certificates of deposit of $100,000 and over is as follows:


                                       Year Ended December 31,
                                       ----------------------
(Dollars in thousands)                      1996     1995     1994
                                   -------------  -------  -------
Three months or less               $      29,919  $14,527  $ 7,707
Over three months to six months           12,850    3,848    7,809
Over six months to twelve months           4,512    8,323    2,792
Over twelve months                         4,079    2,930    2,502
                                   -------------           -------
       Total                       $      51,360  $29,628  $20,810
                                   =============  =======  =======

INCOME  STATEMENT  ANALYSIS

RESULTS  OF  OPERATIONS

     Consolidated net income for 1996 was $14,408,000, an increase of $1,980,000, or 15.9%, over 1995. On a per share basis, primary and fully diluted earnings were $2.16 in 1996, compared to primary and fully diluted earnings per share of $1.87 in 1995. Consolidated net income increased in 1995 by $1,148,000, a 10.2% increase over 1994.
     Return on average assets improved to 1.47% for 1996, compared to 1.39% for 1995 and 1.36% for 1994, and return on average shareholders' equity was 15.71% for 1996, compared to 15.20% for 1995 and 1994.
     Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; other operating income, which is made up primarily of certain fees and gains and losses from sales of securities; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

NET  INTEREST  INCOME

     Net interest income for 1996 increased by $3,135,000, or 7.9%, to $42,842,000. Net interest income was $39,707,000 during 1995, which was 6.5% above the $37,280,000 reported in 1994.
     For analytical purposes, the following table reflects tax-equivalent net interest income in recognition of the income tax savings on tax-exempt items such as interest on municipal securities and tax-exempt loans. Adjustments are made using a statutory federal tax rate of 35%.

                                     Year Ended December 31,
                                     ----------------------
(Dollars in thousands)                 1996     1995     1994
                                    -------  -------  -------
Interest income                     $73,718  $68,491  $58,381
Interest expense                     30,876   28,784   21,101
                                    -------  -------  -------
Net interest income                  42,842   39,707   37,280
Tax equivalent adjustment             2,489    1,736    1,590
                                    -------  -------  -------
Net interest income
  (fully taxable equivalent)        $45,331  $41,443  $38,870
                                    =======  =======  =======

CHANGES  IN  NET  INTEREST  INCOME

     The rate-volume analysis set forth in the following table, which is computed on a tax equivalent basis (tax rate of 35%), analyzes changes in net interest income for the last three years by their rate and volume components.
     Tax-equivalent net interest income was $45,331,000 for 1996, compared to $41,443,000 for 1995, an increase of $3,888,000, or 9.4%. This increase in tax-equivalent net interest income was primarily due to the net $3,846,000 increase related to the growth in volume of interest-earning assets. Total interest income increased $5,980,000, primarily, the result of higher yields on investment securities and increased volumes of interest-earning assets. The increase in security interest income was attributable to a $2,369,000 increase due to volume and a $839,000 increase related to the increase in the overall yield of the investment security portfolio. Total interest income on loans increased $2,703,000, or 5.0%, in 1996, compared to 1995, as a result of total average loans outstanding increasing $44,822,000, or 7.4%. The increase in loan interest income related to volume of $3,918,000 was offset by the $1,215,000 reduction in loan interest income associated with the lower yields earned on loans. The decrease in the yield earned on loans is primarily due to the lower market interest rates in 1996, compared to 1995.
     Principally, as a result of higher time deposit volumes and rates, total interest expense rose $2,092,000. The volume of average time deposits increased $27,327,000, or 8.8% during 1996, compared to 1995 interest expense. Borrowings and other interest-bearing liabilities also contributed to the increase in total interest expense primarily due to the increase in average balances of $9,746,000 during this same period. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury notes.
     For the year ended December 31, 1995, net interest income increased $2,573,000, primarily due to an increase in the volume of loans. Total loan interest income increased $8,832,000, or 19.4%, in 1995, compared to 1994, primarily as a result of total average loans increasing $67,305,000, or 12.5%. This increase in loans was primarily funded by an increase in borrowings and other interest-bearing liabilities, which also contributed to the rise in interest expense by increasing $28,719,000 during the same period. Total interest expense rose $7,683,000, principally as a result of higher time deposit rates and volumes. The volume of average time deposits increased $52,612,000, or 20.5%, during 1995, compared to 1994. Nonaccruing loans are included in the average balance yield calculations, but the average nonaccruals were insignificant and had no material effect on the results.
     The decrease in interest rates during 1996 and 1995, and the rise in interest rates in 1994, did not have a material effect on net interest income, as a result of management's ability to properly price earning assets and deposits.


                                    1996 over (under) 1995         1995 over (under) 1994
                                    -----------------------        ----------------------
                                              due to changes in
                                              -----------------
(Dollars in thousands)
                                    Net                              Net
                                    Change       Rate       Volume   Change
                                    ---------  -------------------  -------
INTEREST INCOME:
   Investment securities (1)        $ 3,208    $    839   $ 2,369  $  1,015
   Loans                              2,703      (1,215)    3,918     8,832
   Other assets                          69         (56)      125       409
                                     ---------- --------  -------  --------
       Total                          5,980        (432)    6,412    10,256
                                     ---------- --------  -------  --------

INTEREST EXPENSE:
   Savings deposits                      45        (491)      536       103
   Time deposits                      1,809         280     1,529     5,816
   Borrowings and other interest-
     bearing liabilities                238        (263)      501     1,764
                                    ----------- --------  -------   -------
       Total                          2,092        (474)    2,566     7,683
                                    ----------- --------  -------   -------
Changes in net interest income      $ 3,888  $       42   $ 3,846  $  2,573
                                    =========== ========  =======  ========


                                    due to changes in
                                    ------------------
(Dollars in thousands)
                                      Rate       Volume
                                    ----------- --------
INTEREST INCOME:
   Investment securities (1)        $    1,652  $  (637)
   Loans                                 2,814    6,018
   Other assets                            166      243
                                    -----------  --------
       Total                             4,632    5,624
                                    -----------  --------

INTEREST EXPENSE:
   Savings deposits                      1,034     (931)
   Time deposits                         2,920    2,896
   Borrowings and other interest-
     bearing liabilities                    83    1,681
                                    ----------  --------
       Total                             4,037    3,646
                                    ----------  --------
Changes in net interest income      $      595  $ 1,978
                                    ==========  ========

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.


INTEREST  RATE  SENSITIVITY

     The Banks actively manage their interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures set by senior management, is responsible for managing the Banks' rate sensitivity position. The Banks manage interest rate sensitivity by changing mix and repricing characteristics of their assets and liabilities through their investment securities portfolios and their offering of loan and deposit terms. The Banks utilize three principal reports to measure interest rate risk: gap analysis reports, net interest margin reports and asset/liability simulation reports. The table below shows the interest rate sensitivity gap position as of December 31, 1996. The table presents data at a single point of time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 1996. Money Market, NOW and savings accounts have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Bank is in a negative gap position of (3.90)% of earning assets at December 31, 1996. This gap position is within the guidelines set by the Banks' Asset/ Liability policy.
     Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on the Banks' net interest income is simulated by increasing and decreasing interest rates at 200 basis point
increments.  This simulation is known  as  rate  shocks.    The  results  of
the December 31, 1996 rate shock simulations show the Banks are within all guidelines set by the Banks' Asset/Liability policy.


                                                           December 31, 1996
                                                          -------------------
                                    0 to 90     91 to 365         >1 year         >3 years    Over 5
(Dollars in thousands)                days        days            <3 years        < 5 years    years
                                   ----------  -----------  -------------------  -----------  ---------
ASSETS
Other rate-sensitive assets        $   9,367   $    3,100   $            2,000   $        0   $      8
Loans                                204,757       84,416              174,082       84,972    133,183
Investment securities                 15,822       38,704               47,661       30,284    138,229
                                   ----------  -----------  -------------------  -----------  ---------

Total rate-sensitive assets          229,946      126,220              223,743      115,256    271,420
                                   ----------  -----------  -------------------  -----------  ---------

LIABILITIES
Time deposits                         68,215      141,689              112,822       22,759        376
Money market savings funds            59,729            -                    -            -     95,787
NOW accounts                          32,572            -                    -            -     69,698
Savings accounts                      34,164            -                    -            -     70,165
U.S. Treasury demand note              2,572            -                    -            -          -
Other borrowings                      45,949        9,000                1,500          500          -
                                   ----------  -----------  -------------------  -----------  ---------

Total rate-sensitive liabilities     243,201      150,689              114,322       23,259    236,026
                                   ----------  -----------  -------------------  -----------  ---------

Incremental gap                     ($13,255)    ($24,469)  $          109,421   $   91,997   $ 35,394
                                   ==========  ===========  ===================  ===========  =========

Cumulative gap                      ($13,255)    ($37,724)  $           71,697   $  163,694   $199,088
                                   ==========  ===========  ===================  ===========  =========

% of earning assets                   (1.37)%      (3.90)%                7.42%       16.94%     20.60%
                                   ==========  ===========  ===================  ===========  =========

NET  INTEREST  MARGIN

     The 1996 net interest margin of 4.88% was the same as the net interest margin for 1995 . The decrease in the interest income to earning asset ratio, from 8.27% in 1995 to 8.20% in 1996, was offset by the decrease in the interest expense to earning asset ratio, from 3.39% in 1995 to 3.32% in 1996. The decrease in these rates was the result of the lower rate environment in 1996. The net interest margin in 1995 was lower than the 4.94% net interest margin in 1994, primarily the result of higher rates paid on time deposits during 1995, compared to 1994. The Banks have been able to effectively match assets and liabilities and maintain a consistent percentage of earning assets to total assets.

PROVISION  FOR  LOAN  LOSSES

     The provision for loan losses is based on management's analysis of the adequacy of the allowance for loan losses. In its evaluation, management considers past loan experience, overall characteristics of the loan portfolio, current economic conditions and other relevant factors. Based on the latest monthly evaluation of potential loan losses, the allowance is adequate to absorb known and inherent losses in the loan portfolio. Ultimately however, the adequacy of the allowance is largely dependent upon the economy, a factor beyond the Corporation's control. With this in mind, additions to the allowance for loan losses may be required in future periods especially if economic trends worsen or certain borrowers' abilities to repay decline.

     The provision in 1996 was $2,082,000, a decrease of $90,000 or 4.1%, compared to the 1995 provision of $2,172,000. Management cautiously reduced the provision in 1996, as a result of the overall improvement in the level of nonperforming assets. A review of the table below shows an improvement in the level of nonperforming assets at December 31, 1996, compared to the same periods in 1995 and 1994. The ratio of the allowance for loan losses to loans of 1.57% was the same at December 31, 1996 and 1995. The December 31, 1994 ratio was 1.37%


                                                      1996          1995          1994
                                                   -----------  ------------  ------------
Nonperforming Assets                               $5,672,000   $11,457,000    $5,657,000
Allowance for loan losses to nonperforming assets       188.8%         86.3%        144.1%
Nonperforming assets to total loans and net               .83%         1.82%          .95%
assets acquired in foreclosure
Allowance for loan losses to total loans                 1.57%         1.57%         1.37%
Unallocated allowance for loan losses to total           46.9%         36.8%         36.5%
allowance for loan losses




     Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans) were 0.83% of total loans, and net assets acquired in foreclosure at December 31, 1996 compared to 1.82% at December 31, 1995 and 0.95% at December 31, 1994. The ratio of the allowance to nonperforming assets was 188.8% at December 31, 1996, compared to 86.3% at December 31, 1995 and 144.1% at December 31, 1994.
     Nonaccruing loans of $2,983,000 at December 31, 1996 decreased $6,071,000 from the December 31, 1995 balance of $9,054,000. The $6,071,000 reduction in nonaccrual loans during this period is primarily due to one loan being upgraded to accruing status during 1996. This loan achieved accrual status after meeting appropriate standards. The nonaccruing loans balance at December 31, 1994 was $2,521,000.
     Net assets in foreclosure totaled $972,000 as of December 31, 1996, a decrease of $248,000, or 20.3%, from the December 31, 1995 balance. During 1996, sales of foreclosed properties totaled $1,348,000, transfers from loans to assets in foreclosure were $1,244,000 and write-downs of assets in foreclosure equaled $144,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value.
     Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and are in the process of collection. As of December 31, 1996, loans past due 90 days or more and still accruing interest were $1,848,000, compared to $1,553,000 as of December 31, 1995.
     As of December 31, 1996, there were three unrelated commercial borrowers with troubled debt restructured loans totaling $1,717,000. All three customers were complying with the restructured terms as of December 31, 1996.
     The balance of impaired loans was $4,159,000 at December 31, 1996. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The impaired loan balance included $2,442,000 of nonaccrual loans and $1,717,000 of troubled debt restructured loans. The allowance for loan loss associated with the $4,159,000 of impaired loans was $533,000 at December 31, 1996. The average impaired loan balance was $9,333,000 in 1996, and the income recognized on impaired loans during 1996 was $814,000. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

OTHER  OPERATING  INCOME

                               Year  ended  December  31,
                               --------------------------
(Dollars in thousands)             1996     1995     1994
                                 -------  -------  ------
Service charges                  $2,587   $2,337   $2,341
Securities (losses) gains, net      (39)    (172)     668
Trust income                      1,293    1,094      741
Other                             1,274    1,178      996
                                 -------  -------  ------
Total other operating income     $5,115   $4,437   $4,746
                                 =======  =======  ======

     Other operating income for 1996 increased $678,000, or 15.3%, compared to the 1995 level of $4,437,000. This increase was primarily due to increases in service charges and trust income. The 1994 other operating income of $4,746,000 was 6.5% higher than 1995 due to net security gains.
     Income from service charges on deposit accounts of $2,587,000 in 1996 increased $250,000 from the 1995 income from service charges on deposit accounts of $2,337,000. The increase in service charges during 1996 is primarily attributed to higher overdraft charges collected and the fees related to the overall increase in the volume of deposits in 1996. The small decrease in service charges in 1995, compared to 1994, is attributed to lower service charges on business accounts. This was the result of an increase in the earnings credit, attributable to the rise in interest rates, which is used to offset service charges.
     The Corporation recorded a $39,000 net security loss in 1996, compared to a net security loss of $172,000 in 1995. From time to time, the Corporation sells securities to fund the purchase of other securities in an effort to enhance the overall return on the portfolio. The Corporation recognized
$668,000 of net securities gains in 1994. During 1994, the Corporation realized a securities gain of approximately $1,058,000 as a result of the Corporation selling over 40,000 shares of First Eastern Bank stock to PNC Corporation on June 24, 1994. Investment securities available for sale were sold during 1994 to help fund growth in loans and resulted in a net loss of approximately $418,000.

      The 1996 income from the Trust and Financial Services Department of $1,293,000 increased $199,000, or 18.2%, compared to the $1,094,000 recorded in 1995. This increase was the result of both an increase in the book value of trust assets of 6.6% from December 31, 1995 to December 31, 1996 and the Corporation's continuing emphasis on marketing the Trust and Financial Services Department's products and services. The 1994 Trust and Financial Services Department income was $741,000.
     Other income increased $96,000 during 1996, from $1,178,000 in 1995 to $1,274,000 in 1996. This increase was due to higher leasing fees earned in 1996. Other income in 1995 increased $182,000, compared to 1994, as a result of higher fees earned on merchant credit card services and a rise in fees associated with the sale of insurance policies on new loans.

OTHER  OPERATING  EXPENSES

                                Year  ended  December  31,
                                --------------------------
(Dollars in thousands)              1996     1995     1994
                                 -------  -------  -------
Salaries                         $11,392  $ 9,848  $ 8,599
Employee benefits                  3,006    3,264    3,027
Occupancy                          1,873    1,541    1,474
Equipment expense                  2,083    1,913    1,572
FDIC premiums                          6      861    1,648
Other expenses                     7,514    6,840    6,994
                                 -------  -------  -------
Total other operating expenses   $25,874  $24,267  $23,314
                                 =======  =======  =======

     Other operating expenses rose to $25,874,000 for 1996, a 6.6% increase over the $24,267,000 for 1995. The 1995 amount was 4.1% above the $23,314,000 for 1994. The rise in operating expenses in 1996 was largely due to higher expenses related to four new branches opened after June 30, 1995 and one that opened during May 1995. Also contributing to this rise were increases in legal fees, consulting fees and expenses related to the overall growth of the Banks. These increases were partially offset by a reduction in the FDIC premium.
     Employee salaries increased $1,544,000, or 15.7%, from $9,848,000 in 1995 to $11,392,000 in 1996. The salary increase directly related to the staffing of the five new branches was $795,000, or 51.5% of the total salary increase. The remaining increase in salaries reflects cost-of-living increases, merit increases and additional staff necessitated by current and planned future growth. Employee benefits decreased $258,000, or 7.9%, to $3,006,000 in 1996 from the $3,264,000 in employee benefits during 1995. The decrease is the result of the modification of the Banks' profit-sharing plan into a 401(K) plan during 1996. The profit-sharing plan was funded entirely by the Bank and the modified 401(K) plan is both Bank and employee funded. Offsetting this decrease was a $173,000 increase in benefit expenses related to the new branches. The 1995 salary expenses and fringe benefit expenses increased 14.5% and 7.8%, respectively, compared to 1994 expenses.
     Net occupancy costs increased by $332,000, or 21.5%, in 1996, compared with a $67,000, or 4.5%, increase in 1995. The five new branches were responsible for $276,000, or 83.1% of the increase in 1996. Equipment expenses increased by $170,000, or 8.9%, during 1996, and $341,000, or 21.7%, in 1995.
The five new branches were primarily responsible for the increase in equipment expenses during 1996. The remainder of this rise is due to both equipment depreciation and maintenance associated with planned increased data processing capabilities. The majority of the rise in 1995 is due to depreciation, maintenance and equipment rental expenses associated with planned increased data processing capabilities. The increased data processing capabilities include modernizing our branches through platform automation and teller terminals, and the ongoing updating of data processing equipment to manage the rise in volume related to the growth of the Corporation.
     During the third quarter of 1995, the FDIC confirmed that the Bank Insurance Fund (BIF) was fully recapitalized at the end of May 1995. As a result, the new lower premium rates were made retroactive to June 1, 1995. The Banks' 1996 FDIC premium expense was $6,000, compared to the 1995 premium expense of $861,000. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996, which included the resolution of the disparity of insurance premiums paid by savings and loans associations for deposit insurance under the Savings Association Insurance Fund (SAIF) administered by the FDIC, in comparison to the premiums paid by banks for deposit insurance under the BIF, also administered by the FDIC. Beginning
January  1,  1997,  for  a  three-year period, banks will be required to pay a premium of 1.296 basis points. This premium will not have a material impact on the Corporation's financial position or results of operations.
     Other expenses increased $674,000, or 9.9%, from $6,840,000 in 1995 to $7,514,000 in 1996. This increase is primarily the result of a $164,000 increase in consulting fees, a $103,000 rise in legal fees and $91,000 in other expenses associated with the new branches. The rise in consulting fees was related to franchise expansion, employee benefits and consultation concerning enhancements to bank operations. The increase in legal fees was associated with the Farmers merger, the resolution of legal matters and legal fees related to maintaining the loan portfolio. The remaining increase during 1996 was due to the normal increases in expenses related to the overall growth of the Corporation. The 1995 other expenses decreased $154,000, compared to 1994. The reduction in other expenses included a decrease in intangible asset expense of $262,000 and a $134,000 reduction in legal expenses. The reduction in legal expenses is related to both the 1994 legal expenses associated with the Security National Bank merger and the recovery of legal expenses in 1995 related to nonperforming assets that were expensed in prior periods. These reductions in other expenses were partially offset by an increase in printing and stationery supply expenses related to bank automation, increases in paper costs and the opening of the three new branches.

INCOME  TAXES

                            Year  Ended  December  31,
                            --------------------------
(Dollars in thousands)         1996     1995     1994
                            --------  -------  -------
Expected tax expense        $ 6,800   $6,020   $5,608
Tax exempt income, net of
    interest disallowance    (1,414)    (999)    (943)
Other                           207      256      102
                            --------  -------  -------
Actual tax expense          $ 5,593   $5,277   $4,767
                            ========  =======  =======

     The Corporation accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, leased assets, deferred loan fees and compensation.
     The effective income tax rates of 28.0% for 1996, 29.8% for 1995 and 29.7% for 1994 were less than the applicable federal income tax rate of 35.0%, as a result of tax-exempt income.

CAPITAL

     Capital formation is critical to the Corporation's well-being and future growth. Capital at the end of 1996 was $97,631,000, an increase of $11,269,000, or 13.0%, over the end of 1995. The increase came as a result of the retention of the Corporation's earnings and from the adjustment for the net unrealized gains (losses) on the investment securities available for sale. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority which, if it were to be implemented, would have a material effect on the Corporation's capital.
     The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.0% for primary capital and 6.0% for total capital. The primary capital ratio was 10.29% at December 31, 1996, compared with 9.98% at December 31, 1995. Because the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.
     Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is the shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1996, the Corporation's Tier 1 risk-adjusted capital ratio was 13.12%, and the total risk-adjusted capital ratio was 14.38%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 1996.
     To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 9.21% and 8.99% at December 31, 1996 and 1995, respectively.
     Under FDIC the regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. As illustrated in the chart below, the Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions at December 31, 1996.

(Dollars in thousands)                           Leverage Ratio
                                               ------------------
                                 December 31, 1996           December 31, 1995
                                ------------------          ------------------
                                 Amount        Ratio         Amount      Ratio
                              ----------      ------       ---------    ------
Entity:
Corporation                      $93,164       9.21%       $83,019       8.99%
Subsidiaries:
Harleysville National Bank        67,253       8.34         58,330       7.99
Citizens National Bank            20,031      13.08         19,193      13.10
Security National Bank             3,885       6.81          3,693       8.32
"Well Capitalized" institution
 (under FDIC regulations)                      5.00                      5.00


(Dollars in thousands)             Tier 1 Capital to Risk-Weighted Assets
                                   --------------------------------------
                                December 31, 1996           December 31, 1995
                               -------------------         ------------------
                                    Amount    Ratio       Amount        Ratio
                                   --------   ------      -------      ------
Entity:
Corporation                        $93,164    13.12%       $83,019     12.47%
Subsidiaries:
Harleysville National Bank          67,253    11.59         58,330     10.53
Citizens National Bank              20,031    22.60         19,193     23.71
Security National Bank               3,885     9.57          3,693     11.89
"Well Capitalized" institution
 (under FDIC regulations)                      6.00                     6.00


(Dollars in thousands)              Total Capital to Risk-Weighted Asset Ratio
                                    ------------------------------------------
                                    December 31, 1996      December 31, 1995
                                    -----------------      -----------------
                                    Amount      Ratio      Amount      Ratio
                                    ------      -----      ------      -----
Entity:
Corporation                         $102,061    14.38%     $91,340     13.72%
Subsidiaries:
Harleysville National Bank            74,528    12.85       65,253     11.78
Citizens National Bank                20,993    23.69       20,205     24.96
Security National Bank                 4,394    10.83        4,081     13.14
  "Well Capitalized" institution
  (under FDIC regulations)                      10.00                  10.00

LIQUIDITY

     Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal funds sold averaged $11,440,000 during 1996, and investment securities available for sale averaged $192,549,000 during 1996, more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by federal fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members and from the Federal Home Loan Bank of Pittsburgh, of which Harleysville, Citizens and Security are members. Unused lines of credit at the FHLB were $181,417,000, as of December 31, 1996.
     There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

OTHER  ITEMS

     The passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Riegle Community Development and Regulatory Improvement Act may have a significant impact upon the Corporation. The key provisions pertain to interstate banking and interstate branching as well as a reduction in the regulatory burden on the banking industry. States may adopt laws preventing interstate branching but, if so, no out-of-state bank can establish a branch in such state and no bank in such state may branch outside the state. Pennsylvania law authorized full interstate banking and branching to facilitate the operations of interstate banks in Pennsylvania. As a result of legal and industry changes, management predicts that consolidation will continue as the financial services industry strives for greater cost efficiencies  and  market  share.  Management believes that such consolidation may  enhance  its  competitive  position  as  a  community  bank.
     There are numerous proposals before Congress to modify the financial services industry and the way commercial banks and other financial institutions operate. Some of these proposals include changes to the ownership of financial companies and the types of products and services which may be offered by financial institutions. However, it is difficult to determine at this time what effect such provisions may have until they are enacted into law. Except as specifically described on page 34, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation which, if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have and in the future may have a negative impact on the Corporation's results of operations.
     The Corporation plans to open two new branches during 1997. Harleysville National Bank is pursuing locations in Spring House and Chalfont. These new branch sites are contiguous to our current service area and were chosen due to the demand for additional delivery locations by our customers.
     On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the Savings Association Insurance Fund (SAIF) administered by the Federal Deposit Insurance Corporation
(FDIC) and to provide for repayment of the Financial Institution Collateral Obligation (FICO) bonds issued by the United States Treasury Department. Pursuant to this law, the FDIC will levied a one-time special assessment on SAIF deposits equal to 65.7 cents per $100 of the SAIF-assessable deposit base as of March 31, 1995. During the years 1997, 1998 and 1999, the Bank Insurance Funds (BIF) will pay $322 million of FICO debt service, and SAIF will pay $458 Million.
     During 1997, 1998 and 1999, the average regular annual deposit insurance assessment is estimated to be about 1.296 cents per $100 of deposits for BIF deposits and 6.44 cents per $100 of deposits for SAIF deposits. Individual institution's assessments will continue to vary according to their capital and management ratings. As always, the FDIC will be able to raise the assessments as necessary to maintain the funds at their target capital ratios provided by law. After 1999, BIF and SAIF will share the FICO costs equally. Under current estimates, BIF and SAIF assessment bases would each be assessed at the rate of approximately 2.4 cents per $100 of deposits.
     Based on current projected deposit levels during 1997, management expects that the increase in the FDIC assessment rate will not have a material impact on earnings.

FINANCIAL  RATIOS  AND  SUMMARY  OF  KEY  INFORMATION
Harleysville  National  Corporation  and  Subsidiaries

(Dollars  in  thousands,  except  per  share  data  and
    average  shares  outstanding)
                                                   Year  Ended  December  31
                                                   -------------------------

                                                       1996         1995         1994
                                                    -----------  -----------  -----------
PER SHARE INFORMATION*:
Primary                                             $     2.16   $     1.87   $     1.71
Fully diluted                                             2.16         1.87         1.71
Cash dividends paid                                       0.84         0.75         0.58
Book value (at year-end)                                 14.67        13.67        11.41

MARKET VALUE*:
Bid price of common stock (high)                         27.14        27.14        29.93
Bid price of common stock (low)                          23.50        23.81        19.05
Average shares outstanding                           6,660,530    6,646,957    6,602,678

AVERAGE BALANCE SHEET:
Loans                                               $  652,157   $  607,335   $  540,030
Earning assets                                         929,589      848,687      784,011
Total assets                                           978,899      894,350      829,241
Deposits                                               821,387      761,089      738,029
Interest-bearing liabilities plus demand deposits      868,200      798,156      746,377
Shareholders' equity                                    91,687       81,788       74,234

SELECTED OPERATING RATIOS:
Return on average assets                                  1.47%        1.39%        1.36%
Return on average shareholders' equity                   15.71%       15.20%       15.20%
Leverage (assets divided by shareholders' equity)       10.51X       10.85X       11.63X
Average shareholders' equity as a percentage of:
  Average loans                                          14.06%       13.47%       13.75%
  Average deposits                                       11.16        10.75        10.06
  Average assets                                          9.37         9.15         8.95
  Average earning assets                                  9.86         9.64         9.47
Dividend payout ratio                                    38.76        39.51        32.68
Average total loans as a percentage of
  average deposits and borrowed funds                    75.12        76.09        72.35

Net interest margin on average earning assets:
  Interest income**                                       8.20%        8.27%        7.62%
  Interest expense                                       (3.32)       (3.39)       (2.68)
  Net interest margin                                     4.88         4.88         4.94
  Noninterest margin                                     (2.23)       (2.34)       (2.36)

*Adjusted for a 5% stock dividends effective 6/28/96 and 12/30/94. **Tax Equivalent Basis.
