Form 10-K, Exhibit 13
period 1997-12-31
HARLEYSVILLE NATIONAL CORP
filed 1998-03-27
CIK 702902

FINANCIAL RATIOS AND SUMMARY OF KEY INFORMATION

Harleysville National Corporation and Subsidiaries

                                                                     Year Ended December 31,
(Dollars in thousands, except per share data and average     --------------------------------------
shares outstanding)                                               1997          1996         1995
Per Share Information*                                       -------------   ----------  ----------
Basic....................................................... $     2.38    $      2.06   $     1.79
Diluted.....................................................       2.38           2.06         1.78
Cash dividends paid.........................................       0.91           0.80         0.71
Book value (at year-end)....................................      15.64          14.67        13.67

Market Value*
Bid price of common stock (high)............................ $    42.00    $     25.85   $    28.50
Bid price of common stock (low).............................      23.10          22.38        18.14
Average basic shares outstanding............................  7,005,184      6,993,535    6,949,275

Average Balance Sheet
Loans....................................................... $  706,643    $   652,157   $  607,335
Earning assets..............................................  1,020,983        929,589      848,687
Total assets................................................  1,075,702        978,899      894,350
Deposits....................................................    878,166        821,387      761,089
Interest-bearing liabilities plus demand deposits...........    949,200        868,200      798,156
Shareholders' equity........................................    103,807         91,687       81,788

Selected Operating Ratios
Return on average assets....................................       1.55%          1.47%        1.39%
Return on average shareholders' equity......................      16.05%         15.71%       15.20%
Leverage (assets divided by shareholders' equity)...........      10.17X         10.51X       10.85X
Average shareholders' equity as a percentage of:
  Average loans.............................................      14.69%         14.06%       13.47%
  Average deposits..........................................      11.82          11.16        10.75
  Average assets............................................       9.65           9.37         9.15
  Average earning assets....................................      10.17           9.86         9.64
Dividend payout ratio.......................................      38.23          38.76        39.51
Average total loans as a percentage of average deposits
 and borrowed funds ........................................      74.45          75.12        76.09

Net interest margin on average earning assets:
  Interest income**.........................................       8.18%          8.20%        8.27%
  Interest expense..........................................      (3.31)         (3.32)       (3.39)
  Net interest margin.......................................       4.87           4.88         4.88
  Noninterest margin........................................      (2.07)         (2.23)       (2.34)

*Adjusted for 5% stock dividends effective 6/30/97 and 6/28/96.

**Tax-Equivalent Basis

Description of Business
        Harleysville National Corporation, a Pennsylvania corporation (the Corporation), was incorporated in June 1982. On January 1, 1983, the Corporation became the parent bank holding company of Harleysville National Bank and Trust Company (HNB), a wholly-owned subsidiary of the Corporation. On February 13, 1991, the Corporation acquired all of the outstanding common stock of The Citizens National Bank of Lansford (CNB). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust Company (Summit
Hill). On September 25, 1992, Summit Hill merged into CNB and is now operating as a branch office of CNB. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank (SNB). On March 1, 1996, the Corporation acquired all of the outstanding common stock of Farmers & Merchants Bank (F&M). F&M was merged into CNB and is now operating as a branch office of CNB. On March 17, 1997, the HNC Financial Company was incorporated as a Delaware Corporation. HNC Financial Company's principal business function is to expand the investment opportunities of the Corporation.
    HNB, which was established in 1909, CNB, which was established in 1903, and SNB, which was established in 1988, (collectively the Banks), are national banking associations under the supervision of the Office of the Comptroller of the Currency. The Corporation's and HNB's legal headquarters are located at 483 Main Street, Harleysville, Pennsylvania 19438. CNB's legal headquarters are located at 13-15 West Ridge Street, Lansford, Pennsylvania 18232. SNB's legal headquarters are located at One Security Plaza, Pottstown, Pennsylvania 19464. HNC Financial Company's legal headquarters are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801.
    As of December 31, 1997, the Banks had total assets of $1,116,254,000, total shareholders' equity of $109,792,000 and total deposits of $919,071,000.
    The Banks engage in full-service commercial banking and the trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund to the extent provided by law. The Banks have 29 branch offices located in Montgomery, Bucks, Carbon, Wayne, Chester and Schuylkill counties.
    On December 31, 1997, the Banks had 452 full-time equivalent employees.

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

Supervision and Regulation
    The operations of the Banks are subject to federal, state and local statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The Banks' operations are also subject to the regulations of the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (who regularly examines the Banks' areas such as asset quality, investments, management practices and other aspects of bank operations).
    The Corporation is subject to federal and state securities laws, certain rules and regulations of the Securities and Exchange Commission, to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board.

Market Information
    The following table sets forth quarterly dividend information and the high and low prices for the Corporation's common stock for 1997 and 1996. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.
--------------------------------------------------------------------------
Price of Common Stock
1997                         LOW PRICE      HIGH PRICE    DIVIDEND
--------------------------------------------------------------------------
FIRST QUARTER*.......         $  23.10      $  27.38     $  .210
SECOND QUARTER*......            25.48         32.00        .210
THIRD QUARTER........            31.25         38.75        .230
FOURTH QUARTER.......            36.50         42.00        .260
*Adjusted for a 5% stock dividend effective 6/30/97.
--------------------------------------------------------------------------


--------------------------------------------------------------------------
1996                         Low Price*     High Price*   Dividend*
--------------------------------------------------------------------------
First Quarter**......         $  23.58      $  25.85    $   .181
Second Quarter**.....            23.33         25.24        .181
Third Quarter........            22.38         25.24        .200
Fourth Quarter.......            22.38         24.76        .238
*Adjusted for a 5% stock dividend effective 6/30/97.
**Adjusted for a 5% stock dividend effective 6/28/96.
--------------------------------------------------------------------------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Harleysville National Corporation and Subsidiaries

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS, HARLEYSVILLE NATIONAL CORPORATION:

        We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended
December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP
------------------------------------
Grant Thornton LLP
Philadelphia, Pennsylvania
January 8, 1998

CONSOLIDATED BALANCE SHEETS
Harleysville National Corporation and Subsidiaries
(Dollars in thousands)

                                                                            December 31,
                                                                   ---------------------------
Assets                                                                   1997          1996
                                                                   -------------  -----------
Cash and due from banks ......................................     $    38,471      $    39,407
Federal funds sold ...........................................          11,050            6,000
                                                                   -----------      -----------
        Total cash and cash equivalents ......................          49,521           45,407
                                                                   -----------      -----------
Interest-bearing deposits in banks ...........................           5,574            8,475

Investment securities available for sale .....................         257,068          209,795

Investment securities held to maturity (fair value $47,354 and
 $66,680, respectively) ......................................          46,238           65,226

Loans ........................................................         743,608          689,203
Less: Unearned income ........................................          (4,155)          (7,793)
        Allowance for loan losses ............................         (11,925)         (10,710)
                                                                   -----------      -----------
        Net loans ............................................         727,528          670,700
                                                                   -----------      -----------
Bank premises and equipment, net .............................          17,934           14,810
Accrued interest receivable ..................................           7,719            6,653
Other real estate owned ......................................             453              972
Intangible assets, net .......................................           1,851            1,658
Other assets .................................................           2,368            2,432
                                                                   -----------      -----------
        Total assets .........................................     $ 1,116,254      $ 1,026,128
                                                                   ===========      ===========
Liabilities and Shareholders' Equity
Deposits:
        Noninterest-bearing ..................................     $   152,621      $   139,723
        Interest-bearing:
            Checking accounts ................................         108,954          102,270
            Money market accounts ............................         180,949          155,516
            Savings ..........................................         108,199          104,329
            Time, under $100,000 .............................         299,794          294,501
            Time, $100,000 or greater ........................          68,554           51,360
                                                                   -----------      -----------
        Total deposits .......................................         919,071          847,699

Accrued interest payable .....................................          14,388           13,927
U.S. Treasury demand notes ...................................           2,150            2,572
Federal funds purchased ......................................          13,700             --
Federal Home Loan Bank (FHLB) borrowings .....................          17,000           35,000
Securities sold under agreements to repurchase ...............          31,288           21,949
Other liabilities ............................................           8,865            7,350
                                                                   -----------      -----------
        Total liabilities ....................................       1,006,462          928,497
                                                                   -----------      -----------
Shareholders' equity:
        Series preferred stock, par value $1 per share;
         authorized 3,000,000 shares, none issued ............            --               --
        Common stock, par value $1 per share; authorized
          30,000,000 shares;issued and outstanding 7,020,211
          shares in 1997 and 6,656,770 shares in 1996 ........           7,020            6,657
        Additional paid in capital ...........................          49,305           40,316
        Retained earnings ....................................          48,988           47,849
        Net unrealized gain on investment securities
          available for sale .................................           4,479            2,809
                                                                   -----------      -----------
        Total shareholders' equity ...........................         109,792           97,631
                                                                   -----------      -----------
        Total liabilities and shareholders' equity ...........     $ 1,116,254      $ 1,026,128
                                                                   ===========      ===========

================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Harleysville National Corporation and Subsidiaries
(Dollars in thousands except weighted average number of common shares and per share information)

                                                                             Year Ended December 31,
                                                                    --------------------------------------------
                                                                        1997            1996             1995
                                                                    -----------     -----------      -----------
Interest Income
Loans, including fees .........................................     $    56,381     $    52,873      $    50,868
Lease financing ...............................................           4,531           3,811            3,141
Investment securities:
        Taxable ...............................................          12,433          12,110           10,923
        Exempt from federal taxes .............................           5,417           4,020            2,671
Federal funds sold ............................................           1,035             622              784
Deposits in banks .............................................             405             282              104
                                                                    -----------     -----------      -----------
        Total interest income .................................          80,202          73,718           68,491
                                                                    -----------     -----------      -----------
Interest Expense
Savings deposits ..............................................          10,149           9,616            9,571
Time, under $100,000 ..........................................          16,550          16,830           15,397
Time, $100,000 or greater .....................................           3,526           2,024            1,648
Borrowed funds ................................................           3,626           2,406            2,168
                                                                    -----------     -----------      -----------
        Total interest expense ................................          33,851          30,876           28,784
                                                                    -----------     -----------      -----------
        Net interest income ...................................          46,351          42,842           39,707
Provision for loan losses .....................................           2,500           2,082            2,172
                                                                    -----------     -----------      -----------
        Net interest income after provision for loan losses ...          43,851          40,760           37,535
                                                                    -----------     -----------      -----------
Other Operating Income
Service charges ...............................................           2,841           2,587            2,337
Security (losses) gains, net ..................................           1,757             (39)            (172)
Trust income ..................................................           1,509           1,293            1,094
Other income ..................................................           1,284           1,274            1,178
                                                                    -----------     -----------      -----------
        Total other operating income ..........................           7,391           5,115            4,437
                                                                    -----------     -----------      -----------
        Net interest income after provision for loan losses and
             other operating income ...........................          51,242          45,875           41,972
                                                                    -----------     -----------      -----------

Other Operating Expenses
Salaries, wages and employee benefits .........................          15,479          14,398           13,112
Occupancy .....................................................           1,980           1,873            1,541
Furniture and equipment .......................................           2,817           2,083            1,913
Other expenses ................................................           8,253           7,520            7,701
                                                                    -----------     -----------      -----------
        Total other operating expenses ........................          28,529          25,874           24,267
                                                                    -----------     -----------      -----------
        Income before income tax expense ......................          22,713          20,001           17,705
Income tax expense ............................................           6,051           5,593            5,277
                                                                    -----------     -----------      -----------
Net income ....................................................     $    16,662     $    14,408      $    12,428
                                                                    ===========     ===========      ===========
Weighted average number of common shares:
        Basic .................................................       7,005,184       6,993,535        6,949,275
        Diluted ...............................................       7,012,279       7,017,402        6,983,099
                                                                    ===========     ===========      ===========
Net income per share information:
        Basic .................................................     $      2.38     $      2.06      $      1.79
                                                                    ===========     ===========      ===========
        Diluted ...............................................     $      2.38     $      2.06      $      1.78
                                                                    ===========     ===========      ===========
        Cash dividends per share ..............................     $      0.91     $      0.80      $      0.71
                                                                    ===========     ===========      ===========
================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Harleysville National Corporation and Subsidiaries

                                                                                                          Net Unrealized
                                                    Common Stock                                          Gain (Loss) on
(Dollars in thousands)                       ------------------------                                 Investment Securities
                                               Number of       Par         Additional       Retained        Available
                                                 Shares       Value     Paid in Capital     Earnings        for Sale         Total
                                              ----------   ----------  -----------------  ------------    -------------   ---------
Balance, January 1, 1995 ....................         5,753     $   5,753     $  24,416     $  39,992      $  (2,856)     $  67,305
Acquisition of Farmers & Merchants Bank .....           438           438         3,281         3,159           --            6,878
Stock options ...............................           125           125         3,183        (2,886)          --              422
Stock awards ................................          --            --               3            (3)          --             --
Net income for 1995 .........................          --            --            --          12,428           --           12,428
Cash dividends ..............................          --            --            --          (4,910)          --           (4,910)
Net unrealized gain on investment
    securities available for sale ...........          --            --            --            --            4,239          4,239
                                                  ---------     ---------     ---------     ---------      ---------      ---------
Balance, December 31, 1995 ..................         6,316         6,316        30,883        47,780          1,383         86,362
Stock options ...............................            14            14           335          (237)          --              112
Stock dividends .............................           316           316         8,171        (8,502)          --              (15)
Stock awards ................................            11            11          --             (16)          --               (5)
Stock compensation tax benefit ..............          --            --             927          --             --              927
Net income for 1996 .........................          --            --            --          14,408           --           14,408
Cash dividends ..............................          --            --            --          (5,584)          --           (5,584)
Change in net unrealized gains on investment
    securities available for sale ...........          --            --            --            --            1,426          1,426
                                                  ---------     ---------     ---------     ---------      ---------      ---------
Balance, December 31, 1996 ..................         6,657         6,657        40,316        47,849          2,809         97,631
STOCK OPTIONS ...............................            29            29           187          --             --              216
STOCK DIVIDENDS .............................           333           333         8,785        (9,135)          --              (17)
STOCK AWARDS ................................             1             1            17           (18)          --             --
NET INCOME FOR 1997 .........................          --            --            --          16,662           --           16,662
CASH DIVIDENDS ..............................          --            --            --          (6,370)          --           (6,370)
CHANGE IN NET UNREALIZED GAINS ON INVESTMENT
    SECURITIES AVAILABLE FOR SALE ...........          --            --            --            --            1,670          1,670
                                                  ---------     ---------     ---------     ---------      ---------      ---------
BALANCE, DECEMBER 31, 1997 ..................         7,020     $   7,020     $  49,305     $  48,988      $   4,479      $ 109,792
                                                  =========     =========     =========     =========      =========      =========
====================================================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Harleysville National Corporation and Subsidiaries
(Dollars in thousands)

                                                                                              Year Ended December 31,
                                                                                    ---------------------------------------
Operating Activities                                                                   1997           1996           1995
                                                                                    ---------      ---------      ---------
    Net income ................................................................     $  16,662      $  14,408      $  12,428
        Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses .............................................         2,500          2,082          2,172
        Depreciation and amortization .........................................         1,762          1,412          1,220
        Net amortization of investment securities discount/premiums ...........           280            403            481
        Deferred income taxes .................................................         1,420            844            445
        Net realized securities (gain) loss ...................................        (1,757)            39            172
        Increase in accrued income receivable .................................        (1,066)          (503)          (908)
        Increase in accrued interest payable ..................................           461          1,845          3,764
        Net decrease (increase) in other assets ...............................            64           (564)           (28)
        Net (decrease) increase in other liabilities ..........................          (804)         1,984            423
        Decrease in unearned income ...........................................        (3,637)        (1,689)          (599)
        Write-down of other real estate owned .................................            73            144            190
        (Increase) decrease in intangible assets ..............................          (193)           302            355
                                                                                    ---------      ---------      ---------
              Net cash provided by operating activities .......................        15,765         20,707         20,115
                                                                                    ---------      ---------      ---------

Investing Activities
        Proceeds from sales of investment securities available for sale .......        39,571         64,327         10,887
        Proceeds, maturity or calls of investment securities held to maturity .        16,210          9,078         26,843
        Proceeds, maturity or calls of investment securities available for sale        23,331         29,789         23,304
        Purchases of investment securities held to maturity ...................        (1,001)        (5,847)       (60,207)
        Purchases of investment securities available for sale .................      (102,351)      (127,591)       (21,155)
        Net decrease (increase) in interest-bearing deposits in banks .........         2,901         (6,772)           301
        Net increase in loans .................................................       (56,709)       (53,491)       (35,023)
        Net increase in premises and equipment ................................        (4,886)        (4,227)        (3,469)
        Proceeds from sales of other real estate ..............................         1,465          1,348          1,075
                                                                                    ---------      ---------      ---------
              Net cash used in investing activities ...........................       (81,469)       (93,386)       (57,444)
                                                                                    ---------      ---------      ---------

Financing Activities
        Net increase in deposits ..............................................        71,372         53,200         51,175
        (Decrease) increase in U.S. Treasury demand notes .....................          (422)           735           (556)
        Increase (decrease) in federal funds purchased ........................        13,700           --          (12,716)
        (Decrease) increase in FHLB borrowings ................................       (18,000)        13,800         16,200
        Increase in securities sold under agreement ...........................         9,339          5,236          1,501
        Cash dividends and fractional shares ..................................        (6,370)        (5,584)        (4,910)
        Dividends reinvestment ................................................           (17)           (20)          --
        Stock options .........................................................           216            112            422
                                                                                    ---------      ---------      ---------
              Net cash provided by financing activities .......................        69,818         67,479         51,116
                                                                                    ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents ..........................         4,114         (5,200)        13,787
Cash and cash equivalents at beginning of year ................................        45,407         50,607         36,820
                                                                                    ---------      ---------      ---------
Cash and cash equivalents at end of year ......................................     $  49,521      $  45,407      $  50,607
                                                                                    =========      =========      =========
Cash paid during the year for:
        Interest ..............................................................     $  33,389      $  29,030      $  25,021
        Income taxes ..........................................................         5,100          3,710          4,398
                                                                                    =========      =========      =========
Supplemental disclosure of noncash investing and financing activities:
        Transfer of assets from loans to other real estate owned ..............     $   1,019      $   1,243      $   1,208
                                                                                    =========      =========      =========
        Transfer of securities from investment securities held to maturity
           to investment securities available for sale ........................     $    --        $    --        $  39,947
                                                                                    =========      =========      =========
===========================================================================================================================

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries


1 - Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Business

     Harleysville National Corporation (the Corporation) through its subsidiary banks, Harleysville National Bank and Trust Company, The Citizens National Bank of Lansford, and Security National Bank (collectively the Banks), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. The Banks compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Banks with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Banks are subject to federal and state laws and to regulations of certain federal agencies, and, accordingly, they are periodically examined by those regulatory authorities.

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

Investment Securities
    The Corporation accounts for securities under the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
    Investment securities are classified as held to maturity when the Corporation and its Subsidiaries have the ability and intent to hold those securities to maturity. These investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts.
    Investment securities expected to be held for an indefinite period of time are classified as available for sale and are stated at fair value. Investment securities expected to be held for an indefinite period of time include securities that management intends to use as part of its asset/ liability strategy (other than securities that are intended to be held to maturity because they offset core deposits that have demonstrated stability) or that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar factors. Realized gains and losses on the sale of investment securities are recognized using the specific identification method and are included in the consolidated statements of income.

Loans
    Loans are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding reduced by unearned income and allowance for loan losses. Interest on loans is credited to income based on the principal amount outstanding.
    Lease financing represents automobile and equipment leasing. The lease financing receivable included in loans is stated at the gross amount of lease payments receivable plus the residual value less income to be earned over the life of the leases. Such income is recognized over the term of the leases using the level yield method.
    Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income.
    Income recognition of interest is discontinued when, in the opinion of man agement, the collectibility of such interest becomes doubtful. A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, and payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future.
    The Corporation adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This new standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The adoption of SFAS No. 114, as amended by SFAS No. 118, on January 1, 1995, did not have a material impact on the Corporation's consolidated financial position or results of operations.

                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

     The Corporation adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- An Amendment of FASB Statement No. 125" on January 1, 1997. SFAS No. 125 applies a control-oriented, financial-components approach to financial-asset-transfer transactions whereby the Corporation (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred,
(2) derecognizes financial assets when control has been surrendered, and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special-purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing.

    SFAS No. 125 also requires that the Corporation derecognize a liability if and when it is extinguished. A liability is considered extinguished under SFAS No. 125 if (1) the Corporation pays the creditor, and thus, is relieved of its obligation for the liability, or (2) is legally released from being the primary obligor under the liability, either judicially or by the creditor. The adoption of this statement did not have a material impact on the Corporation's consolidated financial position or results of operations.

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

Bank Premises and Equipment
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line and accelerated depreciation methods over the estimated useful life of the assets. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.
    On January 1, 1996, the Corporation adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of SFAS No. 121 did not have a material impact on the Corporation's consolidated financial position or results of operations.

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

Intangible Assets
    Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and a covenant not to compete. Intangible assets also include mortgage servicing rights. The core deposit intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income related to the core deposit intangibles was $309,332, $301,560 and $355,140 for the years ended December 31, 1997, 1996 and 1995, respectively. The mortgage servicing rights are amortized using the level yield method.

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

                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

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

Restrictions on Cash and Due From Banks
    As of December 31, 1997, the Banks did not need to maintain reserves (in the form of deposits with the Federal Reserve Bank) to satisfy federal regulatory requirements.

Net Income Per Share
    During 1997, the Corporation adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share (EPS) in conjunction with the disclosure of the methodology used in the computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

    The reconciliation of the numerators and denominators of the basic and diluted EPS follows:

                                          YEAR ENDED DECEMBER 31, 1997
                                 -------------------------------------------
                                    INCOME         SHARES        PER SHARE
                                 (NUMERATOR)   (DENOMINATOR)      AMOUNT
                                ------------  --------------    ------------
NET INCOME...........            $16,662,000
                                 ===========
Basic EPS
INCOME AVAILABLE TO
COMMON SHAREHOLDERS..            $16,662,000     7,005,184        $  2.38
                                                                  =======
Effect of
Dilutive Securities
STOCK OPTIONS........                --              7,095
                                 -----------   ----------
Diluted EPS
INCOME AVAILABLE TO
COMMON SHAREHOLDERS..            $16,662,000     7,012,279        $  2.38
                                 ===========    ==========        =======

                                        Year Ended December 31, 1996
                                  -------------------------------------------

Net income...........            $14,408,000
                                 ===========
Basic EPS
Income available to
common shareholders..            $14,408,000     6,993,535        $  2.06
                                                                  =======
Effect of
Dilutive Securities
Stock options........                 --            23,867
                                ------------    ----------
Diluted EPS
Income available to
common shareholders..            $14,408,000     7,017,402        $  2.06
                                ============    ==========       ========

                                         Year Ended December 31, 1995
                                  -------------------------------------------

Net income...........            $12,428,000
                                 ===========
Basic EPS
Income available to
common shareholders.             $12,428,000     6,949,275        $  1.79
                                                                  =======
Effect of
Dilutive Securities
Stock options........                 --            33,824
                                 -----------    ----------
Diluted EPS
Income available to
common shareholders..            $12,428,000     6,983,099        $  1.78
                                ============   ===========        =======
                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

Statements of Cash Flows
    For purposes of the consolidated statements of cash flows, the Corporation considers cash, amounts due from banks and federal funds sold to be cash equivalents. Generally, federal funds are sold for one-day periods.

Other Information
    In February 1997, the FASB issued SFAS No. 129, "Disclosure Information about Capital Structure." SFAS No. 129 summarizes previously issued disclosure guidance contained within APB Opinions No. 10 and 15, as well as SFAS No. 47. SFAS No. 129 is effective for fiscal years ending after December 15, 1997. The Banks' current disclosures were not affected by the adoption of SFAS No. 129.
    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. SFAS No. 130 is effective for all periods beginning after December 15, 1997. Subsequent to the effective date, all prior-period amounts are required to be restated to conform to the provisions of SFAS No. 130. The adoption of SFAS No. 130 is not expected to have a material impact on the Corporation's financial position or results of operations.
    Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS No. 131 is effective for all periods beginning after December 15, 1997. The adoption of SFAS No. 131 will have no impact on the Corporation's financial position or results of operations.
    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.
    The Corporation has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue and has developed an implementation plan to resolve the issue. Modifications or replacements of computer systems to attain Year 2000 compliance have begun, and the Corporation expects to attain Year 2000 compliance and institute appropriate testing of its modifications and replacements before the Year 2000 date change. The Corporation believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Corporation. The Corporation has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. The cost in addressing the Year 2000 issues will be expensed as incurred in compliance with Generally Accepted Accounting Principles (GAAP).

2 - Acquisitions
--------------------------------------------------------------------------------
    On March 1, 1996, the Corporation consummated the acquisition of Farmers
& Merchants Bank (Honesdale, PA) (F&M). The acquisition was pursuant to an Agreement and Plan of Reorganization and an Agreement and Plan of Merger (the Agreements) which were executed on September 7, 1995. The Agreements delineate the terms of the combination. The shareholders of F&M approved the acquisition at a meeting of shareholders on January 31, 1996. For each share of F&M common stock outstanding, 0.6190 shares of the Corporation's Common Stock were issued at the effective date on March 1, 1996. As a result of the transaction, 438,126 new shares of the Corporation's Common Stock, par value $1.00 per share, were issued on March 1, 1996 pursuant to the Agreements. F&M's banking operations were merged into those of CNB. The F&M merger was accounted for on a pooling-of-interest basis, and all prior periods have been restated to reflect the combination as follows:

(Dollars in thousands)                 Revenue           Net Income
                                      ---------          ----------
Year Ended December 31, 1996
Harleysville National Corporation     $  78,115          $   14,282
Farmers & Merchants Bank,
    as of February 29, 1996                 718                 126
                                      ---------          ----------
    Total................             $  78,833          $   14,408
                                      =========          ==========
Year Ended December 31, 1995
Harleysville National Corporation     $  68,650          $   11,776
Farmers & Merchants Bank...               4,278                 652
                                      ---------          ----------
      Total................           $  72,928          $   12,428
                                      =========          ==========
                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

3 - Investment Securities
--------------------------------------------------------------------------------
     The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:

(Dollars in thousands)                          DECEMBER 31, 1997
                              --------------------------------------------------
                                               GROSS       GROSS      ESTIMATED
                                AMORTIZED    UNREALIZED  UNREALIZED     MARKET
HELD TO MATURITY                   COST        GAINS      (LOSSES)       VALUE
----------------               ---------    ---------    ----------   ----------
Obligations of other U.S.
    Government Agencies
    and corporations .....     $ 21,707     $    303     $    (14)     $ 21,996
Obligations of states and
    political subdivisions       19,589          765           (6)       20,348
Mortgage-backed
    securities ...........        2,048           13         --           2,061
Other securities .........        2,894           55         --           2,949
                               --------     --------     --------      --------
    Totals ...............     $ 46,238     $  1,136     $    (20)     $ 47,354
                               ========     ========     ========      ========

AVAILABLE FOR SALE
------------------
U.S. Treasury notes ......     $ 45,988     $    634     $     (8)     $ 46,614
Obligations of other U.S.
    Government Agencies
    and corporations .....       42,211          738           (4)       42,945
Obligations of states and
    political subdivisions       92,007        2,508         (210)       94,305
Mortgage-backed
    securities ...........       56,455          850           (6)       57,299
Other securities .........       13,518        2,413          (26)       15,905
                               --------     --------     --------      --------
    Totals ...............     $250,179     $  7,143     $   (254)     $257,068
                               ========     ========     ========      ========

HELD TO MATURITY
----------------
                                              December 31, 1996
                              -------------------------------------------------
Obligations of other U.S.
    Government agencies
    and corporations .....     $ 33,129     $    481     $    (39)     $ 33,571
Obligations of states and
    political subdivisions       26,701          962          (38)       27,625
Mortgage-backed
    securities ...........        1,499         --             (9)        1,490
Other securities .........        3,897          100           (3)        3,994
                               --------     --------     --------      --------
    Totals ...............     $ 65,226     $  1,543     $    (89)     $ 66,680
                               ========     ========     ========      ========
AVAILABLE FOR SALE
------------------
U.S. Treasury notes ......     $ 34,964     $    293     $   (130)     $ 35,127
Obligations of other U.S.
    Government agencies
    and corporations .....       43,656          349         (120)       43,885
Obligations of states and
    political subdivisions       61,432        1,154         (163)       62,423
Mortgage-backed
    securities ...........       55,468          478         (435)       55,511
Other securities .........        9,954        2,956          (61)       12,849
                               --------     --------     --------      --------
    Totals ...............     $205,474     $  5,230     $   (909)     $209,795
                               ========     ========     ========      ========

    There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.

    Securities with a carrying value of $138,121,000 and $91,506,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds, government deposits and repurchase agreements.
    The amortized cost and estimated market value of investment securities, at December 31, 1997, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)         HELD TO MATURITY           AVAILABLE FOR SALE
                            -----------------------   -------------------------
                                         ESTIMATED                 ESTIMATED
                            AMORTIZED     MARKET      AMORTIZED      MARKET
                              COST        VALUE         COST         VALUE
                            --------     ---------    ---------    --------
Due in one year or less     $  3,096     $  3,128     $  4,118     $  4,137
Due after one year
    through five years        14,673       14,940       52,973       53,622
Due after five years
    through ten years .       13,189       13,395       47,415       48,386
Due after ten years ...       13,232       13,830       89,218       93,624
                            --------     --------     --------     --------
                              44,190       45,293      193,724      199,769
Mortgage-backed
    securities ........        2,048        2,061       56,455       57,299
                            --------     --------     --------     --------
    Totals ............     $ 46,238     $ 47,354     $250,179     $257,068
                            ========     ========     ========     ========

   Proceeds from sales of investment securities available for sale during 1997 were $39,571,000. Gross gains of $2,073,000 and gross losses of $316,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1996 were $64,327,000. Gross gains of $168,000 and gross losses of $207,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1995 were $10,887,000. Gross gains of $27,000 and gross losses of $199,000 were realized on these sales.

4 - Loans
------------------------------------------------------------------------------
    Major classifications of loans are as follows:

(Dollars in thousands)                                  December 31,
                                                -----------------------------
                                                     1997            1996
                                                -----------      ----------
Real estate ..............................       $246,259         $237,155
Commercial and industrial ................        192,694          164,327
Installment ..............................        198,948          190,745
Student loans ............................         15,194           11,999
Consumer loans ...........................         29,006           29,527
Lease financing ..........................         55,413           49,623
Other ....................................          6,094            5,827
                                                 --------         --------
        Total loans ......................        743,608          689,203
Less:
        Unearned income ..................          4,155            7,793
        Allowance for loan losses ........         11,925           10,710
                                                 --------         --------
        Net loans ........................       $727,528         $670,700
                                                 ========         ========
                                                                   (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

     On December 31, 1997, nonaccrual loans were $2,621,000, loans 90 days or more past due and still accruing interest were $2,253,000 and troubled debt restructured loans were $1,099,000. On December 31, 1996, nonaccrual loans were $2,983,000, loans 90 days or more past due and still accruing interest were $1,848,000 and troubled debt restructured loans were $1,717,000.
    The balance of impaired loans was $2,441,000 at December 31, 1997, compared to $4,159,000 at December 31, 1996. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The December 31, 1997 impaired loan balance included $1,429,000 of nonaccrual loans and $1,012,000 of troubled debt restructured loans. The December 31, 1996 impaired loan balance included $2,442,000 of nonaccrual loans and $1,717,000 of troubled debt restructured loans. The allowance for loan loss associated with the impaired loans was $341,000 at December 31, 1997 and $533,000 at December 31, 1996. The average impaired loan balance was $3,538,000 in 1997, compared to $9,333,000 in 1996. The income recognized on impaired loans during 1997 and 1996 was $135,000 and $814,000, respectively. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.
    The Banks have no concentration of loans to borrowers which exceeded 10% of total loans at December 31, 1997 and 1996. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks, and Wayne counties, but also includes Chester, Berks and Schuylkill counties.
    Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Activity of these loans is as follows:

(Dollars in thousands)                         Year Ended December 31,
                                     ------------------------------------------
                                       1997             1996             1995
                                     --------         --------         --------
Balance, January 1 ..........        $  7,723         $ 12,586         $ 11,618
        New loans ...........           9,462            7,721            8,592
        Repayments ..........         (13,611)         (12,584)          (7,624)
                                     --------         --------         --------
Balance, December 31  .......        $  3,574         $  7,723         $ 12,586
                                     ========         ========         ========

5 - Allowance for Loan Losses
-------------------------------------------------------------------------------
    Transactions in the allowance for loan losses are as follows:

(Dollars in thousands)                           Year Ended December 31,
                                         --------------------------------------
                                           1997           1996           1995
                                         --------       --------       --------
Balance, beginning of year ........      $ 10,710       $  9,891       $  8,150
                                         --------       --------       --------
    Provision charged to
      operating expenses ..........         2,500          2,082          2,172
                                         --------       --------       --------
          Loans charged off:
      Commercial
          and industrial ..........           (66)          (392)          (240)
      Installment .................        (1,038)          (614)          (277)
      Real estate .................          (544)          (412)          (127)
      Lease financing .............           (78)           (33)           (39)
                                         --------       --------       --------
          Total charged off .......        (1,726)        (1,451)          (683)
                                         --------       --------       --------
    Recoveries:
      Commercial
          and industrial ..........           113             84            143
      Installment .................           104             56             72
      Real estate .................           206             30              1
      Lease financing .............            18             18             36
                                         --------       --------       --------
          Total recoveries ........           441            188            252
                                         --------       --------       --------
Balance, end of year ..............      $ 11,925       $ 10,710       $  9,891
                                         ========       ========       ========

6 - Bank Premises and Equipment
-------------------------------------------------------------------------------
    Bank premises and equipment consist of the following:

                                    Estimated            December 31,
(Dollars in thousands)               Useful          --------------------
                                     Lives             1997         1996
                                   ----------        -------      -------
Land................                                 $ 2,851      $ 2,539
Building.............             15-39 years         15,858       13,443
Furniture, fixtures
 and equipment                     3-10 years         12,250       10,308
                                                     -------      -------
        Total cost...                                 30,959       26,290
Less accumulated depreciation
        and amortization                              13,025       11,480
                                                     -------      -------
                                                     $17,934      $14,810
                                                     =======      =======
7 - Deposits and Borrowings
-------------------------------------------------------------------------------
    At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
                                    Year Ended December 31,
              -----------------------------------------------------------------
                1998     1999     2000     2001    2002    Thereafter    Total
              --------  -------  ------- -------  ------   ----------  --------
Amount        $249,326  $54,079  $34,638 $23,677  $6,450      $178     $368,348
              ========  =======  ======= =======  ======      ====     ========

                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

    Borrowings, primarily advances from the FHLB, consist of the following:

(Dollars in thousands)                                        December 31,
                                                       ------------------------
DESCRIPTION                                               1997          1996
-----------                                           ---------        -------
Notes payable to FHLB, with fixed rates
        payable between 4.97% and 6.57% ..........     $ 2,000       $21,500
Notes payable to FHLB, with variable rates
        payable at 3 month Libor .................        --           5,500
Notes payable to FHLB, fixed for one year
        and then converts to variable rates
        payable at 3 month Libor
        plus 8 basis points ......................      14,000          --
Notes payable to FHLB, fixed for two years
        and then converts to variable rates
        payable at 3 month Libor
        plus 6 basis points ......................       1,000          --
Notes payable to FHLB, with variable rates
        payable at 3 month Libor
        plus 3 basis points ......................        --           3,000
Notes payable to FHLB, with variable rates
        payable at prime less 205 basis points ...        --           5,000
                                                       -------       -------
                                                       $17,000       $35,000
                                                       =======       =======
    Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $201,499,000 at December 31, 1997 and $181,417,000 at December 31, 1996.

    Outstanding borrowings mature as follows (in thousands):
    1998............................................    $ 1,500
    2000............................................        500
    2002............................................     15,000
                                                        -------
                                                        $17,000
                                                        =======

    The Banks, pursuant to a designated cash management agreement, utilize securities sold under agreements to repurchase as vehicles for customers' sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities.
    The U.S. Treasury Securities are held in a third party custodian's account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks' interest in the securities. The U.S. Treasury Securities are non-deliverable and held in the name of the customer in the custodial account. At December 31, 1997, these agreements matured within 60 days. The average securities sold under agreements to repurchase balance for 1997 was $29,757,000, and the maximum amounts outstanding at any month-end during 1997 was $36,121,000.

8 - Federal Income Taxes
-------------------------------------------------------------------------------
    Income tax expense from current operations is composed of the following:

(Dollars in thousands)                     Year Ended December 31,
                                   --------------------------------------
                                    1997            1996            1995
                                   ------          ------          ------
Current tax payable ...........    $4,631          $4,699          $3,905
Deferred income tax ...........     1,420             894             445
Charge in lieu of
        income tax ............      --              --               927
                                   ------          ------          ------
Tax expense ...................    $6,051          $5,593          $5,277
                                   ======          ======          ======
    The effective income tax rates of 26.6% for 1997, 28.0% for 1996 and 29.8% for 1995 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:

(Dollars in thousands)                     Year Ended December 31,
                                  ---------------------------------------
                                    1997            1996            1995
                                  -------         -------         -------
Expected tax expense ..........   $ 7,722         $ 6,800         $ 6,020
Tax-exempt income (net of
      expense disallowance) ...    (1,893)         (1,414)           (999)
Other .........................       222             207             256
                                  -------         -------         -------
        Actual tax expense ....   $ 6,051         $ 5,593         $ 5,277
                                  =======         =======         =======

    The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

(Dollars in thousands)                       1997                    1996
                                    ---------------------    -------------------
                                     Asset      Liability     Asset    Liability
                                    -------     ---------    -------   ---------
Allowance for
    loan losses ................     $ 4,174     $  --       $ 3,742     $  --
Lease assets ...................        --         9,330        --         7,509
Deferred loan fees .............         628        --           739        --
Deferred compensation ..........         620        --           527        --
Unrealized gain
    on securities ..............        --         2,410        --         1,512
Other ..........................         212        --           227        --
                                     -------     -------     -------     -------
    Total deferred taxes .......     $ 5,634     $11,740     $ 5,235     $ 9,021
                                     =======     =======     =======     =======

    The exercise of stock options which have been granted under the Corporation's various stock option plans gives rise to compensation, which is includable in the taxable income of the applicable employees and deductible by the Corporation for income tax purposes. Compensation resulting from increases in the fair market value of the Corporation's Common Stock subsequent to the date of grant of the applicable exercised stock options is not recognized, in accordance with APB Opinion No. 25, as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid in Capital. For the year ended December 31, 1996, such deductions resulted in $926,833 of income tax benefits which increased the Additional Paid in Capital.

                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

9 - Pension Plans
-------------------------------------------------------------------------------
    The Corporation has noncontributory defined benefit pension plans covering substantially all employees. Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement.
    The plans' funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                                     1997           1996
                                                         -------        -------
Plans' assets at fair value ......................       $ 6,295        $ 5,436
Projected benefit obligation (including an
        accumulated benefit obligation of
$3,934 in 1997 and $3,577 in 1996,
and a vested benefit obligation of
$3,842 in 1997 and $3,430 in 1996) ...............         4,382          5,034
                                                         -------        -------
Plans' assets in excess (deficit) of
        projected benefit obligation .............         1,913            402
Unrecognized net gain from past
        experience being different from
that which was assumed ...........................          (258)           801
Unrecognized prior service cost ..................          (772)            29
Unrecognized net assets at January 1, 1987,
        being recognized over 15 years ...........          (224)          (241)
                                                         -------        -------
Prepaid pension cost .............................       $   659        $   991
                                                         =======        =======

    Net pension cost for the years ended December 31, 1997, 1996 and 1995 included the following components:

(Dollars in thousands)                        1997        1996       1995
                                              -----      -----       -----
Service cost .............................    $ 247      $ 242      $ 280
Interest cost ............................      203        147         93
Actual return on plans' assets ...........     (551)       (30)      (204)
Net amortization and deferral ............      220        (38)       156
                                              -----      -----      -----

      Net periodic pension cost ..........    $ 119      $ 321      $ 325
                                              =====      =====      =====

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00%, 7.15% and 7.00% in 1997, 1996 and 1995, respectively. The rate of increase in future compensation levels was 5.00% in 1997 and 5.35% in 1996 and 1995. The expected long-term rate of return on assets was 7.00%, 7.50% and 7.85% in 1997, 1996 and 1995, respectively.
    The Banks had a profit sharing plan for eligible employees. The continuation of the profit sharing plan was voluntary on the part of the Banks. The Banks expressly reserved the right to amend or terminate the plan and to reduce, suspend or discontinue contributions at any time. In 1996, the profit sharing plan was modified to a 401(K) plan. All employees may contribute up to a maximum of 15% of salary on a pre-tax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $202,857, $699,282, and $1,081,068 for 1997, 1996 and 1995,
respectively.

    The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 1997 and 1996, the Corporation had accrued a liability of $992,589 and $759,950, respectively, for the SERP.

10 - Shareholders' Equity
--------------------------------------------------------------------------------
    On June 30, 1997, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 13, 1997.
    On June 28, 1996, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 14, 1996.

11 - Stock Options
--------------------------------------------------------------------------------
    The Corporation has fixed stock option plans accounted for under APB Opinion No. 25 and related interpretations. The plans allow the Corporation to grant options to employees for up to 101,034 shares of common stock. The options have a term of 10 years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's 1997 and 1996 net income and earnings per share would not be materially different from amounts reported.
    Under the Corporation's stock option plans, the exercisable option prices ranged from $19.39 to $24.38 at December 31, 1997. The weighted-average exercise price and weighted-average remaining contractual life of the stock option plans are $20.62 and 2 years and 3 months, respectively. A summary of the status of the Corporation's fixed stock option plans as of December 31, 1997, 1996 and 1995, and changes during the years ending on those dates is presented below.

                                       1997          1996          1995
                                     --------      --------      --------
Number of Common Shares:
        Outstanding, January 1*        55,076        71,853       242,042
        Granted ................         --            --           5,044
        Exercised ..............      (34,537)      (16,777)     (175,233)
                                     --------      --------      --------
        Outstanding, December 31       20,539        55,076        71,853
                                     ========      ========      ========
        Exercisable, December 3        20,539        55,076        66,809
                                     ========      ========      ========

* Adjusted for stock splits and stock dividends.

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

12 - Commitments and Contingent Liabilities
--------------------------------------------------------------------------------
    Based on consultation with the Corporation's legal counsel, management is not aware of any litigation that would have a material adverse effect on the consolidated financial position of the Corporation. There are no proceedings pending other than the ordinary routine litigation incident to the business of the Corporation and its Subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation or its Subsidiaries by government authorities.
    Lease commitments for equipment and banking locations expire intermittently over the years through 2036. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes.
    Approximate minimum rental commitments for existing operating leases at December 31, 1997 are as follows:
                                                Total
                                          Operating Leases
                                          ----------------
                  1998.........            $   1,158,033
                  1999.........                  915,312
                  2000.........                  719,355
                  2001.........                  642,634
                  2002.........                  450,195
                  Thereafter...                3,518,774
                                           -------------
                    Total......            $   7,404,303
                                           =============

    Total lease expense amounted to $1,259,000 in 1997, $895,000 in 1996 and $770,000 in 1995.

13 - Financial Instruments with Off-Balance Sheet Risk
--------------------------------------------------------------------------------
    The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1997 and 1996 which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit at December 31, 1997 and 1996 of $5,463,000 and $6,568,000, respectively; commitments to extend credit of $23,945,000 and $22,243,000, respectively for revolving home equity lines; $78,715,000 and $74,482,000, respectively for commercial and real estate loans; $21,059,000 and $17,931,000, respectively, for consumer loans.

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

14 - Regulatory Capital
--------------------------------------------------------------------------------

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

(continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

    Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 1997, that the Banks meet all capital adequacy requirements to which they are subject.

    As of December 31, 1997, the Banks met all regulatory requirements for classification as "well capitalized" institutions. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events which have occurred that management believes have changed the institutions' category.

--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                     Leverage Ratio                  Tier 1 Capital to Risk-Weighted Asset Ratio
                             -----------------------------------------     -------------------------------------------
                             December 31, 1997       December 31, 1996     December 31, 1997         December 31, 1996
                             -----------------       -----------------     -----------------         -----------------
                             Amount    Ratio         Amount     Ratio       Amount    Ratio          Amount     Ratio
                            --------   ------        -------     ------    --------   ------         -------    ------
Entity:
Corporation ............... $ 103,600    9.36%        $93,164      9.21%    $103,600   13.42%         $93,164    13.12%
Subsidiaries:
Harleysville National
    Bank .................     72,965    8.42%         67,253      8.34%      72,965   11.71%          67,253    11.59%
Citizens National
    Bank .................     20,811   13.00%         20,031     13.08%      20,811   22.49%          20,031    22.60%
Security National
    Bank .................      6,188    8.20%          3,885      6.81%       6,188   11.13%           3,885     9.57%
"Well Capitalized"
 institution (under FDIC
 regulations) ............               5.00%                     5.00%                6.00%                     6.00%


                           Tier 2 Total Capital to Risk-Weighted Asset Ratio
                           -------------------------------------------------
                           December 31, 1997             December 31, 1996
                           ------------------            ------------------
                            Amount     Ratio              Amount     Ratio
                           --------    ------            --------    ------
Entity:
Corporation .............. $113,276    14.68%            $102,061    14.38%
Subsidiaries:
Harleysville National
    Bank .................   80,778    12.96%              74,528    12.85%
Citizens National
    Bank .................   21,971    23.74%              20,993    23.69%
Security National
    Bank .................    6,884    12.39%               4,394    10.83%
"Well Capitalized"
 institution (under FDIC
 regulations) ............             10.00%                        10.00%
---------------------------------------------------------------------------------------------------------------------


    The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 1998 of approximately $19,100,000 plus an amount equal to the net profits of the Banks in 1998 up to the date of any such dividend declaration.
    Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1997, there were no investments, loans, extensions of credit or advances from any of the subsidiary banks to the Corporation.

15 - Fair Value of Financial Instruments
--------------------------------------------------------------------------------
    SFAS No. 107 "Disclosures about Fair Values of Financial Instruments," requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans and investments. Therefore, the Corporation had to use significant estimates and present value calculations to prepare this disclosure.
    Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.
    Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 1997 and 1996 are outlined on the next page.
    For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $49,521,000 and $45,407,000 at December 31, 1997 and 1996, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

    The loan portfolio, net of unearned income, at December 31, 1997 and 1996 has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                              1997                           1996
                  ---------------------------      ---------------------------
                     Carrying     Estimated          Carrying      Estimated
                      Amount      Fair Value          Amount       Fair Value
                  ------------   ------------      ------------   ------------
Investment
  securities ...  $303,306,000   $304,422,000      $275,021,000   $276,475,000
Loans, net .....  $739,453,000   $747,008,000      $681,410,000   $689,695,000

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

                                 1997                           1996
                   ---------------------------     ---------------------------
                      Carrying     Estimated          Carrying      Estimated
                       Amount      Fair Value          Amount       Fair Value
                   ------------   ------------     ------------    ------------
Time deposits ...  $368,348,000   $369,709,000     $345,861,000    $347,382,000

    The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $64,143,000 and $59,521,000 at December 31, 1997 and 1996, respectively, approximate their recorded book balances.
    There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $129,182,000 and $121,224,000 at December 31, 1997 and 1996, respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

16 - Condensed Financial Information -
Parent Company Only
--------------------------------------------------------------------------------
    Condensed financial statements of Harleysville National Corporation follow:

                            CONDENSED BALANCE SHEETS
(Dollars in thousands)                                 December 31,
                                             -----------------------------
                                                1997               1996
                                             ----------          ---------
Assets:
    Cash ...............................     $      748          $     553
    Investments in subsidiaries                 109,493             93,724
    Investment securities available
    for sale ...........................           --                4,809
                                             ----------          ---------
    Total assets .......................     $  110,241          $  99,086
                                             ==========          =========

Liabilities and shareholders' equity:
    Other liabilities ..................     $      449          $   1,455
                                             ----------          ---------
    Total liabilities ..................     $      449          $   1,455
                                             ----------          ---------

Shareholders' equity:
    Common stock .......................     $    7,020          $   6,657
    Additional paid in capital                   49,305             40,316
    Retained earnings ..................         48,988             47,849
    Net unrealized gain on investment
    securities available for sale ......          4,479              2,809
                                             ----------          ---------
    Total shareholders' equity .........        109,792             97,631
                                             ----------          ---------
    Total liabilities and
    shareholders' equity.. .............     $  110,241          $  99,086
                                             ==========          =========

                             CONDENSED STATEMENTS OF INCOME
(Dollars in thousands)                           Year Ended December 31,
                                            ------------------------------------
                                              1997           1996         1995
                                            -------        -------       -------
Dividends from banks ..................     $ 8,371        $ 5,584       $ 5,085
Other income ..........................          71            156           --
                                            -------        -------       -------
    Total operating income ............       8,442          5,740         5,085

Operating expense .....................         --             --            --
                                            -------        -------       -------

Income before income tax expense
    and equity in undistributed
    net income of banks ...............       8,442          5,740         5,085
Income tax expense ....................          24             55           --
                                            -------        -------       -------
Income before equity in undistributed
    net income of banks ...............       8,418          5,685         5,085
Equity in undistributed
    net income of banks ...............       8,244          8,723         7,343
                                            -------        -------       -------
    Net income ........................    $ 16,662       $ 14,408      $ 12,428
                                           ========       ========      ========
                                                                     (continued)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Harleysville National Corporation and Subsidiaries

                       CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)                        Year Ended December 31,
                                        -----------------------------------
                                           1997         1996         1995
                                        --------     --------      --------
Operating activities:
    Net income ......................  $ 16,662     $ 14,408      $ 12,428

    Adjustments to reconcile net
    income to net cash
    provided by operating
    activities:
    Equity in undistributed
       net income of banks ..........    (8,244)      (8,723)       (7,343)
    Realized gain on sale
       of securities. ...............        (6)         (68)          --
    Net increase in
       other liabilities ............        24           55           --
                                       --------     --------      --------
Net cash provided by
    operating activities ............     8,436        5,672         5,085
                                       --------     --------      --------

Investing activities:
    Capital contributions
    made to the banks ...............    (3,944)         --           (175)
    Proceeds from sales
    of securities ...................     1,874          405           --
    Purchase of securities
    available for sale ..............      --         (1,576)          --
                                       --------     --------      --------
Net cash (used in) provided
    by investing activities .........    (2,070)      (1,171)         (175)
                                       --------     --------      --------

Financing activities:
    Cash dividends and
    fractional shares ...............    (6,387)      (5,604)       (4,909)
    Stock options and awards ........       216          112           422
                                       --------     --------      --------
Net cash used in
    financing activities ............    (6,171)      (5,492)       (4,487)
                                       --------     --------      --------
Net (decrease) increase in cash .....       195         (991)          423
Cash and cash equivalents at
    beginning of year ...............       553        1,544         1,121
                                       --------     --------      --------
Cash and cash equivalents at
    end of year .....................  $    748     $    553      $  1,544
                                       ========     ========      ========

17 - Quarterly Financial Data (Unaudited)
--------------------------------------------------------------------------------

    The following is the summarized (unaudited) consolidated quarterly financial data of the Corporation which, in the opinion of management, reflect s all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporation's results of operations:

(Dollars in thousands, except per share information)

                                               Three Months Ended
                                 ---------------------------------------------
1997:                            March 31     June 30     Sept. 30     Dec. 31
                                 --------    --------     --------    --------
    Interest income ...........  $ 19,340    $ 19,795     $ 20,482    $ 20,585
    Net interest income .......    11,366      11,407       11,795      11,783
    Provision for losses ......       540         590          540         830
    Noninterest income ........     1,390       2,126        1,651       2,224
    Operating expenses ........     6,833       6,904        7,149       7,643
    Income before income
       tax expense ............     5,383       6,039        5,757       5,534
    Income tax expense ........     1,469       1,669        1,513       1,400
                                 --------    --------     --------    --------
    Net income ................  $  3,914    $  4,370     $  4,244    $  4,134
                                 ========    ========     ========    ========
    Net income
       per share ..............  $   0.57    $   0.62     $   0.60    $   0.59
                                 ========    ========     ========    ========

1996:
    Interest income ...........  $ 17,967    $ 17,994     $ 18,612    $ 19,145
    Net interest income .......    10,391      10,444       10,840      11,167
    Provision for losses ......       526         529          517         510
    Noninterest income ........     1,229       1,186        1,364       1,336
    Operating expenses ........     6,322       6,076        6,690       6,786
    Income before income
       tax expense ............     4,772       5,025        4,997       5,207
    Income tax expense ........     1,388       1,380        1,482       1,343
                                 --------    --------     --------    --------
    Net income ................  $  3,384    $  3,645     $  3,515    $  3,864
                                 ========    ========     ========    ========
    Net income
       per share ..............  $   0.48    $   0.52     $   0.51    $   0.55
                                 ========    ========     ========    ========









================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Harleysville National Corporation and Subsidiaries

Consolidated Summary of Operations
(Dollars in thousands, except per share
 data and average shares outstanding)                                       Year Ended December 31,
                                                               --------------------------------------------------------------
                                                                 1997         1996          1995          1994         1993

                                                            -----------    ----------    ----------    ----------   ----------
INCOME AND EXPENSE
Interest income.........................................    $   80,202    $   73,718    $   68,491    $   58,381   $   53,980
Interest expense........................................        33,851        30,876        28,784        21,101       21,232
                                                            ----------     ---------    ----------    ----------   ----------
Net interest income.....................................        46,351        42,842        39,707        37,280       32,748
Provision for loan losses...............................         2,500         2,082         2,172         2,665        3,085
                                                            ----------     ---------    ----------    ----------   ----------
Net interest income after provision for loan losses.....        43,851        40,760        37,535        34,615       29,663
Noninterest income......................................         7,391         5,115         4,437         4,746        4,963
Noninterest expense.....................................        28,529        25,874        24,267        23,314       21,436
                                                            ----------     ---------    ----------    ----------   ----------
Income before income tax expense and the cumulative
    effect of a change in accounting for income taxes...        22,713        20,001        17,705        16,047       13,190
Income tax expense......................................         6,051         5,593         5,277         4,767        3,753
                                                            ----------     ---------    ----------    ----------   ----------
Income before the cumulative effect of a change
    in accounting for income taxes......................        16,662        14,408        12,428        11,280        9,437
Cumulative effect of a change in accounting
    for income taxes....................................           --            --           --             --           300
                                                            ----------     ---------    ----------    ----------   ----------

Net income..............................................    $   16,662     $   14,408   $   12,428    $   11,280   $    9,737
                                                            ==========     ==========   ==========    ==========   ==========
-----------------------------------------------------------------------------------------------------------------------------
PER SHARE*
Basic...................................................    $     2.38    $      2.06   $     1.79    $     1.66   $     1.49
Diluted.................................................          2.38           2.06         1.78          1.62         1.46
Cash dividends paid.....................................          0.91           0.80         0.71          0.55         0.45
Basic average shares outstanding........................     7,005,184      6,993,535    6,949,275     6,789,795    6,533,976
Diluted average shares outstanding......................     7,012,279      7,017,402    6,983,099     6,948,892    6,654,600

*Adjusted for 5% stock dividends effective 6/30/97, 6/28/96 and 12/30/94, and a two-for-one stock split effective 12/31/93.
-----------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans..................................................   $  706,643      $652,157        $607,335      $540,030     $472,319
Investments............................................      289,018       260,483         226,747       236,319      236,612
Other interest-earning assets..........................       25,322        16,949          14,605        10,351       21,312
Total assets...........................................    1,075,702       978,899         894,350       829,241      776,419
Deposits...............................................      878,166       821,387         761,089       738,029      697,993
Other interest-bearing liabilities.....................       71,034        46,813          37,067         8,348        2,372
Shareholders' equity...................................      103,807        91,687          81,788        74,234       66,355
-----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT YEAR-END
Loans..................................................   $  739,453    $  681,410        $628,738      $594,754     $498,139
Investments............................................      303,306       275,021         242,995       216,816      250,608
Other earning assets...................................       16,624        14,475          17,998         2,980       20,351
Total assets...........................................    1,116,254     1,026,128         937,345       862,669      816,314
Deposits...............................................      919,071       847,699         794,499       743,326      735,328
Other interest-bearing liabilities.....................       64,138        59,521          39,751        35,322        2,742
Shareholders' equity...................................      109,792        97,631          86,362        74,182       69,357
-----------------------------------------------------------------------------------------------------------------------------

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

                                                                     (continued)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Harleysville National Corporation and Subsidiaries

    In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors include future federal or state regulations, the Year 2000 issue and the state of the financial services industry. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

INTRODUCTION

    The Corporation continued its strong earnings performance during 1997. This performance was accomplished through an increase in assets, efforts to contain overhead expenses, gains on the sales of securities and the Banks' ability to manage net interest income. The results of 1997 also included an improvement in the quality of the loan portfolio.

    Net income amounted to $16,662,000 in 1997, compared to the $14,408,000 reported in 1996. Both basic and diluted earnings per share increased 15.5% to $2.38, from $2.06 earned in 1996. The 1997 net income included security gains, resulting from the sale of equity securities held at HNC Financial Company. This gain contributed $1,264,000 to net income during 1997. This gain was partially offset by a loss on the sale of mortgage loans and net losses on the sales of securities at the banking subsidiaries that reduced net income by $137,000 and $104,000. Average earnings were also enhanced by the growth in earning assets and an increase in income from the Trust and Financial Services Department. Average earning assets increased $91,394,000, or 9.8%, from a year ago.

    An improvement in asset quality in 1997 was evidenced by a decline in nonperforming assets of $1,500,000, or 26.4%, to $4,172,000. Nonperforming assets as a percentage of total loans and net assets acquired in foreclosure at December 31, 1997 declined to 0.56%, from 0.83% at December 31, 1996.

INTEREST-EARNING ASSETS AND
INTEREST-BEARING LIABILITIES
    Average interest-earning assets totaled $1,020,983,000 in 1997, an increase of $91,394,000, or 9.8%, compared to 1996. Most of the increase occurred in the loan and investment portfolios. During 1997, the average balance of the loan portfolio increased $54,486,000, or 8.4%, while the average balance of investment securities increased $28,535,000 or 11.0%. Average interest-earning assets were $848,687,000 in 1995.
    Average interest-bearing liabilities totaled $813,893,000 in 1997, an increase of $68,152,000, or 9.1%, compared to 1996. This increase was attributable to an increase in time deposits, other borrowings and savings deposits of $24,507,000, $24,221,000 and $19,424,000, respectively. Average interest-bearing liabilities were $688,507,000 in 1995.
    The tax-equivalent yield on total interest-earning assets amounted to 8.18%, a slight decline from 8.20% earned in 1996. The cost of interest-bearing liabilities increased 2 basis points from 4.14% in 1996 to 4.16% in 1997. The net interest margin of 4.87% in 1997 was almost even with the 4.88% earned in 1996. The 1995 tax-equivalent yield on total interest-earning assets, cost of interest-bearing liabilities and net interest margin were 8.27%, 4.18% and 4.88%, respectively.

                                                                     (continued)

BALANCE SHEET ANALYSIS

    The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields. The assets showing the greatest increase were loans. On the liability side, the most significant source of new funds was time deposits and borrowings and other interest-bearing liabilities.

DISTRIBUTION OF ASSETS, LIABILITIES AND
SHAREHOLDERS' EQUITY, INTEREST RATES AND
INTEREST DIFFERENTIAL

                                                                     Year Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                   1997                           1996                           1995
                                      ----------------------------     ---------------------------    ------------------------------
                                      Average    Average               Average   Average               Average    Average
(Dollars in thousands)                Balance     Rate   Interest      Balance    Rate    Interest     Balance     Rate    Interest
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------
ASSETS
Investment securities:
  Taxable investments ............ $  188,935     6.58%  $ 12,433     $186,213    6.50%    $12,110    $177,583     6.18%   $10,977
  Nontaxable investments(1)           100,083     8.33      8,334       74,270    8.33       6,185      49,164     8.36      4,110
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------

    Total investment securities ..    289,018     7.19     20,767      260,483    7.02      18,295     226,747     6.65     15,087
Loans (1)(2) .....................    706,643     8.68     61,326      652,157    8.74      57,008     607,335     8.94     54,305
Other rate-sensitive assets ......     25,322     5.69      1,440       16,949    5.33         904      14,605     5.72        835
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------
        Total earning assets .....  1,020,983     8.18     83,533      929,589    8.20      76,207     848,687     8.27     70,227
Noninterest-earning assets .......     54,719      --         --        49,310     --          --       45,663      --         --
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------

        Total assets ............. $1,075,702     7.77%  $ 83,533    $ 978,899    7.78%     76,207    $894,350     7.85%   $70,227
                                   ==========    ======  ========    =========    =====    =======    ========    ======   =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand ......................... $  135,307      -- %  $   -- %    $ 122,459     -- %    $   --     $109,649      -- %   $   --
  Savings ........................    381,314     2.66    10,149       361,890    2.66       9,616     341,729     2.80      9,571
       Time ......................    361,545     5.55    20,076       337,038    5.59      18,854     309,711     5.50     17,045
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------
         Total ...................    878,166     3.44    30,225       821,387    3.47      28,470     761,089     3.50     26,616
Borrowings and other
  interest-bearing liabilities ...     71,034     5.10     3,626        46,813    5.14       2,406      37,067     5.85      2,168
Other liabilities ................     22,695      --        --         19,012     --          --       14,406      --         --
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------
         Total liabilities .......    971,895     3.48%   33,851       887,212    3.48      30,876     812,562     3.54     28,784
Shareholders' equity .............    103,807      --        --         91,687     --          --       81,788      --         --
                                   ----------    ------- --------     --------   -------   -------    --------    -------  ---------
  Total liabilities and
    shareholders' equity ......... $1,075,702     3.15%  $33,851     $ 978,899    3.15%   $ 30,876    $894,350     3.22%   $28,784
                                   ==========    ======  ========    =========    =====    =======    ========    ======   =========
Average effective rate on
  interest-bearing liabilities ... $  813,893     4.16%  $33,851     $ 745,741    4.14%   $ 30,876    $688,507     4.18%   $28,784
                                   ==========    ======  ========    =========    =====    =======    ========    ======   =========
====================================================================================================================================

Interest Income/Earning Assets ... $1,020,983     8.18%  $83,533     $ 929,589    8.20%   $ 76,207    $848,687     8.27%   $70,227
Interest Expense/Earning Assets .. $1,020,983     3.31   $33,851     $ 929,589    3.32    $ 30,876    $848,687     3.39    $28,784
                                                 ------                          ------                           ------
Effective Interest Differential ..                4.87%                           4.88%                            4.88%
                                                 ======                          ======                           ======
(1) The interest earned on nontaxable investment securities and loans is shown on a tax-equivalent basis.
(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
------------------------------------------------------------------------------------------------------------------------------------

                                                                    (continued)

INVESTMENT PORTFOLIO

    The following shows the carrying value of the Corporation's investment securities held to maturity:

                                                                                                      December 31,
                                                                                         -----------------------------------
(Dollars in thousands)                                                                     1997         1996           1995
                                                                                          -------      -------       -------
U. S. Treasury notes..............................................................        $  --        $  --         $ 1,494
Obligations of other U.S. Government agencies and corporations....................         21,707       33,129        49,038
Obligations of states and political subdivisions..................................         19,589       26,701        26,246
Mortgage-backed securities........................................................          2,048        1,499           378
Other securities..................................................................          2,894        3,897         6,513
                                                                                          -------      -------       -------
        Total.....................................................................        $46,238      $65,226       $83,669
                                                                                          =======      =======       =======
        The following shows the carrying value of the Corporation's investment securities available for sale:


                                                                                                      December 31,
                                                                                         -----------------------------------
(Dollars in thousands)                                                                     1997          1996          1995
                                                                                         -------      --------       --------
U. S. Treasury notes..............................................................       $46,614      $ 35,127       $ 36,373
Obligations of other U.S. Government agencies and corporations....................        42,945        43,885         10,144
Obligations of states and political subdivisions..................................        94,305        62,423         31,522
Mortgage-backed securities........................................................        57,299        55,511         69,138
Other securities..................................................................        15,905        12,849         12,149
                                                                                        --------      --------       --------
        Total.....................................................................      $257,068      $209,795       $159,326

    Statement of Financial Accounting (SFAS) Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities,'' requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.
    Total investment securities at December 31, 1997 of $303,306,000 grew $28,285,000, or 10.3% over the December 31, 1996 balance of $275,021,000. This growth was funded by the increase in deposit balances and borrowings during this period. The investment securities held to maturity decreased $18,988,000 during 1997, as a result of maturities and calls. The investment securities available for sale increased $47,273,000. The increase in the investments available for sale were funded by proceeds from the maturities and calls in the held to maturity portfolio and through the increase in deposits and borrowings during 1997.
    In 1995, the Financial Accounting Standards Board gave banks an opportunity to reassess the appropriateness of the classifications of all securities held to maturity and account for any resulting reclassifications at fair value. Reclassifications from the held to maturity category that result from this one time reassessment did not call into question the intent of an enterprise to hold other debt securities to maturity in the future. After reassessing the investment security portfolio, the Corporation transferred $39,947,000 from investment securities held to maturity to the investment securities available for sale on December 21, 1995.

                                                                     (continued)

    There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer. The maturity analysis of investment securities held to maturity, including the weighted average yield for each category, as of December 31, 1997 is as follows:

                                                                    Under        1 - 5        5 - 10         OVER
(Dollars in thousands)                                             1 year        years         years       10 years       Total
                                                                  -------     ---------      ---------    ---------    ------------
OBLIGATIONS OF OTHER U.S. GOVERNMENT AGENCIES AND CORPORATIONS:
    CARRYING VALUE.....................................           $  500      $  8,011       $ 12,695     $    501       $21,707
    WEIGHTED AVERAGE YIELD.............................             5.50%         7.31%          7.65%        8.18%         7.48%
    WEIGHTED AVERAGE MATURITY..........................                                                                6 yrs, 0 mos
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS:
    CARRYING VALUE.....................................            1,795         4,569            494       12,731        19,589
    WEIGHTED AVERAGE YIELD.............................             8.79%         8.41%          8.72%        8.88%         8.76%
    WEIGHTED AVERAGE MATURITY..........................                                                                9 yrs, 3 mos
MORTGAGE-BACKED SECURITIES:
    CARRYING VALUE.....................................              --            767          1,058          223         2,048
    WEIGHTED AVERAGE YIELD.............................              -- %         6.70%          6.71%        7.41%         6.78%
    WEIGHTED AVERAGE MATURITY..........................                                                                5 yrs, 7 mos
OTHER SECURITIES:
    CARRYING VALUE.....................................              801         2,093            --           --          2,894
    WEIGHTED AVERAGE YIELD.............................             7.53%         7.48%           -- %         -- %         7.49%
    WEIGHTED AVERAGE MATURITY..........................                                                                3 yrs, 4 mos
TOTAL:
    CARRYING VALUE.....................................        $   3,096      $ 15,440       $ 14,247     $ 13,455       $46,238
    WEIGHTED AVERAGE YIELD.............................             7.93%         7.63%          7.61%        8.83%         7.88%
    WEIGHTED AVERAGE MATURITY..........................                                                                7 yrs, 2 mos
-----------------------------------------------------------------------------------------------------------------------------------

    The maturity analysis of securities available for sale, including the weighted average yield for each category, as of
December 31, 1997 is as follows:


                                                                   Under      1 - 5     5 - 10         Over
(Dollars in Thousands)                                            1 year      years      years       10 years         Total
                                                                  -------   --------   --------     ---------     --------------
U.S. Treasury notes:
    AMORTIZED COST.............................................   $2,987    $43,001    $   --       $    --          $ 45,988
    WEIGHTED AVERAGE YIELD.....................................     6.09%      6.29%       -- %          -- %            6.28%
    WEIGHTED AVERAGE MATURITY..................................                                                     2 yrs, 7 mos
OBLIGATIONS OF OTHER U.S. GOVERNMENT AGENCIES AND CORPORATIONS:
    AMORTIZED COST.............................................      --       3,000     39,211           --            42,211
    WEIGHTED AVERAGE YIELD.....................................      -- %      7.18%      7.21%          -- %            7.20%
    WEIGHTED AVERAGE MATURITY..................................                                                     8 yrs, 1 mo
OBLIGATIONS OF STATES AND POLITICAL SUBDIVISIONS:
    AMORTIZED COST.............................................      635      4,170      7,139        80,063           92,007
    WEIGHTED AVERAGE YIELD.....................................     8.01%      7.47%      7.88%         8.28%            8.04%
    WEIGHTED AVERAGE MATURITY..................................                                                   13 yrs, 10 mos
MORTGAGE-BACKED SECURITIES:
    AMORTIZED COST.............................................      --       9,546      2,714        44,195           56,455
    WEIGHTED AVERAGE YIELD.....................................      -- %      6.53%      6.66%         6.60%            6.59%
    WEIGHTED AVERAGE MATURITY..................................                                                    20 yrs, 8 mos
OTHER SECURITIES:
    AMORTIZED COST.............................................      496     2,802      1,065         9,155           13,518
    WEIGHTED AVERAGE YIELD.....................................     6.56%      5.92%      7.01%         6.67%            6.54%
    WEIGHTED AVERAGE MATURITY..................................                                                     5 yrs, 1 mo
TOTAL:
    AMORTIZED COST.............................................   $4,118    $62,519    $50,129      $133,413         $250,179
    WEIGHTED AVERAGE YIELD.....................................     6.44%      4.30%      7.27%         7.61%            7.23%
    WEIGHTED AVERAGE MATURITY..................................                                                 11 yrs, 10 mos

--------------------------------------------------------------------------------------------------------------------------------
    Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums, by the carrying value. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the federal statutory tax rate of 35%.
--------------------------------------------------------------------------------------------------------------------------------

                                                                     (continued)

LOANS
    The following table shows the composition of the Banks' loans:


                                                                     December 31,
                                      -------------------------------------------------------------------------
(Dollars in thousands)                   1997            1996            1995            1994            1993
                                      ---------       ---------        ---------       ---------      ---------
Real estate......................     $ 246,259       $ 237,155        $ 227,458       $ 220,091      $ 190,684
Commercial and industrial........       192,694         164,327          165,491         156,387        130,525
Installment......................       198,948         190,745          157,806         148,580        123,076
Lease financing..................        55,413          49,623           43,942          41,233         32,304
Other............................        50,294          47,353           43,523          38,590         32,960
                                      ---------       ---------        ---------       ---------      ---------
    Total........................     $ 743,608       $ 689,203        $ 638,220       $ 604,881      $ 509,549
                                      =========       =========        =========       =========      =========

    Total loans grew $54,405,000, from $689,203,000 at December 31, 1996 to
$743,608,000 at December 31, 1997. The Banks experienced growth in all loan categories. During 1997, commercial, real estate, installment, lease financing and other loans grew $28,367,000, $9,104,000, $8,203,000, $5,790,000 and
$2,941,000, respectively. The increase in installment loans was net of a $2,535,000 decrease in indirect installment loans during 1997. The competition for indirect loans increased during 1997, resulting in the downward pressure on the margins that could be earned on these loans. The Banks' indirect loan strategy was to book indirect loans only if they met internal margin standards. Indirect loans primarily consist of vehicle loans that are generated through local dealers.

    At December 31, 1997, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.

    Management does not believe that there are any trends or uncertainties which are reasonably expected to materially impact future operating results, liquidity or capital resources, and management is not aware of any information not previously disclosed which causes it to have serious doubts as to the ability of borrowers to comply with the loan repayment terms.

    The following table details maturities and interest sensitivity of real estate, commercial and industrial, installment loans and lease financing at December 31, 1997:

                                                             Within        1 - 5        Over
                                                             1 year        years       5 years      Total
                                                            --------     ---------    ---------   ---------
(Dollars in thousands)
Real estate.........................................        $  1,056     $  20,629    $ 224,574   $ 246,259
Commercial and industrial...........................          32,820        81,551       78,323     192,694
Installment.........................................           3,893       113,403       81,652     198,948
Lease financing.....................................           7,435        47,978          --       55,413
                                                            --------     ---------    ---------   ---------
    Total...........................................        $ 45,204     $ 263,561    $ 384,549   $ 693,314
                                                            ========     =========    =========   =========
Loans with variable or floating interest rates......        $ 27,663     $  54,986    $ 134,266   $ 216,915
Loans with fixed predetermined interest rates.......          17,541       208,575      250,283     476,399
                                                            --------     ---------    ---------   ---------
    Total...........................................        $ 45,204     $ 263,561    $ 384,549   $ 693,314
                                                            ========     =========    =========   =========

    A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower or payment in full of principal or interest is not expected. Delinquent loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent by 90 days or more and still accruing interest:


                                                                               December 31,
                                                          ------------------------------------------------
(Dollars in thousands)                                      1997      1996      1995       1994     1993
                                                          -------   -------   --------   -------   -------
Nonaccrual loans....................................      $ 2,621   $ 2,983   $  9,055   $ 2,521   $ 1,876
Troubled debt restructurings........................        1,099     1,717      1,183     1,867     1,548
Delinquent loans....................................        2,253     1,848      1,553     2,234     2,063
                                                          -------   -------   --------   -------   -------
    Total...........................................      $ 5,973   $ 6,548   $ 11,791   $ 6,622   $ 5,487
                                                          =======   =======   ========   =======   =======

                                                                     (continued)
                                       29

ALLOWANCE FOR LOAN LOSSES
    A summary of the allowance for loan losses is as follows:

                                                                                        December 31,
                                                    -------------------------------------------------------------------------
(Dollars in thousands)                                  1997            1996           1995            1994            1993
                                                    ---------        ---------      ---------       ---------       ---------
Average loans....................................   $ 706,643        $ 652,157      $ 607,335       $ 540,030       $ 472,319
                                                    =========        =========      =========       =========       =========
Allowance, beginning of period...................   $  10,710        $   9,891      $   8,150       $   6,087       $   4,597
                                                    ---------        ---------      ---------       ---------       ---------
Loans charged off:
    Commercial and industrial....................          66              392            240              491          1,211
    Installment and other........................       1,038              614            277              387            401
    Real estate..................................         544              412            127               84            238
    Lease financing..............................          78               33             39               44             92
                                                    ---------        ---------      ---------       ---------       ---------

    Total loans charged off......................       1,726            1,451            683            1,006          1,942
                                                    ---------        ---------      ---------       ---------       ---------
Recoveries:
    Commercial and industrial....................         113               84            143              170             86
    Installment and other........................         104               56             72              152            160
    Real estate..................................         206               30              1               56             76
    Lease financing..............................          18               18             36               26             25
                                                    ---------        ---------      ---------       ---------       ---------
    Total recoveries.............................         441              188            252              404            347
                                                    ---------        ---------      ---------       ---------       ---------
Net loans charged off............................       1,285            1,263            431              602          1,595
                                                    ---------        ---------      ---------       ---------       ---------
Provision for loan losses........................       2,500            2,082          2,172            2,665          3,085
                                                    ---------        ---------      ---------       ---------       ---------
Allowance, end of period.........................   $  11,925        $  10,710     $    9,891      $     8,150      $   6,087
                                                    =========        =========      =========       =========       =========
Ratio of net charge-offs to
    average loans outstanding....................        0.18%            0.19%          0.07%            0.11%          0.34%
                                                    =========        =========      =========       =========       =========

    The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses. Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. The ratio of net charge-offs to average loans decreased slightly from 0.19% in 1996 to 0.18% in 1997. The charge-offs associated with the nonaccrual commercial and mortgage loans were done to write down the loan balances to their net realizable value. Total loans charged off grew $275,000 in 1997, compared to 1996. This increase was primarily attributed to consumer loans (installment, personal credit lines and credit cards). During 1997, management took steps to control the risk of consumer charge-offs by tightening credit standards and increasing the reserve for loan losses for consumer loans. The ratio of nonperforming consumer loans to total consumer loans decreased 26.1% from December 31, 1996 to December 31, 1997. The allowance for loan losses allocated to installment loans at December 31, 1997 grew $315,000, or 25.2%, compared to December 31, 1996. Total loans recovered during 1997 increased $253,000, compared to 1996, primarily due to real estate recoveries. The amount of the unallocated allowance for loan losses at December 31, 1997 of $5,994,000 represented 50.3% of the total allowance for loan losses, compared to $5,024,000, or 46.9%, at December 31, 1996. The 1996 ratio of net charge-offs to average loans of 0.19% increased from the 1995 ratio of 0.07%. Management believes that the 1997 ratio of 0.18% compares favo rably with peer group ratios.

    The following table sets forth an allocation of the allowance for loan losses by category. The specific allocations in any particular category may be reallocated in the future to reflect then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.


                                                                       December 31,
                             -------------------------------------------------------------------------------------------------------
                                   1997                  1996                 1995                  1994                1993
                            -------------------  --------------------   -------------------   ------------------  ------------------
                                       Percent              Percent               Percent              Percent             Percent
(Dollars in thousands)       Amount    of Loans    Amount   of Loans     Amount   of Loans    Amount   of Loans   Amount   of Loans
                            --------   --------  --------   --------    -------   --------    -------  --------   -------  --------
Commercial and industrial.. $  2,719      28%    $  2,897       24%     $ 3,952      26%      $ 2,967      26%    $ 2,821      26%
Installment and other .....    1,566      32        1,251       35          885      32         1,063      31         990      31
Real estate................    1,469      33        1,434       34        1,292      35         1,010      36         879      37
Lease financing............      177       7          104        7          127       7           139       7         225       6
Unallocated................    5,994     N/A        5,024      N/A        3,635      N/A        2,971     N/A       1,172     N/A
                            --------   --------  --------   --------    -------   --------    -------  --------   -------  --------
    Total.................. $ 11,925     100%    $ 10,710      100      $ 9,891      100      $ 8,150     100     $ 6,087     100%
                            ========   ========  ========   ========    =======   ========    =======  ========   =======  ========

                                                                     (continued)
                                       30

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

DEPOSIT STRUCTURE
    The following table is a distribution of average balances and average rates paid on the deposit categories for the last three years:

                                                      December 31,
                               ------------------------------------------------------------------
                                         1997                1996                   1995
                               ---------------------   --------------------   --------------------
(Dollars in thousands)           Amount       Rate       Amount       Rate       Amount       Rate
                               ---------   ---------    ---------     -----    ---------      ----
Demand --
  noninterest-bearing .....    $ 135,307         -- %   $ 122,459       -- %   $ 109,649       -- %
Demand -- interest-
  bearing checking
  accounts.................       98,397        1.54       91,856      1.57       85,101      1.97
Money market
  and savings .............      282,917        3.05      270,034      3.03      256,628      3.08
Time -- under
  $100,000... .............      297,263        5.57      298,777      5.63      280,168      5.50
Time -- $100,000
  or greater...............       64,282        5.49       38,261      5.29       29,543      5.58
                               ---------                ---------              ---------
  Total....................    $ 878,166                $ 821,387              $ 761,089
                               =========                =========              =========

    The maturity distribution of certificates of deposit of $100,000 and over is as follows:

                                                    December 31,
                                       ----------------------------------
(Dollars in thousands)                   1997           1996       1995
                                       --------       --------   --------
Three months or less..                 $ 43,499       $ 29,919   $ 14,527
Over three months to six months          13,505         12,850      3,848
Over six months to twelve months          7,535          4,512      8,323
Over twelve months....                    4,015          4,079      2,930
                                       --------       --------   --------
      Total...........                 $ 68,554       $ 51,360   $ 29,628
                                       ========       ========   ========

INCOME STATEMENT ANALYSIS
Results of Operations

    Consolidated net income for 1997 was $16,662,000, an increase of $2,254,000, or 15.6%, over 1996. On a per share basis, basic and diluted earnings were $2.38 in 1997, compared to basic and diluted earnings per share of $2.06 in 1996. Consolidated net income increased in 1996 by $1,980,000, a 15.9% increase over 1995.
    Return on average assets improved to 1.55% for 1997, compared to 1.47% for 1996 and 1.39% for 1995, and return on average shareholders' equity was 16.05% for 1997, compared to 15.71% for 1996 and 15.20% in 1995.
    Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; other operating income, which is made up primarily of certain fees and gains and losses from sales of securities; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

NET INTEREST INCOME

    Net interest income for 1997 increased by $3,509,000, or 8.2%, to $46,351,000. Net interest income was $42,842,000 during 1996, which was 7.9% above the $39,707,000 reported in 1995.
    For analytical purposes, the following table reflects tax-equivalent net interest income in recognition of the income tax savings on tax-exempt items such as interest on municipal securities and tax-exempt loans. Adjustments are made using a statutory federal tax rate of 35%.

                                        Year Ended December 31,
                                    -------------------------------
(Dollars in thousands)                1997        1996        1995
                                    -------     -------     -------
Interest income......               $80,202     $73,718     $68,491
Interest expense.....                33,851      30,876      28,784
                                    -------     -------     -------
Net interest income..                46,351      42,842      39,707
Tax-equivalent adjustment             3,331       2,489       1,736
                                    -------     -------     -------
Net interest income
  (fully taxable equivalent)        $49,682     $45,331     $41,443
                                    =======     =======     =======

                                                                     (continued)

CHANGES IN NET INTEREST INCOME

    The rate volume analysis set forth in the following table, which is computed on a tax-equivalent basis (tax rate of 35%), analyzes changes in net interest income for the last three years by their rate and volume components.
    Tax-equivalent net interest income was $49,682,000 for 1997, compared to $45,331,000 for 1996, an increase of $4,351,000, or 9.6%. This increase in tax-equivalent net interest income was primarily due to the net $4,139,000 increase related to volume. The increase related to interest rates was $212,000. Total interest income increased $7,326,000, primarily the result of higher yields on investment securities and increased volumes of interest-earning assets. The increase in security interest income was attributable to a $2,049,000 growth due to volume and a $423,000 increase related to the rise in the overall yield of the investment security portfolio. Total interest income on loans increased $4,318,000, or 7.6%, in 1997, compared to 1996, as a result of total average loans outstanding increasing $54,486,000, or 8.4%. The increase in loan interest income related to volume of $4,728,000 was offset by the $410,000 reduction in loan interest income associated with the lower yields earned on loans. The growth in loans is a result of persistent sales efforts and new branch openings.
    Total interest expense grew $2,975,000 during 1997 or 9.6%, compared to 1996. This growth was principally the result of higher time deposit and borrowing volumes. The volume of average time deposit and borrowings grew $24,507,000, or 7.3% and $24,221,000, or 51.7%, respectively. These increases in volumes were partially offset by reductions in the rates paid for these interest-bearing liabilities. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury notes. The increase in borrowings was primarily FHLB borrowings used to finance the earning asset growth.
    For the year ended December 31, 1996, net interest income increased $3,888,000, primarily due to the net $3,846,000 increase related to the growth in volume of interest-earning assets. Total interest income increased $5,980,000, primarily the result of higher yields on investment securities and increased volumes of interest-earning assets. The increase in security interest income was attributable to a $2,369,000 increase due to volume and an $839,000 increase related to the rise in the overall yield of the investment security portfolio. Total interest income on loans increased $2,703,000, or 5.0%, in 1996, compared to 1995, as a result of total average loans outstanding increasing $44,822,000, or 7.4%. This increase in loan interest income related to volume was offset by a reduction in loan interest income associated with the lower yields earned on loans. Principally, as a result of higher time deposit volumes and rates, total interest expense rose $2,092,000. The volume of average time deposits increased 8.8% during 1996, compared to 1995. Borrowings and other interest-bearing liabilities also contributed to the increase in total interest expense primarily due to the increase in average balances of 26.3%. Nonaccruing loans are included in the average balance yield calculations, but the average nonaccruals were insignificant and had no material effect on the results. Variances attributable to both rate and volume are included in the volume column.

    The stable interest rate environment in 1997 and the decrease in interest rates during 1996 and 1995 did not have a material effect on net interest income, as a result of management's ability to properly price earning assets and deposits.

                                                                1997 over (under) 1996                  1996 over (under) 1995
                                                         ---------------------------------         --------------------------------
                                                                        due to changes in                        due to changes in
                                                                       -------------------                       ------------------
(Dollars in thousands)                                      Net                                      Net
                                                          Change        Rate        Volume          Change         Rate      Volume
                                                         -------       -----       -------         -------       ------     -------
INTEREST INCOME
    Investment securities (1)........                    $ 2,472       $ 423       $ 2,049         $ 3,208       $  839     $ 2,369
    Loans............................                      4,318        (410)        4,728           2,703       (1,215)      3,918
    Other assets.....................                        536          60           476              69          (56)        125
                                                         -------       -----       -------         -------       ------     -------
       Total.........................                      7,326          73         7,253           5,980         (432)      6,412
                                                         -------       -----       -------         -------       ------     -------

INTEREST EXPENSE
    Savings deposits.................                        533          16           517              45         (491)        536
    Time deposits....................                      1,222        (139)        1,361           1,809          280       1,529
    Borrowings and other interest-bearing liabilities      1,220         (16)        1,236             238         (263)        501
                                                         -------       -----       -------         -------       ------     -------
       Total.........................                      2,975        (139)        3,114           2,092         (474)      2,566
                                                         -------       -----       -------         -------       ------     -------
Changes in net interest income.......                    $ 4,351       $ 212       $ 4,139         $ 3,888       $   42     $ 3,846
                                                         =======       =====       =======         =======       ======     =======


(1) The interest earned on nontaxable investment securities and loans is shown on a tax-equivalent basis.











_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                                                                     (continued)

INTEREST RATE SENSITIVITY ANALYSIS

    The Banks actively manage their interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures approved by the Banks' Boards of Directors, is responsible for managing the rate sensitivity position. The Banks manage interest rate sensitivity by changing mix and repricing characteristics of their assets and liabilities through their investment securities portfolios, borrowings from the FHLB and their offering of loan and deposit terms. The nature of the Banks' current operations is such that they are not subject to foreign currency exchange or commodity price risk. The Banks do not own trading assets and they do not have any hedging transactions in place such as interest rate swaps, caps or floors.
    The Banks utilize three principal reports to measure interest rate risk: gap analysis reports, asset/liability simulation reports and net interest margin reports. The table below shows the interest rate sensitivity gap position as of December 31, 1997. The table presents data at a single point of time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 1997. Money market accounts, interest-bearing checking accounts and savings accounts have always been considered stable sources of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Banks are in a negative gap position of (2.94)% of earning assets at December 31, 1997. This gap position is within the guidelines set by the Banks' Asset/Liability policies.

                                                                                      December 31, 1997
                                                          --------------------------------------------------------------------------
                                                             0 to 90       91 to 365         >1 year        >3 years        Over 5
    (Dollars in thousands)                                    days            days           <3 years       <5 years         years
                                                          ----------       ---------        ---------       --------      ---------
  ASSETS
  Other rate-sensitive assets.................            $  13,024        $  3,500              --         $    100      $     --
  Loans.......................................              213,094          68,601           183,065        106,255        168,438
  Investment securities.......................               15,179          47,777            77,312         40,281        115,868
                                                          ---------        ---------        ---------       --------      ---------
  Total rate-sensitive assets.................              241,297         119,878           260,377        146,636        284,306
                                                          ---------        ---------        ---------       --------      ---------
  LIABILITIES
  Time deposits...............................             113,155          135,818            89,070         30,128            177
  Money market savings funds..................              11,956           21,866            25,579         18,450        103,098
  Interest-bearing checking accounts........                 8,840           23,752            29,346         12,270         34,746
  Savings accounts............................               4,538            9,738            14,117         17,007         62,799
  U.S. Treasury demand notes..................               2,150              --                --             --             --
  Other borrowings............................              57,988            2,500             1,500            --             --
                                                          ---------        ---------        ---------       --------      ---------
  Total rate-sensitive liabilities............            $198,627         $193,674         $ 159,612        $77,855       $200,820
                                                          ---------        ---------        ---------       --------      ---------
  Incremental gap.............................            $ 42,670         $(73,796)        $ 100,765        $68,781       $ 83,486
                                                          ========         ========         =========        =======       ========
  Cumulative gap..............................            $ 42,670         $(31,126)        $  69,639        $138,420      $221,906
                                                          ========         ========         =========        =======       ========
  % of earning assets.........................                4.03%           (2.94)%            6.57%          13.07%        20.95%
                                                          ========         ========         =========        =======       ========

                                                                     (continued)

    Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on the Banks' net interest income is simulated by increasing and decreasing interest rates. This simulation is known as rate shocks. The report below forecasts changes in the Banks' market value of equity under alternative interest rate environments. The market value of equity is defined as the net present value of the Banks' existing assets and liabilities. The results of the December 31, 1997 rate shock simulations show the Banks are within all guidelines set by the Banks' Asset/Liability policies.

                                                                                            Asset/Liability
                                                      Change in                                 Policy
                                 Market Value       Market Value        Percentage             Approved
                                  of Equity           of Equity           Change            Percent Change
                                 ------------       ------------        ----------          ----------------
+200 Basis Points..........        201,279            (24,584)           -10.88%                 +/- 20%
+150 Basis Points..........        197,760            (18,102)            -8.01%                 +/- 20%
+100 Basis Points..........        214,081            (11,782)            -5.22%                 +/- 20%
+50 Basis Points...........        220,149             (5,713)            -2.53%                 +/- 20%
Flat Rate..................        225,863               --                0.00%                 +/- 20%
-50 Basis Points...........        228,998              3,135              1.39%                 +/- 20%
-100 Basis Points..........        229,220              3,357              1.49%                 +/- 20%
-150 Basis Points..........        228,965              3,191              1.41%                 +/- 20%
-200 Basis Points..........        228,232              2,369              1.05%                 +/- 20%

    In the event the Banks should experience a mismatch in their desired gap ranges or an excessive decline in their market value of equity resulting from changes in interest rate, they have a number of options which they could utilize to remedy such mismatch. The Banks could restructure their investment portfolio through sale or purchase of securities with more favorable repricing attributes. They could also emphasize loan products with appropriate maturities or repricing attributes, or they could attract deposits or obtain borrowings with desired maturities.

NET INTEREST MARGIN

    The 1997 net interest margin of 4.87% was 1 basis point lower than the net interest margin for 1996 of 4.88%. The decrease in the interest income to earning asset ratio, from 8.20% in 1996 to 8.18% in 1997, was attributed to the lower yield earned on loans during 1997. The interest expense to earning asset ratio of 3.32% in 1997 was the same as 1996. The net interest margin in 1996 of 4.88% did not change from the 1995 net interest margin. The decline in the interest income to earning asset ratio in 1996, compared to 1995, was offset by the decline in the interest expense to earning assets ratio during this period. The Banks have been able to effectively match assets and liabilities and maintain a consistent percentage of earning assets to total assets.

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

                                                                     (continued)

    The provision in 1997 was $2,500,000, an increase of $418,000 or 20.1%, compared to the 1996 provision of $2,082,000. The increase in the provision during 1997 is related to the $275,000 increase in charged off loans in 1997, compared to 1996. This increase was primarily attributed to consumer loans (installment, personal credit lines and credit cards). During 1997, management took steps to control the risk of consumer loan charge-offs by tightening credit standards and increasing the reserve for loan losses for consumer loans. The ratio of nonperforming consumer loans to total consumer loans decreased 26.1% from December 31, 1996 to December 31, 1997. Recoveries of $441,000 during 1997, increased from the 1996 recoveries of $188,000. A review of the table below illustrates a significant improvement in the level of nonperforming assets at December 31, 1997, compared to the same periods in 1996 and 1995. The ratio of the allowance for loan losses to total loans of 1.61% at December 31, 1997 improved, compared to the 1.57% ratio at both December 31, 1996 and 1995.

                                     1997            1996            1995
                                  ----------     ----------      -----------
Nonperforming assets...........   $4,172,000     $5,672,000      $11,457,000
Allowance for loan losses to
  nonperforming assets.........        285.8%         188.8%            86.3%
Nonperforming assets to total
  loans and net assets acquired
  in foreclosure...............          .56%           .83%            1.82%
Allowance for loan losses to
  total loans..................         1.61%          1.57%            1.57%
Unallocated allowance for loan
  losses to total allowance for
  loan losses..................         50.3%          46.9%            36.8%

    Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans) were 0.56% of total loans and net assets acquired in foreclosure at December 31, 1997, compared to 0.83% at December 31, 1996 and 1.82% at December 31, 1995. The ratio of the allowance to nonperforming assets was 285.8% at December 31, 1997, compared to 188.8% at December 31, 1996 and 86.3% at December 31, 1995.

    Nonaccruing loans of $2,621,000 at December 31, 1997 decreased $362,000 from the December 31, 1996 balance of $2,983,000. The December 31, 1996 balance of nonaccrual loans was $6,071,000 less than the December 31, 1995 balance. This $6,071,000 reduction in nonaccrual loans during this period is primarily due to one loan being upgraded from nonaccrual status to accruing status during 1996. This loan achieved accrual status after meeting appropriate standards. The nonaccruing loan balance at December 31, 1995 was $9,054,000.
    Net assets in foreclosure totaled $453,000 as of December 31, 1997, a decrease of $519,000, or 53.4%, from the December 31, 1996 balance. During 1997, sales of foreclosed properties totaled $1,465,000, transfers from loans to assets in foreclosure were $1,019,000 and write-downs of assets in foreclosure equaled $73,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value.

    Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and are in the process of collection. As of December 31, 1997, loans past due 90 days or more and still accruing interest were $2,253,000, compared to $1,848,000 as of December 31, 1996. This increase was a result of an increase in commercial loans past due 90 days at December 31, 1997.
    As of December 31, 1997, there were two unrelated commercial borrowers with troubled debt restructured loans totaling $1,012,000. Both customers were complying with the restructured terms as of December 31, 1997.
    The quality of the loan portfolio is also reflected in the fact that the balance of impaired loans was reduced 41.3%, from $4,159,000 at December 31, 1996, to $2,441,000 at December 31, 1997. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The impaired loan balance included $1,429,000 of nonaccrual loans and $1,012,000 of troubled debt restructured loans. The allowance for loan loss associated with the $2,441,000 of impaired loans was $341,000 at December 31, 1997. The average impaired loan balance was $3,538,000 in 1997, and the income recognized on impaired loans during 1997 was $135,000. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

OTHER OPERATING INCOME

                                            Year Ended December 31,
                                       ----------------------------------
(Dollars in thousands)                  1997           1996         1995
                                       ------         ------       ------
Services charges...................    $2,841         $2,587       $2,337
Security (losses) gains, net.......     1,757            (39)        (172)
Trust income.......................     1,509          1,293        1,094
Other..............................     1,284          1,274        1,178
                                       ------         ------       ------
Total other operating income.......    $7,391         $5,115       $4,437
                                       ======         ======       ======

    Other operating income for 1997 of $7,391,000 increased $2,276,000, or 44.5%, compared to the 1996 level of $5,115,000. This increase was primarily due to the $1,796,000 increase in security gains. Also contributing to this increase was a $254,000 rise in service charges and a $216,000 growth in trust income. The 1996 other operating income of $5,115,000 was 15.3% higher than 1995, primarily due to increases in service charges and trust income.
    Income from service charges on deposit accounts of $2,841,000 in 1997 increased $254,000, or 9.8% from the 1996 income from service charges on deposit accounts of $2,587,000. The increase in service charges during 1997 is attributed to the 6.66% rise in fee earning deposits and management's continued focus on growing noninterest income. The 1996 service charges grew 10.7% over 1995 service charges, as a result of the collection of higher overdraft charges and the fees related to the overall increase in the volume of deposits in 1996.
    The Corporation recorded a $1,757,000 net security gain in 1997, compared to a net security loss of $39,000 in 1996. The majority of the 1997 security gain is the result of the sale of equity securities held at HNC Financial Company. From time to time, the Corporation sells investment securities available for sale to fund the purchase of other securities in an effort to enhance the overall return on the portfolio. The Corporation recognized $172,000 of net securities losses in 1995.

                                                                     (continued)

    The 1997 income from the Trust and Financial Services Department of $1,509,000 increased $216,000, or 16.7%, compared to the $1,293,000 recorded in
1996. This increase was the result of both an increase in the book value of trust assets of 9.14% from December 31, 1996 to December 31, 1997 and the Corporation's continuing emphasis on marketing the Trust and Financial Services Department's products and services. The 1995 Trust and Financial Services Department's income was $1,178,000.
    Other income increased $10,000 during 1997, from $1,274,000 in 1996 to $1,284,000 in 1997. Included in the 1997 other income figure was a net loss recognized on the sale of residential mortgages. The Banks used the funds generated from the sale of residential mortgages to purchase residential mortgages that currently earn a higher rate of return and reduce the overall interest rate risk of the residential mortgage portfolio. The Banks continuously research different strategies they can use to enhance both the interest rate earned on loans, and to reduce the interest rate risk of the loan portfolios. Net of the loss on the sale of loans, 1997 other income grew $170,000, or 13.3%, primarily as a result of higher fees related to loans. Other income in 1996 increased $96,000, compared to 1995, as a result of higher leasing fees.

OTHER OPERATING EXPENSES
                                              Year Ended December 31,
                                       ------------------------------------
(Dollars in thousands)                   1997           1996          1995
                                       -------        -------        -------
Salaries.............                  $13,191        $11,392        $ 9,848
Employee benefits....                    2,288          3,006          3,264
Occupancy............                    1,980          1,873          1,541
Equipment expense....                    2,817          2,083          1,913
FDIC premiums........                      107              6            861
Other expenses.......                    8,146          7,514          6,840
                                       -------        -------        -------
Total other operating expenses         $28,529        $25,874        $24,267
                                       =======        =======        =======

    Other operating expenses rose to $28,529,000 for 1997, a 10.3% increase over the $25,874,000 for 1996. The 1996 amount was 6.6% above the $24,267,000 for
1995. The rise in operating expenses in 1997 was primarily due to higher expenses related to four new branches opened after September 30, 1996 and to the overall growth in the Banks.

    Employee salaries increased $1,799,000, or 15.8%, from $11,392,000 in 1996 to $13,191,000 in 1997. The salary increase directly related to the staffing of the four new branches was $369,000, or 20.5% of the total salary increase. The remaining increase in salaries reflects cost of living increases, merit increases and additional staff necessitated by current and planned future growth. Employee benefits decreased $718,000, or 23.9%, to $2,288,000 in 1997 from the $3,006,000 in employee benefits during 1996. The decrease is the result of the modification of the Banks' profit-sharing plan into a 401(K) plan during 1996, which resulted in the reduction of profit-sharing plan expenses of $496,000 in 1997. The profit-sharing plan was funded entirely by the Banks and the modified 401(K) plan is funded by both the Banks and their employees. A $523,000 reduction in pension related expenses also contributed to the lower fringe benefit expenses in 1997. Offsetting this decrease were both a $46,000 increase in benefit expenses related to the new branches and the increase in fringe benefits related to the additional staff necessitated by current and planned future growth. The 1996 salary expense was 15.7% higher than 1995, and the fringe benefit expense in 1996 was 7.9% less than 1995.

    Net occupancy costs increased by $107,000, or 5.7%, in 1997, compared with a $332,000, or 21.5%, increase in 1996. The four new branches were responsible for the entire increase in 1997 and the increase in 1996 was the result of the five new branches opened during 1996. Equipment expenses increased by $734,000, or 35.2%, during 1997, and $170,000, or 8.9%, in 1996.
The four new branches were responsible for $128,000 of the increase in equipment expenses during 1997. The remainder of this rise is due to equipment depreciation, rental and maintenance associated with planned increased data processing capabilities. The increased data processing capabilities include equipment used to process check imaging and the ongoing updating of data processing equipment to manage the rise in volume related to the growth of the Corporation.

    During the third quarter of 1995, the FDIC confirmed that the Bank Insurance Fund (BIF) was fully recapitalized at the end of May, 1995. As a result, the new lower premium rates were made retroactive to June 1, 1995. The Banks' 1997 FDIC premium expense was $107,000, compared to the 1996 premium expense of $6,000 and the 1995 expense of $861,000. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996, which included the resolution of the disparity of insurance premiums paid by savings and loan associations for deposit insurance under the Savings Association Insurance Fund (SAIF) administered by the FDIC, in comparison to the premiums paid by banks for deposit insurance under the BIF, also administered by the FDIC. Beginning January 1, 1997, for a three-year period, banks will be required to pay a premium of 1.296 basis points. This premium will not have a material impact on the Corporation's financial position or results of operations.

    Other expenses increased $632,000, or 8.4%, from $7,514,000 in 1996 to $8,146,000 in 1997. This increase is primarily the result of the $187,000 related to the four new branches, a $146,000 increase in deferred compensation expenses, and a $93,000 rise in legal fees. The rise in the deferred compensation expense was related to both a change in the method of accounting for the deferred compensation and an increase in staff. The increase in legal fees was associated with the resolution of legal matters and legal fees related to maintaining the loan portfolio. The remaining increase during 1997 was due to the normal increases in expenses related to the overall growth of the Corporation. The 1996 other expenses increased $674,000, compared to 1995. This increase was primarily the result of a $164,000 rise in consulting fees, a $103,000 rise in legal fees and $91,000 in other expenses associated with the new branches.


INCOME TAXES

                                           Year Ended December 31,
                                     ---------------------------------------

(Dollars in thousands)                1997           1996               1995
                                     ------         ------             ------
Expected tax expense................ $7,722         $6,800             $6,020
Tax exempt income, net of
 interest disallowance.............. (1,893)        (1,414)              (999)
Other...............................    222            207                256
                                     ------         ------             ------
Actual tax expense.................. $6,051         $5,593             $5,277
                                     ======         ======             ======
                                                                     (continued)

    The Corporation accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, leased assets, deferred loan fees and compensation.
    The effective income tax rates of 26.6% for 1997, 28.0% for 1996 and 29.8% for 1995 were less than the applicable federal income tax rate of 35.0%, as a result of tax-exempt income.

CAPITAL

    Capital formation is critical to the Corporation's well-being and future growth. Capital at the end of 1997 was $109,792,000, an increase of $12,161,000, or 12.5%, over the end of 1996. The increase came as a result of the retention of the Corporation's earnings and from the adjustment for the net unrealized gains (losses) on the investment securities available for sale. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority which, if it were to be implemented, would have a material effect on the Corporation's capital.
    The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.0% for primary capital and 6.0% for total capital. The primary capital ratio was 10.65% at December 31, 1997, compared with 10.29% at December 31, 1996. Because the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.
    Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is the shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1997, the Corporation's Tier 1 risk-adjusted capital ratio was 13.42%, and the total risk-adjusted capital ratio was 14.68%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's Banks also exceeded regulatory requirements at the end of 1997.

    To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations.
Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 9.36% and 9.21% at December 31, 1997 and 1996, respectively.
    Under FDIC regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. As illustrated in the chart below, the Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions at December 31, 1997.

(Dollars in thousands)                       Leverage Ratio                     Tier 1 Capital to Risk-Weighted Asset Ratio
                               -----------------------------------------        -------------------------------------------
                                December 31, 1997      December 31, 1996         December 31, 1997      December 31, 1996
                               ------------------      -----------------        -------------------    --------------------
                                 Amount   Ratio         Amount   Ratio             Amount      Ratio     Amount   Ratio
Entity:
Corporation.................   $ 103,600   9.36%        $ 93,164   9.21%          $ 103,600    13.42%   $ 93,164  13.12%
Subsidiaries:
Harleysville National.......
    Bank....                      72,965   8.42           67,253   8.34              72,965    11.71      67,253  11.59
Citizens National
    Bank....................      20,811  13.00           20,031  13.08              20,811    22.49      20,031  22.60
Security National
    Bank....................       6,188   8.20            3,885   6.81               6,188    11.13       3,885   9.57
"Well Capitalized"
institution (under FDIC
 regulations)..............                5.00                    5.00                         6.00               6.00



                              Tier 2 Total Capital to Risk-Weighted Asset Ratio
                              -------------------------------------------------
                                 December 31, 1997         December 31, 1996
                              ---------------------     -----------------------
                                Amount      Ratio          Amount     Ratio


Entity:                       $ 113,276     14.68%       $ 102,061    14.38%
Corporation.................
Subsidiaries:
Harleysville National
    Bank....                     80,778     12.96           74,528    12.85
Citizens National
    Bank....................     21,971     23.74           20,993    23.69
Security National
    Bank....................      6,884     12.39            4,394    10.83
"Well Capitalized"
    institution (under FDIC
    regulations)..............              10.00                     10.00


                                                                     (continued)

LIQUIDITY

    Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of their deposit funds. Federal funds sold averaged $18,546,000 during 1997, and investment securities available for sale averaged $233,913,000 during 1997, more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by federal fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the FRB of Philadelphia and the FHLB of Pittsburgh, of which the Banks are members. Unused lines of credit at the FHLB of Pittsburgh were $201,499,000 as of December 31, 1997.
    There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

OTHER ITEMS

    There are currently a number of issues before Congress which may affect the Corporation and its business operations, and the business operations of its subsidiaries. However, management does not believe these issues will have a material adverse affect on liquidity, capital resources or the results of operations.
    Recently, Pennsylvania enacted a law to permit state chartered banking institutions to sell insurance. This follows a U.S. Supreme Court decision in favor of nationwide insurance sales by banks which also bars states from blocking insurance sales by national banks in towns with populations of no more than 5,000. The Corporation is currently evaluating its options regarding the sale of insurance.
    Congress is currently considering legislative reforms to modernize the financial services industry, including repealing the Glass-Steagall Act which prohibits commercial banks from engaging in the securities industry. Consequently, equity underwriting activities of banks may increase in the near future. However, the Corporation does not currently anticipate entering into these activities.
    The Corporation has analyzed the recently enacted changes to the federal tax law. The impact of such changes on liquidity, operating results, and capital should not be material.
    The Corporation currently plans to open at least two new branches during 1998. Harleysville National Bank is pursuing locations in Doylestown and Royersford. These new branch sites are contiguous to our current service area and were chosen to expand the Banks' market area and market share of loans and deposits.
    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Year 2000 issue affects virtually all companies and organizations.
    The Corporation has conducted a comprehensive review of its computer systems to identify any system that could be affected by the Year 2000 issue and has developed an implementation plan to resolve any problems. Modifications or replacements of computer systems to attain Year 2000 compliance have begun, and the Corporation expects to attain Year 2000 compliance and institute appropriate testing of its modifications and replacements before the Year 2000 date change. The Corporation believes that, with modifications to existing software and conversions to new software, the Year 2000 problem will not pose a significant operational problem for the Corporation. The Corporation has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. The cost of addressing the Year 2000 issues will be expensed, as incurred, in compliance with GAAP.
    From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of the Corporation and the Banks. It cannot be predicted whether such legislation will be enacted or, if enacted, how such legislation would affect the business of the Corporation and the Banks. As a consequence of the extensive regulation of commercial banking activities in the United States, the Corporation's and the Banks' business is particularly susceptible to being affected by federal legislation and regulations that may increase the costs of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on liquidity, capital resources, and results of operations of the Corporation will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented, would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.
    Further, the business of the Corporation is also affected by the state of the financial services industry in general. As a result of legal and industry changes, management predicts that the industry will continue to experience an increase in consolidations and mergers as the financial services industry strives for greater cost efficiencies and market share. Management also expects increased diversification of financial products and services offered by the Banks and their competitors. Management believes that such consolidations and mergers, and diversification of products and services may enhance the Banks' competitive position.
================================================================================
                                       38