Form 10-K, Exhibit 13
period 1998-12-31
HARLEYSVILLE NATIONAL CORP
filed 1999-03-29
CIK 702902

Financial Ratios and Summary of Key Information

Harleysville National Corporation and Subsidiaries

                                                                                                Year Ended December 31,
                                                                                   ------------------------------------------------
(Dollars in thousands, except per share data and average shares outstanding)          1998               1997              1996
                                                                                   -----------        ----------        ----------
Per Share Information
Basic earnings .................................................................   $      2.67        $     2.38*       $     2.06*
Diluted earnings ...............................................................          2.67              2.38*             2.06*
Cash dividends paid ............................................................          1.00              0.91*             0.80*
Book value (at year-end) .......................................................         17.45             15.64             14.67

Market Value
Bid price of common stock (high) ...............................................   $     43.50        $    42.00*       $    25.85*
Bid price of common stock (low) ................................................         32.50             23.10*            22.38*
Average basic shares outstanding ...............................................     7,029,394         7,005,184*        6,993,535*

Average Balance Sheet
Loans ..........................................................................   $   781,459        $  706,643        $  652,157
Earning assets .................................................................     1,158,162         1,020,983           929,589
Total assets ...................................................................     1,209,273         1,075,702           978,899
Deposits .......................................................................       970,632           878,166           821,387
Interest-bearing liabilities plus demand deposits ..............................     1,067,864           949,200           868,200
Shareholders' equity ...........................................................       116,480           103,807            91,687

Selected Operating Ratios
Return on average assets .......................................................          1.55%             1.55%             1.47%
Return on average shareholders' equity .........................................         16.12%            16.05%            15.71%
Leverage (assets divided by shareholders' equity) ..............................         10.85X            10.17X            10.51X
Average shareholders' equity as a percentage of:
   Average loans ...............................................................         14.91%            14.69%            14.06%
   Average deposits ............................................................         12.00             11.82             11.16
   Average assets ..............................................................          9.63              9.65              9.37
   Average earning assets ......................................................         10.06             10.17              9.86
Dividend payout ratio ..........................................................         37.45             38.23             38.76
Average total loans as a percentage of average deposits and borrowed funds......         73.18             74.45             75.12

Net interest margin on average earning assets:
   Interest income** ...........................................................          7.96%             8.18%             8.20%
   Interest expense ............................................................         (3.26)            (3.31)            (3.32)
   Net interest margin .........................................................          4.70              4.87              4.88
   Noninterest margin ..........................................................         (1.97)            (2.07)            (2.23)

*Adjusted for 5% stock dividends effective 6/30/97 and 6/28/96

**Tax-Equivalent Basis
                                                                             1
PAGE 1

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

   As of December 31, 1998, the Banks had total assets of $1,332,389,000, total shareholders' equity of $122,811,000 and total deposits of $1,033,968,000.

   The Banks engage in full-service commercial banking and the trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund to the extent provided by law. The Banks have 30 branch offices located in Montgomery, Bucks, Carbon, Wayne, Chester and Schuylkill Counties, Pennsylvania.

   On December 31, 1998, the Banks had 483 full-time equivalent employees.

Competition

   The Banks compete actively with other eastern Pennsylvania financial services companies, many larger than the Banks, as well as with financial and nonfinancial institutions headquartered elsewhere. The Banks are generally competitive with all competing institutions in their service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans, and fees and charges for trust services.

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

Market Information

   The following table sets forth quarterly dividend information and the high and low prices for the Corporation's common stock for 1998 and 1997. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.

--------------------------------------------------------------------------------
Price of Common Stock
1998                           Low Price   High Price     Dividend
--------------------------------------------------------------------------------
First Quarter ................ $  39.00   $   43.50       $  .240
Second Quarter ...............    40.06       43.38          .240
Third Quarter ................    34.50       42.88          .250
Fourth Quarter ...............    32.50       41.50          .270

1997                           Low Price*  High Price*    Dividend*
--------------------------------------------------------------------------------
First Quarter*                 $  23.10    $  27.38      $   .210
Second Quarter*                   25.48       32.00          .210
Third Quarter                     31.25       38.75          .230
Fourth Quarter                    36.50       42.00          .260

*Adjusted for a 5% stock dividend effective 6/30/97.
--------------------------------------------------------------------------------

Report of Independent Certified Public Accountants

Harleysville National Corporation and Subsidiaries

To the Board of Directors and Shareholders, Harleysville National Corporation:

   We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.




Grant Thornton LLP
Philadelphia, Pennsylvania
January 7, 1999
(Except for Note 2, as to which the date is January 20, 1999.)

Consolidated Balance Sheets

Harleysville National Corporation and Subsidiaries

(Dollars in thousands)                                        December 31,
                                                       --------------------------
Assets                                                    1998            1997
                                                       ----------      ----------
Cash and due from banks ..........................     $   37,763      $   38,471
Federal funds sold ...............................         11,486          11,050
                                                       ----------      ----------
   Total cash and cash equivalents ...............         49,249          49,521
                                                       ----------      ----------
Interest-bearing deposits in banks ...............          3,707           5,574

Investment securities available for sale .........        389,344         257,068

Investment securities held to maturity
  (market value $26,681 and $47,354, respectively)         25,988          46,238

Loans ............................................        845,189         743,608
Less: Unearned income ............................         (2,302)         (4,155)
      Allowance for loan losses ..................        (12,950)        (11,925)
                                                       ----------      ----------

          Net loans ..............................        829,937         727,528
                                                       ----------      ----------

Bank premises and equipment, net .................         18,891          17,934
Accrued interest receivable ......................          9,271           7,719
Other real estate owned ..........................            664             453
Intangible assets, net ...........................          1,936           1,851
Other assets .....................................          3,402           2,368
                                                       ----------      ----------
          Total assets ...........................     $1,332,389      $1,116,254
                                                       ==========      ==========

Liabilities and Shareholders' Equity
Deposits:
   Noninterest-bearing ...........................     $  183,057      $  152,621
   Interest-bearing:
       Checking accounts .........................        129,037         108,954
       Money market accounts .....................        205,656         180,949
       Savings ...................................        120,156         108,199
       Time, under $100,000 ......................        307,826         299,794
       Time, $100,000 or greater .................         88,236          68,554
                                                       ----------      ----------

          Total deposits .........................      1,033,968         919,071

Accrued interest payable .........................         13,836          14,388
U.S. Treasury demand notes .......................          1,320           2,150
Federal funds purchased ..........................         11,000          13,700
Federal Home Loan Bank (FHLB) borrowings .........         93,500          17,000
Securities sold under agreements to repurchase ...         43,158          31,288
Other liabilities ................................         12,796           8,865
                                                       ----------      ----------

          Total liabilities ......................      1,209,578       1,006,462
                                                       ----------      ----------

Shareholders' equity:
   Series preferred stock, par value $1 per share;
     authorized 3,000,000 shares, none issued ....           --              --
   Common stock, par value $1 per share; authorized
     30,000,000 shares;  issued and outstanding
     7,037,814 shares in 1998 and 7,020,211
     shares in 1997 ..............................          7,038           7,020
   Additional paid in capital ....................         49,641          49,305
   Retained earnings .............................         60,733          48,988
   Accumulated other comprehensive income ........          5,399           4,479
                                                       ----------      ----------
          Total shareholders' equity .............        122,811         109,792
                                                       ----------      ----------
          Total liabilities and shareholders' equity   $1,332,389      $1,116,254
                                                       ==========      ==========

================================================================================
See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

Harleysville National Corporation and Subsidiaries

(Dollars in thousands except weighted average number of
   common shares and per share information)                           Year Ended December 31,
                                                               ------------------------------------
                                                                  1998         1997         1996
                                                               ----------   ----------   ----------
Interest Income
Loans, including fees ......................................   $   60,611   $   56,381   $   52,873
Lease financing ............................................        5,084        4,531        3,811
Investment securities:
   Taxable .................................................       13,167       12,433       12,110
   Exempt from federal taxes ...............................        7,671        5,417        4,020
Federal funds sold .........................................          859        1,035          622
Deposits in banks ..........................................          205          405          282
                                                               ----------   ----------   ----------
   Total interest income ...................................       87,597       80,202       73,718
                                                               ----------   ----------   ----------

Interest Expense
Savings deposits ...........................................       11,596       10,149        9,616
Time, under $100,000 .......................................       16,812       16,550       16,830
Time, $100,000 or greater ..................................        4,700        3,526        2,024
Borrowed funds .............................................        4,701        3,626        2,406
                                                               ----------   ----------   ----------
   Total interest expense ..................................       37,809       33,851       30,876
                                                               ----------   ----------   ----------
   Net interest income .....................................       49,788       46,351       42,842
Provision for loan losses ..................................        2,140        2,500        2,082
                                                               ----------   ----------   ----------
   Net interest income after provision for
    loan losses ............................................       47,648       43,851       40,760
                                                               ----------   ----------   ----------

Other Operating Income
Service charges ............................................        3,205        2,841        2,587
Security (losses) gains, net ...............................        1,543        1,757          (39)
Trust income ...............................................        2,117        1,509        1,293
Other income ...............................................        2,945        1,284        1,274
                                                               ----------   ----------   ----------
   Total other operating income ............................        9,810        7,391        5,115
                                                               ----------   ----------   ----------
   Net interest income after provision for
     loan losses and other operating income ................       57,458       51,242       45,875
                                                               ----------   ----------   ----------

Other Operating Expenses
Salaries, wages and employee benefits ......................       17,716       15,479       14,398
Occupancy ..................................................        2,140        1,980        1,873
Furniture and equipment ....................................        3,449        2,817        2,083
Other expenses .............................................        9,268        8,253        7,520
                                                               ----------   ----------   ----------
   Total other operating expenses ..........................       32,573       28,529       25,874
                                                               ----------   ----------   ----------
   Income before income tax expense ........................       24,885       22,713       20,001
Income tax expense .........................................        6,109        6,051        5,593
                                                               ----------   ----------   ----------
Net income .................................................   $   18,776   $   16,662   $   14,408
                                                               ==========   ==========   ==========
Weighted average number of common shares:
   Basic ...................................................    7,029,394    7,005,184    6,993,535
                                                               ==========   ==========   ==========
   Diluted .................................................    7,033,612    7,012,279    7,017,402
                                                               ==========   ==========   ==========
Net income per share information:
   Basic ...................................................   $     2.67   $     2.38   $     2.06
                                                               ==========   ==========   ==========
   Diluted .................................................   $     2.67   $     2.38   $     2.06
                                                               ==========   ==========   ==========
Cash dividends per share ...................................   $     1.00   $     0.91   $     0.80
                                                               ==========   ==========   ==========

================================================================================
See accompanying notes to consolidated financial statements

Consolidated Statements of Shareholders' Equity

Harleysville National Corporation and Subsidiaries

(Dollars in thousands)                         Common Stock                                Accumulated
                                            ------------------                                 Other
                                            Number of   Par     Additional      Retained  Comprehensive             Comprehensive
                                             Shares    Value   Paid in Capital  Earnings      Income       Total       Income
                                            ---------  ------  ---------------  --------   -------------  --------  ------------
Balance, January 1, 1996 ..............      5,878     $5,878    $27,602        $44,621      $1,383       $ 79,484
Acquisition of Farmers & Merchants Bank        438        438      3,281          3,159        --            6,878
Stock options .........................         14         14        335           (237)       --              112
Stock dividends .......................        316        316      8,171         (8,502)       --              (15)
Stock awards ..........................         11         11       --              (16)       --               (5)
Stock compensation tax benefit ........       --         --          927           --          --              927
Net income for 1996 ...................       --         --         --           14,408        --           14,408     $14,408
Other comprehensive income,
   net of reclassifications and tax ...       --         --         --             --         1,426          1,426       1,426
Cash dividends ........................       --         --         --           (5,584)       --           (5,584)
                                            ----------------------------------------------------------------------------------
Comprehensive income ..................                                                                                $15,834
                                                                                                                       =======

Balance, December 31, 1996 ............      6,657      6,657     40,316         47,849       2,809         97,631
Stock options .........................         29         29        187           --          --              216
Stock dividends .......................        333        333      8,785         (9,135)       --              (17)
Stock awards ..........................          1          1         17            (18)       --             --
Net income for 1997 ...................       --         --         --           16,662        --           16,662     $16,662
Other comprehensive income,
   net of reclassifications and tax ...       --         --         --             --         1,670          1,670       1,670
Cash dividends ........................       --         --         --           (6,370)       --           (6,370)
                                            ----------------------------------------------------------------------------------
Comprehensive income ..................                                                                                $18,332
                                                                                                                       =======
Balance, December 31, 1997 ............      7,020      7,020     49,305         48,988       4,479        109,792
Stock options .........................         18         18        331           --          --              349
Stock awards ..........................       --         --            5           --          --                5
Net income for 1998 ...................       --         --         --           18,776        --           18,776     $18,776
Other comprehensive income,
   net of reclassifications and tax ...       --         --         --             --           920            920         920
Cash dividends ........................       --         --         --           (7,031)       --           (7,031)
                                            ----------------------------------------------------------------------------------
Comprehensive income ..................                                                                                $19,696
                                                                                                                       =======

Balance, December 31, 1998 ............      7,038     $7,038    $49,641        $60,733      $5,399       $122,811
                                            ======================================================================

================================================================================
See accompanying notes to consolidated financial statements.


PAGE 11
Consolidated Statements of Cash Flows

Harleysville National Corporation and Subsidiaries

(Dollars in thousands)

                                                                Year Ended December 31,
                                                          -----------------------------------
                                                             1998        1997         1996
                                                          ---------   ---------     ---------
Operating Activities
   Net income ..........................................  $  18,776   $  16,662     $  14,408
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for loan losses ........................      2,140       2,500         2,082
      Depreciation and amortization ....................      2,153       1,762         1,412
      Net amortization of investment securities
        discount/premiums ..............................        425         280           403
      Deferred income taxes ............................      1,475       1,420           844
      Net realized securities (gain) loss ..............     (1,543)     (1,757)           39
      Increase in accrued income receivable ............     (1,552)     (1,066)         (503)
      (Decrease) increase in accrued interest payable ..       (552)        461         1,845
      Net (increase) decrease in other assets ..........     (1,034)         64          (564)
      Net increase (decrease) in other liabilities .....      1,960        (804)        1,984
      Decrease in unearned income ......................     (1,853)     (3,637)       (1,689)
      Write-down of other real estate owned ............         65          73           144
      (Increase) decrease in intangible assets .........        (85)       (193)          302
                                                          ---------   ---------     ---------
         Net cash provided by operating activities .....     20,375      15,765        20,707
                                                          ---------   ---------     ---------

Investing Activities
   Proceeds from sales of investment securities
     available for sale ................................     52,921      39,571        64,327
   Proceeds, maturity or calls of investment
     securities held to maturity .......................     20,170      16,210         9,078
   Proceeds, maturity or calls of investment
     securities available for sale .....................     29,238      23,331        29,789
   Purchases of investment securities held to maturity .       --        (1,001)       (5,847)
   Purchases of investment securities available for sale   (211,821)   (102,351)     (127,591)
   Net decrease (increase) in interest-bearing
     deposits in banks .................................      1,867       2,901        (6,772)
   Net increase in loans ...............................   (103,938)    (56,709)      (53,491)
   Net increase in premises and equipment ..............     (3,110)     (4,886)       (4,227)
   Proceeds from sales of other real estate ............        966       1,465         1,348
                                                          ---------   ---------     ---------
         Net cash used in investing activities .........   (213,707)    (81,469)      (93,386)
                                                          ---------   ---------     ---------

Financing Activities
   Net increase in deposits ............................    114,897      71,372        53,200
   (Decrease) increase in U.S. Treasury demand notes ...       (830)       (422)          735
   (Decrease) increase in federal funds purchased ......     (2,700)     13,700          --
   Increase (decrease) in FHLB borrowings ..............     76,500     (18,000)       13,800
   Increase in securities sold under agreement .........     11,870       9,339         5,236
   Cash dividends and fractional shares ................     (7,031)     (6,370)       (5,584)
   Dividends reinvestment ..............................       --           (17)          (20)
   Stock options .......................................        354         216           112
                                                          ---------   ---------     ---------
         Net cash provided by financing activities .....    193,060      69,818        67,479
                                                          ---------   ---------     ---------
Net (decrease) increase in cash and cash equivalents ...       (272)      4,114        (5,200)
Cash and cash equivalents at beginning of year .........     49,521      45,407        50,607
                                                          ---------   ---------     ---------
Cash and cash equivalents at end of year ...............  $  49,249   $  49,521     $  45,407
                                                          =========   =========     =========
Cash paid during the year for:
   Interest ............................................  $  38,362   $  33,389     $  29,030
                                                          =========   =========     =========
   Income taxes ........................................      3,950       5,100         3,710
                                                          =========   =========     =========
Supplemental disclosure of noncash investing and
 financing activities:
   Transfer of assets from loans to other
     real estate owned .................................  $   1,242   $   1,019     $   1,243
                                                          =========   =========     =========

================================================================================
See accompanying notes to consolidated financial statements.

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

Basis of Financial Statement Presentation

   The accounting and reporting policies of the Corporation and its Subsidiaries conform with generally accepted accounting principles applicable to banks. All significant intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform with the previous years' financial statements to the current year's presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ significantly from those estimates.

Investment Securities

   The Corporation accounts for securities under the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.

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

   The Corporation accounts for impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," on January 1, 1995. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

   The Corporation adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 -- An Amendment of FASB Statement No. 125" on January 1, 1997. SFAS No. 125 applies a control-oriented, financial components approach to financial-asset-transfer transactions whereby the Corporation (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred,
(2) derecognizes financial assets when control has been surrendered, and (3) derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing.

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

Intangible Assets

   Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources and a covenant not to compete. Intangible assets also include mortgage servicing rights. The core deposit intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income related to the core deposit intangibles was $325,000, $309,000 and $302,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

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

Restrictions on Cash and Due From Banks

   As of December 31, 1998, the Banks did not need to maintain reserves (in the form of deposits with the Federal Reserve Bank) to satisfy federal regulatory requirements.

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

   The reconciliation of the numerators and denominators of the basic and diluted EPS follows:

                                   Year Ended December 31, 1998
                               --------------------------------------
                                 Income         Shares      Per Share
                               (Numerator)  (Denominator)     Amount
                               -----------  -------------   ---------
Net income ..................   $18,776,000
                                ===========
Basic EPS
Income available to
common shareholders .........   $18,776,000    7,029,394     $ 2.67
                                                             ======
Effect of Dilutive Securities
Stock options ...............         --           4,218
                                -----------    ---------
Diluted EPS
Income available to
common shareholders .........   $18,776,000    7,033,612     $ 2.67
                                ===========    =========     ======

                                   Year Ended December 31, 1997
                               --------------------------------------
Net income ..................   $16,662,000
                                ===========
Basic EPS
Income available to
common shareholders .........   $16,662,000    7,005,184     $ 2.38
                                                             ======
Effect of Dilutive Securities
Stock options ...............          --          7,095
                                -----------    ---------
Diluted EPS
Income available to
common shareholders .........   $16,662,000    7,012,279     $ 2.38
                                ===========    =========     ======

                                    Year Ended December 31, 1996
                               --------------------------------------
Net income ..................   $14,408,000
                                ===========
Basic EPS
Income available to
common shareholders .........   $14,408,000    6,993,535     $ 2.06
                                                             ======
Effect of Dilutive Securities
Stock options ...............          --         23,867
                                -----------    ---------
Diluted EPS
Income available to
common shareholders .........   $14,408,000    7,017,402     $ 2.06
                                ===========    =========     ======
Comprehensive Income

   On January 1, 1998 the Corporation adopted the FASB issued SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale. Comprehensive income for 1998, 1997 and 1996 was $19,696,000, $18,332,000, and $15,834,000, respectively. The components of other comprehensive income are as follows:

(Dollars in thousands)                Before tax    Tax      Net of tax
December 31, 1998                       amount     expense     amount
-----------------                     ----------  --------   ----------

Unrealized gains on securities:
   Unrealized holding gains
     arising during period ....          $2,958   $(1,035)    $1,923
   Less reclassification
     adjustment for gains
     realized in net income ...           1,543      (540)     1,003
                                         ------   -------     ------
Other comprehensive income, net          $1,415   $  (495)    $  920
                                         ======   =======     ======

                                      Before tax    Tax      Net of tax
December 31, 1997                       amount     expense     amount
-----------------                     ----------  --------   ----------
Unrealized gains on securities:
   Unrealized holding gains
     arising during period ....          $4,326   $(1,514)    $2,812
   Less reclassification
     adjustment for gains
     realized in net income ...           1,757      (615)    $1,142
                                         ------   -------     ------
Other comprehensive income, net          $2,569   $  (899)    $1,670
                                         ======   =======      ======

                                      Before tax    Tax      Net of tax
December 31, 1996                       amount     expense     amount
-----------------                     ----------  --------   ----------
Unrealized gains on securities:
   Unrealized holding gains
     arising during period ....          $2,155   $  (754)    $1,401
   Less reclassification
     adjustment for losses
     realized in net income ...             (39)       14        (25)
                                         ------   -------     ------
Other comprehensive income, net          $2,194     $(768)    $1,426
                                         ======   =======     ======

Other Information

   On January 1, 1998, the Corporation adopted the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about a company's operating segments. Management has determined that under current conditions, the Corporation will report one business segment.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of derivative (gains and losses) depends on the intended use of the derivative and resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after

June 15, 1999. Earlier application is permitted only as of the beginning of any fiscal quarter. On January 1, 1999, the Corporation adopted SFAS No. 133. Concurrent with the adoption, the Corporation reclassified $7,530,000 of investment securities from the held to maturity category to the available for sale category and recorded $221,000 net of taxes of unrealized holding gains in accumulated other comprehensive income.

2 - Acquisitions
--------------------------------------------------------------------------------
   Subsequent Event. On January 20, 1999, the Corporation consummated its acquisition of Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington. Accounted for as a pooling-of-interest, Northern Lehigh Bancorp, shareholders received 3.57 shares of Harleysville National Corporation common stock for each share of Northern Lehigh Bancorp common stock.

   The acquisition was affected by the merger of Northern Lehigh Bancorp, Inc. with Citizens National Bank, a bank holding company and wholly-owned subsidiary of Harleysville National Corporation. Citizens National Bank of Slatington merged with and into The Citizens National Bank of Lansford, a national banking association and wholly-owned subsidiary of Harleysville National Corporation North, Inc., under the name Citizens National Bank.

   A summary of pro-forma unaudited condensed consolidated financial information of the Corporation and Northern Lehigh Bancorp follows:

(Dollars in thousands except weighted average number of common shares and per share information)

                                                  Year Ended December 31,
                                           ----------------------------------
                                               1998       1997        1996
                                           ----------  ----------  ----------
Operating results (unaudited):
Net interest income .....................  $   53,255  $   49,741  $   45,915
Noninterest income ......................      10,008       7,591       5,311
Net income from continuing operations ... 19,308 17,642 15,267 Net income per share:
   Basic ................................        2.56        2.35        2.04
   Diluted ..............................        2.56        2.35        2.03
Weighted average number of common shares:
   Basic ................................   7,527,402   7,505,023   7,498,147
   Diluted ..............................   7,541,130   7,517,520   7,525,720

   On March 1, 1996, the Corporation consummated the acquisition of Farmers & Merchants Bank (Honesdale, PA) ("Farmers"). For each share of Farmers common stock outstanding, 0.6190 shares of the Corporation's Common Stock were issued at the effective date on March 1, 1996. As a result of the transaction, 438,126 new shares of the Corporation's Common Stock, par value $1.00 per share, were issued on March 1, 1996, pursuant to the Agreements. Farmer's Banking operations were merged into those of Citizens. The Farmers merger was accounted for on a pooling-of-interest basis, and all prior periods have been restated to reflect the combination. The results of operations for the previously separate companies follows:

(Dollars in thousands)                     Revenue   Net Income
                                           --------  ----------
Year Ended December 31, 1996
Harleysville National Corporation ....      $78,115   $14,282
Farmers & Merchants Bank,
   as of February 29, 1996 ...........          718       126
                                            -------   -------
      Total ..........................      $78,833   $14,408
                                            =======   =======

3 - Investment Securities
--------------------------------------------------------------------------------
   The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:

(Dollars in thousands)                  December 31, 1998
                             -------------------------------------------
                                          Gross       Gross    Estimated
                             Amortized  Unrealized  Unrealized   Market
Held to Maturity                Cost       Gains     (Losses)    Value
                             ---------  ----------  ---------- ---------
Obligations of other U.S.
   Government agencies
   and corporations .....    $   6,490   $    80   $    (3)  $  6,567
Obligations of states and
   political subdivisions       17,093       544        (1)    17,636
Mortgage-backed
   securities ...........        1,039        11        --      1,050
Other securities ........        1,366        62        --      1,428
                             ---------   -------  --------   --------
   Totals ...............    $  25,988   $   697   $    (4)  $ 26,681
                             =========   =======  ========   ========

Available for Sale
U.S. Treasury notes .....    $  43,008   $ 1,160   $    --   $ 44,168
Obligations of other U.S.
   Government agencies
   and corporations .....       44,651     1,017        --     45,668
Obligations of states and
   political subdivisions      161,053     4,009    (1,017)   164,045
Mortgage-backed
   securities ...........       86,934       487       (48)    87,373
Other securities ........       45,391     2,868      (169)    48,090
                             ---------   -------  --------   --------
   Totals ...............    $ 381,037   $ 9,541   $(1,234)  $389,344
                             =========   =======  ========   ========

Held to Maturity                      December 31, 1997
----------------             ----------------------------------------
Obligations of other U.S.
   Government agencies
   and corporations ......   $ 21,707    $   303   $   (14)  $ 21,996
Obligations of states and
   political subdivisions      19,589        765        (6)    20,348
Mortgage-backed
   securities ............      2,048         13        --      2,061
Other securities .........      2,894         55        --      2,949
                             --------    -------   -------   --------
   Totals ................   $ 46,238    $ 1,136   $   (20)  $ 47,354
                             ========    =======   =======   ========
Available for Sale
------------------
U.S. Treasury notes ......   $ 45,988    $   634   $    (8)  $ 46,614
Obligations of other U.S.
   Government agencies
   and corporations ......     42,211        738        (4)    42,945
Obligations of states and
   political subdivisions      92,007      2,508      (210)    94,305
Mortgage-backed
   securities ............     56,455        850        (6)    57,299
Other securities .........     13,518      2,413       (26)    15,905
                             --------     ------     ------  --------
   Totals ................   $250,179     $7,143     $(254)  $257,068
                             ========     ======     ======  ========


   There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.

   Securities with a carrying value of $151,039,000 and $138,121,000 at December 31, 1998 and 1997, respectively, were pledged to secure public funds, government deposits and repurchase agreements.

   The amortized cost and estimated market value of investment securities, at December 31, 1998, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)    Held to Maturity      Available for Sale
                         -------------------   ---------------------
                                   Estimated               Estimated
                         Amortized   Market    Amortized    Market
                            Cost      Value      Cost       Value
                         --------- ---------   ---------   ---------

Due in one year or less   $ 3,776   $ 3,832    $ 13,992    $ 14,046
Due after one year
   through five years .     9,139     9,344      45,338      46,667
Due after five years
   through ten years ..       784       800      63,477      65,159
Due after ten years ...    11,250    11,655     171,296     176,099
                          -------   -------    --------    --------
                           24,949    25,631     294,103     301,971
Mortgage-backed
   securities .........     1,039     1,050      86,934      87,373
                          -------   -------    --------    --------
   Totals .............   $25,988   $26,681    $381,037    $389,344
                          =======   =======    ========    ========

   Proceeds from sales of investment securities available for sale during 1998 were $52,921,000. Gross gains of $1,544,000 and gross losses of $1,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1997 were $39,571,000. Gross gains of $2,073,000 and gross losses of $316,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1996 were $64,327,000. Gross gains of $168,000 and gross losses of $207,000 were realized on these sales.

4 - Loans
--------------------------------------------------------------------------------
   Major classifications of loans are as follows:

(Dollars in thousands)                December 31,
                                 ---------------------
                                   1998         1997
                                 --------     --------
Real estate ................     $306,575     $246,259
Commercial and industrial ..      204,173      192,694
Consumer loans .............      265,688      249,242
Lease financing ............       68,753       55,413
                                 --------     --------
   Total loans .............      845,189      743,608
Less:
   Unearned income .........        2,302        4,155
   Allowance for loan losses       12,950       11,925
                                 --------     --------
   Net loans ...............     $829,937     $727,528
                                 ========     ========

   On December 31, 1998, nonaccrual loans were $2,950,000, loans 90 days or more past due and still accruing interest were $824,000 and troubled debt restructured loans were $583,000. On December 31, 1997, nonaccrual loans were $2,621,000, loans 90 days or more past due and still accruing interest were $2,253,000 and troubled debt restructured loans were $1,099,000.

   The balance of impaired loans was $2,096,000 at December 31, 1998, compared to $2,441,000 at December 31, 1997. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The December 31, 1998, impaired loan balance included $1,513,000 of nonaccrual loans and $583,000 of troubled debt restructured loans. The December 31, 1997, impaired loan balance included $1,429,000 of nonaccrual loans and $1,012,000 of troubled debt restructured loans. The allowance for loan loss associated with the impaired loans was $302,000 at December 31, 1998, and $341,000 at December 31, 1997. The average impaired loan balance was $2,263,000 in 1998, compared to $3,538,000 in 1997. The income recognized on impaired loans during 1998 and 1997 was $103,000 and $135,000, respectively.

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

   The Banks have no concentration of loans to borrowers which exceeded 10% of total loans at December 31, 1998 and 1997. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks, and Wayne counties, but also includes Chester, Berks and Schuylkill Counties, Pennsylvania.

   Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Activity of these loans is as follows:

(Dollars in thousands)         Year Ended December 31,
                          --------------------------------
                            1998        1997        1996
                          --------    --------    --------
Balance, January 1 ....   $  3,574    $  7,723    $ 12,586
   New loans ..........     12,183       9,462       7,721
   Repayments .........    (11,286)    (13,611)    (12,584)
                          --------    --------    --------
Balance, December 31...   $  4,471    $  3,574    $  7,723
                          ========    ========    ========
PAGE 17

5 - Allowance for Loan Losses
--------------------------------------------------------------------------------
   Transactions in the allowance for loan losses are as follows:

(Dollars in thousands)           Year Ended December 31,
                              -------------------------------
                                1998       1997        1996
                              -------     -------     -------
Balance, beginning of year    $11,925     $10,710     $ 9,891
                              -------     -------     -------
  Provision charged to
    operating expenses ...      2,140       2,500       2,082
                              -------     -------     -------
  Loans charged off:
   Commercial
    and industrial .......       (217)        (66)       (392)
   Consumer ..............       (627)     (1,038)       (614)
   Real estate ...........       (424)       (544)       (412)
   Lease financing .......       (145)        (78)        (33)
                              -------     -------     -------
      Total charged off ..     (1,413)     (1,726)     (1,451)
                              -------     -------     -------

  Recoveries:
   Commercial
    and industrial .......         94         113          84
   Consumer ..............         98         104          56
   Real estate ...........         88         206          30
   Lease financing .......         18          18          18
                              -------     -------     -------
      Total recoveries ...        298         441         188
                              -------     -------     -------

Balance, end of year .....    $12,950     $11,925     $10,710
                              =======     =======     =======

6 - Bank Premises and Equipment
-------------------------------------------------------------------------------
   Bank premises and equipment consist of the following:


(Dollars in thousands)                 Estimated         December 31,
                                        Useful         -----------------
                                         Lives          1998      1997
                                       -----------     -------   -------
Land ................................                  $ 2,841   $ 2,851
Building ............................  15-39 years      16,349    15,858
Furniture, fixtures and equipment....   3-10 years      14,788    12,250
                                                       -------   -------
   Total cost .......................                   33,978    30,959
Less accumulated depreciation
   and amortization .................                   15,087    13,025
                                                       -------   -------
                                                       $18,891   $17,934
                                                       =======   =======


7 - Deposits and Borrowings
--------------------------------------------------------------------------------

   At December 31, 1998, scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
   Year Ended December 31,
              1999      2000     2001     2002    2003    Thereafter   Total
            --------  -------  -------  -------  -------  ----------  --------
Amount      $240,263  $71,960  $40,679  $30,912  $12,223     $25      $396,062
            ========  =======  =======  =======  =======     ===      ========

   Federal Home Loan Bank (FHLB) advances at December 31, 1998, totaled $93,500,000. The advances are collateralized by FHLB stock and certain first mortgage loans and mortage-backed securities. First mortgages used as collateral for these advances totaled $69,934,000. These advances had a weighted average interest rate of 5.06.%. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $105,935,000 at December 31, 1998.

   Outstanding borrowings mature as follows (dollars in thousands):
   2000 ...................................              $   500
   2002 ...................................               15,000
   2003 and thereafter ....................               78,000
                                                         -------
                                                         $93,500
                                                         =======

   The Banks, pursuant to a designated cash management agreement, utilize securities sold under agreements to repurchase as vehicles for customers' sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities.

   The U.S. Treasury Securities are held in a third party custodian's account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks' interest in the securities. The U.S. Treasury Securities are non-deliverable and held in the name of the customer in the custodial account. At December 31, 1998, these agreements matured within one year. The average balance of securities sold under agreements to repurchase for 1998 was $39,002,000, and the maximum amounts outstanding at any month-end during 1998 was $51,176,000.

8 - Federal Income Taxes
--------------------------------------------------------------------------------

   Income tax expense from current operations is composed of the following:

(Dollars in thousands)     Year Ended December 31,
                           ------------------------
                            1998     1997     1996
                           ------   ------   ------
Current tax payable .....  $4,602   $4,631   $4,699
Deferred income tax .....   1,507    1,420      894
                           ------   ------   ------
Tax expense ............   $6,109   $6,051   $5,593
                           ======   ======   ======

   The effective income tax rates of 24.5% for 1998, 26.6% for 1997 and 28.0% for 1996 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:

(Dollars in thousands)            Year Ended December 31,
                               -----------------------------
                                1998       1997       1996
                               -------    -------    -------
Expected tax expense .......   $ 8,710    $ 7,722    $ 6,800
Tax-exempt income (net of
   expense disallowance) ...    (2,688)    (1,893)    (1,414)
Other ......................        87        222        207
                               -------    -------    -------
   Actual tax expense ......   $ 6,109    $ 6,051    $ 5,593
                               =======    =======    =======

PAGE 18

   The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

(Dollars in thousands)                     1998                    1997
                                     -----------------      -------------------
                                     Asset   Liability      Asset     Liability
                                     -----   ---------      -----     ---------
Allowance for
   loan losses.................    $ 4,532    $    --      $ 4,174     $    --
Lease assets ..................         --     11,021           --       9,330
Deferred loan fees ............        449         --          628          --
Deferred compensation .........        722         --          620          --
Unrealized gain
   on securities ..............         --      2,907           --       2,410
Other .........................        114         --          212          --
                                   -------    -------      -------     -------
   Total deferred taxes .......    $ 5,817    $13,928      $ 5,634     $11,740
                                   =======    =======      =======     =======

   The exercise of stock options which have been granted under the Corporation's various stock option plans gives rise to compensation, which is includable in the taxable income of the applicable employees and deductible by the Corporation for income tax purposes. Compensation resulting from increases in the fair market value of the Corporation's Common Stock subsequent to the date of grant of the applicable exercised stock options is not recognized, in accordance with APB Opinion No. 25, as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid in Capital. For the year ended December 31, 1996, such deductions resulted in $927,000 of income tax benefits which increased the Additional Paid in Capital.

9 - Pension Plans
--------------------------------------------------------------------------------
   The Corporation has noncontributory defined benefit pension plans covering substantially all employees. Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement.

   The plans' funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                                 1998            1997
                                                  -------------    ------------
Change in benefit obligation:
-----------------------------
Benefit obligation at beginning of year ........    $ 4,382          $ 3,967
Service cost ...................................        264              247
Interest cost ..................................        297              275
Actual gain ....................................        241              (42)
Benefits paid ..................................       (842)             (65)
Change in assumptions ..........................        634               --
                                                    -------          -------
Benefits obligation at end of year..............    $ 4,976          $ 4,382
                                                    =======          =======
Change in plans assets:
-----------------------
Fair value of plan assets at beginning of year..    $ 6,295          $ 5,436
Actual return on plan assets ...................        521              924
Employer contribution ..........................         --               --
Benefits paid ..................................       (842)             (65)
                                                    -------          -------
Fair value of plan assets at end of year .......    $ 5,974          $ 6,295
                                                    =======          =======
Funded status ..................................    $   998          $ 1,913
Unrecognized transition liability (asset).......       (207)            (224)
Unrecognized prior service cost ................       (661)            (772)
Unrecognized net (gain) or loss ................        527             (258)
                                                    -------          -------
Prepaid (accrued) benefit cost ............         $   657          $   659
                                                    =======          =======


Weighted-average assumptions as of
   December 31:                                  1998        1997       1996
----------------------------------             --------    --------   --------
Discount rate ............................       6.00%       7.00%      7.15%
Expected return on plan assets ...........       7.00%       7.00%      7.50%
Rate of compensation increase ............       4.50%       5.00%      5.35%

Components of net periodic benefit cost          1998        1997       1996
---------------------------------------        --------    --------   --------
Service cost .............................      $ 264       $ 247      $ 295
Interest cost ............................        297         275        222
Expected return on plan assets ...........       (431)       (394)      (220)
Amortization of prior service cost .......       (111)       (110)         4
Recognized net actuarial loss ............        (17)         18         24
                                                -----       -----      -----
   Net periodic benefit cost                    $   2       $  36      $ 325
                                                =====       =====      =====

   As of December 31, 1998, the pension plan had an investment in the Corporation's stock with a market value of $239,000.

   The Banks had a profit sharing plan for eligible employees. The continuation of the profit sharing plan was voluntary on the part of the Banks. The Banks expressly reserved the right to amend or terminate the plan and to reduce, suspend or discontinue contributions at any time. In 1996, the profit sharing plan was modified to a 401(K) plan. All employees may contribute up to a maximum of 15% of salary on a pre-tax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $241,942, $202,857, and $699,282 for 1998, 1997 and 1996, respectively.

   The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 1998, and 1997, the Corporation had accrued a liability of $1,246,500 and $992,589, respectively, for the SERP.

10 - Shareholders' Equity
--------------------------------------------------------------------------------
   On June 30, 1997, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 13, 1997.

   On June 28, 1996, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 14, 1996.

11 - Stock Options
--------------------------------------------------------------------------------
   The Corporation has a fixed stock option plan accounted for under APB Opinion No. 25 and related interpretations. The plan allows the Corporation to grant options to employees for up to 80,000 shares of common stock. The options have a term of 10 years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant. Accordingly, no compensation cost has been recognized for the plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share for all periods presented would not be materially different from amounts reported. Disclosures are not likely to be representative of the effect on reported net income for future years, since options vest over several years and additional awards may be made each year.

PAGE 19

   Under the Corporation's stock option plan, the exercisable option prices ranged from $24.38 to $42.69 at December 31, 1998. The weighted-average exercise price and weighted-average remaining contractual life of the stock option plan is $35.25 and 9 years and 8 months, respectively. A summary of the status of the Corporation's fixed stock option plans as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below.

                                            1998        1997        1996
                                          --------    --------    --------
Number of Common Shares:
   Outstanding, January 1* .............   20,539      55,076      71,853
   Granted .............................   72,500          --          --
   Exercised ...........................  (18,802)    (34,537)    (16,777)
                                          -------     -------     -------
   Outstanding, December 31 ............   74,237      20,539      55,076
                                          =======     =======     =======
   Exercisable, December 31 ............    1,042      20,539      55,076
                                          =======     =======     =======

* Adjusted for stock splits and stock dividends.

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

   Approximate minimum rental commitments for existing operating leases at December 31, 1998 are as follows:

                                                      Total
                                                 Operating Leases
                                                ----------------
                   1999                            $ 1,460,000
                   2000                              1,350,000
                   2001                              1,055,000
                   2002                                535,000
                   2003                                517,000
                 Thereafter                          4,341,000
                                                  ------------
                      Total ..................     $ 9,258,000
                                                  ============

   Total lease expense amounted to $1,494,000 in 1998, $1,259,000 in 1997 and $895,000 in 1996.

13 - Financial Instruments with Off-Balance Sheet Risk
--------------------------------------------------------------------------------
   The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1998 and 1997 which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit at December 31, 1998 and 1997 of $6,215,000 and $5,463,000, respectively; commitments to extend credit of $36,349,000 and $23,945,000, respectively for revolving home equity lines; $99,106,000 and $78,715,000, respectively for commercial and real estate loans; $21,356,000 and $21,059,000, respectively, for consumer loans.

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

   Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 1998, that the Banks meet all capital adequacy requirements to which they are subject. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events which have occurred that management believes have changed the institutions' category.


PAGE 20

------------------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)                                                                             To Be Well Capitalized Under
                                                Actual          For Capital Adequacy Purposes    Prompt Corrective Action Provision
As of December 31, 1998                   Amount       Ratio        Amount         Ratio             Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
----------------------------------------
Corporation ............................. $128,441     13.84%       $74,226         8.00%          $92,783          10.00%
Harleysville National Bank ..............   70,733      9.70%        58,316         8.00%           72,895          10.00%
Citizens National Bank ..................   23,186     21.08%         8,798         8.00%           10,997          10.00%
Security National Bank ..................    7,629     10.74%         5,680         8.00%            7,101          10.00%

Tier 1 Capital (to risk weighted assets):
----------------------------------------
Corporation ............................. $115,982     12.50%       $37,113         4.00%          $55,670           6.00%
Harleysville National Bank ..............   61,603      8.45%        29,158         4.00%           43,737           6.00%
Citizens National Bank ..................   21,811     19.83%         4,399         4.00%            6,598           6.00%
Security National Bank ..................    6,741      9.49%         2,840         4.00%            4,260           6.00%

Tier 1 Capital (to average assets):
----------------------------------
Corporation ............................. $115,982      8.98%       $51,643         4.00%          $64,554           5.00%
Harleysville National Bank ..............   61,603      6.11%        40,191         4.00%           50,238           5.00%
Citizens National Bank ..................   21,811     12.31%         7,089         4.00%            8,861           5.00%
Security National Bank ..................    6,741      7.10%         3,799         4.00%            4,749           5.00%

------------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                             To Be Well Capitalized Under
                                                Actual          For Capital Adequacy Purposes    Prompt Corrective Action Provision
As of December 31, 1997                   Amount       Ratio        Amount         Ratio             Amount          Ratio
------------------------------------------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
---------------------------------------
Corporation ............................. $113,276     14.68%       $61,745         8.00%          $77,182          10.00%
Harleysville National Bank ..............   80,778     12.96%        49,851         8.00%           62,314          10.00%
Citizens National Bank ..................   21,971     23.74%         7,403         8.00%            9,254          10.00%
Security National Bank ..................    6,884     12.39%         4,446         8.00%            5,558          10.00%

Tier 1 Capital (to risk weighted assets):
----------------------------------------
Corporation ............................. $103,600     13.42%       $30,873         4.00%          $46,309           6.00%
Harleysville National Bank ..............   72,965     11.71%        24,926         4.00%           37,388           6.00%
Citizens National Bank ..................   20,811     22.49%         3,701         4.00%            5,552           6.00%
Security National Bank ..................    6,188     11.13%         2,223         4.00%            3,335           6.00%

Tier 1 Capital (to average assets):
---------------------------------
Corporation ............................. $103,600      9.36%       $44,327         4.00%          $55,408           5.00%
Harleysville National Bank ..............   72,965      8.42%        34,740         4.00%           43,425           5.00%
Citizens National Bank ..................   20,811     13.00%         6,405         4.00%            8,006           5.00%
Security National Bank ..................    6,188      8.20%         3,018         4.00%            3,773           5.00%


   The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 1999 of approximately $22,000,000 plus an amount equal to the net profits of the Banks in 1999 up to the date of any such dividend declaration.

   Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1998, there were no investments, loans, extensions of credit or advances from any of the subsidiary banks to the Corporation.

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

PAGE 21

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

   Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 1998 and 1997 are outlined below.

   For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $52,956,000 and $55,095,000 at December 31, 1998 and 1997, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

   The loan portfolio, net of unearned income, at December 31, 1998 and 1997 has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                                   1998                      1997
                        --------------------------  -------------------------
                        Carrying       Estimated     Carrying      Estimated
                         Amount        Fair Value     Amount       Fair Value
                        --------      -----------    --------      ----------
Investment
  securities ....... $ 415,332,000  $ 416,025,000  $ 303,306,000  $ 304,422,000
Loans, net ......... $ 842,887,000  $ 847,289,000  $ 739,453,000  $ 747,008,000

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

                                   1998                      1997
                        --------------------------  -------------------------
                        Carrying       Estimated     Carrying      Estimated
                         Amount        Fair Value     Amount       Fair Value
                        --------      -----------    --------      ----------
Time deposits ....... $ 396,062,000  $ 399,770,000 $ 368,348,000 $ 369,709,000

   The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $147,986,000 and $64,143,000 at December 31, 1998 and 1997, respectively, approximate their recorded book balances.

   There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $163,026,000 and $129,182,000 at December 31, 1998 and 1997,
respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

16 - Condensed Financial Information -
Parent Company Only
--------------------------------------------------------------------------------
   Condensed financial statements of Harleysville National Corporation follow:

                            CONDENSED BALANCE SHEETS

(Dollars in thousands)                                     December 31,
                                                  -----------------------------
                                                       1998            1997
                                                  -------------    ------------
Assets:
   Cash ....................................       $    244          $    748
   Investments in subsidiaries .............        123,014           109,493
                                                   --------          --------
   Total assets ............................       $123,258          $110,241
                                                   ========          ========
Liabilities and shareholders' equity:
   Other liabilities .......................       $    447          $    449
                                                   --------          --------
   Total liabilities .......................       $    447          $    449
                                                   --------          --------
Shareholders' equity:
   Common stock ............................       $  7,038          $  7,020
   Additional paid in capital ..............         49,641            49,305
   Retained earnings .......................         60,733            48,988
   Net unrealized gain on investment
     securities available for sale .........          5,399             4,479
                                                   --------          --------
   Total shareholders' equity ..............        122,811           109,792
                                                   --------          --------
   Total liabilities and
     shareholders' equity ..................       $123,258          $110,241
                                                   ========          ========

                         CONDENSED STATEMENTS OF INCOME

(Dollars in thousands)                              Year Ended December 31,
                                               --------------------------------
                                                 1998        1997        1996
                                               --------    --------    --------
Dividends from banks .................        $ 27,845     $ 8,371      $ 5,584
Other income .........................               1          71          156
                                              --------     -------      -------
   Total operating income ............          27,846       8,442        5,740
                                              --------     -------      -------
Operating expense ....................               9          --           --
                                              --------     -------      -------
Income before income tax expense
   and equity in undistributed
   net income of banks ...............          27,837       8,442        5,740
Income tax expense ...................              (3)         24           55
                                              --------     -------      -------
Income before equity in undistributed.
   net income of banks ...............          27,840       8,418        5,685
Equity in undistributed
   net income of banks ...............          (9,064)      8,244        8,723
                                              --------     -------      -------
   Net income ........................        $ 18,776     $16,662      $14,408
                                              ========     =======      =======

PAGE 22

                       CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)                         Year Ended December 31,
                                          --------------------------------
                                            1998        1997        1996
                                          --------    --------    --------
Operating activities:
   Net income ..........................  $18,776     $16,662      $14,408
   Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
       Equity in undistributed
         net income of banks ...........    9,064      (8,244)      (8,723)
       Realized gain on sale
         of securities .................       --          (6)         (68)
       Net increase in
         other liabilities .............       (3)         24           55
Net cash provided by
   operating activities ................   27,837       8,436        5,672

Investing activities:
   Capital contributions
     made to the banks .................  (21,664)     (3,944)          --
   Proceeds from sales
     of securities .....................       --       1,874          405
   Purchase of securities
     available for sale ................       --          --       (1,576)
Net cash (used in) provided
   by investing activities .............  (21,664)     (2,070)      (1,171)

Financing activities:
   Cash dividends and
     fractional shares .................   (7,031)     (6,387)      (5,604)
   Stock options and awards ............      354         216          112
Net cash used in
   financing activities ................   (6,677)     (6,171)      (5,492)
Net (decrease) increase in cash ........     (504)        195         (991)
Cash and cash equivalents at
   beginning of year ...................      748         553        1,544
Cash and cash equivalents at
   end of year .........................  $   244     $   748      $   553


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

(Dollars in thousands, except per share information)

                                                Three Months Ended
                                  ---------------------------------------------
1998:                             March 31     June 30     Sept. 30     Dec. 31
                                  --------     -------     --------     -------
   Interest income .............   $20,911     $21,627     $ 22,182     $22,877
   Net interest income .........    12,112      12,346       12,540      12,790
   Provision for losses ........       535         535          535         535
   Noninterest income ..........     1,862       2,172        2,895       2,881
   Operating expenses ..........     7,804       8,019        7,941       8,809
   Income before income
      tax expense ..............     5,635       5,964        6,959       6,327
   Income tax expense ..........     1,385       1,439        1,885       1,400
                                  --------     -------     --------     -------
   Net income ..................   $ 4,250     $ 4,525     $  5,074     $ 4,927
                                  ========     =======     ========     =======
   Net income per share
      Basic ....................   $  0.61     $  0.64     $   0.72     $  0.70
                                  ========     =======     ========     =======
      Diluted ..................   $  0.61     $  0.64     $   0.72     $  0.70
                                  ========     =======     ========     =======
1997:
   Interest income .............   $19,340     $19,795     $ 20,482     $20,585
   Net interest income .........    11,366      11,407       11,795      11,783
   Provision for losses ........       540         590          540         830
   Noninterest income ..........     1,390       2,126        1,651       2,224
   Operating expenses ..........     6,833       6,904        7,149       7,643
   Income before income
      tax expense ..............     5,383       6,039        5,757       5,534
   Income tax expense ..........     1,469       1,669        1,513       1,400
                                  --------     -------     --------     -------
   Net income ..................   $ 3,914     $ 4,370     $  4,244     $ 4,134
                                  ========     =======     ========     =======
   Net income per share
      Basic ....................   $  0.57     $  0.62     $   0.60     $  0.59
                                  ========     =======     ========     =======
      Diluted ..................   $  0.57     $  0.62     $   0.60     $  0.59
                                  ========     =======     ========     =======

================================================================================
PAGE 23


Management's Discussion and Analysis of Financial Condition and Results of Operations

Harleysville National Corporation and Subsidiaries

Consolidated Summary of Operations

(Dollars in thousands, except per share                                      Year Ended December 31,
data and average shares outstanding)                     -----------------------------------------------------------
                                                          1998            1997        1996        1995        1994
                                                         --------         -------    -------     -------     -------
Income And Expense
Interest income ....................................   $   87,597     $   80,202   $   73,718  $   68,491   $   58,381
Interest expense ...................................       37,809         33,851       30,876      28,784       21,101
                                                       ----------     ----------   ----------  ----------   ----------
Net interest income ................................       49,788         46,351       42,842      39,707       37,280
Provision for loan losses ..........................        2,140          2,500        2,082       2,172        2,665
                                                       ----------     ----------   ----------  ----------   ----------
Net interest income after provision for loan losses.       47,648         43,851       40,760      37,535       34,615
Noninterest income .................................        9,810          7,391        5,115       4,437        4,746
Noninterest expense ................................       32,573         28,529       25,874      24,267       23,314
                                                       ----------     ----------   ----------  ----------   ----------
Income before income tax expense ...................       24,885         22,713       20,001      17,705       16,047
Income tax expense .................................        6,109          6,051        5,593       5,277        4,767
                                                       ----------     ----------   ----------  ----------   ----------
Net income .........................................   $   18,776     $   16,662   $   14,408  $   12,428   $   11,280
                                                       ==========     ==========   ==========  ==========   ==========
----------------------------------------------------------------------------------------------------------------------
Per Share
Basic earnings .....................................   $     2.67     $     2.38*  $     2.06* $     1.79*     $  1.66*
Diluted earnings ...................................         2.67           2.38*        2.06*       1.78*        1.62*
Cash dividends paid ................................         1.00           0.91*        0.80*       0.71*        0.55*
Basic average shares outstanding ...................    7,029,394      7,005,184*   6,993,535*  6,949,275*   6,789,795*
Diluted average shares outstanding .................    7,033,612      7,012,279*   7,017,402*  6,983,099*   6,948,892*

*Adjusted for 5% stock dividends effective 6/30/97, 6/28/96 and 12/30/94.
----------------------------------------------------------------------------------------------------------------------
Average Balance Sheet
Loans ..............................................   $  781,459     $  706,643   $  652,157  $  607,335   $  540,030
Investments ........................................      356,109        289,018      260,483     226,747      236,319
Other interest-earning assets ......................       20,594         25,322       16,949      14,605       10,351
Total assets .......................................    1,209,273      1,075,702      978,899     894,350      829,241
Deposits ...........................................      970,632        878,166      821,387     761,089      738,029
Other interest-bearing liabilities .................       97,232         71,034       46,813      37,067        8,348
Shareholders' equity ...............................      116,480        103,807       91,687      81,788       74,234
----------------------------------------------------------------------------------------------------------------------
Balance Sheet At Year-End
Loans ..............................................   $  842,887     $  739,453   $  681,410  $  628,738   $  594,754
Investments ........................................      415,332        303,306      275,021     242,995      216,816
Other earning assets ...............................       15,193         16,624       14,475      17,998        2,980
Total assets .......................................    1,332,389      1,116,254    1,026,128     937,345      862,669
Deposits ...........................................    1,033,968        919,071      847,699     794,499      743,326
Other interest-bearing liabilities .................      148,978         64,138       59,521      39,751       35,322
Shareholders' equity ...............................      122,811        109,792       97,631      86,362       74,182
----------------------------------------------------------------------------------------------------------------------

   Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Harleysville National Corporation and its Subsidiaries. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements.

   Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by referenece, could affect the future financial results of Harleysville National Corporation and its Subsidiaries and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

   o operating, legal and regulatory risks;

   o economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

   o the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Introduction

   The Corporation reported a strong earnings performance during 1998. This performance was accomplished through an increase in assets, efforts to contain overhead expenses, and an increased emphasis on the origination and sales of residential mortgages. The results of 1998 also included an improvement in the quality of the loan portfolio.


   Net income amounted to $18,776,000 in 1998, compared to the $16,662,000 reported in 1997. Both basic and diluted earnings per share increased 12.2% to $2.67, from $2.38 earned in 1997. Earnings were enhanced by the growth in earning assets and an increase in income from the Investment Management and Trust Services Division. Average earning assets increased $137,179,000, or 13.4%, from a year ago. During 1998, the Corporation instituted a capital leverage program, which contributed to the increase in earning assets.

   An improvement in asset quality in 1998 was reflected by a decline in loans past due 90 days or more. At December 31, 1998, loans past due 90 days or more were reduced by $1,429,000, to $824,000, compared to the December 31, 1997, balance of $2,253,000. Nonperforming assets as a percentage of total loans and net assets acquired in foreclosure at December 31, 1998, declined to 0.50%, from 0.56% at December 31, 1997.

Interest-Earning Assets and Interest-Bearing Liabilities

   Average interest-earning assets totaled $1,158,162,000 in 1998, an increase of $137,179,000, or 13.4%, compared to 1997. The increase occurred in the loan and investment portfolios. During 1998, the average balance of the loan portfolio increased $74,816,000, or 10.6%, while the average balance of investment securities increased $67,091,000 or 23.2%. Average interest earning assets were $929,589,000 in 1996.

   Average interest-bearing liabilities totaled $917,590,000 in 1998, an increase of $103,697,000, or 12.7%, compared to 1997. This increase was attributable to an increase in savings, time, and other borrowings of $49,232,000, $28,267,000, and $26,198,000, respectively. Average interest-bearing liabilities were $745,741,000 in 1996.

BALANCE SHEET ANALYSIS

   The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields.

Distribution Of Assets, Liabilities And Shareholders' Equity,
Interest Rates And Interest Differential

                                                                                                Year Ended December 31,
                                                       --------------------------------------------------------------------------
                                                                      1998                               1997
                                                       ------------------------------------  ------------------------------------
                                                         Average     Average                 Average    Average
(Dollars in thousands)                                   Balance      Rate      Interest     Balance     Rate       Interest
                                                       ----------    -------    ---------    ---------  --------   ----------
Assets
Investment securities:
       Taxable investments ...................         $  209,143     6.30%     $ 13,167   $  188,935    6.58%      $ 12,433
       Nontaxable investments (1) ............            146,966     8.03        11,802      100,083    8.33          8,334
                                                       ----------     ----      --------   ----------    ----       --------
            Total investment securities ......            356,109     7.01        24,969      289,018     7.19        20,767
Loans (1) (2) ................................            781,459     8.47        66,204      706,643     8.68        61,326
Other rate-sensitive assets ..................             20,594     5.17         1,064       25,322     5.69         1,440
                                                       ----------     ----      --------   ----------    ----       --------
            Total earning assets .............          1,158,162     7.96        92,237    1,020,983     8.18        83,533
Noninterest-earning assets ...................             51,111       --           --        54,719       --            --
                                                       ----------     ----      --------   ----------     ----       -------
            Total assets .....................         $1,209,273     7.63%     $ 92,237   $1,075,702     7.77%      $83,533
                                                       ==========     ====      ========   ==========     ====       =======
Liabilities And Shareholders' Equity
Deposits:
       Demand ................................         $  150,274       --%     $     --   $  135,307       --%      $    --
       Savings ...............................            430,546     2.69        11,596      381,314     2.66        10,149
       Time ..................................            389,812     5.52        21,512      361,545     5.55        20,076
                                                       ----------     ----      --------   ----------     ----       -------
            Total ............................            970,632     3.41        33,108      878,166     3.44        30,225
Borrowings and other
   interest-bearing liabilities ..............             97,232     4.83         4,701       71,034     5.10         3,626
Other liabilities ............................             24,929       --            --       22,695       --            --
                                                       ----------     ----      --------   ----------     ----       -------
            Total liabilities ................          1,092,793     3.46        37,809      971,895     3.48        33,851
Shareholders' equity .........................            116,480       --            --      103,807       --            --
                                                       ----------     ----      --------   ----------     ----       -------
            Total liabilities and
               shareholders' equity ..........         $1,209,273     3.13%     $ 37,809   $1,075,702     3.15%      $33,851
                                                       ==========     ====      ========   ==========     ====       =======
Average effective rate on
   interest-bearing liabilities ..............         $  917,590     4.12%     $ 37,809   $  813,893     4.16%      $33,851
                                                       ==========     ====      ========   ==========     ====       =======

=================================================================================================================================

Interest Income/Earning Assets ...............         $1,158,162     7.96%     $ 92,237   $1,020,983     8.18%      $83,533
Interest Expense/Earning Assets ..............         $1,158,162     3.26      $ 37,809   $1,020,983     3.31       $33.851
                                                                      ----                                ----
Effective Interest Differential ..............                        4.70%                               4.87%
                                                                      ====                                ====

------
STUB
------

                                                    --------------------------------------
                                                                      1996
                                                    --------------------------------------
                                                     Average       Average
(Dollars in thousands)                               Balance         Rate       Interest
                                                    ---------      -------      --------
Assets
Investment securities:
       Taxable investments ......................   $ 186,213        6.50%      $12,110
       Nontaxable investments (1) ...............      74,270        8.33         6,185
                                                    ---------        ----       -------
            Total investment securities .........     260,483        7.02        18,295
Loans (1) (2) ...................................     652,157        8.74        57,008
Other rate-sensitive assets .....................      16,949        5.33           904
                                                    ---------        ----       -------
            Total earning assets ................     929,589        8.20        76,207
Noninterest-earning assets ......................      49,310          --            --
                                                    ---------        ----       -------
            Total assets ........................   $ 978,899        7.78%       76,207
                                                    =========        ====       =======
Liabilities And Shareholders' Equity
Deposits:
       Demand ...................................   $ 122,459          --%      $    --
       Savings ..................................     361,890        2.66         9,616
       Time .....................................     337,038        5.59        18,854
                                                    ---------        ----       -------
            Total ...............................     821,387        3.47        28,470
Borrowings and other
   interest-bearing liabilities .................      46,813        5.14         2,406
Other liabilities ...............................      19,012          --            --
                                                    ---------        ----       -------
            Total liabilities ...................     887,212        3.48        30,876
Shareholders' equity ............................      91,687          --            --
                                                    ---------        ----       -------
            Total liabilities and
               shareholders' equity .............   $ 978,899        3.15%      $30,876
                                                    =========        ====       =======
Average effective rate on
   interest-bearing liabilities .................   $ 745,741        4.14%      $30,876
                                                    =========        ====       =======

==========================================================================================

Interest Income/Earning Assets ..................   $929,589         8.20%      $76,207
Interest Expense/Earning Assets .................   $929,589         3.32       $30,876
                                                                     ----
Effective Interest Differential .................                    4.88%
                                                                     ====

(1) The interest earned on nontaxable investment securities and loans is shown on a tax-equivalent basis.

(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.
--------------------------------------------------------------------------------

Investment Securities

   Statement of Financial Accounting (SFAS) Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.

   Total investment securities at December 31, 1998 of $415,332,000 grew $112,026,000, or 36.9% over the December 31, 1997 balance of $303,306,000. This increase included the $53,000,000 in securities purchased as part of the capital leverage program. The increase in deposit balances and borrowings funded the growth in securities during this period. Investment securities held to maturity decreased $20,250,000 during 1998, as a result of maturities and calls. Investment securities available for sale increased $132,276,000. The increase in the investments available for sale were funded by proceeds from the maturities and calls in the held to maturity portfolio and through the increase in deposits and borrowings during 1998.

Loans

   Total loans grew $101,581,000, from $743,608,000 at December 31, 1997 to
$845,189,000 at December 31, 1998. The banks experienced growth in all loan categories. During 1997, real estate, consumer, lease financing and commercial loans grew $60,316,000, $11,479,000, $16,446,000, and 13,340,000, respectively.
Residential mortgages sold during 1998 were $34,313,000 compared to $11,514,000 in 1997.

   At December 31, 1998, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.

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

   Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans) were 0.50% of total loans and net assets acquired in foreclosure at December 31, 1998, compared to 0.56% at December 31, 1997, and 0.83% at December 31, 1996. The ratio of the allowance to nonperforming assets was 308.5% at December 31, 1998, compared to 285.8% at December 31, 1997, and 188.8% at December 31, 1996.

   Nonaccruing loans of $2,950,000 at December 31, 1998, increased $329,000 from the December 31, 1997, balance of $2,621,000. This increase was associated with real estate related loans. The December 31, 1997, balance of nonaccrual loans was $362,000 less than the December 31, 1996 balance.

   Net assets in foreclosure totaled $664,000 as of December 31, 1998, an increase of $211,000, from the December 31, 1997, balance. During 1998, sales of foreclosed properties totaled $966,000, transfers from loans to assets in foreclosure were $1,242,000 and write-downs of assets in foreclosure equaled $65,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value, less selling costs.

   Loans past due 90 days or more and still accruing interest are loans that are generally well secured and are in the process of collection. As of December 31, 1998, loans past due 90 days or more and still accruing interest were $824,000, compared to $2,253,000 as of December 31, 1997. This decrease was a result of a reduction in real estate loans past due 90 days at December 31, 1998.

   As of December 31, 1998, there were three unrelated commercial borrowers with troubled debt restructured loans totaling $583,000. These customers were complying with the restructured terms as of December 31, 1998.

   The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses. Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. The allowance for loan losses grew 8.6% from $11,925,000 at December 31, 1997 to $12,950,000 at December 31, 1998.

                                              Year Ended December 31,
                                        -------------------------------------
                                           1998          1997         1996
                                        ----------    ----------   ----------
Nonperforming assets .................   $4,197,000   $4,172,000   $5,672,000
Allowance for loan losses to
    nonperforming assests ............     308.5%        285.8%       188.8%
Nonperforming assets to total
    loans and net assets acquired
    in foreclosure ...................       .50%          .56%         .83%
Allowance for loan losses
    to total loans ...................      1.54%         1.61%        1.57%
Unallocated allowance for loan
    losses to total allowance for
    loan losses ......................      58.5%         50.3%        46.9%

Deposits and Borrowings and Other Interest-Bearing Liabilities

   The primary funding sources of the Corporation is deposits and other borrowings. Total deposits of $1,033,968,000 at December 31, 1998, increased $114,897,000, or 12.5% from the $919,071,000 balance at December 31, 1997. All deposit categories increased during this period. Other borrowings of $148,978,000 at December 31, 1998, grew $84,840,000, or 132.3% compared to the
December 31, 1997, balance. This increase included $53,000,000 in FHLB borrowings related to the capital leverage program. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury notes.

INCOME STATEMENT ANALYSIS

Results of Operations

   Consolidated net income for 1998 was $18,776,000, an increase of $2,114,000, or 12.7%, over 1997. On a per share basis, basic and diluted earnings were $2.67 in 1998, compared to basic and diluted earnings per share of $2.38 in 1997. Consolidated net income increased in 1997 by $2,254,000, a 15.6% increase over 1996.

   Return on average assets in 1998 of 1.55% was the same as 1997. The 1996 return on average assets was 1.47%. The return on average shareholders' equity was 16.12% for 1998, compared to 16.05% for 1997 and 15.71% in 1996.

   Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for losses on loans; other operating income, which is made up primarily of certain fees and gains and losses from sales of securities; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

Net Interest Income

   Net interest income for 1998 increased by $3,437,000, or 7.4%, to $49,788,000. Net interest income was $46,351,000 during 1997, which was 8.2% above the $42,842,000 reported in 1996.

   Interest income at December 31, 1998, of $87,597,000 grew $7,395,000, or 9.2%
from the $80,202,000 balance at December 31, 1997. The increase in interest income is the result of the growth in both average loans and investment securities during this period. This growth in interest income was partially offset by the $3,958,000, or 11.7% increase in interest expense at December 31, 1998, compared to December 31, 1997. This rise in interest expense was the result of the increase in both average interest-bearing deposits and borrowings during this period.

Net Interest Margin

   The 1998 net interest margin of 4.70% was lower than both the net interest margins for 1997 and 1996 of 4.87% and 4.88%, respectively. The lower net interest margin experienced in 1998 is related to the high cost of attracting new deposits and the impact of the capital leverage program. During the falling interest rate environment experienced during 1998, the Banks saw the tax-equivalent yield on total interest-earning assets decrease 22 basis points from 8.18% in 1997 to 7.96% in 1998. This decrease was not matched by a reduction in the cost of interest-bearing liabilities. The 1998 cost of interest-bearing liabilities only decreased 4 basis points from 4.16% in 1997 to 4.12% in 1998.

  The institution of a capital leverage program during 1998 also contributed to the decrease in the net interest margin. To more fully leverage its capital, the Corporation entered into $53,000,000 of structured transactions in which the Bank borrows funds from the FHLB and invests these borrowed funds into securities that are priced to yield a spread over the FHLB borrowing rate. The actual leverage program yield spread earned during 1998 was 1.60%. Since the current competitive interest rate environment will continue to place downward pressure on the net interest margin, the Banks expect to increase net interest income through the continued growth in market share of loans and deposits.

   The 1996 tax-equivalent yield on total interest-earning assets, cost of interest-bearing liabilities and net interest margin were 8.20%, 4.14% and 4.88%, respectively.

Interest Rate Sensitivity Analysis

   The Banks actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures approved by the Banks Boards of Directors, is responsible for managing the rate sensitivity position. The Banks manage interest rate sensitivity by changing mix and repricing characteristics of their assets and liabilities through their investment securities portfolios, borrowings from the FHLB and their offering of loan and deposit terms. The nature of the Banks current operations is such that it is not subject to foreign currency exchange or commodity price risk. The Banks do not own trading assets and they do not have any hedging transactions in place such as interest rate swaps, caps or floors.

   The Banks utilize three principal reports to measure interest rate risk: gap analysis reports, asset/liability simulation reports and net interest margin reports. The table on the next page shows the interest rate sensitivity gap position as of December 31, 1998. The table presents data at a single point of time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 1998. Money Market, Interest-bearing Checking Accounts and Savings Accounts have always been considered a stable source of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Banks are in a negative gap position of (4.14)% of earning assets at December 31, 1998. This gap position is within the guidelines set by the Banks' Asset/Liability policy.

                                                                             December 31, 1998
                                                      -----------------------------------------------------------------
                                                                                 less than      less than
                                                                                   1 year         3 years
                                                       0 to 90     91 to 365    greater than   greater than    Over 5
Dollars in thousands)                                     days        days        3 years        5 years        years
                                                      ---------    ----------   ------------   ------------   -------
Assets
Other rate-sensitive assets .....................     $ 15,053      $     40     $    100       $     --      $     --
Loans ...........................................      201,948        66,798      212,224        131,675       230,242
Investment securities ...........................       20,224        37,059      119,862         44,183       185,697
                                                      --------      --------     --------       --------      --------
Total rate-sensitive assets .....................      237,225       103,897      332,186        175,858       415,939
                                                      --------      --------     --------       --------      --------
Liabilities
Time deposits ...................................      101,589       138,674      112,740         43,034            25
Money market savings funds ......................        5,459        21,515       24,942         18,599       135,141
Interest-bearing checking accounts ..............        8,248        14,494       17,265         13,308        75,722
Savings accounts ................................        6,513        11,928       15,352         19,149        67,214
U.S. Treasury demand notes ......................        1,320            --           --             --            --
Other borrowings ................................       83,158         1,000       20,500         31,000        12,000
                                                      --------      --------     --------       --------      --------
Total rate-sensitive liabilities ................     $206,287      $187,611     $190,799       $125,090      $290,102
                                                      --------      --------     --------       --------      --------
Incremental gap .................................     $ 30,938      $(83,714)    $141,387       $ 50,768      $125,837
                                                      ========      ========     ========       ========      ========
Cumulative gap ..................................     $ 30,938      $(52,776)    $ 88,611       $139,379      $265,216
                                                      ========      ========     ========       ========      ========
% of earning assets .............................         2.43%        (4.14)%       6.96%         10.95%        20.83%
                                                         ========      ========     ========       ========      ========

   Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates has on the Banks' net interest income is simulated by increasing and decreasing interest rates. This simulation is known as rate shocks. The report below forecasts changes in the banks market value of equity under alternative interest rate environments. The market value of equity is defined as the net present value of the Banks existing assets and liabilities. The results of the December 31, 1998 rate shock simulations show the Banks are within all guidelines set by the Banks' Asset/Liability policy.

                                                                                                  Asset/Liability
                                                                       Change in                       Policy
                                                       Market Value   Market Value    Percentage      Approved
                                                        of Equity      of Equity        Change     Percent Change
                                                       ------------   ------------    ----------  ---------------
+200 Basis Points ..................................      219,679     (32,169)         -12.77%       +/- 20%
+150 Basis Points ..................................      228,154     (23,694)          -9.41%       +/- 20%
+100 Basis Points ..................................      236,437     (15,411)          -6.12%       +/- 20%
+50 Basis Points ...................................      244,555      (7,293)          -2.90%       +/- 20%
Flat Rate ..........................................      251,848          --            0.00%       +/- 20%
-50 Basis Points ...................................      255,789       3,941            1.56%       +/- 20%
-100 Basis Points ..................................      255,475       3,627            1.44%       +/- 20%
-150 Basis Points ..................................      253,049       1,201            0.48%       +/- 20%
-200 Basis Points ..................................      249,514      (2,334)          -0.93%       +/- 20%

   In the event the Bank should experience a mismatch in their desired GAP ranges or an excessive decline in its market value of equity resulting from changes in interest rate, it has a number of options which it could utilize to remedy such mismatch. The Bank could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or it could attract deposits or obtain borrowings with desired maturities.

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

   The provision in 1998 was $2,140,000, a decrease of $360,000 or 14.4%, compared to the 1997 provision of $2,500,000. The decrease in the provision during 1998 is related to the improvement in the ratio of the allowance for loan losses to nonperforming assets ratio. The allowance for loan losses to noperforming assets ratio for December 31, 1998, 1997 and 1996 was 308.5%, 285.8%, and 188.8%, respectively. Total loans charged off decreased 18.1% from $1,726,000 in 1997 to $1,413,000 in 1998. Recoveries of $298,000 during 1998, decreased from the 1997 recoveries of $441,000. The charged off loans and recoveries for 1996 were $1,451,000 and $188,000, respectively.

Other Operating Income

   Other operating income for 1998 of $9,810,000 increased $2,419,000, or 32.7%, compared to the 1997 level of $7,391,000. This increase was primarily due to the $1,661,000 increase in other income. Also contributing to this increase was a $608,000 rise in trust income and a $364,000 growth in service charges. Security gains decreased $214,000 in 1998, compared to 1997. The 1997 other operating income was 44.5% higher than 1996, primarily due to an increase in gains recognized on the sale of investment securities available for sale.

   Income from service charges on deposit accounts of $3,205,000 in 1998 increased $364,000, or 12.8% from the 1997 income from service charges on deposit accounts of $2,841,000. The increase in service charges during 1998 is attributed to the 12.4% rise in average fee earning deposits, and management's continued focus on growing noninterest income. The 1997 service charges grew 9.8% over 1996 service charges.

   The Corporation recorded a $1,543,000 net security gain in 1998, compared to a net security gain of $1,757,000 in 1997. The majority of the security gains in 1998 and 1997 were the result of the sale of equity securities held at HNC Financial Company. From time to time, the Corporation sells investment securities available for sale to fund the purchase of other securities in an effort to enhance the overall return on the portfolio. The Corporation recognized $39,000 of net securities losses in 1996.

   The 1998 income from the Investment Management and Trust Services Division of $2,117,000 increased $608,000, or 40.3%, compared to the $1,509,000 recorded in
1997. This increase was the result of both an increase in the book value of trust assets of 22.1% from December 31, 1997 to December 31, 1998 and the Corporation's continuing emphasis on marketing the Investment Management and Trust Services Division's products and services. The 1996 Investment Management and Trust Services Division income was $1,293,000.

   Other income increased $1,661,000 during 1998, from $1,284,000 in 1997 to $2,945,000 in 1998. This increase was primarily due to the gain on the sale of residential mortgages of $716,000 in 1998, compared to a loss on the sale of residential mortgages of $160,000 in 1997. During the last half of 1997, the Banks entered into the strategy of increasing the booking and selling of residential mortgages. Residential mortgages sold during 1998 were $34,313,000 compared to $11,514,000 in 1997. All loans sold in 1998 were originated with the intention to be sold. The majority of loans sold in 1997 were loans in the Banks residential mortgage portfolio. The Banks used the funds generated from the 1997 sale of residential mortgages to purchase residential mortgages that currently earn a higher rate of return and reduce the overall interest rate risk of the residential mortgage portfolio. The Banks continuously researches different strategies it can use to enhance both the interest rate earned on loans, and to reduce the interest rate risk of the loan portfolios. The increase in other income is also due to higher automated teller machine fees and debit card fees earned by the Banks. Other income in 1996 was $1,274,000.

Other Operating Expenses

   Other operating expenses rose to $32,573,000 for 1998, a 14.2% increase over the $28,529,000 for 1997. The 1997 amount was 10.3% above the $25,874,000 for
1996. The rise in operating expenses in 1998 was primarily due to higher expenses related to four new branches opened after April 30, 1997, increases in equipment expenses and other expenses related to the overall growth in the Banks.

   Employee salaries and benefits increased $2,237,000, or 14.5%, from $15,479,000 in 1997 to $17,716,000 in 1998. The salary and benefits increase directly related to the staffing of the four new branches was $415,000, or 18.6% of the total salary and benefits increase. Net of the salary and benefit expenses related to the new branches, the increase in 1998 was 11.8%. The remaining increase in salaries and benefits reflects cost-of-living increases, merit increases and additional staff necessitated by current and planned future growth. The 1997 salaries and benefits expense increased 7.5% over the 1996 salary and benefits expense of $14,398,000. The 1997 expenses included a reduction of $496,000 in profit sharing expenses, compared to 1996, related to the modification of the Banks' profit-sharing plan into a 401(K) plan during 1996.

   Net occupancy costs increased by $160,000, or 8.1%, in 1998, compared with a $107,000, or 5.7%, increase in 1997. The four new branches were responsible for $138,000 of the increase in 1998. Equipment expenses increased by $632,000, or 22.4%, during 1998, and $734,000, or 35.2%, in 1997. The four new branches were responsible for $78,000 of the increase in equipment expenses during 1998. The remainder of this rise is due to equipment depreciation, rental and maintenance associated with planned increased data processing capabilities used to manage the rise in volume related to the growth of the Corporation.

   Other expenses increased $1,015,000, or 12.3%, from $8,253,000 in 1997 to $9,268,000 in 1998. The 1997 other expenses increased 9.7%, compared to 1996. These increases are the result of expenses associated with the overall growth of the Banks.

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

   The effective income tax rates of 24.5% for 1998, 26.6% for 1997 and 28.0% for 1996 were less than the applicable federal income tax rate of 35.0%, primarily as a result of tax-exempt income.

CAPITAL

   Capital formation is critical to the Corporation's well-being and future growth. Capital at the end of 1998 was $122,811,000, an increase of $13,019,000, or 11.9%, over the end of 1997. The increase came as a result of the retention of the Corporation's earnings and from the adjustment for the net unrealized gains (losses) on the investment securities available for sale. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority, which, if it were to be implemented, would have a material effect on the Corporation's capital.

   The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.0% for primary capital and 6.0% for total capital. The primary capital ratio was 9.73% at December 31, 1998, compared with 10.65% at December 31, 1997. Because the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.

   Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is the shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1998, the Corporation's Tier 1 risk-adjusted capital ratio was 12.50%, and the total risk-adjusted capital ratio was 13.84%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 1998.

   To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 8.98% and 9.36% at December 31, 1998 and 1997, respectively.

   Under FDIC the regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. As illustrated in the chart below, the Corporation is above the regulatory minimum guidelines and meet the criteria to be categorized as a "well capitalized" institution at December 31, 1998.

                                                      Well       Adequately
                                    Corporation   Capitalized   Capitalized
                                    ---------------------------------------
Leverage ratio ...................     8.98%         5.00%         4.00%
Tier 1 capital ratio .............    12.50%         6.00%         4.00%
Total capital ratio ..............    13.84%        10.00%         8.00%

Liquidity

   Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal funds sold averaged $15,763,000 during 1998, and investment securities available for sale averaged $319,474,000 during 1998, more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by federal fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members and from the Federal Home Loan Bank of Pittsburgh, of which Harleysville, Citizens and Security are members. Unused lines of credit at the FHLB were $105,935,000, as of December 31, 1998.

   There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, liquidity increasing or decreasing in any material way.

YEAR 2000

   The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on the Corporation of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

   Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming century date change. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000
(Y2K). The Year 2000 issue affects virtually all companies and organizations.

Corporation's State of Readiness

   The Corporation began addressing the Y2K issue in August 1997. Management has initiated an enterprise-wide program to prepare the Corporation's computer systems and applications for the Year 2000. The Corporation developed a Y2K plan to include assessing the impact of the Y2K issue on the Corporation, renovating systems to alleviate Y2K problems, validating the new systems and implementing them. The Corporation focused on information technology and non-information technology systems. A non-information system could be, for example, a microcontroller in an elevator, which may be subject to Y2K problems. The Corporation also reviewed Y2K issues related to material third parties.

   The assessment phase of the Y2K plan included assigning accountabilities throughout the Corporation. An inventory was completed of mainframe and PC based applications, third-party relationships and non-information technology systems. The final step in the assessment phase was to identify non-compliant Y2K systems. The assessment phase was completed in November 1997.

   The Corporation began the renovation phase of the Y2K plan in January 1998. The renovation phase included developing action plans to correct non-compliant Y2K systems. The action plans included either enhancing the current system to resolve the Y2K problem or purchasing a new system that is Y2K compliant. The renovation plan was completed in May 1998. The Corporation developed a remediation plan for the non-compliant systems. As of December 31, 1998, 88% of the remediation phase has been completed.

   The next phase of the plan is to validate the Y2K compliance of all of the systems. This phase includes developing written test plans and completing the testing of the systems. The validation phase is scheduled to be completed by March 31, 1999. As of December 31, 1998, 74% of the computer applications, including all mission-critical systems, have been validated to be Y2K compliant.

   The Corporation reviewed the Y2K issues related to material third parties and completed an analysis on the loan portfolio. The Corporation's third parties include its vendors and commercial customers. The material third party relationships are primarily the commercial borrowers. These borrowers may pose a credit risk to the Corporation if they are not Y2K compliant. We have contacted the material commercial customers and their responses were evaluated. We have also performed an analysis on the impact of Y2K issues on the remaining loan portfolio. The Corporation has allocated a portion of the allowance for loan losses as a result of the Y2K issues.

   Because most computer systems are, by their very nature, interdependent, it is possible that noncompliant third-party computers could impact the Corporation's computer systems. The Corporation could be adversely affected by the Y2K problem if it or unrelated parties fail to successfully address the problem. The Corporation has taken steps to communicate with the unrelated parties with whom it deals to coordinate Year 2000 compliance. Additionally, we are dependent on external suppliers, such as, wire transfer systems, telephone systems, electric companies, and other utility companies for continuation of service.

Cost of Year 2000

   The Corporation has prepared a Y2K budget and has tracked expenses related to the Y2K issue. As of December 31, 1998, the Corporation has expensed $117,000 and capitalized fixed assets of $54,000 related to the Y2K issue. The Corporation has estimated the future Y2K expenditures to be $60,000 and future capitalized fixed assets to be $69,000. The Y2K project is being funded through operating cash flows.

   The cost of the projects and the date on which the Corporation plans to complete both Year 2000 modifications and systems conversions are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

Risk of Year 2000

   At present, management believes its progress in remedying the proprietary programs and installing the Y2K compliant upgrades to the third-party vendor mainframe and PC based computer applications is on plan. The Y2K computer problem creates risk for the Corporation from unforeseen problems in its own computer systems and from third-party vendors who provide the majority of mainframe and PC based computer applications. Failure of third-party systems relative to the Y2K issue could have a material impact on the Corporation's ability to conduct business and on its financial position and results of operation.

Contingency Plans

   A contingency plan is being developed to handle the most reasonably likely Y2K worst-case scenario should it occur. The contingency plan will involve obtaining back-up service providers, working up contingency plans and assessing the potential adverse risks to the Corporation. The contingency plan is scheduled to be completed by March 31, 1999. The Corporation has also utilized an independent consulting firm to verify and validate the Corporation's Y2K plans.

OTHER ITEMS

   Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if they were implemented would have a material adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on the Corporation's results of operations.

================================================================================