Form 10-K, Exhibit 13
period 1999-12-31
HARLEYSVILLE NATIONAL CORP
filed 2000-03-29
CIK 702902

FINANCIAL RATIOS AND SUMMARY OF KEY INFORMATION

Harleysville National Corporation and Subsidiaries

                                                                                                    Year Ended December 31,
                                                                                     ----------------------------------------------
(Dollars in thousands, except per share data and average shares outstanding)               1999              1998              1997
                                                                                     ----------------------------------------------
Per Share Information

Basic earnings* .................................................................    $     2.82         $     2.44       $     2.24
Diluted earnings* ...............................................................          2.82               2.44             2.24
Cash dividends paid* ............................................................          1.07               0.95             0.86
Book value ......................................................................         16.38              17.38            15.65

Market Value
Bid price of common stock (high)* ...............................................    $    38.09              41.43            40.00
Bid price of common stock (low)* ................................................         31.50              30.95            22.00
Average basic shares outstanding* ...............................................     7,913,540          7,902,962        7,878,752

Average Balance Sheet
Loans ...........................................................................    $  973,398         $  839,102       $  763,000
Earning assets ..................................................................     1,435,409          1,230,146        1,088,341
Total assets ....................................................................     1,509,248          1,284,706        1,146,573
Deposits ........................................................................     1,159,377          1,037,039          940,738
Interest-bearing liabilities plus demand deposits ...............................     1,351,234          1,134,271        1,011,805
Shareholders' equity ............................................................       130,689            124,684          111,306

Selected Operating Ratios
Return on average assets ........................................................          1.48%              1.50%            1.54%
Return on average shareholders' equity ..........................................         17.10%             15.48%           15.85%
Leverage (assets divided by shareholders' equity) ...............................         12.62              10.78            10.10
Average shareholders' equity as a percentage of:
   Average loans ................................................................         13.43%             14.86%           14.59%
   Average deposits .............................................................         11.27              12.02            11.83
   Average assets ...............................................................          8.66               9.71             9.71
   Average earning assets .......................................................          9.10              10.14            10.23
Dividend payout ratio ...........................................................         37.98              37.69            37.27
Average total loans as a percentage of average deposits and borrowed funds ......         72.04              73.98            75.41
Net interest margin on average earning assets:
   Interest income** ............................................................          7.75%              7.95%            8.17%
   Interest expense .............................................................         (3.27)             (3.27)           (3.32)
   Net interest margin ..........................................................          4.48               4.67             4.85
   Noninterest margin ...........................................................         (1.97)             (2.06)           (2.12)

*Adjusted for 5% stock dividends effective 9/30/99 and 6/30/97.
**Tax-Equivalent Basis

PAGE 1

Description of Business

     Harleysville National Corporation, a Pennsylvania corporation (the Corporation), was incorporated in June 1982. On January 1, 1983, the Corporation became the parent bank holding company of Harleysville National Bank and Trust Company (HNB), a wholly-owned subsidiary of the Corporation. On February 13, 1991, the Corporation acquired all of the outstanding common stock of The Citizens National Bank (CNB). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust Company (Summit Hill). On September 25, 1992, Summit Hill merged into CNB and is now operating as a branch office of CNB. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank (SNB). On March 1, 1996, the Corporation acquired all of the outstanding common stock of Farmers & Merchants Bank (F&M). F&M was merged into CNB and is now operating as a branch office of CNB. On March 17, 1997, the HNC Financial Company was incorporated as a Delaware Corporation. HNC Financial Company's principal business function is to expand the investment opportunities of the Corporation. On January 20, 1999, the Corporation acquired all of the outstanding stock of Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington. Citizens National Bank of Slatington was merged into CNB.

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

     As of December 31, 1999, the Banks had total assets of $1,635,679,000, total shareholders' equity of $129,660,000 and total deposits of $1,231,265,000.

     The Banks engage in full-service commercial banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund to the extent provided by law. The Banks have 35 branch offices located in Montgomery, Bucks, Carbon, Wayne, Chester, Lehigh, Northampton and Schuylkill Counties, Pennsylvania.

     On December 31, 1999, the Banks had 517 full-time equivalent employees.

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

Market Information

     The following table sets forth quarterly dividend information and the high and low prices for the Corporation's common stock for 1999 and 1998. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Issues.
--------------------------------------------------------------------------------

Price of Common Stock

1999                                Low Price   High Price    Dividend
-----------------------------------------------------------------------
First Quarter*                       $31.50      $38.09         $.24
Second Quarter*                       32.38       35.00          .25
Third Quarter                         33.09       35.25          .26
Fourth Quarter                        31.50       33.88          .32

1998                                Low Price   High Price    Dividend
-----------------------------------------------------------------------
First Quarter*                       $37.14      $41.43         $.23
Second Quarter*                       38.15       41.31          .23
Third Quarter*                        32.86       40.84          .24
Fourth Quarter*                       30.95       39.52          .25

*Adjusted for a 5% stock dividend effective 9/30/99.


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Harleysville National Corporation and Subsidiaries

To the Board of Directors and Shareholders, Harleysville National Corporation:

     We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP
---------------------------
Grant Thornton LLP
Philadelphia, Pennsylvania
January 7, 2000

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
Harleysville National Corporation and Subsidiaries

(Dollars in thousands)                                         December 31
                                                         ----------------------
Assets                                                       1999        1998
                                                         ----------------------
Cash and due from banks ............................     $   42,154  $   40,204
Federal funds sold .................................            --       13,426
                                                         ----------  ----------
   Total cash and cash equivalents .................         42,154      53,630
                                                         ----------  ----------

Interest-bearing deposits in banks .................          5,123       3,707
Investment securities available for sale ...........        450,959     390,438
Investment securities held to maturity
 (fair value $23,828 and $42,202, respectively) ....         24,271      41,520
Loans ..............................................      1,061,170     902,894
Less: Unearned income (deferred costs) .............            806      (2,584)
      Allowance for loan losses ....................        (14,208)    (13,706)
                                                         ----------  ----------
        Net loans ..................................      1,047,768     886,604
                                                         ----------  ----------
Bank premises and equipment, net ...................         20,356      19,542
Accrued interest receivable ........................         10,211       9,574
Other real estate owned ............................          1,436       1,131
Intangible assets, net .............................          2,006       1,936
Bank-owned life insurance ..........................         25,527          --
Other assets .......................................          5,868       4,008
                                                         ----------  ----------
        Total assets ...............................     $1,635,679  $1,412,090
                                                         ==========  ==========
Liabilities and Shareholders' Equity
Deposits:
   Noninterest-bearing .............................        201,475     192,156
   Interest-bearing:
        Checking accounts ..........................        149,562     139,134
        Money market accounts ......................        250,025     212,156
        Savings ....................................        143,414     140,797
        Time, under $100,000 .......................        359,110     329,605
        Time, $100,000 or greater .. ...............        127,679      90,468
                                                         ----------  ----------
        Total deposits .............................      1,231,265   1,104,316
Accrued interest payable ...........................         17,114      14,072
U.S. Treasury demand notes .........................          2,014       1,320
Federal funds purchased ............................          9,500      11,000
Federal Home Loan Bank (FHLB) borrowings ...........        130,250      93,500
Securities sold under agreements to repurchase .....        106,554      43,158
Other liabilities ..................................          9,322      13,772
                                                         ----------  ----------
        Total liabilities ..........................      1,506,019   1,281,138
                                                         ----------  ----------
Shareholders' equity:
   Series preferred stock, par value $1 per share;
    authorized 3,000,000 shares, none issued .......             --          --
   Common stock, par value $1 per share; authorized
     30,000,000 shares; issued and outstanding
     7,915,130 shares in 1999 and 7,535,683
     shares in 1998 ................................          7,915       7,536
   Additional paid in capital ......................         63,080      50,899
   Retained earnings ...............................         68,422      67,133
   Accumulated other comprehensive income (loss) ...         (9,757)      5,384
                                                          ---------- ----------
        Total shareholders' equity .................        129,660     130,952
                                                          ---------- ----------
        Total liabilities and shareholders' equity..     $1,635,679  $1,412,090
                                                         ==========  ==========

================================================================================

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
Harleysville National Corporation and Subsidiaries

(Dollars in thousands except weighted average number of common shares and per share information)

                                                              Year Ended December 31
                                                    --------------------------------------
                                                           1999        1998         1997
                                                    --------------------------------------
Interest Income
Loans, including fees ..............................     $ 71,816    $ 65,679     $ 61,358
Lease financing ....................................        6,960       5,084        4,531
Investment securities:
   Taxable .........................................       17,427      13,722       12,825
   Exempt from federal taxes .......................        9,426       7,686        5,458
Federal funds sold .................................          339       1,116        1,244
Deposits in banks ..................................          149         205          411
                                                         --------    --------     --------
   Total interest income ...........................      106,117      93,492       85,827
                                                         --------    --------     --------

Interest Expense
Savings deposits ...................................       13,255      12,789       11,272
Time, under $100,000 ...............................       18,391      17,906       17,554
Time, $100,000 or greater ..........................        5,647       4,842        3,632
Borrowed funds .....................................        9,580       4,701        3,628
                                                         --------    --------     --------
   Total interest expense ..........................       46,873      40,238       36,086
                                                         --------    --------     --------
   Net interest income .............................       59,244      53,254       49,741
Provision for loan losses ..........................        1,907       2,230        2,590
                                                         --------    --------     --------
   Net interest income after provision for
    loan losses ....................................       57,337      51,024       47,151
                                                         --------    --------     --------
Other Operating Income
Service charges ....................................        3,572       3,287        2,930
Security gains, net ................................          471       1,543        1,757
Trust income .......................................        2,629       2,117        1,509
Bank-owned life insurance income ...................          527          --           --
Other income .......................................        2,893       3,061        1,395
                                                         --------    --------     --------
   Total other operating income ....................       10,092      10,008        7,591
                                                         --------    --------     --------
   Net interest income after provision for loan
    losses and other operating income ..............       67,429      61,032       54,742
                                                         --------    --------     --------
Other Operating Expenses
Salaries, wages and employee benefits ..............       20,436      18,876       16,452
Occupancy ..........................................        2,445       2,328        2,157
Furniture and equipment ............................        4,476       3,640        2,994
Other expenses .....................................       11,081      10,565        9,023
                                                         --------    --------     --------
   Total other operating expenses ..................       38,438      35,409       30,626
                                                         --------    --------     --------
   Income before income tax expense ................       28,991      25,623       24,116
Income tax expense .................................        6,644       6,316        6,473
                                                         --------    --------     --------
Net income .........................................   $   22,347  $   19,307   $   17,643
                                                       ==========  ==========   ==========
Weighted average number of common shares:*
   Basic ...........................................    7,913,540   7,902,962    7,878,752
                                                       ==========  ==========   ==========
   Diluted .........................................    7,925,384   7,918,337    7,885,847
                                                       ==========  ==========   ==========
Net income per share information:*
   Basic ...........................................   $     2.82  $     2.44   $     2.24
                                                       ==========  ==========   ==========
   Diluted .........................................   $     2.82  $     2.44   $     2.24
                                                       ==========  ==========   ==========
Cash dividends per share* ..........................   $     1.07  $     0.95   $     0.86
                                                       ==========  ==========   ==========


*Adjusted for 5% stock dividends effective 9/30/99 and 6/30/97.


================================================================================
See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
Harleysville National Corporation and Subsidiaries


(Dollars in thousands)                        Common Stock                                 Accumulated
                                            ----------------                                  Other
                                            Number of   Par       Additional    Retained  Comprehensive             Comprehensive
                                             Shares    Value   Paid in Capital  Earnings  Income (Loss)   Total     Income (loss)
                                            ---------------------------------------------------------------------------------------
Balance, January 1, 1997 ..................  6,657    $  6,657    $  40,316    $ 47,849     $  2,809    $ 97,631
Acquisition of Northern Lehigh Bancorp ....    371         371          751       5,973          (23)      7,072
Stock options .............................     29          29          187          --           --         216
Stock dividends ...........................    460         460        9,292      (9,768)          --         (16)
Stock awards ..............................      1           1           17         (18)          --          --
Net income for 1997 .......................     --          --           --      17,643           --      17,643     $ 17,643
Other comprehensive income,
   net of reclassifications and tax .......     --          --           --          --        1,676       1,676        1,676
Cash dividends ............................     --          --           --      (6,576)          --      (6,576)
                                            ----------------------------------------------------------------------------------------
Comprehensive income                                                                                                 $ 19,319
                                                                                                                     ========

Balance, December 31, 1997 ................  7,518       7,518       50,563      55,103        4,462     117,646
Stock options .............................     18          18          331          --           --         349
Stock awards ..............................     --          --            5          --           --           5
Net income for 1998 .......................     --          --           --      19,307           --      19,307     $ 19,307
Other comprehensive income,
   net of reclassifications and tax .......     --          --           --          --          922         922          922
Cash dividends ............................     --          --           --      (7,277)          --      (7,277)
                                            ----------------------------------------------------------------------------------------
Comprehensive income                                                                                                 $ 20,229
                                                                                                                     ========

Balance, December 31, 1998 ................  7,536       7,536       50,899      67,133        5,384     130,952
Stock options .............................      3           3           28          --           --          31
Stock dividends ...........................    376         376       12,145     (12,570)          --         (49)
Stock awards ..............................     --          --            8          --           --           8
Net income for 1999 .......................     --          --           --      22,347           --      22,347      $22,347
Other comprehensive loss,
   net of reclassifications and tax .......     --          --           --          --      (15,141)    (15,141)     (15,141)
Cash dividends ............................     --          --           --      (8,488)          --      (8,488)
                                            ----------------------------------------------------------------------------------------
Comprehensive income                                                                                                 $  7,206
                                                                                                                     ========

Balance, December 31, 1999 ................  7,915     $ 7,915    $  63,080    $ 68,422     $ (9,757)   $129,660
                                            ====================================================================



================================================================================
See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Harleysville National Corporation and Subsidiaries

(Dollars in thousands)                                                            Year Ended December 31
                                                                         -------------------------------------
                                                                             1999        1998         1997
                                                                         -------------------------------------
Operating Activities
Net income .........................................................     $  22,347    $ 19,307     $ 17,643
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Provision for loan losses .......................................         1,907       1,680        2,590
   Depreciation and amortization ...................................         2,717       2,254        1,877
   Net amortization of investment securities
    discount/premiums ..............................................           898         425          296
   Deferred income taxes ...........................................         3,646       1,475        1,373
   Net realized securities gain ....................................          (471)     (1,543)      (1,757)
   Increase in accrued income receivable ...........................          (636)     (1,503)        (974)
   Increase (decrease) in accrued interest payable .................         3,042        (527)         486
   Net (increase) decrease in other assets .........................        (1,861)     (1,263)          58
   Net increase (decrease) in other liabilities ....................            56       2,453         (757)
   Decrease in unearned income .....................................        (3,381)     (1,911)      (3,637)
   Write-down of other real estate owned ...........................           117          65           73
   Increase in intangible assets ...................................           (70)        (84)        (193)
                                                                          --------    --------     --------
     Net cash provided by operating activities .....................        28,311      20,828       17,078
                                                                          --------    --------     --------
Investing Activities
Proceeds from sales of investment securities
 available for sale ................................................        66,823      52,924       44,835
Proceeds, maturity or calls of investment
 securities held to maturity .......................................        10,803      20,170       22,674
Proceeds, maturity or calls of investment
 securities available for sale .....................................        64,032      34,024       30,539
Purchases of investment securities held to maturity ................       (10,632)    (13,083)      (4,900)
Purchases of investment securities available
 for sale ..........................................................      (198,019)   (211,821)    (117,305)
Net (increase) decrease in interest-bearing
 deposits in banks .................................................        (1,416)      1,867        2,901
Net increase in loans ..............................................      (161,876)   (101,903)     (60,380)
Net increase in premises and equipment .............................        (3,532)     (3,130)      (5,033)
Purchase of bank-owned life insurance ..............................       (25,527)         --          --
Proceeds from sales of other real estate ...........................         1,765       1,060        1,569
                                                                          --------    --------     --------
     Net cash used in investing activities .........................      (257,579)   (219,892)     (85,100)
                                                                          --------    --------     --------
Financing Activities
Net increase in deposits ...........................................       126,950     121,786       72,783
Increase (decrease) in U.S. Treasury demand notes ..................           694        (830)        (422)
(Decrease) increase in federal funds purchased .....................        (1,500)     (2,700)      13,700
Increase (decrease) in FHLB borrowings .............................        36,750      76,500      (18,000)
Increase in securities sold under agreement ........................        63,396      11,870        9,339
Cash dividends and fractional shares ...............................        (8,488)     (7,277)      (6,576)
Dividends reinvestment .............................................           (49)         --          (16)
Stock options ......................................................            39         354          126
                                                                          --------    --------     --------
     Net cash provided by financing activities .....................       217,792     199,703       70,934
                                                                          --------    --------     --------
Net (decrease) increase in cash and
 cash equivalents ..................................................       (11,476)        639        2,912
Cash and cash equivalents at beginning of year .....................        53,630      52,991       50,079
                                                                          --------    --------     --------
Cash and cash equivalents at end of year ...........................      $ 42,154    $ 53,630     $ 52,991
                                                                          ========    ========     ========
Cash paid during the year for:
   Interest ........................................................      $ 43,830    $ 40,572     $ 35,599
                                                                          ========    ========     ========
   Income taxes ....................................................         3,150       4,415        5,565
                                                                          ========    ========     ========
Supplemental disclosure of noncash investing
 and financing activities:
   Transfer of assets from loans to other
    real estate owned ..............................................      $  2,186    $  1,918     $  1,695
                                                                          ========    ========     ========
   Transfer of securities from investment
    securities held to maturity to
    investment securities available for sale .......................      $  7,530    $     --     $     --
                                                                          ========    ========     ========

================================================================================
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Harleysville National Corporation and Subsidiaries

1 - Summary of Significant
    Accounting Policies

Business
     Harleysville National Corporation (the Corporation) through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank, and Security National Bank (collectively the Banks), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. The Banks compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for various types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Banks with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Banks are subject to federal and state laws and to regulations of certain federal agencies, and, accordingly, they are periodically examined by those regulatory authorities.

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

     Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of unearned income (deferred costs).

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

                                                                    (Continued)
PAGE 13

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

Intangible Assets
     Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources. Intangible assets also include mortgage servicing rights. The core deposit intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income related to the core deposit intangibles was $325,000, $325,000 and $309,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

Stock Options
     The Corporation adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Corporation's employee stock option plan is accounted for under APB Opinion No. 25.

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

Restrictions on Cash and Due From Banks
     As of December 31, 1999, the Banks did not need to maintain reserves (in the form of deposits with the Federal Reserve Bank) to satisfy federal regulatory requirements.

Bank Owned Life Insurance (BOLI)
     During 1999, the corporation entered into a $25,000,000 investment of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the corporation. This profitability is used to offset a portion of future benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as other income.

Net Income Per Share
     The Corporation adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share (EPS) in conjunction with the disclosure of the methodology used

                                                                     (Continued)
PAGE 14

in the computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Prior periods' earnings per share calculations have been restated to reflect the adoption of SFAS No. 128.

     The reconciliation of the numerators and denominators of the basic and diluted EPS follows:

                                                       Year Ended December 31, 1999
                                                ------------------------------------------
                                                  Income        Shares          Per Share
                                                (Numerator)  (Denominator)        Amount
                                                ------------------------------------------
Net income ...................................  $22,347,000
                                                ===========
Basic EPS
Income available to
common shareholders ..........................  $22,347,000    7,913,540           $2.82
                                                                                   =====
Effect of Dilutive Securities
Stock options ................................           --       11,844
                                                -----------    ---------
Diluted EPS
Income available to
common shareholders ..........................  $22,347,000    7,925,384           $2.82
                                                ===========    =========           =====

                                                       Year Ended December 31, 1998
                                                ----------------------------------------
Net income ...................................  $19,307,000
                                                ===========
Basic EPS
Income available to
common shareholders ..........................  $19,307,000    7,902,962           $2.44
                                                                                   =====
Effect of Dilutive Securities
Stock options ................................           --       15,375
                                                -----------    ---------
Diluted EPS
Income available to
common shareholders ..........................  $19,307,000    7,918,337           $2.44
                                                ===========    =========           =====

                                                       Year Ended December 31, 1997
                                                ----------------------------------------
Net income ...................................  $17,643,000
                                                ===========
Basic EPS
Income available to
common shareholders ..........................  $17,643,000    7,878,752           $2.24
                                                                                   =====
Effect of Dilutive Securities
Stock options ................................           --        7,095
                                                -----------    ---------
Diluted EPS
Income available to
common shareholders ..........................  $17,643,000    7,885,847           $2.24
                                                ===========    =========           =====

Comprehensive Income
     On January 1, 1998, the Corporation adopted the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale. The components of other comprehensive income are as follows:

(Dollars in thousands)                          Before tax          Tax benefit       Net of tax
December 31, 1999                                 amount             (expense)          amount
                                                -------------------------------------------------
Unrealized gains on securities:
   Unrealized holding losses
     arising during period ....................  $(22,824)           $ 7,988            $(14,836)
   Less reclassification
     adjustment for losses
     realized in net income ...................       471               (166)                305
                                                 --------            -------            --------
Other comprehensive
   income, net ................................  $(23,295)           $ 8,154            $(15,141)
                                                 ========            =======            ========

(Dollars in thousands)                          Before tax          Tax benefit       Net of tax
December 31, 1998                                 amount             (expense)          amount
                                                -------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains
     arising during period ....................  $  2,958            $(1,033)           $  1,925
   Less reclassification
     adjustment for gains
     realized in net income ...................     1,543               (540)              1,003
                                                 --------            -------            --------
Other comprehensive
   income, net ................................  $  1,415            $  (493)           $    922
                                                 ========            =======            ========

(Dollars in thousands)                          Before tax          Tax benefit       Net of tax
December 31, 1997                                 amount             (expense)          amount
                                                -------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains
     arising during period ....................  $  4,326            $(1,508)           $  2,818
   Less reclassification
     adjustment for gains
     realized in net income ...................     1,757               (615)              1,142
                                                 --------            -------            --------
Other comprehensive
   income, net ................................  $  2,569            $  (893)           $  1,676
                                                 ========            =======            ========

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

                                                                     (Continued)

PAGE 15


2 - Acquisitions
     On December 28, 1999, the Corporation entered into a definitive Agreement and Plan of Reorganization to acquire Citizens Bank and Trust Company. Under the terms of the merger, accounted for as a pooling-of-interest, Citizens Bank and Trust Company's shareholders will receive 166 shares of Harleysville National Corporation common stock for each share of Citizens Bank and Trust Company stock. The acquisition is subject to regulatory and shareholder approval. Upon completion of the acquisition, Citizens Bank and Trust Company's banking operations will be merged into those of Citizens National Bank, a wholly-owned subsidiary of Harleysville National Corporation. A summary of pro-forma unaudited condensed consolidated financial information of the Corporation and Citizens Bank and Trust Company follows:

(Dollars in thousands except weighted average number of common shares and per share information)

                                                        Year Ended December 31,
                                                -----------------------------------
                                                   1999        1998         1997
                                                -----------------------------------
Operating results (unaudited):
Net interest income ..........................  $   63,517  $   57,634   $   54,124
Noninterest income ...........................      10,535      10,519        7,962
Net income from
   continuing operations .....................      23,238      20,758       19,029
Net income per share:
   Basic .....................................        2.63        2.35         2.14
   Diluted ...................................        2.63        2.35         2.14
Weighted average number of common shares:
   Basic .....................................   8,838,010   8,838,870    8,874,752
   Diluted ...................................   8,845,854   8,854,245    8,881,847

     On January 20, 1999, the Corporation consummated its acquisition of Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington. Northern Lehigh Bancorp, Inc. shareholders received 3.57 shares of Harleysville National Corporation common stock for each share of Northern Lehigh Bancorp common stock.

     The acquisition was effected by the merger of Northern Lehigh Bancorp, Inc. with Harleysville National Corporation North, Inc., a bank holding company and wholly-owned subsidiary of Harleysville National Corporation. Citizens National Bank of Slatington merged with and into The Citizens National Bank of Lansford, a national banking association and wholly-owned subsidiary of Harleysville National Bank North, Inc., under the name Citizens National Bank. The merger was accounted for on a pooling-of-interest basis, and all prior periods have been restated to reflect the combination.

3 - Investment Securities

     The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:

(Dollars in thousands)                                                  December 31, 1999
                                                         ---------------------------------------------
                                                                        Gross      Gross     Estimated
                                                         Amortized   Unrealized  Unrealized    Market
Held to Maturity                                           Cost         Gains     (Losses)     Value
----------------                                         ---------------------------------------------
U.S. Treasury notes ...................................  $  1,000      $    4     $     --    $  1,004
Obligations of states and
   political subdivisions .............................    21,450         164         (585)     21,029
Mortgage-backed
   securities .........................................       568          --           (4)        564
Other securities ......................................     1,253           4          (26)      1,231
                                                         --------      ------     --------    --------
   Totals .............................................  $ 24,271      $  172     $   (615)   $ 23,828
                                                         ========      ======     ========    ========

Available for Sale
------------------
U.S. Treasury notes ...................................  $ 46,457      $  134     $    (38)   $ 46,553
Obligations of other U.S.
   Government agencies
   and corporations ...................................    33,745          --         (830)     32,915
Obligations of states and
   political subdivisions .............................   157,532         659       (8,978)    149,213
Mortgage-backed
   securities .........................................   158,668         164       (3,891)    154,941
Other securities ......................................    69,569       1,542       (3,774)     67,337
                                                         --------      ------     --------    --------
   Totals .............................................  $465,971      $2,499     $(17,511)   $450,959
                                                         ========      ======     ========    ========

(Dollars in thousands)                                                  December 31, 1998
                                                         ---------------------------------------------
                                                                        Gross      Gross     Estimated
                                                         Amortized   Unrealized  Unrealized    Market
Held to Maturity                                           Cost         Gains     (Losses)     Value
----------------                                         ---------------------------------------------
Obligations of other U.S.
   Government agencies
   and corporations ...................................  $  6,816     $    80     $     (3)   $  6,893
Obligations of states and
   political subdivisions .............................    17,093         544           (1)     17,636
Mortgage-backed
   securities .........................................     1,039          11           --       1,050
Other securities ......................................    16,572          62          (11)     16,623
                                                         --------      ------     --------    --------
   Totals .............................................  $ 41,520      $  697     $    (15)   $ 42,202
                                                         ========      ======     ========    ========

Available for Sale
U.S. Treasury notes ...................................  $ 43,008      $1,160     $     --    $ 44,168
Obligations of other U.S.
   Government agencies
   and corporations ...................................    44,651       1,017           --      45,668
Obligations of states and
   political subdivisions .............................   161,253       4,009       (1,036)    164,226
Mortgage-backed
   securities .........................................    87,818         487          (53)     88,252
Other securities ......................................    45,425       2,868         (169)     48,124
                                                         --------      ------     --------    --------
   Totals .............................................  $382,155      $9,541     $ (1,258)   $390,438
                                                         ========      ======     ========    ========


                                                                     (Continued)
PAGE 16


     There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.

     Securities with a carrying value of $368,142,000 and $156,571,000 at December 31, 1999 and 1998, respectively, were pledged to secure public funds, government deposits and repurchase agreements.

     The amortized cost and estimated market value of investment securities, at December 31, 1999, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)                       Held to Maturity      Available for Sale
                                           ---------------------------------------------
                                                      Estimated                Estimated
                                           Amortized    Market    Amortized      Market
                                             Cost       Value        Cost        Value
                                           ---------------------------------------------
Due in one year or less .................  $ 1,521    $  1,538     $ 20,726    $ 20,740
Due after one year
   through five years ...................    2,099       2,082       37,880      37,821
Due after five years
   through ten years ....................    1,915       1,953       69,245      67,170
Due after ten years .....................   18,168      17,691      179,452     170,287
                                           -------    --------     --------    --------
                                            23,703      23,264      307,303     296,018
Mortgage-backed
   securities ...........................      568         564      158,668     154,941
                                           -------    --------     --------    --------
   Totals ...............................  $24,271    $ 23,828     $465,971    $450,959
                                           =======    ========     ========    ========

     Proceeds from sales of investment securities available for sale during 1999 were $66,823,000. Gross gains of $721,000 and gross losses of $250,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1998 were $52,924,000. Gross gains of $1,544,000 and gross losses of $1,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1997 were $44,835,000. Gross gains of $2,073,000 and gross losses of $316,000 were realized on these sales.

4 - Loans

    Major classifications of loans are as follows:

(Dollars in thousands)                                      December 31,
                                                       ----------------------
                                                          1999        1998
                                                       ----------------------
Real estate .........................................  $  337,260    $318,048
Commercial and industrial ...........................     280,136     245,648
Consumer loans ......................................     348,865     270,445
Lease financing .....................................      94,909      68,753
                                                       ----------    --------
   Total loans ......................................   1,061,170     902,894
Less:
   Unearned income
     (deferred costs) ...............................        (806)      2,584
   Allowance for loan losses ........................      14,208      13,706
                                                       ----------    --------
   Net loans ........................................  $1,047,768    $886,604
                                                       ==========    ========

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

     On December 31, 1999, nonaccrual loans were $3,690,000, loans 90 days or more past due and still accruing interest were $269,000 and troubled debt restructured loans were $465,000. On December 31, 1998, nonaccrual loans were $3,696,000, loans 90 days or more past due and still accruing interest were $1,350,000 and troubled debt restructured loans were $583,000.

     The balance of impaired loans was $2,582,000 at December 31, 1999, compared to $2,096,000 at December 31, 1998. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The December 31, 1999, impaired loan balance included $2,117,000 of nonaccrual loans and $465,000 of troubled debt restructured loans. The December 31, 1998, impaired loan balance included $1,513,000 of nonaccrual loans and $583,000 of troubled debt restructured loans. The allowance for loan loss associated with the impaired loans was $262,000 at December 31, 1999, and $302,000 at December 31, 1998. The average impaired loan balance was $3,046,000 in 1999, compared to $2,263,000 in 1998. The income recognized on impaired loans during 1999 and 1998 was $132,000 and $103,000, respectively. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

     The Banks have no concentration of loans to borrowers which exceeded 10% of total loans at December 31, 1999 and 1998. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks, and Wayne counties, but also includes Chester, Berks, Lehigh, Northampton and Schuylkill counties.

     Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Activity of these loans is as follows:

(Dollars in thousands)                            Year Ended December 31,
                                            ----------------------------------
                                              1999        1998          1997
                                            ----------------------------------
Balance, January 1 ......................   $  5,722    $  4,711     $  8,776
New loans ...............................     29,831      12,297        9,624
Repayments ..............................    (26,612)    (11,286)     (13,689)
                                            --------    --------     --------
Balance, December 31 ....................   $  8,941    $  5,722     $  4,711
                                            ========    ========     ========

                                                                     (Continued)
PAGE 17

5 - Allowance for Loan Losses

     Transactions in the allowance for loan losses are as follows:

(Dollars in thousands)                               Year Ended December 31,
                                           -------------------------------------
                                               1999         1998          1997
                                           -------------------------------------
Balance, beginning of year .............   $ 13,706      $ 12,592      $ 11,228
                                           --------      --------      --------
 Provision charged to
    operating expenses .................      1,907         2,230         2,590
                                           --------      --------      --------
 Loans charged off:
    Commercial
      and industrial ...................       (108)         (217)          (66)
    Consumer ...........................       (627)         (630)       (1,057)
    Real estate ........................       (723)         (424)         (544)
    Lease financing ....................       (226)         (145)          (78)
                                           --------      --------      --------
       Total charged off ...............     (1,684)       (1,416)       (1,745)
                                           --------      --------      --------

 Recoveries:
    Commercial
      and industrial ...................         28            94           113
    Consumer ...........................        105           100           124
    Real estate ........................         94            88           264
    Lease financing ....................         52            18            18
                                           --------      --------      --------
      Total recoveries .................        279           300           519
                                           --------      --------      --------

Balance, end of year ...................   $ 14,208      $ 13,706      $ 12,592
                                           ========      ========      ========


6 - Bank Premises and Equipment

     Bank premises and equipment consist of the following:


(Dollars in thousands)                    Estimated            December 31,
                                            Useful       ----------------------
                                            Lives           1999          1998
                                        ---------------------------------------
Land ................................                    $  3,042      $  3,006
Building ............................   15-39 years        19,007        17,669
Furniture, fixtures                      3-10 years
  and equipment                                            18,056        15,910
                                                         --------      --------
      Total cost ....................                      40,105        36,585
Less accumulated depreciation
  and amortization ..................                      19,749        17,043
                                                         --------      --------
      Total .........................                    $ 20,356      $ 19,542
                                                         ========      ========


7 - Deposits and Borrowings

     At December 31, 1999, scheduled maturities of certificates of deposit are as follows:

   (Dollars in thousands)

   Year Ended December 31,                  Amount
   -----------------------------------------------
   2000 ..............................   $ 308,707
   2001 ..............................      85,552
   2002 ..............................      65,124
   2003 ..............................      19,475
   2004 ..............................       7,909
   Thereafter ........................          22
                                         ---------
   Total .............................   $ 486,789
                                         =========

     Federal Home Loan Bank (FHLB) advances at December 31, 1999 totaled $130,250,000. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. First mortgages used as collateral for these advances totaled $52,312,000. These advances had a weighted average interest rate of 5.46%. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $188,657,000 at December 31, 1999, and $105,935,000 at December 31, 1998.

     Outstanding borrowings mature as follows (dollars in thousands):
     2000 ................................................    $  11,500
     2001 ................................................       15,000
     2002 ................................................        4,000
     2003 ................................................       10,000
     2004 and thereafter .................................       89,750
                                                              ---------
                                                              $ 130,250
                                                              =========

     The Banks, pursuant to a designated cash management agreement, utilize securities sold under agreements to repurchase as vehicles for customers' sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities and obligations of states and political subdivisions securities.

     These securities are held in a third party custodian's account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks' interest in the securities. At December 31, 1999, these agreements matured within one year. The average balance of securities sold under agreements to repurchase for 1999 was $56,612,000, and the maximum amounts outstanding at any month-end during 1999 was $106,554,000.

8 - Federal Income Taxes

     Income tax expense from current operations is composed of the following:

(Dollars in thousands)                             Year Ended December 31,
                                            ----------------------------------
                                                1999         1998        1997
                                            ----------------------------------
Current tax payable ....................    $  2,998      $ 4,908      $ 5,097
Deferred income tax ....................       3,646        1,408        1,376
                                            --------      -------      -------
   Tax expense .........................    $  6,644      $ 6,316      $ 6,473
                                            ========      =======      =======

     The effective income tax rates of 22.9% for 1999, 24.6% for 1998 and 26.8% for 1997 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:

(Dollars in thousands)                             Year Ended December 31,
                                            ----------------------------------
                                                1999         1998        1997
                                            ----------------------------------
Expected tax expense ...................    $ 10,147      $ 9,014      $ 8,199
Tax-exempt income net of
  expense disallowance .................      (3,528)      (2,786)      (1,954)
Other ..................................          25           88          228
                                            ---------     --------     --------
  Actual tax expense ...................    $  6,644      $ 6,316      $ 6,473
                                            =========     ========     ========

                                                                    (Continued)
PAGE 18

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

(Dollars in thousands)                       1999                  1998
                                     -------------------------------------------
                                         Asset   Liability    Asset    Liability
                                     -------------------------------------------
Allowance for
   credit losses .................   $  4,879    $     --    $ 4,703    $     --
Lease assets .....................         --      14,740         --      11,021
Deferred loan fees ...............        277          --        422          --
Deferred compensation ............        912          --        802          --
Unrealized gain
   on securities .................      5,254          --         --       2,907
Other ............................        148          --        216          --
                                     --------    --------    -------    --------
   Total deferred taxes ..........   $ 11,470    $ 14,740    $ 6,143    $ 13,928
                                     ========    ========    =======    ========

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

9 - Pension Plans

     The Corporation has two noncontributory defined benefit pension plans covering substantially all employees. These plans are the Harleysville National Corporation Pension Plan and the Northern Lehigh Bancorp Pension Plan. On January 20, 1999, the Corporation consummated its acquisition of Northern Lehigh Bancorp, Inc. These plans were not consolidated, as of December 31, 1999.

     The Harleysville National Corporation Pension Plans' Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement. The Harleysville National Corporation Pension Plans' funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                                        1999        1998
                                                           ---------------------
Change in benefit obligation:
Benefit obligation at beginning of year ...............    $ 4,976      $ 4,382
Service cost ..........................................        365          264
Interest cost .........................................        291          297
Actual gain ...........................................        167          241
Benefits paid .........................................       (220)        (842)
Change in assumptions .................................         --          634
                                                           --------     --------
Benefits obligation at end of year ....................    $ 5,579      $ 4,976
                                                           ========     ========
Change in plan assets:
Fair value of plan assets
   at beginning of year ...............................    $ 5,974      $ 6,295
Actual return on plan assets ..........................        401          521
Employer contribution .................................         --           --
Benefits paid .........................................       (220)        (842)
                                                           --------     --------
Fair value of plan assets at end of year ..............    $ 6,155      $ 5,974
                                                           ========     ========
Funded status .........................................    $   575      $   998
Unrecognized transition liability (asset) .............       (189)        (207)
Unrecognized prior service cost .......................       (550)        (661)
Unrecognized net (gain) or loss .......................        703          527
                                                           --------     --------
Prepaid (accrued) benefit cost ........................    $   539      $   657
                                                           ========     ========


Weighted-average assumptions
  as of December 31,                                 1999      1998       1997
                                                   -----------------------------
Discount rate ..................................    6.00%      6.00%      7.00%
Expected return on plan assets .................    7.00%      7.00%      7.00%
Rate of compensation increase ..................    4.50%      4.50%      5.00%

Components of net periodic
  benefit cost                                      1999       1998       1997
                                                   -----------------------------
Service cost ...................................   $ 365      $ 264      $ 247
Interest cost ..................................     291        297        275
Expected return on plan assets .................    (410)      (431)      (394)
Amortization of prior service cost .............    (111)      (111)      (110)
Recognized net actuarial loss ..................     (17)       (17)        18
                                                   ------     ------     ------
  Net periodic benefit cost ....................   $ 118      $   2      $  36
                                                   ======     ======     ======

     As of December 31, 1999, the Harleysville National Corporation's Pension Plan had an investment in the Corporation's stock with a market value of $208,000.

     The Northern Lehigh Bancorp Pension Plan's Benefits are based primarily upon years of service and compensation rates near retirement. The Northern Lehigh Bancorp Pension Plan's funded status and amounts recognized in the financial statements follows:

(Dollars in thousands)                                    1999             1998
                                                        ------------------------
Change in benefit obligation:
Benefit obligation at beginning of year .............   $  753           $  864
Service cost ........................................       55               54
Interest cost .......................................       51               59
Actual gain .........................................      (13)            (194)
Benefits paid .......................................      (24)             (30)
Effect of curtailment ...............................      (78)              --
                                                        -------          -------
Benefits obligation at end of year ..................   $  744           $  753
                                                        =======          =======
Change in plan assets:
Fair value of plan assets
   at beginning of year .............................   $  855           $  707
Actual return on plan assets ........................       67              140
Employer contribution ...............................       --               47
Plan expenses .......................................      (12)              (9)
Benefits paid .......................................      (24)             (30)
                                                        -------          -------
Fair value of plan assets at end of year ............   $  886           $  855
                                                        =======          =======
Funded status .......................................   $  143           $  101
Unrecognized transition liability (asset) ...........      (48)             (52)
Unrecognized prior service cost .....................       --                5
Unrecognized net (gain) or loss .....................     (262)            (270)
                                                        -------          -------
Prepaid (accrued) benefit cost ......................   $ (167)          $ (216)
                                                        =======          =======

Weighted-average assumptions
 as of December 31,                                 1999       1998        1997
                                                    ----------------------------
Discount rate ..................................    7.00%      7.00%      7.00%
Expected return on plan assets .................    8.00%      8.00%      8.00%
Rate of compensation increase ..................    5.00%      5.00%      6.00%


                                                                     (Continued)
PAGE 19

Components of net periodic
   benefit cost                                   1999        1998        1997
                                                  -----------------------------
Service cost ...................................  $ 55        $ 54        $  51
Interest cost ..................................    51          59           50
Expected return on plan assets .................   (67)        (57)        (133)
Amortization of prior service cost .............   (15)         (5)          82
                                                  ----        ----        -----
   Net periodic benefit cost ...................  $ 24        $ 51        $  50
                                                  ====        ====        =====

     A 401(k) deferred savings plan covers eligible employees of the Banks. Employees may contribute up to a maximum of 15% of salary on a pre-tax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $284,000, $242,000, and $203,000 for 1999, 1998 and 1997,
respectively.

     The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 1999, and 1998, the Corporation had accrued a liability of $1,528,000 and $1,247,000, respectively, for the SERP.

10 - Shareholders' Equity
     On September 30, 1999, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of September 17, 1999.

     On June 30, 1997, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of June 13, 1997.

11 - Stock Options
     The Corporation has a fixed stock option plan that allows the Corporation to grant options up to 781,243 shares of common stock to key employees and directors. The options have a term of ten years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant.

     The Corporation has elected to account for its stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been:

                                                    1999           1998           1997
                                                  --------------------------------------
Net income                  As reported           $ 22,347        $19,307        $17,643
  (in thousands)            Pro forma             $ 21,238        $18,385        $16,828
Earnings per share          As reported           $   2.82        $  2.44        $  2.24
  (Basic)                   Pro forma             $   2.68        $  2.32        $  2.13
Earnings per share          As reported           $   2.82        $  2.44        $  2.24
  (Diluted)                 Pro forma             $   2.68        $  2.32        $  2.13

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yield of 3.29%, 2.56% and 2.15%; expected volatility of 1.50%, 1.16% and 0.88%;
risk-free interest rate of 6.13%, 4.44% and 5.78%; and an expected life of 9.27 years, 9.30 years and 8.35 years.

     Information about stock options outstanding at December 31, 1999, is summarized as follows:

                                                    Shares   Weighted-Average
                                                 Outstanding  Exercise Price
                                              ----------------------------------
Balance 1/1/97                                      76,575        $ 12.25
Granted                                                 --             --
Exercised                                          (36,264)          9.30
Cancelled                                               --             --
                                                   -------        -------
Balance 1/1/98                                      40,311          14.83
Granted                                             76,125          33.82
Exercised                                          (19,742)         19.01
Cancelled                                               --             --
                                                   -------        -------
Balance 1/1/99                                      96,694          28.86
Granted                                             37,542          32.69
Exercised                                           (3,749)          8.28
Cancelled                                           (2,100)         36.47
                                                   -------        -------
Balance 12/31/99                                   128,387         $30.46
                                                   =======         ======

     The weighted average fair value of options granted during 1999 and 1998 were $32.69 and $33.82, respectively. There were no options granted during 1997.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Options Outstanding
       Range of                                  Number      Weighted-Average         Weighted-Average    Number    Weighted-Average
    Exercise-Price                            Outstanding  Remaining Contractual Life  Exercise Price   Exercisable  Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
   $ 8.13 - $12.20                                14,996           2.0 years              $ 9.56           14,996        $ 9.56
   $20.33 - $24.40                                 1,824           5.6 years              $23.22            1,459        $23.22
   $32.53 - $36.59                               107,367           9.0 years              $33.11           71,524        $33.01
   $36.59 - $40.66                                 4,200           8.3 years              $40.50              840        $40.50
                                                 -------                                                   ------        ------
                                                 128,387                                                   88,819        $28.96
                                                 =======                                                   ======        ======


12 - Commitments and Contingent Liabilities

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

     Approximate minimum rental commitments for existing operating leases at December 31, 1999, are as follows:


                                                         Total
                                                   Operating Leases
                                                   ----------------
   2000 .......................................        $1,489,000
   2001 .......................................         1,207,000
   2002 .......................................           656,000
   2003 .......................................           651,000
   2004 .......................................           546,000
   Thereafter .................................         4,476,000
                                                       ----------
   Total ......................................        $9,025,000
                                                       ==========

Total lease expense amounted to $1,738,000 in 1999, $1,620,000 in 1998 and $1,363,000 in 1997.
                                                                     (Continued)

13 - Financial Instruments with Off-Balance Sheet Risk

     The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 1999 and 1998, which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit at December 31, 1999 and 1998, of $7,027,000 and $7,558,000, respectively; commitments to extend credit of $45,064,000 and $37,981,000, respectively for revolving home equity lines; $99,966,000 and $109,100,000, respectively for commercial and real estate loans; $27,116,000 and $21,356,000, respectively, for consumer loans.

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

     The Banks offer commercial, mortgage and consumer credit products to their customers in the normal course of business, which are detailed in note 4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credits is, to some extent, dependent upon the economy in the Banks' market areas.
--------------------------------------------------------------------------------
14 - Regulatory Capital

(Dollars in thousands)
                                                          Actual        For Capital Adequacy Purposes
As of December 31, 1999                           Amount          Ratio     Amount          Ratio
-----------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
Corporation ...................................  $152,815        12.64%    $96,739          8.00%
Harleysville National Bank ....................    93,993        10.23%     73,484          8.00%
Citizens National Bank ........................    21,466        11.62%     14,780          8.00%
Security National Bank ........................     9,593        10.57%      7,259          8.00%
Tier 1 Capital (to risk weighted assets):
Corporation ...................................  $138,273        11.43%    $48,369          4.00%
Harleysville National Bank ....................    83,222         9.06%     36,742          4.00%
Citizens National Bank ........................    19,155        10.37%      7,390          4.00%
Security National Bank ........................     8,532         9.40%      3,629          4.00%
Tier 1 Capital (to average assets):
Corporation ...................................  $138,273         8.52%    $64,901          4.00%
Harleysville National Bank ....................    83,222         6.76%     49,288          4.00%
Citizens National Bank ........................    19,155         7.14%     10,738          4.00%
Security National Bank ........................     8,532         7.05%      4,844          4.00%

                              [RESTUBED FOR ABOVE]

(Dollars in thousands)                                To Be Well Capitalized Under
                                                 Prompt Corrective Action Provision
As of December 31, 1999                                  Amount            Ratio
-----------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
Corporation ...................................             --               --
Harleysville National Bank ....................         $ 91,855           10.00%
Citizens National Bank ........................           18,475           10.00%
Security National Bank ........................            9,074           10.00%
Tier 1 Capital (to risk weighted assets):
Corporation ...................................         $   --               --
Harleysville National Bank ....................           55,113            6.00%
Citizens National Bank ........................           11,085            6.00%
Security National Bank ........................            5,444            6.00%
Tier 1 Capital (to average assets):
Corporation ...................................         $    --              --
Harleysville National Bank ....................           61,536            5.00%
Citizens National Bank ........................           13,423            5.00%
Security National Bank ........................            6,055            5.00%

(Dollars in thousands)
                                                          Actual        For Capital Adequacy Purposes
As of December 31, 1999                           Amount          Ratio     Amount          Ratio
-----------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
Corporation ...................................  $137,371        13.77%    $79,823          8.00%
Harleysville National Bank ....................    70,733         9.70%     58,316          8.00%
Citizens National Bank ........................    32,040        17.90%     14,321          8.00%
Security National Bank ........................     7,629        10.74%      5,680          8.00%
Tier 1 Capital (to risk weighted assets):
Corporation ...................................  $124,039        12.43%    $39,911          4.00%
Harleysville National Bank ....................    61,603         8.45%     29,158          4.00%
Citizens National Bank ........................    29,868        16.69%      7,160          4.00%
Security National Bank ........................     6,741         9.49%      2,840          4.00%
Tier 1 Capital (to average assets):
Corporation ...................................  $124,039         9.05%    $54,817          4.00%
Harleysville National Bank ....................    61,603         6.11%     40,191          4.00%
Citizens National Bank ........................    29,868        11.64%     10,263          4.00%
Security National Bank ........................     6,741         7.10%      3,799          4.00%
-----------------------------------------------------------------------------------------------------

                              [RESTUBED FOR ABOVE]

(Dollars in thousands)                                To Be Well Capitalized Under
                                                 Prompt Corrective Action Provision
As of December 31, 1999                                  Amount            Ratio
-----------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
Corporation ...................................         $    --              --
Harleysville National Bank ....................           72,895           10.00%
Citizens National Bank ........................           17,901           10.00%
Security National Bank ........................            7,101           10.00%
Tier 1 Capital (to risk weighted assets):
Corporation ...................................         $    --              --
Harleysville National Bank ....................           43,737            6.00%
Citizens National Bank ........................           10,740            6.00%
Security National Bank ........................            4,260            6.00%
Tier 1 Capital (to average assets):
Corporation ...................................         $    --              --
Harleysville National Bank ....................           50,238            5.00%
Citizens National Bank ........................           12,828            5.00%
Security National Bank ........................            4,749            5.00%
-----------------------------------------------------------------------------------

                                                                     (Continued)

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

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 1999, that the Banks meet all capital adequacy requirements to which they are subject. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events which have occurred that management believes have changed the institutions' category.

     The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 2000 of approximately $25,000,000 plus an amount equal to the net profits of the Banks in 2000 up to the date of any such dividend declaration.

     Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 1999, there were no investments, loans, extensions of credit or advances from any of the subsidiary banks to the Corporation.

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

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 1999 and 1998 are outlined below.

     For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $47,277,000 and $57,337,000 at December 31, 1999 and 1998, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The loan portfolio, net of unearned income, at December 31, 1999 and 1998, has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                                                            1999
                                             -----------------------------------
                                             Carrying                 Estimated
                                             Amount                   Fair Value
                                             -----------------------------------
Investment securities ...................    $  475,230,000       $  474,787,000
Loans, net ..............................    $1,061,976,000       $1,064,379,000

                                                            1998
                                             -----------------------------------
                                             Carrying                 Estimated
                                             Amount                   Fair Value
                                             -----------------------------------
Investment securities ...................    $ 431,958,000         $ 432,640,000
Loans, net ..............................    $ 900,310,000         $ 904,711,000

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

                                                            1999
                                             -----------------------------------
                                             Carrying                 Estimated
                                             Amount                   Fair Value
                                             -----------------------------------
Time deposits ...........................    $ 486,789,000         $ 490,503,000

                                                            1998
                                             -----------------------------------
                                             Carrying                 Estimated
                                             Amount                   Fair Value
                                             -----------------------------------
Time deposits ...........................    $ 420,073,000         $ 423,781,000

     The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $248,318,000 and $148,978,000 at December 31, 1999 and 1998, respectively, approximate their recorded book balances.

     There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $179,173,000 and $175,995,000 at December 31, 1999 and 1998, respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

(Continued)

16 - Condensed Financial Information - Parent Company Only

Condensed financial statements of Harleysville National Corporation follow:

                                CONDENSED BALANCE SHEETS
(Dollars in thousands)                                                       December 31,
                                                                 --------------------------------------
                                                                    1999                       1998
                                                                 --------------------------------------
Assets:
   Cash ..................................................      $          51            $         244
   Investments in subsidiaries ...........................            129,609                  131,155
                                                                -------------            -------------
      Total assets .......................................      $     129,660            $     131,399
                                                                =============            =============

Liabilities and shareholders' equity:
   Other liabilities .....................................      $          --            $         447
                                                                -------------            -------------
      Total liabilities ..................................      $          --            $         447
                                                                -------------            -------------

Shareholders' equity:
   Common stock ..........................................      $       7,915            $       7,536
   Additional paid in capital ............................             63,080                   50,899
   Retained earnings .....................................             68,422                   67,133
   Net unrealized gain on investment
     securities available for sale .......................             (9,757)                   5,384
                                                                -------------            -------------
      Total shareholders' equity .........................            129,660                  130,952
                                                                -------------            -------------
      Total liabilities and
       shareholders' equity ..............................      $     129,660            $     131,399
                                                                =============            =============

                                CONDENSED STATEMENTS OF INCOME
(Dollars in thousands)                                                  Year Ended December 31,
                                                                --------------------------------------
                                                                  1999          1998            1997
                                                                --------------------------------------
Dividends from banks .....................................      $20,763       $28,090         $ 8,577
Other income                                                         --            --              71
                                                                -------       -------         -------
   Total operating income ................................       20,763        28,090           8,648
                                                                -------       -------         -------
Operating expense ........................................           19             8              --
                                                                -------       -------         -------
Income before income tax
   expense and equity in
   undistributed net income
   of banks ..............................................       20,744        28,082           8,648
Income tax expense .......................................           (7)           (3)             24
                                                                 -------       -------         -------
Income before equity in
   undistributed net income
   of banks ..............................................        20,751       28,085           8,624
Equity in undistributed
   net income of banks ...................................         1,596       (8,778)          9,019
                                                                 -------       -------         -------
   Net income ............................................       $22,347       $19,307         $17,643
                                                                 =======       =======         =======


                                CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)                                                  Year Ended December 31,
                                                                --------------------------------------
                                                                  1999          1998            1997
                                                                --------------------------------------
Operating activities:
   Net income ............................................       $22,347       $19,307         $17,643
   Adjustments to reconcile
      net income to net cash
      provided by operating
      activities:
   Equity in undistributed
      net income of banks ................................        (1,596)        8,778          (9,019)
   Realized gain on sale
      of securities ......................................            --            --              (6)
   Net increase in
      other liabilities ..................................          (446)           (3)             24
                                                                 -------       -------         -------
Net cash provided by
   operating activities ..................................        20,305        28,082           8,642
                                                                 -------       -------         -------

Investing activities:
   Capital contributions
      made to the banks ..................................       (12,000)      (21,663)         (3,944)
   Proceeds from sales
      of securities ......................................            --            --           1,874
                                                                 -------       -------         -------
Net cash (used in) provided
   by investing activities ...............................       (12,000)      (21,663)         (2,070)
                                                                 -------       -------         -------

Financing activities:
   Cash dividends and
      fractional shares ..................................        (8,488)       (7,277)         (6,593)
   Dividend reinvestment .................................           (49)           --             (16)
   Stock options and awards ..............................            39           354             232
                                                                 -------       -------         -------
Net cash used in
   financing activities ..................................        (8,498)       (6,923)         (6,377)
                                                                 -------       -------         -------
Net (decrease) increase in cash ..........................          (193)         (504)            195
Cash and cash equivalents at
   beginning of year .....................................           244           748             553
                                                                 -------       -------         -------
Cash and cash equivalents at
   end of year ...........................................       $    51       $   244         $   748
                                                                 =======       =======         =======


                                                                     (Continued)

17 - Quarterly Financial Data (Unaudited)

     The following is the summarized (unaudited) consolidated quarterly financial data of the Corporation which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporation's results of operations:

(Dollars in thousands, except per share information)

                                                                        Three Months Ended
                                                          ---------------------------------------------
1999:                                                     March 31     June 30     Sept. 30     Dec. 31
                                                          ---------------------------------------------
   Interest income .....................................  $24,468     $25,743      $27,388     $28,518
   Net interest income .................................   14,019      14,867       15,269      15,089
   Provision for losses ................................      477         477          476         477
   Noninterest income ..................................    2,315       2,541        2,380       2,856
   Operating expenses ..................................    9,021       9,178        9,449      10,790
   Income before income
      tax expense ......................................    6,836       7,753        7,724       6,678
   Income tax expense ..................................    1,647       2,001        1,766       1,230
                                                          -------     -------      -------     -------
   Net income ..........................................  $ 5,189     $ 5,752      $ 5,958     $ 5,448
                                                          =======     =======      =======     =======
   Net income per share
      Basic ............................................  $  0.65     $  0.73      $  0.75     $  0.69
                                                          =======     =======      =======     =======
      Diluted ..........................................  $  0.65     $  0.73      $  0.75     $  0.69
                                                          =======     =======      =======     =======

1998:
   Interest income .....................................  $22,345     $23,130      $23,656     $24,361
   Net interest income .................................   12,974      13,261       13,390      13,629
   Provision for losses ................................      565         565          550         550
   Noninterest income ..................................    1,903       2,236        2,944       2,925
   Operating expenses ..................................    8,349       8,584        8,517       9,959
   Income before income
      tax expense ......................................    5,963       6,348        7,267       6,045
   Income tax expense ..................................    1,486       1,558        1,979       1,293
                                                          -------     -------      -------     -------
   Net income ..........................................  $ 4,477     $ 4,790       $5,288     $ 4,752
                                                          =======     =======      =======     =======
   Net income per share
      Basic ............................................  $ 0.56      $  0.61       $ 0.67     $  0.60
                                                          =======     =======      =======     =======
      Diluted ..........................................  $ 0.56      $  0.61       $ 0.67     $  0.60
                                                          =======     =======      =======     =======

PAGE 24


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Harleysville National Corporation and Subsidiaries


Consolidated Summary of Operations

(Dollars in thousands, except per share                                   Year Ended December 31,
 data and average shares outstanding)                     1999         1998         1997         1996         1995
                                                      ----------   ----------   ----------   ----------   ----------
Income And Expense
Interest income ...................................   $  106,117   $   93,492   $   85,827   $   78,926   $   73,500
Interest expense ..................................       46,873       40,238       36,086       33,011       30,804
                                                      ----------   ----------   ----------   ----------   ----------
Net interest income ...............................       59,244       53,254       49,741       45,915       42,696
Provision for loan losses .........................        1,907        2,230        2,590        2,197        2,242
                                                      ----------   ----------   ----------   ----------   ----------
Net interest income after provision for loan losses       57,337       51,024       47,151       43,718       40,454
Noninterest income ................................       10,092       10,008        7,591        5,311        4,737
Noninterest expense ...............................       38,438       35,409       30,626       27,842       26,186
                                                      ----------   ----------   ----------   ----------   ----------
Income before income tax expense ..................       28,991       25,623       24,116       21,187       19,005
Income tax expense ................................        6,644        6,316        6,473        5,920        5,646
                                                      ----------   ----------   ----------   ----------   ----------
Net income ........................................   $   22,347   $   19,307   $   17,643   $   15,267   $   13,359
                                                      ==========   ==========   ==========   ==========   ==========

--------------------------------------------------------------------------------------------------------------------
Per Share*
Basic earnings ....................................   $     2.82   $     2.44   $     2.24   $     1.94   $     1.71
Diluted earnings ..................................         2.82         2.44         2.24         1.94         1.70
Cash dividends paid ...............................         1.07         0.95         0.86         0.76         0.67
Basic average shares outstanding ..................    7,913,540    7,902,962    7,878,752    7,867,103    7,822,843
Diluted average shares outstanding ................    7,925,384    7,918,337    7,885,847    7,890,970    7,856,667
*Adjusted for 5% stock dividends effective 9/30/99,
 6/30/97 and 6/28/96

--------------------------------------------------------------------------------------------------------------------
Average Balance Sheet
Loans .............................................   $  973,398   $  839,102   $  763,000   $  704,032   $  651,955
Investments .......................................      451,750      365,678      296,249      268,678      238,955
Other interest-earning assets .....................       10,261       25,366       29,092       21,446       18,898
Total assets ......................................    1,509,248    1,284,706    1,146,573    1,046,915      959,068
Deposits ..........................................    1,159,377    1,037,039      940,738      881,859      818,995
Other interest-bearing liabilities ................      191,857       97,232       71,067       46,814       37,084
Shareholders' equity ..............................      130,689      124,684      111,306       98,515       87,926

--------------------------------------------------------------------------------------------------------------------
Balance Sheet At Year-End
Loans .............................................   $1,061,976   $  900,310   $  798,306   $  737,094   $  675,240
Investments .......................................      475,230      431,958      311,642      283,446      253,401
Other interest-earning assets .....................        5,123       17,133       18,020       16,615       25,785
Total assets ......................................    1,635,679    1,412,090    1,188,267    1,095,967    1,005,859
Deposits ..........................................    1,231,265    1,104,316      982,529      909,746      855,816
Other interest-bearing liabilities ................      248,318      148,978       64,138       59,521       39,751
Shareholders' equity ..............................      129,660      130,952      117,646      104,793       92,860
--------------------------------------------------------------------------------------------------------------------


                                                                    (Continued)
PAGE 25

     Forward-looking statements may prove inaccurate. We have made forward-looking statements in this document, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Harleysville National Corporation and its Subsidiaries. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements.

     Shareholders should note that many factors, some of which are discussed elsewhere in this document, could affect the future financial results of Harleysville National Corporation and its Subsidiaries and could cause those results to differ materially from those expressed in our forward-looking statements contained in this document. These factors include the following:

     o  operating, legal and regulatory risks;

     o economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

     o the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Introduction

     The Corporation experienced record performance during 1999. This performance was achieved through an increase in earning assets and continued emphasis on controlling overhead expenses. The primary source of the increase in assets was the growth in loans. The Corporation's emphasis on building the loan portfolio with quality loans was underscored through the improvement in key loan performance ratios.

     The Corporation's net income of $22,347,000 in 1999, increased 15.7% compared to the $19,307,000 reported in 1998. Both basic and diluted earnings per share increased 15.6% to $2.82 from $2.44 earned in 1998. The primary sources of this increase in net income were the rise in earning assets, continued growth in income from the Investment Management and Trust Division, and the management of operating expenses. Average earning assets increased $205,263,000, or 16.7%, from a year ago, compared to an 8.6% rise in other operating expenses. Income from the Investment Management and Trust Division grew 24.2% in 1999, compared to 1998.

     An improvement in asset quality in 1999 was reflected by an improvement in key loan performance ratios. Nonperforming assets as a percentage of total loans and net assets acquired in foreclosure at December 31, 1999 declined to 0.53%, from 0.60% at December 31, 1998. At December 31, 1999, loans past due 90 days or more were reduced by $1,081,000, to $269,000, compared to the December 31, 1998, balance of $1,350,000.

Interest-Earning Assets and
Interest-Bearing Liabilities
     The level of average interest-earning assets was $1,435,409,000 in 1999, an increase of $205,263,000, or 16.7%, compared to 1998. The increase was led by strong growth in loans. During 1999, the average balance of the loan portfolio increased $134,296,000, or 16.0%. Also contributing to the growth in average interest-earning assets was an $86,072,000, or 23.5% rise in average investment securities. Average interest-earning assets were $1,088,341,000 in 1997.

     Average interest-bearing liabilities totaled $1,170,087,000 in 1999, an increase of $194,148,000, or 19.9%, compared to 1998. This increase was attributable to increases in other borrowings, savings deposits, and time deposits of $94,625,000, $58,328,000, and $41,195,000, respectively. Average interest-bearing liabilities were $869,447,000 in 1997.

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

     The investment securities total at December 31, 1999, of $475,230,000 grew $43,272,000, or 10.0%, over the December 31, 1998, balance of $431,958,000. This increase included $25,000,000 in securities purchased as part of a capital leverage program. The capital leverage program involves structured transactions in which the banks borrow funds from the Federal Home Loan Bank (FHLB) and invest these borrowed funds in securities that are priced to yield a spread over the FHLB borrowing rate. The investment securities held to maturity decreased $17,249,000 during 1999, as a result of maturities and calls. The investment securities available for sale increased $60,521,000. The increase in the investments available for sale, not inclusive of the $25,000,000 capital leverage program, was funded by proceeds from the maturities and calls in the investment securities portfolios and through the increase in deposits during 1999.

Loans
     The Corporation continued its strong growth in loans during 1999. Total loans grew $158,276,000, from $902,894,000 at December 31, 1998, to
$1,061,170,000 at December 31, 1999. The Banks experienced growth in all loan categories. During 1999, consumer loans, commercial loans, lease financing and real estate loans grew $78,420,000, $34,488,000, $26,156,000, and $19,212,000, respectively. The majority of the growth in consumer loans was related to the growth in financing indirect automobile dealer loans during 1999. The Corporation has maintained strong relationships with automobile dealers to insure that we offer them the services and products to meet their financing needs. Residential mortgages sold during 1999 were $38,215,000 compared to $34,313,000 in 1998.

     At December 31, 1999, there were no loan concentrations over 10% of loans outstanding in any one category or to any one borrower. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.

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

     The Banks continued to maintain a high quality loan portfolio during 1999. Nonperforming assets (nonaccruing loans, net

                                       (Continued after Balance Sheet Analysis)
PAGE 26


BALANCE SHEET ANALYSIS

  The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields.

Distribution Of Assets, Liabilities And Shareholders' Equity,
Interest Rates And Interest Differential

                                                                                                       Year Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                               1999                                             1998
                                           -----------------------------------------------------------------------------------------
                                              Average          Average                           Average        Average
(Dollars in thousands)                        Balance          Rate             Interest         Balance        Rate        Interest
                                           -----------------------------------------------------------------------------------------
Assets

Investment securities:
  Taxable investments ..................     $266,477          6.54%            $17,427          $218,523       6.28%        $13,723
  Nontaxable investments (1) ...........      185,273          7.51              13,923           147,155       7.71          11,353
                                           ----------          ----             -------         ---------       ----         -------

    Total investment securities ........      451,750          6.94              31,350           365,678       6.86          25,076
Loans (1) (2) ..........................      973,398          8.15              79,370           839,102       8.50          71,344
Other rate-sensitive assets ............       10,261          4.76                 488            25,366       5.21           1,321
                                           ----------          ----             -------         ---------       ----         -------

    Total earning assets ...............    1,435,409          7.75             111,208         1,230,146       7.95          97,741
Noninterest-earning assets .............       73,839            --                  --            54,560         --              --
                                           ----------          ----             -------         ---------       ----         -------

    Total assets .......................   $1,509,248          7.37%           $111,208        $1,284,706       7.61%        $97,741
                                           ==========          =====           ========        ==========       =====        =======

Liabilities And Shareholders' Equity
Deposits:
  Demand ...............................   $  181,147            --%           $     --         $ 158,332         --%        $    --
  Savings ..............................      524,155          2.53              13,255           465,827       2.75          12,789
  Time .................................      454,075          5.29              24,038           412,880       5.51          22,748
                                           ----------          ----             -------         ---------       ----         -------

    Total ..............................    1,159,377          3.22              37,293         1,037,039       3.43          35,537
Borrowings and other
  interest-bearing liabilities .........      191,857          4.99               9,580            97,232       4.83           4,701
Other liabilities ......................       27,325            --                  --            25,751         --              --
                                           ----------          ----             -------         ---------       ----         -------

    Total liabilities ..................    1,378,559          3.40             46,873         1,160,022        3.47         40,238
Shareholders' equity ...................      130,689            --                 --           124,684          --             --
                                           ----------          ----             -------         ---------       ----         -------

    Total liabilities and
     shareholders' equity ..............   $1,509,248          3.11%           $46,873        $1,284,706        3.13%       $40,238
                                           ==========          =====           ========        ==========       =====        =======

Average effective rate on
  interest-bearing liabilities .........   $1,170,087          4.01%           $46,873        $  975,939        4.12%       $40,238
                                           ==========          =====           ========       ==========        =====       =======

====================================================================================================================================





Interest Income/Earning Assets .........   $1,435,409          7.75%           $111,208       $1,230,146       7.95%       $97,741
Interest Expense/Earning Assets ........   $1,435,409          3.27            $ 46,873       $1,230,146       3.27        $40,238
                                                               -----                                           -----

Effective Interest Differential ........                       4.48%                                           4.67%
                                                               =====                                           =====


(1) The interest earned on nontaxable investment securities and loans is shown on a tax-equivalent basis.

(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

--------------------------------------------------------------------------------

                                                                     (Continued)


                                        --------------------------------------------
                                                              1997
                                        --------------------------------------------
                                                Average       Average
(Dollars in thousands)                          Balance       Rate          Interest
                                        --------------------------------------------
Assets

Investment securities:
  Taxable investments ..................        $195,557       6.56%         $12,832
  Nontaxable investments (1) ...........         100,692       8.01            8,062
                                              ----------       ----          -------

    Total investment securities ........         296,249       7.05           20,894
Loans (1) (2) ..........................         763,000       8.70           66,378
Other rate-sensitive assets ............          29,092       5.66            1,648
                                              ----------       ----          -------

    Total earning assets ...............       1,088,341       8.17           88,920
Noninterest-earning assets .............          58,232         --               --
                                              ----------       ----          -------

    Total assets .......................      $1,146,573       7.76%         $88,920
                                              ==========       =====         =======

Liabilities And Shareholders' Equity
Deposits:
  Demand ...............................         $142,358         --%        $    --
  Savings ..............................          415,488        2.71         11,272
  Time .................................          382,892        5.53         21,186
                                              ----------       ----          -------

    Total ..............................          940,738        3.45         32,458
Borrowings and other
  interest-bearing liabilities .........           71,067        5.11          3,628
Other liabilities ......................           23,462          --             --
                                               ----------        ----        -------

    Total liabilities ..................        1,035,267        3.49         36,086
Shareholders' equity ...................          111,306          --             --
                                               ----------        ----        -------

    Total liabilities and
     shareholders' equity ..............       $1,146,573        3.15%       $36,086
                                              ==========        =====        =======

Average effective rate on
  interest-bearing liabilities .........         $869,447        4.15%       $36,086
                                               ==========       =====        =======

====================================================================================





Interest Income/Earning Assets .........      $1,088,341        8.17%        $88,920
Interest Expense/Earning Assets ........      $1,088,341         3.32        $36,086
                                                                -----

Effective Interest Differential ........                         4.85%
                                                                 =====
-------------------------------------------------------------------------------------


PAGE 27


assets in foreclosure and troubled debt restructured loans) were 0.53% of total loans and net assets acquired in foreclosure at December 31, 1999, compared to 0.60% at December 31, 1998, and 0.73% at December 31, 1997. The ratio of the allowance to nonperforming assets was 254.1% at December 31, 1999, compared to 253.3% at December 31, 1998 and 215.6% at December 31, 1997.

  The balance of nonaccruing loans of $3,690,000 at December 31, 1999, decreased $6,000 from the December 31, 1998, balance of $3,696,000. A decrease in nonaccruing commercial loans was partially offset by an increase in real estate nonaccruing loans. The December 31, 1998, balance of nonaccrual loans was $34,000 less than the December 31, 1997, balance of $3,730,000.

  Net assets in foreclosure totaled $1,436,000 as of December 31, 1999, an increase of $304,000 from the December 31, 1998 balance. During 1999, sales of foreclosed properties totaled $1,765,000, transfers from loans to assets in foreclosure were $2,186,000 and write-downs of assets in foreclosure equaled $117,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value, less selling costs.

  During 1999, strong loan collection efforts by the Banks significantly reduced loans past due 90 days or more. Loans past due 90 days or more and still accruing interest are loans that are generally well secured and are in the process of collection. As of December 31, 1999, loans past due 90 days or more and still accruing interest were $269,000, compared to $1,350,000 as of December 31, 1998. This decrease was a result of a reduction in real estate loans and consumer loans past due 90 days at December 31, 1999.

  As of December 31, 1999, there were two unrelated commercial borrowers with troubled debt restructured loans totaling $465,000. These customers were complying with the restructured terms as of December 31, 1999.

  The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses. Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. The allowance for loan losses grew 3.7% from $13,706,000 at December 31, 1998, to $14,208,000 at December 31, 1999.
The allowance for loan losses to nonperforming assets at December 31, 1999, of 254.1% increased from the 253.3% at December 31, 1998.

-----------------------------------------------------------------------------------------------
                                                           Year Ended December 31,
                                                -----------------------------------------------
                                                   1999                1998              1997
                                                -----------------------------------------------
Nonperforming assets .........................   $5,591,000        $5,410,000        $5,841,000
Allowance for loan losses to
         nonperforming assets ................       254.1%            253.3%           215.6%
Nonperforming assets to total loans and
         net assets acquired in foreclosure ..        0.53%             0.60%            0.73%
Allowance for loan losses
         to total loans ......................        1.34%             1.52%            1.58%
----------------------------------------------------------------------------------------------



Deposits and Borrowings and Other Interest-Bearing Liabilities

  The primary funding sources of the Corporation are deposits and other borrowings. The Banks have seen significant increases in other borrowings during the last few years as a result of the capital leverage program and an increase in competition for deposits. Total deposits of $1,231,265,000 at December 31, 1999, increased $126,949,000, or 11.5%, from the $1,104,316,000 balance at
December 31, 1998. All deposit categories increased during this period. Other borrowings of $248,318,000 at December 31, 1999, grew $99,340,000, or 66.7%, compared to the December 31, 1998, balance. This increase included $25,000,000 in FHLB borrowings related to the capital leverage program. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury notes.


--------------------------------------------------------------------------------
INCOME STATEMENT ANALYSIS

Results of Operations

  The 1999 net income of $22,347,000 increased $3,040,000, or 15.7% from the 1998 net income of $19,307,000. On a per share basis, basic and diluted earnings were $2.82 in 1999, compared to basic and diluted earnings per share of $2.44 in 1998. Net income increased in 1998 by $1,664,000, or 9.4% over 1997.

  The return on average shareholders' equity was 17.10% for 1999, compared to 15.48% for 1998 and 15.85% in 1997. The 1999 return on average assets of 1.48% decreased from the 1998 return on average asset rate of 1.50% as a result of the strong asset growth experienced during 1999. The 1997 return on average assets was 1.54%.

  Net income is affected by five major elements: net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; other operating income, which is made up primarily of certain service fees and Investment Management and Trust Services income; other operating expenses, which consist primarily of salaries and other operating expenses; and income taxes. Each of these major elements is reviewed in more detail in the following discussion.

Net Interest Income

  The 1999 net interest income of $59,244,000 increased $5,990,000, or 11.2%, from 1998 levels. Net interest income was $53,254,000 in 1998, which was 7.1% higher than the $49,741,000 reported in 1997.

  Interest income at December 31, 1999, of $106,117,000 grew $12,625,000, or 13.5%, from the $93,492,000 balance at December 31, 1998. The increase in interest income is the result of the growth in both average loans and investment securities during this period. This growth in interest income was partially offset by the $6,635,000, or 16.5%, increase in interest expense at December 31, 1999, compared to December 31, 1998. This rise in interest expense was the result of the increase in both average interest-bearing deposits and borrowings during this period. The higher rate of growth in interest expense, compared to the interest income growth, is the result of funding bank

                                                                     (Continued)
PAGE 28

owned life insurance (BOLI) with deposits during 1999. Income generated from BOLI is recorded as other operating income.

Net Interest Margin

  The net interest margin for 1999 of 4.48% was lower than both the net interest margins for 1998 and 1997 of 4.67% and 4.85%, respectively. The lower net interest margin experienced in 1999 is related to the high cost of attracting new deposits, the impact of the additional capital leverage program, and the funding of the BOLI. The tax-equivalent yield on total interest-earning assets decreased 20 basis points from 7.95% in 1998 to 7.75% in 1999. This decrease is the result of an increase in lower yielding investment securities related to the capital leverage program, and lower loan yields. The Banks' 11 basis point reduction in the cost of interest-bearing liabilities did not match the drop in the tax-equivalent yield on total interest earning assets. The 1999 cost of interest-bearing liabilities was 4.01% in 1999 and 4.12% in 1998.

  In an effort to more fully leverage its capital, the Corporation entered into structured transactions in which the Banks borrow funds from the FHLB and invest these borrowed funds into securities that are priced to yield a spread over the FHLB borrowing rate. The Banks' capital leverage program balance at December 31, 1999, was $74,818,000. The actual leverage program yield spread earned during 1999 was 1.66%. Since the current competitive interest rate environment will continue to place downward pressure on the net interest margin, the Banks will increase net interest income through the continued growth in market share of loans and deposits.

  The 1997 tax-equivalent yield on total interest-earning assets, cost of interest-bearing liabilities and net interest margin were 8.17%, 4.15% and 4.85%, respectively.

Interest Rate Sensitivity Analysis

  The Corporation actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures approved by the Banks' Boards of Directors, is responsible for managing the rate sensitivity position. The Banks manage interest rate sensitivity by changing mix and repricing characteristics of their assets and liabilities through their investment securities portfolios, borrowings from the FHLB and their offering of loan and deposit terms. The nature of the Banks' current operations is such that it is not subject to foreign currency exchange or commodity price risk. The Banks do not own trading assets and they do not have any hedging transactions in place such as interest rate swaps, caps or floors.

  The Banks utilize three principal reports to measure interest rate risk: asset/liability simulation reports; gap analysis reports; and net interest margin reports. The table below shows the interest rate sensitivity gap position as of December 31, 1999. The table presents data at a single point in time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 1999. Money market, interest-bearing checking, and savings accounts are considered stable sources of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Banks are in a negative gap position of (8.87)% of earning assets at December 31, 1999. This gap position is within the guidelines set by the Banks' Asset/ Liability policy.

  Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates have on the Banks' net interest income is simulated by increasing and decreasing interest rates. This simulation is known as rate shocks. The report on the following page forecasts changes in the Banks' market value of equity under alternative interest rate environments. The market value of equity is defined as the net present value of the Banks' existing assets and liabilities. The results of the December 31, 1999, rate shock simulations show that the Banks are within all guidelines set by the Banks' Asset/Liability policy.


---------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                            December 31, 1999
                                                    ---------------------------------------------------------------------
                                                      0 to 90      91 to 365   >1 year         >3 years         Over 5
                                                        days         days      <3 years        <5 years         years
                                                    ---------------------------------------------------------------------
Assets
Other rate-sensitive assets .....................   $  3,523       $1,500       $    100       $     --       $     --
Loans ...........................................    228,012      110,943        310,965        171,511        240,545
Investment securities ...........................     25,797       45,361         51,392         49,290        318,402
                                                    --------    ---------       --------       --------       --------
Total rate-sensitive assets .....................    257,332      157,804        362,457        220,801        558,947
                                                    --------    ---------       --------       --------       --------

Liabilities
Time deposits ...................................    142,698      164,582        150,676         28,811             22
Money market accounts ...........................      9,279       30,198         55,748         19,921        134,879
Interest-bearing checking accounts ..............      4,936       16,315         35,749         12,778         79,784
Savings accounts ................................      5,460       14,175         31,097         17,887         74,795
Other borrowings ................................    153,068       12,500         47,750         23,000         12,000
                                                    --------    ---------       --------       --------       --------
Total rate-sensitive liabilities ................   $315,441    $237,770        $321,020       $102,397       $301,480
                                                    --------    ---------       --------       --------       --------
Incremental gap .................................   $(58,109)   $(79,966)       $ 41,437       $118,404       $257,467
                                                    ========    =========       ========       ========       ========
Cumulative gap ..................................   $(58,109)   $(138,075)      $(96,638)      $ 21,766       $279,233
                                                    ========    =========       ========       ========       ========
% of earning assets .............................      (3.73)%      (8.87)%        (6.21)%         1.40%         17.93%
                                                    ========    =========       ========       ========       ========


                                                                    (Continued)
PAGE 29


                                                                                      Asset/Liability
                                                        Change in                          Policy
                                    Market Value      Market Value     Percentage         Approved
                                     of Equity         of Equity        Change         Percent Change
                                   -------------------------------------------------------------------
+200 Basis Points ...............     264,676           (42,407)        -13.81%            +/-30%
+150 Basis Points ...............     274,984           (32,099)        -10.45%            +/-30%
+100 Basis Points ...............     285,504           (21,579)         -7.03%            +/-30%
+50 Basis Points ................     296,161           (10,922)         -3.56%            +/-30%
Flat Rate .......................     307,083                --           0.00%            +/-30%
-50 Basis Points ................     317,030             9,947           3.24%            +/-30%
-100 Basis Points ...............     325,920            18,837           6.13%            +/-30%
-150 Basis Points ...............     329,874            22,791           7.42%            +/-30%
-200 Basis Points ...............     330,367            23,284           7.58%            +/-30%

------------------------------------------------------------------------------------------------------

  In the event the Banks should experience a mismatch in their desired GAP ranges or an excessive decline in their market value of equity resulting from changes in interest rates, they have a number of options which they could utilize to remedy such a mismatch. The Banks could restructure their investment portfolio through the sale or purchase of securities with more favorable repricing attributes. They could also emphasize loan products with appropriate maturities or repricing attributes, or attract deposits or obtain borrowings with desired maturities.

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

  The 1999 provision of $1,907,000, reflected a decrease of $323,000, or 14.4%, compared to the 1998 provision of $2,230,000. The decrease in the provision during 1999 is related to the improvement in the ratio of the allowance for loan losses to nonperforming assets ratio. The allowance for loan losses to nonperforming assets ratio for December 31, 1999, 1998 and 1997 were 254.1%, 253.3%, and 215.6%, respectively. Total loans charged off increased 18.9% from $1,416,000 in 1998 to $1,684,000 in 1999. The increase in the loans charged off was primarily due to real estate related loans. Recoveries of $279,000 during 1999 decreased from the 1998 recoveries of $300,000. The charged off loans and recoveries for 1997 were $1,745,000 and $519,000, respectively.


Other Income

 The 1999 other operating income of $10,092,000 increased $84,000, compared to the 1998 level of $10,008,000. This minor growth was the result of a $1,072,000 decrease in security gains earned in 1999 compared to 1998. The 1999 other operating income net of security gains increased $1,156,000, or 13.7%, over the 1998 other operating income net of security gains. Contributing to this increase were a $512,000 rise in trust income, a $285,000 growth in service charges and a $527,000 increase in BOLI income. These increases were offset by a $168,000 decrease in other income.

 Income from service charges on deposit accounts of $3,572,000 in 1999 increased $285,000, or 8.7%, from the 1998 income from service charges on deposit accounts of $3,287,000. The increase in service charges during 1999 is attributed to the 13.0% rise in average fee earning deposits. The 1998 service charges grew 9.8% over 1997 service charges.

  The $471,000 net security gain in 1999 was lower than the 1998 and 1997 net security gains of $1,543,000 and $1,757,000, respectively. The majority of the security gains in 1998 and 1997 were the result of the sale of equity securities held at HNC Financial Company. HNC Financial Company did not sell any securities during 1999. From time to time, the Corporation sells investment securities available for sale to fund the purchase of other securities in an effort to enhance the overall return on the portfolio.

  Income from the Corporation's Investment Management and Trust Division of $2,629,000 increased $512,000, or 24.2%, compared to the $2,117,000 recorded in
1998. This increase was primarily the result of a 24.7% increase in the book value of trust assets from December 31, 1998 to December 31, 1999. The 1997 Investment Management and Trust Division income was $1,509,000.

  During 1999, the corporation entered into a $25,000,000 investment of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the corporation. This profitability is used to offset a portion of future benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as other income. The corporation recognized $527,000 of BOLI income during 1999.

  Other income decreased $168,000 during 1999, from $3,061,000 in 1998 to $2,893,000 in 1999. This decrease was due to a $388,000 reduction in gains on the sale of residential mortgages, from $716,000 in 1998, to $328,000 in 1999. Net of gains on the sale of residential mortgages, other income increased $220,000, or 9.4%, in 1999, compared to 1998. This increase was the result of a rise in gains on the sale of off-lease vehicles and equipment and the growth in debit card fees. Other income in 1997 was $1,395,000.

Other Expenses

  The Corporation's total overhead expense as a percentage of average assets of 2.51% was well below its peer banks' ratio of 3.02% as of September 30, 1999. Other operating expenses rose to $38,438,000 for 1999, an 8.6% increase over the $35,409,000 for 1998. This increase improved from the 15.6% increase in other operating expenses experienced from 1997 to 1998. The Corporation's constant focus on controlling expenses and improving efficiencies has held the growth of its other operating expenses much lower than its 15.8%

                                                                    (Continued)
PAGE 30

growth in total assets during 1999. Employee salaries and benefits increased $1,560,000, or 8.3%, from $18,876,000 in 1998 to $20,436,000 in 1999. The increase in salaries and benefits reflects cost-of-living increases, merit increases and additional staff necessitated by current and planned growth. The 1998 salaries and benefits expense increased 14.7% over the 1997 salary and benefits expense of $16,452,000.

  Net occupancy costs increased by $117,000, or 5.0%, in 1999, compared with a $171,000, or 7.9%, increase in 1998. These increases are primarily related to the additional occupancy expense related to the opening of new branches during these periods. Equipment expenses increased by $836,000, or 23.0%, during 1999, and $646,000, or 21.6%, in 1998. These increases are due to equipment depreciation, rental and maintenance associated with planned increases in data processing capabilities used to manage the rise in volume related to the growth of the Corporation and to enhance the products offered to its customers.

  Other expenses grew $516,000, or 4.9%, from $10,565,000 in 1998 to $11,081,000 in 1999. The 1998 other expenses increased 17.1%, compared to 1997. These increases are the result of expenses associated with the overall growth of the Banks.

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

  The effective income tax rates of 22.9% for 1999, 24.6% for 1998 and 26.8% for 1997 were less than the applicable federal income tax rate of 35.0%, as a result of tax-exempt income.

CAPITAL

  Capital, at the end of 1999, was $129,660,000, a decrease of $1,292,000, or 1.0%, over the end of 1998. The decrease was due to the adjustment for the net unrealized losses on the available for sale investment securities, partially offset by the retention of the Corporation's earnings. The accumulated other comprehensive income at December 31, 1999, was a loss of $9,757,000, compared to a gain of $5,384,000 at December 31, 1998. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority, which, if it were to be implemented, would have a material effect on the Corporation's capital.

  The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.0% for primary capital and 6.0% for total capital. The primary capital ratio was 9.29% December 31, 1999, compared with 9.80% at December 31, 1998. Since the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.

  Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 1999, the Corporation's Tier 1 risk-adjusted capital ratio was 11.43%, and the total risk-adjusted capital ratio was 12.64%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 1999.

  To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given bank organization. The Corporation's leverage ratios were 8.52% and 9.05% at December 31, 1999 and 1998, respectively.

  Under FDIC regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized" an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less. As of December 31, 1999, the banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions.
                                                                     (Continued)

PAGE 31

Liquidity

  Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, along with the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal funds sold averaged $7,010,000 during 1999, and investment securities available for sale averaged $432,342,000 during 1999; both are more than sufficient to match normal fluctuations in loan demand or deposit fund supplies. Backup sources of liquidity are provided by federal fund lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members, and from the Federal Home Loan Bank of Pittsburgh, of which Harleysville, Citizens and Security are members. Unused lines of credit at the FHLB were $188,657,000 as of December 31, 1999.

  There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in liquidity increasing or decreasing in any material way.

Year 2000

  The following section contains forward-looking statements, which involve risks and uncertainties. The actual impact on the Corporation of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

  Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000
(Y2K). The Year 2000 issue affects virtually all companies and organizations.

  The Corporation did not experience problems associated with the Y2K issue and has not found Y2K problems with its related third parties, as of January 31, 2000. The Corporation's third parties include its vendors and commercial customers. The Corporation continues to monitor its own computer systems for Y2K problems and will continue to investigate any potential problems with its related third parties.

  The Corporation prepared a Y2K budget and has tracked expenses related to the Y2K issue. As of December 31, 1999, the corporation has expensed $381,000 and capitalized fixed assets of $116,000 during the last three years to address the Y2K issue.

PAGE 32