Form 10-K, Exhibit 13
period 2000-12-31
HARLEYSVILLE NATIONAL CORP
filed 2001-03-28
CIK 702902

FINANCIAL RATIOS AND SUMMARY OF KEY INFORMATION
     HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                                                                                      Year Ended December 31,
                                                                              -------------------------------------
(Dollars in thousands, except per share data and average shares outstanding)       2000         1999        1998
                                                                              -------------------------------------

Per Share Information
Basic* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     2.76   $     2.51   $     2.24
Diluted* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.76   $     2.50   $     2.24
Cash dividends paid* . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.13         1.02         0.90
Book value (at year-end) . . . . . . . . . . . . . . . . . . . . . . . . . .       18.75        16.60        17.69

Market Value
Bid price of common stock (high)*. . . . . . . . . . . . . . . . . . . . . .  $    34.69        36.28        39.46
Bid price of common stock (low)* . . . . . . . . . . . . . . . . . . . . . .       22.62        30.00        29.48
Average basic shares outstanding*. . . . . . . . . . . . . . . . . . . . . .   9,268,681    9,273,397    9,262,819

Average Balance Sheet
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,166,684   $1,031,055   $  894,758
Earning assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,739,068    1,566,194    1,354,306
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,843,525    1,639,041    1,413,772
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,436,781    1,267,936    1,144,822
Other interest-bearing liabilities and deposits. . . . . . . . . . . . . . .   1,655,592    1,462,823    1,244,238
Shareholder's equity . . . . . . . . . . . . . . . . . . . . . . . . . . . .     154,547      148,636      142,959

Selected Operating Ratios
Return on average assets . . . . . . . . . . . . . . . . . . . . . . . . . .        1.39%        1.42%        1.47%
Return on average shareholder's equity . . . . . . . . . . . . . . . . . . .       16.57%       15.63%       14.52%
Leverage (assets divided by shareholders' equity). . . . . . . . . . . . . .       11.15        12.05        10.31
Average shareholders' equity as a percentage of: . . . . . . . . . . . . . .
     Average loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13.25%       14.42%       15.98%
     Average deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . .       10.76        11.72        12.49
     Average assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8.38         9.07        10.11
     Average earning assets. . . . . . . . . . . . . . . . . . . . . . . . .        8.89         9.49        10.56
Dividend payout ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . .       40.74        40.34        38.84
Average total loans as a percentage of average deposits and borrowed funds .       70.47        70.48        71.91
Net interest margin on average earning assets: . . . . . . . . . . . . . . .
     Interest income** . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.92%        7.65%        7.87%
     Interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (3.78)       (3.23)       (3.28)
     Net interest margin . . . . . . . . . . . . . . . . . . . . . . . . . .        4.14         4.42         4.59
     Noninterest margin. . . . . . . . . . . . . . . . . . . . . . . . . . .       (1.87)       (2.01)       (2.06)

* Adjusted for 5% stock dividends effective 11/9/00 and 9/30/99.    ** Tax-Equivalent Basis

PAGE 1
DESCRIPTION  OF  BUSINESS

Harleysville National Corporation, a Pennsylvania corporation (the Corporation), was incorporated in June 1982. On January 1, 1983, the Corporation became the parent bank holding company of Harleysville National Bank and Trust Company
(HNB), a wholly-owned subsidiary of the Corporation. On February 13, 1991, the Corporation acquired all of the outstanding common stock of The Citizens National Bank (CNB). On June 1, 1992, the Corporation acquired all of the outstanding stock of Summit Hill Trust Company (Summit Hill). On September 25, 1992, Summit Hill merged into CNB and is now operating as a branch office of CNB. On July 1, 1994, the Corporation acquired all of the outstanding stock of Security National Bank (SNB). On March 1, 1996, the Corporation acquired all of the outstanding common stock of Farmers & Merchants Bank (F&M). F&M was merged into CNB and is now operating as a branch office of CNB. On March 17, 1997, the HNC Financial Company was incorporated as a Delaware Corporation. HNC Financial Company's principal business function is to expand the investment opportunities of the Corporation. On January 20, 1999, the Corporation acquired all of the outstanding stock of Northern Lehigh Bancorp, Inc., parent company of Citizens National Bank of Slatington. Citizens National Bank of Slatington was merged into CNB. On April 28, 2000, the Corporation acquired all of the out-standing common stock of Citizens Bank and Trust Company (CB &T). CB & T was merged into CNB.

HNB, which was established in 1909, CNB, which was established in 1903, and SNB, which was established in 1988, (collectively the Banks), are national banking associations under the supervision of the Office of the Comptroller of the Currency. The Corporation's and HNB's legal headquarters are located at 483 Main Street, Harleysville, Pennsylvania 19438. CNB's legal headquarters are located at 13-15 West Ridge Street, Lansford, Pennsylvania 18232. SNB's legal head-quarters are located at One Security Plaza, Pottstown, Pennsylvania 19464. HNC Financial Company's legal headquarters are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801.

As of December 31, 2000, the Corporation had total assets of $1,935,213,000, total shareholders' equity of $173,536,000 and total deposits of $1,489,050,000.

The Banks engage in full-service commercial banking and trust business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions, making construction and mortgage loans and performing corporate pension and personal investment and trust services. Their deposits are insured by the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund to the extent provided by law. The Banks have 40 branch offices located in Montgomery Bucks, Chester, Berks, Carbon, Wayne, Monroe, Lehigh, Northampton and Schuylkill Counties, Pennsylvania.

On  December  31,  2000,  the  Banks  had  579  full-time  equivalent employees.

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

Market  Information

The following table sets forth quarterly dividend information and the high and low prices for the Corporation's common stock for 2000 and 1999. The Corporation's stock is traded in the over-the-counter market under the symbol "HNBC" and commonly quoted under NASDAQ National Market Systems.

Price of Common Stock

2000                  Low Price  High Price  Dividend
-----------------------------------------------------
First Quarter* . . .  $   22.62  $  30.95    $    .26
Second Quarter*. . .      24.46     31,19         .27
Third Quarter* . . .      24.05     32.50         .28
Fourth Quarter . . .      27.25     34.69         .32


1999                   Low Price  High Price  Dividend
------------------------------------------------------
First  Quarter** . . . $   30.00  $    36.28  $    .23
Second  Quarter**. . .     30.84       33.33       .24
Third  Quarter*. . . .     31.51       33.57       .25
Fourth  Quarter* . . .     30.00       32.27       .30

*  Adjusted  for  a  5%  stock  dividend  effective 11/09/00.

**Adjusted  for  a  5%  stock  dividend  effective  09/30/99.



PAGE 5
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES


TO  THE  BOARD OF DIRECTORS AND SHAREHOLDERS, HARLEYSVILLE NATIONAL CORPORATION:

We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.




/s/ Grant  Thornton  LLP
Grant  Thornton  LLP
Philadelphia,  Pennsylvania
January  10,  2001


PAGE 6

CONSOLIDATED  BALANCE  SHEETS
      HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

(Dollars  in  thousands)                                 December  31
                                                   ------------------------
Assets                                                2000         1999
                                                   ------------------------
Cash and due from banks . . . . . . . . . . . . .  $   52,018   $   49,654
Federal funds sold. . . . . . . . . . . . . . . .           -        6,600
                                                   -----------  -----------
  Total cash and cash equivalents . . . . . . . .      52,018       56,254
                                                   -----------  -----------
Interest-bearing deposits in banks. . . . . . . .       3,507        7,237
Investment securities available for sale. . . . .     570,619      505,350
Investment securities held to maturity
(fair value $31,601 and $25,094, respectively). .      30,841       25,545
Loans . . . . . . . . . . . . . . . . . . . . . .   1,209,605    1,118,244
Less: Deferred costs, net . . . . . . . . . . . .       2,450          572
      Allowance for loan losses . . . . . . . . .     (15,210)     (14,887)
                                                   -----------  -----------
        Net loans . . . . . . . . . . . . . . . .   1,196,845    1,103,929
                                                   -----------  -----------
Bank premises and equipment, net. . . . . . . . .      21,870       21,933
Accrued interest receivable . . . . . . . . . . .      12,391       11,044
Other real estate owned . . . . . . . . . . . . .         288        1,436
Intangible assets, net. . . . . . . . . . . . . .       1,697        2,006
Bank-owned life insurance . . . . . . . . . . . .     37,4712        5,527
Other assets. . . . . . . . . . . . . . . . . . .       7,666        7,406
                                                   -----------  -----------
        Total assets. . . . . . . . . . . . . . .  $1,935,213   $1,767,667
                                                   ===========  ===========
Liabilities and Shareholders' Equity

Deposits:
     Noninterest-bearing. . . . . . . . . . . . .     227,446      214,384
     Interest-bearing:
        Checking accounts . . . . . . . . . . . .     163,807      162,190
        Money market accounts . . . . . . . . . .     333,622      259,015
        Savings                                       161,233      163,011
        Time, under $100,000. . . . . . . . . . .     430,074      407,858
        Time, $100,000 or greater . . . . . . . .     172,868      134,979
                                                   -----------  -----------
        Total deposits. . . . . . . . . . . . . .   1,489,050    1,341,437

Accrued interest payable. . . . . . . . . . . . .      22,346       17,544
U.S. Treasury demand notes. . . . . . . . . . . .       2,055        3,232
Federal funds purchased . . . . . . . . . . . . .      44,500        9,500
Federal Home Loan Bank (FHLB) borrowings. . . . .     110,750      130,250
Securities sold under agreements to repurchase. .      74,083      108,615
Other liabilities . . . . . . . . . . . . . . . .      18,893       10,426
                                                   -----------  -----------
        Total liabilities . . . . . . . . . . . .   1,761,677    1,621,004
                                                   -----------  -----------
Shareholders' equity:

    Series preferred stock,  par value $1 per share;
    authorized 3,000,000 shares, none issued. . .           -            -
    Common stock, par value $1 per share;
    authorized 30,000,000 shares; issued
    and outstanding   9,253,762 shares in
    2000 and 8,835,102 shares in 1999 . . . . . .       9,254        8,835
    Additional paid in capital. . . . . . . . . .      79,869       68,260
    Retained earnings . . . . . . . . . . . . . .      83,244       80,376
    Treasury stock; 2000-8,500 shares at cost . .        (253)           -
    Accumulated other comprehensive income (loss)       1,422      (10,808)
                                                   -----------  -----------
        Total shareholders' equity. . . . . . . .     173,536      146,663
                                                   -----------  -----------
        Total liabilities and shareholders' equity $1,935,213   $1,767,667
                                                   ===========  ===========

===========================================================================
See  accompanying  notes  to  consolidated  financial  statements.


PAGE 7>

CONSOLIDATED STATEMENTS OF INCOME
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES


(Dollars in thousands except weighted average number of common shares and per share information)
                                                                                          Year Ended December 31
                                                                                    ----------------------------------
                                                                                       2000        1999        1998
                                                                                    ----------------------------------
Interest Income

Loans, including fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   87,131  $   76,350  $   70,295
Lease financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9,013       6,960       5,084
Investment securities:
    Taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      24,205      19,485      16,380
    Exempt from federal taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .      10,870      10,570       8,586
Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         219         552       1,373
Deposits in banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         373         250         287
                                                                                    ----------  ----------  ----------
    Total interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     131,811     114,167     102,005
                                                                                    ----------  ----------  ----------

Interest Expense

Savings deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18,337      14,272      13,837
Time, under $100,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      23,465      20,695      20,427
Time, $100,000 or greater. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,282       6,017       5,308
Borrowed funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,690       9,665       4,800
                                                                                    ----------  ----------  ----------
    Total interest expense . . . . . . . . . . . . . . . . . . . . . . . . . . . .      65,774      50,649      44,372
                                                                                    ----------  ----------  ----------
    Net interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      66,037      63,518      57,633
Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,312       2,153       2,288
                                                                                    ----------  ----------  ----------
    Net interest income after provision for loan losses. . . . . . . . . . . . . .      63,725      61,365      55,345
                                                                                    ----------  ----------  ----------

Other Operating Income

Service charges. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,832       3,771       3,530
Security gains, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          52         495       1,621
Trust income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,977       2,643       2,156
Bank-owned life insurance income . . . . . . . . . . . . . . . . . . . . . . . . .       1,944         526           -
Other income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,401       3,100       3,213
                                                                                    ----------  ----------  ----------
    Total other operating income . . . . . . . . . . . . . . . . . . . . . . . . .      12,206      10,535      10,520
                                                                                    ----------  ----------  ----------
    Net interest income after provision for loan losses and other operating income      75,931      71,900      65,865
                                                                                    ----------  ----------  ----------

Other Operating Expenses

Salaries, wages and employee benefits. . . . . . . . . . . . . . . . . . . . . . .      23,745      22,271      20,551
Occupancy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,927       2,684       2,573
Furniture and equipment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,134       4,774       3,857
Other expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,871      12,247      11,465
                                                                                    ----------  ----------  ----------
    Total other operating expenses . . . . . . . . . . . . . . . . . . . . . . . .      44,677      41,976      38,446
                                                                                    ----------  ----------  ----------
    Income before income tax expense . . . . . . . . . . . . . . . . . . . . . . .      31,254      29,924      27,419
Income tax expense . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5,650       6,686       6,661
                                                                                    ----------  ----------  ----------
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   25,604  $   23,238  $   20,758
                                                                                    ==========  ==========  ==========
Weighted average number of common shares:*
    Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9,268,681   9,273,397   9,262,819
                                                                                    ==========  ==========  ==========
    Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9,279,273   9,285,241   9,278,194
                                                                                    ==========  ==========  ==========
Net income per share information:*
                                                                                    ==========  ==========  ==========
    Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     2.76  $     2.51  $     2.24
                                                                                    ==========  ==========  ==========
    Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     2.76  $     2.50  $     2.24
                                                                                    ==========  ==========  ==========
Cash dividends per share*. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     1.13  $     1.02  $     0.90
                                                                                    ==========  ==========  ==========

*Adjusted for 5% stock dividends effective 11/9/00 and 9/30/99.

=======================================================================================================================
See accompanying notes to consolidated financial statements.

PAGE 8

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

(Dollars in thousands)

                                   Common Stock                                 Accumulated
                                 -----------------                                 Other
                                 Number of   Par      Additional      Retained  Comprehensive   Treasury            Comprehensive
                                  Shares    Value   Paid in Capital   Earnings   Income(Loss)    Stock      Total    Income(Loss)
                                  ------------------------------------------------------------------------------------------------
Balance, January 1, 1998 . . . .    7,518  $ 7,518  $        50,563  $  55,103   $      4,462         -   $117,646
Acquisition of Citizens Bank and
    Trust Company. . . . . . . .      920      920            5,180     11,283            186         -     17,569
Stock options. . . . . . . . . .       18       18              331          -              -         -        349
Stock dividends. . . . . . . . .        -        -                -          1              -         -          1
Stock awards . . . . . . . . . .        -        -                5          -              -         -          5
Net income for 1998. . . . . . .        -        -                -     20,758              -         -     20,758   $     20,758
Other comprehensive income, net
    of reclassifications and tax        -        -                -          -          1,124         -      1,124          1,124
Purchases of Treasury stock. . .        -        -                -          -              -         -          -
Cash dividends . . . . . . . . .        -        -                -     (8,062)             -         -     (8,062)
                                  ------------------------------------------------------------------------------------------------
Comprehensive income . . . . . .                                                                                          $ 21,882
                                                                                                                     =============
Balance, December 31, 1998 . . .    8,456   8,4565            6,079     79,083          5,772         -    149,390
Stock options. . . . . . . . . .        3        3               28          -              -         -         31
Stock dividends. . . . . . . . .      376     3761            2,145    (12,570)             -         -        (49)
Stock awards . . . . . . . . . .        -        -                8          -              -         -          8
Net income for 1999. . . . . . .        -        -                -     23,238              -         -     23,238       $ 23,238
Other comprehensive loss, net
    of reclassifications and tax        -        -                -          -        (16,580)        -    (16,580)       (16,580)
Cash dividends . . . . . . . . .        -        -                -     (9,375)             -         -     (9,375)
                                  ------------------------------------------------------------------------------------------------
Comprehensive income . . . . . .                                                                                          $ 6,658
                                                                                                                     =============
Balance, December 31, 1999 . . .    8,835    8,835           68,260     80,376        (10,808)        -    146,663
Stock options. . . . . . . . . .        4        4               30          -              -         -         34
Stock dividends. . . . . . . . .      415      415           11,566    (12,306)             -       325          -
Stock awards . . . . . . . . . .        -        -               13          -              -         -         13
Net income for 2000. . . . . . .        -        -                -     25,604              -         -     25,604   $     25,604
Other comprehensive income, net
    of reclassifications and tax        -        -                -          -         12,230         -     12,230         12,230
Treasury stock . . . . . . . . .        -        -                -          -              -      (578)      (578)
Cash dividends . . . . . . . . .        -        -                -    (10,430)             -         -    (10,430)
                                  ------------------------------------------------------------------------------------------------
Comprehensive income . . . . . .                                                                                          $37,834
                                                                                                                     =============
Balance, December 31, 2000 . . .    9,254  $ 9,254  $        79,869  $  83,244   $      1,422   $  (253)  $173,536
                                  ================================================================================================


==================================================================================================================================
See accompanying notes to consolidated financial statements.

PAGE 9

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

(Dollars  in  thousands)                                                               Year  Ended  December  31
                                                                                   ----------------------------------
                                                                                      2000        1999        1998
                                                                                   ----------------------------------
Operating Activities

Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  25,604   $  23,238   $  20,758
Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . . . . .      2,312       2,153       2,288
    Depreciation and amortization . . . . . . . . . . . . . . . . . . . . . . . .      3,043       2,937       2,397
    Net amortization of investment securities discount/premiums . . . . . . . . .        391         961         572
    Deferred income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,337       3,646       1,475
    Net realized securities gain. . . . . . . . . . . . . . . . . . . . . . . . .        (52)       (495)     (1,621)
    Increase in accrued income receivable . . . . . . . . . . . . . . . . . . . .     (1,347)       (530)     (1,457)
    Increase (decrease) in accrued interest payable . . . . . . . . . . . . . . .      4,802       3,038        (615)
    Net increase in other assets. . . . . . . . . . . . . . . . . . . . . . . . .       (184)     (2,106)     (1,167)
    Net (decrease) increase in other liabilities. . . . . . . . . . . . . . . . .     (1,431)        517       2,299
    Decrease in unearned income . . . . . . . . . . . . . . . . . . . . . . . . .     (1,878)     (3,381)     (1,911)
    Write-down of other real estate owned . . . . . . . . . . . . . . . . . . . .         86         117          65
    Decrease (increase) in intangible assets. . . . . . . . . . . . . . . . . . .        309         (70)        (84)
                                                                                   ----------  ----------  ----------
        Net cash provided by operating activities . . . . . . . . . . . . . . . .     34,992      30,025      22,999
                                                                                   ----------  ----------  ----------

Investing Activities

Proceeds from sales of investment securities available for sale . . . . . . . . .     33,208      77,177      67,003
Proceeds, maturity or calls of investment securities held to maturity . . . . . .      6,869      11,214      21,044
Proceeds, maturity or calls of investment securities available for sale . . . . .     32,238      78,403      57,765
Purchases of investment securities held to maturity . . . . . . . . . . . . . . .    (19,740)    (10,632)    (13,083)
Purchases of investment securities available for sale . . . . . . . . . . . . . .   (204,688)   (221,056)   (249,143)
Net decrease (increase) in interest-bearing deposits in banks . . . . . . . . . .      3,730      (1,827)        806
Net increase in loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (94,783)   (161,726)   (104,988)
Net increase in premises and equipment. . . . . . . . . . . . . . . . . . . . . .     (3,056)     (3,785)     (3,410)
Purchase of bank-owned life insurance . . . . . . . . . . . . . . . . . . . . . .    (11,944)    (25,527)          -
Proceeds from sales of other real estate. . . . . . . . . . . . . . . . . . . . .      2,495       1,765       1,060
                                                                                   ----------  ----------  ----------
        Net cash used in investing activities . . . . . . . . . . . . . . . . . .   (155,671)   (255,994)   (222,946)
                                                                                   ----------  ----------  ----------

Financing Activities

Net increase in deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    147,613     130,112     124,072
(Decrease) increase in U.S. Treasury demand notes . . . . . . . . . . . . . . . .     (1,177)        973         110
Increase (decrease) in federal funds purchased. . . . . . . . . . . . . . . . . .     35,000      (1,500)     (2,700)
(Decrease) increase in FHLB borrowings. . . . . . . . . . . . . . . . . . . . . .    (19,500)     36,750      76,500
(Decrease) increase in securities sold under agreement. . . . . . . . . . . . . .    (34,532)     63,746      13,320
Cash dividends and fractional shares. . . . . . . . . . . . . . . . . . . . . . .    (10,430)     (9,375)     (8,062)
Dividends reinvestment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          -         (49)          -
Repurchase of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .       (578)       (183)     (1,318)
Stock options                                                                             47          39         354
                                                                                   ----------  ----------  ----------
        Net cash provided by financing activities . . . . . . . . . . . . . . . .    116,443     220,513     202,276
                                                                                   ----------  ----------  ----------
Net (decrease) increase in cash and cash equivalents. . . . . . . . . . . . . . .     (4,236)     (5,456)      2,329
Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . . . .     56,254      61,710      59,381
                                                                                   ----------  ----------  ----------
Cash and cash equivalents at end of year. . . . . . . . . . . . . . . . . . . . .  $  52,018   $  56,254   $  61,710
                                                                                   ==========  ==========  ==========
Cash paid during the year for:
    Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  60,973   $  47,611   $  44,793
                                                                                   ==========  ==========  ----------
    Income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,348       3,356       4,790
                                                                                   ==========  ==========  ==========
Supplemental disclosure of noncash investing and financing activities:
    Transfer of assets from loans to other real estate owned. . . . . . . . . . .  $   1,433   $   2,186   $   1,918
                                                                                   ==========  ==========  ==========
    Transfer of securities from investment securities held to maturity to
    investment securities available for sale. . . . . . . . . . . . . . . . . . .  $   7,574   $   7,530   $       -
                                                                                   ==========  ==========  ==========

=====================================================================================================================
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES


1 / SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Harleysville National Corporation (the Corporation) through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank, and Security National Bank (collectively the Banks), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. The Banks compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commer cial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for various types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Banks with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Banks are subject to federal and state laws and to regulations of certain federal agencies, and, ac cordingly, they are periodically examined by those regulatory authorities.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Corporation and its Subsidiaries conform with generally accepted accounting principles applicable to banks. All significant intercompany transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform with the previous years' financial statements to the current year's presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amo unts of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ significantly from those estimates.

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

Loan origination fees and direct loan origination costs of completed loans are deferred and recognized over the life of the loan as an adjustment to yield. The net loan origination fees recognized as yield adjustments are reflected in total interest income in the consolidated statements of income, and the unamortized balance of such net loan origination fees is reported in the consolidated balance sheets as part of deferred costs, net.

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

The Corporation accounts for impaired loans under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

The Corporation adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 - An Amendment of FASB Statement No. 125" on January 1, 1997. SFAS No. 125 applies a control-oriented, financial components approach to financial-asset-transfer transactions whereby the Corporation (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred,
(2)  derecognizes  financial  assets  when  control  has  been  surrendered, and
(3)derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing.

SFAS No. 125 also requires that the Corporation derecognize a liability if and when it is extinguished. A liability is considered extinguished under SFAS No. 125 if (1) the Corporation pays the creditor, and thus, is relieved of it obligation for the liability, or (2) is legally released from being the primary obligor under the liability, either judicially or by the creditor. The adoption of this statement did not have a material impact on the Corporation's consolidated financial position or results of operations.

In September 2000, the Financial Accounting Standards Board has adopted SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities," revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS 125. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and reclassification of collateral and for disclosures relating to securititzation transactions and collateral this statement is effective for fiscal years ending after December 15, 2000, with earlier applications not allowed and is to be applied prospectively. The adoption of this statement is not expected to have a material impact on the Corporation's consolidated financial statements.

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

Intangible  Assets

Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources. Intangible assets also include mortgage servicing rights. The core deposit intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income related to the core deposit intangibles was $325,000 for each of the years ended December 31, 2000, 1999 and 1998, respectively. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income.

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

Restrictions  on  Cash  and  Due  From  Banks

As of December 31, 2000, the Banks did not need to maintain reserves (in the form of deposits with the Federal Reserve Bank) to satisfy federal regulatory requirements.

Bank  Owned  Life  Insurance  (BOLI)

During 2000 and 1999, the corporation entered into an investment of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the corporation. This profitability is used to offset a portion of future benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as other income.

Net  Income  Per  Share

The Corporation adopted the provisions of SFAS No. 128, "Earnings per Share." SFAS No. 128 eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share (EPS) in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The reconciliation of the numerators and denominators of the basic and diluted EPS follows:

                                               Year  Ended  December  31,  2000
                                         --------------------------------------------
                                             Income         Shares        Per Share
                                          (Numerator)    (Denominator)      Amount
                                         --------------------------------------------
Net income. . . . . . . . . . . . . . .  $   25,604,000
                                         ==============
Basic EPS
Income available to
common shareholders. . . . . . . . . .  $   25,604,000      9,268,681  $         2.76
                                                                        ==============
Effect of Dilutive Securities
Stock options . . . . . . . . . . . . .               -         10,592
                                         --------------  -------------
Diluted EPS
Income available to
common shareholders. . . . . . . . . . . $   25,604,000      9,279,273  $         2.76
                                         ==============  =============  ==============

148,977 anti-dilutive weighted shares have been excluded in the computation of 2000 diluted EPS since the options' exercise price was greater than the average market price of the common stock.

                                       Year  Ended  December  31,  1999
                               ---------------------------------------------
Net income. . . . . . . . . .  $   23,238,000
                               ==============
Basic EPS

Income available to
common shareholders . . . . .  $   23,238,000      9,273,397  $         2.51
                                                              ==============
Effect of Dilutive Securities
Stock options . . . . . . . .               -         11,844
                               --------------  -------------
Diluted EPS

Income available to
common shareholders . . . . .  $   23,238,000      9,285,241  $         2.50
                               ==============  =============  ==============

4,411 anti-dilutive weighted shares have been excluded in the computation of 1999 diluted EPS since the options' exercise price was greater than the average market price of the common stock.

                                      Year  Ended  December  31,  1998
                               ----------------------------------------------
Net income. . . . . . . . . .  $   20,758,000
                               ==============
Basic EPS

Income available to
common shareholders . . . . .  $   20,758,000      9,262,819  $         2.24
                                                              ==============
Effect of Dilutive Securities
Stock options . . . . . . . .               -         15,375
                               --------------  -------------
Diluted EPS

Income available to
common shareholders . . . . .  $   20,758,000      9,278,194  $         2.24
                               ==============  =============  ==============

3,740 anti-dilutive weighted shares have been excluded in the computation of 1998 diluted EPS since the options' exercise price was greater than the average market price of the common stock.

Comprehensive  Income

The Corporation has adopted the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale. The components of other comprehensive income are as follows:

(Dollars  in thousands)             Before tax      Tax benefit     Net  of  tax
December 31, 2000                      amount        (expense)        amount
-----------------                 -----------------------------------------------
Unrealized gains on securities:
  Unrealized holding gains
    arising during period. . . .  $      18,845   $      (6,581)  $      12,264

Less reclassification
  adjustment for gains
    realized in net income . . .             52             (18)             34
                                  --------------  --------------  --------------
Other comprehensive
  income, net. . . . . . . . . .  $      18,793   $      (6,563)  $      12,230
                                  ==============  ==============  ==============

                                    Before tax     Tax  benefit     Net of tax
December 31, 1999. . . . . . . .      amount         (expense)        amount
------------------                ----------------------------------------------
Unrealized losses on securities:
  Unrealized holding losses
    arising during period. . . .  $     (25,242)  $       8,835   $     (16,407)

Less reclassification
  adjustment for gains
    realized in net income . . .            495            (322)            173
                                  --------------  --------------  --------------

Other comprehensive
  losses, net. . . . . . . . . .  $     (25,737)  $       9,157   $     (16,580)
                                  ==============  ==============  ==============

                                    Before  tax    Tax  benefit    Net  of  tax
December 31, 1998. . . . . . . .      amount         (expense)        amount
------------------                ----------------------------------------------
Unrealized gains on securities:
  Unrealized holding gains
    arising during period. . . .  $       3,351   $      (1,173)  $       2,178

Less reclassification
  adjustment for gains
    realized in net income . . .          1,621            (567)          1,054
                                  --------------  --------------  --------------

Other comprehensive
  income, net. . . . . . . . . .  $       1,730   $        (606)  $       1,124
                                  ==============  ==============  ==============

Other  Information

SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descripti ve information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether the information is used in making operating decisions.

The company has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Banks to fund themselves with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity" as amended in June, 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of derivative (gains and losses) depends on the intended use of the derivative and resulting designation. On January 1, 1999, the Corporation adopted SFAS No. 133. Concurrent with the adoption, the Corporation reclassified $7,530,000 of investment securities from the held to maturity category to the available for sale category and recorded $221,000 net of taxes of unrealized holding gains in accumulated other comprehensive income.

During July 2000, the Corporation reclassified $7,574,000 of investment securities from the held to maturity category to the available for sale category, due to its acquisition of Citizens Bank and Trust Company. As a result of the reclassification, the Corporation recorded $19,000 net of taxes unrealized holding losses in accumulated other comprehensive income.

Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119) requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Corporation did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2000, 1999 or  1998.

2  /  ACQUISITIONS

On April 28, 2000, the Corporation consummated its acquisition of Citizens Bank and Trust Company. Under the terms of the merger, accounted for as a pooling-of-interest, Citizens Bank and Trust Company's shareholders received 166 shares of Harleysville National Corporation common stock for each share of common stock of Citizens Bank and Trust Company. Upon the completion of the acquisition, Citizens Bank and Trust Company's banking operations merged into those of Citizens National Bank, a wholly-owned subsidiary of Harleysville National Corporation.

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

3 / INVESTMENT  SECURITIES

The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:

(Dollars  in  thousands)                    December  31,  2000
                           ---------------------------------------------------
                                            Gross          Gross     Estimated
                            Amortized     Unrealized     Unrealized   Market
Held to Maturity               Cost         Gains         (Losses)     Value
----------------           ---------------------------------------------------

U.S. Treasury notes . . .  $       500  $         -  $         -   $       500

Obligations of states and
  political subdivisions.       25,803          701            -        26,504

Mortgage-backed
  Securities. . . . . . .        3,437           70            -         3,507

Other securities. . . . .        1,101            3          (14)        1,090
                           -----------  ------------  -----------  -----------
  Totals. . . . . . . . .  $    30,841  $       774  $       (14)  $    31,601
                           ===========  ============  ===========  ===========

Available for Sale
------------------

U.S. Treasury notes . . .  $    39,692  $       667  $         -   $    40,359

Obligations of other U.S.
  Government agencies
  and corporations. . . .       38,508          214         (112)       38,610

Obligations of states and
  political subdivisions.      193,269        3,252       (1,448)      195,073

Mortgage-backed
  securities. . . . . . .      226,578        1,880         (975)      227,483

Other securities. . . . .       70,384        2,086       (3,376)       69,094
                           -----------  ------------  -----------  -----------
  Totals. . . . . . . . .  $   568,431  $     8,099  $    (5,911)  $   570,619
                           ===========  ============  ===========  ===========

                                            December  31,  1999
                           ---------------------------------------------------
                                            Gross          Gross     Estimated
                            Amortized     Unrealized     Unrealized   Market
Held to Maturity               Cost         Gains         (Losses)     Value
----------------           ---------------------------------------------------
U.S. Treasury Notes . . .  $     1,000  $         4  $         -   $     1,004

Obligations of states and
  political subdivisions.       21,450          164         (585)       21,029

Mortgage-backed
  securities. . . . . . .        1,792            7          (19)        1,780

Other securities. . . . .        1,303            4          (26)        1,281
                           -----------  ------------  -----------  -----------
  Totals. . . . . . . . .  $    25,545  $       179  $      (630)  $    25,094
                           ===========  ============  ===========  ===========

Available for Sale

U.S. Treasury notes . . .  $    48,486  $       134  $       (53)  $    48,567

Obligations of other U.S.
  Government agencies
  and corporations. . . .       50,748            -       (1,174)       49,574

Obligations of states and
  political subdivisions.      181,361          699       (9,888)      172,172

Mortgage-backed
  securities. . . . . . .      168,010          189       (4,128)      164,071

Other securities. . . . .       73,350        1,542       (3,926)       70,966
                           -----------  ------------  -----------  -----------
  Totals. . . . . . . . .  $   521,955  $     2,564  $   (19,169)  $   505,350
                           ===========  ============  ===========  ===========

There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.

Securities with a carrying value of $393,656,000 and $377,575,000 at December 31, 2000 and 1999, respectively, were pledged to secure public funds, government deposits and repurchase agreements.

The amortized cost and estimated market value of investment securities, at December 31, 2000, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars  in  thousands)    Held to Maturity      Available for Sale
                         ----------------------------------------------
                                     Estimated                Estimated
                         Amortized    Market     Amortized     Market
                            Cost       Value        Cost       Value
                         ----------------------------------------------
Due in one year or less  $    1,342  $    1,347  $   13,752  $   13,792

Due after one year
  through five years. .         854         844      57,444      57,644

Due after five years
  through ten years . .       3,670       3,790      52,850      52,621

Due after ten years . .      21,538      22,113     217,807     219,079
                         ----------  ----------  ----------  ----------
                             27,404     28,0943     41,8533      43,136
Mortgage-backed
  securities. . . . . .       3,437       3,507     226,578     227,483
                         ----------  ----------  ----------  ----------
  Totals. . . . . . . .  $   30,841  $   31,601  $  568,431  $  570,619
                         ==========  ==========  ==========  ==========

Proceeds from sales of investment securities available for sale during 2000 were $133,208,000. Gross gains of $953,000 and gross losses of $901,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1999 were $77,177,000. Gross gains of $764,000 and gross losses of $269,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1998 were $67,003,000. Gross gains of $1,625,000 and gross losses of $4,000 were real ized on these sales.

4  /  LOANS

Major  classifications  of  loans  are  as  follows:

(Dollars  in  thousands)         December  31,
                           ------------------------
                              2000         1999
                           ------------------------
Real estate . . . . . . .  $  369,831   $  368,177
Commercial and industrial     296,168      282,799
Consumer loans. . . . . .     427,518      372,359
Lease financing . . . . .     116,088       94,909
                           -----------  -----------
     Total loans. . . . .   1,209,605    1,118,244

Deferred costs, net . . .       2,450          572
Allowance for loan losses     (15,210)     (14,887)
                           -----------  -----------
     Net loans. . . . . .  $1,196,845   $1,103,929
                           ===========  ===========

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

On December 31, 2000, nonaccrual loans were $5,370,000, loans 90 days or more past due and still accruing interest were $514,000 and troubled debt restructured loans were $11,000. On December 31, 1999, nonaccrual loans were $3,690,000, loans 90 days or more past due and still accruing interest were $565,000 and troubled debt restructured loans were $465,000.

The balance of impaired loans was $3,322,000 at December 31, 2000, compared to $2,582,000 at December 31, 1999. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The December 31, 2000 impaired loan balance included $3,311,000 of nonaccrual loans and $11,000 of troubled debt restructured loans. The December 31, 1999, impaired loan balance included $2,117,000 of nonaccrual loans and $465
,000  of  troubled  debt  restructured  loans.

The allowance for loan loss associated with the impaired loans was $377,000 at December 31, 2000, and $262,000 at December 31, 1999. The average impaired loan balance was $2,965,000 in 2000, compared to $3,046,000 in 1999. The income recognized on impaired loans during 2000 and 1999 was $128,000 and $132,000, respectively. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

The Banks have no concentration of loans to individual borrowers which exceeded 10% of total loans at December 31, 2000 and 1999. As of December 31, 2000, the Banks have a concentration of indirect consumer loans (12% of total loans) included in the consumer loan classification. The Banks actively monitor the risk of this loan concentration. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks, and Wayne counties, but also includes Chester, Berks, Lehigh, Monroe, Northhampton and Schuylkill counties.

Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Activity of these loans is as follows:

(Dollars in thousands)    Year Ended December 31,
                      -------------------------------
                        2000       1999       1998
                      -------------------------------
Balance, January 1 .  $  9,411   $  6,162   $  4,917
New loans. . . . . .    68,009     30,064     12,704
Repayments . . . . .   (69,076)   (26,815)   (11,459)
                      ---------  ---------  ---------
Balance, December 31  $  8,344     $9,411   $  6,162
                      =========  =========  =========

5  /  ALLOWANCE  FOR  LOAN  LOSSES

Transactions  in  the  allowance  for  loan  losses  are  as  follows:

(Dollars  in  thousands)        Year  Ended  December  31,
                               ----------------------------
                                 2000      1999      1998
                               ----------------------------
Balance, beginning of year. .  $14,887   $14,245   $13,107
                               --------  --------  --------

     Provision charged to
          operating expenses.    2,312     2,153     2,288
                               --------  --------  --------
     Loans charged off:

          Commercial
               and industrial     (123)     (108)     (217)
     Consumer . . . . . . . .   (1,470)     (632)     (647)
     Real estate. . . . . . .     (610)     (833)     (442)
     Lease financing. . . . .     (450)     (226)     (145)
                               --------  --------  --------
          Total charged off .   (2,653)   (1,799)   (1,451)
                               --------  --------  --------

Recoveries:
     Commercial
          and industrial. . .       60        28        94

     Consumer . . . . . . . .      289       112       100
     Real estate. . . . . . .      274        96        89
     Lease financing. . . . .       41        52        18
                               --------  --------  --------
          Total recoveries. .      664       288       301
                               --------  --------  --------

Balance, end of year. . . . .  $15,210   $14,887   $14,245
                               ========  ========  ========

6  /  BANK  PREMISES  AND  EQUIPMENT

Bank  premises  and  equipment  consist  of  the  following:


                               Estimated
(Dollars  in  thousands)         Useful      December  31,
                                             ---------------
                                  Lives      2000     1999
                               -----------------------------
Land                                        $ 3,202  $ 3,060
Buildings . . . . . . . . . .  15-39 years   21,419   20,723
Furniture, fixtures . . . . .   3-10 years
     and equipment. . . . . .                20,186   18,754
                                            -------  -------
          Total cost. . . . .                44,807   42,537

Less accumulated depreciation
     and amortization . . . .                22,937   20,604
                                            -------  -------
          Total . . . . . . .               $21,870  $21,933
                                            =======  =======

7  /  DEPOSITS  AND  BORROWINGS

At December 31, 2000, scheduled maturities of certificates of deposit are as follows:

(Dollars  in  thousands)

      Year Ended December 31,            Amount
     ------------------------------------------
     2001 . . . . . . . . . . . . . .  $376,858
     2002 . . . . . . . . . . . . . .   163,995
     2003 . . . . . . . . . . . . . .    47,146
     2004 . . . . . . . . . . . . . .    12,138
     2005 . . . . . . . . . . . . . .     2,765
     Thereafter . . . . . . . . . . .        40
                                       --------
     Total. . . . . . . . . . . . . .  $602,942
                                       ========

Federal Home Loan Bank (FHLB) advances at December 31, 2000, totaled $110,750,000. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. First mortgages used as collateral for these advances totaled $86,367,000. These advances had a weighted average interest rate of 5.83%. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $114,738,000 at December 31, 2000, and $188,657,000 at
December  31,  1999.

Outstanding  borrowings  mature  as  follows:  (dollars  in  thousands)

     2001. . . . . . . . . . . . . . .$  30,000

     2002. . . . . . . . . . . . . . .    3,000

     2003. . . . . . . . . . . . . . .        -

     2004. . . . . . . . . . . . . . .   24,000

     2005 and thereafter . . . . . . .   53,750
                                      ---------
                                      $ 110,750
                                      =========

The Banks, pursuant to a designated cash management agreement, utilize securities sold under agreements to repurchase as vehicles for customers' sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities and obligations of states and political subdivisions securities.

These securities are held in a third party custodian's account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks' interest in the securities. At December 31, 2000, these agreements matured within one year. The average balance of securities sold under agreements to repurchase for 2000 was $71,973,000, and the maximum amounts outstanding at any month-end during 2000 was $84,888,000.

8  /  FEDERAL  INCOME  TAXES

Income  tax  expense  from  current  operations  is  composed  of the following:

(Dollars in thousands)  Year Ended December 31,
                        ----------------------
                         2000    1999    1998
                        ----------------------
Current tax payable . . $2,379  $3,282  $5,231
Deferred income tax . .  3,271   3,404   1,430
                        ------  ------  ------
     Tax expense . . .  $5,650  $6,686  $6,661
                        ======  ======  ======

The effective income tax rates of 18.1% for 2000, 22.3% for 1999 and 24.3% for 1998 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:

(Dollars  in  thousands)     Year Ended December 31,
                           ----------------------------
                             2000      1999      1998
                           ----------------------------
Expected tax expense. . .  $10,939   $10,464   $ 9,625

Tax-exempt income net of
     expense disallowance   (5,432)   (3,885)   (3,068)

Other . . . . . . . . . .      143       107       104
                           --------  --------  --------
     Actual tax expense .  $ 5,650   $ 6,686   $ 6,661
                           ========  ========  ========


PAGE 16

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

(Dollars in thousands)         2000                 1999
                           ---------------------------------------
                           Asset   Liability    Asset   Liability
                           ---------------------------------------
Allowance for
     credit losses. . . .  $5,184  $        -  $ 5,071  $        -

Lease assets. . . . . . .       -      18,084        -      14,740
Deferred loan fees. . . .     132           -      277           -
Deferred compensation . .   1,304           -    1,186           -

Unrealized gain
     on securities. . . .       -         766    5,795           -

Other . . . . . . . . . .      98           -      148          37
                           ------  ----------  -------  ----------
     Total deferred taxes  $6,718  $   18,850  $12,477  $   14,777
                           ======  ==========  =======  ==========

The exercise of stock options which have been granted under the Corporation's various stock option plans gives rise to compensation, which is includable in the taxable income of the applicable employees and deductible by the Corporation for income tax purposes. Compensation resulting from increases in the fair market value of the Corp-oration's Common Stock subsequent to the date of grant of the applicable exercised stock options is not recognized, in accordance with APB Opinion No. 25, as an expense for financial accounting purposes and the related tax benefits are taken directly to Additional Paid in Capital.

9  /  PENSION  PLANS

The Corporation has two noncontributory defined benefit pension plans covering substantially all employees. These plans are the Harleysville National Corporation Pension Plan and the Northern Lehigh Bancorp Pension Plan. On January 20, 1999, the Corporation consummated its acquisition of Northern Lehigh Bancorp, Inc. These plans were not consolidated, as of December 31, 2000 and 1999.

The Harleysville National Corporation Pension Plan's Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement. The Harleysville National Corporation Pension Plan's funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                            2000     1999
                                                 ----------------
Change in benefit obligation:
-----------------------------
Benefit obligation at beginning of year . . . .   5,579    4,976
Service cost. . . . . . . . . . . . . . . . . .     448      365
Interest cost . . . . . . . . . . . . . . . . .     327      291
Actual gain . . . . . . . . . . . . . . . . . .     288      167
Benefits paid . . . . . . . . . . . . . . . . .    (275)    (220)
Change in assumptions . . . . . . . . . . . . .       -        -
                                                 -------  -------
Benefits obligation at end of year. . . . . . .  $6,367   $5,579
                                                 =======  =======

Change in plan assets:
----------------------
Fair value of plan assets
  at beginning of year . . . . . . . . . . . .   $6,155   $5,974
Actual return on plan assets. . . . . . . . . .    (136)     401
Employer contribution . . . . . . . . . . . . .       -        -
Benefits paid . . . . . . . . . . . . . . . . .    (275)    (220)
                                                 -------  -------
Fair value of plan assets at end of year. . . .  $5,744   $6,155
                                                 =======  =======
Funded status . . . . . . . . . . . . . . . . .  $ (622)  $  575
Unrecognized transition liability (asset) . . .    (172)    (189)
Unrecognized prior service cost . . . . . . . .    (439)    (550)
Unrecognized net (gain) or loss . . . . . . . .   1,536      703
                                                 -------  -------
Prepaid (accrued) benefit cost. . . . . . . . .  $  303   $  539
                                                 =======  =======

Weighted-average assumptions
----------------------------
     as of December 31,              2000    1999    1998
     ------------------             ------  ------  ------
Discount rate. . . . . . . . . . .   6.00%   6.00%   6.00%
Expected return on plan assets . .   7.00%   7.00%   7.00%
Rate of compensation increase. . .   4.50%   4.50%   4.50%

Components of net periodic
--------------------------
     benefit cost                    2000    1999    1998
     ------------                   ------  ------  ------
Service cost . . . . . . . . . . .  $ 447   $ 365   $ 264
Interest cost .  . . . . . . . . .    326     291     297
Expected return on plan assets . .   (421)   (410)   (431)
Amortization of prior service cost   (111)   (111)   (111)
Recognized net actuarial loss. . .     (6)    (17)    (17)
                                    ------  ------  ------
      Net periodic benefit cost. .  $ 235   $ 118   $   2
                                    ======  ======  ======

As of December 31, 2000, Harleysville National Corporation's Pension Plan's had an investment in the Corporation's stock with a market value of $233,000.

The Northern Lehigh Bancorp Pension Plan's Benefits are based primarily upon years of service and compensation rates near retirement. The Northern Lehigh Bancorp Pension Plan's funded status and amounts recognized in the financial statements follows:

(Dollars in thousands)                      2000    1999
                                           ------  ------
Change in benefit obligation:
-----------------------------
Benefit obligation at beginning of year .  $ 744   $ 753
Service cost. . . . . . . . . . . . . . .      -      55
Interest cost . . . . . . . . . . . . . .     51      51
Actual gain . . . . . . . . . . . . . . .     21     (13)
Benefits paid . . . . . . . . . . . . . .    (43)    (24)
Effect of curtailment . . . . . . . . . .     46     (78)
                                           ------  ------
Benefits obligation at end of year. . . .  $ 819   $ 744
                                           ======  ======

Change in plan assets:
----------------------
Fair value of plan assets
  at beginning of year . . . . . . . . .   $ 886   $ 855
Actual return on plan assets. . . . . . .      3      67
Employer contribution . . . . . . . . . .      -       -
Plan expenses . . . . . . . . . . . . . .      -     (12)
Benefits paid . . . . . . . . . . . . . .    (48)    (24)
                                           ------  ------
Fair value of plan assets at end of year.  $ 841   $ 886
                                           ======  ======
Funded status . . . . . . . . . . . . . .  $  22   $ 143
Unrecognized transition liability (asset)    (42)    (48)
Unrecognized prior service cost . . . . .      -       -
Unrecognized net (gain) or loss . . . . .   (112)   (262)
                                           ------  ------
Prepaid (accrued) benefit cost. . . . . .  $(132)  $(167)
                                           ======  ======

Weighted-average assumptions
----------------------------
     as of December 31,              2000    1999    1998
     ------------------             ----------------------
Discount rate. . . . . . . . . . .   6.50%   7.00%   7.00%
Expected return on plan assets . .   8.00%   8.00%   8.00%
Rate of compensation increase. . .   0.00%   5.00%   5.00%

Components of net periodic
--------------------------
     benefit cost                    2000    1999    1998
     ------------                   ----------------------
Service cost . . . . . . . . . . .  $   -   $  55   $  54
Interest cost. . . . . . . . . . .     51      51      59
Expected return on plan assets . .    (69)    (67)    (57)
Amortization of prior service cost    (16)    (15)     (5)
                                    ------  ------  ------
     Net periodic benefit cost . .  $ (34)  $  24   $  51
                                    ======  ======  ======


PAGE 17

A 401(k) deferred savings plan covers eligible employees of the Banks. Employees may contribute up to a maximum of 15% of salary on a pre-tax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $353,000, $284,000, and $242,000 for 2000, 1999 and 1998,
respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 2000, and 1999, the Corporation had accrued a liability of $1,832,000 and $1,528,000, respectively, for the SERP.

10  /  SHAREHOLDERS'  EQUITY

On November 9, 2000, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of October 26, 2000.

On September 30, 1999, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of September 17, 1999.

11  /  STOCK  OPTIONS

The Corporation has fixed stock option plans that allow the Corporation to grant options up to 833,390 shares of common stock to key employees and directors. The options have a term of ten years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant.

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

                                     2000     1999     1998
                                   --------------------------
Net income           As reported   $25,604  $23,238  $20,758
  (in thousands)     Pro forma     $23,236  $22,527  $20,261
Earnings per share   As reported    $2.76    $2.51    $2.24
  (Basic)            Pro forma      $2.51    $2.43    $2.19
Earnings per share   As reported    $2.76    $2.50    $2.24
  (Diluted)          Pro forma      $2.50    $2.43    $2.18

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yield of 3.26%, 3.30% and 2.54%; expected volatility of 2.58%, 2.84% and 3.18%;
risk-free interest rate of 5.96%, 7.06% and 5.50%; and an expected life of 9.82 years, 9.42 years and 9.50 years.

Information about stock options outstanding at December 31, 2000, is summarized as follows:

                                Weighted-Average
                  Outstanding    Exercise Price
                  -------------------------------
Balance 1/1/98 .       42,327   $           14.12
Granted. . . . .       79,933               32.20
Exercised. . . .    (19,270)1                8.10
Cancelled. . . .       (1,460)              22.11
                  ------------  -----------------
Balance 1/1/99 .       101,53              027.49
Granted. . . . .       39,421               31.13
Exercised. . . .       (3,936)               7.89
Cancelled. . . .       (2,206)              34.73
                  ------------  -----------------
Balance 1/1/00 .      134,809               29.01
Granted. . . . .      593,183               27.93
Exercised. . . .       (3,936)               8.48
Cancelled. . . .       (1,654)              31.74
                  ------------  -----------------
Balance 12/31/00      722,402   $           28.23
                  ============  =================

The weighted average fair value of options granted during 2000, 1999 and 1998 were $27.93, $31.13 and $32.20, respectively.

-----------------------------------------------------------------------------------------------------------
                                            OPTIONS OUTSTANDING
Range of           Number          Weighted-Average       Weighted-Average      Number     Weighted-Average
Exercise-Price   Outstanding  Remaining Contractual Life   Exercise Price    Exercisable    Exercise Price
-----------------------------------------------------------------------------------------------------------
$ 7.74 - $11.62       11,808                   1.5 years  $            9.31        11,808  $           9.31
$19.36 - $23.23        1,915                   4.6 years  $           22.11         1,915  $          22.11
$27.10 - $30.98      560,103                   9.9 years  $           27.75             -  $              -
$30.98 - $34.85      144,165                   8.2 years  $           31.41       138,045  $          31.40
$34.85 - $38.72        4,411                   7.3 years  $           38.57         1,764  $          38.57
                 -----------                                                 ------------  ----------------
                     722,402                                                      153,532  $          29.67
                 ===========                                                 ============  ================
-----------------------------------------------------------------------------------------------------------

12 / COMMITMENTS  AND  CONTINGENT  LIABILITIES

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

Lease commitments for equipment and banking locations expire intermittently over the years through 2036. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes. Approximate minimum rental commitments for existing operating leases at December 31, 2000, are as follows:

                                      Total
                                Operating Leases
                                -----------------
             2001 . . . . . .  $       1,594,000
             2002 . . . . . .          1,340,000
             2003 . . . . . .          1,248,000
             2004 . . . . . .          1,009,000
             2005 . . . . . .          1,003,000
         Thereafter . . . . .          4,683,000
                               -----------------
             Total. . . . . .  $      10,877,000
                               =================

Total lease expense amounted to $1,889,000 in 2000, $1,796,000 in 1999 and $1,670,000 in 1998.


PAGE 18

13  /  FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE SHEET RISK

The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 2000 and 1999, which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates. Management does not expect any material losses from these transactions, which include standby letters of credit at December 31, 2000 and 1999, of $6,829,000 and $7,254,000, respectively; commitments to extend credit of $51,409,000 and $46,945,000, respectively for revolving home equity lines; $120,610,000 and $103,203,000, respectively for commercial and real estate loans; $33,534,000 and $27,116,000, respectively, for consumer loans.

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

14  /  REGULATORY  CAPITAL

---------------------------------------------------------------------------------------------------
(Dollars  in  thousands)                                                           To  Be  Well
                                                                                 Capitalized Under
                                                                For Capital      Prompt Corrective
                                                Actual        Adequacy Purposes  Action Provision
As of December 31, 2000                     Amount    Ratio    Amount   Ratio     Amount   Ratio
---------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
----------------------------------------
Corporation . . . . . . . . . . . . . . .  $186,989   13.35%  $ 112,06   38.00%  $     -       -
Harleysville National Bank. . . . . . . .  106,549    10.46%    81,461    8.00%   101,826   10.00%
Citizens National Bank. . . . . . . . . .   37,622    14.36%    20,955    8.00%    26,193   10.00%
Security National Bank. . . . . . . . . .   13,553    12.65%     8,572    8.00%    10,715   10.00%

Tier 1 Capital (to risk weighted assets):
----------------------------------------
Corporation . . . . . . . . . . . . . . .  $171,226   12.22%  $ 56,031    4.00%  $     -       -
Harleysville National Bank. . . . . . . .   95,980    9.43%     40,731    4.00%    61,096    6.00%
Citizens National Bank. . . . . . . . . .   34,344    13.11%    10,477    4.00%    15,716    6.00%
Security National Bank. . . . . . . . . .   12,509    11.67%     4,286    4.00%     6,429    6.00%

Tier 1 Capital (to average assets):
-----------------------------------
Corporation . . . . . . . . . . . . . . .  $171,226   8.97%   $ 76,313    4.00%  $      -       -
Harleysville National Bank. . . . . . . .   95,980    7.12%     53,932    4.00%     67,415   5.00%
Citizens National Bank. . . . . . . . . .   34,344    8.51%     16,147    4.00%     20,183   5.00%
Security National Bank. . . . . . . . . .   12,509    8.70%      5,754    4.00%      7,193   5.00%

(Dollars  in  thousands)                                                           To  Be  Well
                                                                                 Capitalized Under
                                                                For Capital      Prompt Corrective
                                                Actual        Adequacy Purposes  Action Provision
As of December 31, 2000                     Amount    Ratio    Amount   Ratio     Amount   Ratio
--------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
---------------------------------------
Corporation . . . . . . . . . . . . . . .  $171,548   13.48%  $101,772   8.00%   $      -       -
Harleysville National Bank. . . . . . . .    93,993   10.23%    73,484   8.00%     91,855   10.00%
Citizens National Bank. . . . . . . . . .    40,305   16.27%    19,822   8.00%     24,777   10.00%
Security National Bank. . . . . . . . . .     9,593   10.57%     7,259   8.00%      9,074   10.00%

Tier 1 Capital (to risk weighted assets):
----------------------------------------
Corporation . . . . . . . . . . . . . . .  $156,326   12.29%  $ 50,886   4.00%  $       -       -
Harleysville National Bank. . . . . . . .    83,222    9.06%    36,742   4.00%     55,113    6.00%
Citizens National Bank. . . . . . . . . .    37,208   15.02%     9,911   4.00%     14,866    6.00%
Security National Bank. . . . . . . . . .     8,532    9.40%     3,629   4.00%      5,444    6.00%

Tier 1 Capital (to average assets):
----------------------------------
Corporation . . . . . . . . . . . . . . .  $156,326    8.92%  $ 70,081   4.00%  $       -       -
Harleysville National Bank. . . . . . . .    83,222    6.76%    49,228   4.00%     61,536    5.00%
Citizens National Bank. . . . . . . . . .    37,208    9.35%    15,918   4.00%     19,898    5.00%
Security National Bank. . . . . . . . . .     8,532    7.05%     4,844   4.00%      6,055    5.00%


PAGE 19
The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 2000, that the Banks meet all capital adequacy requirements to which they are subject. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that have occurred that management believes have changed the institutions' category.

The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 2001 of approximately $29,000,000 plus an amount equal to the net profits of the Banks in 2001 up to the date of any such dividend declaration.

Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 2000, there were no investments, loans, extensions of credit or advances from any of the Banks to the Corporation.

15  /  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

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

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 2000 and 1999 are outlined below.

For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $55,525,000 and $63,491,000 at December 31, 2000 and 1999, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

The loan portfolio, net of unearned income, at December 31, 2000 and 1999, has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                                   2000
                       ------------------------------
                          Carrying       Estimated
                           Amount        Fair Value
                       ------------------------------
Investment securities  $  601,460,000  $  602,220,000
Loans, net. . . . . .  $1,212,055,000  $1,207,034,000


                                   1999
                       ------------------------------
                          Carrying       Estimated
                           Amount        Fair Value
                       ------------------------------
Investment securities  $  530,895,000  $  530,444,000

Loans, net. . . . . .  $1,118,816,000  $1,121,214,000

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


                         2000
               --------------------------
                 Carrying     Estimated
                  Amount      Fair Value
               --------------------------
Time deposits  $602,942,000  $604,664,000

                         1999
               --------------------------
                 Carrying     Estimated
                  Amount      Fair Value
               --------------------------
Time deposits  $542,837,000  $546,551,000


The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $231,388,000 and $251,597,000 at December 31, 2000 and 1999, respectively, approximate their recorded book balances.

There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $212,382,000 and $184,518,000 at December 31, 2000 and 1999, respectively, and primarily comprised unfunded loan commitments which are generally priced at market at the time of funding.

16  /  CONDENSED  FINANCIAL  INFORMATION  -  PARENT  COMPANY  ONLY

Condensed  financial  statements  of  Harleysville  National Corporation follow:

CONDENSED  BALANCE  SHEETS
(Dollars  in  thousands)                  December  31,
                                      ---------------------
                                         2000       1999
                                      ---------------------
Assets:
   Cash . . . . . . . . . . . . . . .  $    651   $     51
   Investments in subsidiaries. . . .   172,880    146,612
                                      ---------   ---------
      Total assets. . . . . . . . . .  $173,531   $146,663
                                      =========   =========

Liabilities and shareholders' equity:
   Other liabilities. . . . . . . . .  $     (5)  $      -
                                      ----------  ---------
      Total liabilities . . . . . . .  $     (5)  $      -
                                      ----------  ---------

Shareholders' equity:
   Common stock . . . . . . . . . . .  $  9,254   $  8,835
   Additional paid in capital . . . .    79,869     68,260
   Retained earnings. . . . . . . . .    83,244     80,376
   Treasury stock . . . . . . . . . .      (253)         -
   Net unrealized gain on investment
      securities available for sale .     1,422    (10,808)
                                      ---------   ---------
      Total shareholders' equity. . .   173,536    146,663
                                      ---------   ---------
      Total liabilities and
        shareholders' equity. . . . .  $173,531   $146,663
                                      =========   =========

CONDENSED  STATEMENTS  OF  INCOME
(Dollars  in  thousands)        Year Ended December 31,
                            -----------------------------
                               2000      1999      1998
                            -----------------------------
Dividends from banks. . . .  $14,575   $21,650   $28,875
                            --------   -------   --------
   Total operating income .   14,575    21,650    28,875
                            --------   -------   --------

Operating expense . . . . .       14        19         8
                            --------   -------   --------

Income before income tax
   expense and equity in
   undistributed net income
   of banks . . . . . . . .   14,561    21,631    28,867

Income tax expense. . . . .       (5)       (7)       (3)
                            --------   -------   --------

Income before equity in
   undistributed net income
   of banks . . . . . . . .   14,566    21,638    28,870

Equity in undistributed
   net income of banks. . .   11,038     1,600    (8,112)
                            --------   -------   --------
   Net income . . . . . . .  $25,604   $23,238   $20,758
                            ========   =======   ========

CONDENSED  STATEMENTS  OF  CASH  FLOWS
(Dollars  in  thousands)             Year Ended December 31,
                                 -------------------------------
                                   2000       1999       1998
                                 -------------------------------
Operating activities:
   Net income . . . . . . . . .  $ 25,604   $ 23,238   $ 20,758

   Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:

     Equity in undistributed
       net income of banks . . .  (11,038)    (1,600)     8,112

     Net decrease in
       other liabilities. . . .        (5)      (446)        (3)
                                 ---------   --------   --------

Net cash provided by
   operating activities . . . .    14,561     21,192     28,867
                                 ---------   --------   --------

Investing activities:

   Capital contributions
     made to the banks. . . . .    (3,000)   (12,000)   (21,663)
                                 ---------   --------   --------

Net cash (used in) provided
   by investing activities. . .    (3,000)   (12,000)   (21,663)
                                 ---------   --------   --------

Financing activities:

   Cash dividends and
     fractional shares. . . . .   (10,430)    (9,375)    (8,062)

   Dividend reinvestment. . . .         -        (49)         -

   Repurchase of common stock .      (578)         -          -

   Stock options and awards . .        47         39        354
                                 ---------   --------   --------
Net cash used in
   financing activities . . . .   (10,961)    (9,385)    (7,708)
                                 ---------   --------   --------
Net increase (decrease) in cash       600       (193)      (504)

Cash and cash equivalents at
   beginning of year. . . . . .        51        244        748
                                 ---------   --------   --------
Cash and cash equivalents at
   end of year. . . . . . . . .  $    651   $     51   $    244
                                 =========   ========   ========

17  /  QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

The following is the summarized (unaudited) consolidated quarterly financial data of the Corporation which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporation's results of operations:

(Dollars  in  thousands,  except  per  share  information)
                                                              Three  Months  Ended
                                                    --------------------------------------
2000:                                                March 31  June 30  Sept. 30  Dec. 31
                                                    --------------------------------------
   Interest income                                    $ 31,423  $32,343  $33,593  $34,452
   Net interest income                                  16,343   16,716   16,531   16,447
   Provision for losses                                    506      549      581      676
   Noninterest income                                    2,654    2,857    3,248    3,447
   Operating expenses                                   10,929   11,647   11,004   11,097
   Income before income
     tax expense                                         7,562    7,377    8,194    8,121
   Income tax expense                                    1,517    1,070    1,454    1,609
                                                      --------  -------  -------  -------
   Net income                                         $  6,045  $ 6,307  $ 6,740  $ 6,512
                                                      ========  =======  =======  =======
   Net income per share
     Basic                                            $   0.65  $  0.68  $  0.73  $  0.70
                                                      ========  =======  =======  =======
     Diluted                                          $   0.65  $  0.68  $  0.73  $  0.70
                                                      ========  =======  =======  =======

1999:

   Interest income                                    $ 26,491  $27,782  $29,418  $30,476
   Net interest income                                  15,098   15,961   16,358   16,101
   Provision for losses                                    490      490      489      684
   Noninterest income                                    2,452    2,653    2,493    2,937
   Operating expenses                                    9,813   10,002   10,290   11,871
   Income before income
     tax expense                                         7,247    8,122    8,072    6,483
   Income tax expense                                    1,697    2,024    1,782    1,183
                                                      --------  -------  -------  -------
   Net income                                         $  5,550  $ 6,098  $ 6,290  $ 5,300
                                                      ========  =======  =======  =======
   Net income per share
     Basic                                            $   0.60  $  0.66  $  0.68  $  0.57
                                                      ========  =======  =======  =======
     Diluted                                          $   0.60  $  0.65  $  0.68  $  0.57
                                                      ========  =======  =======  =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED  SUMMARY  OF  OPERATIONS
                                                                   Year  Ended  December  31,
(Dollars  in  thousands,  except  per  share          ----------------------------------------------------------
data and average shares outstanding)                     2000        1999        1998        1997        1996
                                                      ----------------------------------------------------------
INCOME AND EXPENSE
Interest income. . . . . . . . . . . . . . . . . . .  $  131,811  $  114,167  $  102,005  $   94,114  $   86,776
Interest expense . . . . . . . . . . . . . . . . . .      65,774      50,649      44,372      39,989      36,658
                                                      ----------  ----------  ----------  ----------  ----------
Net interest income. . . . . . . . . . . . . . . . .      66,037      63,518      57,633      54,125      50,118
Provision for loan losses. . . . . . . . . . . . . .       2,312       2,153       2,288       2,652       2,279
                                                      ----------  ----------  ----------  ----------  ----------
Net interest income after provision for loan losses.      63,725      61,365      55,345      51,473      47,839
Noninterest income . . . . . . . . . . . . . . . . .      12,206      10,535      10,520       7,961       5,666
Noninterest expense. . . . . . . . . . . . . . . . .      44,677      41,976      38,446      33,522      30,650
                                                      ----------  ----------  ----------  ----------  ----------
Income before income tax expense . . . . . . . . . .      31,254      29,924      27,419      25,912      22,855
Income tax expense . . . . . . . . . . . . . . . . .       5,650       6,686       6,661       6,883       6,306
                                                      ----------  ----------  ----------  ----------  ----------
Net income . . . . . . . . . . . . . . . . . . . . .  $   25,604  $   23,238  $   20,758  $   19,029  $   16,549
                                                      ==========  ==========  ==========  ==========  ==========
----------------------------------------------------------------------------------------------------------------
PER SHARE*
Basic. . . . . . . . . . . . . . . . . . . . . . . .  $     2.76  $     2.51  $     2.24  $     2.06  $     1.79
Diluted. . . . . . . . . . . . . . . . . . . . . . .        2.76        2.50        2.24        2.06        1.79
Cash dividends paid. . . . . . . . . . . . . . . . .        1.13        1.02        0.90        0.82        0.72
Basic average shares outstanding . . . . . . . . . .   9,268,681   9,273,397   9,262,819   9,238,609   9,226,960
Diluted average shares outstanding . . . . . . . . .   9,279,273   9,285,241   9,278,194   9,245,704   9,250,827
*Adjusted for 5% stock dividends effective 11/9/00,
9/30/99, 6/30/97 and 6/28/96.

----------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans. . . . . . . . . . . . . . . . . . . . . . . .  $1,166,684  $1,031,055  $  894,758  $  815,891  $  754,029
Investments. . . . . . . . . . . . . . . . . . . . .     562,508     515,006     427,850     357,749     328,994
Other interest-earning assets. . . . . . . . . . . .       9,876      20,133      31,698      34,477      25,137
Total assets . . . . . . . . . . . . . . . . . . . .   1,843,525   1,639,041   1,413,772   1,271,153   1,165,446
Deposits . . . . . . . . . . . . . . . . . . . . . .   1,436,781   1,267,936   1,144,822   1,045,309     980,733
Other interest-bearing liabilities . . . . . . . . .     218,811     194,887      99,416      71,568      46,814
Shareholders' equity . . . . . . . . . . . . . . . .     154,547     148,636     142,959     129,758     116,191

----------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT YEAR-END
Loans. . . . . . . . . . . . . . . . . . . . . . . .  $1,212,055  $1,118,816  $  956,867  $  852,386  $  788,234
Investments. . . . . . . . . . . . . . . . . . . . .     601,460     530,895     491,942     372,760     345,612
Other interest-earning assets. . . . . . . . . . . .       3,507      13,837      23,886      21,463      19,627
Total assets . . . . . . . . . . . . . . . . . . . .   1,935,213   1,767,667   1,541,449   1,313,443   1,217,972
Deposits . . . . . . . . . . . . . . . . . . . . . .   1,489,050   1,341,437   1,211,326   1,087,253   1,012,720
Other interest-bearing liabilities . . . . . . . . .     231,388     251,597     151,628      64,400      59,521
Shareholders' equity . . . . . . . . . . . . . . . .     173,536     146,663     149,572     136,715     122,821
----------------------------------------------------------------------------------------------------------------

BALANCE SHEET ANALYSIS

The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields.

Distribution Of Assets, Liabilities And Shareholders' Equity, Interest Rates And Interest Differential

                                                              Year  Ended  December  31,
                                  ------------------------------------------------------------------------------------------------
                                               2000                             1999                            1998
                                  ------------------------------------------------------------------------------------------------
                                   Average   Average                Average   Average               Average    Average
(Dollars in thousands)             Balance     Rate    Interest     Balance     Rate    Interest    Balance      Rate   Interest
                                  ------------------------------------------------------------------------------------------------
Assets
Investment securities:
  Taxable investments. . . . . .  $  348,560    6.94%  $  24,205  $  305,163     6.39% $  19,485   $  261,612     6.26%  $  16,381
  Nontaxable investments (1) . .     213,948    7.46      15,962     209,843     7.44     15,613      166,238     7.60      12,642
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------
    Total investment securities.     562,508    7.14      40,167     515,006     6.82     35,098      427,850     6.78      29,023
Loans (1) (2). . . . . . . . . .   1,166,684    8.31      96,896   1,031,055     8.14     83,938      894,758     8.49      75,932
Other rate-sensitive assets. . .       9,876    5.99         592      20,133     3.98        802       31,698     5.24       1,660
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------
    Total earning assets . . . .   1,739,068    7.92     137,655   1,566,194     7.65    119,838    1,354,306     7.87     106,615
Noninterest-earning assets . . .     104,457       -           -      72,847        -          -       59,466        -           -
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------
    Total assets . . . . . . . .  $1,843,525    7.47%  $ 137,655  $1,639,041     7.31% $ 119,838   $1,413,772     7.54%  $ 106,615
                                  ========== ========= ========== =========== ======== =========== ========== ========= ==========

Liabilities And Shareholders' Equity
Deposits:
  Demand . . . . . . . . . . . .  $  204,778      - %  $       -  $  192,659       - % $       -   $  168,462       - % $        -
  Savings. . . . . . . . . . . .     625,928    2.93      18,337     567,316     2.52     14,272      508,245     2.72      13,837
  Time . . . . . . . . . . . . .     606,075    5.73      34,747     507,961     5.26     26,712      468,115     5.50      25,735
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------
    Total. . . . . . . . . . . .   1,436,781    3.69      53,084   1,267,936      3.23     40,984    1,144,822     3.46     39,572

Borrowings and other
  interest-bearing liabilities .     218,811    5.80      12,690     194,887     4.96      9,665       99,416     4.83       4,800
Other liabilities. . . . . . . .      33,386       -           -      27,582        -          -       26,875        -      44,372
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------

    Total liabilities. . . . . .   1,688,978    3.89      65,774   1,490,405     3.40     50,649    1,271,113     3.49           -
Shareholders' equity . . . . . .     154,547       -           -     148,636        -          -      142,659        -           -
                                  ---------- --------- ---------- ----------- -------- ----------- ---------- --------- ----------
    Total liabilities and
      shareholders' equity . . .  $1,843,525    3.57%  $  65,774  $1,639,041     3.09% $  50,649   $1,413,772     3.14% $   44,372
                                  ========== ========= ========== =========== ======== =========== ========== ========= ==========
Average effective rate on
  interest-bearing liabilities .  $1,450,814    4.53%  $  65,774  $1,270,164     3.99% $  50,649   $1,075,776     4.12% $   44,372
                                  ========== ========= ========== =========== ======== =========== ========== ========= ==========

==================================================================================================================================

Interest Income/Earning Assets .  $1,739,068    7.92%  $ 137,655  $1,566,194     7.65% $ 119,838   $1,354,306     7.87% $  106,615
Interest Expense/Earning Assets.  $1,739,068    3.78   $  65,774  $1,566,194     3.23  $  50,649   $1,354,306     3.28  $   44,372
                                             ---------                         -------                         --------
Effective Interest Differential                l4.14%                            4.42%                            4.59%
                                             =========                         =======                         ========

(1)  The  interest  earned  on  nontaxable  investment  securities  and  loans  is  shown  on  a  tax-equivalent  basis.

(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has  not  been  included  for  purposes  of  determining  interest  income.
----------------------------------------------------------------------------------------------------------------------------------

The following is management's discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for the corporation, the Banks and HNC Financial Company. The Corporation's consolidated financial condition and results of operations consist almost entirely of the Banks' financial condition and results of operations. Current performance does not guarantee, and may not be indicative of similar performance in the future.

In addition to historical information, this document contains forward-looking statements. We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Harleysville National Corporation and its subsidiaries. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Harleysville National Corporation and its subsidiaries and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

     -    operating,  legal  and  regulatory  risks;

     - economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

     - the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

Introduction

The Corporation continued its strong earnings performance during 2000. Net income increased 10.2% and total assets grew 9.5%. This performance was achieved through an increase in earning assets, growth in other income and the continued strength in loan quality. This performance was also achieved during a period when the Corporation successfully completed the acquisition of Citizens Bank & Trust Company, a community bank with $130 million in assets.

The Corporation's net income of $25,604,000 in 2000, increased 10.2% compared to the $23,238,000 reported in 1999. Diluted earnings of $2.76 in 2000 increased 10.4% from $2.50 in 1999. Basic earnings per share in 2000 were $2.76 compared to $2.51 in 1999.

The primary sources of this increase in net income were the growth in both net interest income and other income, and lower tax expense. Net interest income grew $2,519,000, as a result of an 11.0% rise in average earning assets. Other operating income rose $1,671,000, due primarily to higher trust fees and bank-owned life insurance income. Offsetting these increases was a rise in other operating expenses, primarily related to the overall growth in the Corporation and acquisition related expenses.

A key focus of the Banks is preserving the quality of their loan portfolios. Key loan quality performance ratios at December 31, 2000, improved from the strong ratios recorded at December 31, 1999. The ratio of the allowance for loan losses to nonperforming assets of 268.3% at December 31, 2000, improved from the 266.3% at December 31, 1999. Loans 90 days past due at December 31, 2000, of $514,000 decreased from the $565,000 at December 31, 1999.

Interest-Earning  Assets  and  Interest-Bearing  Liabilities

The level of average interest-earning assets was $1,739,068,000 in 2000, an increase of $172,874,000, or 11.0%, compared to $1,566,194,000 in 1999. The increase was the result of growth in loans and investments. During 2000, the average balance of the loan portfolio increased $135,629,000, or 13.2% and investments grew $47,502,000, or 9.2%. Average interest-earning assets were $1,354,306 in 1998.

Average interest-bearing liabilities totaled $1,450,814,000 in 2000, an increase of $180,650,000, or 14.2%, compared to 1999. Contributing to this rise were increases in time deposits, savings deposits and other borrowings of $98,114,000, $58,612,000, and $23,924,000, respectively. Average interest-bearing  liabilities  were  $1,075,776,000  in  1998.

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

The investment securities total at December 31, 2000, of $601,460,000 grew $70,565,000, or 13.3%, over the December 31, 1999, balance of $530,895,000. The investment securities available for sale increased $65,269,000 and the investment securities held to maturity increased $5,296,000 during 2000. The increase in the investments available for sale was funded by proceeds from the maturities and calls in the investment securities portfolios and through the increase in deposits during 2000.

Loans

The Banks continued to experience growth in all loan categories during 2000. Total loans grew $91,361,000 or 8.2%, from $1,118,244,000 at December 31, 1999, to $1,209,605,000 at December 31, 2000. During 2000, consumer loans, lease financing, commercial loans and real estate loans grew $55,159,000, $21,179,000, $13,369,000 and $1,654,000, respectively. The majority of the growth in consumer loans was related to the growth in financing indirect automobile dealer loans during 2000. The Corporation has maintained strong relationships with automobile dealers to insure that we offer them the services and products to meet their financing needs. Residential mortgages sold during 2000 were $7,690,000 compared to $38,215,000 in 1999.

The Banks have no concentration of loans to individual borrowers which exceeded 10% of total loans at December 31, 2000 and 1999. As of December 31, 2000, the Banks have a concentration of indirect consumer loans (12% of total loans) included in the consumer loans classification. The Banks actively monitor the risk of this loan concentration. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.

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

The Banks continued to maintain a high quality loan portfolio during 2000. Nonperforming assets (nonaccruing loans, net assets in foreclosure and troubled debt restructured loans) were 0.47% of total loans and net assets acquired in foreclosure at December 31, 2000, compared to 0.50% at December 31, 1999, and 0.57% at December 31, 1998. The ratio of the allowance to nonperforming assets was 268.3% at December 31, 2000, compared to 266.3% at December 31, 1999 and 261.2% at December 31, 1998.

The balance of nonaccruing loans of $5,370,000 at December 31, 2000, increased $1,680,000 from the December 31, 1999, balance of $3,690,000. A rise in both nonaccruing commercial loans and indirect consumer loans was responsible for this increase. The December 31, 1999, balance of nonaccrual loans was $51,000 less than the December 31, 1998, balance of $3,741,000.

Net assets in foreclosure totaled $288,000 as of December 31, 2000, a decrease of $1,148,000 from the December 31, 1999, balance. During 2000, sales of foreclosed properties totaled $2,495,000, transfers from loans to assets in foreclosure were $1,433,000 and write-downs of assets in foreclosure equaled $86,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value, less selling costs.

The Banks aggressively manage loan collection efforts. During 2000, the Banks reduced loans past due 90 days or more. Loans past due 90 days or more and still accruing interest are loans that are generally well secured and are in the process of collection. As of December 31, 2000, loans past due 90 days or more and still accruing interest were $514,000, compared to $565,000 as of December
31, 1999. This decrease was a result of a reduction in commercial loans and consumer loans past due 90 days at December 31, 2000.

As of December 31, 2000, there was one commercial borrower with a troubled debt restructured loan totaling $11,000. This customer was complying with the restructured terms as of December 31, 2000.

The Banks' policy is to maintain allowances for loan losses at a level believed by management to be adequate to absorb potential losses. Management's determination of the adequacy of the allowance is determined monthly based on a continuing evaluation of the portfolio, past loss experience, current and anticipated economic conditions and other factors deemed relevant. Additions to the allowances are charged to operations. The allowance for loan losses grew 2.2% from $14,887,000 at December 31, 1999, to $15,210,000 at December 31, 2000.
The allowance for loan losses to nonperforming assets at December 31, 2000, of 268.3% increased from the 266.3% at December 31, 1999.

--------------------------------------------------------------------------------
                                                Year  Ended  December  31,
                                         -------------------------------------
                                            2000         1999         1998
                                         -------------------------------------
Nonperforming assets. . . . . . . . . .  $5,670,000   $5,591,000   $5,455,000

Allowance for loan losses to
    nonperforming assets. . . . . . . .       268.3%       266.3%       261.2%

Nonperforming assets to total loans and
    net assets acquired in foreclosure.        0.47%        0.50%        0.57%

Allowance for loan losses
    to total loans. . . . . . . . . . .        1.25%        1.33%        1.49%
--------------------------------------------------------------------------------

Deposits and Borrowings and  Other  Interest-Bearing  Liabilities

The primary funding sources of the Corporation are deposits and other borrowings. Total deposits of $1,489,050,000 at December 31, 2000, increased $147,613,000, or 11.0%, from the $1,341,437,000 balance at December 31, 1999.
This increase was primarily due to the growth in money market accounts and time deposits during this period. Money market deposits grew $74,607,000 during this period as a result of the successful introduction of new money market products during 2000. Time deposits under $100,000 increased $22,216,000 and time deposits greater than $100,000 grew $37,889,000. The growth in time deposits over $100,000 provided the banks with a lower cost funding alternative during 2000, compared to the higher level of other borrowings during 1999. Noninterest-bearing deposits grew $13,062,000, interest-bearing checking accounts rose $1,617,000 and savings accounts decreased $1,778,000 at December 31, 2000, compared to December 31, 1999.

Other borrowings experienced a decrease of $20,209,000 during 2000. Decreases in securities sold under agreements to repurchase and Federal Home Loan Bank borrowings of $34,532,000 and $19,500,000, respectively, were partially offset by an increase in federal funds purchased of $35,000,000. The decrease in securities sold under agreements to repurchase was primarily the result of a business customer withdrawing funds to be used for general business purposes throughout 2000. U.S. treasury demand notes decreased $1,177,000 during this period. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury notes.

INCOME  STATEMENT  ANALYSIS

Results  of  Operations

The  2000 net income of $25,604,000 increased $2,366,000, or 10.2% from the 1999 net income of $23,238,000. On a per share basis, diluted earnings were $2.76 in 2000 and $2.50 in 1999. Basic earnings per share were $2.76 in 2000 compared to $2.51 in 1999. Net income increased in 1999 by $2,480,000, or 11.9% over 1998.

The return on average shareholders' equity was 16.57% for 2000, compared to 15.63% for 1999 and 14.52% in 1998. The 2000 return on average assets of 1.39% decreased from the 1999 return on average asset rate of 1.42% as a result of the asset growth experienced during 2000. The 1998 return on average assets was 1.47%.

Net income is affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; (3) other operating income, which is made up primarily of certain service fees and Investment Management and Trust Services income; (4) other operating expenses, which consist primarily of salaries and other operating expenses; and (5) income taxes. Each of these major elements is reviewed in more detail in the following discussion.

Net  Interest  Income

The 2000 net interest income of $66,037,000 increased $2,519,000, or 4.0%, from 1999 levels. Net interest income was $63,518,000 in 1999, which was 10.2% higher than the $57,633,000 reported in 1998. The smaller rise experienced in net interest income during 2000, was the result of both the Banks increased level of bank owned life insurance and higher funding costs.

Interest income at December 31, 2000, of $131,811,000 grew $17,644,000, or 15.5%, from the $114,167,000 balance at December 31, 1999. The increase in interest income is the result of the growth in both average loans and investment securities during this period. This growth in interest income was partially offset by the $15,125,000, or 29.9%, increase in interest expense at December 31,2000, compared to December 31, 1999. The higher rate of growth in interest expense, compared to the growth in interest income, is the result of both the funding of the bank-owned life insurance (BOLI) with deposits, and the high cost of attracting new deposits. The Banks' investment in BOLI increased from an average of $9,394,000 in 1999 to $25,295,000 in 2000. While the cost of funding BOLI is recorded as interest expense, BOLI income is recorded as other operating income.

Net  Interest  Margin

The net interest margin for 2000 of 4.14% was lower than the net interest margins for 1999 and 1998 of 4.42% and 4.59%, respectively. The lower net interest margin experienced in 2000 is related to the funding of the BOLI and the high cost of attracting new funding sources. The impact of funding the additional BOLI purchased during 2000 reduced the net interest margin by 34 basis points. The tax-equivalent yield on total interest-earning assets increased 27 basis points from 7.65% in 1999 to 7.92% in 2000. This increase is primarily due to the impact of the rise in interest rates during this period. The tax-equivalent yield on total interest-earning assets in 1998 was 7.87%. The 2000 average interest rate paid on interest-bearing deposits and other borrowings of 4.53% was higher than the 1999 rate of 3.99%. The Banks' 54 basis point rise in the cost of interest-bearing liabilities outpaced the 27 basis point rise in the tax-equivalent yield on total interest earning assets. The 1998 cost of interest-bearing liabilities was 4.12%.

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

The Banks utilize three principal reports to measure interest rate risk: asset/liability simulation reports; gap analysis reports; and net interest margin reports. The table below shows the interest rate sensitivity gap position as of December 31, 2000. The table presents data at a single point in time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 2000. Money market, interest-bearing checking, and savings accounts are considered stable sources of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Banks are in a positive gap position of 4.25% of earning assets at December 31, 2000.

                         Interest Rate Sensitivity Gap Position as of December 31, 2000
                                       ---------------------------------------------
(Dollars in thousands)               0 to 90    91 to 365    Over 1 year       Over 5
                                      days        days       Under 5 years     years
                                       -------------------------------------------
Assets
Other rate-sensitive assets. . . .  $  3,507   $        -   $       -          $      -
Loans. . . . . . . . . . . . . . .   320,796      282,794     581,229            27,236
Investment securities. . . . . . .    16,607       61,609     210,514           310,542
                                    ---------  -----------  ----------        ---------
Total rate-sensitive assets. . . .   340,910      344,403     791,743           337,778
                                    ---------  -----------  ----------        ---------

Liabilities
Time deposits. . . . . . . . . . .   146,510      230,348     226,044         40
Money market savings funds . . . .    10,009       30,026     160,139    133,448
Interest-bearing checking accounts     4,914       14,743      78,627     65,523
Savings accounts . . . . . . . . .     4,837       14,511      77,392     64,493
Other borrowings . . . . . . . . .   150,637            -      80,751          -
                                    ---------  -----------  ----------  ---------
Total rate-sensitive liabilities .  $316,907   $  289,628   $ 622,953   $263,504
                                    ---------  -----------  ----------  ---------
Incremental gap. . . . . . . . . .  $ 24,003   $   54,775   $ 168,790   $ 74,274
                                    =========  ===========  ==========  =========
Cumulative gap . . . . . . . . . .  $ 24,003   $   78,778   $ 247,568   $321,842
                                    =========  ===========  ==========  =========
% of earning assets. . . . . . . .      1.30%        4.25%      13.37%     17.38%
                                    =========  ===========  ==========  =========

                                                             Asset/Liability
                                   Change in                      Policy
                   Market Value  Market Value   Percentage       Approved
                    of Equity      of Equity      Change      Percent Change
                   -----------------------------------------------------------
+200 Basis Points       262,627       (27,189)       -9.38%           +/- 30%
+100 Basis Points       281,252        (8,564)       -2.95%           +/- 30%
Flat Rate . . . .       289,816             -         0.00%           +/- 30%
-100 Basis Points       279,467       (10,349)       -3.57%           +/- 30%
-200 Basis Points       260,897       (28,919)       -9.98%           +/- 30%

--------------------------------------------------------------------------------

Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates have on the Banks' net interest income is simulated by increasing and decreasing interest rates. This simulation is known as rate shocking. The report above forecasts changes in the Banks' market value of equity under alternative interest rate environments. The market value of equity is defined as the net present value of the Banks' existing assets and liabilities. The results of the December 31, 2000, rate shock simulations show that the Banks are within all guidelines set by the Banks' Asset/Liability policy.

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

The 2000 provision of $2,312,000, reflected an increase of $159,000, or 7.4%, compared to the 1999 provision of $2,153,000. The increase in the provision during 2000 is based on management's analysis of the adequacy of the loan portfolio. The allowance for loan losses to nonperforming assets ratio for December 31, 2000, 1999 and 1998 were 268.3%, 266.3%, and 261.2%, respectively.
Total loans charged off increased 47.5% from $1,799,000 in 1999 to $2,653,000 in 2000. The increase in the loans charged off was primarily due to consumer loans. Recoveries of $664,000 during 2000 increased from the 1999 recoveries of $288,000. The increase in recoveries is related to consumer and real estate loans. The charged off loans and recoveries for 1998 were $1,451,000 and $301,000, respectively.

Other  Income

The 2000 other operating income of $12,206,000 increased $1,671,000, compared to the 1999 level of $10,535,000. Contributing to this rise in operating income were increases in service charges, trust income, BOLI income and other income of $61,000, $334,000, $1,418,000 and $301,000 respectively. These gains were offset by a decrease in security gains of $443,000 in 2000, compared to 1999. The 2000 other operating income net of security gains increased $2,114,000, or 21.1%, over the 1999 other operating income net of security gains.

Income from service charges on deposit accounts of $3,832,000 in 2000 increased $61,000, or 1.6%, from the 1999 income from service charges on deposit accounts of $3,771,000. The increase in service charges during 2000 is attributed to the 9.3% rise in average fee earning deposits, partially offset by a reduction in fees related to merger related promotions. The 1999 service charges grew 6.8% over 1998 service charges.

The $52,000 net security gain in 2000 was lower than the 1999 and 1998 net security gains of $495,000 and $1,621,000, respectively. Security gains resulting from the sale of securities at HNC Financial Company during 2000 were partially offset by a net loss on the sale of securities at the Banks. The majority of the security gain in 1998 was the result of the sale of equity securities held at HNC Financial Company. HNC Financial Company did not sell any securities during 1999. From time to time, the Corporation sells investment securities available for sale to fund the purchase of other securities in an effort to enhance the overall return on the portfolio.

Fees from the Corporation's Investment Management and Trust Division of $2,977,000 increased $334,000, or 12.6%, compared to the $2,643,000 recorded in
1999. This increase was primarily the result of a 16.4% increase in the market value of trust assets from December 31, 1999 to December 31, 2000. The 1998 Investment Management and Trust Division income was $2,156,000.

During 1999, the Corporation entered into a $25,000,000 investment of bank owned life insurance (BOLI). The Corporation entered into an additional $10,000,000 investment of BOLI during the 2000. BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The Corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Corporation. This profitability is used to offset a portion of future benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as other income. The Corporation recognized $1,944,000 of BOLI income 2000 and $526,000 in 1999.

Other income increased $301,000 during 2000, from $3,100,000 in 1999 to $3,401,000 in 2000. Contributing to this increase were increases related to loan servicing fees, loan insurance fees, and ATM/Debit card fees. These increases were partially offset by a decrease in gains on the sale of residential mortgages, resulting from a decrease in new mortgage volumes experienced during 2000. Other income in 1998 was $3,213,000.

Other  Expenses

The Corporation's total December 31, 2000, overhead expense as a percentage of average assets of 2.52% was well below its peer banks' ratio of 2.95% as of September 30, 2000. Other operating expenses rose to $44,677,000 in 2000, a 6.4% increase over the $41,976,000 recorded in 1999. This increase improved from the 9.2% increase in other operating expenses experienced from 1998 to 1999. Employee salaries and benefits increased $1,474,000, or 6.6%, from $22,271,000 in 1999 to $23,745,000 in 2000. The increase in salaries and benefits reflects cost-of-living increases, merit increases and additional staff necessitated by current and planned growth. The 1999 salaries and benefits expense increased 8.4% over the 1998 salary and benefits expense of $20,551,000.

Net occupancy costs increased by $243,000, or 9.1%, in 2000, compared with a $111,000, or 4.3%, increase in 1999. Contributing to the increase in 2000 was the opening of new branches and an off-lease vehicle sales center. Equipment expenses increased by $360,000, or 7.5%, during 2000, and $917,000, or 23.8%, in 1999. These increases are due to equipment depreciation, rental and maintenance associated with planned increases in data processing capabilities used to manage the rise in volume related to the growth of the Corporation and to enhance the products offered to its customers.

Other  expenses  grew $624,000, or 5.1%, from $12,247,000 in 1999 to $12,871,000 in 2000. The 1999 other expenses increased 6.8%, compared to 1998. The increase in 2000 is the result of expenses associated with the overall growth of the Banks, and the acquisition of Citizens Bank and Trust Company.

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

The effective income tax rates of 18.01% for 2000, 22.3% for 1999 and 24.3% for 1998 were less than the applicable federal income tax rate of 35.0%, as a result of tax-exempt income.

--------------------------------------------------------------------------------

CAPITAL

Capital, at the end of 2000, was $173,536,000, an increase of $26,873,000, or 18.3%, over the end of 1999. The increase was due to the retention of the Corporation's earnings, and to the adjustment for the net unrealized gains related to the available for sale investment securities. Net unrealized gains and losses on available for sale investment securities are recorded as accumulated other comprehensive income (loss) in the equity section of the balance sheet. The accumulated other comprehensive income at December 31, 2000, was a gain of $1,422,000, compared to a loss of $10,808,000 at December 31, 1999. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority, which, if it were to be implemented, would have a material effect on the Corporation's capital.

The Corporation's capital ratios exceed regulatory requirements. Existing minimum regulatory capital ratio requirements are 5.0% for primary capital and 6.0% for total capital. The primary capital ratio was 9.63% December 31, 2000, compared with 9.66% at December 31, 1999. Since the Corporation's only capital is primary capital, the total capital ratios are the same as the primary capital ratios.

Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance-sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At December 31, 2000, the Corporation's Tier 1 risk-adjusted capital ratio was 12.22%, and the total risk-adjusted capital ratio was 13.35%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 2000.

To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking or ganizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Corporation's leverage ratios were 8.97% and 8.92% at December 31, 2000 and 1999, respectively.

Under FDIC regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized" an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically under capitalized" if it has a tangible equity ratio of 2% or less. As of December 31, 2000, the Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions.

Liquidity

Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, and the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. Federal funds sold averaged $3,721,000 during 2000, and investment securities available for sale averaged $530,345,000 during 2000; both are more than sufficient to match normal fluctuations in loan demand or deposit funding. Backup sources of liquidity are provided by federal funds lines of credit established with correspondent banks. Additional liquidity could be generated through borrowings from the Federal Reserve Bank of Philadelphia, of which Harleysville, Citizens and Security are members, and from the Federal Home Loan Bank of Pittsburgh, of which Harleysville, Citizens and Security are members. Unused lines of credit at the FHLB were $114,738,000 as of December 31, 2000.

There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in liquidity increasing or decreasing in any material way.


================================================================================
PAGE 30