Form 10-K, Exhibit 13
period 2001-12-31
HARLEYSVILLE NATIONAL CORP
filed 2002-03-28
CIK 702902

FINANCIAL  RATIOS  AND  SUMMARY  OF  KEY  INFORMATION
=====================================================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

                                                                                     Year  Ended  December  31,
                                                                              ---------------------------------------
(Dollars in thousands, except per share data and average shares outstanding)      2001          2000          1999
                                                                              ---------------------------------------
PER SHARE INFORMATION
Basic* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $       1.57  $      1.38   $      1.25
Diluted* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1.54         1.38          1.25
Cash dividends paid* . . . . . . . . . . . . . . . . . . . . . . . . . . . .          0.65         0.57          0.51
Book value (at year-end) . . . . . . . . . . . . . . . . . . . . . . . . . .         10.20         9.38          8.30
MARKET VALUE
Bid price of common stock (high)*. . . . . . . . . . . . . . . . . . . . . .  $      26.69        17.35         18.14
Bid price of common stock (low)* . . . . . . . . . . . . . . . . . . . . . .         16.94        11.31         15.00
Average basic shares outstanding*. . . . . . . . . . . . . . . . . . . . . .    18,305,956   18,537,362    18,546,794
AVERAGE BALANCE SHEET
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  1,264,750  $ 1,166,684   $ 1,031,055
Earning assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,944,961    1,739,068     1,566,194
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,058,738    1,843,525     1,639,041
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,599,515    1,436,781     1,267,936
Interest-bearing liabilities and deposits. . . . . . . . . . . . . . . . . .     1,825,762    1,655,592     1,462,823
Shareholders equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       182,178      154,547       148,636
SELECTED OPERATING RATIOS
Return on average assets . . . . . . . . . . . . . . . . . . . . . . . . . .         1.40%         1.39%         1.42%
Return on average shareholders equity. . . . . . . . . . . . . . . . . . . .        15.82%        16.57%        15.63%
Leverage (assets divided by shareholders equity) . . . . . . . . . . . . . .         11.67        11.15         12.05
Average shareholders equity as a percentage of:
     Average loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14.40%        13.25%        14.42%
     Average deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .         11.39        10.76         11.72
     Average assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8.85         8.38          9.07
     Average earning assets  . . . . . . . . . . . . . . . . . . . . . . . .          9.37         8.89          9.49
Dividend payout ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . .         41.27        40.74         40.34
Average total loans as a percentage of average deposits and borrowed funds .         69.27        70.47         70.48
Net interest margin on average earning assets:
     Interest income** . . . . . . . . . . . . . . . . . . . . . . . . . . .         7.43%         7.92%         7.65%
     Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . .        (3.34)        (3.78)        (3.23)
     Net interest margin** . . . . . . . . . . . . . . . . . . . . . . . . .         4.09          4.14          4.42
     Noninterest margin  . . . . . . . . . . . . . . . . . . . . . . . . . .        (1.69)        (1.87)        (2.01)

*  Adjusted for 100% stock dividend effective 8/10/01 and 5% stock dividends effective 11/9/00 and 9/30/99.
** Tax-Equivalent Basis


PAGE 1

CONSOLIDATED  BALANCE  SHEETS
==========================================================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

(Dollars in thousands)                                                                                  December 31
                                                                                                  ------------------------
ASSETS                                                                                               2001         2000
                                                                                                  -----------  -----------
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   62,974   $   52,018
Federal funds sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12,500            -
Interest-bearing deposits in banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,150        3,507
                                                                                                  -----------  -----------
          Total cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . . .      82,624       55,525
                                                                                                  -----------  -----------
Investment securities available for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .     706,371      570,619
Investment securities held to maturity (fair value $26,782 and $31,601 respectively) . . . . . .      26,099       30,841
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,313,934    1,209,605
Less: Deferred costs, net. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,675        2,450
      Allowance for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (15,558)     (15,210)
                                                                                                  -----------  -----------
          Net loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,301,051    1,196,845
                                                                                                  -----------  -----------
Bank premises and equipment, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21,439       21,870
Accrued interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,907       12,391
Net assets in foreclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         609          288
Intangible assets, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,360        1,697
Bank-owned life insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      45,942       37,471
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      11,569        7,666
                                                                                                  -----------  -----------
          Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $2,208,971   $1,935,213
                                                                                                  ===========  ===========
LIABILITIES AND SHAREHOLDERS EQUITY
Deposits:
     Noninterest-bearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  254,638   $  227,446
     Interest-bearing:
          Checking accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     169,156      163,807
          Money market accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     419,890      333,622
          Savings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     179,284      161,233
          Time, under $100,000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     489,345      430,074
          Time, $100,000 or greater. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     234,549      172,868
                                                                                                  -----------  -----------
          Total deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,746,862    1,489,050
Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      27,114       22,346
U.S. Treasury demand notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,677        2,055
Federal funds purchased                                                                                    -       44,500
Federal Home Loan Bank (FHLB) borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . .     127,750      110,750
Securities sold under agreements to repurchase . . . . . . . . . . . . . . . . . . . . . . . . .      80,393       74,083
Guaranteed preferred beneficial interest in Corporation s subordinated debentures. . . . . . . .       5,000            -
Other liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      29,826       18,893
                                                                                                  -----------  -----------
          Total liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,019,622    1,761,677
                                                                                                  -----------  -----------
Shareholders equity:
     Series preferred stock, par value $1 per share; authorized 3,000,000 shares, none issued. .           -            -
     Common stock, par value $1 per share; authorized 30,000,000 shares; issued and outstanding
     18,570,971 shares in 2001 and 9,253,762 shares in 2000. . . . . . . . . . . . . . . . . . .      18,571        9,254
     Additional paid in capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      71,419       79,869
     Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     100,171       83,244
     Treasury stock, at cost: 287,440 shares in 2001 and 8,500 shares in 2000. . . . . . . . . .      (5,346)        (253)
     Accumulated other comprehensive income. . . . . . . . . . . . . . . . . . . . . . . . . . .       4,534        1,422
                                                                                                  -----------  -----------
          Total shareholders equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     189,349      173,536
                                                                                                  -----------  -----------
          Total liabilities and shareholders equity .. . . . . . . . . . . . . . . . . . . . . .  $2,208,971   $1,935,213
                                                                                                  ===========  ===========

See accompanying notes to consolidated financial statements.


PAGE 6

CONSOLIDATED STATEMENTS OF INCOME HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
===============================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

(Dollars in thousands except weighted average number of common shares and per share information)

                                                               Year Ended December 31
                                                         -------------------------------------
                                                            2001         2000         1999
                                                         -----------  -----------  -----------
INTEREST INCOME
Loans, including fees . . . . . . . . . . . . . . . . .  $    90,294  $    87,131  $    76,350
Lease financing . . . . . . . . . . . . . . . . . . . .        9,717        9,013        6,960
Investment securities:
   Taxable. . . . . . . . . . . . . . . . . . . . . . .       27,376       24,205       19,485
   Exempt from federal taxes. . . . . . . . . . . . . .       10,478       10,870       10,570
Federal funds sold. . . . . . . . . . . . . . . . . . .          511          219          552
Deposits in banks . . . . . . . . . . . . . . . . . . .          303          373          250
                                                         -----------  -----------  -----------
   Total interest income. . . . . . . . . . . . . . . .      138,679      131,811      114,167
                                                         -----------  -----------  -----------
INTEREST EXPENSE
Savings deposits. . . . . . . . . . . . . . . . . . . .       17,258       18,337       14,272
Time, under $100,000. . . . . . . . . . . . . . . . . .       26,111       23,465       20,695
Time, $100,000 or greater . . . . . . . . . . . . . . .       11,105       11,282        6,017
Borrowed funds. . . . . . . . . . . . . . . . . . . . .       10,463       12,690        9,665
                                                         -----------  -----------  -----------
   Total interest expense . . . . . . . . . . . . . . .       64,937       65,774       50,649
                                                         -----------  -----------  -----------
   Net interest income. . . . . . . . . . . . . . . . .       73,742       66,037       63,518
Provision for loan losses . . . . . . . . . . . . . . .        3,930        2,312        2,153
                                                         -----------  -----------  -----------
   Net interest income after provision for loan losses.       69,812       63,725       61,365
                                                         -----------  -----------  -----------
OTHER OPERATING INCOME
Service charges . . . . . . . . . . . . . . . . . . . .        5,470        3,832        3,771
Security gains, net . . . . . . . . . . . . . . . . . .        4,629           52          495
Trust income. . . . . . . . . . . . . . . . . . . . . .        3,300        2,977        2,643
Bank-owned life insurance income. . . . . . . . . . . .        2,472        1,944          526
Other income. . . . . . . . . . . . . . . . . . . . . .        6,354        3,401        3,100
                                                         -----------  -----------  -----------
   Total other operating income . . . . . . . . . . . .       22,225       12,206       10,535
                                                         -----------  -----------  -----------
   Net interest income after provision for loan
     losses and other operating income. . . . . . . . .       92,037       75,931       71,900
                                                         -----------  -----------  -----------
OTHER OPERATING EXPENSES
Salaries, wages and employee benefits . . . . . . . . .       26,668       23,745       22,271
Occupancy . . . . . . . . . . . . . . . . . . . . . . .        3,294        2,927        2,684
Furniture and equipment . . . . . . . . . . . . . . . .        5,244        5,134        4,774
Other expenses. . . . . . . . . . . . . . . . . . . . .       19,837       12,871       12,247
                                                         -----------  -----------  -----------
Total other operating expenses. . . . . . . . . . . . .       55,043       44,677       41,976
                                                         -----------  -----------  -----------
   Income before income tax expense . . . . . . . . . .       36,994       31,254       29,924
   Income tax expense . . . . . . . . . . . . . . . . .        8,174        5,650        6,686
                                                         -----------  -----------  -----------
Net income. . . . . . . . . . . . . . . . . . . . . . .  $    28,820  $    25,604  $    23,238
                                                         ===========  ===========  ===========
Weighted average number of common shares:*
   Basic. . . . . . . . . . . . . . . . . . . . . . . .   18,305,956   18,537,362   18,546,794
                                                         ===========  ===========  ===========
   Diluted. . . . . . . . . . . . . . . . . . . . . . .   18,760,918   18,558,546   18,570,482
                                                         ===========  ===========  ===========
Net income per share information:*
   Basic. . . . . . . . . . . . . . . . . . . . . . . .  $      1.57  $      1.38  $      1.25
                                                         ===========  ===========  ===========
   Diluted. . . . . . . . . . . . . . . . . . . . . . .  $      1.54  $      1.38  $      1.25
                                                         ===========  ===========  ===========
Cash dividends per share* . . . . . . . . . . . . . . .  $      0.65  $      0.57  $      0.51
                                                         ===========  ===========  ===========

*  Adjusted for 100% stock dividend effective 8/10/01 and 5% stock dividends effective
   11/9/00 and 9/30/99

See accompanying notes to consolidated financial statements


PAGE 7

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
==================================================================================================================================
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

(Dollars in thousands)

                                Common Stock                                    Accumulated
                              ------------------                                   Other
                              Number of    Par      Additional      Retained   Comprehensive   Treasury              Comprehensive
                               Shares     Value   Paid in Capital   Earnings   Income Loss)     Stock       Total       Income
                              ----------------------------------------------------------------------------------------------------
Balance, January 1, 1999 . .      7,536  $ 7,536  $       50,899   $  67,800   $      5,586            -  $131,821
Acquisition of Citizens
  Bank and Trust Company . .        920      920           5,180      11,283            186            -    17,569
Stock options. . . . . . . .          3        3              28           -              -            -        31
Stock dividends. . . . . . .        376      376          12,145     (12,570)             -            -       (49)
Stock awards . . . . . . . .          -        -               8           -              -            -         8
Net income for 1999. . . . .          -        -               -      23,238              -            -    23,238   $     23,238
Other comprehensive loss,
  net of reclassifications
    and tax. . . . . . . . .          -        -               -           -        (16,580)           -   (16,580)       (16,580)
Cash dividends . . . . . . .          -        -               -      (9,375)             -            -    (9,375)
                              ----------------------------------------------------------------------------------------------------
Comprehensive income . . . .                                                                                         $      6,658
                                                                                                                     =============
Balance, December 31, 1999 .      8,835    8,835          68,260      80,376        (10,808)          -    146,663
Stock options. . . . . . . .          4        4              30           -              -           -         34
Stock dividends. . . . . . .        415      415          11,566     (12,306)             -         325          -
Stock awards . . . . . . . .          -        -              13           -              -           -         13
Net income for 2000. . . . .          -        -               -      25,604              -           -     25,604   $     25,604
Other comprehensive income,
  net of reclassifications
    and tax. . . . . . . . .          -        -               -           -         12,230           -     12,230         12,230
Purchases of Treasury stock           -        -               -           -              -        (578)      (578)
Cash dividends . . . . . . .          -        -               -     (10,430)             -           -    (10,430)
                              ----------------------------------------------------------------------------------------------------
Comprehensive income . . . .                                                                                         $     37,834
                                                                                                                     =============
Balance, December 31, 2000 .      9,254    9,254          79,869      83,244          1,422        (253)   173,536
Stock options. . . . . . . .         44       44             812           -              -           -        856
Stock dividends. . . . . . .      9,273    9,273          (9,273)          -              -           -          -
Stock awards . . . . . . . .          -        -              11           -              -           -         11
Net income for 2001. . . . .          -        -               -      28,820              -           -     28,820   $     28,820
Other comprehensive income,
  net of reclassifications
    and tax. . . . . . . . .          -        -               -           -          3,112           -      3,112          3,112
Purchases of Treasury stock           -        -               -           -              -      (5,093)    (5,093)
Cash dividends . . . . . . .          -        -               -     (11,893)             -           -    (11,893)
                              ----------------------------------------------------------------------------------------------------
Comprehensive income . . . .                                                                                         $     31,932
                                                                                                                     =============
Balance, December 31, 2001 .     18,571  $18,571  $       71,419   $ 100,171   $      4,534   $ ( 5,346)  $189,349
                              ====================================================================================================

See accompanying notes to consolidated financial statements


PAGE 8

CONSOLIDATED STATEMENTS OF CASH FLOWS
=====================================================================================================================
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

(Dollars in thousands)                                                                  Year Ended December 31
                                                                                   ----------------------------------
                                                                                      2001        2000        1999
                                                                                   ----------  ----------  ----------
OPERATING ACTIVITIES
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  28,820   $  25,604   $  23,238
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses. . . . . . . . . . . . . . . . . . . . . . . . . .      3,930       2,312       2,153
     Depreciation and amortization. . . . . . . . . . . . . . . . . . . . . . . .      2,866       3,043       2,937
     Net amortization of investment securities discount/premiums. . . . . . . . .      1,046         391         961
     Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,034       3,337       3,646
     Net realized securities gains. . . . . . . . . . . . . . . . . . . . . . . .     (4,629)        (52)       (495)
     Decrease (increase) in accrued income receivable . . . . . . . . . . . . . .        484      (1,347)       (530)
     Increase in accrued interest payable . . . . . . . . . . . . . . . . . . . .      4,768       4,802       3,038
     Net increase in other assets . . . . . . . . . . . . . . . . . . . . . . . .     (3,903)       (184)     (2,106)
     Net increase (decrease) in other liabilities . . . . . . . . . . . . . . . .      7,223      (1,431)        517
     Decrease in unearned income. . . . . . . . . . . . . . . . . . . . . . . . .       (225)     (1,878)     (3,381)
     Write-down of other real estate owned. . . . . . . . . . . . . . . . . . . .         44          86         117
     Decrease (increase) in intangible assets . . . . . . . . . . . . . . . . . .        337         309         (70)
                                                                                   ----------  ----------  ----------
       Net cash provided by operating activities. . . . . . . . . . . . . . . . .     42,795      34,992      30,025
                                                                                   ----------  ----------  ----------
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale . . . . . . . . .    468,270     133,208      77,177
Proceeds, maturity or calls of investment securities held to maturity . . . . . .      4,799       6,869      11,214
Proceeds, maturity or calls of investment securities available for sale . . . . .    150,555      32,238      78,403
Purchases of investment securities held to maturity                                        -     (19,740)    (10,632)
Purchases of investment securities available for sale . . . . . . . . . . . . . .   (746,263)   (204,688)   (221,056)
Net increase in loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   (109,625)    (94,783)   (161,726)
Net increase in premises and equipment. . . . . . . . . . . . . . . . . . . . . .     (2,435)     (3,056)     (3,785)
Purchase of bank-owned life insurance . . . . . . . . . . . . . . . . . . . . . .     (8,471)    (11,944)    (25,527)
Proceeds from sales of other real estate. . . . . . . . . . . . . . . . . . . . .      1,349       2,495       1,765
                                                                                   ----------  ----------  ----------
       Net cash used in investing activities. . . . . . . . . . . . . . . . . . .   (241,821)   (159,401)   (254,167)
                                                                                   ----------  ----------  ----------
FINANCING ACTIVITIES
Net increase in deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    257,812     147,613     130,112
Increase (decrease) in U.S. Treasury demand notes . . . . . . . . . . . . . . . .        622      (1,177)        973
(Decrease) increase in federal funds purchased. . . . . . . . . . . . . . . . . .    (44,500)     35,000      (1,500)
Increase (decrease) in FHLB borrowings. . . . . . . . . . . . . . . . . . . . . .     17,000     (19,500)     36,750
Increase (decrease) in securities sold under agreement. . . . . . . . . . . . . .      6,310     (34,532)     63,746
Proceeds from issuance of guaranteed preferred beneficial interest
  in Corporation s subordinated debentures. . . . . . . . . . . . . . . . . . . .      5,000           -           -
Cash dividends and fractional shares. . . . . . . . . . . . . . . . . . . . . . .    (11,893)    (10,430)     (9,375)
Dividends reinvestment                                                                     -           -         (49)
Repurchase of common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .     (5,093)       (578)       (183)
Stock options and awards. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        867          47          39
                                                                                   ----------  ----------  ----------
       Net cash provided by financing activities. . . . . . . . . . . . . . . . .    226,125     116,443     220,513
                                                                                   ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents. . . . . . . . . . . . . . .     27,099      (7,966)     (3,629)
Cash and cash equivalents at beginning of year. . . . . . . . . . . . . . . . . .     55,525      63,491      67,120
                                                                                   ----------  ----------  ----------
Cash and cash equivalents at end of year. . . . . . . . . . . . . . . . . . . . .  $  82,624   $  55,525   $  63,491
                                                                                   ==========  ==========  ==========
Cash paid during the year for:
     Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  60,169   $  60,973   $  47,611
                                                                                   ==========  ==========  ==========
     Income taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,900       3,348       3,356
                                                                                   ==========  ==========  ==========
Supplemental disclosure of noncash investing and financing activities:
     Transfer of assets from loans to other real estate owned . . . . . . . . . .  $   1,714   $   1,433   $   2,186
                                                                                   ==========  ==========  ==========
     Transfer of securities from investment securities held to maturity to
     investment securities available for sale . . . . . . . . . . . . . . . . . .  $       -   $   7,574   $   7,530
                                                                                   ==========  ==========  ==========

See accompanying notes to consolidated financial statements.


PAGE 9
NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES


1 / SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Business

     Harleysville National Corporation (the Corporation) through its subsidiary banks, Harleysville National Bank and Trust Company, Citizens National Bank, and Security National Bank (collectively the Banks), provides a full range of banking services to individual and corporate customers located in eastern Pennsylvania. The Banks compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions and money market funds actively compete for deposits and for various types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors of the Banks with respect to one or more of the services they render. In addition to being subject to competition from other financial institutions, the Banks are subject to federal and state laws and to regulations of certain federal agencies, and, accordingly,they are periodically examined by those regulatory authorities. HNC Financial Company and HNC Reinsurance Company are wholly-owned subsidiaries of the Corporation. HNC Financial Company s principal business function is to expand the investment opportunities of the Corporation. The Corporation incorporated HNC Reinsurance Company during March 2001 to function as a reinsurer of consumer loan credit life and accident and health insurance.

Basis  of  Financial  Statement  Presentation

     The accounting and reporting policies of the Corporation and its Subsidiaries conform with accounting principles generally accepted in the United States of America (US GAAP) applicable to banks. All significant inter-company transactions are eliminated in consolidation and certain reclassifications are made when necessary to conform the previous years financial statements to the current year s presentation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and revenues and expenditures for the periods presented. Therefore, actual results could differ significantly from those estimates.

Investment  Securities

     The Corporation accounts for securities under the Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, which requires, among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, could cause fluctuations in the level of shareholders equity and equity-related financial ratios as changes in market interest rates cause the fair value of fixed-rate securities to fluctuate.

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

Loans

     Loans that management intends to hold to maturity are stated at the principal amount outstanding. Net loans represent the principal loan amount outstanding net of deferred cost and unearned income and reduced by the allowance for loan losses. Interest on loans is credited to income based on the principal amount outstanding.

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

     The Corporation accounts for impaired loans under SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan- Income Recognition and Disclosures. This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan s observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

     The Corporation adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, as amended by SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125 - An Amendment of FASB Statement No. 125. SFAS No. 125 applies a control-oriented, financial components approach to financial-asset-transfer transactions whereby the Corporation (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred, (2) derecognizes financial assets when control has been surrendered, and (3)derecognizes liabilities once they are extinguished. Under SFAS No. 125, control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Corporation accounts for the transfer as a secured borrowing.

     SFAS No. 125 also requires that the Corporation derecognize a liability if and when it is extinguished. A liability is considered extinguished

PAGE 10
under SFAS No. 125 if (1) the Corporation pays the creditor, and thus, is relieved of it obligation for the liability, or (2) is legally released from being the primary obligor under the liability, either judicially or by the creditor. The adoption of this statement did not have a material impact on the Corporation s consolidated financial position or results of operations.

     The Corporation adopted SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces SFAS No. 125, Accounting for Transfers and Servicing of Financial Asset and Extinguishments of Liabilities, revises the standards for accounting for the securitizations and other transfers of financial assets and collateral. This new standard also requires certain disclosures, but carries over most of the provisions of SFAS 125.

     On June 29, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business
Combinations, and SFAS No. 142, Goodwill and Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, must be accounted for under the purchase method of accounting. A plan of combination is considered to be initiated on the earlier of the date that a combining company
(a) announces publicly or formally makes known to its shareholders the major terms of the plan, or (b) notifies its shareholders, in writing, of an exchange offer. SFAS No. 141 was adopted upon issuance. SFAS No. 142 prescribes accounting for all purchased goodwill and intangible assets. The SFAS supersedes APB Opinion 17, Intangible Assets, but carries over guidance related to internally developed intangible assets. SFAS No. 142 states that acquired goodwill is not amortized, but is tested for impairment at the reporting unit level annually and whenever an impairment indicator arises. A reporting unit is at the same level or one level below an operating segment as defined by SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Until the adoption of SFAS No. 142, existing goodwill continues to be amortized and tested for impairment under previously existing standards. The adoption of SFAS No. 141 and SFAS No. 142 is not expected to have a material impact on the Corporation s financial position, or results of operations.

Allowance  for  Loan  Losses

     The allowance for loan losses is maintained at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks in the loan portfolio. Allowance for loan losses is based on estimated net realizable value unless it is probable that loans will be foreclosed, in which case allowance for loan losses is based on fair value less selling costs. Management s periodic evaluation is based upon evaluation of the portfolio, past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Banks allowances for loan losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

     On July 6, 2001, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 provides guidance on the development, documentation, and application of a systematic methodology for determining allowances for loans and leases in accordance with US GAAP.The adoption of SAB No. 102 did not have a material impact on the Corporation s financial position, or results of operations.

Bank  Premises  and  Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line and accelerated depreciation methods over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or estimated useful lives, whichever is shorter.

Net Assets in Foreclosure

     Net assets in foreclosure include foreclosed real estate which is carried at the lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent write-downs are recorded in other expenses, and expenses incurred in connection with holding such assets and any gains or losses upon their sale are included in other income and expenses. Net assets in foreclosure also includes foreclosed leases which are carried at lower of cost (lesser of carrying value of loan or fair value at date of acquisition) or estimated fair value less selling costs.

Intangible Assets

     Intangible assets consist of a core deposit intangible which represents the present value of the difference in costs between the acquired core deposits and the market alternative funding sources. Intangible assets also include mortgage servicing rights. The core deposit intangibles are being amortized over a 10-year life on an accelerated basis. The amortization charged to income related to the core deposit intangibles was $435,000 in 2001 and $325,000 for each of the years ended December 31, 2000 and 1999, respectively. The mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. Mortgage servicing rights are reported at fair value.

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

Restrictions on Cash and Due From Banks

     As of December 31, 2001, the Banks did not need to maintain reserves (in the form of deposits with the Federal Reserve Bank) to satisfy federal regulatory requirements.

Bank Owned Life Insurance (BOLI)

     During 2001, 2000 and 1999, the Corporation entered into an investment of bank owned life insurance (BOLI). BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The Corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages


PAGE 11
to the Banks, is profitable to the Corporation. This profitability is used to offset a portion of future benefit cost increases. Banks' deposits fund BOLI and the earnings from BOLI are recognized as other income.

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

     The reconciliation of the numerators and denominators of the basic and diluted EPS follows:

                                     Year Ended December 31, 2001
                                  Income        Shares      Per Share
                               (Numerator)   (Denominator)    Amount
                               ------------  -------------  -------------
Net income. . . . . . . . . .  $ 28,820,000
                               ============
Basic EPS
Income available to
common shareholders . . . . .  $ 28,820,000     18,305,956  $        1.57
                                                            =============
Effect of Dilutive Securities
Stock options . . . . . . . .             -        454,962
                               ------------  -------------
Diluted EPS
Income available to
common shareholders . . . . .  $ 28,820,000     18,760,918  $        1.54
                               ============  =============  =============

There were no anti-dilutive weighted shares excluded in the computation of 2001 diluted EPS since options exercise prices were less than the average market price of the common stock.

                                       Year Ended December 31, 2000
                               ---------------------------------------------
Net income. . . . . . . . . .  $   25,604,000
                               ==============
Basic EPS
Income available to
common shareholders . . . . .  $   25,604,000     18,537,362  $         1.38
                                                              ==============
Effect of Dilutive Securities
Stock options . . . . . . . .               -         21,184
                               --------------  -------------
Diluted EPS
Income available to
common shareholders . . . . .  $   25,604,000     18,558,546  $         1.38
                               ==============  =============  ==============

297,954 anti-dilutive weighted shares have been excluded in the computation of 2000 diluted EPS since the options exercise price was greater than the average market price of the common stock.

                                       Year Ended December 31, 2000
                               ---------------------------------------------
Net income. . . . . . . . . .  $   23,238,000
                               ==============
Basic EPS
Income available to
common shareholders . . . . .  $   23,238,000     18,546,794  $         1.25
                                                              ==============
Effect of Dilutive Securities
Stock options . . . . . . . .               -         23,688
                               --------------  -------------
Diluted EPS
Income available to
common shareholders . . . . .  $   23,238,000     18,570,482  $         1.25
                               ==============  =============  ==============

8,822 anti-dilutive weighted shares have been excluded in the computation of 1999 diluted EPS since the options exercise price was greater than the average market price of the common stock.

Comprehensive  Income

     The Corporation has adopted SFAS No. 130, Reporting Comprehensive Income which establishes standards to provide prominent disclosure of comprehensive income items. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains (losses) on investment securities available for sale.

     The components of other comprehensive income are as follows:

(Dollars in thousands)              Before tax    Tax benefit    Net of tax
December 31, 2001                     amount       (expense)       amount
-----------------                  -----------------------------------------
Unrealized gains on securities:
  Unrealized holding gains
    arising during period . . . .  $     9,416   $     (3,295)  $     6,121
Less reclassification
  adjustment for gains
  realized in net income. . . . .        4,629         (1,620)        3,009
                                   ------------  -------------  ------------
Other comprehensive
  income, net.. . . . . . . . . .  $     4,787   $     (1,675)  $     3,112
                                   ============  =============  ============

                                    Before tax    Tax benefit    Net of tax
December 31, 2000                     amount       (expense)        amount
-----------------                  -----------------------------------------
Unrealized gains on securities:
  Unrealized holding gains
    arising during period . . . .  $    18,845   $     (6,581)  $    12,264
Less reclassification
  adjustment for gains
  realized in net income. . . . .           52            (18)           34
                                   ------------  -------------  ------------
Other comprehensive
  income, net.. . . . . . . . . .  $    18,793   $     (6,563)  $    12,230
                                   ============  =============  ============

                                   Before tax    Tax benefit    Net of tax
December 31, 1999                   amount       (expense)        amount
-----------------                  -----------------------------------------
Unrealized losses on securities:
  Unrealized holding losses
    arising during period . . . .  $   (25,242)  $      8,835   $   (16,407)
Less reclassification
  adjustment for gains
  realized in net income. . . . .          495           (322)          173
                                   ------------  -------------  ------------
Other comprehensive
  loss, net . . . . . . . . . . .  $   (25,737)  $      9,157   $   (16,580)
                                   ============  =============  ============

Other Information

     SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. The statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The statement also requires that public enterprises report a measure of segment profit or loss, certain specific revenue and expense items and segment assets. It also requires that information be reported about revenues derived from the enterprises' products or services, or about the countries in which the enterprises earn revenues and holds assets, and about major customers, regardless of whether the information is used in making operating decisions.

     The company has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and


PAGE 12
assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Banks to fund themselves with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity" as amended in June 1999, by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS 133). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of derivative (gains and losses) depends on the intended use of the derivative and resulting designation. On January 1, 1999, the Corporation adopted SFAS No. 133. Concurrent with the adoption, the Corporation reclassified $7,530,000 of investment securities from the held to maturity category to the available for sale category and recorded $221,000 net of taxes of unrealized holding gains in accumulated other comprehensive income.

     During July 2000, the Corporation reclassified $7,574,000 of investment securities from the held to maturity category to the available for sale category, due to its acquisition of Citizens Bank and Trust Company. As a result of the reclassification, the Corporation recorded $19,000 net of taxes unrealized holding losses in accumulated other comprehensive income.

     Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments" (SFAS No. 119) requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Corporation did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2001, 2000 or 1999.

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

3 / INVESTMENT SECURITIES

     The amortized cost, unrealized gains and losses, and the estimated market values of the Corporation's investment securities held to maturity and available for sale are as follows:

(Dollars in thousands)                                 DECEMBER 31, 2001
                                     ---------------------------------------------------
                                                     GROSS         GROSS      ESTIMATED
                                     AMORTIZED    UNREALIZED     UNREALIZED     MARKET
HELD TO MATURITY                        COST         GAINS        (LOSSES)      VALUE
----------------                     ---------------------------------------------------
OBLIGATIONS OF STATES AND
  POLITICAL SUBDIVISIONS. . . . . .  $   22,997  $         582  $        (3)  $   23,576
MORTGAGE-BACKED
  SECURITIES. . . . . . . . . . . .       2,552             94            -        2,646
OTHER SECURITIES. . . . . . . . . .         550             10            -          560
                                     ----------  -------------  ------------  ----------
  TOTALS. . . . . . . . . . . . . .  $   26,099  $         686  $        (3)  $   26,782
                                     ==========  =============  ============  ==========
AVAILABLE FOR SALE
------------------
U.S. TREASURY NOTES . . . . . . . .  $   29,832  $       1,261  $         -   $   31,093
OBLIGATIONS OF OTHER U.S.
  GOVERNMENT AGENCIES
  AND CORPORATIONS. . . . . . . . .      26,448            532            -       26,980
OBLIGATIONS OF STATES AND
  POLITICAL SUBDIVISIONS. . . . . .     181,443          1,175       (1,960)     180,658
MORTGAGE-BACKED
  SECURITIES. . . . . . . . . . . .     401,763          5,170         (755)     406,178
OTHER SECURITIES. . . . . . . . . .      59,910          2,251         (699)      61,462
                                     ----------  -------------  ------------  ----------
TOTALS. . . . . . . . . . . . . . .  $699,396 $         10,389  $    (3,414)  $  706,371
                                     ==========  =============  ============  ==========

                                                     December 31,  2000
                                     ---------------------------------------------------
                                                     Gross         Gross      Estimated
                                     Amortized    Unrealized     Unrealized     Market
Held To Maturity                        Cost         Gains        (Losses)      Value
----------------                     ---------------------------------------------------
U.S. Treasury Notes . . . . . . . .  $      500  $           -  $         -   $      500
Obligations of states and
  political subdivisions. . . . . .      25,803            701            -       26,504
Mortgage-backed
  securities. . . . . . . . . . . .       3,437             70            -        3,507
Other securities. . . . . . . . . .       1,101              3          (14)       1,090
                                     ----------  -------------  ------------  ----------
  Totals .. . . . . . . . . . . . .  $   30,841  $         774  $       (14)  $   31,601
                                     ==========  =============  ============  ==========
Available for Sale
------------------
U.S. Treasury notes . . . . . . . .  $   39,692  $         667  $         -   $   40,359
Obligations of other U.S.
  Government agencies
  and corporations. . . . . . . . .      38,508            214         (112)      38,610
Obligations of states and
  political subdivisions. . . . . .     193,269          3,252       (1,448)     195,073
Mortgage-backed
  securities. . . . . . . . . . . .     226,578          1,880         (975)     227,483
Other securities. . . . . . . . . .      70,384          2,086       (3,376)      69,094
                                     ----------  -------------  ------------  ----------
  Totals .. . . . . . . . . . . . .  $  568,431  $       8,099  $    (5,911)  $  570,619
                                     ==========  =============  ============  ==========


                                                                     (continued)
PAGE 13
     There are no significant concentrations of securities (greater than 10% of shareholders' equity) in any individual security issuer.

     Securities with a carrying value of $457,964,000 and $393,656,000 at December 31, 2001 and 2000, respectively, were pledged to secure public funds, government deposits and repurchase agreements.

     The amortized cost and estimated market value of investment securities, at December 31, 2001, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)     Held to Maturity       Available for Sale
                                     Estimated               Estimated
                         Amortized     Market    Amortized     Market
                            Cost       Value        Cost       Value
                         ----------------------------------------------
Due in one year or less  $    2,351  $    2,414  $   34,389  $   34,883
Due after one year
  through five years. .      10,755      11,018      80,351      82,702
Due after five years
  through ten years . .       6,521       6,761      47,599      47,918
Due after ten years . .       3,920       3,943     135,294     134,690
                         ----------  ----------  ----------  ----------
                             23,547      24,136     297,633     300,193
Mortgage-backed
  securities. . . . . .       2,552       2,646     401,763     406,178
                         ----------  ----------  ----------  ----------
  Totals. . . . . . . .  $   26,099  $   26,782  $  699,396  $  706,371
                         ==========  ==========  ==========  ==========

     Proceeds from sales of investment securities available for sale during 2001 were $468,270,000. Gross gains of $5,415,000 and gross losses of $786,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 2000 were $133,208,000. Gross gains of $953,000 and gross losses of $901,000 were realized on these sales. Proceeds from sales of investment securities available for sale during 1999 were $77,177,000. Gross gains of $764,000 and gross losses of $269,000 were realized on these sales.

4 / LOANS

MAJOR CLASSIFICATIONS OF LOANS ARE AS FOLLOWS:

(Dollars in thousands)           December 31,
                           ------------------------
                              2001         2000
                           ------------------------
Real estate . . . . . . .  $  417,891   $  369,831
Commercial and industrial     349,138      296,168
Consumer loans. . . . . .     439,288      427,518
Lease financing . . . . .     107,617      116,088
                           -----------  -----------
     Total loans. . . . .   1,313,934    1,209,605
Deferred costs, net . . .       2,675        2,450
Allowance for loan losses     (15,558)     (15,210)
                           -----------  -----------
     Net loans. . . . . .  $1,301,051   $1,196,845
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

     On December 31, 2001, nonaccrual loans were $6,354,000 and loans 90 days or more past due and still accruing interest were $1,926,000. On December 31, 2000, nonaccrual loans were $5,370,000 and loans 90 days or more past due and still accruing interest were $514,000.

     The balance of impaired loans was $3,721,000 at December 31, 2001, compared to $3,322,000 at December 31, 2000. The Banks have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement.

     The allowance for loan loss associated with the impaired loans was $429,000 at December 31, 2001, and $377,000 at December 31, 2000. The average impaired loan balance was $3,505,000 in 2001, compared to $2,965,000 in 2000. The income recognized on impaired loans during 2001 and 2000 was $78,000 and $128,000, respectively. The Banks' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Banks recognize income on nonaccrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Banks. The Banks will not recognize income if these factors do not exist.

     The Banks have no concentration of loans to individual borrowers which exceeded 10% of total loans at December 31, 2001 and 2000. As of December 31, 2001, the Banks have a concentration of indirect consumer loans (11% of total loans) included in the consumer loan classification. The Banks actively monitor the risk of this loan concentration. The Banks continued to pursue new lending opportunities while seeking to maintain a portfolio that is diverse as to industry concentration, type and geographic distribution. The Banks' geographic lending area is primarily concentrated in Montgomery, Carbon, Bucks, and Wayne counties, but also includes Chester, Berks, Lehigh, Monroe, Northhampton and Schuylkill counties.

     Loans to directors, executive officers and their associates, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Activity of these loans is as follows:

(Dollars in thousands)                               Year Ended December 31,
                                                ------------------------------
                                                  2001      2000       1999
                                                ------------------------------
Balance, January 1 . . . . . . . . . . . . . .  $ 8,344   $  9,411   $  6,162
New loans. . . . . . . . . . . . . . . . . . .   68,011     68,009     30,064
Repayments . . . . . . . . . . . . . . . . . .  (59,872)   (69,076)   (26,815)
                                                --------  ---------  ---------
Balance, December 31 . . . . . . . . . . . . .  $16,483   $  8,344   $  9,411
                                                ========  =========  =========

PAGE 14
5 / ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses are as follows:

(Dollars in thousands)        Year Ended December 31,
                            ----------------------------
                              2001      2000      1999
                            ----------------------------
Balance, beginning of year  $15,210   $14,887   $14,245
                            --------  --------  --------
  Provision charged to
    operating expenses . .    3,930     2,312     2,153
                            --------  --------  --------
Loans charged off:
  Commercial
    and industrial . . . .     (494)     (123)     (108)
  Consumer . . . . . . . .   (2,594)   (1,470)     (632)
  Real estate. . . . . . .     (498)     (610)     (833)
  Lease financing. . . . .   (1,075)     (450)     (226)
                            --------  --------  --------
    Total charged off. . .   (4,661)   (2,653)   (1,799)
                            --------  --------  --------
Recoveries:
  Commercial
    and industrial . . . .       38        60        28
  Consumer . . . . . . . .      607       289       112
  Real estate. . . . . . .      328       274        96
  Lease financing. . . . .      106        41        52
                            --------  --------  --------
    Total recoveries . . .    1,079       664       288
                            --------  --------  --------
Balance, end of year . . .  $15,558   $15,210   $14,887
                            ========  ========  ========

6 / BANK  PREMISES  AND  EQUIPMENT

     Bank premises and equipment consist of the following:

(Dollars in thousands)          Estimated     December 31,
                                 Useful     ----------------
                                  Lives      2001     2000
                               -----------------------------
Land                                        $ 3,190  $ 3,202
Buildings . . . . . . . . . .  15-39 years   22,215   21,419
Furniture, fixtures
  and equipment . . . . . . .   3-7 years    21,742   20,186
                                            -------  -------
    Total cost. . . . . . . .                47,147   44,807
Less accumulated depreciation
  and amortization. . . . . .                25,708   22,937
                                            -------  -------
    Total . . . . . . . . . .               $21,439  $21,870
                                            =======  =======

7 / DEPOSITS  AND  BORROWINGS

     At December 31, 2001, scheduled maturities of certificates of deposit are as follows:

     Year Ended December 31,   Amount
     ---------------------------------
     2002. . . . . . . . . .  $508,987
     2003. . . . . . . . . .    96,441
     2004. . . . . . . . . .    21,604
     2005. . . . . . . . . .    84,741
     2006. . . . . . . . . .    12,060
     Thereafter. . . . . . .        61
                              --------
     Total . . . . . . . . .  $723,894
                              ========

     Federal Home Loan Bank (FHLB) advances at December 31, 2001, totaled $127,750,000. The advances are collateralized by FHLB stock and certain first mortgage loans and mortgage-backed securities. First mortgages used as collateral for these advances totaled $100,761,000. These advances had a weighted average interest rate of 4.96%. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Unused lines of credit at the FHLB were $112,436,000 at December 31, 2001, and $114,738,000 at December 31, 2000.

     Outstanding borrowings mature as follows:

(dollars in thousands)
     2002 . . . . . . . . . . . . . . . . . . .  $      -
     2003 . . . . . . . . . . . . . . . . . . .         -
     2004 . . . . . . . . . . . . . . . . . . .    24,000
     2005 . . . . . . . . . . . . . . . . . . .         -
     2006 and thereafter. . . . . . . . . . . .   103,750
                                                 --------
     Total. . . . . . . . . . . . . . . . . . .  $127,750
                                                 ========

     The Banks, pursuant to a designated cash management agreement, utilize securities sold under agreements to repurchase as vehicles for customers sweep and term investment products. Securitization under these cash management agreements are in U.S. Treasury Securities and obligations of states and political subdivisions securities.

     These securities are held in a third-party custodian s account, designated by the Banks under a written custodial agreement that explicitly recognizes the Banks interest in the securities. At December 31, 2001, these agreements matured within one-year. The average balance of securities sold under agreements to repurchase for 2001was $88,418,000 and the maximum amounts outstanding at any month-end during 2001 was $96,224,000.

     On February 22, 2001, the Corporation issued $5,000,000 of 10.2% junior subordinate deferrable interest debentures (the debentures) to Harleysville Statutory Trust 1 (the Trust), a Connecticut business trust, in which the Corporation owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $5,000,000 of preferred securities to investors. The Corporation s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust s obligations under the preferred securities. The preferred securities must be redeemed upon maturity of the subordinate debentures on February 22, 2031.

8 / FEDERAL  INCOME  TAXES

     Income  tax  expense  from current operations is composed of the following:

(Dollars in thousands)                          Year Ended December 31,
                                                ----------------------
                                                 2001    2000    1999
                                                ----------------------
Current tax payable. . . . . . . . . . . . . .  $6,847  $2,379  $3,282
Deferred income tax. . . . . . . . . . . . . .   1,327   3,271   3,404
                                                ------  ------  ------
  Tax expense. . . . . . . . . . . . . . . . .  $8,174  $5,650  $6,686
                                                ======  ======  ======

     The effective income tax rates of 22.1% for 2001, 18.1% for 2000 and 22.3% for 1999 were less than the applicable federal income tax rate of 35% for each year. The reason for these differences follows:

(Dollars in thousands)        Year Ended December 31,
                           ----------------------------
                             2001      2000      1999
                           ----------------------------
Expected tax expense. . .  $12,946   $10,939   $10,464
Tax-exempt income net of
  expense disallowance. .   (4,749)   (5,432)   (3,885)
Other . . . . . . . . . .      (23)      143       107
                           --------  --------  --------
  Actual tax expense. . .  $ 8,174   $ 5,650   $ 6,686
                           ========  ========  ========

                                                                     (continued)
PAGE 15
     The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

(Dollars in thousands)         2001                2000
                        --------------------------------------
                        ASSET   LIABILITY   Asset   Liability
                        --------------------------------------
Allowance for
credit losses. . . . .  $5,306  $        -  $5,184  $        -
Lease assets . . . . .       -      20,985       -      18,084
Deferred loan fees . .       -          12     132           -
Deferred compensation.   1,598           -   1,304           -
Unrealized gain
on securities. . . . .       -       2,442       -         766
Other. . . . . . . . .     282           -      98           -
                        ------  ----------  ------  ----------
Total deferred taxes .  $7,186  $   23,439  $6,718  $   18,850
                        ======  ==========  ======  ==========

     The exercise of stock options which have been granted under the Corporation's various stock option plans gives rise to compensation, which is includible in the taxable income of the applicable employees and deductible by the Corporation for income tax purposes. Compensation resulting from increases in the fair market value of the Corporation's common stock subsequent to the date of grant of the applicable exercised stock options is not recognized, in accordance with APB Opinion No. 25, as an expense for financial accounting purposes and the related tax benefits are taken directly to additional paid in capital.

9 / PENSION PLANS

     The Corporation has two noncontributory defined benefit pension plans covering substantially all employees. These plans are the Harleysville National Corporation Pension Plan and the Northern Lehigh Bancorp Pension Plan. On January 20, 1999, the Corporation consummated its acquisition of Northern Lehigh Bancorp, Inc. These plans were not consolidated, as of December 31, 2001 and 2000.

     The Harleysville National Corporation Pension Plan's Benefits are based on years of service and the employee's average compensation during any five consecutive years within the 10-year period preceding retirement. The Harleysville National Corporation Pension Plan's funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                       2001     2000
                                           -----------------
Change in benefit obligation:
-----------------------------
Benefit obligation at beginning of year .  $ 6,367   $5,579
Service cost. . . . . . . . . . . . . . .      524      448
Interest cost . . . . . . . . . . . . . .      364      327
Actual gain . . . . . . . . . . . . . . .      799      288
Benefits paid . . . . . . . . . . . . . .     (567)    (275)
Change in assumptions . . . . . . . . . .        -        -
                                           --------  -------
Benefits obligation at end of year. . . .  $ 7,487   $6,367
                                           ========  =======
Change in plan assets:
----------------------
Fair value of plan assets
  at beginning of year. . . . . . . . . .  $ 5,744   $6,155
Actual return on plan assets. . . . . . .     (271)    (136)
Employer contribution . . . . . . . . . .      467        -
Benefits paid . . . . . . . . . . . . . .     (567)    (275)
                                           --------  -------
Fair value of plan assets at end of year.  $ 5,373   $5,744
                                           ========  =======

Funded status . . . . . . . . . . . . . .  $(2,114)  $ (622)
Unrecognized transition (asset) . . . . .     (155)    (172)
Unrecognized prior service cost . . . . .     (328)    (439)
Unrecognized net loss . . . . . . . . . .    2,898    1,536
Minimum liability recognized. . . . . . .   (1,115)       -
                                           --------  -------
(Accrued) prepaid benefit cost. . . . . .  $  (814)  $  303
                                           ========  =======

Weighted-average assumptions
----------------------------
as of December 31,                     2001    2000    1999
-----------------                     ----------------------
Discount rate. . . . . . . . . . . .   6.00%   6.00%   6.00%
Expected return on plan assets . . .   7.00%   7.00%   7.00%
Rate of compensation increase. . . .   4.50%   4.50%   4.50%

Components of net periodic
--------------------------
benefit cost                           2001    2000    1999
------------                          ----------------------
Service cost . . . . . . . . . . . .  $ 524   $ 447   $ 365
Interest cost. . . . . . . . . . . .    364     326     291
Expected return on plan assets . . .   (402)   (421)   (410)
Amortization of prior service cost .   (111)   (111)   (111)
Recognized net actuarial loss (gain)     95      (6)    (17)
                                      ------  ------  ------
  Net periodic benefit cost. . . . .  $ 470   $ 235   $ 118
                                      ======  ======  ======

     As of December 31, 2001, Harleysville National Corporation's Pension Plans had an investment in the Corporation's stock with a market value of $316,000.

     The Northern Lehigh Bancorp Pension Plan's Benefits are based primarily upon years of service and compensation rates near retirement. The Northern
Lehigh Bancorp Pension Plan's funded status and amounts recognized in the financial statements follow:

(Dollars in thousands)                            2001    2000
                                                 ------  ------
Change in benefit obligation:
-----------------------------
Benefit obligation at beginning of year . . . .  $ 819   $ 744
Service cost. . . . . . . . . . . . . . . . . .      -       -
Interest cost . . . . . . . . . . . . . . . . .     52      51
Actual (loss) gain. . . . . . . . . . . . . . .    (25)     21
Benefits paid . . . . . . . . . . . . . . . . .    (43)    (43)
Effect of curtailment . . . . . . . . . . . . .     51      46
                                                 ------  ------
Benefits obligation at end of year. . . . . . .  $ 854   $ 819
                                                 ======  ======
Change in plan assets:
----------------------
Fair value of plan assets at beginning of year.    841     886
Actual return on plan assets. . . . . . . . . .    (73)      3
Employer contribution . . . . . . . . . . . . .      -       -
Plan expenses . . . . . . . . . . . . . . . . .      -       -
Benefits paid . . . . . . . . . . . . . . . . .    (43)    (48)
                                                 ------  ------
Fair value of plan assets at end of year. . . .    725     841
                                                 ======  ======
Funded status . . . . . . . . . . . . . . . . .   (129)     22
Unrecognized transition (asset) . . . . . . . .    (38)    (42)
Unrecognized prior service cost . . . . . . . .      -       -
Unrecognized net loss or (gain) . . . . . . . .     47    (112)
Minimum liability recognized. . . . . . . . . .     (9)      -
                                                 ------  ------
(Accrued) prepaid benefit cost. . . . . . . . .  $(129)  $(132)
                                                 ======  ======

Weighted-average assumptions
----------------------------
  as of December 31,                  2001    2000    1999
  ------------------                 ----------------------
Discount rate . . . . . . . . . . .   6.00%   6.50%   7.00%
Expected return on plan assets. . .   7.00%   8.00%   8.00%
Rate of compensation increase . . .   0.00%   0.00%   5.00%

Components of net periodic
--------------------------
  benefit cost                        2001    2000    1999
  ------------                       ----------------------
Service cost. . . . . . . . . . . .  $   -   $   -   $  55
Interest cost . . . . . . . . . . .     52      51      51
Expected return on plan assets. . .    (57)    (69)    (67)
Amortization of prior service cost.     (7)    (16)    (15)
                                     ------  ------  ------
  Net periodic benefit cost . . . .  $ (12)  $ (34)  $  24
                                     ======  ======  ======

                                                                     (continued)
PAGE 16
     A 401(k) deferred savings plan covers eligible employees of the Banks. Employees may contribute up to a maximum of 15% of salary on a pretax basis with a 50% employer match up to a maximum of 3% of salary. Contributions charged to earnings were $371,000, $353,000, and $284,000 for 2001, 2000 and 1999,
respectively.

     The Corporation has a Supplemental Executive Retirement Plan (SERP) for certain individuals. The SERP provides for payments based on a certain percentage of salary for a period of 10 years after retirement. As of December 31, 2001, and 2000, the Corporation had accrued a liability of $2,440,000 and $1,832,000, respectively, for the SERP.

10 / SHAREHOLDERS' EQUITY

     On August 10, 2001, the Corporation paid a two-for-one stock split on its common stock in the form of a 100% stock dividend to shareholders of record July 27, 2001.

     On November 9, 2000, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of October 26, 2000.

     On September 30, 1999, the Corporation paid a 5% stock dividend on its common stock to shareholders of record as of September 17, 1999.

11 / STOCK OPTIONS

     The Corporation has fixed stock option plans that allow the Corporation to grant options up to 1,736,780 shares of common stock to key employees and directors. The options have a term of ten years when issued and are completely vested over a five-year period. The exercise price of each option equals the market price of the Corporation's stock on the date of grant.

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

                                   2001     2000     1999
                                  -------------------------
Net income           As reported  $28,820  $25,604  $23,238
  (in thousands)     Pro forma    $27,268  $23,236  $22,527

Earnings per share   As reported  $  1.57  $  1.38  $  1.25
  (Basic)            Pro forma    $  1.49  $  1.26  $  1.22

Earnings per share   As reported  $  1.54  $  1.38  $  1.25
  (Diluted)          Pro forma    $  1.45  $  1.25  $  1.22

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 3.00%, 3.26% and 3.30%; expected volatility of 3.61%, 2.58% and 2.84%;
risk-free interest rate of 4.90%, 5.96% and 7.06%; and an expected life of 8.55 years, 9.82 years and 9.42 years.

     Information about stock options outstanding at December 31, 2001, is summarized as follows:

                                     Weighted-Average
                     Outstanding      Exercise Price
                  -----------------  ---------------
Balance 1/1/99             203,060   $         13.75
Granted                     78,842             15.57
Exercised                   (7,872)             3.95
Cancelled                   (4,412)            17.37
                  -----------------  ---------------
Balance 1/1/00             269,618             14.51
Granted                  1,186,366             13.97
Exercised                   (7,872)             4.24
Cancelled                   (3,308)            15.87
                  -----------------  ---------------
BALANCE 12/31/00         1,444,804             14.12
GRANTED                      8,816             17.27
EXERCISED                  (63,123)            13.67
CANCELLED                  (68,308)            13.97
                  -----------------  ---------------
BALANCE 12/31/01         1,322,189   $         14.17
                  =================  ===============

     The weighted average fair value of options granted during 2001, 2000 and 1999 were $17.27, $13.97 and $15.57, respectively.

                                         OPTIONS  OUTSTANDING
-----------------------------------------------------------------------------------------------------------
   RANGE OF        NUMBER          WEIGHTED-AVERAGE       WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICE   OUTSTANDING  REMAINING CONTRACTUAL LIFE   EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
-----------------------------------------------------------------------------------------------------------
$  4.63 - $6.95       15,744                   1.0 YEARS  $            4.76       15,744  $            4.76
$ 11.59 - $13.90   1,037,600                   8.9 YEARS  $           13.88      308,240  $           13.88
$ 13.90 - $16.22     251,207                   7.3 YEARS  $           15.67      242,881  $           15.67
$ 16.22 - $18.54       8,816                   9.0 YEARS  $           17.27        8,816  $           17.27
$ 18.54 - $20.85       8,822                   6.3 YEARS  $           19.28        5,292  $           19.28
                 -----------                                                 -----------  -----------------
                   1,322,189                                                     580,973  $           14.48
                 ===========                                                 ===========  =================

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

     Lease commitments for equipment and banking locations expire intermittently over the years through 2036. Most banking location leases require the lessor to pay insurance, maintenance costs and property taxes. Approximate minimum rental commitments for existing operating leases at December 31, 2001, are as follows:

                                 Total
                            Operating Leases
                           -----------------
           2002 . . . . .  $       1,919,000
           2003 . . . . .          1,967,000
           2004 . . . . .          1,684,000
           2005 . . . . .          1,188,000
           2006 . . . . .            646,000
         Thereafter . . .          3,915,000
                           -----------------
           Tota . . . . .  $      11,319,000
                           =================

     Total lease expense amounted to $2,109,000 in 2001, $1,889,000 in 2000 and $1,796,000 in 1999.
                                                                     (continued)
PAGE 17
13 / FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Banks have not entered into any interest rate swaps, caps, floors or collars and are not a party to any forward or futures transactions. However, the Banks are a party to various other financial instruments at December 31, 2001 and 2000, which are not included in the consolidated financial statements, but are required in the normal course of business to meet the financing needs of its customers and to assist in managing its exposure to changes in interest rates.

     Management does not expect any material losses from these transactions, which include standby letters of credit at December 31, 2001 and 2000, of $8,373,000 and $6,829,000, respectively; commitments to extend credit of $62,870,000 and $51,409,000, respectively for revolving home equity lines; $144,237,000 and $120,610,000, respectively for commercial and real estate loans; $40,200,000 and $33,534,000, respectively, for consumer loans.

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

     The Banks offer commercial, mortgage and consumer credit products to their customers in the normal course of business,which are detailed in note 4. These products represent a diversified credit portfolio and are generally issued to borrowers within the Banks' branch office systems in eastern Pennsylvania. The ability of the customers to repay their credits is, to some extent, dependent upon the economy in the Banks' market areas.
--------------------------------------------------------------------------------

14 / REGULATORY CAPITAL

(Dollars in thousands)                                                              TO BE WELL
                                                                                 CAPITALIZED UNDER
                                                                FOR CAPITAL      PROMPT CORRECTIVE
                                                  ACTUAL      ADEQUACY PURPOSES  ACTION PROVISION
AS OF DECEMBER 31, 2001                      AMOUNT    RATIO    AMOUNT   RATIO    AMOUNT   RATIO
-------------------------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
----------------------------------------
CORPORATION. . . . . . . . . . . . . . . .  $205,743   13.23%  $124,445   8.00%  $      -      -
HARLEYSVILLE NATIONAL BANK AND TRUST CO. .   118,782   10.46%    90,862   8.00%   113,578  10.00%
CITIZENS NATIONAL BANK . . . . . . . . . .    39,888   13.91%    22,936   8.00%    28,669  10.00%
SECURITY NATIONAL BANK . . . . . . . . . .    15,132   12.53%     9,661   8.00%    12,076  10.00%
TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
-----------------------------------------
CORPORATION. . . . . . . . . . . . . . . .  $189,423   12.18%  $ 62,222   4.00%  $      -      -
HARLEYSVILLE NATIONAL BANK AND TRUST CO. .   108,939    9.59%    45,431   4.00%    68,147   6.00%
CITIZENS NATIONAL BANK . . . . . . . . . .    36,297   12.66%    11,468   4.00%    17,202   6.00%
SECURITY NATIONAL BANK . . . . . . . . . .    13,622   11.28%     4,830   4.00%     7,246   6.00%
TIER 1 CAPITAL (TO AVERAGE ASSETS):
-----------------------------------
CORPORATION. . . . . . . . . . . . . . . .  $189,423    8.71%  $ 87,040   4.00%  $      -      -
HARLEYSVILLE NATIONAL BANK AND TRUST CO. .   108,939    6.91%    63,024   4.00%    78,780   5.00%
CITIZENS NATIONAL BANK . . . . . . . . . .    36,297    8.45%    17,182   4.00%    21,477   5.00%
SECURITY NATIONAL BANK . . . . . . . . . .    13,622    8.44%     6,455   4.00%     8,069   5.00%


(Dollars in thousands)                                                              To Be Well
                                                                                 Capitalized Under
                                                                For Capital      Prompt Corrective
                                                  Actual      Adequacy Purposes  Action Provision
AS OF DECEMBER 31, 2000                      AMOUNT    RATIO    AMOUNT   RATIO    AMOUNT   RATIO
-------------------------------------------------------------------------------------------------
Total Capital (to risk weighted assets):
----------------------------------------
Corporation. . . . . . . . . . . . . . . .  $186,989   13.35%  $112,063   8.00%  $      -      -
Harleysville National Bank and Trust Co. .   106,549   10.46%    81,461   8.00%   101,826  10.00%
Citizens National Bank . . . . . . . . . .    37,622   14.36%    20,955   8.00%    26,193  10.00%
Security National Bank . . . . . . . . . .    13,553   12.65%     8,572   8.00%    10,715  10.00%
Tier 1 Capital (to risk weighted assets):
-----------------------------------------
Corporation. . . . . . . . . . . . . . . .  $171,226   12.22%  $ 56,031   4.00%  $      -      -
Harleysville National Bank and Trust Co. .    95,980    9.43%    40,731   4.00%    61,096   6.00%
Citizens National Bank . . . . . . . . . .    34,344   13.11%    10,477   4.00%    15,716   6.00%
Security National Bank . . . . . . . . . .    12,509   11.67%     4,286   4.00%     6,429   6.00%
Tier 1 Capital (to average assets):
-----------------------------------
Corporation. . . . . . . . . . . . . . . .  $171,226    8.97%  $ 76,313   4.00%  $      -      -
Harleysville National Bank and Trust Co. .    95,980    7.12%    53,932   4.00%    67,415   5.00%
Citizens National Bank . . . . . . . . . .    34,344    8.51%    16,147   4.00%    20,183   5.00%
Security National Bank . . . . . . . . . .    12,509    8.70%     5,754   4.00%     7,193   5.00%

                                                                     (continued)
PAGE 18
     The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material affect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 2001, that the Banks meet all capital adequacy requirements to which they are subject. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that have occurred that management believes have changed the institutions' category.

     The National Banking Laws require the approval of the Office of the Comptroller of the Currency if the total of all dividends declared by a national bank in any calendar year exceed the net profits of the bank (as defined) for that year combined with its retained net profits for the preceding two calendar years. Under this formula, the Banks may declare dividends in 2002 of approximately $32,000,000 plus an amount equal to the net profits of the Banks in 2002 up to the date of any such dividend declaration.

     Additionally, banking regulations limit the amount of investments, loans, extensions of credit and advances that one subsidiary bank can make to the Corporation at any time to 10% and in the aggregate 20% of the Banks' capital stock and surplus. These regulations also require that any such investment, loan, extension of credit or advance be secured by securities having a market value in excess of the amount thereof. At December 31, 2001, there were no investments, loans, extensions of credit or advances from any of the Banks to the Corporation.

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

     Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values and recorded book balances at December 31, 2001 and 2000 are outlined as follows:

     For cash and due from banks, interest-bearing deposits in banks and federal funds sold, the recorded book values of $82,624,000 and $55,525,000 at December 31, 2001 and 2000, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

     The loan portfolio, net of unearned income, at December 31, 2001 and 2000, has been valued using a present value discounted cash flow analysis where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value approximates its fair value.

                                     2001
                       ------------------------------
                          CARRYING       ESTIMATED
                           AMOUNT        FAIR VALUE
                       ------------------------------
INVESTMENT SECURITIES  $  732,470,000  $  733,153,000
LOANS, NET. . . . . .  $1,316,609,000  $1,353,400,000

                                    2000
                       ------------------------------
                          Carrying       Estimated
                           Amount        Fair Value
                       ------------------------------
Investment securities  $  601,460,000  $  602,220,000
Loans, net. . . . . .  $1,212,055,000  $1,207,034,000

     The estimated fair values of demand deposits (i.e., interest and noninterest- bearing checking accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. The carrying amount of accrued interest receivable and payable approximates fair value.

                                   2001
                       ------------------------------
                          CARRYING       ESTIMATED
                           AMOUNT        FAIR VALUE
                       ------------------------------
TIME DEPOSITS . . . .  $  723,894,000  $  744,810,000

                                   2000
                       ------------------------------
                          Carrying       Estimated
                           Amount        Fair Value
                       ------------------------------
Time deposits . . . .  $  602,942,000  $  604,664,000

     The fair values of demand notes, borrowings, and securities sold under agreements to repurchase of $210,820,000 and $231,388,000 at December 31, 2001 and 2000, respectively, approximate their recorded book balances.

     The fair value of commitments to extend credit is estimated based on the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letters of credit. Fair values of unrecognized financial instruments including commitments to extend credit and the fair value of letters of credit are considered immaterial.
                                                                     (continued)
PAGE 19
16 / CONDENSED FINANCIAL INFORMATION PARENT COMPANY ONLY

     Condensed financial statements of Harleysville National Corporation follow:

CONDENSED BALANCE SHEETS
(Dollars in thousands)                    December 31,
                                       --------------------
                                         2001       2000
                                       --------------------
Assets:
  Cash. . . . . . . . . . . . . . . .  $  1,526   $    651
  Investments in subsidiaries . . . .   192,821    172,880
  Other assets. . . . . . . . . . . .       144          -
                                       ---------  ---------
    Total assets. . . . . . . . . . .  $194,491   $173,531
                                       =========  =========
Liabilities and shareholders' equity:
  Guaranteed preferred beneficial
    interest in Corporation's
    subordinated debentures . . . . .  $  5,000   $      -
  Other liabilities . . . . . . . . .       142         (5)
                                       ---------  ---------
    Total liabilities . . . . . . . .     5,142         (5)
                                       ---------  ---------
Shareholders' equity:
  Common stock. . . . . . . . . . . .    18,571      9,254
  Additional paid in capital. . . . .    71,419     79,869
  Retained earnings . . . . . . . . .   100,171     83,244
  Treasury stock. . . . . . . . . . .    (5,346)      (253)
  Net unrealized gain on investment
    securities available for sale . .     4,534      1,422
                                       ---------  ---------
    Total shareholders' equity. . . .   189,349    173,536
                                       ---------  ---------
    Total liabilities and
    shareholders' equity. . . . . . .  $194,491   $173,531
                                       =========  =========


CONDENSED STATEMENTS OF INCOME

(Dollars in thousands)          Year Ended December 31,
                              ----------------------------
                                2001      2000      1999
                              ----------------------------
Dividends from banks . . . .  $12,293   $14,575   $21,650
Investment income. . . . . .        8         -         -
                              --------  --------  --------
  Total operating income . .   12,301    14,575    21,650
                              --------  --------  --------
Interest on subordinate debt      451         -         -
Other expenses . . . . . . .       22        14        19
                              --------  --------  --------
  Total operating expenses .      473        14        19
                              --------  --------  --------
Income before income tax
  expense and equity in
  undistributed net income
  of banks . . . . . . . . .   11,828    14,561    21,631
Income tax expense . . . . .     (163)       (5)       (7)
                              --------  --------  --------
Income before equity in
  undistributed net income
  of banks . . . . . . . . .   11,991    14,566    21,638
Equity in undistributed
  net income of banks. . . .   16,829    11,038     1,600
                              --------  --------  --------
  Net income . . . . . . . .  $28,820   $25,604   $23,238
                              ========  ========  ========


CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)               Year Ended December 31,
                                 -------------------------------
                                   2001       2000       1999
                                 -------------------------------
Operating activities:
  Net income. . . . . . . . . .  $ 28,820   $ 25,604   $ 23,238
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
    Equity in undistributed
      net income of banks . . .   (16,829)   (11,038)    (1,600)
    Net increase in assets. . .      (144)         -          -
    Net increase (decrease) in
      other liabilities . . . .       147         (5)      (446)
                                 ---------  ---------  ---------
Net cash provided by
  operating activities. . . . .    11,994     14,561     21,192
                                 ---------  ---------  ---------
Investing activities:
Capital contributions
  made to the banks . . . . . .         -     (3,000)   (12,000)
                                 ---------  ---------  ---------
Net cash (used in) provided
  by investing activities . . .         -     (3,000)   (12,000)
                                 ---------  ---------  ---------
Financing activities:
  Proceeds from issuance of
    Long-term debt. . . . . . .     5,000          -          -
  Cash dividends and
    fractional shares . . . . .   (11,893)   (10,430)    (9,375)
  Dividend reinvestment . . . .         -          -        (49)
  Repurchase of common stock       (5,093)      (578)         -
  Stock options and awards. . .       867         47         39
                                 ---------  ---------  ---------
Net cash used in
  financing activities. . . . .   (11,119)   (10,961)    (9,385)
                                 ---------  ---------  ---------
Net increase (decrease) in cash       875        600       (193)
Cash and cash equivalents at
  beginning of year . . . . . .       651         51        244
                                 ---------  ---------  ---------
Cash and cash equivalents at
  end of year.. . . . . . . . .  $  1,526   $    651   $     51
                                 =========  =========  =========

                                                                     (continued)
PAGE 20
17 / QUARTERLY  FINANCIAL  DATA  (UNAUDITED)

     The following is the summarized (unaudited) consolidated quarterly financial data of the Corporation which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the Corporations results of operations:

(Dollars in thousands, except per share information)

                                  THREE MONTHS ENDED
                        ----------------------------------------
2001:                   MARCH 31   JUNE 30    SEPT.30   DEC. 31
                        ----------------------------------------
  INTEREST INCOME. . .  $  34,509  $ 34,537  $  35,009  $ 34,624
  NET INTEREST INCOME.     17,151    18,058     18,766    19,767
  PROVISION FOR LOSSES        647       962      1,353       968
  NONINTEREST INCOME .      4,192     5,121      6,256     6,656
  OPERATING EXPENSES .     12,465    13,240     13,744    15,594
  INCOME BEFORE INCOME
    TAX EXPENSE. . . .      8,231     8,977      9,925     9,861
  INCOME TAX EXPENSE .      1,700     1,856      2,302     2,316
                        ---------  --------  ---------  --------
  NET INCOME . . . . .  $   6,531  $  7,121  $   7,623  $  7,545
                        =========  ========  =========  ========
  NET INCOME PER SHARE
    BASIC. . . . . . .  $    0.35  $   0.39  $    0.42  $   0.41
                        =========  ========  =========  ========
    DILUTED. . . . . .  $    0.35  $   0.38  $    0.41  $   0.40
                        =========  ========  =========  ========

                                  Three Months Ended
                        ----------------------------------------
2000:                   March 31   June 30   Sept. 30   Dec. 31
                        ----------------------------------------
  Interest income. . .  $  31,423  $ 32,343  $  33,593  $ 34,452
  Net interest income.     16,343    16,716     16,531    16,447
  Provision for losses        506       549        581       676
  Noninterest income .      2,654     2,857      3,248     3,447
  Operating expenses .     10,929    11,647     11,004    11,097
  Income before income
    tax expense. . . .      7,562     7,377      8,194     8,121
  Income tax expense .      1,517     1,070      1,454     1,609
                        ---------  --------  ---------  --------
  Net income . . . . .  $   6,045  $  6,307  $   6,740  $  6,512
                        =========  ========  =========  ========
  Net income per share
    Basic. . . . . . .  $    0.33  $   0.34  $    0.36  $   0.35
                        =========  ========  =========  ========
    Diluted. . . . . .  $    0.33  $   0.34  $    0.36  $   0.35
                        =========  ========  =========  ========


REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS
================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS, HARLEYSVILLE NATIONAL CORPORATION:

     We have audited the accompanying consolidated balance sheets of Harleysville National Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporations management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the following consolidated financial statements present fairly, in all material respects, the consolidated financial position of Harleysville National Corporation and Subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/  Grant  Thornton  LLP
Grant  Thornton  LLP
Philadelphia,  Pennsylvania
January  9,  2002


PAGE 21

MANAGEMENTS  DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION
AND  RESULTS  OF  OPERATIONS
=====================================================================================================================

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF OPERATIONS
(Dollars in thousands, except per share                                    Year Ended December 31,
data and average shares outstanding)                  ---------------------------------------------------------------
                                                         2001         2000         1999         1998         1997
                                                      ---------------------------------------------------------------
INCOME AND EXPENSE
Interest income. . . . . . . . . . . . . . . . . . .  $   138,679  $   131,811  $   114,167  $   102,005  $    94,114
Interest expense . . . . . . . . . . . . . . . . . .       64,937       65,774       50,649       44,372       39,989
                                                      -----------  -----------  -----------  -----------  -----------
Net interest income. . . . . . . . . . . . . . . . .       73,742       66,037       63,518       57,633       54,125
Provision for loan losses. . . . . . . . . . . . . .        3,930        2,312        2,153        2,288        2,652
                                                      -----------  -----------  -----------  -----------  -----------
Net interest income after provision for loan losses.       69,812       63,725       61,365       55,345       51,473
Noninterest income . . . . . . . . . . . . . . . . .       22,225       12,206       10,535       10,520        7,961
Noninterest expense. . . . . . . . . . . . . . . . .       55,043       44,677       41,976       38,446       33,522
                                                      -----------  -----------  -----------  -----------  -----------
Income before income tax expense . . . . . . . . . .       36,994       31,254       29,924       27,419       25,912
Income tax expense . . . . . . . . . . . . . . . . .        8,174        5,650        6,686        6,661        6,883
                                                      -----------  -----------  -----------  -----------  -----------
Net income . . . . . . . . . . . . . . . . . . . . .  $    28,820  $    25,604  $    23,238  $    20,758  $    19,029
                                                      ===========  ===========  ===========  ===========  ===========

---------------------------------------------------------------------------------------------------------------------
PER SHARE *
Basic. . . . . . . . . . . . . . . . . . . . . . . .  $      1.57  $      1.38  $      1.25  $      1.12  $      1.03
Diluted. . . . . . . . . . . . . . . . . . . . . . .         1.54         1.38         1.25         1.12         1.03
Cash dividends paid. . . . . . . . . . . . . . . . .         0.65         0.57         0.51         0.45         0.41
Basic average shares outstanding . . . . . . . . . .   18,305,956   18,537,362   18,546,794   18,525,638   18,477,218
Diluted average shares outstanding . . . . . . . . .   18,760,918   18,558,546   18,570,482   18,556,388   18,491,408
*Adjusted for 100% stock dividend effective 8/10/01
and 5% stock dividends effective 11/9/00, 9/30/99,
and 6/30/97.

---------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET
Loans. . . . . . . . . . . . . . . . . . . . . . . .  $ 1,264,750  $ 1,166,684  $ 1,031,055  $   894,758  $   815,891
Investments. . . . . . . . . . . . . . . . . . . . .      660,983      562,508      515,006      427,850      357,749
Other interest-earning assets. . . . . . . . . . . .       19,228        9,876       20,133       31,698       34,477
Total assets . . . . . . . . . . . . . . . . . . . .    2,058,738    1,843,525    1,639,041    1,413,772    1,271,153
Deposits . . . . . . . . . . . . . . . . . . . . . .    1,599,515    1,436,781    1,267,936    1,144,822    1,045,309
Guaranteed preferred beneficial interest in
  Corporation's subordinated debentures. . . . . . .        4,204            -            -            -            -
Other interest-bearing liabilities . . . . . . . . .      222,043      218,811      194,887       99,416       71,568
Shareholders' equity . . . . . . . . . . . . . . . .      182,178      154,547      148,636      142,959      129,758

---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET AT YEAR-END
Loans. . . . . . . . . . . . . . . . . . . . . . . .  $ 1,316,609  $ 1,212,055  $ 1,118,816  $   956,867  $   852,386
Investments. . . . . . . . . . . . . . . . . . . . .      732,470      601,460      530,895      491,942      372,760
Other interest-earning assets. . . . . . . . . . . .       19,650        3,507       13,837       23,886       21,463
Total assets . . . . . . . . . . . . . . . . . . . .    2,208,971    1,935,213    1,767,667    1,541,449    1,313,443
Deposits . . . . . . . . . . . . . . . . . . . . . .    1,746,862    1,489,050    1,341,437    1,211,326    1,087,253
Guaranteed preferred beneficial interest in
  Corporation's subordinated debentures. . . . . . .        5,000            -            -            -            -
Other interest-bearing liabilities . . . . . . . . .      210,820      231,388      251,597      151,628       64,400
Shareholders' equity . . . . . . . . . . . . . . . .      189,349      173,536      146,663      149,572      136,715

---------------------------------------------------------------------------------------------------------------------

PAGE 22

BALANCE  SHEET  ANALYSIS

     The table below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields.

DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS EQUITY, INTEREST RATES AND
INTEREST DIFFERENTIAL

                                                                      Year Ended December 31,
                                 -------------------------------------------------------------------------------------------------
                                               2001                                  2000                           1999
                                 -------------------------------------------------------------------------------------------------
                                  AVERAGE    AVERAGE               Average    Average               Average    Average
(Dollars in thousands)            BALANCE      RATE    INTEREST    Balance      Rate    Interest    Balance      Rate    Interest
                                 -------------------------------------------------------------------------------------------------
ASSETS
Investment securities:
  Taxable investments . . . . .  $  455,096     6.02%  $  27,376  $  348,560     6.94%  $  24,205  $  305,163     6.39%  $  19,485
  Nontaxable investments (1). .     205,887     7.49      15,412     213,948     7.46      15,962     209,843     7.44      15,613
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total investment securities     660,983     6.47      42,788     562,508     7.14      40,167     515,006     6.82      35,098
Loans (1) (2) . . . . . . . . .   1,264,750     7.98     100,869   1,166,684     8.31      96,896   1,031,055     8.14      83,938
Other rate-sensitive assets . .      19,228     4.23         814       9,876     5.99         592      20,133     3.98         802
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total earning assets. . . .   1,944,961     7.43     144,471   1,739,068     7.92     137,655   1,566,194     7.65     119,838
Noninterest-earning assets. . .     113,777        -           -     104,457        -           -      72,847        -           -
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total assets. . . . . . . .  $2,058,738     7.02%  $ 144,471  $1,843,525     7.47%  $ 137,655  $1,639,041     7.31%  $ 119,838
                                 ==========  ========  =========  ==========  ========  =========  ==========  ========  =========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Deposits:
  Demand. . . . . . . . . . . .  $  219,368     - %$           -  $  204,778     - %$           -  $  192,659     - %$           -
  Savings . . . . . . . . . . .     701,819     2.46      17,258     625,928     2.93      18,337     567,316     2.52      14,272
  Time. . . . . . . . . . . . .     678,328     5.49      37,216     606,075     5.73      34,747     507,961     5.26      26,712
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total . . . . . . . . . . .   1,599,515     3.41      54,474   1,436,781     3.69      53,084   1,267,936     3.23      40,984
Borrowings and other
  interest-bearing liabilities.     226,247     4.62      10,463     218,811     5.80      12,690     194,887     4.96       9,665
Other liabilities . . . . . . .      50,798        -           -      33,386        -           -      27,582        -           -
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total liabilities . . . . .   1,876,560     3.46      64,937   1,688,978     3.89      65,774   1,490,405     3.40      50,649
Shareholders' equity. . . . . .     182,178        -           -     154,547        -           -     148,636        -           -
                                 ----------  --------  ---------  ----------  --------  ---------  ----------  --------  ---------
    Total liabilities and
      shareholders' equity. . .  $2,058,738     3.15%  $  64,937  $1,843,525     3.57%  $  65,774  $1,639,041     3.09%  $  50,649
                                 ==========  ========  =========  ==========  ========  =========  ==========  ========  =========
Average effective rate on
  interest-bearing liabilities.  $1,606,394     4.04%  $  64,937  $1,450,814     4.53%  $  65,774  $1,270,164     3.99%  $  50,649
                                 ==========  ========  =========  ==========  ========  =========  ==========  ========  =========

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Interest Income/Earning Assets.  $1,944,961     7.43%  $ 144,471  $1,739,068     7.92%  $ 137,655  $1,566,194     7.65%  $ 119,838
Interest Expense/Earning Assets  $1,944,961     3.34   $  64,937  $1,739,068     3.78   $  65,774  $1,566,194     3.23   $  50,649
                                             --------                         --------                         --------
Effective Interest Differential                 4.09%                            4.14%                            4.42%
                                             ========                         ========                         ========

(1)  The interest earned on nontaxable investment securities and loans is shown on a tax-equivalent basis.
(2)  Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       (continued)

PAGE 23
     The following is managements discussion and analysis of the significant changes in the results of operations, capital resources and liquidity presented in its accompanying consolidated financial statements for the Corporation, the Banks, HNC Financial Company and HNC Reinsurance Company. The Corporations consolidated financial condition and results of operations consist almost entirely of the Banks financial condition and results of operations. Current performance does not guarantee, and may not be indicative of similar performance in the future.

     In addition to historical information, this document contains forward looking statements. We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Harleysville National Corporation and its subsidiaries. When we use words such as believes, expects, anticipates, or similar expressions, we are making forward-looking statements.

     Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of the Corporation and its subsidiaries and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

-    operating, legal and regulatory risks;

- economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

- the risk that our analysis of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

INTRODUCTION

     The Corporation experienced record earnings during 2001, that were driven by the growth in both net interest income and other income. The increase in net interest income was primarily related to the growth in earning assets. The rise in other income was due to the gains on the sales of securities and an increase in fee based income. These increases in income were partially offset by a higher provision for loan losses, necessitated by an increase in loans charged-off, and an increase in expenses related to the sale of off-lease vehicles. The Corporations net income of $28,820,000 in 2001, increased 12.6% compared to the $25,604,000 reported in 2000. Diluted earnings of $1.54 in 2001 increased 11.6% from $1.38 in 2000. Basic earnings per share in 2001 were $1.57 compared to $1.38 in 2000. Net interest income grew $7,705,000, as a result of the 11.8% rise in average earning assets. Other operating income rose $10,019,000, due primarily to higher security gains and fees generated from HNC Reinsurance Company, a reinsurer of consumer loan credit life and accident and health insurance.

     Maintaining asset quality is paramount for the Banks. While the economic slowdown during 2001 impacted the loan quality at the Banks, they are still well positioned to cover inherent credit risks. Key loan quality performance ratios at December 31, 2001, reflected the impact of the economic slowdown. While still strong, they did experience a moderate weakening from the strong ratios recorded at December 31, 2000. The ratio of the allowance for loan losses to nonperforming assets of 223.4% at December 31, 2001, decreased from the 268.3% at December 31, 2000. The ratio of nonperforming assets to total loans and net assets acquired in foreclosure at December 31, 2001, of .53%, increased from the December 31, 2000, ratio of .47%.

INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES

     Average interest-earning assets were $1,944,961,000 in 2001, an increase of $205,893,000, or 11.8%, compared to $1,739,068,000 in 2000. The increase was evenly distributed between loans and investments. During 2001, the average balance of investments increased $98,475,000, or 17.5% and the loan portfolio grew $98,066,000, or 8.4%. Average interest-earning assets were $1,566,194,000 in 1999.

     The level of average interest-bearing liabilities totaled $1,606,394,000 in 2001, an increase of $155,580,000, or 10.7%, compared to 2000. Contributing to this rise were increases in savings deposits, time deposits and other borrowings of $75,891,000, $72,253,000, and $7,436,000, respectively. Average interest-bearing  liabilities  were  $1,270,164,000  in  1999.

INVESTMENT  SECURITIES

     Statement of Financial Accounting (SFAS) Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires, among other things, that debt and equity securities classified as available for sale be reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders equity and equity-related financial ratios as market interest rates cause the fair value of fixed-rate securities to fluctuate.

     The December 31, 2001, balance of investment securities of $732,470,000 grew $131,010,000, or 21.8%, over the December 31, 2000, balance of $601,460,000. The investment securities available for sale increased $135,752,000 and the investment securities held to maturity decreased $4,742,000 during 2001. The increase in the investments available for sale was funded by proceeds from the maturities and calls in the investment securities portfolios and through the increase in deposits during 2001.

LOANS

     Total  loans grew $104,329,000 or 8.6%, from $1,209,605,000 at December 31,
2000, to $1,313,934,000 at December 31, 2001. The growth in loans was primarily the result of increases in real estate and commercial loans. During 2001, commercial loans, real estate and consumer loans grew $52,970,000, $48,060,000 and $11,770,000 respectively. The majority of the growth in real estate loans were in commercial mortgages. The growth in consumer loans was due to the growth in home equity lines of credit and direct installment loans, partially offset by a reduction in indirect automobile dealer loans. The reduction in indirect automobile dealer loans was primarily related to the financing incentives offered by the vehicle manufacturers and the overall increased competition in this market segment during 2001. Residential mortgages sold during 2001 were $36,116,000 compared to $7,690,000 in 2000. This increase in sales during 2001 was attributed to the lower interest rates that stimulated home sales and refinancing, and the positioning of our mortgage products to meet the demands of our customers.

     The Banks have no concentration of loans to individual borrowers which exceeded 10% of total loans at December 31, 2001 and 2000. As of December 31, 2001, the Banks have a concentration of indirect consumer loans (11% of total loans) included in the consumer loans classification. The Banks actively monitor the risk of this loan concentration. The Banks have no foreign loans, and the impact of nonaccrual, restructured troubled debt and delinquent loans on total interest income was not material.

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

     The economic slowdown had an impact on the loan quality during 2001, nonetheless, the Banks continued to maintain a high quality loan portfolio. Nonperforming assets (nonaccruing loans and net assets in
                                                                     (continued)
PAGE 24
foreclosure) were 0.53% of total loans and net assets acquired in foreclosure at December 31, 2001, compared to 0.47% at December 31, 2000, and 0.50% at December 31, 1999. The ratio of the allowance to nonperforming assets was 223.4% at December 31, 2001, compared to 268.3% at December 31, 2000, and 266.3% at
December  31,  1999.

     Nonaccruing loans of $6,354,000 at December 31, 2001, increased $984,000 from the December 31, 2000, balance of $5,370,000. A rise in nonaccruing commercial loans, indirect consumer loans and leases was responsible for this increase. The December 31, 2000, balance of nonaccrual loans was $1,680,000 more than the December 31, 1999, balance of $3,690,000.

     Net assets in foreclosure totaled $609,000 as of December 31, 2001, an increase of $321,000 from the December 31, 2000, balance of $288,000. During 2001, sales of foreclosed properties totaled $1,349,000, transfers from loans to assets in foreclosure were $1,714,000 and write-downs of assets in foreclosure equaled $44,000. Efforts to liquidate assets acquired in foreclosure are proceeding as quickly as potential buyers can be located and legal constraints permit. Generally accepted accounting principles require foreclosed assets to be carried at the lower of cost (lesser of carrying value of asset or fair value at date of acquisition) or estimated fair value, less selling costs

     Loans past due 90 days or more and still accruing interest are loans that are generally well secured and are in the process of collection. As of December 31, 2001, loans past due 90 days or more and still accruing interest were $1,926,000, compared to $514,000 as of December 31, 2000. This increase was a result of a rise in real estate related loans past due 90 days.

     The Banks use the reserve method of accounting for credit losses. The balance in the allowance for loans and lease losses is determined based on managements review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including managements assumptions as to future delinquencies, recoveries and losses. Additions to the allowances are charged to operations. The allowance for loan losses grew 2.3% from $15,210,000 at December 31, 2000, to $15,558,000 at December 31, 2001. The
allowance for loan losses to nonperforming assets at December 31, 2001 was 223.4%, compared to 268.3% at December 31, 2000.

                                                Year Ended December 31,
                                         -------------------------------------
                                            2001         2000         1999
                                         -------------------------------------
Nonperforming assets. . . . . . . . . .  $6,963,000   $5,670,000   $5,591,000
Allowance for loan losses to
  nonperforming assets. . . . . . . . .       223.4%       268.3%       266.3%
Nonperforming assets to total loans and
  net assets acquired in foreclosure. .        0.53%        0.47%        0.50%
Allowance for loan losses
  to total loans. . . . . . . . . . . .        1.18%        1.25%        1.33%

DEPOSITS AND BORROWINGS AND OTHER INTEREST-BEARING LIABILITIES

     Deposits and other borrowings are the primary funding sources of the Corporation. A rise in deposits was partially offset by a reduction in other borrowings. Total deposits of $1,746,862,000 at December 31, 2001, increased $257,812,000, or 17.3%, from the $1,489,050,000 balance at December 31, 2000.
The Corporation reported increases in all deposit categories during 2001. The growth in money market accounts and time deposits during this period were the primary source of this increase. Money market deposits grew $86,268,000 as a result of the introduction of new higher rate money market products during 2001. Time deposits under $100,000 increased $59,271,000 and time deposits greater than $100,000 grew $61,681,000. The growth in time deposits over $100,000 was primarily due to the Banks efforts to build strong deposit relationships with local municipalities and school districts. Noninterest-bearing deposits grew $27,192,000, savings accounts increased $18,051,000 and interest-bearing checking accounts rose $5,349,000.

     Other borrowings experienced a decrease of $20,568,000 during 2001. A reduction in federal funds purchased of $44,500,000 was offset by increases in the remaining other borrowings categories. Federal Home Loan Bank borrowings, securities sold under agreements to repurchase and U.S. Treasury demand notes increased $17,000,000, $6,310,000 and $622,000, respectively. Borrowings and other interest-bearing liabilities include federal funds purchased, FHLB borrowings, securities sold under agreements to repurchase and U.S. Treasury demand notes.
                                                                     (continued)
PAGE 25
INCOME  STATEMENT  ANALYSIS

RESULTS OF OPERATIONS

     Net income for 2001 of $28,820,000 increased $3,216,000, or 12.6% from the 2000 net income of $25,604,000. On a per share basis, diluted earnings were $1.54 in 2001 and $1.38 in 2000. Basic earnings per share were $1.57 in 2001 compared to $1.38 in 2000. Net income increased in 2000 by $2,366,000, or 10.2% over 1999.

     The return on average shareholders equity was 15.82% for 2001, compared to 16.57% for 2000 and 15.63% in 1999. The 2001 return on average assets of 1.40% increased from the 2000 return on average asset rate of 1.39%. The 1999 return on average assets was 1.42%. Net income is affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for future losses on loans; (3) other operating income, which is made up primarily of certain service fees and Investment Management and Trust Services income; (4) other operating expenses, which consist primarily of salaries and other operating expenses; and (5) income taxes. Each of these major elements is reviewed in more detail in the following discussion.

NET INTEREST INCOME

     The 2001 net interest income of $73,742,000 increased $7,705,000, or 11.7%, from 2000 levels. Net interest income was $66,037,000 in 2000, which was 4.0% higher than the $63,518,000 reported in 1999. The rise in net interest income during 2001 is a direct result of both an 11.8% increase in earning assets and the stability of the net interest margin.

     The 2001 interest income of $138,679,000 grew $6,868,000, or 5.2%, from the $131,811,000 2000 balance. The increase in interest income is the result of the growth in both average loans and investment securities during this period, offset by lower rates related to the Federal Reserve lowering interest rates 475 basis points during 2001. Interest expense in 2001 of $64,937,000 was $837,000, or 1.3% lower than the 2000 interest expense of $65,774,000. This decrease was the result of the reduction in interest rates outpacing the interest expense related to the 10.7% rise in average interest-bearing liabilities. Interest expense was also affected by the funding of the bank-owned life insurance (BOLI) with deposits during 2001. The Banks average investment in BOLI increased $7,693,000 in 2001 to $39,161,000. While the cost of funding BOLI is recorded as interest expense, BOLI income is recorded as other operating income.

NET INTEREST MARGIN

     The 2001 net interest margin of 4.09% was lower than the net interest margins for 2000 and 1999 of 4.14% and 4.42%, respectively. The lower net interest margin experienced in 2001 is related to the funding of the BOLI with bank deposits and the lower yield experienced on earning assets. The impact of funding the additional BOLI purchased during 2001 reduced the net interest margin by 2 basis points in 2001, compared to 2000. The tax-equivalent yield on total interest-earning assets decreased 49 basis points from 7.92% in 2000 to 7.43% in 2001. This reduction is primarily due to the impact of the decrease in interest rates during this period. The 2001 average interest expense to average earning assets ratio of 3.34%, decreased 44 basis points from 2000. The 49 basis point drop in the yield on earning assets, outpaced the 44 basis point drop in interest expense to earnings assets ratio, resulting in the 5 basis point drop in the 2001 net interest margin, compared to 2000. The tax-equivalent yield on total interest-earnings assets in 1999 was 7.65% and the 1999 cost of interest-bearing liabilities was 3.99%.

INTEREST RATE SENSITIVITY ANALYSIS

     The Corporation actively manages its interest rate sensitivity positions. The objectives of interest rate risk management are to control exposure of net interest income to risks associated with interest rate movements and to achieve consistent growth in net interest income. The Asset/Liability Committee, using policies and procedures approved by the Corporations Board of Directors, is responsible for managing the rate sensitivity position. The Corporation manages interest rate sensitivity by changing mix and repricing characteristics of its assets and liabilities, through the management of its investment securities portfolio, its offering of loan and deposit terms and through borrowings from the FHLB. The nature of the Corporations current operations is such that it is not subject to foreign currency exchange or commodity price risk. The Corporation does not own trading assets and it does not have any hedging transactions in place such as interest rate swaps, caps or floors.

     The Banks utilize three principal reports to measure interest rate risk: asset/liability simulation reports; gap analysis reports; and net interest margin reports. The table below shows the interest rate sensitivity gap position as of December 31, 2001. The table presents data at a single point in time and includes management assumptions estimating the prepayment rate and the interest rate environment prevailing at December 31, 2001. Money market, interest-bearing checking, and savings accounts are considered stable sources of funds, and although the rates are subject to change, rates on these accounts historically have not changed as quickly or as often as the other deposits included in the following analysis. On a cumulative basis over the next 12 months, the Banks are in a negative gap position of (1.22%) of earning assets at December 31, 2001.
                                                                     (continued)

PAGE 26

(Dollars in thousands)                                      INTEREST RATE SENSITIVITY GAP POSITION AS OF DECEMBER 31, 2001
                                                            ---------------------------------------------------------------
                                                               0 TO 90        91 TO 365       >1 YEAR          OVER 5
                                                                 DAYS            DAYS         <5 YEARS          YEARS
                                                            --------------  --------------  ------------  -----------------
ASSETS
OTHER RATE-SENSITIVE ASSETS. . . . . . . . . . . . . . . .  $      18,150   $       1,500   $         -   $              -
LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . .        410,345         358,605       489,279             58,380
INVESTMENT SECURITIES. . . . . . . . . . . . . . . . . . .         63,625         123,568       274,653            263,649
                                                            --------------  --------------  ------------  -----------------
TOTAL RATE-SENSITIVE ASSETS. . . . . . . . . . . . . . . .        492,120         483,673       763,932            322,029
                                                            --------------  --------------  ------------  -----------------
LIABILITIES
NONINTEREST-BEARING DEPOSITS . . . . . . . . . . . . . . .        254,638               -             -                  -
TIME DEPOSITS. . . . . . . . . . . . . . . . . . . . . . .        205,758         303,233       214,846                 57
MONEY MARKET SAVINGS FUNDS . . . . . . . . . . . . . . . .         12,597          37,790       201,546            167,957
INTEREST-BEARING CHECKING ACCOUNTS . . . . . . . . . . . .          5,075          15,224        81,195             67,662
SAVINGS ACCOUNTS . . . . . . . . . . . . . . . . . . . . .          5,378          16,136        86,056             71,714
OTHER BORROWINGS.. . . . . . . . . . . . . . . . . . . . .        127,070          18,000        53,750             17,000
                                                            --------------  --------------  ------------  -----------------
TOTAL RATE-SENSITIVE LIABILITIES . . . . . . . . . . . . .        610,516         390,383       637,393            324,390
                                                            --------------  --------------  ------------  -----------------
INCREMENTAL GAP. . . . . . . . . . . . . . . . . . . . . .  $    (118,396)  $      93,290   $   126,539   $         (2,361)
                                                            ==============  ==============  ============  =================
CUMULATIVE GAP . . . . . . . . . . . . . . . . . . . . . .  $    (118,396)  $     (25,106)  $   101,433   $         99,072
                                                            ==============  ==============  ============  =================
% OF EARNING ASSETS. . . . . . . . . . . . . . . . . . . .          -5.74%          -1.22%         4.92%              4.81%
                                                            ==============  ==============  ============  =================

                                                                                                          ASSET/LIABILITY
                                                                             CHANGE IN                        POLICY
                                                            MARKET VALUE    MARKET VALUE    PERCENTAGE       APPROVED
                                                              OF EQUITY      OF EQUITY        CHANGE      PERCENT CHANGE
                                                            --------------  --------------  ------------  -----------------
+BASIS POINTS. . . . . . . . . . . . . . . . . . . . . . .        206,832         (17,581)        -7.83%            +/- 30%
+BASIS POINTS. . . . . . . . . . . . . . . . . . . . . . .        225,691           1,278          0.57%            +/- 30%
+BASIS POINTS. . . . . . . . . . . . . . . . . . . . . . .        232,046           7,633          3.40%            +/- 30%
FLAT RATE. . . . . . . . . . . . . . . . . . . . . . . . .        224,413               -          0.00%            +/- 30%
-100 BASIS POINTS. . . . . . . . . . . . . . . . . . . . .        188,219         (36,194)       -16.13%            +/- 30%
-200 BASIS POINTS. . . . . . . . . . . . . . . . . . . . .        161,329         (63,084)       -28.11%            +/- 30%
-300 BASIS POINTS. . . . . . . . . . . . . . . . . . . . .        184,187         (40,226)       -17.92%            +/- 30%

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                (continued)

PAGE 27
     Management also simulates possible economic conditions and interest rate scenarios in order to quantify the impact on net interest income. The effect that changing interest rates have on the Corporation's net interest income is simulated by increasing and decreasing interest rates. This simulation is known as rate shocking. The report above forecasts changes in the Corporation's market value of equity under alternative interest rate environments. The market value of equity is defined as the net present value of the Corporation's existing assets and liabilities. The results of the December 31, 2001, rate shock simulations show that the Corporation is within all guidelines set by the Corporation's Asset/Liability policy.

     In the event the Corporation should experience a mismatch in its desired GAP ranges or an excessive decline in its market value of equity resulting from changes in interest rates, it has a number of options which it could utilize to remedy such a mismatch. The Corporation could restructure its investment portfolio through the sale or purchase of securities with more favorable repricing attributes. It could also emphasize loan products with appropriate maturities or repricing attributes, or attract deposits or obtain borrowings with desired maturities.

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

     The provision for 2001 of $3,930,000, reflected an increase of $1,618,000, compared to the 2000 provision of $2,312,000. The increase in the provision during 2001 is based on management's analysis of the adequacy of the loan portfolio. The allowance for loan losses to nonperforming assets ratio for December 31, 2001, 2000 and 1999 were 223.4%, 268.3%, and 266.3%, respectively.
Total loans charged off increased from $2,653,000 in 2000 to $4,661,000 in 2001. The increase in the loans charged off was primarily due to consumer loans and lease financing. Recoveries of $1,079,000 during 2001 increased from the 2000 recoveries of $664,000. The increase in recoveries is related to consumer loans, real estate loans and leases. The charged off loans and recoveries for 1999 were $1,799,000 and $288,000, respectively.

OTHER INCOME

     The Corporation successfully employed strategies to enhance other income during 2001. These strategies include the initiation of the Bounce Protection product, the establishment of the retail investment group and the formation of HNC Reinsurance Company. Other operating income in 2001 of $22,225,000 increased $10,019,000, or 82.1%, compared to the 2000 level of $12,206,000. The
Corporation experienced significant increases in all other income categories. Net security gains, other income, service charges, BOLI income and trust income exceeded 2000 levels by $4,577,000, $2,953,000, $1,638,000, $528,000 and
$323,000, respectively. Excluding the net security gains, other income nonetheless grew 44.8% during 2001.

     Service charges on deposit accounts income of $5,470,000 in 2001 increased $1,638,000, or 42.7%, from the 2000 income from service charges on deposit accounts of $3,832,000. The growth in service charges during 2001 is attributed to the 10.9% rise in average fee earning deposits and the introduction of a new overdraft Bounce Protection product in March 2001. The growth in overdraft fees during 2001 was $1,417,000, compared to 2000. The 2000 service charges grew only 1.6% over 1999 service charges. This low growth rate in 2000 was the result of a reduction in fees associated with merger related promotions.

     The Corporation recorded net security gains on the sale of securities available for sale of $4,629,000 in 2001, compared to $52,000 in 2000. The Corporation sold the investment securities available for sale to fund the purchase of other securities in an effort to enhance the overall return of the portfolio and to reduce the risk within different interest rate environments.
The  1999  net  security  gains  were  $495,000.

     Fees from the Corporation's Investment Management and Trust Division of $3,300,000 increased $323,000, or 10.8%, compared to the $2,977,000 recorded in
2000. This increase was the result of the Corporation's continuing emphasis on marketing the Investment Management and Trust Services Division's products and services. The 1999 Investment Management and Trust Division income was $2,643,000.

     The Corporation's bank owned life insurance (BOLI) income increased $528,000, or 27.2%, to $2,472,000 during 2001, compared to $1,944,000 in 2000.
This increase was directly related to the 24.4% growth in the Corporation's average investment in BOLI during 2001. BOLI involves the purchasing of life insurance by the Corporation on a chosen group of employees. The Corporation is the owner and beneficiary of the policies. This pool of insurance, due to tax advantages to the Banks, is profitable to the Corporation. This profitability is used to offset a portion of future employee benefit cost increases. Bank deposits fund BOLI and the earnings from BOLI are recognized as other income. The Corporation recognized $526,000 of BOLI income in 1999.

     The 2001 other income increased $2,953,000 during 2001, from $3,401,000 in 2000 to $6,354,000 in 2001. The primary source of this increase was the generation of $1,772,000 of fees related to HNC Reinsurance Company. HNC Reinsurance Company was formed during 2001 to generate fees through reinsuring consumer loan credit life and accident and health insurance. The fees generated from HNC Reinsurance Company were partially offset by $1,618,000 of expenses associated with the company that are recorded in other expenses. Also contributing to the increase in other income were increases in mutual funds and annuities sales, and residential mortgage loan sales. Other income in 1999 was $3,100,000.

OTHER EXPENSES

     The Corporation's 2001, overhead expense as a percentage of average assets of 2.67% increased from the 2000 ratio of 2.42%. The ratio remains well below its peer ratio of 2.98% as of September 30, 2001. Other operating expenses rose to $55,043,000 in 2001, a 23.2% increase over the $44,677,000 recorded in 2000.
Contributing to this rise in other operating expenses was a $3,475,000 increase in the off lease vehicles residual reserve, and $1,618,000 of expenses related to HNC Reinsurance Company. Net of these two expenses, other operating expense would have grown 11.8%. The increase in other operating expenses was 6.4% in 2000, compared to 1999.

     Employee salaries and benefits increased $2,923,000, or 12.3%, from $23,745,000 in 2000 to $26,668,000 in 2001. The increase in 2001 salaries was
9.1% and the rise in benefits was 29.4%. The increase in salaries reflects additional staff necessitated by the growth of the Corporation, and both cost-of-living and merit increases. The rise in benefit expense is primarily due to a $702,000 pension expense in 2001, compared to no expense in 2000. The 2001 expense was primarily the result of an increase in employees qualifying for the pension plan during 2001. There was no expense related to the pension plan in 2000, as a result of the strong performance of the pension plan investments. The 2000 salaries and benefits expense increased 6.6% over the 1999 salary and benefits expense of $22,271,000.
                                                                     (continued)
PAGE 28
     The 2001 net occupancy costs increased by $367,000, or 12.5%, compared with a $243,000, or 9.1%, increase in 2000. Contributing to the increase in 2001 were higher energy costs, increases in taxes and insurance, and a reduction in rental income. Equipment expenses increased $110,000, or 2.1%, during 2001, and $360,000, or 7.5%, in 2000. The 2001 increase was the result of higher maintenance and rental expenses, partially offset by lower depreciation expenses.

     Other  expenses  grew  $6,966,000,  or  54.1%,  from $12,871,000 in 2000 to
$19,837,000 in 2001. The primary source of this increase was a $3,475,000 rise in the off-lease vehicles residual reserve expense. The Corporation reviews the off-lease vehicles residual reserve on a quarterly basis, and anticipates continued above normal expense contributions to the reserve continuing through 2002. Also contributing to the increase in other expense was $1,618,000 of expenses related to HNC Reinsurance Company, which was offset by $1,772,000 of related fees recorded as other income. Net of the increase in the off-lease vehicle residual reserve expense and the expenses related to HNC Reinsurance Company, the 2001 other expenses grew 14.6%. This increase was the result of higher advertising, marketing, deferred compensation expense and contributions expensed in 2001. The 2000 other expenses increased 5.1%, compared to 1999.

INCOME TAXES

     The Corporation accounts for income taxes under the liability method specified by SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are the allowance for loan losses, leased assets, deferred loan fees and compensation.
                                                                     (continued)
PAGEB 29
CAPITAL

     Capital, at the end of 2001, was $189,349,000, an increase of $15,813,000, or 9.1%, over the end of 2000. The increase was due to the retention of the Corporation's earnings, and to the adjustment for the net unrealized gains related to the available for sale investment securities. Net unrealized gains and losses on available for sale investment securities are recorded as accumulated other comprehensive income (loss) in the equity section of the balance sheet. The accumulated other comprehensive income at December 31, 2001, was a gain of $4,534,000, compared to a gain of $1,422,000 at December 31, 2000. Management believes that the Corporation's current capital position and liquidity position are strong and that its capital position is adequate to support its operations. Except as previously discussed, management is not aware of any recommendation by any regulatory authority, which, if it were to be implemented, would have a material effect on the Corporation's capital.

     Pursuant to the federal regulators' risk-based capital adequacy guidelines, the components of capital are called Tier 1 and Tier 2 capital. For the Corporation, Tier 1 capital is shareholders' equity, and Tier 2 capital is the allowance for loan losses. The risk-based capital ratios are computed by dividing the components of capital by risk-adjusted assets. Risk-adjusted assets are determined by assigning credit risk-weighting factors from 0% to 100% to various categories of assets and off-balance sheet financial instruments. The minimum for the Tier 1 capital ratio is 4.0%, and the total capital ratio (Tier 1 plus Tier 2 capital divided by risk-adjusted assets) minimum is 8.0%. At
December 31, 2001, the Corporation's Tier 1 risk-adjusted capital ratio was 12.18%, and the total risk-adjusted capital ratio was 13.23%, both well above regulatory requirements. The risk-based capital ratios of each of the Corporation's commercial banks also exceeded regulatory requirements at the end of 2001.

     To supplement the risk-based capital adequacy guidelines, the Federal Reserve Board (FRB) established a leverage ratio guideline. The leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding intangible assets. The minimum leverage ratio guideline is 3% for banking organizations that do not anticipate significant growth and that have well-diversified risk, excellent asset quality, high liquidity, good earnings and, in general, are considered top-rated, strong banking organizations. Other banking organizations are expected to have ratios of at least 4% or 5%, depending upon their particular condition and growth plans. Higher leverage ratios could be required by the particular circumstances or risk profile of a given banking organization. The Corporation's leverage ratios were 8.71% and 8.97% at December 31, 2001 and 2000, respectively.

     Under FDIC regulations, a "well capitalized" institution must have a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10% and not be subject to a capital directive order. To be considered "adequately capitalized" an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically under capitalized" if it has a tangible equity ratio of 2% or less. As of December 31, 2001, the Banks are above the regulatory minimum guidelines and meet the criteria to be categorized as "well capitalized" institutions.

LIQUIDITY

     Liquidity is a measure of the ability of the Banks to meet their needs and obligations on a timely basis. For a bank, liquidity requires the ability to meet the day-to-day demands of deposit customers, and the ability to fulfill the needs of borrowing customers. Generally, the Banks arrange their mix of cash, money market investments, investment securities and loans in order to match the volatility, seasonality, interest sensitivity and growth trends of its deposit funds. The liquidity measurement is based on the asset/liability model's projection of potential sources and uses of funds for the next 120 days.The resulting projections as of December 31, 2001, show the potential sources of funds exceeding the potential uses of funds. The Corporation has external sources of funds, which can be drawn upon when funds are required. The primary source of external liquidity is an available line of credit with the FHLB of Pittsburgh. Unused lines of credit at the FHLB of Pittsburgh were $112,436,000, as of December 31, 2001. The Banks also have unused federal funds lines of credit of $45,000,000 and non-pledged investment securities available for sale of $274,506,000 as of December 31, 2001.

     There are no known trends or any known demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in liquidity increasing or decreasing in any material way.


PAGE 30
MARKET  INFORMATION
================================================================================
HARLEYSVILLE  NATIONAL  CORPORATION  AND  SUBSIDIARIES

     The following table sets forth quarterly dividend information and the high and low prices for the Corporations common stock for 2001 and 2000. The Corporations stock is traded in the over-the-counter market under the symbol HNBC and commonly quoted under NASDAQ National Market Systems.

Price of Common Stock

2001                   Low Price  High Price  Dividend
------------------------------------------------------
FIRST QUARTER*         $   16.94  $    19.69  $    .15
SECOND QUARTER*            18.13       22.38       .15
THIRD QUARTER              19.90       26.69       .16
FOURTH QUARTER             20.95       25.81       .19


2000                   Low Price  High Price  Dividend
------------------------------------------------------
First Quarter**        $   11.31  $    15.48  $    .13
Second Quarter**           12.23       15.60       .14
Third Quarter**            12.03       16.25       .14
Fourth Quarter*            13.63       17.35       .16

* Adjusted for a 100% stock dividend effective 8/10/01.
** Adjusted for a 100% stock dividend effective 8/10/01
and adjusted for a 5% stock dividend effective 11/09/00


--------------------------------------------------------------------------------


Harleysville National Corporation              Stock Listing                                Registrar/Transfer Agent
483 Main Street, PO Box 195                    Harleysville National Corporation common     American Stock Transfer & Trust Company
Harleysville, PA 19438                         stock is traded over-the-counter under the   59 Maiden Lane
Shareholder Services                           symbol HNBC. The stock is commonly           New York, NY 10038
(800) 423-3955                                 quoted under NASDAQ National Market          (800) 937-5449
www.hncbank.com                                Systems. At the close of business on
                                               December 31, 2001, there were 3,277          Design
                                               shareholders of record.                      Paskill & Stapleton, Inc.
Corporate Information
                                                                                            Printing
Copies of the Corporation's Annual Report to   Dividend Reinvestment Plan                   Piccari Press
the Securities and Exchange Commission
(Form 10-K) are available, without charge to   The Corporation has a Dividend
shareholders, by going online to               Reinvestment and Stock Purchase Plan.
www.hncbank.com or by writing:                 Interested shareholders can obtain more
  Jo Ann M. Bynon,                             information or register for this service by
  Corporate Secretary                          contacting American Stock Transfer & Trust
  483 Main Street, PO Box 195                  Company at (800) 278-4353.
  Harleysville, PA 19438
                                               Shareholders not participating in the
Annual Meeting                                 Dividend Reinvestment Plan may opt to have
                                               their dividends deposited directly into their
The 2002 Annual Meeting of Shareholders of     checking or savings account at any financial
Harleysville National Corporation will be      institution participating in the Automated
held at Presidential Caterers, Norristown, PA  Clearing House (ACH) System. To register,
on April 9, 2002, at 9:30 A.M.                 contact American Stock Transfer & Trust
                                               Company at (800) 937-5449.

NASDAQ Market Makers

As of December 31, 2001, the following firms   Auditors
made a market in the Corporation's common
stock:                                         Grant Thornton LLP
  F.J. Morrissey & Co., Inc.                   Two Commerce Square
  Ferris, Baker, Watts, Inc.                   2001 Market Street
  Janney Montgomery LLC                        Suite 3100
  Herzog, Heine, Geduld, Inc.                  Philadelphia, PA 19103
  Ryan Beck & Co., Inc.                        (215) 561-4200