Form 10-K, Exhibit 13
period 2002-12-31
HARLEYSVILLE NATIONAL CORP
filed 2003-03-07
CIK 702902

FINANCIAL RATIOS AND

SUMMARY OF KEY INFORMATION
Harleysville National Corporation and Subsidiaries

	YEAR ENDED DECEMBER 31,

(Dollars in thousands, except per share data and average shares outstanding)	2002	2001	2000

PER SHARE INFORMATION
Diluted*	$1.67	$1.46	$1.31
Basic*	1.72	1.50	1.31
Cash dividends paid*	0.71	0.62	0.54
Book value (at year-end)	10.84	9.71	8.93
MARKET VALUE
Bid price of common stock (high)*	$27.25	$25.42	$16.52
Bid price of common stock (low)*	20.95	16.13	10.77
Weighted average diluted shares outstanding*	19,700,487	19,698,964	19,486,473
Weighted average basic shares outstanding*	19,121,778	19,221,254	19,464,230
AVERAGE BALANCE SHEET
Loans	$1,333,300	$1,264,750	$1,166,684
Earning assets	2,181,715	1,944,961	1,739,068
Total assets	2,309,422	2,058,738	1,843,525
Deposits	1,808,390	1,599,515	1,436,781
Interest-bearing liabilities and demand deposits	2,055,611	1,825,762	1,655,592
Shareholders’ equity	198,373	182,178	154,547
SELECTED OPERATING RATIOS
Return on average assets	1.43%	1.40%	1.39%
Return on average shareholders’ equity	16.60%	15.82%	16.57%
Leverage (assets divided by shareholders’ equity)	12.08	11.67	11.15
Average shareholders’ equity as a percentage of:
Average loans	14.88%	14.40%	13.25%
Average deposits	10.97	11.39	10.76
Average assets	8.59	8.85	8.38
Average earning assets	9.09	9.37	8.89
Dividend payout ratio	40.94	41.27	40.74
Average total loans as a percentage of average deposits and borrowed funds	64.86	69.27	70.47
Net interest margin on average earning assets:
Interest income**	6.41%	7.43%	7.92%
Interest expense	(2.41)	(3.34)	(3.78)
Net interest margin**	4.00	4.09	4.14
Noninterest margin	(1.55)	(1.87)	(1.87)

* Adjusted for 5% stock dividends effective 9/16/02 and 11/9/00 and a 100% stock dividend effective 8/10/01.

* * Tax Equivalent Basis

Graphs reflect actual year-end balances.

DEAR HNC SHAREHOLDERS:

•	For the 27th consecutive year, Harleysville National Corporation achieved record earnings!

•	For the 28th consecutive year, we paid record dividends to you, our shareholders, including a special cash dividend of $.03 per share paid in December 2002.

•	Harleysville National Corporation moved up four places to #8 on the “Super 50 Team” in America’s Finest Companies.* Only 20 companies out of more than 19,000 (less than one tenth of 1%) publicly traded firms in the entire United States made the “Super 50 Team.” This elite group has achieved the remarkable combined total of at least 50 consecutive years of higher earnings and dividends per share.

*America’s Finest Companies is a publication that tracks high performing companies and is produced by Bill Staton, Chairman of Staton Investment Management in Charlotte, N.C.

•	HNC was also recognized in America’s Finest Companies as one of “America’s Smartest Companies” and placed on the “Earnings All Star” list for the 11th straight year, moving from 13th to 11th place in 2002.

•	U.S. Banker featured HNC in the top 30 performance rankings of U.S. mid-size banks.

•	The ABA Banking Journal featured Harleysville National Corporation in the top 100 of “Banking’s Top Performers.”

•	HNC’s lead bank, Harleysville National Bank and Trust Company (HNB), ranked third nationwide in the Independent Banker magazine’s prestigious member list that compares banks over $1 billion in assets based on Return on Equity (ROE). HNB was also rated #11 based on Return on Assets (ROA).

•	Harleysville National Corporation was listed by Wall-Street.com as one of “America’s Top Growth Companies.” Nearly every actively traded corporation in America was analyzed for exceptional long-term sales growth, recent growth trends, size and stock price. Only 15% are selected.

2002

WHAT A YEAR!

•	Interest rates reached the lowest levels we have seen in 40 years.

•	The stock market finished down for the third consecutive year.

•	The economy continued its painfully slow recovery.

•	Unemployment was up and consumer confidence was down.

Harleysville National Corporation (HNC) fortunately was able to buck the trends, stay on course and finish among the best of our peers.

“The goal of Harleysville National Corporation is to provide Real Life Financial SolutionsSM to families and businesses in Eastern Pennsylvania while providing financial rewards to our shareholders.”

—	Walter E. Daller, Jr.
Chairman, President and Chief Executive Officer

HNC’s Strong Financial Performance Continues

27 Years of Record Earnings

     Net income for 2002 was $32,927,000, an increase of 14.3% over the $28,820,000 earned in 2001, and a new earnings record. Diluted earnings per share of $1.67 in 2002 increased 14.4% from $1.46 in 2001. Basic earnings per share in 2002 were $1.72, up 14.7% compared to $1.50 in 2001. Fourth quarter diluted earnings per share of $.42 increased from $.38 in the fourth quarter of 2001, a 10.5% rise. Basic earnings per share were $.43, up 10.3% from $.39 in the fourth quarter of 2001.

     Our Return on Equity (ROE) for 2002 was 16.60%, compared to 15.82% in 2001. The ratio of overhead expense to average assets of 2.44% as of December 31, 2002, improved from 2.67% at December 31, 2001. The 2002 ratio was well below our peer ratio of 3.06% at September 30, 2002. These ratios, critical from a shareholder’s perspective, place us near the top of our class.

Stock Performance and Dividends

     HNC’s common stock closed at $26.53 at year-end 2002, up 18.3% over last year’s closing price of $22.43. Because of our strong performance, a 5% stock dividend was paid in September and a $.03 special cash dividend was paid in December. Cash dividends for 2002 totaled $.71, a 14.5% increase from the $.62 per share paid in 2001.

     By the end of 2002, HNC had purchased 569,107 shares in our ongoing stock repurchase program. Since launching the stock repurchase program in late 2000, we have purchased nearly 60% of the number of shares originally targeted.

Board Changes

     Several changes on our Boards of Directors occurred during 2002.

     Walter R. Bateman II, Chairman of the Board, President, and Chief Executive Officer of Harleysville Group Inc. (insurance) was appointed to the boards of both Harleysville National Corporation and Harleysville National Bank and Trust Company.

     Stephanie S. Mitchell, Corporate Secretary of R.C. Smith Industries, Inc. and Corporate Secretary and Treasurer of Cole Candy & Tobacco Co., Inc., was appointed to the board of HNC and Security National Bank.

     Gregg J. Wagner, Executive Vice President and Chief Financial Officer of Harleysville National Bank and Trust Company was appointed to the Board of Directors of Security National Bank and also appointed Treasurer of HNC. Mikkalya W. Murray, Executive Vice President and Chief Credit Officer of Harleysville National Bank and Trust Company was appointed to the Board of Directors of Citizens National Bank. I welcome Walter, Stephanie, Gregg and Mik as Directors. They bring a wealth of experience in business and finance and I look forward to working with each of them.

     Thomas S. McCready retired in December. He had served on the Harleysville National Corporation board since 1996 and on the Citizens National Bank board since 1959, holding the position of Chairman for the last 17 years. We truly appreciate the contributions he has made to our organization throughout his years of service. Tom will continue as Director Emeritus on the HNC board.

     We regret to report that Walter F. Vilsmeier, Director Emeritus, who had served on the HNC and HNB boards since 1987, passed away in November. During his career, he formed several companies that auctioned construction equipment and belonged to numerous organizations in Montgomery County. He was a good friend, a staunch supporter of HNC, and will be missed and remembered for being a special person.

Low Interest Rates and a Challenging Economy

     During 2002, the U.S. economy remained sluggish as accounting scandals, a big drop in stock prices and the potential for war shook consumer and business confidence. The Federal Reserve Bank reduced its target rate for overnight bank loans by half a point on November 6th to 1.25 percent, the lowest level in over 40 years. Despite the magnitude of this latest reduction, and the many smaller ones preceding it, we saw little demand for loans by year-end, except for residential mortgage lending, refinancing and home equity loans, where all our banks showed marked increases. While our company benefited from this activity, consumers certainly did also, consolidating and refinancing with lower rates, shorter terms, and smaller payments.

     But, commercial and industrial loan demand remained soft in the Philadelphia area, and nationally, as businesses were reluctant to spend on capital goods or inventory accumulation. HNC was able to attain modest loan growth of 1.3% as our people worked diligently through our decentralized lending structure to quickly approve and process loans.

     There is hope, however, that the recent monetary policy actions of the Fed and the just announced fiscal policy initiatives of President Bush’s economic stimulus plan will be enough to offset the general feeling that economic growth remains quite fragile. On the other hand, the potential for a war with Iraq (and a growing concern with North Korea), could result in higher energy costs and impact an already gloomy consumer spending picture. One of the largest concerns on consumers’ minds continues to be the weak labor market and the loss of jobs it has meant for many.

     During 2002, the instability of the markets reminded many consumers just how attractive our Banks’ FDIC-insured deposits can be. Even as banks offered low interest rates on deposits, we saw an influx of new money as customers were looking for a “safe haven” in which to invest their funds.

Loan Quality Improves

     Overall, 2002 was not noted for growth in loan volumes, but fortunately, HNC was able to improve on loan quality. The ratio of the allowance for loan losses to nonperforming loans of 272.8% at December 31, 2002, increased from 187.9% last year. Nonperforming assets as a percentage of total assets at December 31, 2002, improved also, decreasing to .27% from .40% at December 31, 2001. Our allowance for loan losses is well positioned to protect shareholders’ equity against inherent credit risk.

Fueling Fee Income

     We continue to look to the Investment Management and Trust Division to grow fee income. This division posted very modest growth in asset management and trust revenues as a result of a decline in the market value of assets. There was, however, stronger demand for fixed annuity products provided by the retail investment group of this division, which was formed two years ago.

     The Investment Management and Trust Division expanded during 2002 with the launch of two new initiatives to support our efforts to grow fee income. In June, Harleysville Wealth Management was formed serving the greater Lehigh Valley region as both a division of Harleysville National Bank and Trust Company and an affiliate of Citizens National Bank. Two managing directors, already established in the Lehigh Valley area, were hired to provide a complete menu of investment management solutions to individuals and businesses in that region. Also added during 2002 was a new financial planning service that delivers comprehensive and objective financial, estate, tax and retirement planning for individuals and business owners with complex needs.

Building a Sales Culture Throughout HNC

     We recognize that we compete in one of the richest market areas in Pennsylvania. New businesses, housing developments, and yes, bank branches are sprouting up throughout our market area.

     In January 2002, HNC created a new position of Retail Sales Director to focus our company on the need to sharpen our sales skills to continue to thrive in this rapidly changing environment. We believe that each employee can make a difference in the continued success of our company by effectively selling more products and services to the businesses and households in our communities. A commitment to ongoing training and programs that measure and reward results, supported by strategic marketing and product development, will bring about the enhanced value we want to provide for our customers. We have already begun to see results with increased referrals to our Investment Management and Trust Division, including ICBA Financial Services.

     Technology is integral to the success of our sales culture. In December, each HNC bank installed new loan processing software, and a deposit module will be added during mid-2003. Enhanced automation and streamlined paperwork give our staff more time to discover other financial needs of our clients, and Real Life Financial SolutionsSM to meet them. With our historical reputation for great customer service, we are sure it will bring solid results.

Providing Real Life Financial Solutions and Shareholder Value

     Our goal is to provide Real Life Financial SolutionsSM to families and businesses in Eastern Pennsylvania while providing financial rewards to our shareholders. As always, we deeply appreciate your investment in Harleysville National Corporation. We also appreciate the dedication of the more than 700 employees of HNC. Their commitment to our customers, to our banks, and our shareholders is vital to Harleysville National Corporation continuing its growth and prosperity well into the future.

Walter E. Daller, Jr.
Chairman, President and Chief Executive Officer

CORPORATE DIRECTORY

The Board of Directors	Executive Officers
Walter E. Daller, Jr.	Walter E. Daller, Jr.
Chairman	Chairman, President and Chief Executive Officer of Harleysville National Corporation; Chairman of Harleysville National Bank and Trust Company
William M. Yocum	D. M. Takes
Harold A. Herr	Vice President of Harleysville National Corporation; President and Chief Executive Officer of Harleysville National Bank and Trust Company
Palmer E. Retzlaff	Fred C. Reim, Jr.
Henry M. Pollak	President and Chief Executive Officer of Security National Bank
LeeAnn Bergey	Thomas D. Oleksa
President and Chief Executive Officer of Citizens National Bank
James A. Wimmer	Gregg J. Wagner
Walter R. Bateman, II	Treasurer of Harleysville National Corporation; Executive Vice President and Chief Financial Officer of Harleysville National Bank and Trust Company
Stephanie S. Mitchell	Mikkalya W. Murray
Thomas S. McCready	Executive Vice President and Chief Credit Officer of Harleysville National Bank and Trust Company
Director Emeritus	Jo Ann M. Bynon
Secretary of Harleysville National Corporation; Secretary and Vice President of Harleysville National Bank and Trust Company

Harleysville National Corporation
483 Main Street
PO Box 195
Harleysville, PA 19438

Shareholder Services
(800) 423-3955

www.hncbank.com

Corporate Information	NASDAQ Market Makers	Stock Listing
Copies of the Corporation’s Annual Report to the Securities and Exchange Commission (Form 10-K) are available, without charge to shareholders, by going online to www.hncbank.com or by writing:	As of December 31, 2002, the following firms made a market in the Corporation’s common stock:	Harleysville National Corporation common stock is traded over-the-counter under the symbol HNBC. The stock is commonly quoted under NASDAQ National Market Systems. At the close of business on December 31, 2002, there were 3,289 shareholders of record.
Jo Ann M. Bynon Corporate Secretary 483 Main Street PO Box 195 Harleysville, PA 19438	Janney Montgomery LLC Ferris, Baker, Watts, Inc. Legg Mason Wood Walker, Inc. Ryan Beck & Co., Inc. Boenning & Scattergood, Inc.

Annual Meeting	Dividend Reinvestment Plan	Auditors
The 2003 Annual Meeting of Shareholders of Harleysville National Corporation will be held at Presidential Caterers, Norristown, PA on April 8, 2003, at 9:30 A.M.	The Corporation has a Dividend Reinvestment and Stock Purchase Plan. Interested shareholders can obtain more information or register for this service by contacting American Stock Transfer & Trust Company at (800) 278-4353.	Grant Thornton LLP Two Commerce Square 2001 Market Street Suite 3100 Philadelphia, PA 19103 (215) 561-4200

Registrar/Transfer Agent
	Shareholders not participating in the Dividend Reinvestment Plan may opt to have their dividends deposited directly into their checking or savings account at any financial institution participating in the Automated Clearing House (ACH) System. To register, contact American Stock Transfer & Trust Company at (800) 937-5449.	American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 (800) 937-5449
Design
Paskill & Stapleton, Inc.

        HARLEYSVILLE NATIONAL CORPORATION
        AND ITS WHOLLY OWNED SUBSIDIARIES

        www.hncbank.com