Form 10-K, Exhibit 13
period 2003-12-31
HARLEYSVILLE NATIONAL CORP
filed 2004-03-05
CIK 702902

2003 Annual Report

HARLEYSVILLE NATIONAL CORPORATION

Harleysville National Corporation and Subsidiaries

FINANCIAL RATIOS AND
    SUMMARY OF KEY INFORMATION

Dollars in thousands, except per share data and average shares outstanding	YEAR ENDED DECEMBER 31,
	2003	2002	2001
PER SHARE INFORMATION
Diluted*	$1.44	$1.34	$1.17
Basic*	1.48	1.38	1.20
Cash dividends paid*	0.654	0.564	0.495
Book value (at year-end)	9.52	8.67	7.77
MARKET VALUE
Bid price of common stock (high)*	$32.70	$21.80	$20.34
Bid price of common stock (low)*	$19.46	$16.76	$12.90
Weighted average diluted shares outstanding*	24,624,063	24,625,609	24,623,705
Weighted average basic shares outstanding*	23,804,813	23,902,223	24,026,568
AVERAGE BALANCE SHEET
Loans	$1,354,127	$1,333,300	$1,264,750
Earning assets	2,333,134	2,181,715	1,944,961
Total assets	2,466,070	2,309,422	2,058,738
Deposits	1,927,899	1,808,390	1,599,515
Interest-bearing liabilities and demand deposits	2,198,224	2,055,611	1,825,762
Shareholders' equity	216,846	198,373	182,178
SELECTED OPERATING RATIOS
Return on average assets	1.43%	1.43%	1.40%
Return on average shareholders' equity	16.29%	16.60%	15.82%
Leverage (assets divided by shareholders' equity)	11.06	12.08	11.67
Average shareholders' equity as a percentage of:
Average loans	16.01%	14.88%	14.40%
Average deposits	11.25	10.97	11.39
Average assets	8.79	8.59	8.85
Average earning assets	9.29	9.09	9.37
Dividend payout ratio	44.06	40.94	41.27
Average total loans as a percentage of average deposits and borrowed funds	61.60	64.86	69.27
Net interest margin on average earning assets:
Interest income**	5.52%	6.41%	7.43%
Interest expense	(1.72)	(2.41)	(3.34)
Net interest margin**	3.80	4.00	4.09
Noninterest margin	(1.37)	(1.55)	(1.69)
*
Adjusted for a five for four stock split effective 9/15/03, a 5% stock dividend effective 9/16/02 and a 100% stock dividend effective 8/10/01.

**
Tax Equivalent Basis.

DEAR HNC SHAREHOLDERS:

Walter E. Daller, Jr. With the most competitive business model possible, Harleysville National Corporation will be positioned to successfully compete in the future.
Real Life Financial SolutionsSM is what Harleysville National Corporation and Harleysville National Bank and Trust Company provide to families and businesses in each of our Pennsylvania markets.
    During the last year, we looked closely at how we could improve service to our customers and made a decision to consolidate the charters of our three banks into one: Harleysville National Bank and Trust Company. Effective March 29, 2004, every one of our customers will be able to bank at any of our 41 offices throughout 10 counties in Eastern Pennsylvania, no matter where they live or travel in the area. And, while the Citizens and Security names will change, the same fine people will still be there to serve you. We will be able to offer the same financial products, in the same way, at the best possible cost. And with common branding, marketing and advertising, we'll be able to more effectively market our Real Life Financial SolutionsSM.
In combining the three banks, we reorganized internally to improve efficiencies and productivity, thus realizing cost savings. Streamlined operations will enable our employees to be more responsive to our customers. With the most competitive business model possible, Harleysville National Corporation will be positioned to successfully compete in the future.

2003	Milestones
•	For the 28th consecutive year, Harleysville National Corporation achieved record earnings!	•	Harleysville National Corporation was included in the Top 100 Publicly Traded Mid-Tier Banks in US Banker magazine's annual
•	For the 29th consecutive year, we paid record dividends to you, our shareholders, including a five-for-four common stock split.		performance rankings. Banks and thrifts with assets between $1 and $15 billion were ranked by 3-year average ROE (Return On Equity). HNC's ROE earned it 59th place on the
•	Harleysville National Corporation		prestigious list.
moved up to 7th place on the
	prestigious "Super 50 Team" in the 2004 edition of America's Finest Companies. Only 19 American companies, out of more than 19,000 that trade publicly, have achieved the combined total of at least 50 consecutive years of higher earnings and dividends per share—an "extraordinarily remarkable	•	Harleysville National Corporation was recognized for its outstanding record of ten or more consecutive years of dividend increases in the 2003 Mergent's Dividend Achievers publication. This honor places HNC among the top 2.5% of U.S. listed dividend-paying companies.
	accomplishment" according to Bill Staton, Chairman of Staton Financial Advisors.	•	HNC's lead bank, Harleysville National Bank and Trust Company, ranked sixth nationally in the Independent Banker magazine's distinguished member list of banks over $1 billion in assets based on Return on Equity, and fourteenth based on Return on Assets.

HNC Continues	28 Years of Record Earnings
Its Strong Financial Perfomance	Certainly, the most important accomplishment last year was our bottom-line performance. Net income for 2003 was $35,333,000, an increase of 7.3% over the $32,927,000 earned in 2002, and a new earnings record. Diluted earnings per share of $1.44 in 2003 increased 7.5% from $1.34 in 2002. Basic earnings per share in 2003 were $1.48, up 7.2% compared to $1.38 in 2002. Fourth quarter diluted earnings per share of $.37 increased from $.34 last year, an 8.8% rise. Basic earnings per share were $.37, up 5.7% from $.35 in the fourth quarter of 2002. Our Return on Equity for 2003 was 16.29%, compared to 16.60% in 2002.

As shareholders, most of you understand that the bulk of bank earnings come from "spread" or margin income, the difference between what we pay on deposits and what we earn on loans and investments, or, our net interest margin. As interest rates have declined to 45-year lows, margin pressure has intensified, and we have experienced it, like every other bank. Many banks continue to see their margins decline, but we are hopeful that Harleysville National Corporation has turned the corner. While the 2003 net interest margin decreased from 2002, our fourth quarter 2003 net interest margin, at 3.82%, increased over fourth quarter 2002 at 3.64%.

As we anticipated pressure on our bottom line, we took two important initiatives, in addition to managing the margin, to increase productivity and efficiency throughout our company. One was our decision to consolidate our bank charters, which I discussed earlier, and the other was the establishment of a Cost Control Committee. When margins are thin, and competition is intense—in a slowly improving economy—it is incumbent on management to insist on controlling expenses to help bottom-line performance. Consistent with this effort, we continued to focus on asset quality as well. Good solid loan portfolios mean fewer charge-offs, smaller reserve allocations and less staff required to follow delinquent or troubled credits. I am most happy to report 2003 to be the second year in a row in which our loan quality ratios have improved...and they were strong compared to industry averages to begin with!
Stock Performance and Dividends... a wonderful year!
HNC's common stock closed at $30.10 at year-end 2003, up 41.8% over last year's closing price of $21.22. Because of our strong performance, we declared a five-for-four common stock split. In addition to the regular dividends paid throughout 2003, the Board of Directors also approved a special cash dividend of $.03 that was paid in December. Total cash dividends paid during 2003 were $.654 per share, a 16.0% increase from the $.564 per share paid last year. (All dividend numbers have been adjusted to reflect the five-for-four common stock dividend we paid in September 2003.)
Changes To Our Board	Early last year, Dr. Thomas C. Leamer, president of Delaware Valley College in Doylestown, Pennsylvania, was elected to the Board of Directors of Harleysville National Corporation and Harleysville National Bank and Trust Company. We are delighted to have Tom join us and feel certain that his experience, wisdom, and professional and community involvement will add much to our company's future success.

Palmer E. (Pete) Retzlaff and Henry M. Pollak, two long-time contributors to our boards, retired in August and September, 2003, respectively. Pete served on both the HNC and HNB boards since 1996. Henry served on the HNC board since 1996 and the Security National Bank board since 1988. We truly appreciate the contributions that Pete and Henry made to HNC and its banks throughout their years of service. We are fortunate that both will continue as Directors Emeriti.

It is with the most sincere regret that I note the passing of Martin E. Fossler on December 6, 2003. While "Bud," as we all knew him, was no longer on the Board, having retired in 2000, he continued to be a strong advocate for our banks, a loyal shareholder and a wonderful customer. Bud served Harleysville National for many years (1984 to 2000) and his wit and charm were exceeded only by his dedication to duty and his love and caring for others. He will certainly be missed by all of us at Harleysville National Corporation who were privileged to have known and worked with him.
We Continue to Grow	On October 15, 2003, we announced a definitive agreement to acquire Millennium Bank and its wholly owned subsidiary, Cumberland Advisors, Inc.
Headquartered in Malvern, Pennsylvania, Millenium is a $200 million bank which specializes in client relationship banking. Millennium has four banking offices and a loan and trust office in Philadelphia. Cumberland Advisors, Inc. is a registered investment advisor headquartered in Vineland, New Jersey, specializing in fixed-income money management, and has approximately $675 million under management. With the close of the transaction, expected during the second quarter of 2004, HNC will have assets in excess of $2.7 billion. Concurrently, Harleysville's Investment Management and Trust Division will change its name to Millennium Wealth Management and Private Banking.
Led by its CEO, David Sparks, Millennium Bank has been successful in developing a business model and professional staff that will complement HNC's strategic initiatives. Mr. Sparks will continue with HNC as an Executive Vice President. He will also be President of our company's new Millennium Wealth Management and Private Banking Group. In this group, we will combine the assets of Harleysville's Trust Division, Millennium's trust assets and Cumberland Advisors to form a division with approximately $1.4 billion under management.
Cumberland Advisors, Inc. is also a timely strategic fit for our company to help us grow our wealth management division. David R. Kotok, the Chairman of Cumberland Advisors, Inc., has a national reputation and will contribute to our clients' receipt of outstanding financial advice. Mr. Kotok will continue as the Cumberland subsidiary Chairman and Chief Investment Officer.
Evolving Sales Culture	Last year I reported a new initiative to create a sales culture throughout our company—with quality service at its center. Let me bring you up to date on our accomplishments thus far:
•	We have introduced consistent sales training with structured follow-up.
•	We are working with human resources to hire staff with strong sales skills.
•	We have revised job descriptions to fit the evolving sales culture.
•	We have designed management reporting to measure key factors, and incentive programs to reward performance.
•	We have introduced back-office referral programs to include those not involved in front-line sales.
Going forward, we have definitive plans to continue to enhance measurement, benchmarking and reporting systems. They will key on growing top line revenues to improve our bottom-line performance.

As our economy and our company continue to grow and change, we look forward to 2004 with optimism. We have done much this past year to streamline operations, cut costs, improve sales and expand into new markets. It will be an exciting year in 2004, as our committed staff implements these changes and hones their skills to provide additional value for you, our shareholders.
As always, thanks for your continued support and investment in Harleysville National Corporation.

Walter E. Daller, Jr. Chairman, President and Chief Executive Officer

MAP OF SERVICE AREA The banks of Harleysville National Corporation have 40+ locations throughout Eastern Pennsylvania.

BERKS COUNTY
Boyertown
Douglassville
Wyomissing (Coming Soon)
BUCKS COUNTY
Chalfont
Doylestown
Quakertown*
Sellersville
Souderton
 CARBON COUNTY
Lansford
Lehighton
Palmerton
Summit Hill
 CHESTER COUNTY
Coventry
Malvern* (Coming Soon)
LEHIGH COUNTY
Allentown
Slatington*
 MONROE COUNTY
Kresgeville
 MONTGOMERY COUNTY
Audubon
Blue Bell* (Coming Soon)
Collegeville
Gilbertsville
Harleysville
Hatfield
Horsham
Lansdale*
Limerick
North Wales
Pottstown*
Red Hill
Royersford
Skippack
Spring House
 NORTHAMPTON COUNTY
Lehigh Township
 SCHUYLKILL COUNTY
McAdoo
 WAYNE COUNTY
Honesdale

Corporate Directory

The Board of Directors	Executive Officers

Walter E. Daller, Jr.
Chairman
William M. Yocum
Harold A. Herr
LeeAnn Bergey
James A. Wimmer
Walter R. Bateman, II
Stephanie S. Mitchell
Thomas C. Leamer
Directors Emeriti
Thomas S. McCready
Palmer E. Retzlaff
Henry M. Pollak
Walter E. Daller, Jr.
Chairman, President and Chief Executive Officer of Harleysville National Corporation; Chairman of Harleysville National Bank and Trust Company
 D. M. Takes
Vice President of Harleysville National Corporation; President and Chief Executive Officer of Harleysville National Bank and Trust Company
 Fred C. Reim, Jr.
President and Chief Executive Officer of Security National Bank
 Thomas D. Oleksa
President and Chief Executive Officer of Citizens National Bank
Gregg J. Wagner
Treasurer of Harleysville National Corporation; Executive Vice President and Chief Financial Officer of Harleysville National Bank and Trust Company
 Mikkalya W. Murray
Executive Vice President and Chief Credit Officer of Harleysville National Bank and Trust Company
 Jo Ann M. Bynon
Secretary of Harleysville National Corporation; Secretary and Vice President of Harleysville National Bank and Trust Company

Harleysville National®

HARLEYSVILLE NATIONAL CORPORATION
483 MAIN STREET
PO BOX 195
HARLEYSVILLE, PA 19438
www.hncbank.com
Shareholder Services (800) 423-3955

— *Harleysville National Corporation and Its Wholly Owned Subsidiaries* —